AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                  A Prudential Financial Company
                                 One Corporate Drive, Shelton, Connecticut 06484

AMERICAN SKANDIA APEX(SM) II

Flexible Premium Deferred Annuity

PROSPECTUS: MAY 2, 2005

This Prospectus describes American Skandia APEX(SM) II, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation ("American Skandia", "we", "our" or "us"). The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. VARIOUS RIGHTS AND BENEFITS MAY DIFFER BETWEEN STATES TO MEET APPLICABLE LAWS AND/OR REGULATIONS. For more information about variations applicable to your state, please refer to your Annuity contract or consult your Investment Professional. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.


American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your Investment Professional may also be different between each annuity.


THE VARIABLE INVESTMENT OPTIONS

The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, Gartmore Variable Investment Trust, Wells Fargo Variable Trust, A I M Advisors, Inc., Evergreen Variable Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series Fund, Inc.

PLEASE READ THIS PROSPECTUS

PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

AVAILABLE INFORMATION


We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 93. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.



For Further Information call:



-     1-800-752-6342



THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN THIS ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


AMERICAN SKANDIA APEX(SM) II IS A SERVICE MARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA.


Prospectus Dated: May 2, 2005           Statement of Additional Information Dated: May 2, 2005
APEX2PROS505                                                                      ASAPEXIIPROS


           PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT
                 ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

Contents

Introduction .............................................................................   1
  Why Would I Choose to Purchase This Annuity? ...........................................   1
  What Are Some of the Key Features of This Annuity? .....................................   1
  How Do I Purchase This Annuity? ........................................................   1
Glossary of Terms ........................................................................   2
Summary of Contract Fees and Charges .....................................................   3
Expense Examples .........................................................................  12
Investment Options .......................................................................  13
  What Are the Investment Objectives and Policies of the Portfolios? .....................  13
  What Are the Fixed Allocations? ........................................................  27
Fees and Charges .........................................................................  28
  What Are the Contract Fees and Charges? ................................................  28
  What Charges Apply Solely to the Variable Investment Options? ..........................  29
  What Fees and Expenses are Incurred by the Portfolios? .................................  30
  What Charges Apply to the Fixed Allocations? ...........................................  30
  What Charges Apply if I Choose an Annuity Payment Option? ..............................  30
  Exceptions/Reductions to Fees and Charges ..............................................  30
Purchasing Your Annuity ..................................................................  31
  What Are Our Requirements for Purchasing the Annuity? ..................................  31
Managing Your Annuity ....................................................................  32
  May I Change the Owner, Annuitant and Beneficiary Designations? ........................  32
  May I Return the Annuity if I Change My Mind? ..........................................  32
  May I Make Additional Purchase Payments? ...............................................  32
  May I Make Scheduled Payments Directly from My Bank Account? ...........................  32
  May I Make Purchase Payments Through a Salary Reduction Program? .......................  33
Managing Your Account Value ..............................................................  34
  How and When Are Purchase Payments Invested? ...........................................  34
  How Do I Receive a Loyalty Credit? .....................................................  34
  How are Loyalty Credits Applied to My Account Value? ...................................  34
  Are There Restrictions or Charges on Transfers Between Investment Options? .............  34
  Do You Offer Dollar Cost Averaging? ....................................................  36
  Do You Offer Any Automatic Rebalancing Programs? .......................................  37
  Are Any Asset Allocation Programs Available? ...........................................  37
  Do You Offer Programs Designed to Guarantee a "Return of Premium" at a Future Date? ....  38
  May I Give My Investment Professional Permission to Manage My Account Value? ...........  39
  May I Authorize My Third Party Investment Advisor to Manage My Account? ................  39
  How Do the Fixed Allocations Work? .....................................................  40
  How Do You Determine Rates for Fixed Allocations? ......................................  41
  How Does the Market Value Adjustment Work? .............................................  41
  What Happens When My Guarantee Period Matures? .........................................  42
Access To Account Value ..................................................................  43
  What Types of Distributions Are Available to Me? .......................................  43
  Are There Tax Implications for Distributions? ..........................................  43
  Can I Withdraw a Portion of My Annuity? ................................................  43
  How Much Can I Withdraw as a Free Withdrawal? ..........................................  44
  Is There a Charge for a Partial Withdrawal? ............................................  44
  Can I Make Periodic Withdrawals from the Annuity During the Accumulation Period? .......  44
  Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal Revenue Code?  45
  What Are Minimum Distributions and When Would I Need to Make Them? .....................  45
  Can I Surrender My Annuity for Its Value? ..............................................  45
  What is a Medically-Related Surrender and How Do I Qualify? ............................  45
  What Types of Annuity Options Are Available? ...........................................  46

                                                                             (i)

Contents

  How and When Do I Choose the Annuity Payment Option? ...................................    47
  How Are Annuity Payments Calculated? ...................................................    47
Living Benefit Programs ..................................................................    49
  Do You Offer Programs Designed to Provide Investment Protection for Owners While They
    are Alive? ...........................................................................    49
  Guaranteed Return Option Plus(SM) (GRO Plus(SM)) .......................................    50
  Guaranteed Return Option (GRO) .........................................................    54
  Guaranteed Minimum Withdrawal Benefit (GMWB) ...........................................    57
  Guaranteed Minimum Income Benefit (GMIB) ...............................................    61
  Lifetime Five Income Benefit (Lifetime Five) ...........................................    65
Death Benefit ............................................................................    71
  What Triggers the Payment of a Death Benefit? ..........................................    71
  Basic Death Benefit ....................................................................    71
  Optional Death Benefits ................................................................    71
  American Skandia's Annuity Rewards .....................................................    75
  Payment of Death Benefits ..............................................................    75
Valuing Your Investment ..................................................................    78
  How is My Account Value Determined? ....................................................    78
  What is the Surrender Value of My Annuity? .............................................    78
  How and When Do You Value the Sub-Accounts? ............................................    78
  How Do You Value Fixed Allocations? ....................................................    78
  When Do You Process and Value Transactions? ............................................    78
  What Happens to My Units When There is a Change in Daily Asset-Based Charges? ..........    80
Tax Considerations .......................................................................    81
General Information ......................................................................    88
  How Will I Receive Statements and Reports? .............................................    88
  Who is American Skandia? ...............................................................    88
  What Are Separate Accounts? ............................................................    88
  What is the Legal Structure of the Underlying Funds? ...................................    90
  Who Distributes Annuities Offered by American Skandia? .................................    91
  Incorporation of Certain Documents by Reference ........................................    92
  Financial Statements ...................................................................    92
  How to Contact Us ......................................................................    92
  Indemnification ........................................................................    93
  Legal Proceedings ......................................................................    93
  Contents of the Statement of Additional Information ....................................    93
Appendix A -- Condensed Financial Information About Separate Account B ...................    A-1
Appendix B -- Calculation of Optional Death Benefits .....................................    B-1
Appendix C -- Plus40[TM] Optional Life Insurance Rider ...................................    C-1
Appendix D -- Description and Calculation of Previously Offered Optional
Death Benefits ...........................................................................    D-1
Appendix E -- Additional Information on Asset Allocation Programs ........................    E-1

(ii)

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Introduction

Why Would I Choose to Purchase This Annuity?

This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered Annuity (or 403(b)). It may also be used as an investment vehicle for "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.

When an Annuity is purchased as a "NON-QUALIFIED" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.

When an Annuity is purchased as a "QUALIFIED" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

What Are Some of the Key Features of This Annuity?

- This Annuity is a "flexible premium deferred annuity." It is called "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.

- This Annuity offers both variable investment options and Fixed Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your Account Value before the Maturity Date.

- The Annuity features two distinct periods -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.

- During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.


- For annuities issued on or after June 20, 2005 (subject to state availability) this Annuity offers a Loyalty Credit which we add to your Account Value after it has been in effect for five full contract years (i.e., on your fifth Contract Anniversary), subject to our rules and State availability.


- This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive.

- This Annuity offers a basic Death Benefit. It also offers optional Death Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.

- You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply. After Annuity Year 4, you are allowed to make unlimited withdrawals from your Annuity without any charges.

- Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

How Do I Purchase This Annuity?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of $10,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $10,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 85 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 85 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner, on the Issue Date of the Annuity or the date of the Owner's death.

AMERICAN SKANDIA APEX II PROSPECTUS

Glossary of Terms

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

ACCOUNT VALUE


The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account Value includes any Loyalty Credit we apply. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.


ANNUITIZATION

The application of Account Value (or Protected Income Value for the Guaranteed Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE

The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

ANNUITY YEAR

A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

CODE

The Internal Revenue Code of 1986, as amended from time to time.

FIXED ALLOCATION

An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

GUARANTEE PERIOD

A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

INTERIM VALUE

The value of a Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

ISSUE DATE

The effective date of your Annuity.

MVA

A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day more than 30 days prior to the Maturity Date of such Fixed Allocation.

OWNER

With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SURRENDER VALUE


The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits. The surrender value may be calculated using a Market Value Adjustment with respect to amounts in any Fixed Allocation.


UNIT

A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY

Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Summary of Contract Fees and Charges


Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, and the charge for certain optional benefits you elect, other than the Guaranteed Minimum Income Benefit, which is assessed against the Protected Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.


The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES

(ASSESSED AGAINST THE ANNUITY)

             FEE/CHARGE                                              AMOUNT DEDUCTED
-----------------------------------------------------------------------------------------------------------
Contingent Deferred Sales Charge*                                          8.5%
                                          The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the
                                                                     Annuity.

Transfer Fee                                               $10 (currently, $15 maximum)
                                                        (Currently, we deduct the fee after the
                                                        20th transfer each Annuity Year. We
                                                     guarantee that the number of charge free
                                                            transfers per Annuity Year
                                                            will never be less than 8.)

Tax Charge                                 Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted generally at the time you annuitize your contract.

* The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the Issue Date of your Annuity as Year 1.

Yr. 1        Yr. 2       Yr. 3       Yr. 4      Yrs. 5+
 8.5%         8.0%        7.0%        6.0%        0.0%

AMERICAN SKANDIA APEX II PROSPECTUS

Summary of Contract Fees and Charges continued

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

YOUR PERIODIC FEES AND CHARGES

ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY

                         FEE/CHARGE                                               AMOUNT DEDUCTED
-------------------------------------------------------------------------------------------------------------------------
 Annual Maintenance Fee                                             Smaller of $35 or 2% of Account Value
                                                          (Only applicable if Account Value is less than $100,000)
                                                        (Assessed annually on the Annuity's anniversary date or upon surrender)

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS(1)

(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

                         FEE/CHARGE                                               AMOUNT DEDUCTED
-------------------------------------------------------------------------------------------------------------------------
Mortality & Expense Risk Charge(2)                                                  1.50%

Administration Charge(2)                                                            0.15%

Settlement Service Charge(3)                            1.40% per year of the value of each Sub-account if the Owner's beneficiary elects the Qualified Beneficiary
                                                                    Continuation Option(4) ("Qualified BCO")

Total Annual Charges of the Sub-accounts                       1.65% per year of the value of each Sub-account
                                                     (1.40% per year if you are a beneficiary electing the Qualified BCO)

1: These charges are deducted daily and apply to Variable Investment Options only.

2: The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

3: The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Qualified Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

4: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this prospectus that describes the Qualified Beneficiary Continuation Option for more detailed information about this option, including certain restrictions and limitations that may apply.

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Summary of Contract Fees and Charges continued


The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits. Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option Plus program (and where not available, Guaranteed Return Option), the Guaranteed Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit and the Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily Value Death Benefit together with the Enhanced Beneficiary Protection Death Benefit, or any of these three benefits individually, but the Combination 5% Roll-up and HAV Death Benefit may only be purchased individually. The fees and charges and each of the optional benefits are described in more detail within this Prospectus.


YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                                                OPTIONAL
                                                                              BENEFIT FEE/                TOTAL ANNUAL
OPTIONAL BENEFIT                                                                 CHARGE                     CHARGE*
-----------------------------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM))/ GUARANTEED RETURN OPTION

We offer a program that guarantees a "return of premium" at a future      0.25% of average daily    1.90%; 1.65% for
date, while allowing you to allocate all or a portion of your Account     net assets of the Sub-    Qualified BCO
Value to certain Sub-accounts.                                            accounts

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

We offer a program that guarantees your ability to withdraw amounts       0.35% of average daily    2.00%; 1.75% for
over time equal to an initial principal value, regardless of the          net assets of the Sub-    Qualified BCO
impact of market performance on your Account Value.                       accounts

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**

We offer a program that, after a seven-year waiting period, guarantees    0.50% per year of the     1.65%
your ability to begin receiving income from your Annuity in the form      average Protected
of annuity payments based on your total Purchase Payments and an          Income Value during                  PLUS
annual increase of 5% on such Purchase Payments adjusted for              each year; deducted       0.50% per year of average
withdrawals (called the "Protected Income Value"), regardless of the      annually in arrears each  Protected Income Value
impact of market performance on your Account Value.                       Annuity Year

LIFETIME FIVE INCOME BENEFIT**

We offer a program that guarantees your ability to withdraw amounts       0.60% of average daily    2.25%
equal to a percentage of an initial principal value, regardless of the    net assets of the Sub-
impact of market performance on your Account Value, subject to our        accounts
program rules regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**

We offer an Optional Death Benefit that provides an enhanced level of     0.25% of average daily    1.90%
protection for your beneficiary(ies) by providing amounts in addition     net assets of the Sub-
to the basic Death Benefit that can be used to offset federal and         accounts
state taxes payable on any taxable gains in your Annuity at the time of your death.

AMERICAN SKANDIA APEX II PROSPECTUS

Summary of Contract Fees and Charges continued

                                                                                OPTIONAL
                                                                              BENEFIT FEE/                TOTAL ANNUAL
OPTIONAL BENEFIT                                                                 CHARGE                     CHARGE*
-----------------------------------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**

We offer an Optional Death Benefit that provides an enhanced level of     0.25% of average daily    1.90%
protection for your beneficiary(ies) by providing a death benefit         net assets of the Sub-
equal to the greater of the basic Death Benefit and the Highest           accounts
Anniversary Value, less proportional withdrawals.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT**

We offer an Optional Death Benefit that provides an enhanced level of     0.50% of average daily    2.15%
protection for your beneficiary(ies) by providing the greater of the      net assets of the Sub-
Highest Anniversary Value Death Benefit and a 5% annual increase on       accounts
Purchase Payments adjusted for withdrawals.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**

We offer an Optional Death Benefit that provides an enhanced level of     0.50% of average daily    2.15%
protection for your beneficiary(ies) by providing a death benefit         net assets of the Sub-
equal to the greater of the basic Death Benefit and the Highest Daily     accounts
Value, less proportional withdrawals.

PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION OF THE BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.

* The Total Annual Charge includes the Insurance Charge assessed against the average daily net assets allocated to the sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                       MINIMUM       MAXIMUM
------------------------------------------------------------
TOTAL PORTFOLIO OPERATING EXPENSE      0.63%          3.06%


The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.

                                             AMERICAN SKANDIA APEX II PROSPECTUS

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)




                                                                                       TOTAL
                                                                                       ANNUAL
                                                                                     PORTFOLIO
                                                     MANAGEMENT    OTHER      12b-1  OPERATING
               UNDERLYING PORTFOLIO                     FEES     EXPENSES(1)  FEES   EXPENSES
AMERICAN SKANDIA TRUST:(2,3)
        AST JPMorgan International Equity               1.00%        0.13%    None     1.13%
        AST William Blair International Growth          1.00%        0.22%    None     1.22%
        AST LSV International Value(4)                  1.00%        0.37%    None     1.37%
        AST MFS Global Equity                           1.00%        0.35%    None     1.35%
        AST Small-Cap Growth(5)                         0.90%        0.24%    None     1.14%
        AST DeAM Small-Cap Growth                       0.95%        0.22%    None     1.17%
        AST Federated Aggressive Growth                 0.95%        0.24%    None     1.19%
        AST Small-Cap Value(6)                          0.90%        0.18%    None     1.08%
        AST DeAM Small-Cap Value                        0.95%        0.33%    None     1.28%
        AST Goldman Sachs Mid-Cap Growth                1.00%        0.25%    None     1.25%
        AST Neuberger Berman Mid-Cap Growth             0.90%        0.22%    None     1.12%
        AST Neuberger Berman Mid-Cap Value              0.90%        0.15%    None     1.05%
        AST Alger All-Cap Growth                        0.95%        0.22%    None     1.17%
        AST Gabelli All-Cap Value                       0.95%        0.26%    None     1.21%
        AST T. Rowe Price Natural Resources             0.90%        0.26%    None     1.16%
        AST AllianceBernstein Large-Cap Growth(7)       0.90%        0.23%    None     1.13%
        AST MFS Growth                                  0.90%        0.20%    None     1.10%
        AST Marsico Capital Growth                      0.90%        0.14%    None     1.04%
        AST Goldman Sachs Concentrated Growth           0.90%        0.17%    None     1.07%
        AST DeAM Large-Cap Value                        0.85%        0.26%    None     1.11%
        AST AllianceBernstein Growth + Value            0.90%        0.32%    None     1.22%
        AST AllianceBernstein Core Value(8)             0.75%        0.24%    None     0.99%
        AST Cohen & Steers Realty                       1.00%        0.22%    None     1.22%
        AST AllianceBernstein Managed Index 500(9)      0.60%        0.17%    None     0.77%
        AST American Century Income & Growth            0.75%        0.24%    None     0.99%
        AST AllianceBernstein Growth & Income(10)       0.75%        0.15%    None     0.90%
        AST Hotchkis & Wiley Large-Cap Value            0.75%        0.19%    None     0.94%
        AST Global Allocation(11)                       0.89%        0.26%    None     1.15%
        AST American Century Strategic Balanced         0.85%        0.27%    None     1.12%
        AST T. Rowe Price Asset Allocation              0.85%        0.27%    None     1.12%
        AST T. Rowe Price Global Bond                   0.80%        0.27%    None     1.07%
        AST Goldman Sachs High Yield                    0.75%        0.18%    None     0.93%
        AST Lord Abbett Bond-Debenture                  0.80%        0.22%    None     1.02%
        AST PIMCO Total Return Bond                     0.65%        0.16%    None     0.81%
        AST PIMCO Limited Maturity Bond                 0.65%        0.17%    None     0.82%
        AST Money Market                                0.50%        0.13%    None     0.63%
GARTMORE VARIABLE INVESTMENT TRUST:
        GVIT Developing Markets                         1.15%        0.38%    0.25%    1.78%

AMERICAN SKANDIA APEX II PROSPECTUS

Summary of Contract Fees and Charges continued

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)


                                                                                                        TOTAL
                                                                                                        ANNUAL
                                                                                                       PORTFOLIO
                                                                 MANAGEMENT     OTHER        12b-1     OPERATING
               UNDERLYING PORTFOLIO                                 FEES      EXPENSES(1)    FEES      EXPENSES
Wells Fargo Variable Trust:(12)
----------------------------------------------------------------------------------------------------------------
        Advantage Equity Income                                     0.55%        0.23%        0.25%        1.00%

AIM Variable Insurance Funds:(13)
----------------------------------------------------------------------------------------------------------------
        AIM V.I. Dynamics Fund -- Series I shares                   0.75%        0.39%         None        1.14%
        AIM V.I. Technology Fund -- Series I shares                 0.75%        0.40%         None        1.15%
        AIM V.I. Health Sciences Fund -- Series I shares(14)        0.75%        0.36%         None        1.11%
        AIM V.I. Financial Services Fund -- Series I shares         0.75%        0.37%         None        1.12%

Evergreen Variable Annuity Trust:
----------------------------------------------------------------------------------------------------------------
        International Equity                                        0.42%        0.30%         None        0.72%
        Growth                                                      0.70%        0.26%         None        0.96%
        Omega                                                       0.52%        0.16%         None        0.68%

ProFund VP:(15)
----------------------------------------------------------------------------------------------------------------
        Access High Yield                                           0.75%        1.02%        0.25%        1.98%
        Bull                                                        0.75%        0.78%        0.25%        1.78%
        OTC                                                         0.75%        0.87%        0.25%        1.87%
        Large-Cap Value                                             0.75%        1.04%        0.25%        2.04%
        Large-Cap Growth                                            0.75%        2.06%        0.25%        3.06%
        Mid-Cap Value                                               0.75%        0.92%        0.25%        1.92%
        Mid-Cap Growth                                              0.75%        0.94%        0.25%        1.94%
        Small-Cap Value                                             0.75%        0.95%        0.25%        1.95%
        Small-Cap Growth                                            0.75%        0.90%        0.25%        1.90%
        Asia 30                                                     0.75%        0.86%        0.25%        1.86%
        Europe 30                                                   0.75%        0.78%        0.25%        1.78%
        Japan                                                       0.75%        0.85%        0.25%        1.85%
        UltraBull                                                   0.75%        0.89%        0.25%        1.89%
        UltraMid-Cap                                                0.75%        0.94%        0.25%        1.94%
        UltraSmall-Cap                                              0.75%        0.94%        0.25%        1.94%
        UltraOTC                                                    0.75%        0.88%        0.25%        1.88%
        Bear                                                        0.75%        0.90%        0.25%        1.90%
        Short Mid-Cap                                               0.75%        0.90%        0.25%        1.90%
        Short Small-Cap                                             0.75%        1.28%        0.25%        2.28%
        Short OTC                                                   0.75%        0.86%        0.25%        1.86%
        Banks                                                       0.75%        0.98%        0.25%        1.98%
        Basic Materials                                             0.75%        0.96%        0.25%        1.96%
        Biotechnology                                               0.75%        0.98%        0.25%        1.98%
        Consumer Goods                                              0.75%        0.99%        0.25%        1.99%
        Consumer Services                                           0.75%        1.20%        0.25%        2.20%
        Financials                                                  0.75%        0.92%        0.25%        1.92%
        Health Care                                                 0.75%        0.91%        0.25%        1.91%

AMERICAN SKANDIA APEX II PROSPECTUS

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)


                                                                                                        TOTAL
                                                                                                        ANNUAL
                                                                                                       PORTFOLIO
                                                                 MANAGEMENT     OTHER        12b-1     OPERATING
               UNDERLYING PORTFOLIO                                 FEES      EXPENSES(1)    FEES      EXPENSES
ProFund VP:(15) continued

        Industrials                                                 0.75%        0.99%        0.25%       1.99%
        Internet                                                    0.75%        0.94%        0.25%       1.94%
        Oil & Gas                                                   0.75%        0.92%        0.25%       1.92%
        Pharmaceuticals                                             0.75%        0.97%        0.25%       1.97%
        Precious Metals                                             0.75%        0.87%        0.25%       1.87%
        Real Estate                                                 0.75%        0.93%        0.25%       1.93%
        Semiconductor                                               0.75%        0.99%        0.25%       1.99%
        Technology                                                  0.75%        0.87%        0.25%       1.87%
        Telecommunications                                          0.75%        0.95%        0.25%       1.95%
        Utilities                                                   0.75%        0.95%        0.25%       1.95%
        U.S. Government Plus                                        0.50%        0.86%        0.25%       1.61%
        Rising Rates Opportunity                                    0.75%        0.75%        0.25%       1.75%

First Defined Portfolio Fund, LLC:(16,17)

        First Trust[RegTM] 10 Uncommon Values                       0.60%        0.76%        0.25%       1.61%
        Target Managed VIP                                          0.60%        1.25%        0.25%       2.10%
        The Dow(SM) DART 10                                         0.60%        1.53%        0.25%       2.38%
        Global Dividend Target 15                                   0.60%        1.85%        0.25%       2.70%
        S&P[RegTM] Target 24                                        0.60%        1.58%        0.25%       2.43%
        NASDAQ[RegTM] Target 15                                     0.60%        1.75%        0.25%       2.60%
        Value Line[RegTM] Target 25                                 0.60%        1.48%        0.25%       2.33%
        The Dow Target Dividend(18)                                 0.60%        0.62%        0.25%       1.47%

The Prudential Series Fund, Inc.:
        SP William Blair International Growth                       0.85%        0.45%        0.25%       1.55%

(1) As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this prospectus.

AMERICAN SKANDIA APEX II PROSPECTUS

Summary of Contract Fees and Charges continued


(2) The Portfolios' total actual annual operating expenses for the year ended December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:


                                                             TOTAL ACTUAL ANNUAL
                                                         PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                           AFTER EXPENSE REIMBURSEMENT
AST William Blair International Growth                             1.11%
AST LSV International Value                                        1.22%
AST DeAM Small-Cap Growth                                          1.02%
AST DeAM Small-Cap Value                                           1.13%
AST Goldman Sachs Mid-Cap Growth                                   1.13%
AST Neuberger Berman Mid-Cap Growth                                1.11%
AST Neuberger Berman Mid-Cap Value                                 1.04%
AST AllianceBernstein Large-Cap Growth                             1.10%
AST MFS Growth                                                     1.07%
AST Marsico Capital Growth                                         1.02%
AST Goldman Sachs Concentrated Growth                              1.00%
AST DeAM Large-Cap Value                                           0.99%
AST Cohen & Steers Realty                                          1.11%
AST AllianceBernstein Growth & Income                              0.87%
AST Hotchkis & Wiley Large-Cap Value                               0.90%
AST American Century Strategic Balanced                            1.09%
AST T. Rowe Price Asset Allocation                                 1.07%
AST Lord Abbett Bond-Debenture Portfolio                           0.97%
AST PIMCO Total Return Bond                                        0.78%
AST PIMCO Limited Maturity Bond                                    0.79%
AST Money Market                                                   0.58%


(3) Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the Portfolios, and to use these commissions to promote the sale of shares of the Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.



(4) Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM International Equity Portfolio."



(5) Effective May 1, 2005, Eagle Asset Management and Neuberger Berman Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005, State Street Research and Management Company served as Sub-advisor of the Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."



(6) Effective November 18, 2004, Integrity Asset Management, Lee Munder Capital Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."



(7) Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth Portfolio."



(8) Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value Portfolio."



(9) Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed Index 500 Portfolio."



(10) Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income Portfolio."



(11) The Global Asset Allocation Portfolio invests primarily in shares of other AST Portfolios (the "Underlying Portfolios").



      (a) The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC. The management fee shown in the chart for the Portfolio is (i) that 0.10% management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.



      (b) The expense information shown in the chart for the Portfolio reflects
      (i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.



      (c) Effective May 1, 2005, Prudential Investment LLC provides day-to-day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global Allocation Portfolio."



(12) (a) The Adviser of Wells Fargo Variable Trust has committed through April 30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.



                                            TOTAL ACTUAL ANNUAL
                                        PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                          AFTER EXPENSE REIMBURSEMENT
Advantage Equity Income                           1.00%



      (b) In addition, the following name change was made effective May 1, 2005:



OLD PORTFOLIO NAME              NEW PORTFOLIO NAME
Equity Income                 Advantage Equity Income

                                             AMERICAN SKANDIA APEX II PROSPECTUS


(13) The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.



(14) Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed "AIM V.I. Global Health Care Fund."



(15) ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.



(16) The Funds' Board of Trustees reserve the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio, the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line Target 25 Portfolio.



(17) For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expense expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values Portfolio and 1.47% for each of the other Portfolios' average daily net assets. First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31, 2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.


                                                          TOTAL ACTUAL ANNUAL
                                                      PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                        AFTER EXPENSE REIMBURSEMENT
First Trust(R) 10 Uncommon Values                              1.37%
Target Managed VIP                                             1.47%
S&P Target 24                                                  1.47%
The Dow(sm) DART 10                                            1.47%
Value Line(R) Target 25                                        1.47%
Global Dividend Target 15                                      1.47%
Nasdaq Target 15                                               1.47%
Dow Target Dividend                                            1.47%


(18) The Dow (SM) Target Dividend Portfolio is newly organized. Accordingly, other expenses Other Expenses and Total Annual Fund Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

Expense Examples

AMERICAN SKANDIA APEX II PROSPECTUS


These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges (when applicable), Annual Maintenance Fee, Insurance Charge, and the highest total annual portfolio operating expenses for any underlying Portfolio (offered under the product), as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another. Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance Charge is assessed as 1.65% per year; (c) the Annual Maintenance Fee is reflected as an asset-based charge based on an assumed average contract size; (d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers, or other transactions for which we charge a fee for during the period shown; (f) no tax charge applies; (g) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; and (h) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit and 0.25% of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefits. Amounts shown in the examples are rounded to the nearest dollar.

The examples are illustrative only -- they should not be considered a representation of past or future expenses of the underlying mutual funds or their portfolios -- actual expenses will be less than those shown if you elect a different combination of optional benefits than indicated in the examples or if you allocate account value to any other available sub-accounts.

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated time period; and 3.) if you do not surrender your Annuity. A table of accumulation values appears in Appendix A to this prospectus.



IF YOU SURRENDER YOUR ANNUITY AT             IF YOU ANNUITIZE YOUR ANNUITY AT             IF YOU DO NOT
THE END OF THE APPLICABLE TIME PERIOD:       THE END OF THE APPLICABLE TIME PERIOD:       SURRENDER YOUR ANNUITY:
---------------------------------------------------------------- ------------------------------------------------------------
1 YR      3 YRS     5 YRS     10 YRS         1 YR    3 YRS     5 YRS     10 YRS           1 YR    3 YRS     5 YRS     10 YRS
$1,533    $2,871    $3,632    $6,785         $768    $2,241    $3,632    $6,785           $768    $2,241    $3,632    $6,785

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Investment Options

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of American Skandia Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.


      The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of American Skandia Trust. The investment managers for AST are American Skandia Investment Services, Incorporated, a Prudential Financial Company, and Prudential Investments LLC, affiliated companies of American Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.



      The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.



      Effective as of the close of business JUNE 28, 2002, the AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO is no longer offered as a Sub-account under the Annuity, except as follows: if at any time on or prior to June 28, 2002 you had any portion of your Account Value allocated to the AST Goldman Sachs Small-Cap Value Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Goldman Sachs Small-Cap Value Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Goldman Sachs Small-Cap Value Sub-account on or prior to June 28, 2002 or if you purchase your Annuity after June 28, 2002, you cannot allocate Account Value to the AST Goldman Sachs Small-Cap Value Sub-Account.



      Effective MAY 1, 2004, the SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO (FORMERLY THE SP JENNISON INTERNATIONAL GROWTH PORTFOLIO) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP William Blair International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-account.



      Either of the above Sub-accounts may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close each of the above Sub-accounts to all Owners that owned the Annuity prior to the respective close dates.

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
                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
INTERNATIONAL            AST JPMORGAN INTERNATIONAL EQUITY: seeks long-term capital          J.P. Morgan
EQUITY                   growth by investing in a diversified portfolio of                   Fleming Asset
                         international equity securities. The Portfolio seeks to meet        Management
                         its objective by investing, under normal market conditions, at least 80% of its assets in a diversified portfolio of
                         equity securities of companies located or operating in
                         developed non-U.S. countries and emerging markets of the
                         world.

INTERNATIONAL            AST WILLIAM BLAIR INTERNATIONAL GROWTH seeks long-term              William Blair &
EQUITY                   capital appreciation. The Portfolio invests primarily in            Company, L.L.C.
                         stocks of large and medium-sized companies located in
                         countries included in the Morgan Stanley Capital
                         International All Country World Ex-U.S. Index.

INTERNATIONAL            AST LSV INTERNATIONAL VALUE (formerly AST DeAM International        Deutsche Asset
EQUITY                   Equity): seeks capital growth. The Portfolio pursues its            Management, Inc.
                         objective by primarily investing at least 80% of the value of its assets in the equity securities of companies in developed
                         non-U.S. countries that are represented in the MSCI EAFE
                         Index.

INTERNATIONAL            AST MFS GLOBAL EQUITY: seeks capital growth. Under normal           Massachusetts
EQUITY                   circumstances the Portfolio invests at least 80% of its             Financial Services
                         assets in equity securities of U.S. and foreign issuers             Company
                         (including issuers in developing countries). The Portfolio generally seeks to purchase securities of companies with
                         relatively large market capitalizations relative to the
                         market in which they are traded.

SMALL CAP                AST SMALL-CAP GROWTH (formerly AST State Street Research            Eagle Asset
GROWTH                   Small-Cap Growth): seeks long-term capital growth. The              Management,
                         Portfolio pursues its objective by primarily investing in the       Neuberger Berman
                         common stocks of small-capitalization companies.                    Management, Inc.

SMALL CAP                AST DEAM SMALL-CAP GROWTH: seeks maximum growth of investors'       Deutsche Asset
GROWTH                   capital from a portfolio of growth stocks of smaller companies.    Management, Inc.
                         The Portfolio pursues its objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000 Growth(R) Index.

SMALL CAP                AST FEDERATED AGGRESSIVE GROWTH: seeks capital growth. The          Federated Equity
GROWTH                   Portfolio pursues its investment objective by investing             Management
                         primarily in the stocks of small companies that are traded on       Company of
                         national security exchanges, the NASDAQ stock exchange and          Pennsylvania/
                         the over-the-counter-market.                                        Federated Global
                                                                                             Investment
                                                                                             Management Corp.

SMALL CAP                AST GOLDMAN SACHS SMALL-CAP VALUE: seeks long-term capital          Goldman Sachs
VALUE                    appreciation. The Portfolio will seek its objective through         Asset Management,
                         investments primarily in equity securities that are believed        L.P.
                         to be undervalued in the marketplace. The Portfolio primarily seeks companies that are small-sized, based on the value of their outstanding stock.


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                                             AMERICAN SKANDIA APEX II PROSPECTUS


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------------
SMALL CAP         AST Small-Cap Value (formerly AST Gabelli Small-Cap Value): seeks to provide            Integrity Asset
VALUE             long-term capital growth by investing primarily in small-capitalization stocks that     Management, Lee
                  appear to be undervalued. The Portfolio will have a non-fundamental policy to           Munder Capital
                  invest, under normal circumstances, at least 80% of the value of its assets in          Group, J.P. Morgan
                  small capitalization companies.                                                         Fleming Asset
                                                                                                          Management

SMALL CAP         AST DeAM Small-Cap Value: seeks maximum growth of investors' capital.                   Deutsche Asset
VALUE             The Portfolio pursues its objective, under normal market conditions, by primarily       Management, Inc.
                  investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000[RegTM] Value Index.

MID CAP           AST Goldman Sachs Mid-Cap Growth: seeks long-term capital growth. The                   Goldman Sachs
GROWTH            Portfolio pursues its investment objective, by investing primarily in equity            Asset Management,
                  securities selected for their growth potential, and normally invests at least 80%       L.P.
                  of the value of its assets in medium capitalization companies.

MID-CAP           AST Neuberger Berman Mid-Cap Growth: seeks capital growth. Under                        Neuberger Berman
GROWTH            normal market conditions, the Portfolio primarily invests at least 80% of its net       Management Inc.
                  assets in the common stocks of mid-cap companies. The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.

MID CAP VALUE     AST Neuberger Berman Mid-Cap Value: seeks capital growth. Under normal                  Neuberger Berman
                  market conditions, the Portfolio primarily invests at least 80% of its net assets       Management Inc.
                  in the common stocks of mid-cap companies. Under the Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.

SPECIALTY         AST Alger All-Cap Growth: seeks long-term capital growth. The Portfolio                 Fred Alger
                  invests primarily in equity securities, such as common or preferred stocks that         Management, Inc.
                  are listed on U.S. exchanges or in the over-the-counter market. The Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST Gabelli All-Cap Value: seeks capital growth. The Portfolio pursues its              GAMCO Investors,
                  objective by investing primarily in readily marketable equity securities including      Inc.
                  common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST T. Rowe Price Natural Resources: seeks long-term capital growth                     T. Rowe Price
                  primarily through the common stocks of companies that own or develop natural            Associates, Inc.
                  resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.


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
                                                                                                             PORTFOLIO
   STYLE/                                                                                                     ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                                      SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST AllianceBernstein Large-Cap Growth (formerly, AST Alliance Growth):                  Alliance Capital
GROWTH           seeks long-term capital growth. The Portfolio invests at least 80% of its total          Management, L.P.
                 assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

LARGE CAP        AST MFS Growth: seeks long-term capital growth and future income. Under                  Massachusetts
GROWTH           normal market conditions, the Portfolio invests at least 80% of its total assets in      Financial Services
                 common stocks and related securities, such as preferred stocks, convertible              Company
                 securities and depositary receipts, of companies that the Sub-advisor believes offer better than average prospects for long-term growth.

LARGE CAP        AST Marsico Capital Growth: seeks capital growth. Income realization is not              Marsico Capital
GROWTH           an investment objective and any income realized on the Portfolio's investments,          Management, LLC
                 therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.

LARGE CAP        AST Goldman Sachs Concentrated Growth: seeks growth of capital in a                      Goldman Sachs
GROWTH           manner consistent with the preservation of capital. Realization of income is not         Asset Management,
                 a significant investment consideration and any income realized on the Portfolio's        L.P.
                 investments, therefore, will be incidental to the Portfolio's objective. The
                 Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.

LARGE CAP        AST DeAM Large-Cap Value: seeks maximum growth of capital by investing                   Deutsche Asset
VALUE            primarily in the value stocks of larger companies. The Portfolio pursues its             Management, Inc.
                 objective, under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the Russell 1000[RegTM] Value Index.

LARGE CAP        AST AllianceBernstein Growth + Value: seeks capital growth by investing                  Alliance Capital
BLEND            approximately 50% of its assets in growth stocks of large companies and                  Management, L.P.
                 approximately 50% of its assets in value stocks of large companies. The
                 Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000[RegTM] Index.

LARGE CAP        AST AllianceBernstein Core Value (formerly AST Sanford Bernstein Core                    Alliance Capital
GROWTH VALUE     Value): seeks long-term capital growth by investing primarily in common stocks.          Management, L.P.
                 The Sub-advisor expects that the majority of the Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.

SPECIALTY        AST Cohen & Steers Realty: seeks to maximize total return through                        Cohen & Steers
                 investment in real estate securities. The Portfolio pursues its investment               Capital
                 objective by investing, under normal circumstances, at least 80% of its net              Management, Inc.
                 assets in securities of real estate issuers.

                                             AMERICAN SKANDIA APEX II PROSPECTUS


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
LARGE CAP                AST ALLIANCEBERNSTEIN MANAGED INDEX 500 (formerly, AST              Alliance Capital
BLEND                    Sanford Bernstein Managed Index 500): seeks to outperform the       Management, L.P.
                         S&P 500 through stock selection resulting in different
                         weightings of common stocks relative to the index. The
                         Portfolio will invest, under normal circumstances, at least
                         80% of its net assets in securities included in the Standard
                         & Poor's 500 Composite Stock Price Index.

LARGE CAP                AST AMERICAN CENTURY INCOME & GROWTH: seeks capital growth          American Century
VALUE                    with current income as a secondary objective. The Portfolio         Investment
                         invests primarily in common stocks that offer potential for         Management, Inc.
                         capital growth, and may, consistent with its investment
                         objective, invest in stocks that offer potential for current income.

LARGE CAP                AST ALLIANCEBERNSTEIN GROWTH & INCOME: seeks long-term growth       Alliance Capital
VALUE                    of capital and income while attempting to avoid excessive           Management, L.P.
                         fluctuations in market value. The Portfolio normally will
                         invest in common stocks (and securities convertible into
                         common stocks).

LARGE CAP                AST HOTCHKIS & WILEY LARGE-CAP VALUE: seeks current income          Hotchkis and Wiley
VALUE                    and long-term growth of income, as well as capital                  Capital Management,
                         appreciation. The Portfolio invests, under normal                   LLC
                         circumstances, at least 80% of its net assets plus borrowings for investment purposes in common stocks, of large cap U.S.
                         companies, that have a high cash dividend or payout yield
                         relative to the market.

ASSET                    AST GLOBAL ALLOCATION (formerly AST DeAM Global Allocation):        Prudential
ALLOCATION/              seeks to obtain the highest potential total return consistent       Investments LLC
BALANCED                 with a specified level of risk tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying Portfolios"). The Portfolio
                         intends its strategy of investing in combinations of
                         Underlying Portfolios to result in investment diversification that an investor could otherwise achieve only by holding
                         numerous investments.

ASSET                    AST AMERICAN CENTURY STRATEGIC BALANCED: seeks capital growth       American Century
ALLOCATION/              and current income. The Sub-advisor intends to maintain             Investment
BALANCED                 approximately 60% of the assets in equity securities and the        Management, Inc.
                         remainder in bonds and other fixed income securities.

ASSET                    AST T. ROWE PRICE ASSET ALLOCATION: seeks a high level of           T. Rowe Price
ALLOCATION/              total return by investing primarily in a diversified                Associates, Inc.
BALANCED                 portfolio of fixed income and equity securities. The
                         Portfolio normally invests approximately 60% of its total
                         assets in equity securities and 40% in fixed income
                         securities. This mix may vary depending on the Sub-advisor's outlook for the markets.

FIXED INCOME             AST T. ROWE PRICE GLOBAL BOND: seeks to provide high current        T. Rowe Price
                         income and capital growth by investing in high quality              International, Inc.
                         foreign and U.S. dollar-denominated bonds. The Portfolio will invest at least 80% of its total assets in fixed income
                         securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by
                         foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and
                         asset-backed securities of U.S. and foreign issuers.


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
                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
FIXED INCOME             AST GOLDMAN SACHS HIGH YIELD: seeks a high level of current         Goldman Sachs
                         income and may also consider the potential for capital              Asset Management,
                         appreciation. The Portfolio invests, under normal                   L.P.
                         circumstances, at least 80% of its net assets plus any
                         borrowings for investment purposes (measured at time of
                         purchase) ("Net Assets") in high-yield, fixed-income
                         securities that, at the time of purchase, are non-investment grade securities.

FIXED INCOME             AST LORD ABBETT BOND-DEBENTURE: seeks high current income and       Lord, Abbett & Co.
                         the opportunity for capital appreciation to produce a high          LLC
                         total return. To pursue its objective, the Portfolio will
                         invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred
                         stocks.

FIXED INCOME             AST PIMCO TOTAL RETURN BOND: seeks to maximize total return         Pacific Investment
                         consistent with preservation of capital and prudent                 Management
                         investment management. The Portfolio will invest in a               Company LLC
                         diversified portfolio of fixed-income securities of varying         (PIMCO)
                         maturities. The average portfolio duration of the Portfolio generally will vary within a three- to six-year time
                         frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME             AST PIMCO LIMITED MATURITY BOND: seeks to maximize total            Pacific Investment
                         return consistent with preservation of capital and prudent          Management
                         investment management. The Portfolio will invest in a               Company LLC
                         diversified portfolio of fixed-income securities of varying         (PIMCO)
                         maturities. The average portfolio duration of the Portfolio generally will vary within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME             AST MONEY MARKET: seeks high current income while maintaining       Wells Capital
                         high levels of liquidity. The Portfolio attempts to                 Management, Inc.
                         accomplish its objective by maintaining a dollar-weighted
                         average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than
                         397 days.

INTERNATIONAL            GVIT DEVELOPING MARKETS: seeks long-term capital                    Gartmore Global
EQUITY                   appreciation, under normal conditions by investing at least         Asset Management
                         80% of its total assets in stocks of companies of any size          Trust/Gartmore
                         based in the world's developing economies.Under normal market       Global Partners
                         developing conditions, investments are maintained in at least six countries at all times and no more than 35% of total assets in any single one of them.

LARGE CAP                ADVANTAGE EQUITY INCOME FUND (formerly Equity Income): Seeks        Wells Fargo Funds
VALUE                    long-term capital appreciation and above-average dividend           Management, LLC
                         income. The Portfolio invests in the common stocks of large
                         U.S. companies with strong return potential and above-average dividend income. The Portfolio invests principally in
                         securities of companies with market capitalizations of $3
                         billion or more.


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                                             AMERICAN SKANDIA APEX II PROSPECTUS


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------
MID-CAP                  AIM VARIABLE INSURANCE FUNDS -- AIM V.I. DYNAMICS FUND --           A I M Advisors,
GROWTH                   SERIES I SHARES (formerly, an INVESCO fund): seeks long-term        Inc.
                         capital growth. The Portfolio pursues its objective by
                         normally investing at least 65% of its assets in common
                         stocks of mid-sized companies that are included in the
                         Russell Midcap Growth(R) Index at the time of purchase.

SPECIALTY                AIM VARIABLE INSURANCE FUNDS -- AIM V.I. TECHNOLOGY FUND --         A I M Advisors,
                         SERIES I SHARES (formerly, an INVESCO fund): seeks capital          Inc.
                         growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related
                         instruments of companies engaged in technology-related
                         industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors,
                         telecommunications equipment and services and service-related companies in information technology.

SPECIALTY                AIM VARIABLE INSURANCE FUNDS -- AIM V.I. HEALTH SCIENCES FUND       A I M Advisors,
                         -- SERIES I SHARES (formerly, an INVESCO fund) (Effective           Inc.
                         July 1, 2005, AIM V.I. Health Sciences Fund will be renamed
                         AIM V.I. Global Health Care Fund): seeks capital growth. The
                         Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of
                         companies related to health care.

SPECIALTY                AIM VARIABLE INSURANCE FUNDS -- AIM V.I. FINANCIAL SERVICES         A I M Advisors,
                         FUND -- SERIES I SHARES (formerly, an INVESCO fund): seeks          Inc.
                         capital growth. The Portfolio normally invests at least 80%
                         of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector. These companies include, but are not limited to,
                         banks, insurance companies, investment and miscellaneous
                         industries, and suppliers to financial services companies.

INTERNATIONAL            EVERGREEN VA INTERNATIONAL EQUITY (formerly Evergreen VA            Evergreen
EQUITY                   International Growth): seeks long-term capital growth and           Investment
                         secondarily, modest income. The Portfolio normally invests          Management
                         80% of its assets in equity securities issued by established,       Company, LLC
                         quality, non-U.S. companies located in countries with
                         developed markets and may purchase across all market
                         capitalizations. The Portfolio normally invests at least
                         65% of its assets in securities of companies in at least
                         three different countries (other than the U.S.).

SMALL CAP                EVERGREEN VA GROWTH (formerly Evergreen VA Special Equity):         Evergreen
GROWTH                   seeks long-term capital growth. The Portfolio invests at            Investment
                         least 75% of its assets in common stocks of small- and              Management
                         medium-sized companies (i.e., companies whose market                Company, LLC
                         capitalizations fall within the range of the Russell 2000(R)
                         Growth Index, at the time of purchase).

SPECIALTY                EVERGREEN VA OMEGA: seeks long-term capital growth. The             Evergreen
                         Portfolio invests primarily, and under normal conditions,           Investment
                         substantially all of its assets in common stocks and                Management
                         securities convertible into common stocks of U.S. companies         Company, LLC
                         across all market capitalizations.


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
                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
INTERNATIONAL            PROFUND VP EUROPE 30: seeks daily investment results, before        ProFund Advisors
EQUITY                   fees and expenses, that correspond to the daily performance         LLC
                         of the ProFunds Europe 30 Index. The ProFunds Europe 30
                         Index, created by ProFund Advisors, is composed of 30
                         companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the
                         NASDAQ as depositary receipts or ordinary shares.

SPECIALTY                PROFUND VP ASIA 30: seeks daily investment results, before          ProFund Advisors
                         fees and expenses, that correspond to the daily performance         LLC
                         of the ProFunds Asia 30 Index. The ProFunds Asia 30 Index,
                         created by ProFund Advisors, is composed of 30 companies
                         whose principal offices are located in the Asia/Pacific
                         region, excluding Japan, and whose securities are traded on
                         U.S. exchanges or on the NASDAQ as depository receipts or
                         ordinary shares.

SPECIALTY                PROFUND VP JAPAN: seeks daily investment results, before fees       ProFund Advisors
                         and expenses, that correspond to the daily performance of the       LLC
                         Nikkei 225 Stock Average. Since the Japanese markets are not open when ProFund VP Japan values its shares, ProFund VP
                         Japan determines its success in meeting this investment
                         objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the United States related to the Nikkei 225 Stock Average.

SPECIALTY                PROFUND VP BANKS: seeks daily investment results, before fees       ProFund Advisors
                         and expenses, that correspond to the daily performance of the       LLC
                         Dow Jones U.S. Banks Index. The Dow Jones U.S. Banks Index
                         measures the performance of the banking industry portion of the U.S. equity market.

SPECIALTY                PROFUND VP BASIC MATERIALS: seeks daily investment results,         ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the Dow Jones U.S. Basic Materials Sector
                         Index. The Dow Jones U.S. Basic Materials Sector Index
                         measures the performance of the basic materials economic
                         sector of the U.S. equity market.

SPECIALTY                PROFUND VP BIOTECHNOLOGY: seeks daily investment results,           ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the Dow Jones U.S. Biotechnology Index. The
                         Dow Jones U.S. Biotechnology Index measures the performance of the biotechnology industry portion of the U.S. equity
                         market.

SPECIALTY                PROFUND VP CONSUMER SERVICES (formerly, ProFund VP Consumer         ProFund Advisors
                         Cyclical): seeks daily investment results, before fees and          LLC
                         expenses, that correspond to the daily performance of the Dow
                         Jones U.S. Consumer Services Index. The Dow Jones U.S.
                         Consumer Services Index measures the performance of consumer spending in the services industry of the U.S. equity market.

SPECIALTY                PROFUND VP CONSUMER GOODS (formerly, ProFund VP Consumer            ProFund Advisors
                         Non-Cyclical): seeks daily investment results, before fees          LLC
                         and expenses, that correspond to the daily performance of the
                         Dow Jones U.S. Consumer Goods Index. The Dow Jones U.S.
                         Consumer Goods Index measures the performance of consumer
                         spending in the goods industry of the U.S. equity market.


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                                             AMERICAN SKANDIA APEX II PROSPECTUS


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY                PROFUND VP OIL & GAS (formerly, ProFund VP Energy): seeks           ProFund Advisors
                         daily investment results, before fees and expenses, that            LLC
                         correspond to the daily performance of the Dow Jones U.S. Oil
                         & Gas Index. The Dow Jones U.S. Oil & Gas Sector Index
                         measures the performance of the energy sector of the U.S.
                         equity market.

SPECIALTY                PROFUND VP FINANCIALS: seeks daily investment results, before       ProFund Advisors
                         fees and expenses, that correspond to the daily performance         LLC
                         of the Dow Jones U.S. Financials Sector Index. The Dow Jones
                         U.S. Financials Sector Index measures the performance of the financial services economic sector of the U.S. equity market.

SPECIALTY                PROFUND VP HEALTH CARE: seeks daily investment results,             ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the Dow Jones U.S. Health Care Index. The Dow
                         Jones U.S. Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.

SPECIALTY                PROFUND VP INDUSTRIALS: seeks daily investment results,             ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the Dow Jones U.S. Industrials Index. The Dow
                         Jones U.S. Industrials Index measures the performance of the industrial economic sector of the U.S. equity market.

SPECIALTY                PROFUND VP INTERNET: seeks daily investment results, before         ProFund Advisors
                         fees and expenses, that correspond to the daily performance         LLC
                         of the Dow Jones Composite Internet Index. The Dow Jones
                         Composite Internet Index measures the performance of stocks in the U.S. equity markets that generate the majority of
                         their revenues from the Internet.

SPECIALTY                PROFUND VP PHARMACEUTICALS: seeks daily investment results,         ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the Dow Jones U.S. Pharmaceuticals Index. The
                         Dow Jones U.S. Pharmaceuticals Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.

SPECIALTY                PROFUND VP PRECIOUS METALS: seeks daily investment results,         ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the Dow Jones Precious Metals Index. The Dow
                         Jones Precious Metals Index measures the performance of the precious metals mining industry.

SPECIALTY                PROFUND VP REAL ESTATE: seeks daily investment results,             ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the Dow Jones U.S. Real Estate Index. The Dow
                         Jones U.S. Real Estate Index measures the performance of the real estate industry portion of the U.S. equity market.

SPECIALTY                PROFUND VP SEMICONDUCTOR: seeks daily investment results,           ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the Dow Jones U.S. Semiconductor Index. The
                         Dow Jones U.S. Semiconductor Index measures the performance of the semiconductor industry portion of the U.S. equity
                         market.

SPECIALTY                PROFUND VP TECHNOLOGY: seeks daily investment results, before       ProFund Advisors
                         fees and expenses, that correspond to the daily performance         LLC
                         of the Dow Jones U.S. Technology Sector Index. The Dow Jones
                         U.S. Technology Sector Index measures the performance of the technology sector of the U.S. equity market.

AMERICAN SKANDIA APEX II PROSPECTUS

Investment Options continued


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY                PROFUND VP TELECOMMUNICATIONS: seeks daily investment               ProFund Advisors
                         results, before fees and expenses, that correspond to the           LLC
                         daily performance of the Dow Jones U.S. Telecommunications
                         Sector Index. The Dow Jones U.S. Telecommunications Sector
                         Index measures the performance of the telecommunications
                         economic sector of the U.S. equity market.

SPECIALTY                PROFUND VP UTILITIES: seeks daily investment results, before        ProFund Advisors
                         fees and expenses, that correspond to the daily performance         LLC
                         of the Dow Jones U.S. Utilities Sector Index. The Dow Jones
                         U.S. Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.

SPECIALTY                PROFUND VP BULL: seeks daily investment results, before fees        ProFund Advisors
                         and expenses, that correspond to the daily performance of the       LLC
                         S&P 500(R) Index.

SPECIALTY                PROFUND VP BEAR: seeks daily investment results, before fees        ProFund Advisors
                         and expenses, that correspond to the inverse (opposite) of          LLC
                         the daily performance of the S&P 500(R) Index. If ProFund VP
                         Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage
                         basis, as any decrease in the S&P 500(R) Index when the Index declines on a given day. Conversely, its net asset value
                         should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given
                         day.

SPECIALTY                PROFUND VP ULTRABULL: seeks daily investment results, before        ProFund Advisors
                         fees and expenses, that correspond to twice (200%) the daily        LLC
                         performance of the S&P 500(R) Index. Prior to May 1, 2003,
                         ProFund VP UltraBull was named "ProFund VP Bull Plus" and
                         sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500(R)
                         Index. If ProFund VP UltraBull is successful in meeting its objective, its net asset value should gain approximately
                         twice as much, on a percentage basis, as the S&P 500(R) Index when the Index rises on a given day. Conversely, its net
                         asset value should lose approximately twice as much, on a
                         percentage basis, as the Index when the Index declines on a given day.

SPECIALTY                PROFUND VP OTC: seeks daily investment results, before fees         ProFund Advisors
                         and expenses, that correspond to the daily performance of the       LLC
                         NASDAQ-100 Index(R). "OTC" in the name of ProFund VP OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

SPECIALTY                PROFUND VP SHORT OTC: seeks daily investment results, before        ProFund Advisors
                         fees and expenses, that correspond to the inverse (opposite)        LLC
                         of the daily performance of the NASDAQ-100 Index(R). If ProFund
                         VP Short OTC is successful in meeting its objective, its net asset value should gain approximately the same, on a
                         percentage basis, as any decrease in the NASDAQ-100 Index(R)
                         when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a
                         percentage basis, as any increase in the Index when the Index rises on a given day. "OTC" in the name of ProFund VP Short
                         OTC refers to securities that do not trade on a U.S.
                         securities exchange registered under the Securities Exchange
                         Act of 1934.

                                             AMERICAN SKANDIA APEX II PROSPECTUS


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY                PROFUND VP ULTRAOTC: seeks daily investment results, before         ProFund Advisors
                         fees and expenses, that correspond to twice (200%) the daily        LLC
                         performance of the NASDAQ-100 Index(R). If ProFund VP UltraOTC
                         is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage
                         basis, as the NASDAQ-100 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose
                         approximately twice as much, on a percentage basis, as the
                         Index when the Index declines on a given day. "OTC" in the name of ProFund VP UltraOTC refers to securities that do not trade on a U.S. securities exchange registered under the
                         Securities Exchange Act of 1934.

MID CAP VALUE            PROFUND VP MID-CAP VALUE: seeks daily investment results,           ProFund Advisors
                         before fees and expenses, that correspond to the daily              LLC
                         performance of the S&P MidCap 400/ Barra Value Index(R). The
                         S&P MidCap400/Barra Value Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                         S&P MidCap 400 Index that have comparatively low
                         price-to-book ratios as determined before each semiannual
                         rebalance date.

MID CAP                  PROFUND VP MID-CAP GROWTH: seeks daily investment results,          ProFund Advisors
GROWTH                   before fees and expenses, that correspond to the daily              LLC
                         performance of the S&P MidCap 400/ Barra Growth Index(R). The
                         S&P MidCap 400/Barra Growth Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                         S&P MidCap 400 Index(R) that have comparatively high
                         price-to-book ratios as determined before each semiannual
                         rebalance date.

SPECIALTY                PROFUND VP ULTRAMID-CAP: seeks daily investment results,            ProFund Advisors
                         before fees and expenses, that correspond to twice (200%) the       LLC
                         daily performance of the S&P MidCap 400 Index(R). If ProFund VP
                         UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a
                         percentage basis, as the S&P MidCap 400 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SMALL CAP                PROFUND VP SMALL-CAP VALUE: seeks daily investment results,         ProFund Advisors
VALUE                    before fees and expenses, that correspond to the daily              LLC
                         performance of the S&P SmallCap 600/ Barra Value Index(R). The
                         S&P SmallCap 600/Barra Value Index(R) is a float adjusted
                         market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Value Index(R) that have
                         comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SMALL CAP                PROFUND VP SMALL-CAP GROWTH: seeks daily investment results,        ProFund Advisors
GROWTH                   before fees and expenses, that correspond to the daily              LLC
                         performance of the S&P SmallCap 600/Barra Growth Index(R). The
                         S&P SmallCap 600/Barra Growth Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Growth Index(R) that have
                         comparatively high price-to- book ratios as determined before each semiannual rebalance date.

AMERICAN SKANDIA APEX II PROSPECTUS

Investment Options continued


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY                PROFUND VP ULTRASMALL-CAP: seeks daily investment results,          ProFund Advisors
                         before fees and expenses, that correspond to twice (200%) the       LLC
                         daily performance of the Russell 2000(R) Index. If ProFund VP
                         UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SPECIALTY                PROFUND VP U.S. GOVERNMENT PLUS: seeks daily investment             ProFund Advisors
                         results, before fees and expenses, that correspond to one and       LLC
                         one-quarter times (125%) the daily price movement of the most recently issued 30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of
                         ProFund VP U.S. Government Plus generally should decrease as interest rates rise. If ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value
                         should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the
                         price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the
                         price of the Long Bond on a given day.

SPECIALTY                PROFUND VP RISING RATES OPPORTUNITY: seeks daily investment         ProFund Advisors
                         results, before fees and expenses, that correspond to one and       LLC
                         one-quarter times (125%) the inverse (opposite) of the daily price movement of the most recently issued 30-year U.S.
                         Treasury bond ("Long Bond"). In accordance with its stated
                         objective, the net asset value of ProFund VP Rising Rates
                         Opportunity generally should decrease as interest rates fall.
                         If ProFund VP Rising Rates Opportunity is successful in
                         meeting its objective, its net asset value should gain
                         approximately one and one-quarter times as much, on a
                         percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose
                         approximately one and one-quarter times as much, on a
                         percentage basis, as any daily increase in the Long Bond on a given day.

LARGE CAP                PROFUND VP LARGE-CAP GROWTH: seeks daily investment results,        ProFund Advisors
GROWTH                   before fees and expenses, that correspond to the daily              LLC
                         performance of the S&P 500/Barra Growth Index(R). The S&P
                         500/Barra Growth Index is a float adjusted market
                         capitalization weighted index comprised of the stocks in the
                         S&P 500 Index that have comparatively high price-to-book
                         ratios as determined before each semiannual rebalance date.

LARGE CAP                PROFUND VP LARGE-CAP VALUE: seeks daily investment results,         ProFund Advisors
VALUE                    before fees and expenses, that correspond to the daily              LLC
                         performance of the S&P 500/Barra Value Index(R). The S&P
                         500/Barra Value Index is a float adjusted market
                         capitalization weighted index comprised of the stocks in the
                         S&P 500 Index that have comparatively low price-to-book
                         ratios as determined before each semiannual rebalance date.

                                             AMERICAN SKANDIA APEX II PROSPECTUS


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY                PROFUND VP SHORT SMALL-CAP: seeks daily investment results,         ProFund Advisors
                         before fees and expenses, that correspond to the inverse            LLC
                         (opposite) of the daily performance of the Russell 2000(R)
                         Index. If ProFund VP Short Small-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given
                         day. Conversely, its net asset value should lose
                         approximately the same amount, on a percentage basis, as any increase in the Index when the Index rises on a given day.

SPECIALTY                PROFUND VP SHORT MID-CAP: seeks daily investment results,           ProFund Advisors
                         before fees and expenses, that correspond to the inverse            LLC
                         (opposite) of the daily performance of the S&P MidCap 400
                         Index(R). If ProFund VP Short Mid-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day. Conversely, its net asset value should lose
                         approximately the same amount, on a percentage basis, as any increase in the Index when the Index rises on a given day.

SPECIALTY                ACCESS VP HIGH YIELD: seeks to provide investment results           ProFund Advisors
                         that correspond generally to the total return of the high           LLC
                         yield market consistent with maintaining reasonable
                         liquidity. The Access VP High Yield, created by ProFund
                         Advisors, will achieve its high yield exposure primarily
                         through CDSs but may invest in high yield debt instruments
                         ("junk bonds"), Interest rate swap agreements and futures
                         contracts, and other debt and money market instruments
                         without limitation, consistent with applicable regulations.
                         Under normal market conditions, the fund will invest at least
                         80% of its net assets in credit default swaps and other
                         financial instruments that in combination have economic
                         characteristics similar to the high yield debt market and/or in high yield debt securities. The fund seeks to maintain
                         exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.

SPECIALTY                FIRST TRUST(R) 10 UNCOMMON VALUES: seeks to provide                   First Trust Advisors
                         above-average capital appreciation. The Portfolio seeks to          L.P.
                         achieve its objective by investing primarily in the ten
                         common stocks selected by the Investment Policy Committee of
                         Lehman Brothers Inc. ("Lehman Brothers") with the assistance of the Research Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman Brothers.

SPECIALTY                TARGET MANAGED VIP: seeks to provide above-average total            First Trust Advisors
                         return. The Portfolio seeks to achieve its objective by             L.P.
                         investing in common stocks of the most attractive companies that are identified by a model based on six uniquely
                         specialized strategies -- The Dow (sm) DART 5, the European
                         Target 20, the Nasdaq(R) Target 15, the S&P Target 24, the
                         Target Small Cap and the Value Line(R) Target 25.

AMERICAN SKANDIA APEX II PROSPECTUS

Investment Options continued


                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY                THE DOW(SM) DART 10: seeks to provide above-average total           First Trust Advisors
                         return. The Portfolio seeks to achieve its objective by             L.P.
                         investing in common stocks issued by companies that are
                         expected to provide income and to have the potential for
                         capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or
                         about the applicable stock selection date.

SPECIALTY                GLOBAL DIVIDEND TARGET 15 (formerly, Global Target 15): seeks       First Trust Advisors
                         to provide above-average total return. The Portfolio seeks to       L.P.
                         achieve its objective by investing in common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests
                         primarily in the common stocks of the companies which are
                         components of the DJIA, the Financial Times Industrial
                         Ordinary Share Index ("FT Index") and the Hang Seng Index.
                         The Portfolio primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the DJIA, FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the
                         respective index on or about the applicable stock selection date.

SPECIALTY                S&P(R) TARGET 24: seeks to provide above-average total return.      First Trust Advisors
                         The Portfolio seeks to achieve its objective by investing in        L.P.
                         common stocks issued by companies that have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's 500 Composite
                         Stock Price Index(R). The subset of stocks will be taken
                         from each of the eight largest economic sectors of the
                         S&P 500 Index(R) based on the sector's market capitalization.

SPECIALTY                THE DOW(SM) TARGET DIVIDEND seeks to provide above-average          First Trust Advisors
                         total return. The Portfolio seeks to achieve its objective by       L.P.
                         investing in common stocks issued by companies that are
                         expected to provide income and to have the potential for
                         capital appreciation. The Portfolio invests primarily in the
                         20 common stocks from the Dow Jones Select Dividend Index (SM)
                         with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock
                         selection date.

SPECIALTY                VALUE LINE(R) TARGET 25: seeks to provide above-average capital     First Trust Advisors
                         appreciation. The Portfolio seeks to achieve its objective by       L.P.
                         investing in 25 of the 100 common stocks that Value Line(R)
                         gives a #1 ranking for Timeliness(TM) which have recently
                         exhibited certain positive financial attributes as of
                         the close of business on the applicable stock selection
                         date through a multi-step process.

SPECIALTY                NASDAQ(R) TARGET 15: seeks to provide above-average total           First Trust Advisors
                         return. The Portfolio seeks to achieve its objective by             L.P.
                         investing in common stocks issued by companies that are
                         expected to have the potential for capital appreciation. The
                         Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index(R) on or about the applicable stock selection date through a multi-step process.

                                             AMERICAN SKANDIA APEX II PROSPECTUS

                                                                                                 PORTFOLIO
   STYLE/                                                                                         ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                          SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
INTERNATIONAL            THE PRUDENTIAL SERIES FUND, INC. -- SP WILLIAM BLAIR                Prudential
EQUITY                   INTERNATIONAL GROWTH: Seeks long-term capital appreciation.         Investments LLC/
                         The Portfolio invests primarily in stocks of large and              William Blair &
                         medium-sized companies located in countries included in the         Company, LLC
                         Morgan Stanley Capital International All Country World
                         Ex-U.S. Index. Under normal market conditions, the portfolio invests at least 80% of its net assets in equity securities.
                         The Portfolio's assets fewer than six different countries and will not concentrate investments in any particular industry.



"Standard & Poor's(R), "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"Dow Jones Industrial Average(sm)", "DJIA(sm)", "Dow Industrials(sm)", "Dow Jones Select Dividend Index(sm)", and "The Dow 10(sm)", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow(SM) DART 10 portfolio, and The Dow (SM) Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.



"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NASDAQ TARGET 15 PORTFOLIO OR THE TARGET MANAGED VIP PORTFOLIO.



"Value Line(R)," "The Value Line Investment Survey," and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio is not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.



The First Trust(R) 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First Trust(R) 10 Uncommon Values portfolio.



Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.


WHAT ARE THE FIXED ALLOCATIONS?

We offer Fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.


     Fixed Allocations may not be available in all states. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-752-6342 to determine availability of Fixed Allocations in your state and for your annuity product.

AMERICAN SKANDIA APEX II PROSPECTUS

Fees and Charges

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.

     The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract. A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values.

WHAT ARE THE CONTRACT FEES AND CHARGES?
Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year
1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown below.

YEARS                  1           2           3           4           5+
--------------------------------------------------------------------------------
CHARGE (%)            8.5%        8.0%        7.0%        6.0%        0.0%

     The CDSC period is based on the Issue Date of the Annuity, not on the date each Purchase Payment is applied to the Annuity. Purchase Payments applied to the Annuity after the Issue Date do not have their own CDSC period. During the first four (4) Annuity Years, under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free Withdrawal." After four (4) complete Annuity Years, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn. Free Withdrawals are not treated as a withdrawal of Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

     We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

     Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

      ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.

      TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

      We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

      In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?


INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to 1.65% on an annual basis. The Insurance Charge is a combination of the Mortality & Expense Risk Charge (1.50%) and the Administration Charge (0.15%). The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.


      The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

      OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE SOLELY AGAINST THE VARIABLE INVESTMENT OPTIONS: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus.

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AMERICAN SKANDIA APEX II PROSPECTUS

Fees and Charges continued

Please refer to the sections entitled "Living Benefit Programs" and "Death Benefit" for a description of the charge for each Optional Benefit.

WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?

Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

30
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                                             AMERICAN SKANDIA APEX II PROSPECTUS

Purchasing Your Annuity

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

INITIAL PURCHASE PAYMENT: You must make a minimum initial Purchase Payment of $10,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $10,000 in total Purchase Payments.

      Where allowed by law, we must approve any initial and additional Purchase Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

      Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to American Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

      AGE RESTRICTIONS: The Owner must be age 85 or under as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age 85 or under on the Issue Date. If the Annuity is owned by an entity, the Annuitant must be age 85 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

      OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS:

We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

- OWNER: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally joint owners are required to act jointly, however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

- ANNUITANT: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.

- BENEFICIARY: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation must be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. For example, a designation of "surviving spouse" would not be acceptable. If no beneficiary is named the death benefit will be paid to you or your estate.

      Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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AMERICAN SKANDIA APEX II PROSPECTUS

Managing Your Annuity

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

- a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

-     a new Annuitant subsequent to the Annuity Date;

- for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

- a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

SPOUSAL CONTINGENT ANNUITANT

If the Annuity is owned by an entity and the surviving spouse is named as a Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. NO DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE ANNUITANT. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?


If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted and, depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the original Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s) or the greater of your current Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period.



MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?


The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a periodic purchase payment program. Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.


MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?


You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $10,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.


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                                             AMERICAN SKANDIA APEX II PROSPECTUS

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $10,000.

                                                                              33

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AMERICAN SKANDIA APEX II PROSPECTUS

Managing Your Account Value

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

      INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations.


      SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.


HOW DO I RECEIVE A LOYALTY CREDIT?


For annuitites issued on or after June 20, 2005 (subject to state availability), we apply a Loyalty Credit to your Annuity's Account Value at the end of your fifth Annuity Year ("fifth Annuity Anniversary"). The Loyalty Credit is equal to 2.25% of total Purchase Payments made during the first four Annuity years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. If the total Purchase Payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five or the Guaranteed Minimum Withdrawal Benefit. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the contract under our spousal continuance option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.


HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE?


Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Variable Investment Options in the same percentages as Purchase Payments are then being allocated to your Annuity.


EXAMPLE OF APPLYING THE LOYALTY CREDIT


Assume you make an initial Purchase Payment of $10,000. During contract year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is equal to 2.25% of $15,000 (this represents the $20,000 of Purchase Payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $337.50.


ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.

      We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

is imposed by any portfolio available under this Annuity.
Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com).


      Currently, we charge $10.00 for each transfer after the twentieth (20th) in each Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.


      Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and
(iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

      Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

      In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

- With respect to each Sub-account (other than the AST Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
      (ii) do not count any transfer that solely

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AMERICAN SKANDIA APEX II PROSPECTUS

Managing Your Account Value continued

      involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.


- We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.


- If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.

- Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

     ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your purchase payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.

      You can Dollar Cost Average from variable investment options or Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

- You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

- You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

- Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

      NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts dur-

36

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

ing the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

AMERICAN SKANDIA MAY OFFER FIXED ALLOCATIONS WITH GUARANTEE PERIODS OF 6 MONTHS OR 12 MONTHS EXCLUSIVELY FOR USE WITH A DOLLAR COST AVERAGING PROGRAM ("DCA FIXED ALLOCATIONS"). DCA FIXED ALLOCATIONS ARE DESIGNED TO AUTOMATICALLY TRANSFER ACCOUNT VALUE IN EITHER 6 OR 12 PAYMENTS UNDER A DOLLAR COST AVERAGING PROGRAM. DOLLAR COST AVERAGING TRANSFERS WILL BEGIN ON THE DAY FOLLOWING THE DATE THE DCA FIXED ALLOCATION IS ESTABLISHED AND EACH MONTH FOLLOWING UNTIL THE ENTIRE PRINCIPAL AMOUNT PLUS EARNINGS IS TRANSFERRED. DCA FIXED ALLOCATIONS MAY ONLY BE ESTABLISHED WITH YOUR INITIAL PURCHASE PAYMENT OR ADDITIONAL PURCHASE PAYMENTS. YOU MAY NOT TRANSFER EXISTING ACCOUNT VALUE TO A DCA FIXED ALLOCATION. WE RESERVE THE RIGHT TO TERMINATE OFFERING THESE SPECIAL PURPOSE FIXED ALLOCATIONS AT ANY TIME.

      Account Value allocated to the DCA Fixed Allocation will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).


      The Dollar Cost Averaging program is not available if you elect the Guaranteed Return Option Plus(SM), the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also not available when you elect an asset allocation program.


DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?


Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you requested. With automatic rebalancing, we transfer the appropriate amount from the " overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.



      There is no minimum Account Value required to enroll in automatic rebalancing. All rebalancing transfers as part of an automatic rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the automatic rebalancing program may be restricted if you are enrolled in certain other optional programs.


ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?


Yes. Certain "static asset allocation programs" are available for use with the Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see the Appendix entitled "Additional Information on the Asset Allocation Programs."



      Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. We


                                                                              37

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AMERICAN SKANDIA APEX II PROSPECTUS

Managing Your Account Value continued


reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.


DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus(SM) (GRO Plus(SM)) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO).) Both the Balanced Investment Program and GRO Plus allow you to allocate a portion of your Account Value to the available variable investment options while ensuring that your Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation. Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case). You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment. You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under the Annuity. Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

      EXAMPLE

      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

      The GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value

* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

subject to a separate maturity period (and its anniversaries).
The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program. See "Living Benefit Programs," later in this Prospectus, for more information about this program.

MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?


Yes. Your Investment Professional may direct the allocation of your Account Value and request financial transactions between investment options while you are living, subject to our rules and unless you tell us otherwise. IF YOUR INVESTMENT PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR INVESTMENT PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your investment professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.


MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.


      Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your Annuity, you may incur adverse tax consequences, a CDSC and/or a Market Value Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g. the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.) WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISOR AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISOR'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISOR. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor. Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your Annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.



      We or an affiliate of ours may provide administrative support to licensed, registered Investment Professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Investment Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an Investment Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of American Skandia. Contracts managed by your investment professional also are subject to the restrictions on


                                                                              39

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AMERICAN SKANDIA APEX II PROSPECTUS

Managing Your Account Value continued

transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?". Since transfer activity under contracts managed by an investment professional or third party investment advisor may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com). LIMITATIONS THAT WE MAY IMPOSE ON YOUR INVESTMENT PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.


      The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-752-6342.


      A Guarantee Period for a Fixed Allocation begins:

- when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

- upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

-     when you "renew" a Fixed Allocation by electing a new Guarantee Period.

      To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

AMERICAN SKANDIA MAY OFFER FIXED ALLOCATIONS WITH GUARANTEE PERIODS OF 3 MONTHS OR 6 MONTHS EXCLUSIVELY FOR USE AS A SHORT-TERM FIXED ALLOCATION ("SHORT-TERM FIXED ALLOCATIONS"). SHORT-TERM FIXED ALLOCATIONS MAY ONLY BE ESTABLISHED WITH YOUR INITIAL PURCHASE PAYMENT OR ADDITIONAL PURCHASE PAYMENTS. YOU MAY NOT TRANSFER EXISTING ACCOUNT VALUE TO A SHORT-TERM FIXED ALLOCATION. WE RESERVE THE RIGHT TO TERMINATE OFFERING THESE SPECIAL PURPOSE FIXED ALLOCATIONS AT ANY TIME.

      On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts.

      We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

      The interest rate we credit for a Fixed Allocation is subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any Market Value Adjustment may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

- "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

- "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.

- "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                           [(1+I) / (1+J+0.0010)]N/365

where:

      I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      N is the number of days remaining in the original Guarantee Period.

      If you surrender your Annuity under the right to cancel provision, the MVA formula is

                             [(1 + I)/(1 + J)]N/365

                                                                              41

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AMERICAN SKANDIA APEX II PROSPECTUS

Managing Your Account Value continued

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

- You allocate $50,000 into a Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

- The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

- You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

                    MVA Factor = [(1+I)/(1+J+0.0010)]N/365 =
                           [1.055/1.041](2) = 1.027078

                           Interim Value = $57,881.25

                  Account Value after MVA = Interim Value x MVA
                               Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

                    MVA Factor = [(1+I)/(1+J+0.0010)]N/365 =
                          [1.055/1.071)](2) = 0.970345

                           Interim Value = $57,881.25

                  Account Value after MVA = Interim Value x MVA
                              Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

     IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

Access To Account Value

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. The CDSC will be assessed on the amount of Purchase Payments, not on the Account Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
(For more information, see "Tax Considerations".)

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

- To meet liquidity needs, you can withdraw a limited amount from your Annuity during each of Annuity Years 1-4 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free Withdrawal you may request is $100.


- You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount will depend on the Annuity's Surrender Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100.


      When we determine if a CDSC applies to partial withdrawals and Systematic Withdrawals, we will first determine what, if any, amounts qualify as a Free Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

      You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

      Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.


      To request the forms necessary to make a withdrawal from your Annuity, call 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


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Access To Account Value continued

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEAR 1-4


The maximum Free Withdrawal amount during each of Annuity Year 1 through Annuity Year 4 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payments) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. If, during Annuity Years 1 through 4, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.


ANNUITY YEAR 5+

After Annuity Year 4, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

      NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first four (4) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional Purchase Payments. The maximum Free Withdrawal amount during each of the first four Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional Purchase Payment of $5,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 and 4 would be 10% of $15,000, or $1,500. From Annuity Year 5 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free Withdrawal of $500 in Annuity Year 2 and $1,000 in Annuity Year 3. If you surrender your Annuity in Annuity Year 4, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a partial withdrawal during the first four (4) Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the partial withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. The maximum Free Withdrawal amount during each of Annuity Years 1 through 4 is 10% of all Purchase Payments. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 4, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?


Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals during the first four (4) Annuity Years may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.


      Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from Fixed Allocations are limited to earnings accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic Withdrawals.


      The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in the Annuity for the period requested), we may postpone the withdrawal and add


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                                             AMERICAN SKANDIA APEX II PROSPECTUS

the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100.

      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

      Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

      The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Minimum Distributions but does not apply to Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the Annuity.

      For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market Value Adjustment to any Fixed Allocations.

      Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.


      To request the forms necessary to surrender your Annuity, call 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value.

      This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

- the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the

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AMERICAN SKANDIA APEX II PROSPECTUS

Access To Account Value continued

      "Contingency Event" described below in order to qualify for a medically-related surrender.

- the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

- if the Owner is one or more natural persons, all such Owners must also be alive at such time;

- we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

- this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

      A "Contingency Event" occurs if the Annuitant is:

- first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

- first diagnosed as having a "Fatal Illness" while your Annuity is in force.

      The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?


We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. WE DO NOT GUARANTEE TO MAKE ANY ANNUITY PAYMENT OPTIONS AVAILABLE IN THE FUTURE OTHER THAN THOSE FIXED ANNUITIZATION OPTIONS GUARANTEED IN YOUR ANNUITY. Please refer to the "Guaranteed Minimum Income Benefit" and the "Lifetime Five Income Benefit" under "Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.


      When you purchase an Annuity, or at a later date, you may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.

      Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 4

FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until

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                                             AMERICAN SKANDIA APEX II PROSPECTUS


the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

Option 5
Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.

Option 6
Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.

     We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an Annuity Date within four (4) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

     You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:

o a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and
o the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

     If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your Annuity to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

HOW ARE ANNUITY PAYMENTS CALCULATED?
Fixed Annuity Payments (Options 1-4)
If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

Variable Annuity Payments
Generally, we offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as other factors described below. The greater the AIR, the greater the first annuity payment.


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AMERICAN SKANDIA APEX II PROSPECTUS

Access To Account Value continued


A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options 5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.


      -     VARIABLE PAYMENTS (OPTIONS 1-3)

            We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

      -     STABILIZED VARIABLE PAYMENTS (OPTION 5)

            This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

      -     STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6)

            This option provides guaranteed payments for life in the same manner as Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.

      The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

ADJUSTABLE ANNUITY PAYMENTS


We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.


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                                             AMERICAN SKANDIA APEX II PROSPECTUS

Living Benefit Programs

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:

- protecting a principal amount from decreases in value due to investment performance as of specified future dates;

- taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or

- guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.

      Below is a brief summary of the "living benefits" that American Skandia offers. Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your investment professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g. comparing the tax implications of the withdrawal benefit and annuity payments).

I. THE GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control by allocating and transferring your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.

II. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value (called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.


III. The GUARANTEED MINIMUM INCOME BENEFIT (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total purchase payments under the Annuity and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.


IV. THE LIFETIME FIVE INCOME BENEFIT guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for

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AMERICAN SKANDIA APEX II PROSPECTUS

Living Benefit Programs continued

      non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM))

THE GUARANTEED RETURN OPTION PLUS DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION PLUS IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM (AND IT IS CURRENTLY ACTIVE), THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT, OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.

      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

      The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL

VALUE/ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

- BASE GUARANTEE: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

- ENHANCED GUARANTEE: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

      MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE PROGRAM (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE, THE BASE GUARANTEE WILL REMAIN IN EFFECT. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value.

      Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

WITHDRAWALS UNDER YOUR ANNUITY

Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than systematic withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic withdrawals will be taken pro-rata from the Variable Investment Options and any Fixed Allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

      Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for the Plus40(TM) Optional Life Insurance Rider (not currently offered for sale) and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

- The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

- the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

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AMERICAN SKANDIA APEX II PROSPECTUS

Living Benefit Programs continued

      - B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

      The resulting base guarantee amount is: $237,500 x (1 - $7,500 / $177,500), or $227,464.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

- The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE PROTECTED PRINCIPAL VALUE AND/OR THE ENHANCED PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE BASE GUARANTEE OR ANY ENHANCED GUARANTEE, OR ANY ANNIVERSARY OF SUCH MATURITY DATE(S), A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO FIXED ALLOCATIONS TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT(S). IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND NEW FIXED ALLOCATIONS MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE(S) BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE APPLICABLE GUARANTEED AMOUNT(S), CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.

      Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

     American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

Election of the Program
The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus, will be treated as any other termination of the Guaranteed Return Option (see below), including the termination of any guaranteed amount, and application of any applicable Market Value Adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity based on the current Account Value.

Termination of the Program
You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus program entirely. If you terminate the program entirely you can subsequently elect to participate in the program again (based on the Account Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same business day on which a program termination was effected. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.

     The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

     The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

Special Considerations under the Guaranteed Return Option Plus
This program is subject to certain rules and restrictions, including, but not limited to the following:

o Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger

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AMERICAN SKANDIA APEX II PROSPECTUS

Living Benefit Programs continued

      may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.

- You cannot allocate any portion of Purchase Payments or transfer Account Value to or from a Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.

- Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.

- Transfers from the Sub-accounts to Fixed Allocations or from Fixed Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

- Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed Allocations.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

GUARANTEED RETURN OPTION (GRO)

THE GUARANTEED RETURN OPTION DESCRIBED BELOW IS OFFERED ONLY IN THOSE JURISDICTIONS WHERE WE HAVE NOT YET RECEIVED REGULATORY APPROVAL FOR THE GUARANTEED RETURN OPTION PLUS AS OF THE DATE THE ELECTION OF THE OPTION IS MADE. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION IS NOT AVAILABLE IF YOU ELECT THE GRO PLUS RIDER, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.

      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.

      The guarantees provided by the program exist only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE

- Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

      Any amounts added to your Annuity to support our guarantees under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed Allocation relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Fixed Allocation.


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE GUARANTEE A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO THE FIXED ALLOCATION TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT. IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND A NEW FIXED ALLOCATION MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE GUARANTEED AMOUNT, CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.

      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility,

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AMERICAN SKANDIA APEX II PROSPECTUS

Living Benefit Programs continued

interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the business day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date.


TERMINATION OF THE PROGRAM

The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.


      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.


      The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocations may not be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to the Fixed Allocation as of the effective date of the program under some circumstances.

- Annuity Owners cannot allocate any portion of Purchase Payments or transfer Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to the Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from the Fixed Allocation to a variable investment option.

- Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.

- Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

- Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the Fixed Allocation.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be

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                                         AMERICAN SKANDIA APEX II PROSPECTUS

      counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. In those states where the daily deduction of the charge has not yet been approved, the annual charge is deducted annually, in arrears. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

Effective November 18, 2002, American Skandia changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between January 17, 2002 and November 15, 2002 and subsequent to November 19, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the program was elected. Owners who terminate and then re-elect the Guaranteed Return Option or elect to restart the Guaranteed Return Option at any time after November 18, 2002 will be subject to the charge method described above.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.

      We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the program -- the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.

KEY FEATURE -- PROTECTED VALUE

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

      The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.

- If you elect the GMWB program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

- IF WE OFFER THE GMWB PROGRAM TO EXISTING ANNUITY OWNERS, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial Protected Value.

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Living Benefit Programs continued

- If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment.


      You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th Annuity anniversary following the first withdrawal under the GMWB program. The Protected Value can be stepped up again on or after the 5th Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.


      Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

KEY FEATURE -- PROTECTED ANNUAL WITHDRAWAL AMOUNT

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

      THE GMWB PROGRAM DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

- If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

- Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment.

- If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

      The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000):

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:


- The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

- The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

- the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);

- The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

      - B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).

      The resulting Protected Value is: $232,500 x (1 - $2,500 / $212,500), or $229,764.71.

- the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 - $2,500 / $212,500), or $17,294.12.

- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT

A $10,000 withdrawal is made on October 13, 2005 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

- the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

- The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER THE GMWB PROGRAM

- In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

- If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB PROGRAM DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB PROGRAM WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.

- If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB PROGRAM AND BEGIN RECEIVING

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Living Benefit Programs continued

      ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.

Other Important Considerations

- Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.

- Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

- The GMWB program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

ELECTION OF THE PROGRAM

Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual Withdrawal Amount.

      We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.

TERMINATION OF THE PROGRAM

The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.

      The charge for the GMWB program will no longer be deducted from your Account Value upon termination of the program.

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

- If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.

- If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70-1/2. The

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM, GUARANTEED RETURN OPTION PLUS PROGRAM, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.

      We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- PROTECTED INCOME VALUE


The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.


      The Protected Income Value is subject to a limit of 200% (2x) of the sum of the Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.

- Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected

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Living Benefit Programs continued

      Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

- As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.


      Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB program is in effect, and only while the Annuitant is less than age 76.


- A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

- The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

- When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

- If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

- A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.


      Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.



      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:


- the Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the


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withdrawal, the Account Value is $220,000 and the Protected Income Value is
$242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:


- the Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);


-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

      The resulting Protected Income Value is: $239,506.64 x (1 - $7,500 / $217,500), or $231,247.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:



- the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).



- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).


KEY FEATURE -- GMIB ANNUITY PAYMENTS


You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.



      The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.


      ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

GMIB ANNUITY PAYMENT OPTION 1 -- PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 -- PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

- If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

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Living Benefit Programs continued

- If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

      You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS


- YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR CONTRACT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the Annuity or any optional death benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.


- The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

- Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

- If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

- Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

- At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

ELECTION OF THE PROGRAM

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of that date will be used to calculate the Protected Income Value as of the effective date of the program.

TERMINATION OF THE PROGRAM

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary (unless your surviving

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spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

      Upon termination of the GMIB program we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

      The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

      No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)


THE LIFETIME FIVE INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, LIFETIME FIVE CAN BE ELECTED ONLY ONCE EACH ANNUITY YEAR, AND ONLY WHERE THE ANNUITANT AND THE OWNER ARE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE IS ONLY ONE ANNUITANT. WE RESERVE THE RIGHT TO LIMIT THE ELECTION FREQUENCY IN THE FUTURE. BEFORE MAKING ANY SUCH CHANGE TO THE ELECTION FREQUENCY, WE WILL PROVIDE PRIOR NOTICE TO OWNERS WHO HAVE AN EFFECTIVE LIFETIME FIVE INCOME BENEFIT. THE ANNUITANT MUST BE AT LEAST 45 YEARS OLD WHEN THE PROGRAM IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR THE GUARANTEED MINIMUM INCOME BENEFIT RIDER. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER OUR ASSET ALLOCATION PROGRAMS, WHICH ARE GENERALLY DESCRIBED IN THE "ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?" SECTION ABOVE. FOR FURTHER INFORMATION ON ASSET ALLOCATION PROGRAMS, PLEASE CONSULT WITH YOUR INVESTMENT PROFESSIONAL OR CALL 1-800-752-6342.


      We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of

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Living Benefit Programs continued


the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.


KEY FEATURE -- PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent Purchase Payments.

- If you elect the Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

- For existing Owners who are electing the Lifetime Five benefit, the Account Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

- If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.

      You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value. You are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.

      Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

      The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro-rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five program,

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if your cumulative withdrawals in an Annuity Year are less than or equal to the
Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.


KEY FEATURE -- ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

      The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

- If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

- If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs

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Living Benefit Programs continued

on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to $240,000.

      The initial Protected Withdrawal Value is calculated as the greatest of
(a), (b) and (c):

      (a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 x 1.05(393/365) =
            $263,484.33

      (b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

      (c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

      Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

- Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

- Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000 = $3,250 Annual Income Amount for future Annuity Years remains at $13,250

-     Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

      (a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

- Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550
      Annual Withdrawal Amount for future Annuity Years remains at $18,550

-     Remaining Annual Income Amount for current Annuity Year = $0
      Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x $13,250 = $93
      Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

-     Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

      (b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

-     Remaining Annual Withdrawal Amount for current Annuity Year = $0
      Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

- Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 - $18,550) x $18,550 = $489
      Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 =
      $18,061

-     Remaining Annual Income Amount for current Annuity Year = $0
      Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x $13,250 = $623 Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627

- Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

- Proportional reduction = Excess Withdrawal / Account Value before Excess Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x $246,450 = $6,503

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

      Protected Withdrawal Value = $246,450 - max {$6,450, $6,503} = $239,947

EXAMPLE 3. STEP-UP OF THE PROTECTED WITHDRAWAL VALUE

If the Annual Income Amount ($13,250) is withdrawn each year starting on March 1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 x 5)}. If a step-up is elected on March 1, 2011, then the following values would result:

-     Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000

- Annual Income Amount is equal to the greater of the current Annual Income Amount or 5% of the stepped-up Protected Withdrawal Value. Current Annual Income Amount is $13,250. 5% of the stepped-up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.

- Annual Withdrawal Amount is equal to the greater of the current Annual Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value. Current Annual Withdrawal Amount is $18,550. 7% of the stepped-up Protected Withdrawal Value is 7% of $240,000, which is $16,800. Therefore the Annual Withdrawal Amount remains $18,550.

BENEFITS UNDER THE LIFETIME FIVE PROGRAM

- If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.


- If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:


      (1)   apply your Account Value to any annuity option available; or

      (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

      (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.


      We must receive your request in a form acceptable to us at our office.


- In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

      (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

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AMERICAN SKANDIA APEX II PROSPECTUS

Living Benefit Programs continued

      (2)   the Account Value.

- If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

- Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.

- Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.


- You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Asset allocation programs are described generally in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.


ELECTION OF THE PROGRAM

The Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected Annual Withdrawal Amount, and the Annual Income Amount.

TERMINATION OF THE PROGRAM

The program terminates automatically when your Protected Withdrawal Value and Annual Income Amount equals zero. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant (but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.

      The charge for the Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

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                                         AMERICAN SKANDIA APEX II PROSPECTUS

Death Benefit

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. IF THE ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF THE ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS.

      The BASIC DEATH BENEFIT is the greater of:

- The sum of all Purchase Payments less the sum of all proportional withdrawals.

- The sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations.

"PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

      THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

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AMERICAN SKANDIA APEX II PROSPECTUS

Death Benefit continued

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.    the BASIC DEATH BENEFIT described above;

      PLUS

2.    40% of your "GROWTH" under the Annuity, as defined below.

      "GROWTH" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase Payments reduced by the sum of all proportional withdrawals.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT.

      See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2.    the Highest Anniversary Value as of the Owner's date of death.

      If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

      THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT.

      Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death

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                                             AMERICAN SKANDIA APEX II PROSPECTUS


Benefit for Owners who are age 76 or older when the Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.


See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.    the basic Death Benefit described above; and

2.    the Highest Anniversary Value death benefit described above, and

3.    5% Roll-up described below.

      The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

- all Purchase Payments increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

      MINUS

- the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

      If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

- the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments made after the Death Benefit Target Date;

      MINUS

-     the sum of all withdrawals which reduce the 5% Roll-up proportionally.


      PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.


THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.

      See Appendix B for examples of how the Combination 5% Roll-up and Highest Anniversary Value Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

- The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

- The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

- The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

- The Anniversary Value is the Account Value as of each anniversary of the Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

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AMERICAN SKANDIA APEX II PROSPECTUS

Death Benefit continued

o Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.

Highest Daily Value Death Benefit ("HDV")

--------------------------------------------------------------------------------
If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.

If you elect this benefit, you must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.
--------------------------------------------------------------------------------

     The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

     If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

     1.  the basic Death Benefit described above; and

     2.  the HDV as of the Owner's date of death.

     If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

     1.  the basic Death Benefit described above; and

     2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

     The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

--------------------------------------------------------------------------------
  The Highest Daily Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The Highest Daily Value Death Benefit is not available if you elect the Guaranteed Return Option, Guaranteed Return Option Plus, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.
--------------------------------------------------------------------------------

Key Terms Used with the Highest Daily Value Death Benefit:

o The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

o The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments since such date.

o The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment.

o Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500. Please see Appendix B to this prospec-


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                                             AMERICAN SKANDIA APEX II PROSPECTUS


      tus for a hypothetical example of how the HDV Death Benefit is calculated.


ANNUITIES WITH JOINT OWNERS


For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.


ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?

You can terminate the Enhanced Beneficiary Protection Death Benefit and Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?

We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.

      Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

AMERICAN SKANDIA'S ANNUITY REWARDS

WHAT IS THE ANNUITY REWARDS BENEFIT?


The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, American Skandia guarantees that the Death Benefit will not be less than:


- your Account Value in the variable investment options plus the Interim Value in any Fixed Allocations as of the effective date of the benefit

- MINUS any proportional withdrawals* following the effective date of the benefit

- PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the basic Death Benefit calculation and any Optional Death Benefits available under the Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.

WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?

Owners can elect the Annuity Rewards Death Benefit enhancement following the fourth (4th) anniversary of the Annuity's Issue Date. However, on the date that the Annuity Rewards Benefit is effective, the Account Value must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any optional death benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

* "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a 50% reduction in the amount payable under the Death Benefit.

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Death Benefit continued

o as a lump sum amount at any time within five (5) years of the date of death; or

o as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

     Unless you have made an election prior to death benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

Spousal Beneficiary -- Assumption of Annuity
You may name your spouse as your Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

     See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

Qualified Beneficiary Continuation Option
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

o If death occurs before the date Minimum Distributions must begin under the Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

o If death occurs after the date Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.

     A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

     Upon election of this Qualified Beneficiary Continuation option:

o the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

o the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.

o the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

o the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

      to the Owner, except that the Sub-accounts offered will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

- the Fixed Allocations will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

-     no additional Purchase Payments can be applied to the Annuity.

- other optional Benefits will be those offered under the Qualified Beneficiary Continuation option at the time of election.

- the basic Death Benefit and any optional Death Benefits elected by the Owner will no longer apply to the Beneficiary.

- the Beneficiary can request a withdrawal of all or a portion of the Account Value at any time without application of a CDSC.

- upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

- all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified Beneficiary Continuation option.

ARE THERE ANY EXCEPTIONS TO THESE RULES FOR PAYING THE DEATH BENEFIT?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

WHEN DO YOU DETERMINE THE DEATH BENEFIT?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

      Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT MAY BE SUBJECT TO MARKET FLUCTUATIONS.

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AMERICAN SKANDIA APEX II PROSPECTUS

Valuing Your Investment

HOW IS MY ACCOUNT VALUE DETERMINED?


During the accumulation period, the Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Loyalty credit we apply. When determining the Account Value on a day more than 30 days prior to a Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.


WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

      Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from a Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?


American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.


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                                             AMERICAN SKANDIA APEX II PROSPECTUS

      There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

      The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

      American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

-     trading on the NYSE is restricted;

- an emergency exists making redemption or valuation of securities held in the separate account impractical; or

- the SEC, by order, permits the suspension or postponement for the protection of security holders.

      INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

      ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase Payments you make according to your most recent allocation instructions if none are provided.


      SCHEDULED TRANSACTIONS: "Scheduled" transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.


      UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

      MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

      TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of units in one of the ProFunds VP Sub-account between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

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AMERICAN SKANDIA APEX II PROSPECTUS

Valuing Your Investment continued

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?


TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the charge, however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).


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                                             AMERICAN SKANDIA APEX II PROSPECTUS

Tax Considerations

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

      Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

      It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

      If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.


      If you choose to defer the Annuity Date beyond the default date for your Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment Option?"


TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

      If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

      If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

      After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of

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AMERICAN SKANDIA APEX II PROSPECTUS

Tax Considerations continued

the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

TAX PENALTY ON WITHDRAWALS AND ANNUITY PAYMENTS

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

-     the amount is paid on or after you reach age 59-1/2 or die;

-     the amount received is attributable to your becoming disabled;

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59-1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or

- the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax Status section in the Statement of Additional Information.)

      Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

TAXES PAYABLE BY BENEFICIARIES

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

      Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

      Tax consequences to the beneficiary vary among the death benefit payment options.

-     Choice 1: the beneficiary is taxed on earnings in the contract.

- Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

- Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

      CONSIDERATIONS FOR CONTINGENT ANNUITANTS: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use an Annuity in such a fashion.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding.

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3 exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

      State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

      Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

      An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated.

      Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

      Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

      If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

      If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

      If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

      Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

- The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

- Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

- You transfer your contract to, or designate, a beneficiary who is either 37 1/2 years younger than you or a grandchild.

- You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

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Tax Considerations continued

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

      Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a), 408(b) and 408A of the Code. In addition, this contract may be purchased for use in connection with a corporate Pension and Profit-sharing plan (subject to 401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code). This description assumes that you have satisfied the requirements for eligibility for these products.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

      You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional taxbenefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX FAVORED PLANS

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.

      Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan or transfer from another IRA. In 2005 the limit is $4,000; increasing to $5,000; in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500, increasing to $1,000 in 2006 and years thereafter.

      The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

      Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

- You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

-     Your rights as owner are non-forfeitable;

-     You cannot sell, assign or pledge the contract;

- The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

- The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

- Death and annuity payments must meet "minimum distribution requirements" described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

-     A 10% "early distribution penalty" described below;

- Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

-     Failure to take a minimum distribution also described below.

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

      SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

- If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
      (a) $42,000 in 2005 or (b) 25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2005, this limit is $210,000;

- SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

- SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SAR-SEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation.

      You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

      ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

-     Contributions to a Roth IRA cannot be deducted from your gross income;

- "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and
      (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

- If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

      Because of the way the contract is designed, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA or Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.

      TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

-     Your attainment of age 59 1/2;

-     Your severance of employment;

-     Your death;

-     Your total and permanent disability; or

- Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

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AMERICAN SKANDIA APEX II PROSPECTUS

Tax Considerations continued

      In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

     These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a mutual fund "custodial account" described under Code Section 403(b)(7).

     Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Minimum Distribution Requirements and Payment Option
If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.

     Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the actuarial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier (but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.

     You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

     Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

Penalty for Early Withdrawals
You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
o    the amount is paid on or after you reach age 59 1/2 or die;
o    the amount received is attributable to your becoming disabled; or
o generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.)

     Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding

Unless a distribution is an eligible rollover distribution that is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

o For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

o    For all other distributions, we will withhold at a 10% rate.

     We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevents a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

      Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

      Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

      Please consult your tax advisor if you have any additional questions.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS -- QUALIFIED CONTRACTS

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.


      Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.


      Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Plans). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

      IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

ADDITIONAL INFORMATION


For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.


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AMERICAN SKANDIA APEX II PROSPECTUS

General Information

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?


American Skandia Life Assurance Corporation, a Prudential Financial Company ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.


      American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

      Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc. Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

      No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American Skandia. The amount of our obligation in relation to allocations to the Sub-accounts is based on the investment performance of such Sub-accounts. However, the obligations themselves are our general corporate obligations.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of American Skandia Life Assurance

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                                             AMERICAN SKANDIA APEX II PROSPECTUS

Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

      Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

      Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act. Effective November 18, 2002 each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B had no impact on Annuity Owners.

      We reserve the right to make changes to the Sub-accounts available under the Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

      VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in American Skandia Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

      There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

      We currently employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no

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AMERICAN SKANDIA APEX II PROSPECTUS

General Information continued

obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

     We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights
We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

     American Skandia Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, American Skandia Investment Services, Incorporated ("ASISI") and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI, Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts
It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to American Skandia
American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75% (currently) of the average assets allocated to the Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.

     In addition, the investment adviser, subadvisor or distributor of the underlying Portfolios may also compensate us by provid-

                                             AMERICAN SKANDIA APEX II PROSPECTUS

ing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These service may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor of American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

     ASM's principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM is registered as broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").

     The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the Annuity directly to potential purchasers.

     Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 5.5%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.

     In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000 for these arrangements is provided in the Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

AMERICAN SKANDIA APEX II PROSPECTUS

General Information continued

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

American Skandia publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176 (Telephone: 203-926-1888). The SEC file number for American Skandia is 33-44202. You may read and copy any filings made by American Skandia with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS
The financial statements of the separate account and American Skandia Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US
You can contact us by:
o calling our Customer Service Team at 1-800-752-6342 during our normal business hours, 8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or Skandia's telephone automated response system at 1-800-766-4530.

o writing to us via regular mail at American Skandia -- Variable Annuities, P.O. Box 7960, Philadelphia, PA 19176 OR for express mail American Skandia -- Variable Annuities, 2101 Welsh Road, Dresher, PA 19025 NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

o sending an email to customerservice@skandia.com or visiting our Internet Website at www.americanskandia.com.

o accessing information about your Annuity through our Internet Website at www.americanskandia.com.

     You can obtain account information by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

     Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

     American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic,

                                             AMERICAN SKANDIA APEX II PROSPECTUS

facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS
As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business. American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:

General Information about American Skandia
o  American Skandia Life Assurance Corporation
o  American Skandia Life Assurance Corporation Variable Account B
o  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia Marketing, Incorporated

Payments Made to Promote Sale of Our Products

How the Unit Price is Determined

Additional Information on Fixed Allocations
o  How We Calculate the Market Value Adjustment

General Information
o  Voting Rights
o  Modification
o  Deferral of Transactions
o  Misstatement of Age or Sex
o  Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

                       This page intentionally left blank

                                                                      APPENDIX A

Appendix A -- Condensed Financial Information About Separate Account B
--------------------------------------------------------------------------------
AMERICAN SKANDIA APEX II PROSPECTUS

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.


Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2005.

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS





Appendix A -- Condensed Financial Information About Separate Account B
--------------------------------------------------------------------------------



                                                               Year Ended December 31,
                                                 ---------------------------------------------------
Sub-account                                            2004              2003              2002
----------------------------------------------   ---------------   ---------------   ---------------
AST JP Morgan International Equity Portfolio
  With No Optional Benefits
  Unit Price                                      $       12.67     $      11.00               8.56
  Number of Units                                     3,227,381        2,415,394         2,569,506
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $       14.65     $      12.75               9.95
  Number of Units                                     2,064,681          936,678            90,759
  With GMWB
  Unit Value                                      $       14.62     $      12.74                --
  Number of Units                                       217,166           17,098                --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $       14.57     $      12.72               9.95
  Number of Units                                       284,319          141,470             6,047
  With any one of EBP or HAV and GMWB
  Unit Value                                      $        7.86     $       6.87                --
  Number of Units                                       428,765          400,112                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $       14.49     $      12.68                --
  Number of Units                                        38,292           13,590                --
  With HAV, EBP and GMWB
  Unit Price                                      $       12.32               --                --
  Number of Units                                        20,718               --                --
------------------------------------------  --    -------------     ------------       ------------
AST William Blair International Growth (1997)
  With No Optional Benefits
  Unit Price                                      $       15.30     $      13.39               9.72
  Number of Units                                    11,265,469        5,547,558           835,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $       15.21     $      13.35               9.72
  Number of Units                                    15,481,627        6,498,151            78,368
  With GMWB
  Unit Value                                      $       15.18     $      13.34                --
  Number of Units                                     1,821,923          103,740                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $       15.13     $      13.32               9.71
  Number of Units                                     2,722,552        1,009,679             5,178
  With any one of EBP or HAV and GMWB
  Unit Value                                      $       15.74     $      13.86                --
  Number of Units                                       545,075           29,434                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $       15.05     $      13.28                --
  Number of Units                                       325,809           32,626                --
  With HAV, EBP and GMWB
  Unit Price                                      $       11.94               --                --
  Number of Units                                       135,829               --                --
------------------------------------------  --    -------------     ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                         Year Ended December 31,
                                            -------------------------------------------------
Sub-account                                       2004              2003             2002
-----------------------------------------   ---------------   ---------------   -------------
AST LSV International Value (1994)
  With No Optional Benefits
  Unit Price                                 $      12.84      $      10.79             8.19
  Number of Units                               1,897,469         1,201,268         269,995
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      15.27      $      12.86             9.79
  Number of Units                                 810,108           368,945          22,770
  With GMWB
  Unit Value                                 $      15.24      $      12.85              --
  Number of Units                                  69,494             5,504              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      15.19      $      12.82              --
  Number of Units                                 119,845            24,374              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       6.69      $       5.65              --
  Number of Units                                 122,795            72,406              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      15.11      $      12.79              --
  Number of Units                                  16,366             1,767              --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.70                --              --
  Number of Units                                   5,736                --              --
------------------------------------  ---    ------------      ------------       ----------
AST MFS Global Equity (1999)
  With No Optional Benefits
  Unit Price                                 $      13.16      $      11.30             9.04
  Number of Units                               2,276,801         1,393,001         969,509
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      14.29      $      12.31             9.87
  Number of Units                               1,897,254           916,888          32,306
  With GMWB
  Unit Value                                 $      14.26      $      12.29              --
  Number of Units                                  98,046             4,306              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      14.22      $      12.27              --
  Number of Units                                 219,580            62,490              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      10.48      $       9.06              --
  Number of Units                                 273,401           308,725              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      14.14      $      12.24              --
  Number of Units                                  26,943             6,069              --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.40                --              --
  Number of Units                                   5,188                --              --
------------------------------------  ---    ------------      ------------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                              Year Ended December 31,
                                                ---------------------------------------------------
Sub-account                                           2004              2003              2002
---------------------------------------------   ---------------   ---------------   ---------------
AST State Street Research Small-Cap Growth(1)
  With No Optional Benefits
  Unit Price                                     $       9.05      $       9.89               6.92
  Number of Units                                   2,242,129         3,292,593         1,970,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      12.33      $      13.50               9.48
  Number of Units                                   1,200,247         1,059,046            47,261
  With GMWB
  Unit Value                                     $      12.30      $      13.49                --
  Number of Units                                     113,913             9,676                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      12.26      $      13.46               9.47
  Number of Units                                     136,313           138,936             6,595
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      15.30      $      16.82                --
  Number of Units                                      67,370            64,850                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      12.19      $      13.43                --
  Number of Units                                      23,253             4,691                --
  With HAV, EBP and GMWB
  Unit Value                                     $       9.32                --                --
  Number of Units                                       1,043                --                --
-----------------------------------------  --    ------------      ------------       ------------
AST DeAM Small-Cap Growth (1999)
  With No Optional Benefits
  Unit Price                                     $      11.98      $      11.13               7.67
  Number of Units                                   1,618,719         1,682,193           639,695
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      15.10      $      14.06               9.71
  Number of Units                                     779,045           480,221            12,122
  With GMWB
  Unit Value                                     $      15.07      $      14.05                --
  Number of Units                                      56,414             1,850                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      15.02      $      14.02               9.71
  Number of Units                                     192,105            89,708             1,728
  With any one of EBP or HAV and GMWB
  Unit Value                                     $       7.07      $       6.61                --
  Number of Units                                     129,475           131,605                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      14.94      $      13.98                --
  Number of Units                                      18,825             3,753                --
  With HAV, EBP and GMWB
  Unit Value                                     $      11.03                --                --
  Number of Units                                       3,398                --                --
-----------------------------------------  --    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                          Year Ended December 31,
                                            ---------------------------------------------------
Sub-account                                       2004              2003              2002
-----------------------------------------   ---------------   ---------------   ---------------
AST Federated Aggressive Growth (2000)
  With No Optional Benefits
  Unit Price                                 $      15.42      $      12.74               7.64
  Number of Units                               4,808,453         3,085,373         1,255,415
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      19.79      $      16.40               9.86
  Number of Units                               5,192,694         2,615,505            63,097
  With GMWB
  Unit Value                                 $      19.75      $      16.38                --
  Number of Units                                 562,771            37,078                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      19.69      $      16.35               9.86
  Number of Units                                 808,007           362,906             4,107
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       9.70      $       8.06                --
  Number of Units                                 324,340            79,226                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      19.58      $      16.30                --
  Number of Units                                  95,514            20,181                --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.64                --                --
  Number of Units                                  53,866                --                --
-------------------------------------  --    ------------      ------------       ------------
AST Goldman Sachs Small-Cap Value (1997)
  With No Optional Benefits
  Unit Price                                 $      15.19      $      12.85               9.26
  Number of Units                               1,541,896         1,504,296         1,492,775
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      16.47      $      13.97              10.09
  Number of Units                                 222,905           102,500               624
  With GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                           --                --                --
  Number of Units                                      --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      19.58      $      16.67                --
  Number of Units                                  61,521            73,852                --
  With HAV, EBP and GRO Plus
  Unit Price                                           --                --                --
  Number of Units                                      --                --                --
  With HAV, EBP and GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
-------------------------------------  --    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                           Year Ended December 31,
                                            -----------------------------------------------------
Sub-account                                       2004               2003               2002
-----------------------------------------   ----------------   ----------------   ---------------
AST Small-Cap Value (1997)
  With No Optional Benefits
  Unit Price                                 $       14.22      $       12.42               9.30
  Number of Units                               10,785,030         10,183,346         6,141,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       15.34      $       13.43              10.08
  Number of Units                               10,169,483          5,824,200           209,790
  With GMWB
  Unit Value                                 $       15.31      $       13.41                --
  Number of Units                                1,007,926            100,155                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       15.26      $       13.39              10.08
  Number of Units                                1,690,870            767,455            17,411
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       15.87      $       13.95                --
  Number of Units                                  465,784            275,971                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       15.17      $       13.35                --
  Number of Units                                  166,852             34,978                --
  With HAV, EBP and GMWB
  Unit Value                                 $       12.11                 --                --
  Number of Units                                   91,011                 --                --
------------------------------------  ---    -------------      -------------       ------------
AST DeAM Small-Cap Value (2002)
  With No Optional Benefits
  Unit Price                                 $       12.99      $       10.81               7.66
  Number of Units                                2,143,020          1,134,865           423,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       17.00      $       14.19              10.08
  Number of Units                                1,054,696            434,509            11,686
  With GMWB
  Unit Value                                 $       16.96      $       14.17                --
  Number of Units                                  236,402             10,756                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       16.90      $       14.15              10.08
  Number of Units                                  213,632             70,597             5,211
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       12.78      $       10.70                --
  Number of Units                                   63,057             22,847                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       16.81      $       14.11                --
  Number of Units                                   14,277                879                --
  With HAV, EBP and GMWB
  Unit Value                                 $       12.71                 --                --
  Number of Units                                      634                 --                --
------------------------------------  ---    -------------      -------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                            Year Ended December 31,
                                              ---------------------------------------------------
Sub-account                                         2004              2003              2002
-------------------------------------------   ---------------   ---------------   ---------------
AST Goldman Sachs Mid-Cap Growth (2000)
  With No Optional Benefits
  Unit Price                                   $      11.80      $      10.31               7.97
  Number of Units                                 4,375,813         3,027,057         1,273,118
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      14.55      $      12.75               9.87
  Number of Units                                 5,139,643         2,379,820            66,279
  With GMWB
  Unit Value                                   $      14.52      $      12.73                --
  Number of Units                                   516,261            37,400                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      14.47      $      12.71               9.87
  Number of Units                                   994,493           365,115             2,488
  With any one of EBP or HAV and GMWB
  Unit Value                                   $       4.24      $       3.73                --
  Number of Units                                   457,010           175,708                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      14.39      $      12.68                --
  Number of Units                                   124,672            12,201                --
  With HAV, EBP and GMWB
  Unit Value                                   $      11.91                --                --
  Number of Units                                    33,665                --                --
---------------------------------------  --    ------------      ------------       ------------
AST Neuberger Berman Mid-Cap Growth (1994)
  With No Optional Benefits
  Unit Price                                   $      10.86      $       9.51               7.41
  Number of Units                                 4,715,301         3,415,318         2,175,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      13.87      $      12.18               9.51
  Number of Units                                 2,211,800         1,089,649            44,760
  With GMWB
  Unit Value                                   $      13.84      $      12.17                --
  Number of Units                                   153,923            16,702                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      13.80      $      12.15               9.51
  Number of Units                                   377,548            96,879             1,311
  With any one of EBP or HAV and GMWB
  Unit Value                                   $       6.81      $       6.01                --
  Number of Units                                   369,234           294,816                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      13.72      $      12.11                --
  Number of Units                                    38,051             5,407                --
  With HAV, EBP and GMWB
  Unit Value                                   $      11.70                --                --
  Number of Units                                    18,225                --                --
---------------------------------------  --    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                           Year Ended December 31,
                                             ----------------------------------------------------
Sub-account                                        2004               2003              2002
------------------------------------------   ----------------   ---------------   ---------------
AST Neuberger Berman Mid-Cap Value (1994)
  With No Optional Benefits
  Unit Price                                  $       14.51      $      12.01               8.96
  Number of Units                                11,461,684         8,530,129         5,118,558
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $       16.08      $      13.34               9.98
  Number of Units                                 9,335,291         4,786,623           163,415
  With GMWB
  Unit Value                                  $       16.04      $      13.33                --
  Number of Units                                   937,314            87,253                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $       15.99      $      13.31               9.97
  Number of Units                                 1,457,788           610,598            10,745
  With any one of EBP or HAV and GMWB
  Unit Value                                  $       15.99      $      13.32                --
  Number of Units                                   537,445           370,965                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $       15.91      $      13.27                --
  Number of Units                                   154,749            21,843                --
  With HAV, EBP and GMWB
  Unit Value                                  $       12.97                --                --
  Number of Units                                    95,076                --                --
--------------------------------------  --    -------------      ------------       ------------
AST Alger All-Cap Growth (2000)
  With No Optional Benefits
  Unit Price                                  $        9.67      $       9.07               6.80
  Number of Units                                 1,798,457         2,002,166           658,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $       13.25      $      12.45               9.36
  Number of Units                                   715,598           636,548             6,409
  With GMWB
  Unit Value                                  $       13.22      $      12.43                --
  Number of Units                                   119,566            10,356                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $       13.17      $      12.41               9.36
  Number of Units                                   141,575           106,376             3,466
  With any one of EBP or HAV and GMWB
  Unit Value                                  $        6.19      $       5.84                --
  Number of Units                                   107,188            87,326                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $       13.10      $      12.38                --
  Number of Units                                    22,732             4,810                --
  With HAV, EBP and GMWB
  Unit Value                                  $       10.73                --                --
  Number of Units                                     6,346                --                --
--------------------------------------  --    -------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                            Year Ended December 31,
                                              ---------------------------------------------------
Sub-account                                         2004              2003              2002
-------------------------------------------   ---------------   ---------------   ---------------
AST Gabelli All-Cap Value (2000)
  With No Optional Benefits
  Unit Price                                   $      12.38      $      10.91               8.17
  Number of Units                                 2,587,064         2,513,413         1,200,225
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      15.14      $      13.38              10.04
  Number of Units                                 1,071,978           727,500            28,449
  With GMWB
  Unit Value                                   $      15.11      $      13.37                --
  Number of Units                                   116,474            12,627                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      15.06      $      13.35              10.04
  Number of Units                                   256,671           127,279                88
  With any one of EBP or HAV and GMWB
  Unit Value                                   $      11.15      $       9.89                --
  Number of Units                                   194,765           166,080                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      14.98      $      13.31                --
  Number of Units                                     8,849             1,455                --
  With HAV, EBP and GMWB
  Unit Value                                   $      12.11                --                --
  Number of Units                                     7,555                --                --
---------------------------------------  --    ------------      ------------       ------------
AST T. Rowe Price Natural Resources (1995)
  With No Optional Benefits
  Unit Price                                   $      16.25      $      12.59               9.59
  Number of Units                                 2,040,188         2,011,627           724,670
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      17.60      $      13.67              10.44
  Number of Units                                 1,025,462           433,891             7,378
  With GMWB
  Unit Value                                   $      17.56      $      13.66                --
  Number of Units                                   172,186            24,634                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      17.50      $      13.63              10.44
  Number of Units                                   158,672            77,245             5,472
  With any one of EBP or HAV and GMWB
  Unit Value                                   $      14.40      $      11.23                --
  Number of Units                                    41,428             6,747                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      17.41      $      13.60
  Number of Units                                    37,779             1,035
  With HAV, EBP and GMWB
  Unit Value                                   $      14.36                --                --
  Number of Units                                    13,775                --                --
---------------------------------------  --    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                          Year Ended December 31,
                                            ---------------------------------------------------
Sub-account                                       2004              2003              2002
-----------------------------------------   ---------------   ---------------   ---------------
AST Alliance Growth 2 (1996)
  With No Optional Benefits
  Unit Price                                 $       9.44      $       9.08               7.46
  Number of Units                               2,378,881         2,098,873         1,869,353
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      11.76      $      11.34               9.34
  Number of Units                               1,189,655           717,430            31,105
  With GMWB
  Unit Value                                 $      11.73      $      11.32                --
  Number of Units                                  84,417             2,206                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      11.70      $      11.30               9.34
  Number of Units                                 297,369           114,477             3,975
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       5.91      $       5.72                --
  Number of Units                                 307,367           267,109                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      11.63      $      11.27                --
  Number of Units                                  15,562             8,067                --
  With HAV, EBP and GMWB
  Unit Value                                 $      10.57                --                --
  Number of Units                                   4,945                --                --
------------------------------------  ---    ------------      ------------       ------------
AST MFS Growth (1999)
  With No Optional Benefits
  Unit Price                                 $       9.97      $       9.16               7.58
  Number of Units                               4,529,834         4,784,269         2,930,432
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      12.39      $      11.41               9.47
  Number of Units                               2,897,175         2,222,614           134,574
  With GMWB
  Unit Value                                 $      12.37      $      11.40                --
  Number of Units                                 304,760            18,900                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      12.33      $      11.38               9.46
  Number of Units                                 442,758           207,063             2,437
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       6.72      $       6.21                --
  Number of Units                                 387,463           262,995                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      12.26      $      11.35                --
  Number of Units                                  52,718            10,550                --
  With HAV, EBP and GMWB
  Unit Value                                 $      11.00                --                --
  Number of Units                                  33,939                --                --
------------------------------------  ---    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                               Year Ended December 31,
                                                ------------------------------------------------------
Sub-account                                           2004               2003               2002
---------------------------------------------   ----------------   ----------------   ----------------
AST Marsico Capital Growth (1997)
  With No Optional Benefits
  Unit Price                                     $       12.26      $       10.78                8.32
  Number of Units                                   28,117,310         20,138,164         10,144,317
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $       13.95      $       12.30                9.51
  Number of Units                                   30,793,077         14,975,841            457,013
  With GMWB
  Unit Value                                     $       13.92      $       12.28                 --
  Number of Units                                    3,136,818            215,988                 --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $       13.88      $       12.26                9.51
  Number of Units                                    4,692,895          2,031,583             30,465
  With any one of EBP or HAV and GMWB
  Unit Value                                     $        9.22      $        8.16                 --
  Number of Units                                    2,016,277            925,591                 --
  With HAV, EBP and GRO Plus
  Unit Price                                     $       13.80      $       12.23                 --
  Number of Units                                      578,919             70,776                 --
  With HAV, EBP and GMWB
  Unit Value                                     $       11.61                 --                 --
  Number of Units                                      263,104                 --                 --
-----------------------------------------  --    -------------      -------------       -------------
AST Goldman Sachs Concentrated Growth (1992)
  With No Optional Benefits
  Unit Price                                     $        9.64      $        9.45                7.67
  Number of Units                                    2,785,100          2,053,023          1,349,939
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $       11.83      $       11.63                9.46
  Number of Units                                    1,641,544            715,845             41,632
  With GMWB
  Unit Value                                     $       11.80      $       11.61                 --
  Number of Units                                      122,739             17,452                 --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $       11.76      $       11.59                 --
  Number of Units                                      277,607             49,620                 --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $        4.46      $        4.40                 --
  Number of Units                                      541,661            395,905                 --
  With HAV, EBP and GRO Plus
  Unit Price                                     $       11.70      $       11.56                 --
  Number of Units                                       10,426                242                 --
  With HAV, EBP and GMWB
  Unit Value                                     $       10.54                 --                 --
  Number of Units                                       12,303                 --                 --
-----------------------------------------  --    -------------      -------------       -------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                               Year Ended December 31,
                                                  -------------------------------------------------
Sub-account                                             2004              2003             2002
-----------------------------------------------   ---------------   ---------------   -------------
AST DeAM Large-Cap Value (2000)
  With No Optional Benefits
  Unit Price                                       $      12.53      $      10.78             8.66
  Number of Units                                     2,351,197         1,072,256         664,649
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      14.36      $      12.39             9.98
  Number of Units                                     1,347,344           583,969          18,250
  With GMWB
  Unit Value                                       $      14.33      $      12.38              --
  Number of Units                                       175,087             9,674              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      14.29      $      12.36             9.97
  Number of Units                                       234,446            58,333           4,906
  With any one of EBP or HAV and GMWB
  Unit Value                                       $      10.72      $       9.28              --
  Number of Units                                       199,601           137,247              --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      14.21      $      12.32              --
  Number of Units                                        16,355             4,412              --
  With HAV, EBP and GMWB
  Unit Value                                       $      12.25                --              --
  Number of Units                                         6,163                --              --
-------------------------------------------  --    ------------      ------------       ----------
AST Alliance/Bernstein Growth + Value(3) (2001)
  With No Optional Benefits
  Unit Price                                       $      10.72      $       9.91             7.99
  Number of Units                                     1,620,391         1,387,072         965,912
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      13.07      $      12.11             9.79
  Number of Units                                     1,011,796           667,395          11,345
  With GMWB
  Unit Value                                       $      13.05      $      12.09              --
  Number of Units                                        72,365             5,118              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      13.00      $      12.07             9.79
  Number of Units                                       256,194           115,455             704
  With any one of EBP or HAV and GMWB
  Unit Value                                       $       9.31      $       8.65              --
  Number of Units                                       215,645           154,955              --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.93      $      12.04              --
  Number of Units                                         7,165             1,041              --
  With HAV, EBP and GMWB
  Unit Value                                       $      11.15                --              --
  Number of Units                                         1,191                --              --
-------------------------------------------  --    ------------      ------------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                           Year Ended December 31,
                                             ---------------------------------------------------
Sub-account                                        2004              2003              2002
------------------------------------------   ---------------   ---------------   ---------------
AST Sanford Bernstein Core Value(4) (2001)
  With No Optional Benefits
  Unit Price                                  $      12.39      $      11.06               8.76
  Number of Units                                4,643,022         3,621,862         6,005,922
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      14.18      $      12.69              10.08
  Number of Units                                3,959,115         2,277,726           386,259
  With GMWB
  Unit Value                                  $      14.15      $      12.67                --
  Number of Units                                  220,419            11,518                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      14.10      $      12.65              10.08
  Number of Units                                  534,389           328,567            30,510
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      11.83      $      10.62                --
  Number of Units                                  303,689           216,416                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      14.03      $      12.62                --
  Number of Units                                   49,912            10,893                --
  With HAV, EBP and GMWB
  Unit Value                                  $      11.86                --                --
  Number of Units                                   57,669                --                --
--------------------------------------  --    ------------      ------------       ------------
AST Cohen & Steers Realty (1998)
  With No Optional Benefits
  Unit Price                                  $      18.49      $      13.63              10.08
  Number of Units                                4,080,179         3,097,315         1,563,489
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      18.84      $      13.92              10.33
  Number of Units                                2,863,749         1,376,696            41,098
  With GMWB
  Unit Value                                  $      18.80      $      13.91                --
  Number of Units                                  184,027            13,615                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      18.74      $      13.88              10.32
  Number of Units                                  538,151           270,852             6,429
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      14.12      $      10.47                --
  Number of Units                                   68,406             8,884                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      18.64      $      13.84
  Number of Units                                   17,014             8,189
  With HAV, EBP and GMWB
  Unit Value                                  $      14.07                --                --
  Number of Units                                    5,246                --                --
--------------------------------------  --    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                                  Year Ended December 31,
                                                    ---------------------------------------------------
Sub-account                                               2004              2003              2002
-------------------------------------------------   ---------------   ---------------   ---------------
AST Sanford Bernstein Managed Index 500(5) (1998)
  With No Optional Benefits
  Unit Price                                         $      11.07      $      10.23               8.17
  Number of Units                                       6,845,369         5,442,511         3,662,406
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         $      13.22      $      12.25               9.81
  Number of Units                                       3,486,237         2,209,334            79,915
  With GMWB
  Unit Value                                         $      13.19      $      12.24                --
  Number of Units                                         389,368            16,957                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         $      13.15      $      12.22               9.81
  Number of Units                                         352,176           203,573               383
  With any one of EBP or HAV and GMWB
  Unit Value                                         $       8.58      $       7.98                --
  Number of Units                                         343,296           293,662                --
  With HAV, EBP and GRO Plus
  Unit Price                                         $      13.08      $      12.18                --
  Number of Units                                           9,296             4,899                --
  With HAV, EBP and GMWB
  Unit Value                                         $      11.31                --                --
  Number of Units                                          43,627                --                --
---------------------------------------------  --    ------------      ------------       ------------
AST American Century Income & Growth (1997)
  With No Optional Benefits
  Unit Price                                         $      11.57      $      10.45               8.25
  Number of Units                                       4,670,846         2,115,438         1,751,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         $      13.80      $      12.50               9.89
  Number of Units                                       2,219,323           846,118            36,829
  With GMWB
  Unit Value                                         $      13.77      $      12.48                --
  Number of Units                                         198,789             2,386                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         $      13.73      $      12.46               9.89
  Number of Units                                         368,328           124,008             8,874
  With any one of EBP or HAV and GMWB
  Unit Value                                         $       9.04      $       8.22                --
  Number of Units                                         372,540           195,232                --
  With HAV, EBP and GRO Plus
  Unit Price                                         $      13.65      $      12.43                --
  Number of Units                                          25,550             4,612                --
  With HAV, EBP and GMWB
  Unit Value                                         $      11.72                --                --
  Number of Units                                           7,406                --                --
---------------------------------------------  --    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                           Year Ended December 31,
                                            -----------------------------------------------------
Sub-account                                       2004               2003               2002
-----------------------------------------   ----------------   ----------------   ---------------
AST Alliance Growth and Income(6) (1992)
  With No Optional Benefits
  Unit Price                                 $       11.46      $       10.50               8.06
  Number of Units                               25,850,506         21,264,670         6,667,373
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       13.91      $       12.77               9.83
  Number of Units                               27,268,222         13,386,166           165,588
  With GMWB
  Unit Value                                 $       13.88      $       12.76                --
  Number of Units                                2,899,917            187,011                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       13.83      $       12.74               9.83
  Number of Units                                4,694,207          2,029,598             6,100
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       10.72      $        9.88                --
  Number of Units                                1,731,512            976,756                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       13.76      $       12.70                --
  Number of Units                                  564,502             69,435                --
  With HAV, EBP and GMWB
  Unit Value                                 $       11.50                 --                --
  Number of Units                                  228,955                 --                --
------------------------------------  ---    -------------      -------------       ------------
AST Hotchkis & Wiley Large-Cap Value
  With No Optional Benefits
  Unit Price                                 $       11.17      $        9.83               8.34
  Number of Units                                3,717,848          2,647,064         2,110,071
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       13.19      $       11.65               9.90
  Number of Units                                1,916,775            651,074            30,714
  With GMWB
  Unit Value                                 $       13.16      $       11.63                --
  Number of Units                                  173,888             21,961                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       13.12      $       11.61               9.90
  Number of Units                                  198,898             90,092             5,934
  With any one of EBP or HAV and GMWB
  Unit Value                                 $        9.78      $        8.66                --
  Number of Units                                  419,818            347,275                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       13.05      $       11.58                --
  Number of Units                                   37,159                332                --
  With HAV, EBP and GMWB
  Unit Value                                 $       11.75                 --                --
  Number of Units                                   23,032                 --                --
------------------------------------  ---    -------------      -------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                                Year Ended December 31,
                                                  ---------------------------------------------------
Sub-account                                             2004              2003              2002
-----------------------------------------------   ---------------   ---------------   ---------------
AST DeAM Global Allocation(7) (1993)
  With No Optional Benefits
  Unit Price                                       $      11.19      $      10.24              8.71
  Number of Units                                     1,061,887           898,161           847,517
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      12.70      $      11.65              9.94
  Number of Units                                       278,657           155,865             3,088
  With GMWB
  Unit Value                                       $      12.67      $      11.64                --
  Number of Units                                        35,622               483                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      12.63      $      11.62              9.93
  Number of Units                                        52,110            34,914                94
  With any one of EBP or HAV and GMWB
  Unit Value                                       $       9.12      $       8.40                --
  Number of Units                                       290,887           303,295                --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.56      $      11.58                --
  Number of Units                                         2,849             1,169                --
  With HAV, EBP and GMWB
  Unit Value                                       $      11.23                --                --
  Number of Units                                         2,193                --                --
-------------------------------------------  --    ------------      ------------         ---------
AST American Century Strategic Balanced (1997)
  With No Optional Benefits
  Unit Price                                       $      11.46      $      10.69      $       9.14
  Number of Units                                     2,335,598         2,045,205         1,126,058
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      12.43      $      11.62      $       9.97
  Number of Units                                     1,308,462           930,516            15,835
  With GMWB
  Unit Value                                       $      12.40      $      11.61                --
  Number of Units                                       175,763            18,977                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      12.36      $      11.59      $       9.97
  Number of Units                                       186,307            58,741             2,760
  With any one of EBP or HAV and GMWB
  Unit Value                                       $      10.08      $       9.46                --
  Number of Units                                       218,686           196,909                --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.29      $      11.56                --
  Number of Units                                        18,231            11,783                --
  With HAV, EBP and GMWB
  Unit Value                                       $      10.98                --                --
  Number of Units                                           125                --                --
-------------------------------------------  --    ------------      ------------      ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                           Year Ended December 31,
                                             ---------------------------------------------------
Sub-account                                        2004              2003              2002
------------------------------------------   ---------------   ---------------   ---------------
AST T. Rowe Price Asset Allocation (1994)
  With No Optional Benefits
  Unit Price                                  $      12.13      $      11.09               9.09
  Number of Units                                3,551,315         2,243,566           921,329
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      13.22      $      12.12               9.96
  Number of Units                                2,109,855           955,716            21,928
  With GMWB
  Unit Value                                  $      13.19      $      12.11                --
  Number of Units                                  349,177            27,414                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      13.15      $      12.09               9.96
  Number of Units                                  464,055           160,339               150
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      11.38      $      10.48                --
  Number of Units                                   39,231             2,741                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      13.08      $      12.05
  Number of Units                                   46,336            31,706
  With HAV, EBP and GMWB
  Unit Value                                  $      11.35                --                --
  Number of Units                                    9,372                --                --
--------------------------------------  --    ------------      ------------         ----------
AST T. Rowe Price Global Bond (1994)
  With No Optional Benefits
  Unit Price                                  $      13.45      $      12.59              11.34
  Number of Units                                4,717,822         2,962,471         1,739,313
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      12.17      $      11.42              10.31
  Number of Units                                6,387,666         1,827,606            36,822
  With GMWB
  Unit Value                                  $      12.14      $      11.40                --
  Number of Units                                  712,411            24,361                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      12.10      $      11.38              10.31
  Number of Units                                1,195,848           279,110             3,700
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      14.05      $      13.23                --
  Number of Units                                  191,816           148,319                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      12.04      $      11.35                --
  Number of Units                                  137,089            12,591                --
  With HAV, EBP and GMWB
  Unit Value                                  $      10.94                --                --
  Number of Units                                   43,652                --                --
--------------------------------------  --    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                           Year Ended December 31,
                                            -----------------------------------------------------
Sub-account                                       2004               2003               2002
-----------------------------------------   ----------------   ----------------   ---------------
AST Goldman Sachs High Yield Portfolio
  With No Optional Benefits
  Unit Price                                 $       12.69      $       11.61               9.71
  Number of Units                               13,717,128         12,201,163         5,592,940
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       13.34      $       12.24              10.26
  Number of Units                                4,901,936          3,684,174            74,022
  With GMWB
  Unit Value                                 $       13.31      $       12.23                --
  Number of Units                                  426,333             27,535                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       13.27      $       12.21              10.26
  Number of Units                                  707,876            379,114             6,524
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       11.51      $       10.60                --
  Number of Units                                  545,726            346,126                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       13.20      $       12.17                --
  Number of Units                                   54,058             28,237                --
  With HAV, EBP and GMWB
  Unit Value                                 $       11.24                 --                --
  Number of Units                                   65,084                 --                --
------------------------------------  ---    -------------      -------------       ------------
AST Lord Abbett Bond-Debenture (2000)
  With No Optional Benefits
  Unit Price                                 $       12.26      $       11.61               9.94
  Number of Units                                8,369,008          7,751,236         4,146,530
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       12.56      $       11.92              10.23
  Number of Units                                7,337,467          4,628,945           162,571
  With GMWB
  Unit Value                                 $       12.53      $       11.90                --
  Number of Units                                  904,128             42,593                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       12.49      $       11.88              10.23
  Number of Units                                1,314,641            624,019             7,474
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       12.18      $       11.60                --
  Number of Units                                  732,155            423,485                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       12.42      $       11.85                --
  Number of Units                                  155,764             28,346                --
  With HAV, EBP and GMWB
  Unit Value                                 $       10.88                 --                --
  Number of Units                                   85,669                 --                --
------------------------------------  ---    -------------      -------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                           Year Ended December 31,
                                            ------------------------------------------------------
Sub-account                                       2004               2003               2002
-----------------------------------------   ----------------   ----------------   ----------------
AST PIMCO Total Return Bond (1994)
  With No Optional Benefits
  Unit Price                                 $       11.31      $       10.95               10.57
  Number of Units                               33,208,757         26,287,388         20,544,075
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       10.82      $       10.51               10.17
  Number of Units                               30,067,867         16,012,778            604,147
  With GMWB
  Unit Value                                 $       10.79      $       10.49                 --
  Number of Units                                3,495,678            378,676                 --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       10.76      $       10.48               10.17
  Number of Units                                4,319,279          2,192,336             36,236
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       13.09      $       12.76                 --
  Number of Units                                2,344,332          1,558,557                 --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       10.70      $       10.45                 --
  Number of Units                                  476,033            119,982                 --
  With HAV, EBP and GMWB
  Unit Value                                 $       10.32                 --                 --
  Number of Units                                  323,335                 --                 --
------------------------------------  ---    -------------      -------------       -------------
AST PIMCO Limited Maturity Bond (1995)
  With No Optional Benefits
  Unit Price                                 $       10.55      $       10.51               10.34
  Number of Units                               21,299,789         15,242,856         11,274,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       10.23      $       10.22               10.08
  Number of Units                               19,103,280          5,152,783            215,314
  With GMWB
  Unit Value                                 $       10.21      $       10.21                 --
  Number of Units                                2,764,809             36,640                 --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       10.17      $       10.19               10.08
  Number of Units                                2,785,690            636,860             80,547
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       11.62      $       11.65                 --
  Number of Units                                1,143,298            329,629                 --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       10.12      $       10.16                 --
  Number of Units                                  301,108             35,430                 --
  With HAV, EBP and GMWB
  Unit Value                                 $        9.96                 --                 --
  Number of Units                                  240,337                 --                 --
------------------------------------  ---    -------------      -------------       -------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                                                       Year Ended December 31,
                                                                        ------------------------------------------------------
Sub-account                                                                   2004               2003               2002
---------------------------------------------------------------------   ----------------   ----------------   ----------------
AST Money Market (1992)
  With No Optional Benefits
  Unit Price                                                             $        9.78      $        9.86                9.96
  Number of Units                                                           29,870,585         32,730,501         36,255,772
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                             $        9.75      $        9.86                9.99
  Number of Units                                                            8,152,893          7,176,983            999,737
  With GMWB
  Unit Value                                                             $        9.73      $        9.85                 --
  Number of Units                                                            1,312,018             81,304                 --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                             $        9.70      $        9.83                9.99
  Number of Units                                                            1,742,703          1,118,618             70,899
  With any one of EBP or HAV and GMWB
  Unit Value                                                             $        9.98      $       10.13                 --
  Number of Units                                                              234,402             35,505                 --
  With HAV, EBP and GRO Plus
  Unit Price                                                             $        9.65      $        9.80                 --
  Number of Units                                                              432,144            149,705                 --
  With HAV, EBP and GMWB
  Unit Value                                                             $        9.79                 --                 --
  Number of Units                                                               61,321                 --                 --
-----------------------------------------------------------------  --    -------------      -------------       -------------
Gartmore Variable Investment Trust -- GVIT Developing Markets (1996)
  With No Optional Benefits
  Unit Price                                                             $       16.02      $       13.60                8.66
  Number of Units                                                            2,103,950          1,763,660            283,466
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                             $       18.29      $       15.56                9.93
  Number of Units                                                              934,258            415,864             21,816
  With GMWB
  Unit Value                                                             $       18.25      $       15.54                 --
  Number of Units                                                              161,653             12,503                 --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                             $       18.19      $       15.52                9.93
  Number of Units                                                              141,365             44,993                442
  With any one of EBP or HAV and GMWB
  Unit Value                                                             $       12.74      $       10.88                 --
  Number of Units                                                               25,630                843                 --
  With HAV, EBP and GRO Plus
  Unit Price                                                             $       18.09      $       15.47                 --
  Number of Units                                                               17,121              1,871                 --
  With HAV, EBP and GMWB
  Unit Value                                                             $       12.70                 --                 --
  Number of Units                                                               11,161                 --                 --
-----------------------------------------------------------------  --    -------------      -------------       -------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                                   Year Ended December 31,
                                                        ---------------------------------------------
Sub-account                                                  2004            2003            2002
-----------------------------------------------------   -------------   -------------   -------------
Wells Fargo Variable Trust -- Equity Income(8) (1999)
  With No Optional Benefits
  Unit Price                                             $    11.18      $    10.23             8.25
  Number of Units                                           590,808         314,757         196,720
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             $    13.36      $    12.26             9.90
  Number of Units                                           285,526         251,071          10,707
  With GMWB
  Unit Value                                             $    13.33      $    12.25              --
  Number of Units                                            39,530           5,900              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             $    13.29      $    12.23             9.90
  Number of Units                                            63,454          15,983              91
  With any one of EBP or HAV and GMWB
  Unit Value                                             $    16.60      $    15.29              --
  Number of Units                                            14,303          15,958              --
  With HAV, EBP and GRO Plus
  Unit Price                                             $    13.22              --              --
  Number of Units                                               480              --              --
  With HAV, EBP and GMWB
  Unit Value                                             $    11.61              --              --
  Number of Units                                                13              --              --
-------------------------------------------------  --    ----------      ----------       ----------
AIM V.I. -- Dynamics (1999)
  With No Optional Benefits
  Unit Price                                             $    10.72      $     9.61             7.09
  Number of Units                                           668,032         889,464         543,762
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             $    14.59      $    13.12             9.70
  Number of Units                                           590,157         634,308          32,635
  With GMWB
  Unit Value                                             $    14.56      $    13.11              --
  Number of Units                                            61,543           4,848              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             $    14.51      $    13.08             9.70
  Number of Units                                            55,199          38,518             576
  With any one of EBP or HAV and GMWB
  Unit Value                                             $    11.67              --              --
  Number of Units                                             1,825              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                             $    14.43      $    13.05              --
  Number of Units                                             4,253           3,083              --
  With HAV, EBP and GMWB
  Unit Value                                             $    11.63              --              --
  Number of Units                                                13              --              --
-------------------------------------------------  --    ----------      ----------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                      Year Ended December 31,
                                            -------------------------------------------
Sub-account                                     2004           2003            2002
-----------------------------------------   ------------   ------------   -------------
AIM V.I. -- Technology (1999)
  With No Optional Benefits
  Unit Price                                 $     8.09     $     7.87            5.50
  Number of Units                               512,424        578,651        293,307
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.71     $    13.35             --
  Number of Units                                 5,184          3,695             --
  With GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --             --             --
  Number of Units                                    --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                         --             --             --
  Number of Units                                    --             --             --
  With HAV, EBP and GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
------------------------------------  ---    ----------     ----------      ----------
AIM V.I. -- Health Sciences (1999)
  With No Optional Benefits
  Unit Price                                 $    10.64     $    10.05            8.00
  Number of Units                               937,586        698,364        475,873
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.58     $    11.93            9.51
  Number of Units                               578,826        381,478          5,444
  With GMWB
  Unit Value                                 $    12.56     $    11.91             --
  Number of Units                                87,037          2,077             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    12.52     $    11.89            9.51
  Number of Units                               181,513         55,867            140
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    11.41     $    10.85             --
  Number of Units                                 5,057          1,330             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    12.45             --             --
  Number of Units                                 5,438             --             --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.38             --             --
  Number of Units                                 2,157             --             --
------------------------------------  ---    ----------     ----------      ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                          Year Ended December 31,
                                               ---------------------------------------------
Sub-account                                         2004            2003            2002
--------------------------------------------   -------------   -------------   -------------
AIM V.I. -- Financial Services (1999)
  With No Optional Benefits
  Unit Price                                    $    11.94      $    11.17             8.76
  Number of Units                                  585,185         607,265         366,258
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    13.44      $    12.61             9.92
  Number of Units                                  387,921         200,360           1,897
  With GMWB
  Unit Value                                    $    13.42      $    12.60              --
  Number of Units                                   67,581          20,268              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $    13.37      $    12.58             9.92
  Number of Units                                   84,188          50,250             141
  With any one of EBP or HAV and GMWB
  Unit Value                                    $    11.11      $    10.46              --
  Number of Units                                   15,566           1,378              --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    13.30      $    12.54              --
  Number of Units                                    8,806             751              --
  With HAV, EBP and GMWB
  Unit Value                                    $    11.08              --              --
  Number of Units                                      468              --              --
----------------------------------------  --    ----------      ----------       ----------
Evergreen VA -- International Equity (1999)
  With No Optional Benefits
  Unit Price                                    $    13.66      $    11.65             8.15
  Number of Units                                  414,631         189,143         113,389
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    14.94      $    12.78             9.67
  Number of Units                                  195,986          76,749           3,669
  With GMWB
  Unit Value                                    $    12.21      $    10.45              --
  Number of Units                                   32,858             827              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $    14.86      $    12.74              --
  Number of Units                                   67,201           6,492              --
  With any one of EBP or HAV and GMWB
  Unit Value                                    $    12.40      $    10.64              --
  Number of Units                                   83,727          81,555              --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    14.78      $    12.71              --
  Number of Units                                    7,362           1,395              --
  With HAV, EBP and GMWB
  Unit Value                                    $    12.36              --              --
  Number of Units                                    2,878              --              --
----------------------------------------  --    ----------      ----------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                       Year Ended December 31,
                                            ---------------------------------------------
Sub-account                                      2004            2003            2002
-----------------------------------------   -------------   -------------   -------------
Evergreen VA -- Special Equity(9) (1999)
  With No Optional Benefits
  Unit Price                                 $    11.58      $    11.12             7.44
  Number of Units                               702,642         815,621         127,728
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.25      $    14.69             9.85
  Number of Units                               509,734         293,794          12,520
  With GMWB
  Unit Value                                 $    15.22      $    14.67              --
  Number of Units                                46,748           3,620              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    15.17      $    14.65             9.85
  Number of Units                               177,731          58,548             533
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     9.13      $     8.83              --
  Number of Units                               114,259          23,503              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    15.09              --              --
  Number of Units                                 3,411              --              --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.53              --              --
  Number of Units                                26,034              --              --
------------------------------------  ---    ----------      ----------       ----------
Evergreen VA -- Omega (2000)
  With No Optional Benefits
  Unit Price                                 $    11.29      $    10.71             7.78
  Number of Units                               570,123         404,789          39,943
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.89      $    13.21              --
  Number of Units                               387,492          56,002              --
  With GMWB
  Unit Value                                 $    13.86      $    13.19              --
  Number of Units                                31,153             283              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    13.81      $    13.17              --
  Number of Units                               108,796          25,003              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     9.40      $     8.97              --
  Number of Units                                84,876          19,658              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.74      $    13.13              --
  Number of Units                                 3,028           1,855              --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.92              --              --
  Number of Units                                30,383              --              --
------------------------------------  ---    ----------      ----------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                         Year Ended December 31,
                                            -------------------------------------------------
Sub-account                                       2004              2003             2002
-----------------------------------------   ---------------   ---------------   -------------
ProFund VP -- Europe 30 (1999)
  With No Optional Benefits
  Unit Price                                 $      12.17      $      10.83             7.93
  Number of Units                               1,812,435         2,116,400         292,396
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      14.80      $      13.20             9.7
  Number of Units                                 313,111           158,208           2,625
  With GMWB
  Unit Value                                 $      14.77      $      13.18              --
  Number of Units                                  99,557            13,365              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      14.72      $      13.16              --
  Number of Units                                 162,300            40,636              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      12.39      $      11.09              --
  Number of Units                                  17,205             3,060              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      14.64                --              --
  Number of Units                                   7,739                --              --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.35                --              --
  Number of Units                                   7,758                --              --
------------------------------------  ---    ------------      ------------       ----------
ProFund VP -- Asia 30 (2002)
  With No Optional Benefits
  Unit Price                                 $      12.30      $      12.57             7.75
  Number of Units                                 896,010           942,605         281,993
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      15.57      $      15.96             9.86
  Number of Units                                 253,337           131,276           6,995
  With GMWB
  Unit Value                                 $      15.54      $      15.94              --
  Number of Units                                  74,988            10,432              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      15.49      $      15.91              --
  Number of Units                                  67,805            33,050              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      10.14      $      10.43              --
  Number of Units                                  28,325             1,873              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      15.40                --              --
  Number of Units                                   5,612                --              --
  With HAV, EBP and GMWB
  Unit Value                                 $      10.10                --              --
  Number of Units                                   6,082                --              --
------------------------------------  ---    ------------      ------------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                      Year Ended December 31,
                                            -------------------------------------------
Sub-account                                     2004           2003            2002
-----------------------------------------   ------------   ------------   -------------
ProFund VP -- Japan (2002)
  With No Optional Benefits
  Unit Price                                 $     9.55     $     9.03            7.24
  Number of Units                               710,879        426,718         65,845
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.40     $    12.70           10.21
  Number of Units                               137,584         76,553            351
  With GMWB
  Unit Value                                 $    13.38     $    12.69             --
  Number of Units                                35,968          1,883             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    13.33     $    12.67             --
  Number of Units                                62,668         10,769             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.35             --             --
  Number of Units                                 8,278             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.26             --             --
  Number of Units                                 7,559             --             --
  With HAV, EBP and GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
------------------------------------  ---    ----------     ----------       ---------
ProFund VP -- Banks (2002)
  With No Optional Benefits
  Unit Price                                 $    11.98     $    10.90            8.56
  Number of Units                               229,711         93,067        101,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    14.10     $    12.86           10.13
  Number of Units                               171,696         34,962          3,422
  With GMWB
  Unit Value                                 $    14.07             --             --
  Number of Units                                 8,847             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    14.03     $    12.83             --
  Number of Units                                29,071          6,833             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    11.58             --             --
  Number of Units                                20,936             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.95     $    12.79             --
  Number of Units                                   788          1,039             --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.54             --             --
  Number of Units                                   582             --             --
------------------------------------  ---    ----------     ----------      ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                        Year Ended December 31,
                                            -----------------------------------------------
Sub-account                                      2004             2003             2002
-----------------------------------------   -------------   ---------------   -------------
ProFund VP -- Basic Materials (2002)
  With No Optional Benefits
  Unit Price                                 $    11.87      $      10.95             8.46
  Number of Units                               529,237         1,512,864          76,331
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    14.43      $      13.35            10.34
  Number of Units                               170,212           100,189              12
  With GMWB
  Unit Value                                 $    14.40      $      13.33              --
  Number of Units                                23,555             8,054              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    14.35      $      13.31              --
  Number of Units                                35,537            15,986              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    12.43                --              --
  Number of Units                                15,658                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    14.28                --              --
  Number of Units                                 3,155                --              --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.40                --              --
  Number of Units                                 1,246                --              --
------------------------------------  ---    ----------      ------------        ---------
ProFund VP -- Biotechnology (2001)
  With No Optional Benefits
  Unit Price                                 $    10.52      $       9.75             7.09
  Number of Units                               757,678           208,971         130,082
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    14.56      $      13.53              --
  Number of Units                                 5,878               847              --
  With GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --                --              --
  Number of Units                                    --                --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                         --                --              --
  Number of Units                                    --                --              --
  With HAV, EBP and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
------------------------------------  ---    ----------      ------------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                      Year Ended December 31,
                                            -------------------------------------------
Sub-account                                     2004           2003            2002
-----------------------------------------   ------------   ------------   -------------
ProFund VP -- Consumer Services (2002)
  With No Optional Benefits
  Unit Price                                 $     9.56     $     9.04            7.25
  Number of Units                               430,620        136,269        128,022
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.31     $    11.66            9.37
  Number of Units                                87,433         30,700          2,426
  With GMWB
  Unit Value                                 $    12.28             --             --
  Number of Units                                17,197             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    12.24     $    11.62             --
  Number of Units                                 8,198          5,655             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.69             --             --
  Number of Units                                 2,087             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    12.17     $    11.59             --
  Number of Units                                 1,211          3,817             --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.66             --             --
  Number of Units                                    14             --             --
------------------------------------  ---    ----------     ----------      ----------
ProFund VP -- Consumer Goods (2002)
  With No Optional Benefits
  Unit Price                                 $    10.36     $     9.64            8.28
  Number of Units                               369,007         58,425        148,446
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.33     $    11.51            9.90
  Number of Units                               102,706         12,720          2,303
  With GMWB
  Unit Value                                 $    12.31     $    11.49             --
  Number of Units                                 8,437            954             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    12.27             --             --
  Number of Units                                54,297             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    11.40     $    10.67             --
  Number of Units                                 9,175          4,737             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    12.20             --             --
  Number of Units                                 1,731             --             --
  With HAV, EBP and GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
------------------------------------  ---    ----------     ----------      ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                         Year Ended December 31,
                                            -------------------------------------------------
Sub-account                                       2004              2003             2002
-----------------------------------------   ---------------   ---------------   -------------
ProFund VP -- Oil & Gas (2001)
  With No Optional Benefits
  Unit Price                                 $      13.33      $      10.48             8.71
  Number of Units                               1,856,882         1,225,844         299,833
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      15.40      $      12.14            10.12
  Number of Units                                 888,111           114,553           1,660
  With GMWB
  Unit Value                                 $      15.37      $      12.12              --
  Number of Units                                  58,804             4,007              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      15.32      $      12.10              --
  Number of Units                                 174,913            25,623              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      13.80                --              --
  Number of Units                                  29,672                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      15.23      $      12.07              --
  Number of Units                                  14,353             2,434              --
  With HAV, EBP and GMWB
  Unit Value                                 $      13.76                --              --
  Number of Units                                   6,676                --              --
------------------------------------  ---    ------------      ------------       ----------
ProFund VP -- Financials (2001)
  With No Optional Benefits
  Unit Price                                 $      12.19      $      11.23             8.85
  Number of Units                                 553,342           398,159         221,377
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      13.48      $      12.45             9.84
  Number of Units                                 323,190           134,420           2,066
  With GMWB
  Unit Value                                 $      13.45      $      12.44              --
  Number of Units                                  17,749             1,060              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      13.41      $      12.42              --
  Number of Units                                  35,528            27,402              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      11.26                --              --
  Number of Units                                  15,974                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      13.33                --              --
  Number of Units                                   1,103                --              --
  With HAV, EBP and GMWB
  Unit Value                                           --                --              --
  Number of Units                                      --                --              --
------------------------------------  ---    ------------      ------------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                       Year Ended December 31,
                                            ----------------------------------------------
Sub-account                                       2004            2003            2002
-----------------------------------------   ---------------   ------------   -------------
ProFund VP -- Health Care (2001)
  With No Optional Benefits
  Unit Price                                 $       9.23      $     9.17            7.94
  Number of Units                               1,318,525         707,449        388,508
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      11.10      $    11.05            9.59
  Number of Units                                 518,389         244,228          6,831
  With GMWB
  Unit Value                                 $      11.07      $    11.04             --
  Number of Units                                   8,570           1,969             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      11.04      $    11.02             --
  Number of Units                                 139,890          56,392             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      10.65              --             --
  Number of Units                                   5,322              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      10.98      $    10.99             --
  Number of Units                                   4,035           2,123             --
  With HAV, EBP and GMWB
  Unit Value                                           --              --             --
  Number of Units                                      --              --             --
------------------------------------  ---    ------------      ----------      ----------
ProFund VP -- Industrials (2002)
  With No Optional Benefits
  Unit Price                                 $      11.15      $    10.01            7.93
  Number of Units                                 253,411         318,339         12,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      14.27      $    12.85             --
  Number of Units                                  88,729          20,601             --
  With GMWB
  Unit Value                                 $      14.24              --             --
  Number of Units                                   4,426              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      14.20      $    12.81             --
  Number of Units                                  14,026           4,507             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      12.08              --             --
  Number of Units                                   4,381              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      14.12              --             --
  Number of Units                                     945              --             --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.04              --             --
  Number of Units                                     807              --             --
------------------------------------  ---    ------------      ----------      ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                       Year Ended December 31,
                                            ---------------------------------------------
Sub-account                                      2004            2003            2002
-----------------------------------------   -------------   -------------   -------------
ProFund VP -- Internet (2002)
  With No Optional Benefits
  Unit Price                                 $    17.89      $    15.00             8.57
  Number of Units                               992,879         206,876         306,572
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    19.83      $    16.67              --
  Number of Units                                 3,806           1,210              --
  With GMWB
  Unit Value                                         --              --              --
  Number of Units                                    --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --              --              --
  Number of Units                                    --              --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --              --              --
  Number of Units                                    --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                         --              --              --
  Number of Units                                    --              --              --
  With HAV, EBP and GMWB
  Unit Value                                         --              --              --
  Number of Units                                    --              --              --
------------------------------------  ---    ----------      ----------       ----------
ProFund VP -- Pharmaceuticals (2002)
  With No Optional Benefits
  Unit Price                                 $     7.93      $     8.89             8.56
  Number of Units                               527,336         266,978         136,559
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     8.88      $     9.97             9.63
  Number of Units                               246,789          77,105           2,545
  With GMWB
  Unit Value                                 $     8.86      $     9.96              --
  Number of Units                                23,137           2,871              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $     8.83      $     9.94              --
  Number of Units                                70,946           6,346              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     9.44              --              --
  Number of Units                                 5,382              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     8.78      $     9.91              --
  Number of Units                                 3,939           1,646              --
  With HAV, EBP and GMWB
  Unit Value                                         --              --              --
  Number of Units                                    --              --              --
------------------------------------  ---    ----------      ----------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                          Year Ended December 31,
                                            ---------------------------------------------------
Sub-account                                       2004              2003              2002
-----------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- Precious Metals (2002)
  With No Optional Benefits
  Unit Price                                 $      11.77      $      13.29               9.70
  Number of Units                               1,479,384         1,329,806         1,175,651
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      13.64      $      15.44              11.30
  Number of Units                                 457,761           390,896            19,964
  With GMWB
  Unit Value                                 $      13.61                --                --
  Number of Units                                  42,627                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      13.57      $      15.39                --
  Number of Units                                 111,588            44,664                --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      10.17                --                --
  Number of Units                                  93,541                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      13.49      $      15.35                --
  Number of Units                                   7,072             1,458                --
  With HAV, EBP and GMWB
  Unit Value                                 $      10.14      $      11.55                --
  Number of Units                                  11,671            23,284                --
------------------------------------  ---    ------------      ------------       ------------
ProFund VP -- Real Estate (2001)
  With No Optional Benefits
  Unit Price                                 $      16.15      $      12.91               9.86
  Number of Units                               1,816,706           462,906           441,318
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      16.63      $      13.33              10.20
  Number of Units                                 509,763           136,941            12,789
  With GMWB
  Unit Value                                 $      16.60      $      13.31                --
  Number of Units                                  58,062             3,835                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      16.54      $      13.29                --
  Number of Units                                 128,625            32,970                --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      13.06                --                --
  Number of Units                                  22,857                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      16.45                --                --
  Number of Units                                     629                --                --
  With HAV, EBP and GMWB
  Unit Value                                 $      13.02                --                --
  Number of Units                                   1,198                --                --
------------------------------------  ---    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                      Year Ended December 31,
                                            -------------------------------------------
Sub-account                                     2004           2003            2002
-----------------------------------------   ------------   ------------   -------------
ProFund VP -- Semiconductor (2002)
  With No Optional Benefits
  Unit Price                                 $     7.15     $     9.51            5.14
  Number of Units                               694,352        423,958         93,241
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    11.95     $    15.93             --
  Number of Units                                 3,639          3,475             --
  With GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --             --             --
  Number of Units                                    --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                         --             --             --
  Number of Units                                    --             --             --
  With HAV, EBP and GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
------------------------------------  ---    ----------     ----------       ---------
ProFund VP -- Technology (2001)
  With No Optional Benefits
  Unit Price                                 $     8.48     $     8.66            6.03
  Number of Units                               727,580        497,972        254,131
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.99     $    13.30             --
  Number of Units                                 9,239          6,845             --
  With GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --             --             --
  Number of Units                                    --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                         --             --             --
  Number of Units                                    --             --             --
  With HAV, EBP and GMWB
  Unit Value                                         --             --             --
  Number of Units                                    --             --             --
------------------------------------  ---    ----------     ----------      ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                       Year Ended December 31,
                                            ----------------------------------------------
Sub-account                                       2004            2003            2002
-----------------------------------------   ---------------   ------------   -------------
ProFund VP -- Telecommunications (2001)
  With No Optional Benefits
  Unit Price                                 $       8.19      $     7.21            7.15
  Number of Units                                 460,848         398,350        272,408
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      11.43      $    10.08           10.03
  Number of Units                                 212,127          47,283          3,642
  With GMWB
  Unit Value                                 $      11.40              --             --
  Number of Units                                   6,379              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      11.37      $    10.05             --
  Number of Units                                  34,691          13,783             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      12.54              --             --
  Number of Units                                   4,099              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      11.31              --             --
  Number of Units                                  11,741              --             --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.50              --             --
  Number of Units                                   2,691              --             --
------------------------------------  ---    ------------      ----------      ----------
ProFund VP -- Utilities (2001)
  With No Optional Benefits
  Unit Price                                 $      11.13      $     9.34            7.83
  Number of Units                               1,060,939         618,427        521,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      15.00      $    12.63           10.61
  Number of Units                                 332,768          93,690          8,871
  With GMWB
  Unit Value                                 $      14.97      $    12.62             --
  Number of Units                                  57,208           8,137             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      14.92      $    12.60             --
  Number of Units                                  87,691          10,588             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      12.51              --             --
  Number of Units                                  21,365              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      14.84              --             --
  Number of Units                                   7,490              --             --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.47              --             --
  Number of Units                                     573              --             --
------------------------------------  ---    ------------      ----------      ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                          Year Ended December 31,
                                            ---------------------------------------------------
Sub-account                                       2004              2003              2002
-----------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- Bull (2002)
  With No Optional Benefits
  Unit Price                                 $      10.53      $       9.84               7.97
  Number of Units                               8,215,357         3,563,562           954,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      12.82      $      12.01               9.75
  Number of Units                               2,052,501           708,248            10,297
  With GMWB
  Unit Value                                 $      12.79      $      12.00                --
  Number of Units                                 171,187             1,179                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      12.75      $      11.98               9.75
  Number of Units                                 570,114            58,349               400
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      11.25      $      10.58                --
  Number of Units                                  31,600               427                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      12.68      $      11.94                --
  Number of Units                                  88,697            10,714                --
  With HAV, EBP and GMWB
  Unit Value                                 $      11.21                --                --
  Number of Units                                  12,971                --                --
------------------------------------  ---    ------------      ------------         ----------
ProFund VP -- Bear (2001)
  With No Optional Benefits
  Unit Price                                 $       7.45      $       8.44              11.38
  Number of Units                               1,202,243         1,886,515         1,532,543
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       6.60      $       7.49              10.13
  Number of Units                                 289,105           716,467            28,618
  With GMWB
  Unit Value                                 $       6.58                --                --
  Number of Units                                  41,480                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       6.56      $       7.47              10.13
  Number of Units                                  60,475            36,686             1,514
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       8.15      $       9.29                --
  Number of Units                                  10,709             7,927                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       6.52      $       7.45                --
  Number of Units                                  14,578            13,622                --
  With HAV, EBP and GMWB
  Unit Value                                 $       8.12      $       9.29                --
  Number of Units                                   1,620             7,293                --
------------------------------------  ---    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                          Year Ended December 31,
                                            ---------------------------------------------------
Sub-account                                       2004              2003              2002
-----------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- UltraBull (2001)
  With No Optional Benefits
  Unit Price                                 $      11.76      $      10.20               6.78
  Number of Units                               2,817,803         1,431,345           297,435
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      16.58      $      14.42               9.61
  Number of Units                                   9,518             1,432               245
  With GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                           --                --                --
  Number of Units                                      --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                           --                --                --
  Number of Units                                      --                --                --
  With HAV, EBP and GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
------------------------------------  ---    ------------      ------------         ----------
ProFund VP -- OTC (2001)
  With No Optional Benefits
  Unit Price                                 $       9.94      $       9.32               6.45
  Number of Units                               4,885,351         4,445,234         1,346,852
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      14.34      $      13.47               9.36
  Number of Units                               1,807,904           810,005            13,113
  With GMWB
  Unit Value                                 $      14.31      $      13.46                --
  Number of Units                                 128,923             5,378                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      14.27      $      13.44                --
  Number of Units                                 225,055            34,480                --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      10.92                --                --
  Number of Units                                  28,507                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      14.19                --                --
  Number of Units                                  32,376                --                --
  With HAV, EBP and GMWB
  Unit Value                                 $      10.88                --                --
  Number of Units                                  14,308                --                --
------------------------------------  ---    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                          Year Ended December 31,
                                            ---------------------------------------------------
Sub-account                                       2004              2003              2002
-----------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- Short OTC (2002)
  With No Optional Benefits
  Unit Price                                 $       5.93      $       6.78              11.00
  Number of Units                                 908,064         1,535,439           433,181
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $       5.60      $       6.42              10.43
  Number of Units                                 181,352           196,526            15,308
  With GMWB
  Unit Value                                 $       5.58                --                --
  Number of Units                                   7,191                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $       5.57      $       6.40                --
  Number of Units                                  65,148            20,167                --
  With any one of EBP or HAV and GMWB
  Unit Value                                           --      $       9.49                --
  Number of Units                                      --             7,708                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $       5.54      $       6.38                --
  Number of Units                                  16,306            16,907                --
  With HAV, EBP and GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
------------------------------------  ---    ------------      ------------         ----------
ProFund VP -- UltraOTC (1999)
  With No Optional Benefits
  Unit Price                                 $       7.89      $       7.03               3.53
  Number of Units                               6,592,447         3,410,589         1,003,123
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      19.36      $      17.30               8.70
  Number of Units                                  22,282             5,905               233
  With GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                           --                --                --
  Number of Units                                      --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                           --                --                --
  Number of Units                                      --                --                --
  With HAV, EBP and GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
------------------------------------  ---    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                         Year Ended December 31,
                                            -------------------------------------------------
Sub-account                                       2004              2003             2002
-----------------------------------------   ---------------   ---------------   -------------
ProFund VP -- Mid-Cap Value (2002)
  With No Optional Benefits
  Unit Price                                 $      11.67      $      10.23             7.66
  Number of Units                               2,632,869         1,455,513         438,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      15.24      $      13.40            10.06
  Number of Units                                 626,618           462,172           4,777
  With GMWB
  Unit Value                                 $      15.21      $      13.39              --
  Number of Units                                 110,312             4,164              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      15.16      $      13.36            10.06
  Number of Units                                 304,648            99,189           4,799
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      12.20      $      10.77              --
  Number of Units                                  39,454             3,516              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      15.08      $      13.33              --
  Number of Units                                  12,473               916              --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.17                --              --
  Number of Units                                   3,507                --              --
------------------------------------  ---    ------------      ------------       ----------
ProFund VP -- Mid-Cap Growth (2002)
  With No Optional Benefits
  Unit Price                                 $      10.58      $       9.69             7.70
  Number of Units                               2,220,901         1,009,867         439,054
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      13.42      $      12.32             9.82
  Number of Units                                 579,666           295,528           1,587
  With GMWB
  Unit Value                                 $      13.39      $      12.31              --
  Number of Units                                  53,472             2,028              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      13.35      $      12.28             9.81
  Number of Units                                 163,302            47,141           1,583
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      11.12      $      10.24              --
  Number of Units                                  21,341             3,933              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      13.28      $      12.25              --
  Number of Units                                   6,489             1,274              --
  With HAV, EBP and GMWB
  Unit Value                                 $      11.09                --              --
  Number of Units                                   9,859                --              --
------------------------------------  ---    ------------      ------------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                         Year Ended December 31,
                                            -------------------------------------------------
Sub-account                                       2004              2003             2002
-----------------------------------------   ---------------   ---------------   -------------
ProFund VP -- UltraMid-Cap (2002)
  With No Optional Benefits
  Unit Price                                 $      11.99      $       9.55             5.71
  Number of Units                               3,106,849         1,112,311         477,953
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      20.62      $      16.46             9.86
  Number of Units                                 338,303           136,523           1,673
  With GMWB
  Unit Value                                 $      20.57      $      16.44              --
  Number of Units                                 101,493             3,746              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      20.51      $      16.41              --
  Number of Units                                 150,540            88,028              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      13.86                --              --
  Number of Units                                  27,449                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      20.40      $      16.37              --
  Number of Units                                   2,161               557              --
  With HAV, EBP and GMWB
  Unit Value                                 $      13.81                --              --
  Number of Units                                  14,660                --              --
------------------------------------  ---    ------------      ------------       ----------
ProFund VP -- Small-Cap Value (2002)
  With No Optional Benefits
  Unit Price                                 $      11.10      $       9.39             7.09
  Number of Units                               4,088,760         5,144,632         994,778
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      15.80      $      13.41            10.15
  Number of Units                               2,597,154         1,218,990          19,019
  With GMWB
  Unit Value                                 $      15.76      $      13.39              --
  Number of Units                                 163,443            24,769              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      15.71      $      13.37              --
  Number of Units                                 596,413           207,523              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      12.53      $      10.67              --
  Number of Units                                  31,732             4,223              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      15.63      $      13.33              --
  Number of Units                                  29,856            28,687              --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.49                --              --
  Number of Units                                   6,158                --              --
------------------------------------  ---    ------------      ------------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                         Year Ended December 31,
                                            -------------------------------------------------
Sub-account                                       2004              2003             2002
-----------------------------------------   ---------------   ---------------   -------------
ProFund VP -- Small-Cap Growth (2002)
  With No Optional Benefits
  Unit Price                                 $      11.98      $      10.16             7.69
  Number of Units                               4,677,820         3,868,951         772,260
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      15.34      $      13.05             9.91
  Number of Units                               1,611,060         1,289,398          10,572
  With GMWB
  Unit Value                                 $      15.31      $      13.04              --
  Number of Units                                 170,800            21,997              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      15.26      $      13.01              --
  Number of Units                                 285,725           210,595              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      12.23      $      10.44              --
  Number of Units                                  42,134             2,529              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      15.17      $      12.98              --
  Number of Units                                   9,388            30,164              --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.19                --              --
  Number of Units                                  13,290                --              --
------------------------------------  ---    ------------      ------------       ----------
ProFund VP -- UltraSmall-Cap (1999)
  With No Optional Benefits
  Unit Price                                 $      15.52      $      12.04             6.14
  Number of Units                               5,098,565         1,702,558         212,085
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      24.98      $      19.43              --
  Number of Units                                  32,780            13,082              --
  With GMWB
  Unit Value                                           --                --              --
  Number of Units                                      --                --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                           --                --              --
  Number of Units                                      --                --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                           --                --              --
  Number of Units                                      --                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                           --                --              --
  Number of Units                                      --                --              --
  With HAV, EBP and GMWB
  Unit Value                                           --                --              --
  Number of Units                                      --                --              --
------------------------------------  ---    ------------      ------------       ----------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                               Year Ended December 31,
                                                 ---------------------------------------------------
Sub-account                                            2004              2003              2002
----------------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- U.S. Government Plus (2002)
  With No Optional Benefits
  Unit Price                                      $      11.79      $      11.08              11.56
  Number of Units                                    1,051,158           731,470         2,486,854
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $      10.34      $       9.75              10.19
  Number of Units                                      372,142           291,892            22,148
  With GMWB
  Unit Value                                      $      10.32      $       9.73                --
  Number of Units                                      120,311            14,956                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $      10.29      $       9.72              10.19
  Number of Units                                      111,072            32,854               609
  With any one of EBP or HAV and GMWB
  Unit Value                                      $      10.80                --                --
  Number of Units                                        4,588                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $      10.23                --                --
  Number of Units                                       13,114                --                --
  With HAV, EBP and GMWB
  Unit Value                                                --                --                --
  Number of Units                                           --                --                --
------------------------------------------  --    ------------      ------------       ------------
ProFund VP -- Rising Rates Opportunity (2002)
  With No Optional Benefits
  Unit Price                                      $       6.63      $       7.56               8.02
  Number of Units                                    5,314,528         1,817,924           165,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $       7.97      $       9.12               9.69
  Number of Units                                    2,060,525           445,486             9,028
  With GMWB
  Unit Value                                      $       7.95      $       9.11                --
  Number of Units                                      333,355             4,991                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $       7.93      $       9.09                --
  Number of Units                                      588,490            82,598                --
  With any one of EBP or HAV and GMWB
  Unit Value                                      $       8.31                --                --
  Number of Units                                      219,942                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $       7.89      $       9.07                --
  Number of Units                                       52,002            10,876                --
  With HAV, EBP and GMWB
  Unit Value                                      $       8.28                --                --
  Number of Units                                       14,108                --                --
------------------------------------------  --    ------------      ------------       ------------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                 Year Ended December 31,
                                            ---------------------------------
Sub-account                                      2004         2003      2002
-----------------------------------------   -------------   -------   -------
ProFund VP -- Large-Cap Growth
  With No Optional Benefits
  Unit Price                                 $    10.37        --        --
  Number of Units                                72,725        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    10.37     --        --
  Number of Units                                18,860     --        --
  With GMWB
  Unit Value                                 $    10.37        --        --
  Number of Units                                 2,860        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    10.37     --        --
  Number of Units                                 6,286     --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.37        --        --
  Number of Units                                   554        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    10.37     --        --
  Number of Units                                    84     --        --
  With HAV, EBP and GMWB
  Unit Value                                         --        --        --
  Number of Units                                    --        --        --
------------------------------------  ---    ----------     -----     -----
ProFund VP -- Large-Cap Value
  With No Optional Benefits
  Unit Price                                 $    10.37        --        --
  Number of Units                               159,605        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    10.36     --        --
  Number of Units                                36,170     --        --
  With GMWB
  Unit Value                                 $    10.36        --        --
  Number of Units                                 3,802        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    10.36     --        --
  Number of Units                                 1,123     --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.36        --        --
  Number of Units                                   554        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    10.36     --        --
  Number of Units                                    84     --        --
  With HAV, EBP and GMWB
  Unit Value                                         --        --        --
  Number of Units                                    --        --        --
------------------------------------  ---    ----------     -----     -----

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------


                                                Year Ended December 31,
                                            --------------------------------
Sub-account                                     2004         2003      2002
-----------------------------------------   ------------   -------   -------
ProFund VP -- Short Mid-Cap
  With No Optional Benefits
  Unit Price                                 $     9.70       --        --
  Number of Units                                39,360       --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         --       --        --
  Number of Units                                    --       --        --
  With GMWB
  Unit Value                                         --       --        --
  Number of Units                                    --       --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --       --        --
  Number of Units                                    --       --        --
  With any one of EBP or HAV and GMW/B
  Unit Value                                         --       --        --
  Number of Units                                    --       --        --
  With HAV, EBP and GRO Plus
  Unit Price                                         --       --        --
  Number of Units                                    --       --        --
  With HAV, EBP and GMWB
  Unit Value                                         --       --        --
  Number of Units                                    --       --        --
------------------------------------  ---    ----------    -----     -----
ProFund VP -- Short Small-Cap
  With No Optional Benefits
  Unit Price                                 $     9.54       --        --
  Number of Units                               136,809       --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         --       --        --
  Number of Units                                    --       --        --
  With GMWB
  Unit Value                                         --       --        --
  Number of Units                                    --       --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --       --        --
  Number of Units                                    --       --        --
  With any one of EBP or HAV and GMW/B
  Unit Value                                         --       --        --
  Number of Units                                    --       --        --
  With HAV, EBP and GRO Plus
  Unit Price                                         --       --        --
  Number of Units                                    --       --        --
  With HAV, EBP and GMWB
  Unit Value                                         --       --        --
  Number of Units                                    --       --        --

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                         Year Ended December 31,
                                                ------------------------------------------
Sub-account                                          2004           2003           2002
---------------------------------------------   -------------   ------------   -----------
First Trust[RegTM] 10 Uncommon Values (2000)
  With No Optional Benefits
  Unit Price                                     $    10.03      $    9.16           6.80
  Number of Units                                    91,924         66,435        19,826
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    14.39      $   13.17            --
  Number of Units                                        28            467            --
  With GMWB
  Unit Value                                             --             --            --
  Number of Units                                        --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             --             --            --
  Number of Units                                        --             --            --
  With any one of EBP or HAV and GMWB
  Unit Value                                             --             --            --
  Number of Units                                        --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                             --             --            --
  Number of Units                                        --             --            --
  With HAV, EBP and GMWB
  Unit Value                                             --             --            --
  Number of Units                                        --             --            --
-----------------------------------------  --    ----------      ---------      ---------
First Trust Global Target 15 10
  With No Optional Benefits
  Unit Price                                     $    11.85             --            --
  Number of Units                                   311,233             --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    11.83             --            --
  Number of Units                                   303,452             --            --
  With GMWB
  Unit Value                                     $    11.82             --            --
  Number of Units                                   108,014             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $    11.81             --            --
  Number of Units                                    65,909             --            --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $    11.80             --            --
  Number of Units                                     6,777             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                     $    11.79             --            --
  Number of Units                                     4,718             --            --
  With HAV, EBP and GMWB
  Unit Value                                     $    11.78             --            --
  Number of Units                                     3,816             --            --
-----------------------------------------  --    ----------      ---------      ---------

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                  Year Ended December 31,
                                            -----------------------------------
Sub-account                                       2004          2003      2002
-----------------------------------------   ---------------   -------   -------
First Trust Target Managed VIP
  With No Optional Benefits
  Unit Price                                 $      11.32        --        --
  Number of Units                               1,777,316        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      11.30     --        --
  Number of Units                               1,562,079     --        --
  With GMWB
  Unit Value                                 $      11.30        --        --
  Number of Units                               1,057,901        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      11.28     --        --
  Number of Units                                 429,320     --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      11.28        --        --
  Number of Units                                  40,194        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      11.27     --        --
  Number of Units                                 217,324     --        --
  With HAV, EBP and GMWB
  Unit Value                                 $      11.26        --        --
  Number of Units                                  23,730        --        --
------------------------------------  ---    ------------     -----     -----
First Trust NASDAQ Target 15
  With No Optional Benefits
  Unit Price                                 $      10.66        --        --
  Number of Units                                  82,809        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      10.64     --        --
  Number of Units                                   1,635     --        --
  With GMWB
  Unit Value                                           --        --        --
  Number of Units                                      --        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                           --     --        --
  Number of Units                                      --     --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                           --        --        --
  Number of Units                                      --        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                           --     --        --
  Number of Units                                      --     --        --
  With HAV, EBP and GMWB
  Unit Value                                           --        --        --
  Number of Units                                      --        --        --
------------------------------------  ---    ------------     -----     -----

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



                                                 Year Ended December 31,
                                            ---------------------------------
Sub-account                                      2004         2003      2002
-----------------------------------------   -------------   -------   -------
First Trust S&P Target 24
  With No Optional Benefits
  Unit Price                                 $    10.75        --        --
  Number of Units                               173,851        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    10.73     --        --
  Number of Units                               152,355     --        --
  With GMWB
  Unit Value                                 $    10.72        --        --
  Number of Units                                38,677        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    10.71     --        --
  Number of Units                                72,575     --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.70        --        --
  Number of Units                                11,933        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    10.69     --        --
  Number of Units                                 3,409     --        --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.68        --        --
  Number of Units                                 2,359        --        --
------------------------------------  ---    ----------     -----     -----
First Trust The DowSM DART 10
  With No Optional Benefits
  Unit Price                                 $    10.48        --        --
  Number of Units                               155,695        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    10.46     --        --
  Number of Units                               160,820     --        --
  With GMWB
  Unit Value                                 $    10.46        --        --
  Number of Units                                78,082        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    10.45     --        --
  Number of Units                                82,728     --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.44        --        --
  Number of Units                                 3,913        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    10.43     --        --
  Number of Units                                10,531     --        --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.42        --        --
  Number of Units                                   105        --        --
------------------------------------  ---    ----------     -----     -----

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







--------------------------------------------------------------------------------



                                                Year Ended December 31,
                                            --------------------------------
Sub-account                                      2004         2003     2002
-----------------------------------------   -------------   -------   ------
First Trust Value Line[RegTM] Target 25
  With No Optional Benefits
  Unit Price                                 $    12.59        --        --
  Number of Units                               389,792        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.57     --        --
  Number of Units                                 4,909     --        --
  With GMWB
  Unit Value                                         --        --        --
  Number of Units                                    --        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --     --        --
  Number of Units                                    --     --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --        --        --
  Number of Units                                    --        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                         --     --        --
  Number of Units                                    --     --        --
  With HAV, EBP and GMWB
  Unit Value                                         --        --        --
  Number of Units                                    --        --        --
------------------------------------  ---    ----------     -----     -----
SP William Blair International Growth
  With No Optional Benefits
  Unit Price                                 $    10.53        --        --
  Number of Units                               269,671        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    10.53     --        --
  Number of Units                               172,859     --        --
  With GMWB
  Unit Value                                 $    10.53        --        --
  Number of Units                                73,031        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    10.52     --        --
  Number of Units                                23,863     --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.52        --        --
  Number of Units                                 6,604        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    10.52     --        --
  Number of Units                                 4,127     --        --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.52        --        --
  Number of Units                                   806        --        --
------------------------------------  ---    ----------     -----     -----

                                                                      APPENDIX A

                      AMERICAN SKANDIA APEX II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------


1. Effective May 2, 2005 the name of the AST State Street Research Small-Cap Growth Portfolio has changed to AST Small-Cap Growth Portfolio.



2. Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.

3. Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.

4. Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value Portfolio has changed to AST AllianceBernstein Core Value Portfolio.

5. Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index 500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.

6. Effective May 2, 2005 the name of the AST Alliance Growth and Income Appendix A -- Condensed Financial Information About Separate Account.

7. Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.

8. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity Income Portfolio.

9. Effective April 15, 2005 the name of the Evergreen VA--Special Equity Portfolio has changed to Evergreen VA Growth Portfolio.

10. Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                                                                      APPENDIX B

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

                 Account Value of variable
              investment options plus Interim             Purchase Payments -
  Growth  =      Value of Fixed Allocations     minus   proportional withdrawals
                      (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

  Growth  =    $75,000 - [$50,000 - $0]
          =    $ 25,000

  Benefit Payable under Enhanced Beneficiary Optional Death Benefit = 40% of Growth

          =    $25,000 x 0.40
          =    $ 10,000

  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit

          =    $ 85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

  Growth  =    $45,000 - [$50,000 - $0]
          =    $ -5,000

  Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth

          NO BENEFIT IS PAYABLE

  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit

          =    $ 50,000

APPENDIX B

AMERICAN SKANDIA APEX II PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits  continued

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

  Growth  =    $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
          =    $90,000 - [$50,000 - $10,000]
          =    $90,000 - $40,000
          =    $50,000

  Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth

          =    $50,000 x 0.40
          =    $20,000

  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit

          =    $ 110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

  Highest Anniversary Value   =  $90,000 - [$90,000 x $15,000/$75,000]
                              =  $90,000 - $18,000
                              =  $72,000

  Basic Death Benefit         =  max [$80,000, $50,000 - ($50,000 x
                                 $15,000/$75,000)]
                              =  max [$80,000, $40,000]
                              =  $80,000


The Death Benefit therefore is $80,000.

                                                                      APPENDIX B

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

  Highest Anniversary Value  =  $80,000 + $15,000 - [($80,000 + $15,000) x
                                $5,000/$70,000]
                             =  $80,000 + $15,000 - $6,786
                             =  $88,214

  Basic Death Benefit        =  max [$75,000, ($50,000 + $15,000) - {($50,000 +
                                $15,000) x $5,000/$70,000}]
                             =  max [$75,000, $60,357]
                             =  $75,000


The Death Benefit therefore is $88,214.


EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

APPENDIX B

AMERICAN SKANDIA APEX II PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits  continued

   Roll-Up Value                =    {($67,005 - $3,350) - [($67,005 - $3,350)
                                     x $1,650/($45,000 - $3,350)]} x 1.05
                                =    ($63,655 - $2,522) x 1.05
                                =    $64,190

   Highest Anniversary Value    =    $70,000 - [$70,000 x $5,000/$45,000]
                                =    $70,000 - $7,778
                                =    $62,222

   Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 x
                                     $5,000/$45,000)]
                                =    max [$43,000, $44,444]
                                =    $44,444


The Death Benefit therefore is $64,190.


Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

   Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) x
                                     $5,000/$70,000]
                                =    $81,445 + $15,000 - $6,889
                                =    $89,556

   Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) x
                                     $5,000/$70,000]
                                =    $85,000 + $15,000 - $7,143
                                =    $92,857

   Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000
                                     + $15,000) x $5,000/$70,000}]
                                =    max [$75,000, $60,357]
                                =    $75,000


The Death Benefit therefore is $92,857.


EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

                                                                      APPENDIX B

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

   Highest Daily Value   =  $90,000 - [$90,000 x $15,000/$75,000]
                         =  $90,000 - $18,000
                         =  $72,000

   Basic Death Benefit   =  max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                         =  max [$80,000, $40,000]
                         =  $80,000

The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

   Highest Daily Value    =  $80,000 + $15,000 - [($80,000 + $15,000) x
                             $5,000/$70,000]
                          =  $80,000 + $15,000 - $6,786
                          =  $88,214

   Basic Death Benefit    =  max [$75,000, ($50,000 + $15,000) - {($50,000 +
                             $15,000) x $5,000/$70,000}]
                          =  max [$75,000, $60,357]
                          =  $75,000

The Death Benefit therefore is $88,214.

                       This page intentionally left blank

                                                                      APPENDIX C

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider

AMERICAN SKANDIA'S PLUS40(TM) OPTIONAL LIFE INSURANCE RIDER WAS OFFERED, IN THOSE STATES WHERE APPROVED, BETWEEN JANUARY 17, 2002 AND MAY 1, 2003. THE DESCRIPTION BELOW OF THE PLUS40(TM) BENEFIT APPLIES TO THOSE CONTRACT OWNERS WHO PURCHASED AN ANNUITY DURING THAT TIME PERIOD AND ELECTED THE PLUS40(TM) BENEFIT.

THE LIFE INSURANCE COVERAGE PROVIDED UNDER THE PLUS40(TM) OPTIONAL LIFE INSURANCE RIDER ("PLUS40(TM) RIDER" OR THE "RIDER") IS SUPPORTED BY AMERICAN SKANDIA'S GENERAL ACCOUNT AND IS NOT SUBJECT TO, OR REGISTERED AS A SECURITY UNDER, EITHER THE SECURITIES ACT OF 1933 OR THE INVESTMENT COMPANY ACT OF 1940. INFORMATION ABOUT THE PLUS40(TM) RIDER IS INCLUDED AS AN APPENDIX TO THIS PROSPECTUS TO HELP YOU UNDERSTAND THE RIDER AND THE RELATIONSHIP BETWEEN THE RIDER AND THE VALUE OF YOUR ANNUITY. IT IS ALSO INCLUDED BECAUSE YOU CAN ELECT TO PAY FOR THE RIDER WITH TAXABLE WITHDRAWALS FROM YOUR ANNUITY. THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION HAS NOT REVIEWED THIS INFORMATION. HOWEVER, THE INFORMATION MAY BE SUBJECT TO CERTAIN GENERALLY APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS REGARDING ACCURACY AND COMPLETENESS.

      THE INCOME TAX-FREE LIFE INSURANCE PAYABLE TO YOUR BENEFICIARY(IES) UNDER THE PLUS40(TM) RIDER IS EQUAL TO 40% OF THE ACCOUNT VALUE OF YOUR ANNUITY AS OF THE DATE WE RECEIVE DUE PROOF OF DEATH, SUBJECT TO CERTAIN ADJUSTMENTS, RESTRICTIONS AND LIMITATIONS DESCRIBED BELOW.

ELIGIBILITY

The Plus40(TM) rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable -- the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

      The minimum allowable age to purchase the Plus40(TM) rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM) rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered Annuity (or 403(b)) or as a funding vehicle for a qualified plan under
Section 401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

      - If you die during the first 24 months following the effective date of the Plus40(TM) rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies) will receive no additional life insurance benefit from the Plus40(TM) rider if you die within 24 months of its effective date.

      - If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM) rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase Payments as an additional amount included in the death benefit under the Rider.

      - If we apply Credits to your Annuity based on Purchase Payments, such Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM) rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM) rider based on this provision, we will return 50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

      - If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM) rider's death benefit under the Accelerated Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death Benefit provision described below.

      - If charges for the Plus40(TM) rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

                                                                      APPENDIX C

AMERICAN SKANDIA APEX II PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider  continued

      - If the age of any person covered under the Plus40(TM) rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

      - On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40(TM) rider is subject to a Maximum Death Benefit Amount based on the Purchase Payments applied to your Annuity. The Plus40(TM) rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the Plus40(TM) rider or similar life insurance coverage.

      - The Maximum Death Benefit Amount is 100% of the Purchase Payments increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such Purchase Payments.

      - The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all Plus40(TM) riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM) rider on a pro-rata basis. If the Per Life Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM) rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the Rider's Effective Date.

      The maximum we will pay, before any reduction, is the lesser of 50% of the Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM) rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM) rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the Annuity.

CHARGES FOR THE PLUS40(TM) RIDER

The Plus40(TM) rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM) rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

                                                                      APPENDIX C

                                             AMERICAN SKANDIA APEX II PROSPECTUS

                 PERCENTAGE OF
ATTAINED AGE     ACCOUNT VALUE
Age 40-75             .80%
Age 76-80            1.60%
Age 81-85            3.20%
Age 86-90            4.80%
Age 91               6.50%
Age 92               7.50%
Age 93               8.50%
Age 94               9.50%
Age 95              10.50%

      The charge for the Plus40(TM) rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

      We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

      You can elect to pay the annual charge through a redemption from your Annuity's Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the Rider may have tax implications.

      - If you elect to pay the charge through a redemption of your Annuity's Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

      - If you elect to pay the charge through funds other than those from your Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM) rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The Plus40(TM) rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM) rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM) rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM) rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

APPENDIX C

AMERICAN SKANDIA APEX II PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider  continued

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, THE DEATH BENEFIT UNDER THE PLUS40(TM) RIDER WILL BE PAID DESPITE THE FACT THAT THE ANNUITY WILL CONTINUE. The spousal beneficiary can apply the death benefit proceeds under the Plus40(TM) rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose. Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the Plus40(TM) rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40(TM) rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

      If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM) rider to be outside of your IRA, since premium for the Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

      We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

                                                                      APPENDIX D

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Appendix D -- Description and Calculation of Previously Offered Optional Death Benefits

IF YOU PURCHASED YOUR ANNUITY BEFORE NOVEMBER 18, 2002 AND WERE NOT A RESIDENT OF THE STATE OF NEW YORK, THE FOLLOWING OPTIONAL DEATH BENEFITS WERE OFFERED:

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

      THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

      1:    the BASIC DEATH BENEFIT described above;

            PLUS

      2: 50% of the "DEATH BENEFIT AMOUNT" less Purchase Payments reduced by proportional withdrawals.

      "DEATH BENEFIT AMOUNT" includes your Account Value and any amounts added to your Account Value under the Annuity's basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 50% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT.

NOTE: YOU MAY NOT ELECT THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IF YOU HAVE ELECTED ANY OTHER OPTIONAL DEATH BENEFIT.

GUARANTEED MINIMUM DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

Appendix D -- Description and Calculation of Previously Offered Optional Death Benefits continued

AMERICAN SKANDIA APEX II PROSPECTUS

Key Terms Used with the Guaranteed Minimum Death Benefit

o The Death Benefit Target Date is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

o The Highest Anniversary Value equals the highest of all previous "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

o The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

Calculation of Guaranteed Minimum Death Benefit
The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:
1. the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing "due proof of death"; and
2. the sum of all Purchase Payments minus the sum of all Proportional Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and
3. the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional Reductions since such date.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:
1. the Account Value as of the date we receive in writing "due proof of death" (an MVA may be applicable to amounts in any Fixed Allocations); and
2. the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

Annuities with Joint Owners
For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities
For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?
You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?
We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

    1. on each anniversary of the Issue Date;

                                                                      APPENDIX D

                                             AMERICAN SKANDIA APEX II PROSPECTUS

    2. when Account Value is transferred to our general account prior to the Annuity Date;

    3. if you surrender your Annuity; and

    4. if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)

    If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

    We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

    Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase
Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.


  Purchase Payments      =   $50,000
  Account Value          =   $75,000
  Basic Death Benefit    =   $75,000
  Death Benefit Amount   =   $75,000 - $50,000 = $25,000

    Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit = $75,000 + $12,500 = $87,500

Examples with market decline
Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

  Purchase Payments      =   $50,000
  Account Value          =   $40,000
  Basic Death Benefit    =   $50,000
  Death Benefit Amount   =   $50,000 - $50,000 = $0

    Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit = $50,000 + $0 = $50,000

    In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

APPENDIX D

AMERICAN SKANDIA APEX II PROSPECTUS

Appendix D -- Description and Calculation of Previously Offered Optional Death Benefits continued

EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example of market increase

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease


Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually ($73,872.77).

                                                                      APPENDIX E

                                             AMERICAN SKANDIA APEX II PROSPECTUS

Appendix E -- Additional Information on Asset Allocation Programs


PROGRAM RULES



- You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5") or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.



HOW THE ASSET ALLOCATION PROGRAM WORKS



- Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.



- ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.



- REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.



- SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.



- OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.



TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:



- You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.



RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:



- You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.


                                                                             E-1

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Please send me a statement of additional information that contains further details about the american skandia annuity described in prospectus asapexii-pros (05/2005).

                     ______________________________________
                                (print your name)

                     ______________________________________
                                    (address)

                     ______________________________________
                              (city/state/zip code)

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

Variable Annuity Issued by:                            Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                           MARKETING, INCORPORATED
A Prudential Financial Company                           A Prudential Financial Company
One Corporate Drive                                                 One Corporate Drive
Shelton, Connecticut 06484                                   Shelton, Connecticut 06484
Telephone: 1-800-766-4530                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com     http://www.americanskandia.prudential.com

                               MAILING ADDRESSES:

                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                                  P.O. Box 7960
                             Philadelphia, PA 19176

                                  EXPRESS MAIL:
                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                                 2101 Welsh Rd.
                                Dresher, PA 19025

                                     AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                  A Prudential Financial Company
                                 One Corporate Drive, Shelton, Connecticut 06484
                                 -----------------------------------------------

AMERICAN SKANDIA STAGECOACH(TM) APEX(SM) II
Flexible Premium Deferred Annuity

--------------------------------------------------------------------------------

PROSPECTUS: MAY 2, 2005

This Prospectus describes Stagecoach(TM) APEX(SM) II, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation ("American Skandia", "we", "our" or "us") exclusively through Wells Fargo Bank, N.A. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. For more information about variations applicable to your state, please refer to your Annuity contract or consult your Investment Professional. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

--------------------------------------------------------------------------------
American Skandia offers several different annuities which your Investment Professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your investment professional may also be different between each annuity.
--------------------------------------------------------------------------------

The Variable Investment Options
--------------------------------------
The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Wells Fargo Variable Trust, American Skandia Trust, Gartmore Variable Investment Trust, A I M Advisors, Inc., Evergreen Variable Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series Fund, Inc.

Please Read This Prospectus
--------------------------------------
Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

Available Information
--------------------------------------
We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 97. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

For Further Information call:
--------------------------------------
->  1-800-752-6342

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, or bank subsidiary of Wells Fargo Bank, N.A., are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in this annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market sub-account.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

American Skandia Stagecoach(TM) APEX(SM) II are registered trademarks/servicemarks of A Wells Fargo Bank, N.A. and The Prudential Insurance Company of America, respectively.

Prospectus Dated: May 2, 2005
                          Statement of Additional Information Dated: May 2, 2005
WFAPX2PR505                                                        WFVAPEXIIPROS

PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK
                           COVER OF THIS PROSPECTUS.

Contents

Introduction .............................................................................     1
  Why Would I Choose to Purchase This Annuity? ...........................................     1
  What Are Some of the Key Features of This Annuity? .....................................     1
  How Do I Purchase This Annuity? ........................................................     1
Glossary of Terms ........................................................................     2
Summary of Contract Fees and Charges .....................................................     3
Expense Examples .........................................................................    12
Investment Options .......................................................................    13
  What Are the Investment Objectives and Policies of the Portfolios? .....................    13
  What Are the Fixed Allocations? ........................................................    29
Fees and Charges .........................................................................    30
  What Are the Contract Fees and Charges? ................................................    30
  What Charges Apply Solely to the Variable Investment Options? ..........................    31
  What Fees and Expenses Are Incurred by the Portfolios? .................................    32
  What Charges Apply to the Fixed Allocations? ...........................................    32
  What Charges Apply if I Choose an Annuity Payment Option? ..............................    32
  Exceptions/Reductions to Fees and Charges ..............................................    32
Purchasing Your Annuity ..................................................................    33
  What Are Our Requirements for Purchasing the Annuity? ..................................    33
Managing Your Annuity ....................................................................    34
  May I Change the Owner, Annuitant and Beneficiary Designations? ........................    34
  May I Return the Annuity if I Change My Mind? ..........................................    34
  May I Make Additional Purchase Payments? ...............................................    34
  May I Make Scheduled Payments Directly From My Bank Account? ...........................    34
  May I Make Purchase Payments Through a Salary Reduction Program? .......................    35
Managing Your Account Value ..............................................................    36
  How and When Are Purchase Payments Invested? ...........................................    36
  How Do I Receive a Loyalty Credit ......................................................    36
  How are Loyalty Credits Applied to My Account Value ....................................    36
  Are There Restrictions or Charges on Transfers Between Investment Options? .............    36
  Do You Offer Dollar Cost Averaging? ....................................................    38
  Do You Offer Any Automatic Rebalancing Programs? .......................................    39
  Are Any Asset Allocation Programs Available? ...........................................    39
  Do You Offer Programs Designed to Guarantee a "Return of Premium" at a Future Date? ....    39
  May I Give My Investment Professional Permission to Manage My Account Value? ...........    40
  May I Authorize My Third Party Investment Advisor to Manage My Account? ................    41
  How Do the Fixed Allocations Work? .....................................................    41
  How Do You Determine Rates For Fixed Allocations? ......................................    42
  How Does the Market Value Adjustment Work? .............................................    43
  What Happens When My Guarantee Period Matures? .........................................    44
Access To Account Value ..................................................................    45
  What Types of Distributions Are Available to Me? .......................................    45
  Are There Tax Implications for Distributions? ..........................................    45
  Can I Withdraw a Portion of My Annuity? ................................................    45
  How Much Can I Withdraw as a Free Withdrawal? ..........................................    46
  Is There a Charge for a Partial Withdrawal? ............................................    46
  Can I Make Periodic Withdrawals from the Annuity During the Accumulation Period? .......    46
  Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal Revenue
    Code? ................................................................................    47
  What are Minimum Distributions and When Would I Need to Make Them? .....................    47
  Can I Surrender My Annuity for its Value? ..............................................    47
  What is a Medically-Related Surrender and How Do I Qualify? ............................    47
  What Types of Annuity Options Are Available? ...........................................    48

                                                                             (i)

Contents

  How and When Do I Choose the Annuity Payment Option? ...................................    49
  How Are Annuity Payments Calculated? ...................................................    49
Living Benefit Programs ..................................................................    52
  Do You Offer Programs Designed to Provide Investment Protection for Owners While They
    Are Alive? ...........................................................................    52
  Guaranteed Return Option PlusSM (GRO PlusSM) ...........................................    53
  Guaranteed Return Option (GRO) .........................................................    58
  Guaranteed Minimum Withdrawal Benefit (GMWB) ...........................................    60
  Guaranteed Minimum Income Benefit (GMIB) ...............................................    64
  Lifetime Five Income Benefit (Lifetime Five) ...........................................    69
Death Benefit ............................................................................    75
  What Triggers the Payment of a Death Benefit? ..........................................    75
  Basic Death Benefit ....................................................................    75
  Optional Death Benefits ................................................................    75
  American Skandia's Annuity Rewards .....................................................    79
  Payment of Death Benefits ..............................................................    79
Valuing Your Investment ..................................................................    82
  How is My Account Value Determined? ....................................................    82
  What is the Surrender Value of My Annuity? .............................................    82
  How and When Do You Value the Sub-Accounts? ............................................    82
  How Do You Value Fixed Allocations? ....................................................    82
  When Do You Process and Value Transactions? ............................................    82
  What Happens to My Units When There is a Change in Daily Asset-Based Charges? ..........    83
Tax Considerations .......................................................................    85
General Information ......................................................................    92
  How Will I Receive Statements and Reports? .............................................    92
  Who is American Skandia? ...............................................................    92
  What are Separate Accounts? ............................................................    92
  What is the Legal Structure of the Underlying Funds? ...................................    94
  Who Distributes Annuities Offered by American Skandia? .................................    95
  Incorporation of Certain Documents by Reference ........................................    96
  Financial Statements ...................................................................    96
  How to Contact Us ......................................................................    96
  Indemnification ........................................................................    97
  Legal Proceedings ......................................................................    97
  Contents of the Statement of Additional Information ....................................    97
Appendix A -- Condensed Financial Information About Separate Account B ...................    A-1
Appendix B -- Calculation of Optional Death Benefits .....................................    B-1
Appendix C -- Additional Information on Asset Allocation Programs ........................    C-1


(ii)

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Introduction


Why Would I Choose to Purchase This Annuity?



This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered Annuity (or 403(b)). It may also be used as an investment vehicle for "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.



When an Annuity is purchased as a "NON-QUALIFIED" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.



When an Annuity is purchased as a "QUALIFIED" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.



What Are Some of the Key Features of This Annuity?



- This Annuity is a "flexible premium deferred annuity." It is called "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.



- This Annuity offers both variable investment options and Fixed Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your Account Value before the Maturity Date.



- The Annuity features two distinct periods -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.



- During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.



- For annuities issued on or after June 20, 2005, this Annuity offers a Loyalty Credit which we add to your Account Value after it has been in effect for five full contract years (i.e., on your fifth Contract Anniversary), subject to our rules and state availability.



- This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive.



- This Annuity offers a basic Death Benefit. It also offers optional Death Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.



- You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply. After Annuity Year 4, you are allowed to make unlimited withdrawals from your Annuity without any charges.



- Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.



How Do I Purchase This Annuity?



We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of $10,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $10,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 85 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 85 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner, on the Issue Date of the Annuity or the date of the Owner's death.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Glossary of Terms


Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.


ACCOUNT VALUE


The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account Value includes any Loyalty Credit we apply. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.


ANNUITIZATION

The application of Account Value (or Protected Income Value for the Guaranteed Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE

The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

ANNUITY YEAR

A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

CODE

The Internal Revenue Code of 1986, as amended from time to time.

FIXED ALLOCATION

An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

GUARANTEE PERIOD

A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

INTERIM VALUE

The value of a Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

ISSUE DATE

The effective date of your Annuity.

MVA

A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day more than 30 days prior to the Maturity Date of such Fixed Allocation.

OWNER

With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SURRENDER VALUE


The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a Market Value Adjustment with respect to amounts in any Fixed Allocation.


UNIT

A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY

Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Summary of Contract Fees and Charges


Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, and the charge for certain optional benefits you elect, other than the Guaranteed Minimum Income Benefit, which is assessed against the Protected Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.


The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
(ASSESSED AGAINST THE ANNUITY)


             FEE/CHARGE                                       AMOUNT DEDUCTED
--------------------------------------------------------------------------------------------------------
                                                                   8.5%
                                       The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the
Contingent Deferred Sales Charge*                                 Annuity.

                                                        $10.00 (Currently, $15.00 maximum)
                                      (Currently we deduct the fee after the 20th transfer each Annuity
                                         Year. We guarantee that the number of charge free transfers
Transfer Fee                                    per Annuity Year will never be less than 8.)

                                         Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted
Tax Charge                                   generally at the time you annuitize your contract.



* The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the Issue Date of your Annuity as Year 1.



Yr. 1        Yr. 2       Yr. 3       Yr. 4       Yr. 5+
-----        -----       -----       -----       ------
 8.5%         8.0%        7.0%        6.0%        0.0%

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Summary of Contract Fees and Charges continued

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

YOUR PERIODIC FEES AND CHARGES
ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY



      FEE/CHARGE                                                              AMOUNT DEDUCTED
--------------------------------------------------------------------------------------------------------------------
Annual Maintenance Fee                                                Smaller of $35 or 2% of Account Value
                                                          (Only applicable if Account Value is less than $100,000)
                                                        (Assessed annually on the Annuity's anniversary date or upon surrender)


ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS(1)
(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)


            FEE/CHARGE                                                       AMOUNT DEDUCTED
--------------------------------------------------------------------------------------------------------------------
Mortality & Expense Risk Charge (2)                                               1.50%

Administration Charge (2)                                                         0.15%

Settlement Service Charge (3)                         1.40% per year of the value of each Sub-account if the Owner's beneficiary elects the Qualified Beneficiary Continuation
                                                                         Option(4) ("Qualified BCO")

Total Annual Charges of the Sub-accounts                    1.65% per year of the value of each Sub-account
                                                   (1.40% per year if you are a beneficiary electing the Qualified BCO)


1: These charges are deducted daily and apply to Variable Investment Options only.


2: The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.


3: The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Qualified Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

4: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this prospectus that describes the Qualified Beneficiary Continuation Option for more detailed information about this option, including certain restrictions and limitations that may apply.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits. Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option Plus program (and where not available, Guaranteed Return Option), the Guaranteed Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit and the Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily Value Death Benefit together with the Enhanced Beneficiary Protection Death Benefit, or any of these three benefits individually, but the Combination 5% Roll-up and HAV Death Benefit may only be purchased individually. The fees and charges and each of the optional benefits are described in more detail within this Prospectus.


YOUR OPTIONAL BENEFIT FEES AND CHARGES


                                                                                       OPTIONAL
                                                                                      BENEFIT FEE/              TOTAL ANNUAL
                                OPTIONAL BENEFIT                                        CHARGE                     CHARGE*
-----------------------------------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM))/GUARANTEED RETURN OPTION

We offer a program that guarantees a "return of premium" at a future date,       0.25% of average daily     1.90%;
while allowing you to allocate all or a portion of your Account Value to         net assets of the Sub-     1.65% for
certain Sub-accounts.                                                            accounts                   Qualified BCO

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

We offer a program that guarantees your ability to withdraw amounts over         0.35% of average daily     2.00%;
time equal to an initial principal value, regardless of the impact of market     net assets of the Sub-     1.75% for Qualified BCO
performance on your Account Value.                                               accounts

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**

We offer a program that, after a seven-year waiting period, guarantees your      0.50% per year of the      1.65% PLUS
ability to begin receiving income from your Annuity in the form of annuity       average Protected          0.50% per year of
payments based on your total Purchase Payments and an annual increase of         Income Value during        average Protected
5% on such Purchase Payments adjusted for withdrawals (called the                each year; deducted        Income Value
"Protected Income Value"), regardless of the impact of market performance        annually in arrears each
on your Account Value.                                                           Annuity Year

LIFETIME FIVE INCOME BENEFIT**

We offer a program that guarantees your ability to withdraw amounts equal        0.60% of average daily     2.25%
to a percentage of an initial principal value, regardless of the impact of       net assets of the Sub-
market performance on your Account Value, subject to our program rules           accounts
regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**

We offer an Optional Death Benefit that provides an enhanced level of            0.25% of average           1.90%
protection for your beneficiary(ies) by providing amounts in addition to the     daily net assets of
basic Death Benefit that can be used to offset federal and state taxes           the Sub-accounts
payable on any taxable gains in your Annuity at the time of your death.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**

We offer an Optional Death Benefit that provides an enhanced level of            0.25% of average daily     1.90%
protection for your beneficiary(ies) by providing a death benefit equal to the   net assets of the Sub-
greater of the basic Death Benefit and the Highest Anniversary Value, less       accounts
proportional withdrawals.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Summary of Contract Fees and Charges continued


                                                                                          OPTIONAL
                                                                                         BENEFIT FEE/     TOTAL ANNUAL
                                     OPTIONAL BENEFIT                                       CHARGE           CHARGE*
----------------------------------------------------------------------------------------------------------------------
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT**

We offer an Optional Death Benefit that provides an enhanced level of             0.50% of average daily      2.15%
protection for your beneficiary(ies) by providing the greater of the Highest      net assets of the Sub-
Anniversary Value Death Benefit and a 5% annual increase on Purchase              accounts
Payments adjusted for withdrawals.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**

We offer an Optional Death Benefit that provides an enhanced level of             0.50% of average daily      2.15%
protection for your beneficiary(ies) by providing a death benefit equal to the    net assets of the Sub-
greater of the basic Death Benefit and the Highest Daily Value, less              accounts
proportional withdrawals.



PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION OF THE BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.


* The Total Annual Charge includes the Insurance Charge assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.


The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.


                    TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES


                                       MINIMUM        MAXIMUM
-------------------------------------------------------------
Total Portfolio Operating Expense       0.63%          3.06%



The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)



                                                                                            TOTAL
                                                                                           ANNUAL
                                                                                          PORTFOLIO
                                                      MANAGEMENT     OTHER     12b-1      OPERATING
               UNDERLYING PORTFOLIO                      FEES      EXPENSES(1) FEES       EXPENSES
               --------------------                   ----------   ----------  ----       ---------
AMERICAN SKANDIA TRUST: (2,3)

        AST JPMorgan International Equity                1.00%       0.13%     None        1.13%
        AST William Blair International Growth           1.00%       0.22%     None        1.22%
        AST LSV International Value(4)                   1.00%       0.37%     None        1.37%
        AST MFS Global Equity                            1.00%       0.35%     None        1.35%
        AST Small-Cap Growth(5)                          0.90%       0.24%     None        1.14%
        AST DeAM Small-Cap Growth                        0.95%       0.22%     None        1.17%
        AST Federated Aggressive Growth                  0.95%       0.24%     None        1.19%
        AST Small-Cap Value(6)                           0.90%       0.18%     None        1.08%
        AST DeAM Small-Cap Value                         0.95%       0.33%     None        1.28%
        AST Goldman Sachs Mid-Cap Growth                 1.00%       0.25%     None        1.25%
        AST Neuberger Berman Mid-Cap Growth              0.90%       0.22%     None        1.12%
        AST Neuberger Berman Mid-Cap Value               0.90%       0.15%     None        1.05%
        AST Alger All-Cap Growth                         0.95%       0.22%     None        1.17%
        AST Gabelli All-Cap Value                        0.95%       0.26%     None        1.21%
        AST T. Rowe Price Natural Resources              0.90%       0.26%     None        1.16%
        AST AllianceBernstein Large-Cap Growth(7)        0.90%       0.23%     None        1.13%
        AST MFS Growth                                   0.90%       0.20%     None        1.10%
        AST Marsico Capital Growth                       0.90%       0.14%     None        1.04%
        AST Goldman Sachs Concentrated Growth            0.90%       0.17%     None        1.07%
        AST DeAM Large-Cap Value                         0.85%       0.26%     None        1.11%
        AST AllianceBernstein Growth + Value             0.90%       0.32%     None        1.22%
        AST AllianceBernstein Core Value(8)              0.75%       0.24%     None        0.99%
        AST Cohen & Steers Realty                        1.00%       0.22%     None        1.22%
        AST AllianceBernstein Managed Index 500(9)       0.60%       0.17%     None        0.77%
        AST American Century Income & Growth             0.75%       0.24%     None        0.99%
        AST AllianceBernstein Growth & Income(10)        0.75%       0.15%     None        0.90%
        AST Hotchkis & Wiley Large-Cap Value             0.75%       0.19%     None        0.94%
        AST Global Allocation(11)                        0.89%       0.26%     None        1.15%
        AST American Century Strategic Balanced          0.85%       0.27%     None        1.12%
        AST T. Rowe Price Asset Allocation               0.85%       0.27%     None        1.12%
        AST T. Rowe Price Global Bond                    0.80%       0.27%     None        1.07%
        AST Goldman Sachs High Yield                     0.75%       0.18%     None        0.93%
        AST Lord Abbett Bond-Debenture                   0.80%       0.22%     None        1.02%
        AST PIMCO Total Return Bond                      0.65%       0.16%     None        0.81%
        AST PIMCO Limited Maturity Bond                  0.65%       0.17%     None        0.82%
        AST Money Market                                 0.50%       0.13%     None        0.63%

GARTMORE VARIABLE INVESTMENT TRUST:

        GVIT Developing Markets                          1.15%       0.38%     0.25%       1.78%

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Summary of Contract Fees and Charges continued


                                                                                                      TOTAL
                                                                                                      ANNUAL
                                                                                                     PORTFOLIO
                                                                MANAGEMENT      OTHER        12b-1   OPERATING
                     UNDERLYING PORTFOLIO                          FEES      EXPENSES(1)     FEES    EXPENSES
                     --------------------                       ----------   ----------      -----   ---------
WELLS FARGO VARIABLE TRUST ADVANTAGE: (12)

        Advantage C&B Large Cap Value                               0.55%        0.39%        0.25%    1.19%
        Advantage Equity Income                                     0.55%        0.23%        0.25%    1.03%
        Advantage International Core                                0.75%        0.42%        0.25%    1.42%
        Advantage Small Cap Growth                                  0.75%        0.24%        0.25%    1.24%
        Advantage Large Company Core                                0.55%        0.33%        0.25%    1.13%
        Advantage Large Company Growth                              0.55%        0.25%        0.25%    1.05%
        Advantage Asset Allocation                                  0.55%        0.22%        0.25%    1.02%
        Advantage Total Return Bond                                 0.45%        0.26%        0.25%    0.96%

AIM VARIABLE INSURANCE FUNDS: (13)

        AIM V.I. Dynamics Fund -- Series I shares                   0.75%        0.39%        None     1.14%
        AIM V.I. Technology Fund -- Series I shares                 0.75%        0.40%        None     1.15%
        AIM V.I. Health Sciences Fund -- Series I shares(14)        0.75%        0.36%        None     1.11%
        AIM V.I. Financial Services Fund -- Series I shares         0.75%        0.37%        None     1.12%

EVERGREEN VARIABLE ANNUITY TRUST:

        International Equity                                        0.42%        0.30%        None     0.72%
        Growth                                                      0.70%        0.26%        None     0.96%
        Omega                                                       0.52%        0.16%        None     0.68%

PROFUND VP: (15)

        Access High Yield                                           0.75%        1.02%        0.25%    1.98%
        Bull                                                        0.75%        0.78%        0.25%    1.78%
        OTC                                                         0.75%        0.87%        0.25%    1.87%
        Large-Cap Value                                             0.75%        1.04%        0.25%    2.04%
        Large-Cap Growth                                            0.75%        2.06%        0.25%    3.06%
        Mid-Cap Value                                               0.75%        0.92%        0.25%    1.92%
        Mid-Cap Growth                                              0.75%        0.94%        0.25%    1.94%
        Small-Cap Value                                             0.75%        0.95%        0.25%    1.95%
        Small-Cap Growth                                            0.75%        0.90%        0.25%    1.90%
        Asia 30                                                     0.75%        0.86%        0.25%    1.86%
        Europe 30                                                   0.75%        0.78%        0.25%    1.78%
        Japan                                                       0.75%        0.85%        0.25%    1.85%
        UltraBull                                                   0.75%        0.89%        0.25%    1.89%
        UltraMid-Cap                                                0.75%        0.94%        0.25%    1.94%
        UltraSmall-Cap                                              0.75%        0.94%        0.25%    1.94%
        UltraOTC                                                    0.75%        0.88%        0.25%    1.88%
        Bear                                                        0.75%        0.90%        0.25%    1.90%
        Short Mid-Cap                                               0.75%        0.90%        0.25%    1.90%
        Short Small-Cap                                             0.75%        1.28%        0.25%    2.28%
        Short OTC                                                   0.75%        0.86%        0.25%    1.86%
        Banks                                                       0.75%        0.98%        0.25%    1.98%

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                      TOTAL
                                                                                      ANNUAL
                                                                                    PORTFOLIO
                                              MANAGEMENT      OTHER        12b-1    OPERATING
         UNDERLYING PORTFOLIO                    FEES       EXPENSES(1)     FEES     EXPENSES
         --------------------                 ----------    -----------     ----     --------
PROFUND VP: (15) CONTINUED

        Basic Materials                          0.75%         0.96%        0.25%      1.96%
        Biotechnology                            0.75%         0.98%        0.25%      1.98%
        Consumer Goods                           0.75%         0.99%        0.25%      1.99%
        Consumer Services                        0.75%         1.20%        0.25%      2.20%
        Financials                               0.75%         0.92%        0.25%      1.92%
        Health Care                              0.75%         0.91%        0.25%      1.91%
        Industrials                              0.75%         0.99%        0.25%      1.99%
        Internet                                 0.75%         0.94%        0.25%      1.94%
        Oil & Gas                                0.75%         0.92%        0.25%      1.92%
        Pharmaceuticals                          0.75%         0.97%        0.25%      1.97%
        Precious Metals                          0.75%         0.87%        0.25%      1.87%
        Real Estate                              0.75%         0.93%        0.25%      1.93%
        Semiconductor                            0.75%         0.99%        0.25%      1.99%
        Technology                               0.75%         0.87%        0.25%      1.87%
        Telecommunications                       0.75%         0.95%        0.25%      1.95%
        Utilities                                0.75%         0.95%        0.25%      1.95%
        U.S. Government Plus                     0.50%         0.86%        0.25%      1.61%
        Rising Rates Opportunity                 0.75%         0.75%        0.25%      1.75%

FIRST DEFINED PORTFOLIO FUND, LLC: (16, 17)

        First Trust(R) 10 Uncommon Values        0.60%         0.76%        0.25%      1.61%
        Target Managed VIP                       0.60%         1.25%        0.25%      2.10%
        The Dowsm DART 10                        0.60%         1.53%        0.25%      2.38%
        Global Dividend Target 15                0.60%         1.85%        0.25%      2.70%
        S&P(R) Target 24                         0.60%         1.58%        0.25%      2.43%
        NASDAQ(R) Target 15                      0.60%         1.75%        0.25%      2.60%
        Value Line(R) Target 25                  0.60%         1.48%        0.25%      2.33%
        The Dow Target Dividend(18)              0.60%         0.62%        0.25%      1.47%

THE PRUDENTIAL SERIES FUND, INC.:

        SP William Blair International Growth    0.85%         0.45%        0.25%      1.55%



(1) As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this prospectus.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Summary of Contract Fees and Charges continued


(2) The Portfolios' total actual annual operating expenses for the year ended December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:



                                                             TOTAL ACTUAL ANNUAL
                                                         PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                           AFTER EXPENSE REIMBURSEMENT
--------------                                           ---------------------------
AST William Blair International Growth                              1.11%
AST LSV International Value                                         1.22%
AST DeAM Small-Cap Growth                                           1.02%
AST DeAM Small-Cap Value                                            1.13%
AST Goldman Sachs Mid-Cap Growth                                    1.13%
AST Neuberger Berman Mid-Cap Growth                                 1.11%
AST Neuberger Berman Mid-Cap Value                                  1.04%
AST AllianceBernstein Large-Cap Growth                              1.10%
AST MFS Growth                                                      1.07%
AST Marsico Capital Growth                                          1.02%
AST Goldman Sachs Concentrated Growth                               1.00%
AST DeAM Large-Cap Value                                            0.99%
AST Cohen & Steers Realty                                           1.11%
AST AllianceBernstein Growth & Income                               0.87%
AST Hotchkis & Wiley Large-Cap Value                                0.90%
AST American Century Strategic Balanced                             1.09%
AST T. Rowe Price Asset Allocation                                  1.07%
AST Lord Abbett Bond-Debenture Portfolio                            0.97%
AST PIMCO Total Return Bond                                         0.78%
AST PIMCO Limited Maturity Bond                                     0.79%
AST Money Market                                                    0.58%



(3) Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the Portfolios, and to use these commissions to promote the sale of shares of the Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.



(4) Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM International Equity Portfolio."



(5) Effective May 1, 2005, Eagle Asset Management and Neuberger Berman Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005, State Street Research and Management Company served as Sub-advisor of the Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."



(6) Effective November 18, 2004, Integrity Asset Management, Lee Munder Capital Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."



(7) Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth Portfolio."



(8) Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value Portfolio."



(9) Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed Index 500 Portfolio."



(10) Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income Portfolio."



(11) The AST Global Allocation Portfolio invests primarily in shares of other AST Portfolios (the "Underlying Portfolios").



      (a) The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC. The management fee shown in the chart for the Portfolio is (i) that 0.10% management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.



      (b) The expense information shown in the chart for the Portfolio reflects
      (i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.



      (c) Effective May 1, 2005, Prudential Investment LLC provides day-to-day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global Allocation Portfolio."

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


(12) (a) The Adviser of Wells Fargo Variable Trust has committed through April 30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.



                                                   TOTAL ACTUAL ANNUAL
                                               PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                 AFTER EXPENSE REIMBURSEMENT
--------------                                 ---------------------------
Advantage C&B Large Cap Value                            1.00%
Advantage Equity Income                                  1.00%
Advantage International Core                             1.00%
Advantage Small Cap Growth                               1.20%
Advantage Large Company Core                             1.00%
Advantage Large Company Growth                           1.00%
Advantage Asset Allocation                               1.00%
Advantage Total Return Bond                              0.90%



      (b) In addition, the following name changes were made effective May 1, 2005:



OLD PORTFOLIO NAME                       NEW PORTFOLIO NAME
------------------                       ------------------
Equity Value                        Advantage C&B Large Cap Value
Equity Income                         Advantage Equity Income
International Equity                Advantage International Core
Small Cap Growth                     Advantage Small Cap Growth
Growth                              Advantage Large Company Core
Large Company Growth               Advantage Large Company Growth
Asset Allocation                     Advantage Asset Allocation
Total Return Bond                   Advantage Total Return Bond



(13) The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.



(14) Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed "AIM V.I. Global Health Care Fund."



(15) ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.



(16) The Funds' Board of Trustees reserves the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio, the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line Target 25 Portfolio.



(17) For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values Portfolio and 1.47% for each of the other Portfolios' average daily net assets. First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31, 2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.



                                                          TOTAL ACTUAL ANNUAL
                                                      PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                        AFTER EXPENSE REIMBURSEMENT
--------------                                        ---------------------------
First Trust(R) 10 Uncommon Values                               1.37%
Target Managed VIP                                              1.47%
S&P Target 24                                                   1.47%
The Dow(SM) DART 10                                             1.47%
Value Line(R) Target 25                                         1.47%
Global Dividend Target 15                                       1.47%
Nasdaq Target 15                                                1.47%
Dow Target Dividend                                             1.47%



(18) The Dow(SM) Target Dividend Portfolio is newly organized. Accordingly, Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Expense Examples

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges (when applicable), Annual Maintenance Fee (when applicable), Insurance Charge, and the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another.

Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance Charge is assessed as 1.65% per year; (c) the Annual Maintenance Fee is reflected as an asset-based charge based on an assumed average contract size; (d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers or other transactions for which we charge a fee for during the period shown; (f) no tax charge applies; (g) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; and (h) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the Sub-accounts for the Lifetime Five Income Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit and 0.25% of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit. Amounts shown in the examples are rounded to the nearest dollar.

The examples are illustrative only -- they should not be considered a representation of past or future expenses of the underlying mutual funds or their portfolios -- actual expenses will be less than those shown if you elect a different combination of optional benefits than indicated in the examples or if you allocate account value to any other available sub-accounts.

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated time period; and 3.) if you do not surrender your Annuity. A table of accumulation values appears in Appendix A to this prospectus.


                                         IF YOU ANNUITIZE YOUR ANNUITY AT
   IF YOU SURRENDER YOUR ANNUITY AT       THE END OF THE APPLICABLE TIME             IF YOU DO NOT SURRENDER
THE END OF THE APPLICABLE TIME PERIOD:                PERIOD:                             YOUR ANNUITY:
-------------------------------------- -------------------------------------  -------------------------------------
1 YR     3 YRS     5 YRS     10 YRS    1 YR    3 YRS     5 YRS     10 YRS     1 YR    3 YRS     5 YRS     10 YRS
$1,533   $2,871    $3,632    $6,785    $768    $2,241    $3,632    $6,785     $768    $2,241    $3,632    $6,785

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?


Each variable investment option is a Sub-account of American Skandia Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.



      The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of American Skandia Trust. The investment managers for AST are American Skandia Investment Services, Incorporated, a Prudential Financial Company, and Prudential Investments LLC, affiliated companies of American Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.



      The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.



      Effective May 1, 2004, the SP William Blair International Growth Portfolio (formerly the SP Jennison International Growth Portfolio) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP William Blair International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-Account.



      This Sub-account may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close this Sub-account to all Owners that owned the Annuity prior to the close date.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued


                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
    TYPE                                 INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
INTERNATIONAL     AST JPMORGAN INTERNATIONAL EQUITY: seeks long-term capital growth by             J.P. Morgan
EQUITY            investing in a diversified portfolio of international equity securities. The     Fleming Asset
                  Portfolio seeks to meet its objective by investing, under normal market          Management
                  conditions, at least 80% of its assets in a diversified portfolio of equity securities of companies located or operating in developed non-U.S.
                  countries and emerging markets of the world.

INTERNATIONAL     AST WILLIAM BLAIR INTERNATIONAL GROWTH: Seeks long-term capital                  William Blair &
EQUITY            appreciation. The Portfolio invests primarily in stocks of large and             Company, L.L.C.
                  medium-sized companies located in countries included in the Morgan
                  Stanley Capital International All Country World Ex-U.S. Index.

INTERNATIONAL     AST LSV INTERNATIONAL VALUE (formerly AST DeAM International Equity):            Deutsche Asset
EQUITY            seeks capital growth. The Portfolio pursues its objective by primarily           Management, Inc.
                  investing at least 80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the
                  MSCI EAFE Index.

INTERNATIONAL     AST MFS GLOBAL EQUITY: seeks capital growth. Under normal                        Massachusetts
EQUITY            circumstances the Portfolio invests at least 80% of its assets in equity         Financial Services
                  securities of U.S. and foreign issuers (including issuers in developing          Company
                  countries). The Portfolio generally seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.

SMALL CAP         AST SMALL-CAP GROWTH (FORMERLY AST STATE STREET RESEARCH SMALL-                  Eagle Asset
GROWTH            CAP GROWTH): seeks long-term capital growth. The Portfolio pursues               Management,
                  its objective by primarily investing in the common stocks of small-              Neuberger Berman
                  capitalization companies.                                                        Management, Inc.

SMALL CAP         AST DEAM SMALL-CAP GROWTH: seeks maximum growth of investors'                    Deutsche Asset
GROWTH            capital from a portfolio of growth stocks of smaller companies. The              Management, Inc.
                  Portfolio pursues its objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-
                  sized companies included in the Russell 2000 Growth(R) Index.

SMALL CAP         AST FEDERATED AGGRESSIVE GROWTH: seeks capital growth. The Portfolio             Federated Equity
GROWTH            pursues its investment objective by investing primarily in the stocks of         Management
                  small companies that are traded on national security exchanges, the              Company of
                  NASDAQ stock exchange and the over-the-counter market.                           Pennsylvania/
                                                                                                   Federated Global
                                                                                                   Investment
                                                                                                   Management Corp.

SMALL CAP         AST SMALL-CAP VALUE (formerly AST Gabelli Small-Cap Value): seeks to             Integrity Asset
VALUE             provide long-term capital growth by investing primarily in small-                Management, Lee
                  capitalization stocks that appear to be undervalued. The Portfolio will          Munder Capital
                  have a non-fundamental policy to invest, under normal circumstances, at          Group, J.P. Morgan
                  least 80% of the value of its assets in small capitalization companies.          Fleming Asset
                                                                                                   Management

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                                      PORTFOLIO
   STYLE/                                                                                              ADVISOR/
   TYPE                                 INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
SMALL CAP         AST DEAM SMALL-CAP VALUE: seeks maximum growth of investors' capital.            Deutsche Asset
VALUE             The Portfolio pursues its objective under normal market conditions, by           Management, Inc.
                  primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000(R) Value Index.

MID CAP           AST GOLDMAN SACHS MID-CAP GROWTH: seeks long-term capital growth.                Goldman Sachs
GROWTH            The Portfolio pursues its investment objective by investing primarily in         Asset Management,
                  equity securities selected for their growth potential, and normally invests      L.P.
                  at least 80% of the value of its assets in medium capitalization companies.

MID CAP           AST NEUBERGER BERMAN MID-CAP GROWTH: seeks capital growth. Under                 Neuberger Berman
GROWTH            normal market conditions, the Portfolio primarily invests at least 80% of        Management Inc.
                  its net assets in the common stocks of mid-cap companies. The Sub-
                  advisor looks for fast growing companies that are in new or rapidly evolving industries.

MID CAP VALUE     AST NEUBERGER BERMAN MID-CAP VALUE: seeks capital growth. Under                  Neuberger Berman
                  normal market conditions, the Portfolio primarily invests at least 80% of        Management Inc.
                  its net assets in the common stocks of mid-cap companies. Under the
                  Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.

SPECIALTY         AST ALGER ALL-CAP GROWTH: seeks long-term capital growth. The Portfolio          Fred Alger
                  invests primarily in equity securities, such as common or preferred stocks       Management, Inc.
                  that are listed on U.S. exchanges or in the over-the-counter market. The
                  Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST GABELLI ALL-CAP VALUE: seeks capital growth. The Portfolio pursues           GAMCO Investors,
                  its objective by investing primarily in readily marketable equity securities     Inc.
                  including common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST T. ROWE PRICE NATURAL RESOURCES: seeks long-term capital growth              T. Rowe Price
                  primarily through the common stocks of companies that own or develop             Associates, Inc.
                  natural resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued


                                                                                                       PORTFOLIO
  STYLE/                                                                                                ADVISOR/
   TYPE                                 INVESTMENT OBJECTIVES/POLICIES                                SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
LARGE CAP     AST ALLIANCEBERNSTEIN LARGE-CAP GROWTH (formerly AST Alliance Growth):              Alliance Capital
Growth        seeks long-term capital growth. The Portfolio invests at least 80% of its           Management, L.P.
              total assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

LARGE CAP     AST MFS GROWTH: seeks long-term capital growth and future income.                   Massachusetts
GROWTH        Under normal market conditions, the Portfolio invests at least 80% of its           Financial Services
              total assets in common stocks and related securities, such as preferred             Company
              stocks, convertible securities and depositary receipts, of companies that the Sub-advisor believes offer better than average prospects for long-
              term growth.

LARGE CAP     AST MARSICO CAPITAL GROWTH: seeks capital growth. Income realization is             Marsico Capital
GROWTH        not an investment objective and any income realized on the Portfolio's              Management, LLC
              investments, therefore, will be incidental to the Portfolio's objective. The
              Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.

LARGE CAP     AST GOLDMAN SACHS CONCENTRATED GROWTH: seeks growth of capital in a                 Goldman Sachs
GROWTH        manner consistent with the preservation of capital. Realization of income           Asset Management,
              is not a significant investment consideration and any income realized on            L.P.
              the Portfolio's investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.

LARGE CAP     AST DEAM LARGE-CAP VALUE: seeks maximum growth of capital by                        Deutsche Asset
Value         investing primarily in the value stocks of larger companies. The Portfolio          Management, Inc.
              pursues its objective, under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the Russell 1000(R) Value Index.

LARGE CAP     AST ALLIANCEBERNSTEIN GROWTH + VALUE: seeks capital growth by investing             Alliance Capital
BLEND         approximately 50% of its assets in growth stocks of large companies and             Management, L.P.
              approximately 50% of its assets in value stocks of large companies. The
              Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000(R) Index.

LARGE CAP     AST ALLIANCEBERNSTEIN CORE VALUE (formerly AST Sanford Bernstein Core               Alliance Capital
VALUE         Value): seeks long-term capital growth by investing primarily in common             Management, L.P.
              stocks. The Sub-advisor expects that the majority of the Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.

SPECIALTY     AST COHEN & STEERS REALTY: seeks to maximize total return through                   Cohen & Steers
              investment in real estate securities. The Portfolio pursues its investment          Capital
              objective by investing, under normal circumstances, at least 80% of its             Management, Inc.
              net assets in securities of real estate issuers.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                                     PORTFOLIO
   STYLE/                                                                                            ADVISOR/
   TYPE                                INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST ALLIANCEBERNSTEIN MANAGED INDEX 500 (formerly AST Sanford                   Alliance Capital
BLEND           Bernstein Managed Index 500): seeks to outperform the S&P 500 through           Management, L.P.
                stock selection resulting in different weightings of common stocks relative to the index. The Portfolio will invest, under normal circumstances, at least 80% of its net assets in securities included in the Standard & Poor's 500 Composite Stock Price Index.

LARGE CAP       AST AMERICAN CENTURY INCOME & GROWTH: seeks capital growth with                 American Century
VALUE           current income as a secondary objective. The Portfolio invests primarily        Investment
                in common stocks that offer potential for capital growth, and may,              Management, Inc.
                consistent with its investment objective, invest in stocks that offer potential for current income.

LARGE CAP       AST ALLIANCEBERNSTEIN GROWTH & INCOME: seeks long-term growth of                Alliance Capital
VALUE           capital and income while attempting to avoid excessive fluctuations in          Management, L.P.
                market value. The Portfolio normally will invest in common stocks (and securities convertible into common stocks).

LARGE CAP       AST HOTCHKIS & WILEY LARGE-CAP VALUE: seeks current income and                  Hotchkis and Wiley
VALUE           long-term growth of income, as well as capital appreciation. The Portfolio      Capital
                invests, under normal circumstances, at least 80% of its net assets plus        Management, LLC
                borrowings for investment purposes in common stocks of large cap U.S.
                companies that have a high cash dividend or payout yield relative to the market.

ASSET           AST GLOBAL ALLOCATION (formerly AST DeAM Global Allocation): seeks to           Prudential
ALLOCATION/     obtain the highest potential total return consistent with a specified level     Investments LLC
BALANCED        of risk tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying Portfolios"). The
                Portfolio intends its strategy of investing in combinations of Underlying
                Portfolios to result in investment diversification that an investor could otherwise achieve only by holding numerous investments.

ASSET           AST AMERICAN CENTURY STRATEGIC BALANCED: seeks capital growth and               American Century
ALLOCATION/     current income. The Sub-advisor intends to maintain approximately 60%           Investment
BALANCED        of the Portfolio's assets in equity securities and the remainder in bonds       Management, Inc.
                and other fixed income securities.

ASSET           AST T. ROWE PRICE ASSET ALLOCATION: seeks a high level of total return by       T. Rowe Price
ALLOCATION/     investing primarily in a diversified portfolio of fixed income and equity       Associates, Inc.
BALANCED        securities. The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued


                                                                                                       PORTFOLIO
    STYLE/                                                                                              ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
FIXED INCOME      AST T. ROWE PRICE GLOBAL BOND: seeks to provide high current income              T. Rowe Price
                  and capital growth by investing in high quality foreign and U.S. dollar-         International, Inc.
                  denominated bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S.
                  and foreign issuers.

FIXED INCOME      AST GOLDMAN SACHS HIGH YIELD: seeks a high level of current income               Goldman Sachs
                  and may also consider the potential for capital appreciation. The Portfolio      Asset Management,
                  invests, under normal circumstances, at least 80% of its net assets plus         L.P.
                  any borrowings for investment purposes (measured at time of purchase)
                  ("Net Assets") in high-yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.

FIXED INCOME      AST LORD ABBETT BOND-DEBENTURE: seeks high current income and the                Lord, Abbett & Co.
                  opportunity for capital appreciation to produce a high total return. To          LLC
                  pursue its objective, the Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.

FIXED INCOME      AST PIMCO TOTAL RETURN BOND: seeks to maximize total return consistent           Pacific Investment
                  with preservation of capital and prudent investment management. The              Management
                  Portfolio will invest in a diversified portfolio of fixed-income securities      Company LLC
                  of varying maturities. The average portfolio duration of the Portfolio           (PIMCO)
                  generally will vary within a three- to six-year time frame based on the
                  Sub-advisor's forecast for interest rates.

FIXED INCOME      AST PIMCO LIMITED MATURITY BOND: seeks to maximize total return                  Pacific Investment
                  consistent with preservation of capital and prudent investment                   Management
                  management. The Portfolio will invest in a diversified portfolio of fixed-       Company LLC
                  income securities of varying maturities. The average portfolio duration of       (PIMCO)
                  the Portfolio generally will vary within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME      AST MONEY MARKET: seeks high current income while maintaining high               Wells Capital
                  levels of liquidity. The Portfolio attempts to accomplish its objective by       Management, Inc.
                  maintaining a dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.

INTERNATIONAL     GVIT DEVELOPING MARKETS: seeks long-term capital appreciation, under             Gartmore Global
EQUITY            normal conditions by investing at least 80% of its total assets in stocks of     Asset Management
                  companies of any size based in the world's developing economies. Under           Trust/Gartmore
                  normal market conditions, investments are maintained in at least six             Global Partners
                  countries at all times and no more than 35% of total assets in any single one of them.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                                         PORTFOLIO
    STYLE/                                                                                               ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
LARGE CAP         ADVANTAGE C&B LARGE CAP VALUE FUND (formerly Equity Value): Seeks                  Wells Fargo Funds
VALUE             maximum long-term total return, consistent with minimizing risk to                 Management, LLC
                  principal. The Portfolio will principally invest in large-capitalization securities, which the Sub-advisor defines as securities of companies with market capitalizations of $1 billion or more.

LARGE CAP         ADVANTAGE EQUITY INCOME FUND (formerly Equity Income): Seeks long-term             Wells Fargo Funds
VALUE             capital appreciation and above-average dividend income. The Portfolio              Management, LLC
                  invests in the common stocks of large U.S. companies with strong return potential and above-average dividend income. The Portfolio invests principally in securities of companies with market capitalizations of
                  $3 billion or more.

INTERNATIONAL     ADVANTAGE INTERNATIONAL CORE FUND (formerly International Equity): Seeks           Wells Fargo Funds
EQUITY            long-term capital appreciation. The Portfolio will principally invest in           Management, LLC
                  non-U.S. securities. The Portfolio will focus on companies with strong growth potential that offer good relative values.

SMALL CAP         ADVANTAGE SMALL CAP GROWTH FUND (formerly Small Cap Growth): Seeks                 Wells Fargo Funds
GROWTH            long-term capital appreciation. The Portfolio focuses on companies that            Management, LLC
                  the Sub-advisor believes have above-average growth potential, or that may be involved in new or innovative products, services and processes.

LARGE CAP         ADVANTAGE LARGE COMPANY CORE FUND (formerly Growth): Seeks total                   Wells Fargo Funds
BLEND             return comprised of long-term capital appreciation and current income.             Management, LLC
                  The Portfolio will invest at least 80% of the Fund's assets in securities of large-capitalization companies, which are defined as those with market capitalizations of $3 billion or more.

LARGE CAP         ADVANTAGE LARGE COMPANY GROWTH FUND (formerly Large Company                        Wells Fargo Funds
GROWTH            Growth): Seeks long-term capital appreciation. The Portfolio invests in the        Management, LLC
                  common stocks of large U.S. companies that the Sub-advisor believes have superior growth potential. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.

ASSET             ADVANTAGE ASSET ALLOCATION FUND (formerly Asset Allocation): Seeks                 Wells Fargo Funds
ALLOCATION/       long-term total return, consistent with reasonable risk. The Portfolio             Management, LLC
BALANCED          invests in equity and fixed-income securities in varying proportions, with an emphasis on equity securities. The Portfolio does not select individual securities for investment, rather, it buys substantially all of the securities of various indexes to replicate such indexes.

FIXED INCOME      ADVANTAGE TOTAL RETURN BOND FUND (formerly Total Return Bond): Seeks               Wells Fargo Funds
                  total return consisting of income and capital appreciation. The Portfolio          Management, LLC
                  invests principally in investment-grade debt securities, which include U.S.
                  Government obligations, corporate bonds, mortgage- and other asset-
                  backed securities and money market instruments. Under normal circumstances, the Portfolio is expected to maintain an overall effective duration between 4 and 5.5 years.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued


                                                                                                        PORTFOLIO
    STYLE/                                                                                              ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
MID CAP           AIM VARIABLE INSURANCE FUNDS -- AIM V.I. DYNAMICS FUND -- SERIES I                A I M Advisors,
GROWTH            SHARES (formerly an INVESCO fund): seeks long-term capital growth. The            Inc.
                  Portfolio pursues its objective by normally investing at least 65% of its assets in common stocks of mid-sized companies that are included in the
                  Russell Midcap Growth(R) Index at the time of purchase.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. TECHNOLOGY FUND -- SERIES I              A I M Advisors,
                  SHARES (formerly an INVESCO fund): seeks capital growth. The Portfolio            Inc.
                  normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. HEALTH SCIENCES FUND --                  A I M Advisors,
                  SERIES I SHARES (formerly an INVESCO fund) (Effective July 1, 2005, AIM           Inc.
                  V.I. Health Sciences Fund will be renamed AIM V.I. Global Health Care
                  Fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. FINANCIAL SERVICES FUND --               A I M Advisors,
                  SERIES I SHARES (formerly an INVESCO fund): seeks capital growth. The             Inc.
                  Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector. These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.

INTERNATIONAL     EVERGREEN VA INTERNATIONAL EQUITY (formerly Evergreen VA International            Evergreen
EQUITY            Growth): seeks long-term capital growth and secondarily, modest income.           Investment
                  The Portfolio normally invests 80% of its assets in equity securities issued      Management
                  by established, quality, non-U.S. companies located in countries with             Company, LLC
                  developed markets and may purchase across all market capitalizations.
                  The Portfolio normally invests at least 65% of its assets in securities of companies in at least three different countries (other than the U.S.).

SMALL CAP         EVERGREEN VA GROWTH (formerly Evergreen VA Special Equity): seeks                 Evergreen
GROWTH            long-term capital growth. The Portfolio invests at least 75% of its assets        Investment
                  in common stocks of small- and medium-sized companies (i.e., companies            Management
                  whose market capitalizations fall within the range of the Russell 2000(R)         Company, LLC
                  Growth Index, at the time of purchase).

SPECIALTY         EVERGREEN VA OMEGA: seeks long-term capital growth. The Portfolio                 Evergreen
                  invests primarily, and under normal conditions, substantially all of its          Investment
                  assets in common stocks and securities convertible into common stocks             Management
                  of U.S. companies across all market capitalizations.                              Company, LLC

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                                     PORTFOLIO
     STYLE/                                                                                           ADVISOR/
      TYPE                                INVESTMENT OBJECTIVES/POLICIES                            SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------
INTERNATIONAL     PROFUND VP EUROPE 30: seeks daily investment results, before fees and         ProFund Advisors
EQUITY            expenses, that correspond to the daily performance of the ProFunds            LLC
                  Europe 30 Index. The ProFunds Europe 30 Index, created by ProFund
                  Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the NASDAQ as depositary receipts or ordinary shares.

SPECIALTY         PROFUND VP ASIA 30: seeks daily investment results, before fees and           ProFund Advisors
                  expenses, that correspond to the daily performance of the ProFunds Asia       LLC
                  30 Index. The ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the
                  Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the NASDAQ as depository receipts or ordinary shares.

SPECIALTY         PROFUND VP JAPAN: seeks daily investment results, before fees and             ProFund Advisors
                  expenses, that correspond to the daily performance of the Nikkei 225          LLC
                  Stock Average. Since the Japanese markets are not open when ProFund
                  VP Japan values its shares, ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the
                  United States related to the Nikkei 225 Stock Average.

SPECIALTY         PROFUND VP BANKS: seeks daily investment results, before fees and             ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones           LLC
                  U.S. Banks Index. The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.

SPECIALTY         PROFUND VP BASIC MATERIALS: seeks daily investment results, before fees       ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow             LLC
                  Jones U.S. Basic Materials Sector Index. The Dow Jones U.S. Basic
                  Materials Sector Index measures the performance of the basic materials economic sector of the U.S. equity market.

SPECIALTY         PROFUND VP BIOTECHNOLOGY: seeks daily investment results, before fees         ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow             LLC
                  Jones U.S. Biotechnology Index. The Dow Jones U.S. Biotechnology
                  Index measures the performance of the biotechnology industry portion of the U.S. equity market.

SPECIALTY         PROFUND VP CONSUMER SERVICES (formerly ProFund VP Consumer Cyclical):         ProFund Advisors
                  seeks daily investment results, before fees and expenses, that correspond     LLC
                  to the daily performance of the Dow Jones U.S. Consumer Services
                  Index. The Dow Jones U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S.
                  equity market.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued


                                                                                                  PORTFOLIO
   STYLE/                                                                                          ADVISOR/
    TYPE                              INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP CONSUMER GOODS (formerly ProFund VP Consumer Non-                   ProFund Advisors
              Cyclical): seeks daily investment results, before fees and expenses, that      LLC
              correspond to the daily performance of the Dow Jones U.S. Consumer
              Goods Index. The Dow Jones U.S. Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S.
              equity market.

SPECIALTY     PROFUND VP OIL & GAS (formerly ProFund VP Energy): seeks daily                 ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Oil & Gas Index. The Dow
              Jones U.S. Oil & Gas Sector Index measures the performance of the energy sector of the U.S. equity market.

SPECIALTY     PROFUND VP FINANCIALS (formerly ProFund VP Financial): seeks daily             ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Financials Sector Index. The
              Dow Jones U.S. Financials Sector Index measures the performance of the financial services economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP HEALTH CARE (formerly ProFund VP Healthcare): seeks daily           ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Health Care Index. The Dow
              Jones U.S. Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INDUSTRIALS (formerly ProFund VP Industrial): seeks daily           ProFund Advisors
              investment results, before fees and expenses, that correspond to the daily     LLC
              performance of the Dow Jones U.S. Industrials Index. The Dow Jones U.S.
              Industrials Index measures the performance of the industrial economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INTERNET: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones            LLC
              Composite Internet Index. The Dow Jones Composite Internet Index
              measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.

SPECIALTY     PROFUND VP PHARMACEUTICALS: seeks daily investment results, before fees        ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow              LLC
              Jones U.S. Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals
              Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP PRECIOUS METALS: seeks daily investment results, before fees        ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow              LLC
              Jones Precious Metals Index. The Dow Jones Precious Metals Index
              measures the performance of the precious metals mining industry.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                                   PORTFOLIO
   STYLE/                                                                                           ADVISOR/
    TYPE                               INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY      PROFUND VP REAL ESTATE: seeks daily investment results, before fees             ProFund Advisors
               and expenses, that correspond to the daily performance of the Dow               LLC
               Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index
               measures the performance of the real estate industry portion of the U.S.
               equity market.

SPECIALTY      PROFUND VP SEMICONDUCTOR: seeks daily investment results, before fees           ProFund Advisors
               and expenses, that correspond to the daily performance of the Dow               LLC
               Jones U.S. Semiconductor Index. The Dow Jones U.S. Semiconductor
               Index measures the performance of the semiconductor industry portion of the U.S. equity market.

SPECIALTY      PROFUND VP TECHNOLOGY: seeks daily investment results, before fees and          ProFund Advisors
               expenses, that correspond to the daily performance of the Dow Jones             LLC
               U.S. Technology Sector Index. The Dow Jones U.S. Technology Sector
               Index measures the performance of the technology sector of the U.S.
               equity market.

SPECIALTY      PROFUND VP TELECOMMUNICATIONS: seeks daily investment results, before           ProFund Advisors
               fees and expenses, that correspond to the daily performance of the Dow          LLC
               Jones U.S. Telecommunications Sector Index. The Dow Jones U.S.
               Telecommunications Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.

SPECIALTY      PROFUND VP UTILITIES: seeks daily investment results, before fees and           ProFund Advisors
               expenses, that correspond to the daily performance of the Dow Jones             LLC
               U.S. Utilities Sector Index. The Dow Jones U.S. Utilities Sector Index
               measures the performance of the utilities economic sector of the U.S.
               equity market.

SPECIALTY      PROFUND VP BULL: seeks daily investment results, before fees and expenses,      ProFund Advisors
               that correspond to the daily performance of the S&P 500(R) Index.               LLC

SPECIALTY      PROFUND VP BEAR: seeks daily investment results, before fees and                ProFund Advisors
               expenses, that correspond to the inverse (opposite) of the daily                LLC
               performance of the S&P 500(R) Index. If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P 500(R) Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued


                                                                                                          PORTFOLIO
     STYLE/                                                                                                ADVISOR/
      TYPE                                  INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
SPECIALTY          PROFUND VP ULTRABULL: seeks daily investment results, before fees and              ProFund Advisors
                   expenses, that correspond to twice (200%) the daily performance of the             LLC
                   S&P 500(R) Index. Prior to May 1, 2003, ProFund VP UltraBull was named
                   "ProFund VP Bull Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500(R) Index. If ProFund VP UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500(R) Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SPECIALTY          PROFUND VP OTC: seeks daily investment results, before fees and                    ProFund Advisors
                   expenses, that correspond to the daily performance of the NASDAQ-100               LLC
                   Index(R). "OTC" in the name of ProFund VP OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities
                   Exchange Act of 1934.

SPECIALTY          PROFUND VP SHORT OTC: seeks daily investment results, before fees                  ProFund Advisors
                   and expenses, that correspond to the inverse (opposite) of the daily               LLC
                   performance of the NASDAQ-100 Index(R). If ProFund VP Short OTC is
                   successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the
                   NASDAQ-100 Index(R) when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
                   "OTC" in the name of ProFund VP Short OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities
                   Exchange Act of 1934.

SPECIALTY          PROFUND VP ULTRAOTC: seeks daily investment results, before fees and               ProFund Advisors
                   expenses, that correspond to twice (200%) the daily performance of the             LLC
                   NASDAQ-100 Index(R). If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC" in the name of ProFund VP UltraOTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

MID CAP VALUE      PROFUND VP MID-CAP VALUE: seeks daily investment results, before fees              ProFund Advisors
                   and expenses, that correspond to the daily performance of the S&P                  LLC
                   MidCap 400/Barra Value Index(R). The S&P MidCap400/Barra Value Index(R)
                   is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index that have comparatively low price-
                   to-book ratios as determined before each semiannual rebalance date.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                                      PORTFOLIO
   STYLE/                                                                                              ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------
MID CAP        PROFUND VP MID-CAP GROWTH: seeks daily investment results, before fees             ProFund Advisors
GROWTH         and expenses, that correspond to the daily performance of the S&P                  LLC
               MidCap 400/Barra Growth Index(R). The S&P MidCap 400/Barra Growth
               Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index(R) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY      PROFUND VP ULTRAMID-CAP: seeks daily investment results, before fees and           ProFund Advisors
               expenses, that correspond to twice (200%) the daily performance of the             LLC
               S&P MidCap 400 Index(R). If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SMALL CAP      PROFUND VP SMALL-CAP VALUE: seeks daily investment results, before fees            ProFund Advisors
VALUE          and expenses, that correspond to the daily performance of the S&P                  LLC
               SmallCap 600/Barra Value Index(R). The S&P SmallCap 600/Barra Value
               Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Value Index(R) that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SMALL CAP      PROFUND VP SMALL-CAP GROWTH: seeks daily investment results, before                ProFund Advisors
GROWTH         fees and expenses, that correspond to the daily performance of the S&P             LLC
               SmallCap 600/Barra Growth Index(R). The S&P SmallCap 600/Barra Growth
               Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Growth Index(R) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY      PROFUND VP ULTRASMALL-CAP: seeks daily investment results, before fees             ProFund Advisors
               and expenses, that correspond to twice (200%) the daily performance of             LLC
               the Russell 2000(R) Index. If ProFund VP UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index(R) when the
               Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued


                                                                                                  PORTFOLIO
   STYLE/                                                                                          ADVISOR/
    TYPE                              INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------
SPECIALTY      PROFUND VP U.S. GOVERNMENT PLUS: seeks daily investment results, before        ProFund Advisors
               fees and expenses, that correspond to one and one-quarter times (125%)         LLC
               the daily price movement of the most recently issued 30-year U.S.
               Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest rates rise. If ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.

SPECIALTY      PROFUND VP RISING RATES OPPORTUNITY: seeks daily investment results,           ProFund Advisors
               before fees and expenses, that correspond to one and one-quarter times         LLC
               (125%) the inverse (opposite) of the daily price movement of the most recently issued 30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP Rising Rates
               Opportunity generally should decrease as interest rates fall. If ProFund
               VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.

LARGE CAP      PROFUND VP LARGE-CAP GROWTH: seeks daily investment results, before            ProFund Advisors
GROWTH         fees and expenses, that correspond to the daily performance of the S&P         LLC
               500/Barra Growth Index(R). The S&P 500/Barra Growth Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

LARGE CAP      PROFUND VP LARGE-CAP VALUE: seeks daily investment results, before fees        ProFund Advisors
VALUE          and expenses, that correspond to the daily performance of the S&P              LLC
               500/Barra Value Index(R). The S&P 500/Barra Value Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY      PROFUND VP SHORT SMALL-CAP: seeks daily investment results, before fees        ProFund Advisors
               and expenses, that correspond to the inverse (opposite) of the daily           LLC
               performance of the Russell 2000(R) Index. If ProFund VP Short Small-Cap
               is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day.
               Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
               Index rises on a given day.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                                     PORTFOLIO
   STYLE/                                                                                             ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------
SPECIALTY      PROFUND VP SHORT MID-CAP: seeks daily investment results, before fees             ProFund Advisors
               and expenses, that correspond to the inverse (opposite) of the daily              LLC
               performance of the S&P MidCap 400 Index(R). If ProFund VP Short Mid-Cap
               is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day.
               Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
               Index rises on a given day.

SPECIALTY      ACCESS VP HIGH YIELD: seeks to provide investment results that                    ProFund Advisors
               correspond generally to the total return of the high yield market                 LLC
               consistent with maintaining reasonable liquidity. The Access VP High
               Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments
               ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities.
               The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.

SPECIALTY      FIRST TRUST(R) 10 UNCOMMON VALUES: seeks to provide above-average capital         First Trust Advisors
               appreciation. The Portfolio seeks to achieve its objective by investing           L.P.
               primarily in the ten common stocks selected by the Investment Policy
               Committee of Lehman Brothers Inc. ("Lehman Brothers") with the assistance of the Research Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman
               Brothers.

SPECIALTY      TARGET MANAGED VIP: seeks to provide above-average total return. The              First Trust Advisors
               Portfolio seeks to achieve its objective by investing in common stocks of         L.P.
               the most attractive companies that are identified by a model based on six uniquely specialized strategies -- The Dowsm DART 5, the European
               Target 20, the Nasdaq(R) Target 15, the S&P Target 24, the Target Small
               Cap and the Value Line(R) Target 25.

SPECIALTY      THE DOWSM DART 10: seeks to provide above-average total return. The               First Trust Advisors
               Portfolio seeks to achieve its objective by investing in common stocks            L.P.
               issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued


                                                                                                     PORTFOLIO
   STYLE/                                                                                             ADVISOR/
    TYPE                               INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
-------------------------------------------------------------------------------------------------------------------
SPECIALTY      GLOBAL DIVIDEND TARGET 15 (formerly Global Target 15): seeks to provide         First Trust Advisors
               above-average total return. The Portfolio seeks to achieve its objective by     L.P.
               investing in common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The
               Portfolio invests primarily in the common stocks of the companies which are components of the DJIA, the Financial Times Industrial Ordinary
               Share Index ("FT Index") and the Hang Seng Index. The Portfolio
               primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the DJIA,
               FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.

SPECIALTY      S&P(R) TARGET 24: seeks to provide above-average total return. The              First Trust Advisors
               Portfolio seeks to achieve its objective by investing in common stocks          L.P.
               issued by companies that have the potential for capital appreciation. The
               Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's
               500 Composite Stock Price Index(R). The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index(R)
               based on the sector's market capitalization.

SPECIALTY      THE DOW SM TARGET DIVIDEND seeks to provide above-average total return.         First Trust Advisors
               The Portfolio seeks to achieve its objective by investing in common             L.P.
               stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index SM with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.

SPECIALTY      VALUE LINE(R) TARGET 25: seeks to provide above-average capital                 First Trust Advisors
               appreciation. The Portfolio seeks to achieve its objective by investing in      L.P.
               25 of the 100 common stocks that Value Line(R) gives a #1 ranking for
               Timeliness[TM] which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.

SPECIALTY      NASDAQ(R) TARGET 15: seeks to provide above-average total return. The           First Trust Advisors
               Portfolio seeks to achieve its objective by investing in common stocks          L.P.
               issued by companies that are expected to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index(R) on or about the applicable stock selection date through a multi-step process.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                                                      PORTFOLIO
     STYLE/                                                                                            ADVISOR/
      TYPE                                INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
-------------------------------------------------------------------------------------------------------------------
INTERNATIONAL      THE PRUDENTIAL SERIES FUND, INC. -- SP WILLIAM BLAIR INTERNATIONAL             Prudential
EQUITY             GROWTH: Seeks long-term capital appreciation. The Portfolio invests            Investments LLC/
                   primarily in stocks of large and medium-sized companies located in             William Blair &
                   countries included in the Morgan Stanley Capital International All Country     Company, LLC
                   World Ex-U.S. Index. Under normal market conditions, the portfolio invests at least 80% of its net assets in equity securities. The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.



"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"Dow Jones Industrial Averagesm", "DJIAsm", "Dow Industrialssm", "Dow Jones Select Dividend Indexsm", and "The Dow 10sm", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The DowSM DART 10 portfolio, and The Dow SM Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.



"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NASDAQ TARGET 15 PORTFOLIO OR THE TARGET MANAGED VIP PORTFOLIO.



"Value Line(R)," "The Value Line Investment Survey," and "Value Line TimelinessTM Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio is not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.



The First Trust(R) 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First Trust(R) 10 Uncommon Values portfolio.



Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.



WHAT ARE THE FIXED ALLOCATIONS?



We offer Fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.



      Fixed Allocations may not be available in all states. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-752-6342 to determine availability of Fixed Allocations in your state and for your annuity product.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Fees and Charges


The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.


      The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract. A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values.

WHAT ARE THE CONTRACT FEES AND CHARGES?


CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown below.



  YEARS         1           2           3           4           5+
-------------------------------------------------------------------
CHARGE (%)     8.5%        8.0%        7.0%        6.0%        0.0%


      THE CDSC PERIOD IS BASED ON THE ISSUE DATE OF THE ANNUITY, NOT ON THE DATE EACH PURCHASE PAYMENT IS APPLIED TO THE ANNUITY. Purchase Payments applied to the Annuity after the Issue Date do not have their own CDSC period. During the first four (4) Annuity Years, under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free Withdrawal." After four (4) complete Annuity Years, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn. Free Withdrawals are not treated as a withdrawal of Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.


      We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".


      TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

      ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.


      TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.



      We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.



      In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.


WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?


INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to 1.65% on an annual basis. The Insurance Charge is a combination of the Mortality and Expense Risk Charge (1.50%) and the Administration Charge (0.15%). The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.


      The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

      OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE SOLELY AGAINST THE VARIABLE INVESTMENT OPTIONS: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus. Please refer to the sections entitled "Living Benefit Programs" and "Death Benefit" for a description of the charge for each Optional Benefit.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Fees and Charges continued

WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?

Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.


WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?



If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).


EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES


We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Purchasing Your Annuity

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

INITIAL PURCHASE PAYMENT: You must make a minimum initial Purchase Payment of $10,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $10,000 in total Purchase Payments.


      Where allowed by law, we must approve any initial and additional Purchase Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.


      Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to American Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We call our bank drafting program "Auto Saver". We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

AGE RESTRICTIONS: The Owner must be age 85 or under as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age 85 or under on the Issue Date. If the Annuity is owned by an entity, the Annuitant must be age 85 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.


      OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.



- Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."


- Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.


- Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation must be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. For example, a designation of "surviving spouse" would not be acceptable. If no beneficiary is named the death benefit will be paid to you or your estate.



      Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Annuity

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?


You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:


- a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

-     a new Annuitant subsequent to the Annuity Date;

- for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

- a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES


If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.


SPOUSAL CONTINGENT ANNUITANT


If the Annuity is owned by an entity and the surviving spouse is named as a Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. NO DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE ANNUITANT. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.


MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?


If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount may be higher or lower than the Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s), or the greater of your current Account Value and the amount of your initial Purchase Payment(s) applied during the right to cancel period.



MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?



The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a periodic purchase payment program. Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.


MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?


You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "Auto

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Saver". Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Auto Saver allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $10,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?


These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $10,000.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

      INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations.


      SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.



HOW DO I RECEIVE A LOYALTY CREDIT?



For annuities issued on or after June 20, 2005 (subject to state availability) we apply a Loyalty Credit to your Annuity's Account Value at the end of your fifth Annuity year ("fifth Annuity Anniversary"). The Loyalty Credit is equal to 2.25% of total Purchase Payments made during the first four Annuity years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. If the total Purchase Payments made during the first four Annuity years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five or the Guaranteed Minimum Withdrawal Benefit. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the contract under our spousal continuance option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.



HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE?



Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Variable Investment Options in the same percentages as Purchase Payments are then being allocated to your Annuity.



EXAMPLE OF APPLYING THE LOYALTY CREDIT



Assume you make an initial Purchase Payment of $10,000. During Contract Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e. prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is equal to 2.25% of $15,000. (This represents the $20,000 of Purchase Payments made during the first four Annuity years minus the $5,000 withdrawal made in the fifth Annuity year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity year.) Therefore, the Loyalty Credit amount would be equal to $337.50.


ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We currently limit the number of Sub-accounts you can invest in at any one time to twenty (20). However, you can invest in an unlimited number of Fixed Allocations. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.


      We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com).



Currently, we charge $10.00 for each transfer after the twentieth (20th) in each Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.


Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

- With respect to each Sub-account (other than the AST Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value continued


      our systematic programs, such as asset allocation and auto- mated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.



      - We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.



      - If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.



      - Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund asset's which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract difference in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.


      ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.

DO YOU OFFER DOLLAR COST AVERAGING?


Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your purchase payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.


      You can Dollar Cost Average from variable investment options or Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

- You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

- You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

- Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

38
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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

      NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.


      The Dollar Cost Averaging program is not available if you elect the Guaranteed Return Option Plus(SM), the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also not available when you have elected an asset allocation program.


DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?


Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you requested. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.



      There is no minimum Account Value required to enroll in automatic rebalancing. All rebalancing transfers as part of an automatic rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be resticted if you are enrolled in certain other optional programs.



ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?



Yes. Certain "static asset allocation programs" are available for use with the Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see the Appendix entitled "Additional Information on the Asset Allocation Programs."



      Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.


DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE DATE?


Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus (GRO Plus(SM)) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO).) Both the Balanced Investment Program and GRO Plus allow you to allocate a portion of your Account Value to the available variable investment options while ensuring that your Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under


                                                                              39
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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value continued

the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation. Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case). You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment. You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under the Annuity. Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

      EXAMPLE


      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.



      The GUARANTEED RETURN OPTION PLUS (GRO PLUS) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program. See "Living Benefit Programs," later in this Prospectus, for more information about this program.



MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?



Yes. Your Investment Professional may direct the allocation of your Account Value and request financial transactions between investment options while you are living, subject to our rules and unless you tell us otherwise. IF YOUR INVESTMENT PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR INVESTMENT PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us


* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

40
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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.


MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.


      Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your Annuity, you may incur adverse tax consequences, a CDSC and/or a Market Value Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g. the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.) WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISOR AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISOR'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISOR. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor. Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.



      We or an affiliate of ours may provide administrative support to licensed, registered Investment Professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Investment Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an Investment Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of American Skandia. Contracts managed by your Investment Professional also are subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?". Since transfer activity under contracts managed by an Investment Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Investment Professional. Your Investment Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Investment Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com). LIMITATIONS THAT WE MAY IMPOSE ON YOUR INVESTMENT PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.


HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods

                                                                              41
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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value continued

from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.


The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-752-6342.


A Guarantee Period for a Fixed Allocation begins:

- when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

- upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

-     when you "renew" a Fixed Allocation by electing a new Guarantee Period.


      To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.



      AMERICAN SKANDIA MAY OFFER FIXED ALLOCATIONS WITH GUARANTEE PERIODS OF 3 MONTHS OR 6 MONTHS EXCLUSIVELY FOR USE AS A SHORT-TERM FIXED ALLOCATION ("SHORT-TERM FIXED ALLOCATIONS"). SHORT-TERM FIXED ALLOCATIONS MAY ONLY BE ESTABLISHED WITH YOUR INITIAL PURCHASE PAYMENT OR ADDITIONAL PURCHASE PAYMENTS. YOU MAY NOT TRANSFER EXISTING ACCOUNT VALUE TO A SHORT-TERM FIXED ALLOCATION. WE RESERVE THE RIGHT TO TERMINATE OFFERING THESE SPECIAL PURPOSE FIXED ALLOCATIONS AT ANY TIME.



      On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transfered to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.


HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?


We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts.


      We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

      The interest rate we credit for a Fixed Allocation is subject to a minimum. Please refer to the Statement of Additional

42
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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any Market Value Adjustment may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

- "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

- "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.


- "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.


MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                          [(1+I) / (1+J+0.0010)](N/365)
where:

      I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      N is the number of days remaining in the original Guarantee Period.

      If you surrender your Annuity under the right to cancel provision, the MVA formula is

                             [(1 + I)/(1 + J)](N/365)

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:


- You allocate $50,000 into a Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).



- The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).



- You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).


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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value continued

EXAMPLE OF POSITIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)](N/365) =
                           [1.055/1.041](2) = 1.027078

                          Interim Value = $57,881.25

                  Account Value after MVA = Interim Value x MVA
                               Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)](N/365) =
                          [1.055/1.071)](2) = 0.970345

                          Interim Value = $57,881.25


                  Account Value after MVA = Interim Value x MVA
                              Factor = $56,164.78.


WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

      IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Access To Account Value

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?


During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. The CDSC will be assessed on the amount of Purchase Payments, not on the Account Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.


ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?

(For more information, see "Tax Considerations".)

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

- To meet liquidity needs, you can withdraw a limited amount from your Annuity during each of Annuity Years 1-4 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free Withdrawal you may request is $100.


- You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount that you may withdraw will depend on the Annuity's Surrender Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100.

      When we determine if a CDSC applies to partial withdrawals and Systematic Withdrawals, we will first determine what, if any, amounts qualify as a Free Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.


      You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.


      Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.



      To request the forms necessary to make a withdrawal from your Annuity, contact our Customer Service Team at 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Access To Account Value continued

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEAR 1-4


The maximum Free Withdrawal amount during each of Annuity Year 1 through Annuity Year 4 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payments) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. If, during Annuity Years 1 through 4, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.


ANNUITY YEAR 5+

After Annuity Year 4, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

      NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first four (4) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional Purchase Payments. The maximum Free Withdrawal amount during each of the first four Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional Purchase Payment of $5,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 and 4 would be 10% of $15,000, or $1,500. From Annuity Year 5 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free Withdrawal of $500 in Annuity Year 2 and $1,000 in Annuity Year 3. If you surrender your Annuity in Annuity Year 4, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?


A CDSC may be assessed against a partial withdrawal during the first four (4) Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the Partial Withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.



1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a CDSC);



2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. The maximum Free Withdrawal amount during each of Annuity Years 1 through 4 is 10% of all Purchase Payments. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 4, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity.


CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals during the first four (4) Annuity Years may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a Partial Withdrawal.

      Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from Fixed Allocations are limited to earnings accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic Withdrawals.

      The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in the annuity for the

46
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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?


Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100.



     You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.


WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

      Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.


      The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Minimum Distributions but does not apply to Minimum Distributions taken out on a quarterly, semi-annual or annual basis.


      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the Annuity.

      For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market Value Adjustment to any Fixed Allocations.

      Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.


      To request the forms necessary to surrender your Annuity, contact our Customer Service Team at 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value.

      This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

- the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Access To Account Value continued

      "Contingency Event" described below in order to qualify for a medically-related surrender.

- the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

      - if the Owner is one or more natural persons, all such Owners must also be alive at such time;

      - we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

      - this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

      A "Contingency Event" occurs if the Annuitant is:

- first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

- first diagnosed as having a "Fatal Illness" while your Annuity is in force.

      The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?


We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. WE DO NOT GUARANTEE TO MAKE ANY ANNUITY PAYMENT OPTIONS AVAILABLE IN THE FUTURE OTHER THAN THOSE FIXED ANNUITIZATION OPTIONS GUARANTEED IN YOUR ANNUITY. Please refer to the "Guaranteed Minimum Income Benefit" and the "Lifetime Five Income Benefit" under "Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.


      When you purchase an Annuity, or at a later date, you may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.

      Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3


PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

OPTION 4

FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5


VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.


OPTION 6


VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE AND GUARANTEE: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. WE CHARGE AN ADDITIONAL AMOUNT FOR THIS GUARANTEE. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.


      We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an Annuity Date within four (4) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.


     You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:



- a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and


- the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.


      If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your Annuity to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.


HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments (Options 1-4)


If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.


                                                                              49
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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Access To Account Value continued

VARIABLE ANNUITY PAYMENTS


Generally, we offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options 5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.


      -     Variable Payments (Options 1-3)

            We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

      -     Stabilized Variable Payments (Option 5)


            This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.


      -     Stabilized Variable Payments with a Guaranteed Minimum (Option 6)


            This option provides guaranteed payments for life in the same manner as Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


      The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.


Adjustable Annuity Payments


We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.


                                                                              51
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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:
o protecting a principal amount from decreases in value as of specified future dates due to investment performance;
o taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or
o guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.
     Below is a brief summary of the "living benefits" that American Skandia offers. Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your investment professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g. comparing the tax implications of the withdrawal benefit and annuity payments).

I. The Guaranteed Return Option Plus(SM) (GRO Plus(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control by allocating and transferring your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.

II. The Guaranteed Minimum Withdrawal Benefit (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value (called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

III. The Guaranteed Minimum Income Benefit (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total purchase payments under the Annuity and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.

IV. The Lifetime Five Income Benefit guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that the market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for


52
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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


      non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.


GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM))


--------------------------------------------------------------------------------
THE GUARANTEED RETURN OPTION PLUS DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION PLUS IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM (AND IT IS CURRENTLY ACTIVE), THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.
--------------------------------------------------------------------------------



      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.


      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

      The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE/ ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

- BASE GUARANTEE: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

- ENHANCED GUARANTEE: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected

                                                                              53
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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued


      Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE PROGRAM (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE, THE BASE GUARANTEE WILL REMAIN IN EFFECT. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value.


      Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

WITHDRAWALS UNDER YOUR ANNUITY


Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.


      Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.


      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).


- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:



- The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);


-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

      The resulting base guarantee amount is: $237,500 x (1 - $7,500 / $177,500), or $227,464.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.


- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).


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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued


IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE PROTECTED PRINCIPAL VALUE AND/OR THE ENHANCED PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE BASE GUARANTEE OR ANY ENHANCED GUARANTEE, OR ANY ANNIVERSARY OF SUCH MATURITY DATE(S), A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO FIXED ALLOCATIONS TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT(S). IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND NEW FIXED ALLOCATIONS MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE(S) BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE APPLICABLE GUARANTEED AMOUNT(S), CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.


      Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus, will be treated as any other termination of the Guaranteed Return Option (see below), including the termination of any guaranteed amount, and application of any applicable Market Value Adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity BASED ON THE CURRENT ACCOUNT VALUE.


TERMINATION OF THE PROGRAM


You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same business day on which a program termination was effected. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account


56
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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.



The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.


SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.


- You cannot allocate any portion of Purchase Payments or transfer Account Value to or from a Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.



- Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to Fixed Allocations or from Fixed Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed Allocations.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

                                                                              57
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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued

GUARANTEED RETURN OPTION (GRO)


      THE GUARANTEED RETURN OPTION DESCRIBED BELOW IS OFFERED ONLY IN THOSE JURISDICTIONS WHERE WE HAVE NOT YET RECEIVED REGULATORY APPROVAL FOR THE GUARANTEED RETURN OPTION PLUS AS OF THE DATE THE ELECTION OF THE OPTION IS MADE. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION IS NOT AVAILABLE IF YOU ELECT THE GRO PLUS RIDER, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.

     The guarantees provided by the program exist only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE


- Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.


      Any amounts added to your Annuity to support our guarantees under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed Allocation relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Fixed Allocation.


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to

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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

the variable investment options, which may result in a decrease or increase in your Account Value.


- If your Account Value is less than the reallocation trigger, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).


IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE GUARANTEE A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO THE FIXED ALLOCATION TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT. IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND A NEW FIXED ALLOCATION MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE GUARANTEED AMOUNT, CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.


      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.


ELECTION OF THE PROGRAM


The Guaranteed Return Option can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the business day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date.


TERMINATION OF THE PROGRAM


The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.



      The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.


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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocations may not be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to the Fixed Allocation as of the effective date of the program under some circumstances.


- Annuity Owners cannot allocate any portion of Purchase Payments or transfer Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to the Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from the Fixed Allocation to a variable investment option.



- Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the Fixed Allocation.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM


We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. In those states where the daily deduction of the charge has not yet been approved, the annual charge is deducted annually, in arrears. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.


GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)


  THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.



      We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the program -- the


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.

KEY FEATURE -- PROTECTED VALUE

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

     The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.


- If you elect the GMWB program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.



- IF WE OFFER THE GMWB PROGRAM TO EXISTING ANNUITY OWNERS, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial Protected Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment.



      You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th Annuity anniversary following the first withdrawal under the GMWB program. The Protected Value can be stepped up again on or after the 5th Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.



      Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.


KEY FEATURE -- PROTECTED ANNUAL WITHDRAWAL AMOUNT


The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.


      THE GMWB PROGRAM DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued

ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.


- If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.


- Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment.


- If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.



      The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:



- The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).


- The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:



- the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);


-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

      - B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).


      The resulting Protected Value is: $232,500 x (1 - $2,500 / $212,500), or $229,764.71.


- the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 - $2,500 / $212,500), or $17,294.12.

- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT


A $10,000 withdrawal is made on October 13, 2005 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:



- the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).


- The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER THE GMWB PROGRAM


- In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


      payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

- If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB PROGRAM DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB PROGRAM WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.

      - If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB PROGRAM AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.


OTHER IMPORTANT CONSIDERATIONS


- Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.


- Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.


- The GMWB program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.


- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

ELECTION OF THE PROGRAM


Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual Withdrawal Amount.



      We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.


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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued

TERMINATION OF THE PROGRAM


The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.


      The charge for the GMWB program will no longer be deducted from your Account Value upon termination of the program.

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

- If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.


- If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.


ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS


If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


GUARANTEED MINIMUM INCOME BENEFIT (GMIB)


  THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM, GUARANTEED RETURN OPTION PLUS PROGRAM, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.


      We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- PROTECTED INCOME VALUE


The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Value is initially established on the effective date of the GMIB program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

      The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.

- Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

- As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.


      Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB program is in effect, and only while the Annuitant is less than age 76.


- A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

- The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

- When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

- If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the

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      charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

- A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.


      Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.



     The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:


- the Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:



- the Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);


-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

      The resulting Protected Income Value is: $239,506.64 x (1 - $7,500 / $217,500), or $231,247.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:



- the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).



- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).


KEY FEATURE -- GMIB ANNUITY PAYMENTS


You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.


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The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.


ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

GMIB ANNUITY PAYMENT OPTION 1 -- PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 -- PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.


- If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.


- If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

      You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS


- You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your contract value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the Annuity or any optional death benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.


- The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

- Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining

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Living Benefit Programs continued

      whether to limit Purchase Payments, we will look at Pur- chase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

      - If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

      - Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

      - At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

ELECTION OF THE PROGRAM


Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of that date will be used to calculate the Protected Income Value as of the effective date of the program.


TERMINATION OF THE PROGRAM

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary (unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

      Upon termination of the GMIB program we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

      The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).


      No charge applies after the Annuity Date.


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LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)


  THE LIFETIME FIVE INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, LIFETIME FIVE CAN BE ELECTED ONLY ONCE EACH ANNUITY YEAR, AND ONLY WHERE THE ANNUITANT AND THE OWNER ARE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE IS ONLY ONE ANNUITANT. WE RESERVE THE RIGHT TO LIMIT THE ELECTION FREQUENCY IN THE FUTURE. BEFORE MAKING ANY SUCH CHANGE TO THE ELECTION FREQUENCY, WE WILL PROVIDE PRIOR NOTICE TO OWNERS WHO HAVE AN EFFECTIVE LIFETIME FIVE INCOME BENEFIT. THE ANNUITANT MUST BE AT LEAST 45 YEARS OLD WHEN THE PROGRAM IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR THE GUARANTEED MINIMUM INCOME BENEFIT RIDER. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER OUR ASSET ALLOCATION PROGRAMS, WHICH ARE GENERALLY DESCRIBED IN THE "ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?" SECTION ABOVE. FOR FURTHER INFORMATION ON ASSET ALLOCATION PROGRAMS, PLEASE CONSULT WITH YOUR INVESTMENT PROFESSIONAL OR CALL 1-800-752-6342.



      We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.



KEY FEATURE -- PROTECTED WITHDRAWAL VALUE



The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent Purchase Payments.



- If you elect the Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.



- For existing Owners who are electing the Lifetime Five benefit, the Account Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.



      You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value. You are eligible


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Living Benefit Programs continued


to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.

Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro-rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).



KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT



The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.



KEY FEATURE -- ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT



The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase


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in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.



The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.



- If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



- If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



      The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to $240,000.



      The initial Protected Withdrawal Value is calculated as the greatest of
(a), (b) and (c):



      (a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 x 1.05(393/365) =
            $263,484.33



      (b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000



      (c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000



      Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).



EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION



If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:



- Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550



- Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000 = $3,250 Annual Income Amount for future Annuity Years remains at $13,250



-     Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000



EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS



      (a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:



- Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550



- Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.



- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income - Annual Income Amount = $1,750 / ($263,000 - $13,250) - $13,250 = $93 Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157



-     Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000


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Living Benefit Programs continued


      (b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:



-     Remaining Annual Withdrawal Amount for current Annuity Year = $0
      Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.



- Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 - $18,550) x $18,550 = $489
      Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 =
      $18,061



-     Remaining Annual Income Amount for current Annuity Year = $0
      Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.



- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x $13,250 = $623 Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627



- Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450



- Proportional reduction = Excess Withdrawal / Account Value before Excess Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
      6,503} = $239,947



EXAMPLE 3. STEP-UP OF THE PROTECTED WITHDRAWAL VALUE



If the Annual Income Amount ($13,250) is withdrawn each year starting on March 1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 - 5)}. If a step-up is elected on March 1, 2011, then the following values would result:



-     Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000



- Annual Income Amount is equal to the greater of the current Annual Income Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual Income Amount is $13,250. 5% of the stepped-up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.



- Annual Withdrawal Amount is equal to the greater of the current Annual Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value. Current Annual Withdrawal Amount is $18,550. 7% of the stepped-up Protected Withdrawal Value is 7% of $240,000, which is $16,800. Therefore the Annual Withdrawal Amount remains $18,550.



BENEFITS UNDER THE LIFETIME FIVE PROGRAM



- If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


- If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:



      (1)   apply your Account Value to any annuity option available; or



      (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or



      (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.



      We must receive your request in a form acceptable to us at our office.



- In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:



      (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and



      (2)   the Account Value.



- If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.



OTHER IMPORTANT CONSIDERATIONS



- Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.



- Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.



- You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Asset allocation programs are described generally in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



ELECTION OF THE PROGRAM



The Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected Annual Withdrawal Amount, and the Annual Income Amount.



TERMINATION OF THE PROGRAM



The program terminates automatically when your Protected Withdrawal Value and Annual Income Amount equals zero. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant (but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.



      The charge for the Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.


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Living Benefit Programs continued


ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Death Benefit


WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?


The Annuity provides a Death Benefit during its accumulation period. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. IF THE ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS.

      The BASIC DEATH BENEFIT is the greater of:

- The sum of all Purchase Payments less the sum of all proportional withdrawals.

- The sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

  CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

      THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Death Benefit continued

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.    the BASIC DEATH BENEFIT described above; PLUS

2.    40% of your "GROWTH" under the Annuity, as defined below.

      "GROWTH" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase Payments reduced by the sum of all proportional withdrawals.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

  THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

  THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT.

      See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2.    the Highest Anniversary Value as of the Owner's date of death.

      If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

      THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.


  THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT.


      Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when the contract is issued, which may result in a lower value

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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached. See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.    the basic Death Benefit described above; and

2.    the Highest Anniversary Value death benefit described above, and

3.    5% Roll-up described below.

      The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

- all Purchase Payments increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

      MINUS

- the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

      If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

- the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments made after the Death Benefit Target Date;

      MINUS

-     the sum of all withdrawals which reduce the 5% Roll-up proportionally.


     PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.


  THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT.

      See Appendix B for examples of how the Combination 5% Roll-up and Highest Anniversary Value Death Benefit is calculated.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

- The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

- The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

- The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

- The Anniversary Value is the Account Value as of each anniversary of the Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

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Death Benefit continued

- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.


HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")



If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.



      IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER AN AVAILABLE ASSET ALLOCATION PROGRAM OR IN ACCORDANCE WITH OTHER OPTIONS THAT WE MAY PERMIT. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



      The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.



      If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:



      1.    the basic Death Benefit described above; and



      2.    the HDV as of the Owner's date of death.



      If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:



      1.    the basic Death Benefit described above; and



      2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.



      The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.



  THE HIGHEST DAILY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST DAILY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, OR THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT.



KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:



- The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.



- The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments since such date.



- The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment.



- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.



ANNUITIES WITH JOINT OWNERS



For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.


ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?


You can terminate the Enhanced Beneficiary Protection Death Benefit and Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.


WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?


We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.


      Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

AMERICAN SKANDIA'S ANNUITY REWARDS


WHAT IS THE ANNUITY REWARDS BENEFIT?



The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:



- your Account Value in the variable investment options plus the Interim Value in any Fixed Allocations as of the effective date of the benefit



- MINUS any proportional withdrawals* following the effective date of the benefit



- PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit.



      The Annuity Rewards Death Benefit enhancement does not affect the basic Death Benefit calculation and any Optional Death Benefits available under the Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.



WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?



Owners can elect the Annuity Rewards Death Benefit enhancement following the fourth (4th) anniversary of the Annuity's Issue Date. However, the Account Value on the date that the Annuity Rewards Benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any optional death benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.


PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

* "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a 50% reduction in the amount payable under the Death Benefit.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Death Benefit continued

o as a lump sum amount at any time within five (5) years of the date of death; or
o as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.
     Unless you have made an election prior to death benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

Spousal Beneficiary -- Assumption of Annuity
You may name your spouse as your Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.
     See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

Qualified Beneficiary Continuation Option
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.
o If death occurs before the date Minimum Distributions must begin under the Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.
o If death occurs after the date Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.
     A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.
     Upon election of this Qualified Beneficiary Continuation option:
o the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.
o the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.
o the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.
o the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied


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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

     to the Owner, except that the Sub-accounts offered will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.
o the Fixed Allocations will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.
o    no additional Purchase Payments can be applied to the Annuity.
o other optional Benefits will be those offered under the Qualified Beneficiary Continuation option at the time of election.
o the basic Death Benefit and any optional Death Benefits elected by the Owner will no longer apply to the Beneficiary.
o the Beneficiary can request a withdrawal of all or a portion of the Account Value at any time without application of a CDSC.
o upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.
o all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.
     Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?
Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.
     Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.


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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Valuing Your Investment

HOW IS MY ACCOUNT VALUE DETERMINED?


During the accumulation period, the Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any loyalty credit we apply. When determining the Account Value on a day more than 30 days prior to a Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.


WHAT IS THE SURRENDER VALUE OF MY ANNUITY?


The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.


HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.


      Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.


EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from a Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?


American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

-     trading on the NYSE is restricted;

- an emergency exists making redemption or valuation of securities held in the separate account impractical; or

- the SEC, by order, permits the suspension or postponement for the protection of security holders.

      INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

      ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase Payments you make according to your most recent allocation instructions if none are provided.


      SCHEDULED TRANSACTIONS: "Scheduled" transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.


      UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

      MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

      TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of units in one of the ProFunds VP Sub-account between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?


TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional


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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Valuing Your Investment continued


benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change, however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Tax Considerations

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

      Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

      It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

      If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.


      If you choose to defer the Annuity Date beyond the default date for your Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment Option?".


TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

     If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

     If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

     After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

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Tax Considerations continued

Tax Penalty on Withdrawals and Annuity Payments


Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

o    the amount is paid on or after you reach age 59 1/2 or die;
o    the amount received is attributable to your becoming disabled;
o generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or
o the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Special Rules in Relation to Tax-Free Exchanges Under Section 1035
Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax Status section in the Statement of Additional Information.)
     Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

Taxes Payable by Beneficiaries
The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.
     Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.
     Tax consequences to the beneficiary vary among the death benefit payment options.
o    Choice 1: the beneficiary is taxed on earnings in the contract.
o Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).
o Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

Considerations for Contingent Annuitants: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use an Annuity in such a fashion.

Reporting and Withholding on Distributions
Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3 exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

      An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated.

      Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

      Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

      If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

      If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

      If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

      Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

- The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

- Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

- You transfer your contract to, or designate, a beneficiary who is either 37 1/2 years younger than you or a grandchild.

- You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

      Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a), 408(b) and 408A of the Code. In addition, this contract may be purchased for use in

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Tax Considerations continued

connection with a corporate Pension and Profit-sharing plan (subject to 401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the
Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code). This description assumes that you have satisfied the requirements for eligibility for these products.

This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX FAVORED PLANS

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.


      Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan or transfer from another IRA. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500, increasing to $1,000 in 2006 and years thereafter.


      The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

      Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

- You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

-     Your rights as owner are non-forfeitable;

-     You cannot sell, assign or pledge the contract;

- The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

- The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

- Death and annuity payments must meet "minimum distribution requirements" described below.

     Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

-     A 10% "early distribution penalty" described below;

- Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

-     Failure to take a minimum distribution also described below.

      SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:


- If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
      (a) $42,000 in 2005 or (b)


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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


      25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2005, this limit is $210,000;


- SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and


      - SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation.


      You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

      ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

-     Contributions to a Roth IRA cannot be deducted from your gross income;

- "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and
      (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

- If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

      Because of the way the contract is designed, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA or Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.


      TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:


-     Your attainment of age 59 1/2;

-     Your severance of employment;

-     Your death;

-     Your total and permanent disability; or

- Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

      In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

      These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a

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Tax Considerations continued

mutual fund "custodial account" described under Code Section 403(b)(7).

Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

MINIMUM DISTRIBUTION REQUIREMENTS AND PAYMENT OPTION

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.


      Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the acturial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier (but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.


      You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

      Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

PENALTY FOR EARLY WITHDRAWALS

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

-     the amount is paid on or after you reach age 59 1/2 or die;

-     the amount received is attributable to your becoming disabled; or

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.).

      Other exceptions to this tax may apply. You should consult your tax advisor for further details.

WITHHOLDING

Unless a distribution is an eligible rollover distribution that is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

- For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

-     For all other distributions, we will withhold at a 10% rate.

      We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevents a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit

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                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

Please consult your tax advisor if you have any additional questions.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS -- QUALIFIED CONTRACTS

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.


      Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.



      Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.


      IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

ADDITIONAL INFORMATION


For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.


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General Information
--------------------------------------------------------------------------------

HOW WILL I RECEIVE STATEMENTS AND REPORTS?
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?
American Skandia Life Assurance Corporation, a Prudential Financial Company ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.
     American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.
     Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc. Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.
     No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?
The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American Skandia. The amount of our obligation in relation to allocations to the Sub-accounts is based on the investment performance of such Sub-accounts. However, the obligations themselves are our general corporate obligations.


Separate Account B
During the accumulation period, the assets supporting obligations based on allocations to the variable investment options


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are held in Sub-accounts of American Skandia Life Assurance Corporation Variable
Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account
B.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act. Effective November 18, 2002 each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B had no impact on Annuity Owners.

We reserve the right to make changes to the Sub-accounts available under the Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in American Skandia Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

      There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

      We currently employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

General Information continued

managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
     We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights
We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.
     American Skandia Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, American Skandia Investment Services, Incorporated ("ASISI") and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI, Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts
It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to American Skandia
American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75% (currently) of the average assets allocated to the Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

     In addition, the investment adviser, sub-advisor or distributor of the underlying Portfolios may also compensate us by providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor of American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.
     ASM's principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM is registered as broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").
     The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the Annuity directly to potential purchasers.
     Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 4.0%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.
     In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000.00 for these arrangements is provided in the Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

General Information continued

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
American Skandia publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176 (Telephone: 203-926-1888). The SEC file number for American Skandia is 33-44202. You may read and copy any filings made by American Skandia with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.


FINANCIAL STATEMENTS
The financial statements of the separate account and American Skandia Life Assurance Corporation are included in the Statement of Additional Information.


HOW TO CONTACT US
You can contact us by:
o calling our Customer Service Team at 1-800-752-6342 during our normal business hours, 8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or Skandia's telephone automated response system at 1-800-766-4530.
o    writing to us via regular mail at American Skandia -- Variable Annuities,
     Attention: Stagecoach Annuity, P.O. Box 7960, Philadelphia, PA 19176 OR
     for express mail American Skandia -- Variable Annuities, Attention:
     Stagecoach Annuity, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
o sending an email to service@prudential.com or visiting our Internet Website at www.americanskandia.prudential.com.
o accessing information about your Annuity through our Internet Website at www.americanskandia.prudential.com.
     You can obtain account information by calling our automated response system and at www.americanskandia. prudential.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.americanskandia.prudential.com, our Internet
Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
     Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

     American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.


INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


LEGAL PROCEEDINGS
As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business. American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:

General Information about American Skandia
o  American Skandia Life Assurance Corporation
o  American Skandia Life Assurance Corporation Variable Account B
o  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia Marketing, Incorporated

Payments Made to Promote Sale of Our Products

How the Unit Price is Determined

Additional Information on Fixed Allocations
o  How We Calculate the Market Value Adjustment

General Information
o  Voting Rights
o  Modification
o  Deferral of Transactions
o  Misstatement of Age or Sex
o  Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

                       This page intentionally left blank

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.


UNIT PRICES AND NUMBERS OF UNITS: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2005.

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                         YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------
SUB-ACCOUNT                                                         2004            2003           2002
------------------------------------------------------------   ------------    -----------     ------------
Wells Fargo Variable Trust -- INTERNATIONAL EQUITY (1) (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                    $    13.70      $    12.71             --
  Number of Units                                                   36,282          30,093             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    13.63              --             --
  Number of Units                                                    3,086              --             --
  With GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                    $    13.55              --             --
  Number of Units                                                    1,400              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --

Wells Fargo Variable Trust -- SMALL-CAP GROWTH (2) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                    $    15.25      $    13.63      $    9.74
  Number of Units                                                   31,804          27,988          2,121
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    15.17              --             --
  Number of Units                                                    4,467              --             --
  With GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                         YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------
SUB-ACCOUNT                                                         2004            2003           2002
------------------------------------------------------------   -------------   -------------   ------------
Wells Fargo Variable Trust -- GROWTH (3) (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                    $    12.42      $    11.65      $    9.59
  Number of Units                                                    9,541           8,938          1,090
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With GMWB
  Unit Value                                                    $    11.01              --             --
  Number of Units                                                      714              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --

Wells Fargo Variable Trust -- LARGE COMPANY GROWTH (4) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                    $    11.81      $    11.63      $    9.36
  Number of Units                                                  145,943          94,737          8,608
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    11.74      $    11.59             --
  Number of Units                                                   12,589           1,333             --
  With GMWB
  Unit Value                                                    $    10.50              --             --
  Number of Units                                                    6,708              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --


APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------
SUB-ACCOUNT                                                  2004            2003           2002
-----------------------------------------------------   -------------   -------------   ------------
Wells Fargo Variable Trust -- EQUITY VALUE (5) (1998)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                             $    13.47      $    12.32      $     9.97
  Number of Units                                            43,291          30,911             900
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             $    13.40              --              --
  Number of Units                                             6,651              --              --
  With GMWB
  Unit Value                                             $    13.37              --              --
  Number of Units                                               931              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                     --              --              --
  Number of Units                                                --              --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                             $     9.53      $     8.77              --
  Number of Units                                             2,185           2,290              --
  With HAV, EBP and GRO Plus
  Unit Price                                                     --              --              --
  Number of Units                                                --              --              --
  With HAV, EBP and GMWB
  Unit Price                                                     --              --              --
  Number of Units                                                --              --              --

Wells Fargo Variable Trust -- EQUITY INCOME (6) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                             $    11.18      $    10.23      $     8.25
  Number of Units                                           590,808         314,757         196,720
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             $    13.36      $    12.26      $      9.9
  Number of Units                                           285,526         251,071          10,707
  With GMWB
  Unit Value                                             $    13.33      $    12.25              --
  Number of Units                                            39,530           5,900              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                             $    13.29      $    12.23      $      9.9
  Number of Units                                            63,454          15,983              91
  With any one of EBP or HAV and GMWB
  Unit Value                                             $    16.60      $    15.29              --
  Number of Units                                            14,303          15,958              --
  With HAV, EBP and GRO Plus
  Unit Price                                             $    13.22              --              --
  Number of Units                                               480              --              --
  With HAV, EBP and GMWB
  Unit Price                                             $    11.61              --              --
  Number of Units                                                13              --              --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                      YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------
SUB-ACCOUNT                                                      2004            2003           2002
---------------------------------------------------------   -------------   -------------   ------------
Wells Fargo Variable Trust -- ASSET ALLOCATION (7) (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                 $    12.67      $    11.79      $    9.82
  Number of Units                                                88,663          62,075          2,641
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                 $    12.61      $    11.75             --
  Number of Units                                                   903             701             --
  With GMWB
  Unit Value                                                 $    11.07              --             --
  Number of Units                                                 5,863              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                 $    12.54              --             --
  Number of Units                                                   961              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                 $    11.24              --             --
  Number of Units                                                 1,339              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                         --              --             --
  Number of Units                                                    --              --             --
  With HAV, EBP and GMWB
  Unit Price                                                         --              --             --
  Number of Units                                                    --              --             --

Wells Fargo Variable Trust -- TOTAL RETURN BOND (8) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                 $    11.19      $    10.89      $   10.21
  Number of Units                                                38,158          29,473             74
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                 $    11.13      $    10.86             --
  Number of Units                                                     0              89             --
  With GMWB
  Unit Value                                                 $    10.26              --             --
  Number of Units                                                 1,190              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                         --              --             --
  Number of Units                                                    --              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                 $    10.29              --             --
  Number of Units                                                   354              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                         --              --             --
  Number of Units                                                    --              --             --
  With HAV, EBP and GMWB
  Unit Price                                                         --              --             --
  Number of Units                                                    --              --             --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                              YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------
SUB-ACCOUNT                                           2004              2003              2002
----------------------------------------------   --------------   ---------------   ---------------
AST JP MORGAN INTERNATIONAL EQUITY PORTFOLIO
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $      12.67     $      11.00      $       8.56
  Number of Units                                    3,227,381        2,415,394         2,569,506
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $      14.65     $      12.75      $       9.95
  Number of Units                                    2,064,681          936,678            90,759
  With GMWB
  Unit Value                                      $      14.62     $      12.74                --
  Number of Units                                      217,166           17,098                --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $      14.57     $      12.72      $       9.95
  Number of Units                                      284,319          141,470             6,047
  With any one of EBP or HAV and GMWB
  Unit Value                                      $       7.86     $       6.87                --
  Number of Units                                      428,765          400,112                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $      14.49     $      12.68                --
  Number of Units                                       38,292           13,590                --
  With HAV, EBP and GMWB
  Unit Price                                      $      12.32               --                --
  Number of Units                                       20,718               --                --

AST WILLIAM BLAIR INTERNATIONAL GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $      15.30     $      13.39      $       9.72
  Number of Units                                   11,265,469        5,547,558           835,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $      15.21     $      13.35      $       9.72
  Number of Units                                   15,481,627        6,498,151            78,368
  With GMWB
  Unit Value                                      $      15.18     $      13.34                --
  Number of Units                                    1,821,923          103,740                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $      15.13     $      13.32      $       9.71
  Number of Units                                    2,722,552        1,009,679             5,178
  With any one of EBP or HAV and GMWB
  Unit Value                                      $      15.74     $      13.86                --
  Number of Units                                      545,075           29,434                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $      15.05     $      13.28                --
  Number of Units                                      325,809           32,626                --
  With HAV, EBP and GMWB
  Unit Price                                      $      11.94               --                --
  Number of Units                                      135,829               --                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------
SUB-ACCOUNT                                     2004              2003            2002
---------------------------------------   ---------------   ---------------   ------------
AST LSV INTERNATIONAL VALUE (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      12.84      $      10.79      $     8.19
  Number of Units                             1,897,469         1,201,268         269,995
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.27      $      12.86      $     9.79
  Number of Units                               810,108           368,945          22,770
  With GMWB
  Unit Value                               $      15.24      $      12.85              --
  Number of Units                                69,494             5,504              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.19      $      12.82              --
  Number of Units                               119,845            24,374              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $       6.69      $       5.65              --
  Number of Units                               122,795            72,406              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.11      $      12.79              --
  Number of Units                                16,366             1,767              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.70                --              --
  Number of Units                                 5,736                --              --

AST MFS GLOBAL EQUITY (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      13.16      $      11.30      $     9.04
  Number of Units                             2,276,801         1,393,001         969,509
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.29      $      12.31      $     9.87
  Number of Units                             1,897,254           916,888          32,306
  With GMWB
  Unit Value                               $      14.26      $      12.29              --
  Number of Units                                98,046             4,306              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.22      $      12.27              --
  Number of Units                               219,580            62,490              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.48      $       9.06              --
  Number of Units                               273,401           308,725              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.14      $      12.24              --
  Number of Units                                26,943             6,069              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.40                --              --
  Number of Units                                 5,188                --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                              YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------
SUB-ACCOUNT                                           2004              2003              2002
---------------------------------------------   ---------------   ---------------   ---------------
AST STATE STREET RESEARCH SMALL-CAP GROWTH (9)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $       9.05      $       9.89      $       6.92
  Number of Units                                   2,242,129         3,292,593         1,970,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      12.33      $      13.50      $       9.48
  Number of Units                                   1,200,247         1,059,046            47,261
  With GMWB
  Unit Value                                     $      12.30      $      13.49                --
  Number of Units                                     113,913             9,676                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      12.26      $      13.46      $       9.47
  Number of Units                                     136,313           138,936             6,595
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      15.30      $      16.82                --
  Number of Units                                      67,370            64,850                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      12.19      $      13.43                --
  Number of Units                                      23,253             4,691                --
  With HAV, EBP and GMWB
  Unit Value                                     $       9.32                --                --
  Number of Units                                       1,043                --                --

AST DEAM SMALL-CAP GROWTH (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $      11.98      $      11.13      $       7.67
  Number of Units                                   1,618,719         1,682,193           639,695
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      15.10      $      14.06      $       9.71
  Number of Units                                     779,045           480,221            12,122
  With GMWB
  Unit Value                                     $      15.07      $      14.05                --
  Number of Units                                      56,414             1,850                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      15.02      $      14.02      $       9.71
  Number of Units                                     192,105            89,708             1,728
  With any one of EBP or HAV and GMWB
  Unit Value                                     $       7.07      $       6.61                --
  Number of Units                                     129,475           131,605                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      14.94      $      13.98                --
  Number of Units                                      18,825             3,753                --
  With HAV, EBP and GMWB
  Unit Value                                     $      11.03                --                --
  Number of Units                                       3,398                --                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                       YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------
SUB-ACCOUNT                                    2004             2003              2002
---------------------------------------   --------------   --------------   ---------------
AST FEDERATED AGGRESSIVE GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      15.42     $      12.74     $       7.64
  Number of Units                             4,808,453        3,085,373        1,255,415
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      19.79     $      16.40     $       9.86
  Number of Units                             5,192,694        2,615,505           63,097
  With GMWB
  Unit Value                               $      19.75     $      16.38               --
  Number of Units                               562,771           37,078               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      19.69     $      16.35     $       9.86
  Number of Units                               808,007          362,906            4,107
  With any one of EBP or HAV and GMWB
  Unit Value                               $       9.70     $       8.06               --
  Number of Units                               324,340           79,226               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      19.58     $      16.30               --
  Number of Units                                95,514           20,181               --
  With HAV, EBP and GMWB
  Unit Value                               $      12.64               --               --
  Number of Units                                53,866               --               --

AST SMALL-CAP VALUE (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      14.22     $      12.42     $        9.3
  Number of Units                            10,785,030       10,183,346        6,141,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.34     $      13.43     $      10.08
  Number of Units                            10,169,483        5,824,200          209,790
  With GMWB
  Unit Value                               $      15.31     $      13.41               --
  Number of Units                             1,007,926          100,155               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.26     $      13.39     $      10.08
  Number of Units                             1,690,870          767,455           17,411
  With any one of EBP or HAV and GMWB
  Unit Value                               $      15.87     $      13.95               --
  Number of Units                               465,784          275,971               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.17     $      13.35               --
  Number of Units                               166,852           34,978               --
  With HAV, EBP and GMWB
  Unit Value                               $      12.11               --               --
  Number of Units                                91,011               --               --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
SUB-ACCOUNT                                      2004              2003              2002
----------------------------------------   ---------------   ---------------   ---------------
AST DEAM SMALL-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $      12.99      $      10.81      $       7.66
  Number of Units                              2,143,020         1,134,865           423,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      17.00      $      14.19      $      10.08
  Number of Units                              1,054,696           434,509            11,686
  With GMWB
  Unit Value                                $      16.96      $      14.17                --
  Number of Units                                236,402            10,756                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      16.90      $      14.15      $      10.08
  Number of Units                                213,632            70,597             5,211
  With any one of EBP or HAV and GMWB
  Unit Value                                $      12.78      $      10.70                --
  Number of Units                                 63,057            22,847                --
  With HAV, EBP and GRO Plus
  Unit Price                                $      16.81      $      14.11                --
  Number of Units                                 14,277               879                --
  With HAV, EBP and GMWB
  Unit Value                                $      12.71                --                --
  Number of Units                                    634                --                --

AST GOLDMAN SACHS MID-CAP GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $      11.80      $      10.31      $       7.97
  Number of Units                              4,375,813         3,027,057         1,273,118
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      14.55      $      12.75      $       9.87
  Number of Units                              5,139,643         2,379,820            66,279
  With GMWB
  Unit Value                                $      14.52      $      12.73                --
  Number of Units                                516,261            37,400                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      14.47      $      12.71      $       9.87
  Number of Units                                994,493           365,115             2,488
  With any one of EBP or HAV and GMWB
  Unit Value                                $       4.24      $       3.73                --
  Number of Units                                457,010           175,708                --
  With HAV, EBP and GRO Plus
  Unit Price                                $      14.39      $      12.68                --
  Number of Units                                124,672            12,201                --
  With HAV, EBP and GMWB
  Unit Value                                $      11.91                --                --
  Number of Units                                 33,665                --                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                           YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------
SUB-ACCOUNT                                        2004              2003              2002
-------------------------------------------   --------------   ---------------   ---------------
AST NEUBERGER BERMAN MID-CAP GROWTH (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $      10.86     $       9.51      $       7.41
  Number of Units                                 4,715,301        3,415,318         2,175,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      13.87     $      12.18      $       9.51
  Number of Units                                 2,211,800        1,089,649            44,760
  With GMWB
  Unit Value                                   $      13.84     $      12.17                --
  Number of Units                                   153,923           16,702                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      13.80     $      12.15      $       9.51
  Number of Units                                   377,548           96,879             1,311
  With any one of EBP or HAV and GMWB
  Unit Value                                   $       6.81     $       6.01                --
  Number of Units                                   369,234          294,816                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      13.72     $      12.11                --
  Number of Units                                    38,051            5,407                --
  With HAV, EBP and GMWB
  Unit Value                                   $      11.70               --                --
  Number of Units                                    18,225               --                --

AST NEUBERGER BERMAN MID-CAP VALUE (1993)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $      14.51     $      12.01      $       8.96
  Number of Units                                11,461,684        8,530,129         5,118,558
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      16.08     $      13.34      $       9.98
  Number of Units                                 9,335,291        4,786,623           163,415
  With GMWB
  Unit Value                                   $      16.04     $      13.33                --
  Number of Units                                   937,314           87,253                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      15.99     $      13.31      $       9.97
  Number of Units                                 1,457,788          610,598            10,745
  With any one of EBP or HAV and GMWB
  Unit Value                                   $      15.99     $      13.32                --
  Number of Units                                   537,445          370,965                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      15.91     $      13.27                --
  Number of Units                                   154,749           21,843                --
  With HAV, EBP and GMWB
  Unit Value                                   $      12.97               --                --
  Number of Units                                    95,076               --                --


APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST ALGER ALL-CAP GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       9.67      $       9.07      $       6.8
  Number of Units                             1,798,457         2,002,166           658,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.25      $      12.45      $       9.36
  Number of Units                               715,598           636,548             6,409
  With GMWB
  Unit Value                               $      13.22      $      12.43                --
  Number of Units                               119,566            10,356                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.17      $      12.41      $       9.36
  Number of Units                               141,575           106,376             3,466
  With any one of EBP or HAV and GMWB
  Unit Value                               $       6.19      $       5.84                --
  Number of Units                               107,188            87,326                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.10      $      12.38                --
  Number of Units                                22,732             4,810                --
  With HAV, EBP and GMWB
  Unit Value                               $      10.73                --                --
  Number of Units                                 6,346                --                --

AST GABELLI ALL-CAP VALUE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      12.38      $      10.91      $       8.17
  Number of Units                             2,587,064         2,513,413         1,200,225
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.14      $      13.38      $      10.04
  Number of Units                             1,071,978           727,500            28,449
  With GMWB
  Unit Value                               $      15.11      $      13.37                --
  Number of Units                               116,474            12,627                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.06      $      13.35      $      10.04
  Number of Units                               256,671           127,279                88
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.15      $       9.89                --
  Number of Units                               194,765           166,080                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.98      $      13.31                --
  Number of Units                                 8,849             1,455                --
  With HAV, EBP and GMWB
  Unit Value                               $      12.11                --                --
  Number of Units                                 7,555                --                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                            YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
SUB-ACCOUNT                                         2004              2003              2002
-------------------------------------------   ---------------   ---------------   ---------------
AST T. ROWE PRICE NATURAL RESOURCES (1995)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $      16.25      $      12.59      $       9.59
  Number of Units                                 2,040,188         2,011,627           724,670
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      17.60      $      13.67      $      10.44
  Number of Units                                 1,025,462           433,891             7,378
  With GMWB
  Unit Value                                   $      17.56      $      13.66                --
  Number of Units                                   172,186            24,634                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      17.50      $      13.63      $      10.44
  Number of Units                                   158,672            77,245             5,472
  With any one of EBP or HAV and GMWB
  Unit Value                                   $      14.40      $      11.23                --
  Number of Units                                    41,428             6,747                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      17.41      $      13.60                --
  Number of Units                                    37,779             1,035                --
  With HAV, EBP and GMWB
  Unit Value                                   $      14.36                --                --
  Number of Units                                    13,775                --                --

AST ALLIANCE GROWTH (10) (1996)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $       9.44      $       9.08      $       7.46
  Number of Units                                 2,378,881         2,098,873         1,869,353
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      11.76      $      11.34      $       9.34
  Number of Units                                 1,189,655           717,430            31,105
  With GMWB
  Unit Value                                   $      11.73      $      11.32                --
  Number of Units                                    84,417             2,206                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      11.70      $      11.30      $       9.34
  Number of Units                                   297,369           114,477             3,975
  With any one of EBP or HAV and GMWB
  Unit Value                                   $       5.91      $       5.72                --
  Number of Units                                   307,367           267,109                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      11.63      $      11.27                --
  Number of Units                                    15,562             8,067                --
  With HAV, EBP and GMWB
  Unit Value                                   $      10.57                --                --
  Number of Units                                     4,945                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------
SUB-ACCOUNT                                    2004             2003             2002
---------------------------------------   --------------   --------------   --------------
AST MFS GROWTH (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       9.97     $       9.16     $       7.58
  Number of Units                             4,529,834        4,784,269        2,930,432
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      12.39     $      11.41     $       9.47
  Number of Units                             2,897,175        2,222,614          134,574
  With GMWB
  Unit Value                               $      12.37     $      11.40               --
  Number of Units                               304,760           18,900               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      12.33     $      11.38     $       9.46
  Number of Units                               442,758          207,063            2,437
  With any one of EBP or HAV and GMWB
  Unit Value                               $       6.72     $       6.21               --
  Number of Units                               387,463          262,995               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      12.26     $      11.35               --
  Number of Units                                52,718           10,550               --
  With HAV, EBP and GMWB
  Unit Value                               $      11.00               --               --
  Number of Units                                33,939               --               --

AST MARSICO CAPITAL GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      12.26     $      10.78     $       8.32
  Number of Units                            28,117,310       20,138,164       10,144,317
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.95     $      12.30     $       9.51
  Number of Units                            30,793,077       14,975,841          457,013
  With GMWB
  Unit Value                               $      13.92     $      12.28               --
  Number of Units                             3,136,818          215,988               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.88     $      12.26     $       9.51
  Number of Units                             4,692,895        2,031,583           30,465
  With any one of EBP or HAV and GMWB
  Unit Value                               $       9.22     $       8.16               --
  Number of Units                             2,016,277          925,591               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.80     $      12.23               --
  Number of Units                               578,919           70,776               --
  With HAV, EBP and GMWB
  Unit Value                               $      11.61               --               --
  Number of Units                               263,104               --               --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                              YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------
SUB-ACCOUNT                                           2004              2003              2002
---------------------------------------------   ---------------   ---------------   ---------------
AST GOLDMAN SACHS CONCENTRATED GROWTH (1992)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $       9.64      $       9.45      $       7.67
  Number of Units                                   2,785,100         2,053,023         1,349,939
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      11.83      $      11.63      $       9.46
  Number of Units                                   1,641,544           715,845            41,632
  With GMWB
  Unit Value                                     $      11.80      $      11.61                --
  Number of Units                                     122,739            17,452                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      11.76      $      11.59                --
  Number of Units                                     277,607            49,620                --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $       4.46      $       4.40                --
  Number of Units                                     541,661           395,905                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      11.70      $      11.56                --
  Number of Units                                      10,426               242                --
  With HAV, EBP and GMWB
  Unit Value                                     $      10.54                --                --
  Number of Units                                      12,303                --                --

AST DEAM LARGE-CAP VALUE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $      12.53      $      10.78      $       8.66
  Number of Units                                   2,351,197         1,072,256           664,649
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      14.36      $      12.39      $       9.98
  Number of Units                                   1,347,344           583,969            18,250
  With GMWB
  Unit Value                                     $      14.33      $      12.38                --
  Number of Units                                     175,087             9,674                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      14.29      $      12.36      $       9.97
  Number of Units                                     234,446            58,333             4,906
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      10.72      $       9.28                --
  Number of Units                                     199,601           137,247                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      14.21      $      12.32                --
  Number of Units                                      16,355             4,412                --
  With HAV, EBP and GMWB
  Unit Value                                     $      12.25                --                --
  Number of Units                                       6,163                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                 YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------
SUB-ACCOUNT                                              2004              2003              2002
------------------------------------------------   ---------------   ---------------   ---------------
AST ALLIANCE/BERNSTEIN GROWTH + VALUE (11) (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                        $      10.72      $       9.91      $       7.99
  Number of Units                                      1,620,391         1,387,072           965,912
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $      13.07      $      12.11      $       9.79
  Number of Units                                      1,011,796           667,395            11,345
  With GMWB
  Unit Value                                        $      13.05      $      12.09                --
  Number of Units                                         72,365             5,118                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        $      13.00      $      12.07      $       9.79
  Number of Units                                        256,194           115,455               704
  With any one of EBP or HAV and GMWB
  Unit Value                                        $       9.31      $       8.65                --
  Number of Units                                        215,645           154,955                --
  With HAV, EBP and GRO Plus
  Unit Price                                        $      12.93      $      12.04                --
  Number of Units                                          7,165             1,041                --
  With HAV, EBP and GMWB
  Unit Value                                        $      11.15                --                --
  Number of Units                                          1,191                --                --

AST SANFORD BERNSTEIN CORE VALUE (12) (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                        $      12.39      $      11.06      $       8.76
  Number of Units                                      4,643,022         3,621,862         6,005,922
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $      14.18      $      12.69      $      10.08
  Number of Units                                      3,959,115         2,277,726           386,259
  With GMWB
  Unit Value                                        $      14.15      $      12.67                --
  Number of Units                                        220,419            11,518                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        $      14.10      $      12.65      $      10.08
  Number of Units                                        534,389           328,567            30,510
  With any one of EBP or HAV and GMWB
  Unit Value                                        $      11.83      $      10.62                --
  Number of Units                                        303,689           216,416                --
  With HAV, EBP and GRO Plus
  Unit Price                                        $      14.03      $      12.62                --
  Number of Units                                         49,912            10,893                --
  With HAV, EBP and GMWB
  Unit Value                                        $      11.86                --                --
  Number of Units                                         57,669                --                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                                   YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------
SUB-ACCOUNT                                                2004              2003              2002
--------------------------------------------------   ---------------   ---------------   ---------------
AST COHEN & STEERS REALTY (1998)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                          $      18.49      $      13.63      $      10.08
  Number of Units                                        4,080,179         3,097,315         1,563,489
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          $      18.84      $      13.92      $      10.33
  Number of Units                                        2,863,749         1,376,696            41,098
  With GMWB
  Unit Value                                          $      18.80      $      13.91                --
  Number of Units                                          184,027            13,615                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                          $      18.74      $      13.88      $      10.32
  Number of Units                                          538,151           270,852             6,429
  With any one of EBP or HAV and GMWB
  Unit Value                                          $      14.12      $      10.47                --
  Number of Units                                           68,406             8,884                --
  With HAV, EBP and GRO Plus
  Unit Price                                          $      18.64      $      13.84                --
  Number of Units                                           17,014             8,189                --
  With HAV, EBP and GMWB
  Unit Value                                          $      14.07                --                --
  Number of Units                                            5,246                --                --

AST SANFORD BERNSTEIN MANAGED INDEX 500 (13) (1998)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                          $      11.07      $      10.23      $       8.17
  Number of Units                                        6,845,369         5,442,511         3,662,406
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          $      13.22      $      12.25      $       9.81
  Number of Units                                        3,486,237         2,209,334            79,915
  With GMWB
  Unit Value                                          $      13.19      $      12.24                --
  Number of Units                                          389,368            16,957                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                          $      13.15      $      12.22      $       9.81
  Number of Units                                          352,176           203,573               383
  With any one of EBP or HAV and GMWB
  Unit Value                                          $       8.58      $       7.98                --
  Number of Units                                          343,296           293,662                --
  With HAV, EBP and GRO Plus
  Unit Price                                          $      13.08      $      12.18                --
  Number of Units                                            9,296             4,899                --
  With HAV, EBP and GMWB
  Unit Value                                          $      11.31                --                --
  Number of Units                                           43,627                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                            YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------
SUB-ACCOUNT                                         2004             2003              2002
--------------------------------------------   --------------   --------------   ---------------
AST AMERICAN CENTURY INCOME & GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                    $      11.57     $      10.45     $       8.25
  Number of Units                                  4,670,846        2,115,438        1,751,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $      13.80     $      12.50     $       9.89
  Number of Units                                  2,219,323          846,118           36,829
  With GMWB
  Unit Value                                    $      13.77     $      12.48               --
  Number of Units                                    198,789            2,386               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $      13.73     $      12.46     $       9.89
  Number of Units                                    368,328          124,008            8,874
  With any one of EBP or HAV and GMWB
  Unit Value                                    $       9.04     $       8.22               --
  Number of Units                                    372,540          195,232               --
  With HAV, EBP and GRO Plus
  Unit Price                                    $      13.65     $      12.43               --
  Number of Units                                     25,550            4,612               --
  With HAV, EBP and GMWB
  Unit Value                                    $      11.72               --               --
  Number of Units                                      7,406               --               --

AST ALLIANCE GROWTH AND INCOME (14) (1992)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                    $      11.46     $      10.50     $       8.06
  Number of Units                                 25,850,506       21,264,670        6,667,373
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $      13.91     $      12.77     $       9.83
  Number of Units                                 27,268,222       13,386,166          165,588
  With GMWB
  Unit Value                                    $      13.88     $      12.76               --
  Number of Units                                  2,899,917          187,011               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $      13.83     $      12.74     $       9.83
  Number of Units                                  4,694,207        2,029,598            6,100
  With any one of EBP or HAV and GMWB
  Unit Value                                    $      10.72     $       9.88               --
  Number of Units                                  1,731,512          976,756               --
  With HAV, EBP and GRO Plus
  Unit Price                                    $      13.76     $      12.70               --
  Number of Units                                    564,502           69,435               --
  With HAV, EBP and GMWB
  Unit Value                                    $      11.50               --               --
  Number of Units                                    228,955               --               --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST HOTCHKIS & WILEY LARGE-CAP VALUE
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.17      $       9.83      $       8.34
  Number of Units                             3,717,848         2,647,064         2,110,071
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.19      $      11.65      $        9.9
  Number of Units                             1,916,775           651,074            30,714
  With GMWB
  Unit Value                               $      13.16      $      11.63                --
  Number of Units                               173,888            21,961                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.12      $      11.61      $        9.9
  Number of Units                               198,898            90,092             5,934
  With any one of EBP or HAV and GMWB
  Unit Value                               $       9.78      $       8.66                --
  Number of Units                               419,818           347,275                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.05      $      11.58                --
  Number of Units                                37,159               332                --
  With HAV, EBP and GMWB
  Unit Value                               $      11.75                --                --
  Number of Units                                23,032                --                --

AST DEAM GLOBAL ALLOCATION (15) (1993)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.19      $      10.24      $       8.71
  Number of Units                             1,061,887           898,161           847,517
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      12.70      $      11.65      $       9.94
  Number of Units                               278,657           155,865             3,088
  With GMWB
  Unit Value                               $      12.67      $      11.64                --
  Number of Units                                35,622               483                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      12.63      $      11.62      $       9.93
  Number of Units                                52,110            34,914                94
  With any one of EBP or HAV and GMWB
  Unit Value                               $       9.12      $       8.40                --
  Number of Units                               290,887           303,295                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      12.56      $      11.58                --
  Number of Units                                 2,849             1,169                --
  With HAV, EBP and GMWB
  Unit Value                               $      11.23                --                --
  Number of Units                                 2,193                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------
SUB-ACCOUNT                                             2004              2003              2002
-----------------------------------------------   ---------------   ---------------   ---------------
AST AMERICAN CENTURY STRATEGIC BALANCED (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                       $      11.46      $      10.69      $       9.14
  Number of Units                                     2,335,598         2,045,205         1,126,058
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      12.43      $      11.62      $       9.97
  Number of Units                                     1,308,462           930,516            15,835
  With GMWB
  Unit Value                                       $      12.40      $      11.61                --
  Number of Units                                       175,763            18,977                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      12.36      $      11.59      $       9.97
  Number of Units                                       186,307            58,741             2,760
  With any one of EBP or HAV and GMWB
  Unit Value                                       $      10.08      $       9.46                --
  Number of Units                                       218,686           196,909                --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.29      $      11.56                --
  Number of Units                                        18,231            11,783                --
  With HAV, EBP and GMWB
  Unit Value                                       $      10.98                --                --
  Number of Units                                           125                --                --

AST T. ROWE PRICE ASSET ALLOCATION (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                       $      12.13      $      11.09      $       9.09
  Number of Units                                     3,551,315         2,243,566           921,329
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      13.22      $      12.12      $       9.96
  Number of Units                                     2,109,855           955,716            21,928
  With GMWB
  Unit Value                                       $      13.19      $      12.11                --
  Number of Units                                       349,177            27,414                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      13.15      $      12.09      $       9.96
  Number of Units                                       464,055           160,339               150
  With any one of EBP or HAV and GMWB
  Unit Value                                       $      11.38      $      10.48                --
  Number of Units                                        39,231             2,741                --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      13.08      $      12.05                --
  Number of Units                                        46,336            31,706                --
  With HAV, EBP and GMWB
  Unit Value                                       $      11.35                --                --
  Number of Units                                         9,372                --                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                            YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------
SUB-ACCOUNT                                         2004             2003              2002
--------------------------------------------   --------------   --------------   ---------------
AST T. ROWE PRICE GLOBAL BOND (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                    $      13.45     $      12.59     $      11.34
  Number of Units                                  4,717,822        2,962,471        1,739,313
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $      12.17     $      11.42     $      10.31
  Number of Units                                  6,387,666        1,827,606           36,822
  With GMWB
  Unit Value                                    $      12.14     $      11.40               --
  Number of Units                                    712,411           24,361               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $      12.10     $      11.38     $      10.31
  Number of Units                                  1,195,848          279,110            3,700
  With any one of EBP or HAV and GMWB
  Unit Value                                    $      14.05     $      13.23               --
  Number of Units                                    191,816          148,319               --
  With HAV, EBP and GRO Plus
  Unit Price                                    $      12.04     $      11.35               --
  Number of Units                                    137,089           12,591               --
  With HAV, EBP and GMWB
  Unit Value                                    $      10.94               --               --
  Number of Units                                     43,652               --               --

AST GOLDMAN SACHS HIGH YIELD BOND PORTFOLIO
  WITH NO OPTIONAL BENEFITS
  Unit Price                                    $      12.69     $      11.61     $       9.71
  Number of Units                                 13,717,128       12,201,163        5,592,940
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $      13.34     $      12.24     $      10.26
  Number of Units                                  4,901,936        3,684,174           74,022
  With GMWB
  Unit Value                                    $      13.31     $      12.23               --
  Number of Units                                    426,333           27,535               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $      13.27     $      12.21     $      10.26
  Number of Units                                    707,876          379,114            6,524
  With any one of EBP or HAV and GMWB
  Unit Value                                    $      11.51     $      10.60               --
  Number of Units                                    545,726          346,126               --
  With HAV, EBP and GRO Plus
  Unit Price                                    $      13.20     $      12.17               --
  Number of Units                                     54,058           28,237               --
  With HAV, EBP and GMWB
  Unit Value                                    $      11.24               --               --
  Number of Units                                     65,084               --               --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------
SUB-ACCOUNT                                    2004             2003             2002
---------------------------------------   --------------   --------------   --------------
AST LORD ABBETT BOND-DEBENTURE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      12.26     $      11.61     $       9.94
  Number of Units                             8,369,008        7,751,236        4,146,530
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      12.56     $      11.92     $      10.23
  Number of Units                             7,337,467        4,628,945          162,571
  With GMWB
  Unit Value                               $      12.53     $      11.90               --
  Number of Units                               904,128           42,593               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      12.49     $      11.88     $      10.23
  Number of Units                             1,314,641          624,019            7,474
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.18     $      11.60               --
  Number of Units                               732,155          423,485               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      12.42     $      11.85               --
  Number of Units                               155,764           28,346               --
  With HAV, EBP and GMWB
  Unit Value                               $      10.88               --               --
  Number of Units                                85,669               --               --

AST PIMCO TOTAL RETURN BOND (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.31     $      10.95     $      10.57
  Number of Units                            33,208,757       26,287,388       20,544,075
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      10.82     $      10.51     $      10.17
  Number of Units                            30,067,867       16,012,778          604,147
  With GMWB
  Unit Value                               $      10.79     $      10.49               --
  Number of Units                             3,495,678          378,676               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      10.76     $      10.48     $      10.17
  Number of Units                             4,319,279        2,192,336           36,236
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.09     $      12.76               --
  Number of Units                             2,344,332        1,558,557               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      10.70     $      10.45               --
  Number of Units                               476,033          119,982               --
  With HAV, EBP and GMWB
  Unit Value                               $      10.32               --               --
  Number of Units                               323,335               --               --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST PIMCO LIMITED MATURITY BOND (1995)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      10.55      $      10.51      $      10.34
  Number of Units                            21,299,789        15,242,856        11,274,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      10.23      $      10.22      $      10.08
  Number of Units                            19,103,280         5,152,783           215,314
  With GMWB
  Unit Value                               $      10.21      $      10.21                --
  Number of Units                             2,764,809            36,640                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      10.17      $      10.19      $      10.08
  Number of Units                             2,785,690           636,860            80,547
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.62      $      11.65                --
  Number of Units                             1,143,298           329,629                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      10.12      $      10.16                --
  Number of Units                               301,108            35,430                --
  With HAV, EBP and GMWB
  Unit Value                               $       9.96                --                --
  Number of Units                               240,337                --                --

AST MONEY MARKET (1992)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       9.78      $       9.86      $       9.96
  Number of Units                            29,870,585        32,730,501        36,255,772
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       9.75      $       9.86      $       9.99
  Number of Units                             8,152,893         7,176,983           999,737
  With GMWB
  Unit Value                               $       9.73      $       9.85                --
  Number of Units                             1,312,018            81,304                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       9.70      $       9.83      $       9.99
  Number of Units                             1,742,703         1,118,618            70,899
  With any one of EBP or HAV and GMWB
  Unit Value                               $       9.98      $      10.13                --
  Number of Units                               234,402            35,505                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       9.65      $       9.80                --
  Number of Units                               432,144           149,705                --
  With HAV, EBP and GMWB
  Unit Value                               $       9.79                --                --
  Number of Units                                61,321                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                                    YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------------
SUB-ACCOUNT                                                                   2004              2003            2002
---------------------------------------------------------------------   ---------------   ---------------   ------------
Gartmore Variable Investment Trust -- GVIT DEVELOPING MARKETS (1996)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                             $      16.02      $      13.60      $     8.66
  Number of Units                                                           2,103,950         1,763,660         283,466
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                             $      18.29      $      15.56      $     9.93
  Number of Units                                                             934,258           415,864          21,816
  With GMWB
  Unit Value                                                             $      18.25      $      15.54              --
  Number of Units                                                             161,653            12,503              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                             $      18.19      $      15.52      $     9.93
  Number of Units                                                             141,365            44,993             442
  With any one of EBP or HAV and GMWB
  Unit Value                                                             $      12.74      $      10.88              --
  Number of Units                                                              25,630               843              --
  With HAV, EBP and GRO Plus
  Unit Price                                                             $      18.09      $      15.47              --
  Number of Units                                                              17,121             1,871              --
  With HAV, EBP and GMWB
  Unit Value                                                             $      12.70                --              --
  Number of Units                                                              11,161                --              --

AIM V.I. -- DYNAMICS (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                             $      10.72      $       9.61      $     7.09
  Number of Units                                                             668,032           889,464         543,762
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                             $      14.59      $      13.12      $      9.7
  Number of Units                                                             590,157           634,308          32,635
  With GMWB
  Unit Value                                                             $      14.56      $      13.11              --
  Number of Units                                                              61,543             4,848              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                             $      14.51      $      13.08      $      9.7
  Number of Units                                                              55,199            38,518             576
  With any one of EBP or HAV and GMWB
  Unit Value                                                             $      11.67                --              --
  Number of Units                                                               1,825                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                                             $      14.43      $      13.05              --
  Number of Units                                                               4,253             3,083              --
  With HAV, EBP and GMWB
  Unit Value                                                             $      11.63                --              --
  Number of Units                                                                  13                --              --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                    YEAR ENDED DECEMBER 31,
                                          -------------------------------------------
SUB-ACCOUNT                                   2004           2003            2002
---------------------------------------   ------------   ------------   -------------
AIM V.I. -- TECHNOLOGY (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     8.09     $     7.87     $      5.5
  Number of Units                             512,424        578,651        293,307
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    13.71     $    13.35             --
  Number of Units                               5,184          3,695             --
  With GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --

AIM V.I. -- HEALTH SCIENCES (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    10.64     $    10.05     $        8
  Number of Units                             937,586        698,364        475,873
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.58     $    11.93     $     9.51
  Number of Units                             578,826        381,478          5,444
  With GMWB
  Unit Value                               $    12.56     $    11.91             --
  Number of Units                              87,037          2,077             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    12.52     $    11.89     $     9.51
  Number of Units                             181,513         55,867            140
  With any one of EBP or HAV and GMWB
  Unit Value                               $    11.41     $    10.85             --
  Number of Units                               5,057          1,330             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    12.45             --             --
  Number of Units                               5,438             --             --
  With HAV, EBP and GMWB
  Unit Value                               $    11.38             --             --
  Number of Units                               2,157             --             --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                         YEAR ENDED DECEMBER 31,
                                               --------------------------------------------
SUB-ACCOUNT                                         2004            2003           2002
--------------------------------------------   -------------   -------------   ------------
AIM V.I. -- FINANCIAL SERVICES (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                    $    11.94      $    11.17      $     8.76
  Number of Units                                  585,185         607,265         366,258
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    13.44      $    12.61      $     9.92
  Number of Units                                  387,921         200,360           1,897
  With GMWB
  Unit Value                                    $    13.42      $    12.60              --
  Number of Units                                   67,581          20,268              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $    13.37      $    12.58      $     9.92
  Number of Units                                   84,188          50,250             141
  With any one of EBP or HAV and GMWB
  Unit Value                                    $    11.11      $    10.46              --
  Number of Units                                   15,566           1,378              --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    13.30      $    12.54              --
  Number of Units                                    8,806             751              --
  With HAV, EBP and GMWB
  Unit Value                                    $    11.08              --              --
  Number of Units                                      468              --              --

Evergreen VA -- INTERNATIONAL EQUITY (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                    $    13.66      $    11.65      $     8.15
  Number of Units                                  414,631         189,143         113,389
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    14.94      $    12.78      $     9.67
  Number of Units                                  195,986          76,749           3,669
  With GMWB
  Unit Value                                    $    12.21      $    10.45              --
  Number of Units                                   32,858             827              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $    14.86      $    12.74              --
  Number of Units                                   67,201           6,492              --
  With any one of EBP or HAV and GMWB
  Unit Value                                    $    12.40      $    10.64              --
  Number of Units                                   83,727          81,555              --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    14.78      $    12.71              --
  Number of Units                                    7,362           1,395              --
  With HAV, EBP and GMWB
  Unit Value                                    $    12.36              --              --
  Number of Units                                    2,878              --              --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                      YEAR ENDED DECEMBER 31,
                                            --------------------------------------------
SUB-ACCOUNT                                      2004            2003           2002
-----------------------------------------   -------------   -------------   ------------
Evergreen VA -- SPECIAL EQUITY (16) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    11.58      $    11.12      $     7.44
  Number of Units                               702,642         815,621         127,728
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.25      $    14.69      $     9.85
  Number of Units                               509,734         293,794          12,520
  With GMWB
  Unit Value                                 $    15.22      $    14.67              --
  Number of Units                                46,748           3,620              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    15.17      $    14.65      $     9.85
  Number of Units                               177,731          58,548             533
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     9.13      $     8.83              --
  Number of Units                               114,259          23,503              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    15.09              --              --
  Number of Units                                 3,411              --              --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.53              --              --
  Number of Units                                26,034              --              --

Evergreen VA -- OMEGA (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    11.29      $    10.71      $     7.78
  Number of Units                               570,123         404,789          39,943
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.89      $    13.21              --
  Number of Units                               387,492          56,002              --
  With GMWB
  Unit Value                                 $    13.86      $    13.19              --
  Number of Units                                31,153             283              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    13.81      $    13.17              --
  Number of Units                               108,796          25,003              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     9.40      $     8.97              --
  Number of Units                                84,876          19,658              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.74      $    13.13              --
  Number of Units                                 3,028           1,855              --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.92              --              --
  Number of Units                                30,383              --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------
SUB-ACCOUNT                                     2004              2003            2002
---------------------------------------   ---------------   ---------------   ------------
Profund VP -- EUROPE 30 (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      12.17      $      10.83      $     7.93
  Number of Units                             1,812,435         2,116,400         292,396
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.80      $      13.20      $      9.7
  Number of Units                               313,111           158,208           2,625
  With GMWB
  Unit Value                               $      14.77      $      13.18              --
  Number of Units                                99,557            13,365              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.72      $      13.16              --
  Number of Units                               162,300            40,636              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.39      $      11.09              --
  Number of Units                                17,205             3,060              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.64                --              --
  Number of Units                                 7,739                --              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.35                --              --
  Number of Units                                 7,758                --              --

Profund VP -- ASIA 30 (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      12.30      $      12.57      $     7.75
  Number of Units                               896,010           942,605         281,993
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.57      $      15.96      $     9.86
  Number of Units                               253,337           131,276           6,995
  With GMWB
  Unit Value                               $      15.54      $      15.94              --
  Number of Units                                74,988            10,432              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.49      $      15.91              --
  Number of Units                                67,805            33,050              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.14      $      10.43              --
  Number of Units                                28,325             1,873              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.40                --              --
  Number of Units                                 5,612                --              --
  With HAV, EBP and GMWB
  Unit Value                               $      10.10                --              --
  Number of Units                                 6,082                --              --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                   YEAR ENDED DECEMBER 31,
                                          ------------------------------------------
SUB-ACCOUNT                                   2004           2003           2002
---------------------------------------   ------------   ------------   ------------
ProFund VP -- JAPAN (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     9.55     $     9.03     $     7.24
  Number of Units                             710,879        426,718         65,845
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    13.40     $    12.70     $    10.21
  Number of Units                             137,584         76,553            351
  With GMWB
  Unit Value                               $    13.38     $    12.69             --
  Number of Units                              35,968          1,883             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    13.33     $    12.67             --
  Number of Units                              62,668         10,769             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.35             --             --
  Number of Units                               8,278             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    13.26             --             --
  Number of Units                               7,559             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --

ProFund VP -- BANKS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    11.98     $    10.90     $     8.56
  Number of Units                             229,711         93,067        101,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.10     $    12.86     $    10.13
  Number of Units                             171,696         34,962          3,422
  With GMWB
  Unit Value                               $    14.07             --             --
  Number of Units                               8,847             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    14.03     $    12.83             --
  Number of Units                              29,071          6,833             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    11.58             --             --
  Number of Units                              20,936             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    13.95     $    12.79             --
  Number of Units                                 788          1,039             --
  With HAV, EBP and GMWB
  Unit Value                               $    11.54             --             --
  Number of Units                                 582             --             --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                     YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------
SUB-ACCOUNT                                    2004             2003            2002
---------------------------------------   -------------   ---------------   ------------
ProFund VP -- BASIC MATERIALS (2002)
  With No Optional Benefits
  Unit Price                               $    11.87      $      10.95      $     8.46
  Number of Units                             529,237         1,512,864          76,331
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.43      $      13.35      $    10.34
  Number of Units                             170,212           100,189              12
  With GMWB
  Unit Value                               $    14.40      $      13.33              --
  Number of Units                              23,555             8,054              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    14.35      $      13.31              --
  Number of Units                              35,537            15,986              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    12.43                --              --
  Number of Units                              15,658                --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $    14.28                --              --
  Number of Units                               3,155                --              --
  With HAV, EBP and GMWB
  Unit Value                               $    12.40                --              --
  Number of Units                               1,246                --              --

ProFund VP -- BIOTECHNOLOGY (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    10.52      $       9.75      $     7.09
  Number of Units                             757,678           208,971         130,082
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.56      $      13.53              --
  Number of Units                               5,878               847              --
  With GMWB
  Unit Value                                       --                --              --
  Number of Units                                  --                --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --                --              --
  Number of Units                                  --                --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --                --              --
  Number of Units                                  --                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                       --                --              --
  Number of Units                                  --                --              --
  With HAV, EBP and GMWB
  Unit Value                                       --                --              --
  Number of Units                                  --                --              --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS



                                                   YEAR ENDED DECEMBER 31,
                                          ------------------------------------------
SUB-ACCOUNT                                   2004           2003           2002
---------------------------------------   ------------   ------------   ------------
ProFund VP -- CONSUMER SERVICES (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     9.56     $     9.04     $     7.25
  Number of Units                             430,620        136,269        128,022
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.31     $    11.66     $     9.37
  Number of Units                              87,433         30,700          2,426
  With GMWB
  Unit Value                               $    12.28             --             --
  Number of Units                              17,197             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    12.24     $    11.62             --
  Number of Units                               8,198          5,655             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.69             --             --
  Number of Units                               2,087             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    12.17     $    11.59             --
  Number of Units                               1,211          3,817             --
  With HAV, EBP and GMWB
  Unit Value                               $    10.66             --             --
  Number of Units                                  14             --             --

ProFund VP -- CONSUMER GOODS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    10.36     $     9.64     $     8.28
  Number of Units                             369,007         58,425        148,446
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.33     $    11.51     $      9.9
  Number of Units                             102,706         12,720          2,303
  With GMWB
  Unit Value                               $    12.31     $    11.49             --
  Number of Units                               8,437            954             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    12.27             --             --
  Number of Units                              54,297             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    11.40     $    10.67             --
  Number of Units                               9,175          4,737             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    12.20             --             --
  Number of Units                               1,731             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------
SUB-ACCOUNT                                     2004              2003            2002
---------------------------------------   ---------------   ---------------   ------------
ProFund VP -- OIL & GAS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      13.33      $      10.48      $     8.71
  Number of Units                             1,856,882         1,225,844         299,833
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.40      $      12.14      $    10.12
  Number of Units                               888,111           114,553           1,660
  With GMWB
  Unit Value                               $      15.37      $      12.12              --
  Number of Units                                58,804             4,007              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.32      $      12.10              --
  Number of Units                               174,913            25,623              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.80                --              --
  Number of Units                                29,672                --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.23      $      12.07              --
  Number of Units                                14,353             2,434              --
  With HAV, EBP and GMWB
  Unit Value                               $      13.76                --              --
  Number of Units                                 6,676                --              --

ProFund VP -- FINANCIALS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      12.19      $      11.23      $     8.85
  Number of Units                               553,342           398,159         221,377
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.48      $      12.45      $     9.84
  Number of Units                               323,190           134,420           2,066
  With GMWB
  Unit Value                               $      13.45      $      12.44              --
  Number of Units                                17,749             1,060              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.41      $      12.42              --
  Number of Units                                35,528            27,402              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.26                --              --
  Number of Units                                15,974                --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.33                --              --
  Number of Units                                 1,103                --              --
  With HAV, EBP and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS



                                                     YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------
SUB-ACCOUNT                                     2004            2003           2002
---------------------------------------   ---------------   ------------   ------------
ProFund VP -- HEALTH CARE (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       9.23      $     9.17     $     7.94
  Number of Units                             1,318,525         707,449        388,508
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      11.10      $    11.05     $     9.59
  Number of Units                               518,389         244,228          6,831
  With GMWB
  Unit Value                               $      11.07      $    11.04             --
  Number of Units                                 8,570           1,969             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      11.04      $    11.02             --
  Number of Units                               139,890          56,392             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.65              --             --
  Number of Units                                 5,322              --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $      10.98      $    10.99             --
  Number of Units                                 4,035           2,123             --
  With HAV, EBP and GMWB
  Unit Value                                         --              --             --
  Number of Units                                    --              --             --

ProFund VP -- INDUSTRIALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.15      $    10.01     $     7.93
  Number of Units                               253,411         318,339         12,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.27      $    12.85             --
  Number of Units                                88,729          20,601             --
  With GMWB
  Unit Value                               $      14.24              --             --
  Number of Units                                 4,426              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.20      $    12.81             --
  Number of Units                                14,026           4,507             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.08              --             --
  Number of Units                                 4,381              --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.12              --             --
  Number of Units                                   945              --             --
  With HAV, EBP and GMWB
  Unit Value                               $      12.04              --             --
  Number of Units                                   807              --             --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                    YEAR ENDED DECEMBER 31,
                                          --------------------------------------------
SUB-ACCOUNT                                    2004            2003           2002
---------------------------------------   -------------   -------------   ------------
ProFund VP -- INTERNET (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    17.89      $    15.00      $     8.57
  Number of Units                             992,879         206,876         306,572
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    19.83      $    16.67              --
  Number of Units                               3,806           1,210              --
  With GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --              --              --
  Number of Units                                  --              --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                       --              --              --
  Number of Units                                  --              --              --
  With HAV, EBP and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --

ProFund VP -- PHARMACEUTICALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     7.93      $     8.89      $     8.56
  Number of Units                             527,336         266,978         136,559
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $     8.88      $     9.97      $     9.63
  Number of Units                             246,789          77,105           2,545
  With GMWB
  Unit Value                               $     8.86      $     9.96              --
  Number of Units                              23,137           2,871              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $     8.83      $     9.94              --
  Number of Units                              70,946           6,346              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $     9.44              --              --
  Number of Units                               5,382              --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $     8.78      $     9.91              --
  Number of Units                               3,939           1,646              --
  With HAV, EBP and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- PRECIOUS METALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.77      $      13.29      $        9.7
  Number of Units                             1,479,384         1,329,806         1,175,651
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.64      $      15.44      $       11.3
  Number of Units                               457,761           390,896            19,964
  With GMWB
  Unit Value                               $      13.61                --                --
  Number of Units                                42,627                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.57      $      15.39                --
  Number of Units                               111,588            44,664                --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.17                --                --
  Number of Units                                93,541                --                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.49      $      15.35                --
  Number of Units                                 7,072             1,458                --
  With HAV, EBP and GMWB
  Unit Value                               $      10.14      $      11.55                --
  Number of Units                                11,671            23,284                --

ProFund VP -- REAL ESTATE (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      16.15      $      12.91      $       9.86
  Number of Units                             1,816,706           462,906           441,318
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      16.63      $      13.33      $       10.2
  Number of Units                               509,763           136,941            12,789
  With GMWB
  Unit Value                               $      16.60      $      13.31                --
  Number of Units                                58,062             3,835                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      16.54      $      13.29                --
  Number of Units                               128,625            32,970                --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.06                --                --
  Number of Units                                22,857                --                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      16.45                --                --
  Number of Units                                   629                --                --
  With HAV, EBP and GMWB
  Unit Value                               $      13.02                --                --
  Number of Units                                 1,198                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                   YEAR ENDED DECEMBER 31,
                                          ------------------------------------------
SUB-ACCOUNT                                   2004           2003           2002
---------------------------------------   ------------   ------------   ------------
ProFund VP -- SEMICONDUCTOR (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     7.15     $     9.51     $     5.14
  Number of Units                             694,352        423,958         93,241
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    11.95     $    15.93             --
  Number of Units                               3,639          3,475             --
  With GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --

ProFund VP -- TECHNOLOGY (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     8.48     $     8.66     $     6.03
  Number of Units                             727,580        497,972        254,131
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.99     $    13.30             --
  Number of Units                               9,239          6,845             --
  With GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                      YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------
SUB-ACCOUNT                                      2004            2003           2002
----------------------------------------   ---------------   ------------   ------------
ProFund VP -- TELECOMMUNICATIONS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $       8.19      $     7.21     $     7.15
  Number of Units                                460,848         398,350        272,408
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      11.43      $    10.08     $    10.03
  Number of Units                                212,127          47,283          3,642
  With GMWB
  Unit Value                                $      11.40              --             --
  Number of Units                                  6,379              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      11.37      $    10.05             --
  Number of Units                                 34,691          13,783             --
  With any one of EBP or HAV and GMWB
  Unit Value                                $      12.54              --             --
  Number of Units                                  4,099              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                $      11.31              --             --
  Number of Units                                 11,741              --             --
  With HAV, EBP and GMWB
  Unit Value                                $      12.50              --             --
  Number of Units                                  2,691              --             --

ProFund VP -- UTILITIES (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $      11.13      $     9.34     $     7.83
  Number of Units                              1,060,939         618,427        521,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      15.00      $    12.63     $    10.61
  Number of Units                                332,768          93,690          8,871
  With GMWB
  Unit Value                                $      14.97      $    12.62             --
  Number of Units                                 57,208           8,137             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      14.92      $    12.60             --
  Number of Units                                 87,691          10,588             --
  With any one of EBP or HAV and GMWB
  Unit Value                                $      12.51              --             --
  Number of Units                                 21,365              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                $      14.84              --             --
  Number of Units                                  7,490              --             --
  With HAV, EBP and GMWB
  Unit Value                                $      12.47              --             --
  Number of Units                                    573              --             --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- BULL (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      10.53      $       9.84      $       7.97
  Number of Units                             8,215,357         3,563,562           954,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      12.82      $      12.01      $       9.75
  Number of Units                             2,052,501           708,248            10,297
  With GMWB
  Unit Value                               $      12.79      $      12.00                --
  Number of Units                               171,187             1,179                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      12.75      $      11.98      $       9.75
  Number of Units                               570,114            58,349               400
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.25      $      10.58                --
  Number of Units                                31,600               427                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      12.68      $      11.94                --
  Number of Units                                88,697            10,714                --
  With HAV, EBP and GMWB
  Unit Value                               $      11.21                --                --
  Number of Units                                12,971                --                --

PROFUND VP -- BEAR (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       7.45      $       8.44      $      11.38
  Number of Units                             1,202,243         1,886,515         1,532,543
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       6.60      $       7.49      $      10.13
  Number of Units                               289,105           716,467            28,618
  With GMWB
  Unit Value                               $       6.58                --                --
  Number of Units                                41,480                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       6.56      $       7.47      $      10.13
  Number of Units                                60,475            36,686             1,514
  With any one of EBP or HAV and GMWB
  Unit Value                               $       8.15      $       9.29                --
  Number of Units                                10,709             7,927                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       6.52      $       7.45                --
  Number of Units                                14,578            13,622                --
  With HAV, EBP and GMWB
  Unit Value                               $       8.12      $       9.29                --
  Number of Units                                 1,620             7,293                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- ULTRABULL (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.76      $      10.20      $       6.78
  Number of Units                             2,817,803         1,431,345           297,435
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      16.58      $      14.42      $       9.61
  Number of Units                                 9,518             1,432               245
  With GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --

ProFund VP -- OTC (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       9.94      $       9.32      $       6.45
  Number of Units                             4,885,351         4,445,234         1,346,852
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.34      $      13.47      $       9.36
  Number of Units                             1,807,904           810,005            13,113
  With GMWB
  Unit Value                               $      14.31      $      13.46                --
  Number of Units                               128,923             5,378                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.27      $      13.44                --
  Number of Units                               225,055            34,480                --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.92                --                --
  Number of Units                                28,507                --                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.19                --                --
  Number of Units                                32,376                --                --
  With HAV, EBP and GMWB
  Unit Value                               $      10.88                --                --
  Number of Units                                14,308                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                       YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------
SUB-ACCOUNT                                     2004              2003             2002
---------------------------------------   ---------------   ---------------   --------------
ProFund VP -- SHORT OTC (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       5.93      $       6.78      $         11
  Number of Units                               908,064         1,535,439           433,181
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       5.60      $       6.42      $      10.43
  Number of Units                               181,352           196,526            15,308
  With GMWB
  Unit Value                               $       5.58                --                --
  Number of Units                                 7,191                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       5.57      $       6.40                --
  Number of Units                                65,148            20,167                --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --      $       9.49                --
  Number of Units                                    --             7,708                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       5.54      $       6.38                --
  Number of Units                                16,306            16,907                --
  With HAV, EBP and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --

ProFund VP -- ULTRAOTC (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       7.89      $       7.03      $       3.53
  Number of Units                             6,592,447         3,410,589         1,003,123
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      19.36      $      17.30      $       8.7
  Number of Units                                22,282             5,905               233
  With GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------
SUB-ACCOUNT                                     2004              2003            2002
---------------------------------------   ---------------   ---------------   ------------
ProFund VP -- MID-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.67      $      10.23      $     7.66
  Number of Units                             2,632,869         1,455,513         438,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.24      $      13.40      $    10.06
  Number of Units                               626,618           462,172           4,777
  With GMWB
  Unit Value                               $      15.21      $      13.39              --
  Number of Units                               110,312             4,164              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.16      $      13.36      $    10.06
  Number of Units                               304,648            99,189           4,799
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.20      $      10.77              --
  Number of Units                                39,454             3,516              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.08      $      13.33              --
  Number of Units                                12,473               916              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.17                --              --
  Number of Units                                 3,507                --              --

ProFund VP -- MID-CAP GROWTH (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      10.58      $       9.69      $      7.7
  Number of Units                             2,220,901         1,009,867         439,054
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.42      $      12.32      $     9.82
  Number of Units                               579,666           295,528           1,587
  With GMWB
  Unit Value                               $      13.39      $      12.31              --
  Number of Units                                53,472             2,028              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.35      $      12.28      $     9.81
  Number of Units                               163,302            47,141           1,583
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.12      $      10.24              --
  Number of Units                                21,341             3,933              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.28      $      12.25              --
  Number of Units                                 6,489             1,274              --
  With HAV, EBP and GMWB
  Unit Value                               $      11.09                --              --
  Number of Units                                 9,859                --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------
SUB-ACCOUNT                                     2004              2003            2002
---------------------------------------   ---------------   ---------------   ------------
ProFund VP -- ULTRAMID-CAP (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.99      $       9.55      $     5.71
  Number of Units                             3,106,849         1,112,311         477,953
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      20.62      $      16.46      $     9.86
  Number of Units                               338,303           136,523           1,673
  With GMWB
  Unit Value                               $      20.57      $      16.44              --
  Number of Units                               101,493             3,746              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      20.51      $      16.41              --
  Number of Units                               150,540            88,028              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.86                --              --
  Number of Units                                27,449                --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      20.40      $      16.37              --
  Number of Units                                 2,161               557              --
  With HAV, EBP and GMWB
  Unit Value                               $      13.81                --              --
  Number of Units                                14,660                --              --

ProFund VP -- SMALL-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.10      $       9.39      $     7.09
  Number of Units                             4,088,760         5,144,632         994,778
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.80      $      13.41      $    10.15
  Number of Units                             2,597,154         1,218,990          19,019
  With GMWB
  Unit Value                               $      15.76      $      13.39              --
  Number of Units                               163,443            24,769              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.71      $      13.37              --
  Number of Units                               596,413           207,523              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.53      $      10.67              --
  Number of Units                                31,732             4,223              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.63      $      13.33              --
  Number of Units                                29,856            28,687              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.49                --              --
  Number of Units                                 6,158                --              --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------
SUB-ACCOUNT                                     2004              2003            2002
---------------------------------------   ---------------   ---------------   ------------
ProFund VP -- SMALL-CAP GROWTH (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.98      $      10.16      $     7.69
  Number of Units                             4,677,820         3,868,951         772,260
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.34      $      13.05      $     9.91
  Number of Units                             1,611,060         1,289,398          10,572
  With GMWB
  Unit Value                               $      15.31      $      13.04              --
  Number of Units                               170,800            21,997              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.26      $      13.01              --
  Number of Units                               285,725           210,595              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.23      $      10.44              --
  Number of Units                                42,134             2,529              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.17      $      12.98              --
  Number of Units                                 9,388            30,164              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.19                --              --
  Number of Units                                13,290                --              --

ProFund VP -- ULTRASMALL-CAP (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      15.52      $      12.04      $     6.14
  Number of Units                             5,098,565         1,702,558         212,085
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      24.98      $      19.43              --
  Number of Units                                32,780            13,082              --
  With GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --                --              --
  Number of Units                                    --                --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                         --                --              --
  Number of Units                                    --                --              --
  With HAV, EBP and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                               YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------
SUB-ACCOUNT                                            2004              2003              2002
----------------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- U.S. GOVERNMENT PLUS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $      11.79      $      11.08      $      11.56
  Number of Units                                    1,051,158           731,470         2,486,854
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $      10.34      $       9.75      $      10.19
  Number of Units                                      372,142           291,892            22,148
  With GMWB
  Unit Value                                      $      10.32      $       9.73                --
  Number of Units                                      120,311            14,956                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $      10.29      $       9.72      $      10.19
  Number of Units                                      111,072            32,854               609
  With any one of EBP or HAV and GMWB
  Unit Value                                      $      10.80                --                --
  Number of Units                                        4,588                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $      10.23                --                --
  Number of Units                                       13,114                --                --
  With HAV, EBP and GMWB
  Unit Value                                                --                --                --
  Number of Units                                           --                --                --

ProFund VP -- RISING RATES OPPORTUNITY (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $       6.63      $       7.56      $       8.02
  Number of Units                                    5,314,528         1,817,924           165,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $       7.97      $       9.12      $       9.69
  Number of Units                                    2,060,525           445,486             9,028
  With GMWB
  Unit Value                                      $       7.95      $       9.11                --
  Number of Units                                      333,355             4,991                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $       7.93      $       9.09                --
  Number of Units                                      588,490            82,598                --
  With any one of EBP or HAV and GMWB
  Unit Value                                      $       8.31                --                --
  Number of Units                                      219,942                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $       7.89      $       9.07                --
  Number of Units                                       52,002            10,876                --
  With HAV, EBP and GMWB
  Unit Value                                      $       8.28                --                --
  Number of Units                                       14,108                --                --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                               YEAR ENDED DECEMBER 31,
                                          ---------------------------------
SUB-ACCOUNT                                    2004         2003      2002
---------------------------------------   -------------   -------   -------
ProFund VP -- LARGE-CAP GROWTH
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    10.37        --        --
  Number of Units                              72,725        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    10.37        --        --
  Number of Units                              18,860        --        --
  With GMWB
  Unit Value                               $    10.37        --        --
  Number of Units                               2,860        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    10.37        --        --
  Number of Units                               6,286        --        --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.37        --        --
  Number of Units                                 554        --        --
  With HAV, EBP and GRO Plus
  Unit Price                               $    10.37        --        --
  Number of Units                                  84        --        --
  With HAV, EBP and GMWB
  Unit Value                                       --        --        --
  Number of Units                                  --        --        --

ProFund VP -- LARGE-CAP VALUE
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    10.37        --        --
  Number of Units                             159,605        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    10.36        --        --
  Number of Units                              36,170        --        --
  With GMWB
  Unit Value                               $    10.36        --        --
  Number of Units                               3,802        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    10.36        --        --
  Number of Units                               1,123        --        --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.36        --        --
  Number of Units                                 554        --        --
  With HAV, EBP and GRO Plus
  Unit Price                               $    10.36        --        --
  Number of Units                                  84        --        --
  With HAV, EBP and GMWB
  Unit Value                                       --        --        --
  Number of Units                                  --        --        --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                              YEAR ENDED DECEMBER 31,
                                          --------------------------------
SUB-ACCOUNT                                   2004         2003      2002
---------------------------------------   ------------   -------   -------
ProFund VP -- SHORT MID-CAP
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     9.70       --        --
  Number of Units                              39,360       --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --       --        --
  Number of Units                                  --       --        --
  With GMWB
  Unit Value                                       --       --        --
  Number of Units                                  --       --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --       --        --
  Number of Units                                  --       --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --       --        --
  Number of Units                                  --       --        --
  With HAV, EBP and GRO Plus
  Unit Price                                       --       --        --
  Number of Units                                  --       --        --
  With HAV, EBP and GMWB
  Unit Value                                       --       --        --
  Number of Units                                  --       --        --

ProFund VP -- SHORT SMALL-CAP
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     9.54       --        --
  Number of Units                             136,809       --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --       --        --
  Number of Units                                  --       --        --
  With GMWB
  Unit Value                                       --       --        --
  Number of Units                                  --       --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --       --        --
  Number of Units                                  --       --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --       --        --
  Number of Units                                  --       --        --
  With HAV, EBP and GRO Plus
  Unit Price                                       --       --        --
  Number of Units                                  --       --        --
  With HAV, EBP and GMWB
  Unit Value                                       --       --        --
  Number of Units                                  --       --        --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS



                                                         YEAR ENDED DECEMBER 31,
                                                ------------------------------------------
SUB-ACCOUNT                                          2004           2003           2002
---------------------------------------------   -------------   ------------   -----------
FIRST TRUST(R) 10 UNCOMMON VALUES (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $    10.03      $    9.16      $     6.8
  Number of Units                                    91,924         66,435         19,826
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    14.39      $   13.17             --
  Number of Units                                        28            467             --
  With GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             --             --             --
  Number of Units                                        --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                             --             --             --
  Number of Units                                        --             --             --
  With HAV, EBP and GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --

FIRST TRUST GLOBAL TARGET 15 (17)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $    11.85             --             --
  Number of Units                                   311,233             --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    11.83             --             --
  Number of Units                                   303,452             --             --
  With GMWB
  Unit Value                                     $    11.82             --             --
  Number of Units                                   108,014             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $    11.81             --             --
  Number of Units                                    65,909             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $    11.80             --             --
  Number of Units                                     6,777             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $    11.79             --             --
  Number of Units                                     4,718             --             --
  With HAV, EBP and GMWB
  Unit Value                                     $    11.78             --             --
  Number of Units                                     3,816             --             --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                YEAR ENDED DECEMBER 31,
                                          -----------------------------------
SUB-ACCOUNT                                     2004          2003      2002
---------------------------------------   ---------------   -------   -------
FIRST TRUST TARGET MANAGED VIP
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.32        --        --
  Number of Units                             1,777,316        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      11.30        --        --
  Number of Units                             1,562,079        --        --
  With GMWB
  Unit Value                               $      11.30        --        --
  Number of Units                             1,057,901        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      11.28        --        --
  Number of Units                               429,320        --        --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.28        --        --
  Number of Units                                40,194        --        --
  With HAV, EBP and GRO Plus
  Unit Price                               $      11.27        --        --
  Number of Units                               217,324        --        --
  With HAV, EBP and GMWB
  Unit Value                               $      11.26        --        --
  Number of Units                                23,730        --        --

FIRST TRUST NASDAQ TARGET 15
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      10.66        --        --
  Number of Units                                82,809        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      10.64        --        --
  Number of Units                                 1,635        --        --
  With GMWB
  Unit Value                                         --        --        --
  Number of Units                                    --        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --        --        --
  Number of Units                                    --        --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --        --        --
  Number of Units                                    --        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                         --        --        --
  Number of Units                                    --        --        --
  With HAV, EBP and GMWB
  Unit Value                                         --        --        --
  Number of Units                                    --        --        --

                                                                      APPENDIX A

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


                                               YEAR ENDED DECEMBER 31,
                                          ---------------------------------
SUB-ACCOUNT                                    2004         2003      2002
---------------------------------------   -------------   -------   -------
FIRST TRUST S&P TARGET 24
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    10.75        --        --
  Number of Units                             173,851        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    10.73        --        --
  Number of Units                             152,355        --        --
  With GMWB
  Unit Value                               $    10.72        --        --
  Number of Units                              38,677        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    10.71        --        --
  Number of Units                              72,575        --        --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.70        --        --
  Number of Units                              11,933        --        --
  With HAV, EBP and GRO Plus
  Unit Price                               $    10.69        --        --
  Number of Units                               3,409        --        --
  With HAV, EBP and GMWB
  Unit Value                               $    10.68        --        --
  Number of Units                               2,359        --        --

FIRST TRUST THE DOW(SM) DART 10
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    10.48        --        --
  Number of Units                             155,695        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    10.46        --        --
  Number of Units                             160,820        --        --
  With GMWB
  Unit Value                               $    10.46        --        --
  Number of Units                              78,082        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    10.45        --        --
  Number of Units                              82,728        --        --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.44        --        --
  Number of Units                               3,913        --        --
  With HAV, EBP and GRO Plus
  Unit Price                               $    10.43        --        --
  Number of Units                              10,531        --        --
  With HAV, EBP and GMWB
  Unit Value                               $    10.42        --        --
  Number of Units                                 105        --        --

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                               YEAR ENDED DECEMBER 31,
                                           --------------------------------
SUB-ACCOUNT                                     2004         2003     2002
----------------------------------------   -------------   -------   ------
FIRST TRUST VALUE LINE(R) TARGET 25
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $    12.59        --        --
  Number of Units                              389,792        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    12.57        --        --
  Number of Units                                4,909        --        --
  With GMWB
  Unit Value                                        --        --        --
  Number of Units                                   --        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        --        --        --
  Number of Units                                   --        --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                        --        --        --
  Number of Units                                   --        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                        --        --        --
  Number of Units                                   --        --        --
  With HAV, EBP and GMWB
  Unit Value                                        --        --        --
  Number of Units                                   --        --        --

SP WILLIAM BLAIR INTERNATIONAL GROWTH
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $    10.53        --        --
  Number of Units                              269,671        --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    10.53        --        --
  Number of Units                              172,859        --        --
  With GMWB
  Unit Value                                $    10.53        --        --
  Number of Units                               73,031        --        --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $    10.52        --        --
  Number of Units                               23,863        --        --
  With any one of EBP or HAV and GMWB
  Unit Value                                $    10.52        --        --
  Number of Units                                6,604        --        --
  With HAV, EBP and GRO Plus
  Unit Price                                $    10.52        --        --
  Number of Units                                4,127        --        --
  With HAV, EBP and GMWB
  Unit Value                                $    10.52        --        --
  Number of Units                                  806        --        --

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                                      APPENDIX A


1: Effective May 2, 2005 the name of the Wells Fargo Variable Trust International Equity Portfolio has changed to Wells Fargo Variable Trust Advantage International Core Portfolio.



2: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Small-Cap Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Small-Cap Growth Portfolio.



3: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Core Portfolio.



4: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Large Company Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Growth Portfolio.



5: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Value Portfolio has changed to Wells Fargo Variable Trust Advantage C&B Large-Cap Value Portfolio.



6: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity Income Portfolio.



7: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Asset Allocation Portfolio has changed to Wells Fargo Variable Trust Advantage Asset Allocation Portfolio.



8: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Total Return Bond Portfolio has changed to Wells Fargo Variable Trust Advantage Total Return Bond Portfolio.



9: Effective May 2, 2005 the name of the AST State Street Research Small-Cap Growth Portfolio has changed to AST Small-Cap Growth Portfolio.



10: Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.



11: Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.



12: Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value Portfolio has changed to AST AllianceBernstein Core Value Portfolio.



13: Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index 500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.



14: Effective May 2, 2005 the name of the AST Alliance Growth and Income Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.



15: Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.



16: Effective April 15, 2005 the name of the Evergreen VA -- Special Equity Portfolio has changed to Evergreen VA Growth Portfolio.



17: Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                                                                      APPENDIX B

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

APPENDIX B -- CALCULATION OF OPTIONAL DEATH BENEFITS

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

             Account Value of variable
          investment options plus Interim                 Purchase Payments -
Growth =                                     minus
            Value of Fixed Allocations                proportional withdrawals
                (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

Growth      =   $75,000 - [$50,000 - $0]
            =   $ 25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
            =   $25,000 x 0.40
            =   $ 10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =   $ 85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

Growth      =   $45,000 - [$50,000 - $0]
            =   $ -5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth

            NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit

            =   $ 50,000

APPENDIX B

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

  Growth    =    $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
            =    $90,000 - [$50,000 - $10,000]
            =    $90,000 - $40,000
            =    $50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
            =   $50,000 x 0.40
            =   $20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =   $110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date
Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value    =  $90,000 - [$90,000 x $15,000/$75,000]
                             =  $90,000 - $18,000
                             =  $ 72,000

Basic Death Benefit          =  max [$80,000, $50,000 - ($50,000 x
                                $15,000/$75,000)]
                             =  max [$80,000, $40,000]
                             =  $ 80,000


The Death Benefit therefore is $80,000.

                                                                      APPENDIX B

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x
                                  $5,000/$70,000]
                             =    $80,000 + $15,000 - $6,786
                             =    $88,214

Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000
                                  + $15,000) x $5,000/$70,000}]
                             =    max [$75,000, $60,357]
                             =    $75,000


The Death Benefit therefore is $88,214.


EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

APPENDIX B

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

Roll-Up Value                =    {($67,005 - $3,350) - [($67,005 - $3,350) x
                                  $1,650/($45,000 -$3,350)]} x 1.05
                             =    ($63,655 - $2,522) x 1.05
                             =    $64,190

Highest Anniversary Value    =    $70,000 - [$70,000 x $5,000/$45,000]
                             =    $70,000 - $7,778
                             =    $62,222

Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 x
                                  $5,000/$45,000)]
                             =    max [$43,000, $44,444]
                             =    $44,444


The Death Benefit therefore is $64,190.


Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) x
                                  $5,000/$70,000]
                             =    $81,445 + $15,000 - $6,889
                             =    $89,556

Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) x
                                  $5,000/$70,000]
                             =    $85,000 + $15,000 - $7,143
                             =    $92,857

Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000 +
                                  $15,000) x $5,000/$70,000}]
                             =    max [$75,000, $60,357]
                             =    $75,000


The Death Benefit therefore is $92,857.



EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION



The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.



Example with market increase and death before Death Benefit Target Date



Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

                                                                      APPENDIX B

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS


Example with withdrawals



Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.



Highest Daily Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                       =    $90,000 - $18,000
                       =    $ 72,000



Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                       =    max [$80,000, $40,000]
                       =    $ 80,000



The Death Benefit therefore is $80,000.



Example with death after Death Benefit Target Date



Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.



Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x
                            $5,000/$70,000]
                       =    $80,000 + $15,000 - $6,786
                       =    $ 88,214



Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000) - {($50,000 +
                            $15,000) x $5,000/$70,000}]
                       =    max [$75,000, $60,357]
                       =    $ 75,000



The Death Benefit therefore is $88,214.

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

                                                                      APPENDIX C

                                  AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix C -- Additional Information on Asset Allocation Programs


PROGRAM RULES



- You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5") or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.



HOW THE ASSET ALLOCATION PROGRAM WORKS



- Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.



- ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.



- REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.



- SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.



- OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.



TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:



- You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.



RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:



- You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

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


  PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS WFVAPEXII-PROS (05/2005).


                    --------------------------------------
                               (print your name)

                    --------------------------------------
                                   (address)

                    --------------------------------------
                             (city/state/zip code)

Variable Annuity Issued by:                            Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                           MARKETING, INCORPORATED
A Prudential Financial Company                           A Prudential Financial Company
One Corporate Drive                                                 One Corporate Drive
Shelton, Connecticut 06484                                   Shelton, Connecticut 06484
Telephone: 1-800-752-6342                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com     http://www.americanskandia.prudential.com



                               MAILING ADDRESSES:


                    AMERICAN SKANDIA -- VARIABLE ANNUITIES
                         Attention: STAGECOACH ANNUITY

                                 P.O. Box 7960
                            Philadelphia, PA 19176


                                 EXPRESS MAIL:
                    AMERICAN SKANDIA -- VARIABLE ANNUITIES
                         Attention: STAGECOACH ANNUITY


                                2101 Welsh Road
                               Dresher, PA 19025

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                  A Prudential Financial Company
                                 One Corporate Drive, Shelton, Connecticut 06484


AMERICAN SKANDIA XTRA CREDIT(SM) SIX
Flexible Premium Deferred Annuity


PROSPECTUS: MAY 2, 2005

This Prospectus describes American Skandia XTra Credit(SM) SIX, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation ("American Skandia", "we", "our" or "us"). The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. For more information about variations applicable to your state, please refer to your Annuity contract or consult your Investment Professional. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your investment professional may also be different between each annuity.

The Variable Investment Options
--------------------------------------
The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, Gartmore Variable Investment Trust, Wells Fargo Variable Trust, A I M Advisors, Inc., Evergreen Variable Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series Fund, Inc.


Please Read This Prospectus
--------------------------------------
Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

Available Information
--------------------------------------
We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 97. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.


For Further Information call:
--------------------------------------
-> 1-800-752-6342

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in this annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market sub-account. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

American Skandia XTra Credit(SM) is a service mark of The Prudential Insurance Company of America.

Prospectus Dated: May 2, 2005
                          Statement of Additional Information Dated: May 2, 2005
XT6PROS505                                                       ASXT II-SIXPROS

PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK
                           COVER OF THIS PROSPECTUS.

Contents
--------------------------------------------------------------------------------

Introduction .............................................................................   1
  Why Would I Choose to Purchase This Annuity? ...........................................   1
  What Are Some of the Key Features of This Annuity? .....................................   2
  How Do I Purchase This Annuity? ........................................................   2
Glossary of Terms ........................................................................   3
Summary of Contract Fees and Charges .....................................................   4
Expense Examples .........................................................................  12
Investment Options .......................................................................  13
  What Are the Investment Objectives and Policies of the Portfolios? .....................  13
Fees and Charges .........................................................................  28
  What Are the Contract Fees and Charges? ................................................  28
  What Charges Apply Solely to the Variable Investment Options? ..........................  29
  What Fees and Expenses Are Incurred by the Portfolios? .................................  30
  What Charges Apply to the Fixed Allocations? ...........................................  30
  What Charges Apply if I Choose an Annuity Payment Option? ..............................  30
  Exceptions/Reductions to Fees and Charges ..............................................  30
Purchasing Your Annuity ..................................................................  31
  What Are our Requirements for Purchasing the Annuity? ..................................  31
Managing Your Annuity ....................................................................  33
  May I Change the Owner, Annuitant and Beneficiary Designations? ........................  33
  May I Return the Annuity if I Change my Mind? ..........................................  33
  May I Make Additional Purchase Payments? ...............................................  33
  May I Make Scheduled Payments Directly from my Bank Account? ...........................  33
  May I Make Purchase Payments Through a Salary Reduction Program? .......................  34
Managing Your Account Value ..............................................................  35
  How and When Are Purchase Payments Invested? ...........................................  35
  How Do I Receive Credits? ..............................................................  35
  How Are Credits Applied to my Account Value? ...........................................  35
  Are There Restrictions or Charges on Transfers Between Investment Options? .............  37
  Do You Offer Dollar Cost Averaging? ....................................................  38
  Do You Offer any Automatic Rebalancing Programs? .......................................  39
  Are any Asset Allocation Programs Available? ...........................................  39
  Do You Offer Programs Designed to Guarantee a "Return of Premium" at a Future Date? ....  40
  May I Give my Investment Professional Permission to Manage my Account Value? ...........  41
  May I Authorize my Third Party Investment Advisor to Manage my Account? ................  41
  How Do the Fixed Allocations Work? .....................................................  42
  How Do You Determine Rates for Fixed Allocations? ......................................  43
  How Does the Market Value Adjustment Work? .............................................  43
  What Happens When my Guarantee Period Matures? .........................................  44
Access To Account Value ..................................................................  45
  What Types of Distributions Are Available to Me? .......................................  45
  Are There Tax Implications for Distributions? ..........................................  45
  Can I Withdraw a Portion of my Annuity? ................................................  45
  How Much Can I Withdraw as a Free Withdrawal? ..........................................  45
  Is There a Charge for a Partial Withdrawal? ............................................  46
  Can I Make Periodic Withdrawals from the Annuity During the Accumulation Period? .......  46
  Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal Revenue Code?  46
  What Are Minimum Distributions and When Would I Need to Make Them? .....................  47
  Can I Surrender my Annuity for its Value? ..............................................  47
  What is a Medically-Related Surrender and How Do I Qualify? ............................  47
  What Types of Annuity Options Are Available? ...........................................  48

                                                                             (i)

Contents
--------------------------------------------------------------------------------


  How and When Do I Choose the Annuity Payment Option? ...............................  49
  How Are Annuity Payments Calculated? ...............................................  49
Living Benefit Programs ..............................................................  51
  Do You Offer Programs Designed to Provide Investment Protection for Owners While
    They Are Alive? ..................................................................  51
  Guaranteed Return Option Plus(SM) (GRO Plus(SM)) ...................................  52
  Guaranteed Return Option (GRO) .....................................................  57
  Guaranteed Minimum Withdrawal Benefit (GMWB) .......................................  60
  Guaranteed Minimum Income Benefit (GMIB) ...........................................  64
  LifeTime Five Income Benefit (LifeTime Five) .......................................  69
Death Benefit ........................................................................  74
  What Triggers the Payment of a Death Benefit? ......................................  74
  Basic Death Benefit ................................................................  74
  Optional Death Benefits ............................................................  74
  American Skandia's Annuity Rewards .................................................  78
  Payment of Death Benefits ..........................................................  79
Valuing Your Investment ..............................................................  82
  How Is my Account Value Determined? ................................................  82
  What Is the Surrender Value of my Annuity? .........................................  82
  How and When Do You Value the Sub-Accounts? ........................................  82
  How Do You Value Fixed Allocations? ................................................  82
  When Do You Process and Value Transactions? ........................................  82
  What Happens to My Units When There is a Change In Daily Asset-Based Charges? ......  84
Tax Considerations ...................................................................  85
General Information ..................................................................  92
  How Will I Receive Statements and Reports? .........................................  92
  Who is American Skandia? ...........................................................  92
  What Are Separate Accounts? ........................................................  93
  What Is the Legal Structure of the Underlying Funds? ...............................  94
  Who Distributes Annuities Offered by American Skandia? .............................  95
  Incorporation of Certain Documents by Reference ....................................  95
  Financial Statements ...............................................................  96
  How to Contact Us ..................................................................  96
  Indemnification ....................................................................  96
  Legal Proceedings ..................................................................  97
  Contents of the Statement of Additional Information ................................  97
Appendix A -- Condensed Financial Information about Separate Account B ............... A-1
Appendix B -- Calculation of Optional Death Benefits ................................. B-1
Appendix C -- Plus40(TM) Optional Life Insurance Rider ............................... C-1
Appendix D -- Description and Calculation of Previously Offered Optional
  Death Benefits ..................................................................... D-1
Appendix E -- Additional Information on Asset Allocation Programs .................... E-1


(ii)

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Introduction


WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?



This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered Annuity (or 403(b)). It may also be used as an investment vehicle for "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.



When an Annuity is purchased as a "NON-QUALIFIED" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.



When an Annuity is purchased as a "QUALIFIED" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.



If you purchase this Annuity, we apply an additional amount (an XTra Credit(SM)) to your account value with each purchase payment you make, including your initial purchase payment and any additional purchase payments during the first six annuity years.



- This Annuity features an annual Insurance Charge of 0.65% and an annual Distribution Charge of 1.00%. We only deduct the Distribution Charge during the first 10 years following the effective date of your Annuity. During the first 10 years, the total asset-based charges on this Annuity are higher than many of our other annuities.



- Unlike many other annuities, the contingent deferred sales charge (CDSC) that may apply to a withdrawal or surrender of your Annuity is based on the number of years since the effective date of your Annuity. We do not assess a separate CDSC based on the date that each purchase payment is applied. The CDSC on this Annuity is higher and is deducted for a longer period of time as compared to our other annuities. As with any investment product that features a CDSC, you should consider your need to access your account value during the CDSC period and whether the liquidity provision under the Annuity will satisfy that need. The CDSC is only deducted if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your Annuity. If you make a withdrawal or surrender your Annuity which is subject to a CDSC, we do not recover the XTra Credit(SM) amount.



- The XTra Credit(SM) amount is included in your account value. However, American Skandia may take back the original XTra Credit(SM) amount applied to your purchase payment if you "free-look" your Annuity or within twelve
      (12) months of having received an XTra Credit amount, you die or elect to withdraw your account value under the medically-related surrender provision. In these situations, your Account Value could be substantially reduced. However, any investment gain on the XTra Credit(SM) amount will not be recovered. Additional conditions and restrictions apply. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Introduction continued


WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?



- This Annuity is a "flexible premium deferred annuity." It is called "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.



- This Annuity offers both variable investment options and Fixed Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your Account Value before the Maturity Date.



- The Annuity features two distinct phases -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.



- During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.



- This Annuity offers a Credit which we add to your Annuity with each Purchase Payment we receive in Annuity Years one (1) through six (6).



- This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive.



- This Annuity offers a basic Death Benefit. It also offers optional Death Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.



- You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply.



- Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.



HOW DO I PURCHASE THIS ANNUITY?



We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of $10,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $10,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 75 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 75 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the Owner's date of death.

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Glossary of Terms

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

ACCOUNT VALUE


The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to recover under certain circumstances. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.


ANNUITIZATION

The application of Account Value (or Protected Income Value for the Guaranteed Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE

The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

ANNUITY YEAR

A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

CODE

The Internal Revenue Code of 1986, as amended from time to time.

FIXED ALLOCATION

An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

GUARANTEE PERIOD

A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

INTERIM VALUE

The value of a Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

ISSUE DATE

The effective date of your Annuity.

MVA

A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day more than 30 days prior to the Maturity Date of such Fixed Allocation.

OWNER

With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SURRENDER VALUE


The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, the charge for any optional benefits, and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The Surrender Value may be calculated using a Market Value Adjustment with respect to amounts in any Fixed Allocation.


UNIT

A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY

Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Summary of Contract Fees and Charges


Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, the Distribution Charge, and the charge for certain optional benefits you elect, other than the Guaranteed Minimum Income Benefit, which is assessed against the Protected Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.


The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
(ASSESSED AGAINST THE ANNUITY)


             FEE/CHARGE                                          AMOUNT DEDUCTED
--------------------------------------------------------------------------------------------------------------
                                                                       9.0%
                                              The charge is a percentage of each applicable Purchase
                                             Payment deducted upon surrender or withdrawal. The period
                                         during which a particular percentage applies is measured from the
                                                            Issue Date of the Annuity.
 Contingent Deferred Sales Charge*

                                                           $10 (currently, $15 maximum)
                                      (Currently, we deduct the fee after the 20th transfer each Annuity Year.
                                             We guarantee that the number of charge free transfers per
                                                     Annuity Year will never be less than 8.)

 Transfer Fee

                                           Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted generally at the time you annuitize your contract.
 Tax Charge


* The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the Issue Date of your Annuity as Year 1.

Yr. 1      Yr. 2      Yr. 3     Yr. 4     Yr. 5     Yr. 6     Yr. 7     Yr. 8     Yr. 9    Yr. 10   Yr. 11+
 9.0%       9.0%      8.5%      8.0%      7.0%      6.0%      5.0%      4.0%      3.0%      2.0%     0.0%

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

YOUR PERIODIC FEES AND CHARGES
ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY

             FEE/CHARGE                                               AMOUNT DEDUCTED
-------------------------------------------------------------------------------------------------------------------
                                                            Smaller of $35 or 2% of Account Value
                                                    (Assessed annually on the Annuity's anniversary date
 Annual Maintenance Fee                                              or upon surrender)
-------------------------------------------------------------------------------------------------------------------

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS (1)
(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

             FEE/CHARGE                                                 AMOUNT DEDUCTED
-------------------------------------------------------------------------------------------------------------------
Mortality & Expense Risk Charge(2)                                          0.50%
-------------------------------------------------------------------------------------------------------------------

Administration Charge(2)                                                    0.15%
-------------------------------------------------------------------------------------------------------------------

Distribution Charge(3)                                             1.00% in Annuity Years 1-10
-------------------------------------------------------------------------------------------------------------------

                                                   1.40% per year of the value of each Sub-account if the Owner's beneficiary elects the Qualified Beneficiary Continuation
Settlement Service Charge(4)                                         Option(5) ("Qualified BCO")
-------------------------------------------------------------------------------------------------------------------

                                                 1.65% per year of the value of each Sub-account in Annuity Years
                                                             1-10; 0.65% in Annuity Years 11 and later
Total Annual Charges of the Sub-accounts       (1.40% per year if you are a beneficiary electing the Qualified BCO)
-------------------------------------------------------------------------------------------------------------------

1: These charges are deducted daily and apply to Variable Investment Options only.

2: The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

3: The Distribution Charge in Annuity Years 11+ is 0.00%.

4: The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge do not apply if you are a beneficiary under the Qualified Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

5: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this Prospectus that describes the Qualified Beneficiary Continuation Option for more detailed information about this option, including certain restrictions and limitations that may apply.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Summary of Contract Fees and Charges continued


The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits. Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option Plus program (and where not available, Guaranteed Return Option), the Guaranteed Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit and the Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily Value Death Benefit together with the Enhanced Beneficiary Protection Death Benefit or any of these three benefits individually, but the Combination 5% Roll-up and HAV Death Benefit may only be purchased individually. The fees and charges of each of the optional benefits are described in more detail within this Prospectus.


YOUR OPTIONAL BENEFIT FEES AND CHARGES


                                                                            OPTIONAL
                                                                          BENEFIT FEE/               TOTAL ANNUAL
                                OPTIONAL BENEFIT                             CHARGE                     CHARGE*
------------------------------------------------------------------------------- --------------------------------------
GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM))/ GUARANTEED RETURN OPTION

We offer a program that guarantees a "return of premium" at a        0.25% of average daily    1.90% in Annuity Years
future date, while allowing you to allocate all or a portion of      net assets of the         1-10; 0.90% in Annuity
your Account Value to certain Sub-accounts.                          Sub-accounts              Years 11 and later;
                                                                                               1.65% for Qualified BCO

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

We offer a program that guarantees your ability to withdraw          0.35% of average daily    2.00% in Annuity Years
amounts equal to an initial principal value, regardless of the       net assets of the         1-10; 1.00% in Annuity
impact of market performance on your Account Value.                  Sub-accounts              Years 11 and later;
                                                                                               1.75% for Qualified BCO

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**

We offer a program that, after a seven-year waiting period,          0.50% per year of the     1.65% in Annuity Years
guarantees your ability to begin receiving income from your          average Protected         1-10; 0.65% in Annuity
Annuity in the form of annuity payments based on your total          Income Value during       Years 11 and later PLUS
Purchase Payments (and any Credits applied to such Purchase          each year; deducted       0.50% per year of
Payments) and an annual increase of 5% on such Purchase Payments     annually in arrears each  average Protected Income
adjusted for withdrawals (called the "Protected Income Value"),      Annuity Year              Value
regardless of the impact of market performance on your Account
Value.

LIFETIME FIVE INCOME BENEFIT**

We offer a program that guarantees your ability to withdraw          0.60% of average daily    2.25% in Annuity Years
amounts equal to a percentage of an initial principal value,         net assets of the         1-10; 1.25% in Annuity
regardless of the impact of market performance on your Account       Sub-accounts              Years 11 and later
Value, subject to our program rules regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**

We offer an Optional Death Benefit that provides an enhanced level   0.25% of average daily    1.90% in Annuity Years
of protection for your beneficiary(ies) by providing amounts in      net assets of the         1-10; 0.90% in Annuity
addition to the basic Death Benefit that can be used to offset       Sub-accounts              Years 11 and later
federal and state taxes payable on any taxable gains in your
Annuity at the time of your death.

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


                                                                            OPTIONAL
                                                                          BENEFIT FEE/               TOTAL ANNUAL
                                OPTIONAL BENEFIT                             CHARGE                     CHARGE*
------------------------------------------------------------------------------- --------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**

We offer an Optional Death Benefit that provides an enhanced level   0.25% of average daily    1.90% in Annuity Years
of protection for your beneficiary(ies) by providing a death         net assets of the         1-10; 0.90% in Annuity
benefit equal to the greater of the basic Death Benefit and the      Sub-accounts              Years 11 and later
Highest Anniversary Value, less proportional withdrawals.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT **

We offer an Optional Death Benefit that provides an enhanced level   0.50% of average daily    2.15% in Annuity Years
of protection for your beneficiary(ies) by providing the greater     net assets of the         1-10; 1.15% in Annuity
of the Highest Anniversary Value Death Benefit and a 5% annual       Sub-accounts              Years 11 and later
increase on Purchase Payments (and any Credits applied to such
Purchase Payments) adjusted for withdrawals.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**

We offer an Optional Death Benefit that provides an enhanced level   0.50% of average daily    2.15% in Annuity Years
of protection for your beneficiary(ies) by providing a death         net assets of the         1-10; 1.15% in Annuity
benefit equal to the greater of the basic Death Benefit and the      Sub-accounts              Years 11 and later
Highest Daily Value, less proportional withdrawals.


PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION OF THE BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.

* The Total Annual Charge includes the Insurance Charge and Distribution Charge assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.


The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.


TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES


                                       MINIMUM        MAXIMUM
-------------------------------------------------------------
 TOTAL PORTFOLIO OPERATING EXPENSE      0.63%          3.06%



The following are the investment management fees, other expenses, 12b-1 fees (if applicable) and the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Summary of Contract Fees and Charges continued
--------------------------------------------------------------------------------


UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
--------------------------------------------------------------------------------
(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)


                                                                                             TOTAL
                                                                                            ANNUAL
                                                                                           PORTFOLIO
                                                     MANAGEMENT      OTHER      12b-1      OPERATING
               UNDERLYING PORTFOLIO                     FEES      EXPENSES1      FEES      EXPENSES
 American Skandia Trust:(2, 3)
-----------------------------------------------------------------------------------------------------
        AST JPMorgan International Equity                1.00%        0.13%    None        1.13%
        AST William Blair International Growth           1.00%        0.22%    None        1.22%
        AST LSV International Value(4)                   1.00%        0.37%    None        1.37%
        AST MFS Global Equity                            1.00%        0.35%    None        1.35%
        AST Small-Cap Growth(5)                          0.90%        0.24%    None        1.14%
        AST DeAM Small-Cap Growth                        0.95%        0.22%    None        1.17%
        AST Federated Aggressive Growth                  0.95%        0.24%    None        1.19%
        AST Goldman Sachs Small-Cap Value                0.95%        0.24%    None        1.19%
        AST Small-Cap Value(6)                           0.90%        0.18%    None        1.08%
        AST DeAM Small-Cap Value                         0.95%        0.33%    None        1.28%
        AST Goldman Sachs Mid-Cap Growth                 1.00%        0.25%    None        1.25%
        AST Neuberger Berman Mid-Cap Growth              0.90%        0.22%    None        1.12%
        AST Neuberger Berman Mid-Cap Value               0.90%        0.15%    None        1.05%
        AST Alger All-Cap Growth                         0.95%        0.22%    None        1.17%
        AST Gabelli All-Cap Value                        0.95%        0.26%    None        1.21%
        AST T. Rowe Price Natural Resources              0.90%        0.26%    None        1.16%
        AST AllianceBernstein Large-Cap Growth(7)        0.90%        0.23%    None        1.13%
        AST MFS Growth                                   0.90%        0.20%    None        1.10%
        AST Marsico Capital Growth                       0.90%        0.14%    None        1.04%
        AST Goldman Sachs Concentrated Growth            0.90%        0.17%    None        1.07%
        AST DeAM Large-Cap Value                         0.85%        0.26%    None        1.11%
        AST AllianceBernstein Growth + Value             0.90%        0.32%    None        1.22%
        AST AllianceBernstein Core Value(8)              0.75%        0.24%    None        0.99%
        AST Cohen & Steers Realty                        1.00%        0.22%    None        1.22%
        AST AllianceBernstein Managed Index 500(9)       0.60%        0.17%    None        0.77%
        AST American Century Income & Growth             0.75%        0.24%    None        0.99%
        AST AllianceBernstein Growth & Income(10)        0.75%        0.15%    None        0.90%
        AST Hotchkis & Wiley Large-Cap Value             0.75%        0.19%    None        0.94%
        AST Global Allocation(11)                        0.89%        0.26%    None        1.15%
        AST American Century Strategic Balanced          0.85%        0.27%    None        1.12%
        AST T. Rowe Price Asset Allocation               0.85%        0.27%    None        1.12%
        AST T. Rowe Price Global Bond                    0.80%        0.27%    None        1.07%
        AST Goldman Sachs High Yield                     0.75%        0.18%    None        0.93%
        AST Lord Abbett Bond-Debenture                   0.80%        0.22%    None        1.02%
        AST PIMCO Total Return Bond                      0.65%        0.16%    None        0.81%
        AST PIMCO Limited Maturity Bond                  0.65%        0.17%    None        0.82%
        AST Money Market                                 0.50%        0.13%    None        0.63%

 Gartmore Variable Investment Trust:
-----------------------------------------------------------------------------------------------------
        GVIT Developing Markets                          1.15%        0.38%        0.25%   1.78%

 Wells Fargo Variable Trust Advantage:(12)
-----------------------------------------------------------------------------------------------------
        Advantage Equity Income                          0.55%        0.23%        0.25%   1.03%

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


                                                                                                    TOTAL
                                                                                                    ANNUAL
                                                                                                   PORTFOLIO
                                                               MANAGEMENT      OTHER       12b-1   OPERATING
               UNDERLYING PORTFOLIO                               FEES      EXPENSES(1)    FEES    EXPENSES
------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS: (13)

        AIM V.I. Dynamics Fund -- Series I shares                0.75%        0.39%        None      1.14%
        AIM V.I. Technology Fund -- Series I shares              0.75%        0.40%        None      1.15%
        AIM V.I. Health Sciences Fund -- Series I shares(14)     0.75%        0.36%        None      1.11%
        AIM V.I. Financial Services Fund -- Series I shares      0.75%        0.37%        None      1.12%

EVERGREEN VARIABLE ANNUITY TRUST:

        International Equity                                     0.42%        0.30%        None      0.72%
        Growth                                                   0.70%        0.26%        None      0.96%
        Omega                                                    0.52%        0.16%        None      0.68%

PROFUND VP: (15)

        Access High Yield                                        0.75%        1.02%        0.25%     1.98%
        Bull                                                     0.75%        0.78%        0.25%     1.78%
        OTC                                                      0.75%        0.87%        0.25%     1.87%
        Large-Cap Value                                          0.75%        1.04%        0.25%     2.04%
        Large-Cap Growth                                         0.75%        2.06%        0.25%     3.06%
        Mid-Cap Value                                            0.75%        0.92%        0.25%     1.92%
        Mid-Cap Growth                                           0.75%        0.94%        0.25%     1.94%
        Small-Cap Value                                          0.75%        0.95%        0.25%     1.95%
        Small-Cap Growth                                         0.75%        0.90%        0.25%     1.90%
        Asia 30                                                  0.75%        0.86%        0.25%     1.86%
        Europe 30                                                0.75%        0.78%        0.25%     1.78%
        Japan                                                    0.75%        0.85%        0.25%     1.85%
        UltraBull                                                0.75%        0.89%        0.25%     1.89%
        UltraMid-Cap                                             0.75%        0.94%        0.25%     1.94%
        UltraSmall-Cap                                           0.75%        0.94%        0.25%     1.94%
        UltraOTC                                                 0.75%        0.88%        0.25%     1.88%
        Bear                                                     0.75%        0.90%        0.25%     1.90%
        Short Mid-Cap                                            0.75%        0.90%        0.25%     1.90%
        Short Small-Cap                                          0.75%        1.28%        0.25%     2.28%
        Short OTC                                                0.75%        0.86%        0.25%     1.86%
        Banks                                                    0.75%        0.98%        0.25%     1.98%
        Basic Materials                                          0.75%        0.96%        0.25%     1.96%
        Biotechnology                                            0.75%        0.98%        0.25%     1.98%
        Consumer Goods                                           0.75%        0.99%        0.25%     1.99%
        Consumer Services                                        0.75%        1.20%        0.25%     2.20%
        Financials                                               0.75%        0.92%        0.25%     1.92%
        Health Care                                              0.75%        0.91%        0.25%     1.91%
        Industrials                                              0.75%        0.99%        0.25%     1.99%
        Internet                                                 0.75%        0.94%        0.25%     1.94%
        Oil & Gas                                                0.75%        0.92%        0.25%     1.92%
        Pharmaceuticals                                          0.75%        0.97%        0.25%     1.97%
        Precious Metals                                          0.75%        0.87%        0.25%     1.87%
        Real Estate                                              0.75%        0.93%        0.25%     1.93%
        Semiconductor                                            0.75%        0.99%        0.25%     1.99%

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Summary of Contract Fees and Charges continued


                                                                                            TOTAL
                                                                                            ANNUAL
                                                                                           PORTFOLIO
                                                       MANAGEMENT      OTHER       12b-1   OPERATING
               UNDERLYING PORTFOLIO                       FEES      EXPENSES(1)    FEES    EXPENSES
----------------------------------------------------------------------------------------------------
PROFUND VP: (15) cont.

        Technology                                        0.75%        0.87%       0.25%     1.87%
        Telecommunications                                0.75%        0.95%       0.25%     1.95%
        Utilities                                         0.75%        0.95%       0.25%     1.95%
        U.S. Government Plus                              0.50%        0.86%       0.25%     1.61%
        Rising Rates Opportunity                          0.75%        0.75%       0.25%     1.75%

FIRST DEFINED PORTFOLIO FUND, LLC: (16, 17)

        First Trust(R) 10 Uncommon Values                 0.60%        0.76%       0.25%     1.61%
        Target Managed VIP                                0.60%        1.25%       0.25%     2.10%
        The Dow(sm) DART 10                               0.60%        1.53%       0.25%     2.38%
        Global Dividend Target 15                         0.60%        1.85%       0.25%     2.70%
        S&P(R) Target 24                                  0.60%        1.58%       0.25%     2.43%
        NASDAQ(R) Target 15                               0.60%        1.75%       0.25%     2.60%
        Value Line(R) Target 25                           0.60%        1.48%       0.25%     2.33%
        The Dow Target Dividend(18)                       0.60%        0.62%       0.25%     1.47%

THE PRUDENTIAL SERIES FUND, INC.:

        SP William Blair International Growth             0.85%        0.45%       0.25%     1.55%



1:    As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this prospectus.



2:    The Portfolios' total actual annual operating expenses for the year ended
December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:



                                                             TOTAL ACTUAL ANNUAL
                                                         PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                           AFTER EXPENSE REIMBURSEMENT
AST William Blair International Growth                            1.11%
AST LSV International Value                                       1.22%
AST DeAM Small-Cap Growth                                         1.02%
AST DeAM Small-Cap Value                                          1.13%
AST Goldman Sachs Mid-Cap Growth                                  1.13%
AST Neuberger Berman Mid-Cap Growth                               1.11%
AST Neuberger Berman Mid-Cap Value                                1.04%
AST AllianceBernstein Large-Cap Growth                            1.10%
AST MFS Growth                                                    1.07%
AST Marsico Capital Growth                                        1.02%
AST Goldman Sachs Concentrated Growth                             1.00%
AST DeAM Large-Cap Value                                          0.99%
AST Cohen & Steers Realty                                         1.11%
AST AllianceBernstein Growth & Income                             0.87%
AST Hotchkis & Wiley Large-Cap Value                              0.90%
AST American Century Strategic Balanced                           1.09%
AST T. Rowe Price Asset Allocation                                1.07%
AST Lord Abbett Bond-Debenture Portfolio                          0.97%
AST PIMCO Total Return Bond                                       0.78%
AST PIMCO Limited Maturity Bond                                   0.79%
AST Money Market                                                  0.58%

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


3:    Until November 18, 2004, the Trust had a Distribution Plan under Rule
12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the Portfolios, and to use these commissions to promote the sale of shares of the Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.



4:    Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM International Equity Portfolio."



5:    Effective May 1, 2005, Eagle Asset Management and Neuberger Berman
Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005, State Street Research and Management Company served as Sub-advisor of the Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."



6:    Effective November 18, 2004, Integrity Asset Management, Lee Munder
Capital Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."



7:    Effective May 1, 2005, the name of the Portfolio was changed from "AST
Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth
Portfolio."



8:    Effective May 1, 2005, the name of the Portfolio was changed from "AST
Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value Portfolio."



9:    Effective May 1, 2005, the name of the Portfolio was changed from "AST
Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed Index 500 Portfolio."



10:   Effective May 1, 2005, the name of the Portfolio was changed from "AST
Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income Portfolio."



11:   The Global Asset Allocation Portfolio invests primarily in shares of other
AST Portfolios (the "Underlying Portfolios").



      a:    The only management fee directly paid by the Portfolio is a 0.10%
      fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC. The management fee shown in the chart for the Portfolio is (i) that 0.10% management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.



      b:    The expense information shown in the chart for the Portfolio reflects (i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.



      c:    Effective May 1, 2005, Prudential Investment LLC provides day to day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global Allocation Portfolio."



12:   a:    The Adviser of Wells Fargo Variable Trust has committed through
April 30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.



                                            TOTAL ACTUAL ANNUAL
                                        PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                          AFTER EXPENSE REIMBURSEMENT
Advantage Equity Income                           1.00%



      b:    In addition, the following name changes were made effective May 1,
      2005:



OLD PORTFOLIO NAME              NEW PORTFOLIO NAME
Equity Income                Advantage Equity Income



13:   The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.



14:   Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed "AIM V.I. Global Health Care Fund."



15:   ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.



16: The Funds' Board of Trustees reserve the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio, the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line Target 25 Portfolio.



17:   For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values Portfolio and 1.47% for each of the other Portfolios' average daily net assets. First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31, 2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.



                                                          TOTAL ACTUAL ANNUAL
                                                      PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                        AFTER EXPENSE REIMBURSEMENT
First Trust[Reg(TM)] 10 Uncommon Values                         1.37%
Target Managed VIP                                              1.47%
S&P Target 24                                                   1.47%
The Dow(SM) DART 10                                             1.47%
Value Line(TM) Target 25                                        1.47%
Global Dividend Target 15                                       1.47%
Nasdaq Target 15                                                1.47%
Dow Target Dividend                                             1.47%



18:   The Dow (SM) Target Dividend Portfolio is newly organized. Accordingly,
Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Expense Examples


These examples are designed to assist you in understanding the various expenses you may incur with the annuity over certain periods of time based on specific assumptions. The examples reflect the contingent deferred sales charges, annual maintenance fee, insurance charge, distribution charge, and the highest total annual portfolio operating expenses for any underlying portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the annuity that can be elected in combination with one another.

Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance Charge is assessed as 0.65% per year; (c) the Distribution Charge is assessed as 1.00% per year in Annuity Years 1-10; (d) the Annual Maintenance Fee is reflected as an asset-based charge based on an assumed average contract size;
(e) you make no withdrawals of Account Value during the period shown; (f) you make no transfers, or other transactions for which we charge a fee during the period shown; (g) no tax charge applies; (h) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; (i) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit and 0.25% of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit; and (j) the Credit applicable to your Annuity is 6% of Purchase Payments. Amounts shown in the examples are rounded to the nearest dollar. The Credit we apply to Purchase Payments received after the first Annuity Year is less than 6% (see "How do I Receive Credits?").

THE EXAMPLES ARE ILLUSTRATIVE ONLY -- THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS -- ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN IF YOU ELECT A DIFFERENT COMBINATION OF OPTIONAL BENEFITS THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated time period; and 3.) if you do not surrender your Annuity. A table of accumulation values appears in Appendix A to this Prospectus.



                                               IF YOU ANNUITIZE AT THE END OF
                                                 THE APPLICABLE TIME PERIOD
IF YOU SURRENDER OR ANNUITIZE YOUR ANNUITY     (YOU MAY NOT ANNUITIZE IN THE              IF YOU DO NOT SURRENDER
 TO THE END OF THE APPLICABLE TIME PERIOD:     FIRST THREE (3) ANNUITY YEARS):                  YOUR ANNUITY:
-----------------------------------------------------------------------------------------------------------------------
1 YR         3 YRS       5 YRS       10 YRS    1 YR   3 YRS   5 YRS     10 YRS       1 YR    3 YRS     5 YRS     10 YRS
$1,678       $3,191      $4,522      $7,384    N/A    N/A     $3,850    $7,192       $814    $2,375    $3,850    $7,192

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Investment Options

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of American Skandia Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.


      The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of American Skandia Trust. The investment managers for AST are American Skandia Investment Services, Incorporated, a Prudential Financial Company, and Prudential Investments LLC, affiliated companies of American Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.



      The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.



      Effective as of the close of business JUNE 28, 2002, the AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO is no longer offered as a Sub-account under the Annuity, except as follows: if at any time on or prior to June 28, 2002 you had any portion of your Account Value allocated to the AST Goldman Sachs Small-Cap Value Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Goldman Sachs Small-Cap Value Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Goldman Sachs Small-Cap Value Sub-account on or prior to June 28, 2002 or if you purchase your Annuity after June 28, 2002, you cannot allocate Account Value to the AST Goldman Sachs Small-Cap Value Sub-Account.



      Effective MAY 1, 2004, the SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO (FORMERLY THE SP JENNISON INTERNATIONAL GROWTH PORTFOLIO) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP William Blair International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-account.



      Either of the above Sub-accounts may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close each of the above Sub-accounts to all Owners that owned the Annuity prior to the respective close dates.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Investment Options

                                                                                                            PORTFOLIO
     STYLE/                                                                                                  ADVISOR/
      TYPE                                  INVESTMENT OBJECTIVES/POLICIES                                 SUB-ADVISOR
INTERNATIONAL   AST JPMORGAN INTERNATIONAL EQUITY: seeks long-term capital growth by                     J.P. Morgan
EQUITY          investing in a diversified portfolio of international equity securities. The Portfolio   Fleming Asset
                seeks to meet its objective by investing, under normal market conditions, at least       Management
                80% of its assets in a diversified portfolio of equity securities of companies located or operating in developed non-U.S. countries and emerging markets of the world.

INTERNATIONAL   AST WILLIAM BLAIR INTERNATIONAL GROWTH: seeks long-term capital                          William Blair &
EQUITY          appreciation. The Portfolio invests primarily in stocks of large and medium-sized        Company, L.L.C.
                companies located in countries included in the Morgan Stanley Capital
                International All Country World Ex-U.S. Index.

INTERNATIONAL   AST LSV INTERNATIONAL VALUE (formerly AST DeAM International Equity): seeks              Deutsche Asset
EQUITY          capital growth. The Portfolio pursues its objective by primarily investing at least      Management, Inc.
                80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the MSCI EAFE Index.

INTERNATIONAL   AST MFS GLOBAL EQUITY: seeks capital growth. Under normal circumstances the              Massachusetts
EQUITY          Portfolio invests at least 80% of its assets in equity securities of U.S. and            Financial Services
                foreign issuers (including issuers in developing countries). The Portfolio generally     Company
                seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.

SMALL CAP       AST SMALL-CAP GROWTH (formerly AST State Street Research Small-Cap                       Eagle Asset
GROWTH          Growth): seeks long-term capital growth. The Portfolio pursues its objective by          Management,
                primarily investing in the common stocks of small-capitalization companies.              Neuberger Berman
                                                                                                         Management, Inc.

SMALL CAP       AST DeAM SMALL-CAP GROWTH: seeks maximum growth of investors' capital                    Deutsche Asset
GROWTH          from a portfolio of growth stocks of smaller companies. The Portfolio pursues its        Management, Inc.
                objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the
                Russell 2000 Growth(R) Index.

SMALL CAP       AST FEDERATED AGGRESSIVE GROWTH: seeks capital growth. The Portfolio                     Federated Equity
GROWTH          pursues its investment objective by investing primarily in the stocks of small           Management
                companies that are traded on national security exchanges, the NASDAQ stock               Company of
                exchange and the over-the-counter market.                                                Pennsylvania/
                                                                                                         Federated Global
                                                                                                         Investment
                                                                                                         Management Corp.

SMALL CAP       AST GOLDMAN SACHS SMALL-CAP VALUE: seeks long-term capital appreciation.                 Goldman Sachs
VALUE           The Portfolio will seek its objective through investments primarily in equity            Asset Management,
                securities that are believed to be undervalued in the marketplace. The Portfolio         L.P.
                primarily seeks companies that are small-sized, based on the value of their outstanding stock.

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                                                                             PORTFOLIO
   STYLE/                                                                                                     ADVISOR/
   TYPE                                     INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
SMALL CAP         AST SMALL-CAP VALUE (formerly AST Gabelli Small-Cap Value): seeks to provide            Integrity Asset
VALUE             long-term capital growth by investing primarily in small-capitalization stocks that     Management, Lee
                  appear to be undervalued. The Portfolio will have a non-fundamental policy to           Munder Capital
                  invest, under normal circumstances, at least 80% of the value of its assets in          Group, J.P. Morgan
                  small capitalization companies.                                                         Fleming Asset
                                                                                                          Management

SMALL CAP         AST DeAM SMALL-CAP VALUE: seeks maximum growth of investors' capital.                   Deutsche Asset
VALUE             The Portfolio pursues its objective under normal market conditions, by primarily        Management, Inc.
                  investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000(R) Value Index.

MID CAP           AST GOLDMAN SACHS MID-CAP GROWTH: seeks long-term capital growth. The                   Goldman Sachs
GROWTH            Portfolio pursues its investment objective by investing primarily in equity             Asset Management,
                  securities selected for their growth potential, and normally invests at least 80%       L.P.
                  of the value of its assets in medium capitalization companies.

MID CAP           AST NEUBERGER BERMAN MID-CAP GROWTh: seeks capital growth. Under                        Neuberger Berman
GROWTH            normal market conditions, the Portfolio primarily invests at least 80% of its net       Management Inc.
                  assets in the common stocks of mid-cap companies. The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.

MID CAP VALUE     AST NEUBERGER BERMAN MID-CAP VALUE: seeks capital growth. Under normal                  Neuberger Berman
                  market conditions, the Portfolio primarily invests at least 80% of its net assets       Management Inc.
                  in the common stocks of mid-cap companies. Under the Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.

SPECIALTY         AST ALGER ALL-CAP GROWTH: seeks long-term capital growth. The Portfolio                 Fred Alger
                  invests primarily in equity securities, such as common or preferred stocks that         Management, Inc.
                  are listed on U.S. exchanges or in the over-the-counter market. The Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST GABELLI ALL-CAP VALUE: seeks capital growth. The Portfolio pursues its              GAMCO Investors,
                  objective by investing primarily in readily marketable equity securities including      Inc.
                  common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST T. ROWE PRICE NATURAL RESOURCES: seeks long-term capital growth                     T. Rowe Price
                  primarily through the common stocks of companies that own or develop natural            Associates, Inc.
                  resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Investment Options continued

                                                                                                             PORTFOLIO
   STYLE/                                                                                                     ADVISOR/
    TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
LARGE CAP     AST ALLIANCEBERNSTEIN LARGE-CAP GROWTH (formerly AST Alliance Growth):                   Alliance Capital
GROWTH        seeks long-term capital growth. The Portfolio invests at least 80% of its total          Management, L.P.
              assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

LARGE CAP     AST MFS GROWTH: seeks long-term capital growth and future income. Under                  Massachusetts
GROWTH        normal market conditions, the Portfolio invests at least 80% of its total assets in      Financial Services
              common stocks and related securities, such as preferred stocks, convertible              Company
              securities and depository receipts, of companies that the Sub-advisor believes offer better than average prospects for long-term growth.

LARGE CAP     AST MARSICO CAPITAL GROWTH: seeks capital growth. Income realization is not              Marsico Capital
GROWTH        an investment objective and any income realized on the Portfolio's investments,          Management, LLC
              therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.

LARGE CAP     AST GOLDMAN SACHS CONCENTRATED GROWTH: seeks growth of capital in a                      Goldman Sachs
GROWTH        manner consistent with the preservation of capital. Realization of income is not         Asset Management,
              a significant investment consideration and any income realized on the Portfolio's        L.P.
              investments, therefore, will be incidental to the Portfolio's objective. The
              Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.

LARGE CAP     AST DEAM LARGE-CAP VALUE: seeks maximum growth of capital by investing                   Deutsche Asset
VALUE         primarily in the value stocks of larger companies. The Portfolio pursues its             Management, Inc.
              objective, under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the Russell 1000(R) Value Index.

LARGE CAP     AST ALLIANCEBERNSTEIN GROWTH + VALUE: seeks capital growth by investing                  Alliance Capital
BLEND         approximately 50% of its assets in growth stocks of large companies and                  Management, L.P.
              approximately 50% of its assets in value stocks of large companies. The
              Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000(R) Index.

LARGE CAP     AST ALLIANCEBERNSTEIN CORE VALUE (formerly AST Sanford Bernstein Core                    Alliance Capital
VALUE         Value): seeks long-term capital growth by investing primarily in common stocks.          Management, L.P.
              The Sub-advisor expects that the majority of the Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.

SPECIALTY     AST COHEN & STEERS REALTY: seeks to maximize total return through                        Cohen & Steers
              investment in real estate securities. The Portfolio pursues its investment               Capital
              objective by investing, under normal circumstances, at least 80% of its net              Management, Inc.
              assets in securities of real estate issuers.

16

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


                                                                                                               PORTFOLIO
     STYLE/                                                                                                    ADVISOR/
      TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
LARGE CAP        AST ALLIANCEBERNSTEIN MANAGED INDEX 500 (formerly AST Sanford Bernstein                Alliance Capital
BLEND            Managed Index 500): seeks to outperform the S&P 500 through stock selection            Management, L.P.
                 resulting in different weightings of common stocks relative to the index. The
                 Portfolio will invest, under normal circumstances, at least 80% of its net assets in securities included in the Standard & Poor's 500 Composite Stock Price Index.

LARGE CAP        AST AMERICAN CENTURY INCOME & GROWTH: seeks capital growth with current                American Century
VALUE            income as a secondary objective. The Portfolio invests primarily in common             Investment
                 stocks that offer potential for capital growth, and may, consistent with its           Management, Inc.
                 investment objective, invest in stocks that offer potential for current income.

LARGE CAP        AST ALLIANCEBERNSTEIN GROWTH & INCOME: seeks long-term growth of capital               Alliance Capital
VALUE            and income while attempting to avoid excessive fluctuations in market value. The       Management, L.P.
                 Portfolio normally will invest in common stocks (and securities convertible into common stocks).

LARGE CAP        AST HOTCHKIS & WILEY LARGE-CAP VALUE: seeks current income and long-term               Hotchkis and
Value            growth of income, as well as capital appreciation. The Portfolio invests, under        Wiley Capital
                 normal circumstances, at least 80% of its net assets plus borrowings for               Management, LLC
                 investment purposes in common stocks of large cap U.S. companies that have a high cash dividend or payout yield relative to the market.

ASSET            AST GLOBAL ALLOCATION (formerly Ast Deam Global Allocation): seeks to obtain           Prudential
ALLOCATION/      the highest potential total return consistent with a specified level of risk           Investments LLC
BALANCED         tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying Portfolios"). The Portfolio intends its strategy of investing in combinations of Underlying Portfolios to result in investment diversification that an investor could otherwise achieve only by holding numerous investments.

ASSET            AST AMERICAN CENTURY STRATEGIC BALANCED: seeks capital growth and current              American Century
ALLOCATION/      income. The Sub-advisor intends to maintain approximately 60% of the Portfolio's       Investment
BALANCED         assets in equity securities and the remainder in bonds and other fixed income          Management, Inc.
                 securities.

ASSET            AST T. ROWE PRICE ASSET ALLOCATION: seeks a high level of total return                 T. Rowe Price
ALLOCATION/      by investing primarily in a diversified portfolio of fixed income and equity           Associates, Inc.
BALANCED         securities. The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.

FIXED INCOME     AST T. ROWE PRICE GLOBAL BOND: seeks to provide high current income and                T. Rowe Price
                 capital growth by investing in high quality foreign and U.S. dollar-denominated        International, Inc.
                 bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S. and foreign issuers.


                                                                              17

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Investment Options continued

                                                                                                                 PORTFOLIO
     STYLE/                                                                                                       ADVISOR/
      TYPE                                     INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
FIXED INCOME      AST GOLDMAN SACHS HIGH YIELD: seeks a high level of current income                      Goldman Sachs
                  and may also consider the potential for capital appreciation. The Portfolio             Asset Management,
                  invests, under normal circumstances, at least 80% of its net assets plus any            L.P.
                  borrowings for investment purposes (measured at time of purchase) in high-yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.

FIXED INCOME      AST LORD ABBETT BOND-DEBENTURE: seeks high current income and the                       Lord, Abbett & Co.
                  opportunity for capital appreciation to produce a high total return. To pursue its      LLC
                  objective, the Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.

FIXED INCOME      AST PIMCO TOTAL RETURN BOND: seeks to maximize total return consistent with             Pacific Investment
                  preservation of capital and prudent investment management. The Portfolio will           Management
                  invest in a diversified portfolio of fixed-income securities of varying maturities.     Company LLC
                  The average portfolio duration of the Portfolio generally will vary within a three-     (PIMCO)
                  to six-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME      AST PIMCO LIMITED MATURITY BOND: seeks to maximize total return consistent              Pacific Investment
                  with preservation of capital and prudent investment management. The Portfolio           Management
                  will invest in a diversified portfolio of fixed-income securities of varying            Company LLC
                  maturities. The average portfolio duration of the Portfolio generally will vary         (PIMCO)
                  within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME      AST MONEY MARKET: seeks high current income while maintaining high levels               Wells Capital
                  of liquidity. The Portfolio attempts to accomplish its objective by maintaining a       Management, Inc.
                  dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.

INTERNATIONAL     GVIT DEVELOPING MARKETS: seeks long-term capital appreciation, under normal             Gartmore Global
EQUITY            conditions by investing at least 80% of its total assets in stocks of companies of      Asset Management
                  any size based in the world's developing economies. Under normal market                 Trust/Gartmore
                  conditions, investments are maintained in at least six countries at all times and       Global Partners
                  no more than 35% of total assets in any single one of them.

LARGE CAP         ADVANTAGE EQUITY INCOME FUND (formerly Equity Income): seeks long-term                  Wells Fargo Funds
VALUE             capital appreciation and above-average dividend income. The Portfolio invests in        Management, LLC
                  the common stocks of large U.S. companies with strong return potential and above-average dividend income. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.

18

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                                                                                 PORTFOLIO
     STYLE/                                                                                                      ADVISOR/
      TYPE                                      INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
MID CAP           AIM VARIABLE INSURANCE FUNDS -- AIM V.I. DYNAMICS FUND -- SERIES I                        A I M Advisors,
GROWTH            SHARES (formerly an INVESCO fund): seeks long-term capital growth. The                    Inc.
                  Portfolio pursues its objective by normally investing at least 65% of its assets in common stocks of mid-sized companies that are included in the Russell Midcap
                  Growth(R) Index at the time of purchase.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. TECHNOLOGY FUND -- SERIES I                      A I M Advisors,
                  SHARES (formerly an INVESCO fund): seeks capital growth. The Portfolio normally           Inc.
                  invests at least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. HEALTH SCIENCES FUND --                          A I M Advisors,
                  SERIES I SHARES (Effective July 1, 2005, AIM V.I. Health Sciences Fund will be            Inc.
                  renamed AIM V.I. Global Health Care Fund) (formerly an INVESCO fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. FINANCIAL SERVICES FUND --                       A I M Advisors,
                  SERIES I SHARES (formerly an INVESCO fund): seeks capital growth. The Portfolio           Inc.
                  normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector.
                  These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.

INTERNATIONAL     EVERGREEN VA INTERNATIONAL EQUITY (formerly Evergreen VA International                    Evergreen
EQUITY            Growth): seeks long-term capital growth and secondarily, modest income. The               Investment
                  Portfolio normally invests 80% of its assets in equity securities issued by               Management
                  established, quality, non-U.S. companies located in countries with developed              Company, LLC
                  markets and may purchase across all market capitalizations. The Portfolio normally invests at least 65% of its assets in securities of companies in at least three different countries (other than the U.S.).

SMALL CAP         EVERGREEN VA GROWTH (formerly Evergreen VA Special Equity): seeks long-term               Evergreen
GROWTH            capital growth. The Portfolio invests at least 75% of its assets in common stocks         Investment
                  of small- and medium-sized companies (i.e., companies whose market                        Management
                  capitalizations fall within the range of the Russell 2000(R) Growth Index, at the         Company, LLC
                  time of purchase).

SPECIALTY         EVERGREEN VA OMEGA: seeks long-term capital growth. The Portfolio invests                 Evergreen
                  primarily, and under normal conditions, substantially all of its assets in common         Investment
                  stocks and securities convertible into common stocks of U.S. companies across             Management
                  all market capitalizations.                                                               Company, LLC

                                                                              19

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Investment Options continued

                                                                                                           PORTFOLIO
     STYLE/                                                                                                 ADVISOR/
      TYPE                                   INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
INTERNATIONAL     PROFUND VP EUROPE 30: seeks daily investment results, before fees and               ProFund Advisors
EQUITY            expenses, that correspond to the daily performance of the ProFunds Europe 30        LLC
                  Index. The ProFunds Europe 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the NASDAQ as depositary receipts or ordinary shares.

SPECIALTY         PROFUND VP ASIA 30: seeks daily investment results, before fees and expenses        ProFund Advisors
                  that correspond to the daily performance of the ProFunds Asia 30 Index. The         LLC
                  ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the
                  NASDAQ as depository receipts or ordinary shares.

SPECIALTY         PROFUND VP JAPAN: seeks daily investment results, before fees and expenses,         ProFund Advisors
                  that correspond to the daily performance of the Nikkei 225 Stock Average. Since     LLC
                  the Japanese markets are not open when ProFund VP Japan values its shares,
                  ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the United States related to the Nikkei 225 Stock
                  Average.

SPECIALTY         PROFUND VP BANKS: seeks daily investment results, before fees and expenses,         ProFund Advisors
                  that correspond to the daily performance of the Dow Jones U.S. Banks Index.         LLC
                  The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.

SPECIALTY         PROFUND VP BASIC MATERIALS: seeks daily investment results, before fees and         ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones U.S. Basic      LLC
                  Materials Sector Index. The Dow Jones U.S. Basic Materials Sector Index
                  measures the performance of the basic materials economic sector of the U.S.
                  equity market.

SPECIALTY         PROFUND VP BIOTECHNOLOGY: seeks daily investment results, before fees and           ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones U.S.            LLC
                  Biotechnology Index. The Dow Jones U.S. Biotechnology Index measures the performance of the biotechnology industry portion of the U.S. equity market.

SPECIALTY         PROFUND VP CONSUMER SERVICES (formerly ProFund VP Consumer Cyclical):               ProFund Advisors
                  seeks daily investment results, before fees and expenses that correspond to the     LLC
                  daily performance of the Dow Jones U.S. Consumer Services Index. The Dow
                  Jones U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S. equity market.

SPECIALTY         PROFUND VP CONSUMER GOODS (formerly ProFund VP Non-Cyclical): seeks daily           ProFund Advisors
                  investment results, before fees and expenses, that correspond to the daily          LLC
                  performance of the Dow Jones U.S. Consumer Goods Index. The Dow Jones U.S.
                  Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S. equity market.

20

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                                                                       PORTFOLIO
   STYLE/                                                                                               ADVISOR/
    TYPE                                 INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
SPECIALTY     PROFUND VP OIL & Gas (formerly ProFund VP Energy): seeks daily investment           ProFund Advisors
              results, before fees and expenses that correspond to the daily performance of       LLC
              the Dow Jones U.S. Oil & Gas Index. The Dow Jones U.S. Oil & Gas Sector
              Index measures the performance of the energy sector of the U.S. equity market.

SPECIALTY     PROFUND VP FINANCIALS (formerly ProFund VP Financial): seeks daily investment       ProFund Advisors
              results, before fees and expenses that correspond to the daily performance of       LLC
              the Dow Jones U.S. Financials Sector Index. The Dow Jones U.S. Financials
              Sector Index measures the performance of the financial services economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP HEALTH CARE (formerly ProFund VP Healthcare): seeks daily                ProFund Advisors
              investment results, before fees and expenses that correspond to the                 LLC
              daily performance of the Dow Jones U.S. Health Care Index. The Dow Jones
              U.S. Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INDUSTRIALS (formerly ProFund VP Industrial): seeks daily investment     ProFund Advisors
              results, before fees and expenses that correspond to the daily performance of       LLC
              the Dow Jones U.S. Industrials Index. The Dow Jones U.S. Industrials Index
              measures the performance of the industrial economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INTERNET: seeks daily investment results, before fees and expenses,      ProFund Advisors
              that correspond to the daily performance of the Dow Jones Composite Internet        LLC
              Index. The Dow Jones Composite Internet Index measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.

SPECIALTY     PROFUND VP PHARMACEUTICALS: seeks daily investment results, before fees and         ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.            LLC
              Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP PRECIOUS METALS: seeks daily investment results, before fees and         ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones Precious        LLC
              Metals Index. The Dow Jones Precious Metals Index measures the performance of the precious metals mining industry.

SPECIALTY     PROFUND VP REAL ESTATE: seeks daily investment results, before fees                 ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow Jones U.S.        LLC
              Real Estate Index. The Dow Jones U.S. Real Estate Index measures the performance of the real estate industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP SEMICONDUCTOR: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.            LLC
              Semiconductor Index. The Dow Jones U.S. Semiconductor Index measures the performance of the semiconductor industry portion of the U.S. equity market.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Investment Options continued

                                                                                                           PORTFOLIO
   STYLE/                                                                                                   ADVISOR/
    TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                 SUB-ADVISOR
SPECIALTY     PROFUND VP TECHNOLOGY: seeks daily investment results, before fees and                  ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.                LLC
              Technology Sector Index. The Dow Jones U.S. Technology Sector Index measures the performance of the technology sector of the U.S. equity market.

SPECIALTY     PROFUND VP TELECOMMUNICATIONS: seeks daily investment results, before fees              ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow Jones U.S.            LLC
              Telecommunications Sector Index. The Dow Jones U.S. Telecommunications
              Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP UTILITIES: seeks daily investment results, before fees and expenses,         ProFund Advisors
              that correspond to the daily performance of the Dow Jones U.S. Utilities Sector         LLC
              Index. The Dow Jones U.S. Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP BULL: seeks daily investment results, before fees and expenses,              ProFund Advisors
              that correspond to the daily performance of the S&P 500(R) Index.                       LLC

SPECIALTY     PROFUND VP BEAR: seeks daily investment results, before fees and expenses,              ProFund Advisors
              that correspond to the inverse (opposite) of the daily performance of the S&P           LLC
              500(R) Index. If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P 500(R) Index when the Index declines on a given day.
              Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.

SPECIALTY     PROFUND VP ULTRABULL: seeks daily investment results, before fees and                   ProFund Advisors
              expenses, that correspond to twice (200%) the daily performance of the S&P              LLC
              500(R) Index. Prior to May 1, 2003, ProFund VP UltraBull was named "ProFund VP
              Bull Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500(R) Index. If ProFund
              VP UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500(R)
              Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the
              Index declines on a given day.

SPECIALTY     PROFUND VP OTC: seeks daily investment results, before fees and expenses,               ProFund Advisors
              that correspond to the daily performance of the NASDAQ-100 Index(R). "OTC" in           LLC
              the name of ProFund VP OTC refers to securities that do not trade on a U.S.
              securities exchange registered under the Securities Exchange Act of 1934.

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                                                                                   PORTFOLIO
     STYLE/                                                                                                         ADVISOR/
      TYPE                                       INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
SPECIALTY         PROFUND VP SHORT OTC: seeks daily investment results, before fees                           ProFund Advisors
                  and expenses, that correspond to the inverse (opposite) of the daily performance            LLC
                  of the NASDAQ-100 Index(R). If ProFund VP Short OTC is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the NASDAQ-100 Index(R) when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day. "OTC" in the name of ProFund VP Short
                  OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

SPECIALTY         PROFUND VP ULTRAOTC: seeks daily investment results, before fees and                        ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the                      LLC
                  NASDAQ-100 Index(R). If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC"
                  in the name of ProFund VP UltraOTC refers to securities that do not trade on a
                  U.S. securities exchange registered under the Securities Exchange Act of 1934.

MID CAP VALUE     PROFUND VP MID-CAP VALUE: seeks daily investment results, before fees and                   ProFund Advisors
                  expenses, that correspond to the daily performance of the S&P MidCap 400/                   LLC
                  Barra Value Index(R). The S&P MidCap400/Barra Value Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap
                  400 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

MID CAP           PROFUND VP MID-CAP GROWTH: seeks daily investment results, before fees and                  ProFund Advisors
GROWTH            expenses, that correspond to the daily performance of the S&P MidCap 400/                   LLC
                  Barra Growth Index(R). The S&P MidCap 400/Barra Growth Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                  S&P MidCap 400 Index(R) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY         PROFUND VP ULTRAMID-CAP: seeks daily investment results, before fees                        ProFund Advisors
                  and expenses, that correspond to twice (200%) the daily performance of the S&P              LLC
                  MidCap 400 Index(R). If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SMALL CAP         PROFUND VP SMALL-CAP VALUE: seeks daily investment results, before fees and                 ProFund Advisors
VALUE             expenses, that correspond to the daily performance of the S&P SmallCap 600/                 LLC
                  Barra Value Index(R). The S&P SmallCap 600/Barra Value Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                  S&P SmallCap 600/Barra Value Index(R) that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Investment Options continued

                                                                                                               PORTFOLIO
   STYLE/                                                                                                       ADVISOR/
    TYPE                                     INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
SMALL CAP     PROFUND VP SMALL-CAP GROWTH: seeks daily investment results, before fees                    ProFund Advisors
GROWTH        and expenses, that correspond to the daily performance of the S&P SmallCap                  LLC
              600/Barra Growth Index(R). The S&P SmallCap 600/Barra Growth Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
              S&P SmallCap 600/Barra Growth Index(R) that have comparatively high price-to-
              book ratios as determined before each semiannual rebalance date.

SPECIALTY     PROFUND VP ULTRASMALL-CAP: seeks daily investment results, before fees and                  ProFund Advisors
              expenses, that correspond to twice (200%) the daily performance of the Russell              LLC
              2000(R) Index. If ProFund VP UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index(R) when the Index rises on a given day.
              Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SPECIALTY     PROFUND VP U.S. GOVERNMENT PLUS: seeks daily investment results, before fees                ProFund Advisors
              and expenses, that correspond to one and one-quarter times (125%) the daily                 LLC
              price movement of the most recently issued 30-year U.S. Treasury bond ("Long
              Bond"). In accordance with its stated objective, the net asset value of ProFund
              VP U.S. Government Plus generally should decrease as interest rates rise. If
              ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.

SPECIALTY     PROFUND VP RISING RATES OPPORTUNITY: seeks daily investment results, before                 ProFund Advisors
              fees and expenses, that correspond to one and one-quarter times (125%) the                  LLC
              inverse (opposite) of the daily price movement of the most recently issued
              30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated
              objective, the net asset value of ProFund VP Rising Rates Opportunity generally should decrease as interest rates fall. If ProFund VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.

LARGE CAP     PROFUND VP LARGE-CAP GROWTH: seeks daily investment results, before fees                    ProFund Advisors
GROWTH        and expenses, that correspond to the daily performance of the S&P 500/Barra                 LLC
              Growth Index(R). The S&P 500/Barra Growth Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                                                                           PORTFOLIO
   STYLE/                                                                                                   ADVISOR/
    TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                 SUB-ADVISOR
LARGE CAP     PROFUND VP LARGE-CAP VALUE: seeks daily investment results, before fees and               ProFund Advisors
VALUE         expenses, that correspond to the daily performance of the S&P 500/Barra Value             LLC
              Index(R). The S&P 500/Barra Value Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY     PROFUND VP SHORT SMALL-CAP: seeks daily investment results, before fees and               ProFund Advisors
              expenses, that correspond to the inverse (opposite) of the daily performance of           LLC
              the Russell 2000(R) Index. If ProFund VP Short Small-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the
              Index when the Index rises on a given day.

SPECIALTY     PROFUND VP SHORT MID-CAP: seeks daily investment results, before fees and                 ProFund Advisors
              expense that correspond to the inverse (opposite) of the daily performance of the         LLC
              S&P MidCap 400 Index(R). If ProFund VP Short Mid-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the
              Index declines on a given day. Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the
              Index when the Index rises on a given day.

SPECIALTY     ACCESS VP HIGH YIELD: seeks to provide investment results that correspond                 ProFund Advisors
              generally to the total return of the high yield market consistent with maintaining        LLC
              reasonable liquidity. The Access VP High Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities. The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.

SPECIALTY     FIRST TRUST(R) 10 UNCOMMON VALUES: seeks to provide above-average capital                 First Trust Advisors
              appreciation. The Portfolio seeks to achieve its objective by investing primarily in      L.P.
              the ten common stocks selected by the Investment Policy Committee of Lehman
              Brothers Inc. ("Lehman Brothers") with the assistance of the Research
              Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the
              Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman Brothers.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Investment Options continued

                                                                                                               PORTFOLIO
   STYLE/                                                                                                       ADVISOR/
    TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                    SUB-ADVISOR
SPECIALTY   TARGET MANAGED VIP: seeks to provide above-average total return. The Portfolio              First Trust Advisors
            seeks to achieve its objective by investing in common stocks of the most                    L.P.
            attractive companies that are identified by a model based on six uniquely specialized strategies -- The Dow(sm) DART 5, the European Target 20, the
            Nasdaq(R) Target 15, the S&P Target 24, the Target Small Cap and the Value Line(R)
            Target 25.

SPECIALTY   THE DOW(SM) DART 10: seeks to provide above-average total return. The                       First Trust Advisors
            Portfolio seeks to achieve its objective by investing in common stocks issued by            L.P.
            companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.

SPECIALTY   GLOBAL DIVIDEND TARGET 15 (formerly Global Target 15): seeks to provide above-              First Trust Advisors
            average total return. The Portfolio seeks to achieve its objective by investing in          L.P.
            common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the companies which are components of the DJIA, the
            Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng
            Index. The Portfolio primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the
            DJIA, FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.

SPECIALTY   S&P(R) TARGET 24: seeks to provide above-average total return. The Portfolio                First Trust Advisors
            seeks to achieve its objective by investing in common stocks issued by                      L.P.
            companies that have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's 500 Composite Stock Price
            Index(R). The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index(R) based on the sector's market capitalization.

SPECIALTY   THE DOW (SM) TARGET DIVIDEND seeks to provide above-average total return. The               First Trust Advisors
            Portfolio seeks to achieve its objective by investing in common stocks issued by            L.P.
            companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index (SM) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.

SPECIALTY   VALUE LINE(R) TARGET 25: seeks to provide above-average capital appreciation.               First Trust Advisors
            The Portfolio seeks to achieve its objective by investing in 25 of the 100                  L.P.
            common stocks that Value Line(R) gives a #1 ranking for Timeliness(R) which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                                                                                 PORTFOLIO
     STYLE/                                                                                                       ADVISOR/
      TYPE                                     INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
SPECIALTY         NASDAQ(R) TARGET 15: seeks to provide above-average total return. The Portfolio         First Trust Advisors
                  seeks to achieve its objective by investing in common stocks issued by                  L.P.
                  companies that are expected to have the potential for capital appreciation. The
                  Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index(R) on or about the applicable stock selection date through a multi-step process.

INTERNATIONAL     THE PRUDENTIAL SERIES FUND, INC. -- SP William Blair International                      Prudential
EQUITY            Growth: Seeks long-term capital appreciation. The Portfolio invests primarily in        Investments LLC/
                  stocks of large and medium-sized companies located in countries included in the         William Blair &
                  Morgan Stanley Capital International All Country World Ex-U.S. Index. Under             Company, LLC
                  normal market conditions, the portfolio invests at least 80% of its net assets in equity securities. The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.


"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"Dow Jones Industrial Average(sm)", "DJIA(sm)", "Dow Industrials(sm)", "Dow Jones Select Dividend Index(sm)", and "The Dow 10(sm)", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow(SM) DART 10 portfolio, and The Dow(SM) Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.



"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NASDAQ TARGET 15 PORTFOLIO OR THE TARGET MANAGED VIP PORTFOLIO.



"Value Line(R)," "The Value Line Investment Survey," and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio is not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.



The First Trust(R) 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First Trust(R) 10 Uncommon Values portfolio.



Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED ALLOCATIONS?

We offer Fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the rates that are currently being credited on Fixed Allocations. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.

      Fixed Allocations may not be available in all states. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-752-6342 to determine availability of Fixed Allocations in your state and for your annuity product.

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Fees and Charges


The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity and to offset a portion of the costs associated with offering Credits which are funded through American Skandia's general account



      The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract. A portion of the proceeds that American Skandia receives from the charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values, including appreciation on amounts that represent Credits.


WHAT ARE THE CONTRACT FEES AND CHARGES?


Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown below.



 YEARS         1        2        3        4        5        6        7        8        9       10       11+
-------------  --       --       --       --       --       --       --       --       --      ---      ---
 CHARGE (%)   9.0      9.0      8.5      8.0      7.0      6.0      5.0      4.0      3.0      2.0      0.0


      The CDSC period is based on the Issue Date of the Annuity, not on the date each Purchase Payment is applied to the Annuity. Purchase Payments applied to the Annuity after the Issue Date do not have their own CDSC period. Under certain circumstances, during the first ten (10) Annuity Years, you can withdraw a limited amount from your Annuity without paying a CDSC. This is referred to as a "Free Withdrawal." Free Withdrawals are not treated as a withdrawal of Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 10. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.



      We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".



      TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

      ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.


      TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.



      We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.



      In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.


WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?


INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to 0.65% on an annual basis. The Insurance Charge is a combination of the Mortality & Expense Risk Charge (0.50%) and the Administration Charge (0.15%). The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.


      The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.


      DISTRIBUTION CHARGE: We deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to 1.00% on an annual basis in Annuity Years 1 through 10. After the end of the first ten Annuity Years, the 1.00% charge for distribution will no longer be assessed. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and costs associated with offering Credits which are funded through American Skandia's general account.


      OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE SOLELY AGAINST THE VARIABLE INVESTMENT OPTIONS: If you elect to purchase certain optional benefits, we will deduct an

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Fees and Charges continued

additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the Prospectus. Please refer to the section entitled "Living Benefit Programs" and "Death Benefit" for a description of the charge for each Optional Benefit.

WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?


Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.


WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?


If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elect to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).


EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES


We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Purchasing Your Annuity

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

INITIAL PURCHASE PAYMENT: You must make a minimum initial Purchase Payment of $10,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $10,000 in total Purchase Payments.


      Where allowed by law, we must approve any initial and additional Purchase Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.


      Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to American Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

      AGE RESTRICTIONS: The Owner must be age 75 or under as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age 75 or under on the Issue Date. If the Annuity is owned by an entity, the Annuitant must be age 75 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

SPECIAL CONSIDERATIONS FOR PURCHASERS OF BONUS OR CREDIT PRODUCTS

- This Annuity features an annual Insurance Charge of 0.65% and an annual Distribution Charge of 1.00%. We only deduct the Distribution Charge during the first 10 years following the effective date of your Annuity. During the first 10 years, the total asset-based charges on this Annuity are higher than many of our other annuities.


- The CDSC on this Annuity is higher and is deducted for a longer period of time as compared to our other annuities. As with any investment product that features a CDSC, you should consider your need to access your account value during the CDSC period and whether the liquidity provision under the Annuity will satisfy that need. The CDSC is only deducted if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your Annuity. If you make a withdrawal or surrender your Annuity and are subject to a CDSC, we do not recover the XTra Credit(SM) amount.



- The XTra Credit(SM) amount is included in your Account Value. However, American Skandia may take back any credits applied to your Purchase Payment if you "free-look" your Annuity or within twelve (12) months of having received an XTra Credit amount, you die or elect to withdraw your Account Value under the medically-related surrender provision. In these situations, your Account Value could be substantially reduced. However, any investment gain on the XTra Credit(SM) amount will not be recovered. Additional conditions and restrictions apply. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount.


OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.


- Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."


- Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Purchasing Your Annuity continued

      dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.


- Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation must be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. For example, a designation of "surviving spouse" would not be acceptable. If no beneficiary is named the death benefit will be paid to you or your estate.



      Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Managing Your Annuity

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?


You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:


- a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

-     a new Annuitant subsequent to the Annuity Date;

- for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

- a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES


If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.


SPOUSAL CONTINGENT ANNUITANT


If the Annuity is owned by an entity and the surviving spouse is named as a Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. NO DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE ANNUITANT. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.


MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?


If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity, and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity, during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s), or the greater of your current Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period. If you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.


MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?


The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a periodic purchase payment program. Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.


MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Managing Your Annuity continued

Purchase Payment, as long as you authorize payments that will equal at least $10,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?


These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $10,000.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Managing Your Account Value

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)


      INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations.



      SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such program.


HOW DO I RECEIVE CREDITS?


We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:


ANNUITY YEAR                      CREDIT
  1                               6.00%
  2                               5.00%
  3                               4.00%
  4                               3.00%
  5                               2.00%
  6                               1.00%
  7+                              0.00%

CREDITS APPLIED TO PURCHASE PAYMENTS FOR DESIGNATED CLASS OF ANNUITY OWNER


Prior to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all Purchase Payments on such Annuities is as follows based on the Annuity Year in which the Purchase Payment was made: Year 1 -- 9.0%; Year 2 -- 9.0%; Year 3 -- 8.5%; Year 4 -- 8.0%; Year 5 -- 7.0%; Year 6 -- 6.0%; Year 7
-- 5.0%; Year 8 -- 4.0%; Year 9 -- 3.0%; Year 10 -- 2%; Year 11+ -- 0.0%.

      The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated, a Prudential Financial Company; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services;
(g) the then current spouse of any such person noted in (b) through (f), above;
(h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted in (b) through (h) above.

      All other terms and conditions of the Annuity apply to Owners in the designated class.


HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE?


Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.


EXAMPLES OF APPLYING CREDITS

INITIAL PURCHASE PAYMENT


Assume you make an initial Purchase Payment of $10,000. We would apply a 6.0% Credit to your Purchase Payment and allocate the amount of the Credit ($600 = $10,000 x .06) to your Account Value in the proportion that your Account Value is allocated.


ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 2

Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Managing Your Account Value continued

Payment and allocate the amount of the Credit ($250 = $5,000 x .05) to your Account Value.

ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 6

Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 x .01) to your Account Value.

The amount of any Credits applied to your Account Value can be recovered by American Skandia under certain circumstances:


- any Credits applied to your Account Value on Purchase Payments made within the 12 months before the date of death will be recovered;



- the amount available under the medically-related surrender portion of the Annuity will not include the amount of any Credits payable on Purchase Payments made within 12 months of the date the Annuitant first became eligible for the medically-related surrender; and


- if you elect to "free-look" your Annuity, the amount returned to you will not include the amount of any Credits.


      The Account Value may be substantially reduced if American Skandia recovers the XTra Credit(SM) amount under these circumstances. However, any investment gain on the XTra Credit(SM) amount will not be taken back. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to purchase payments.


EXAMPLES OF RECOVERING CREDITS


The following are hypothetical examples of how Credits could be recovered by American Skandia. These examples do not cover every potential situation.


RECOVERY FROM PAYMENT OF DEATH BENEFITS

1. Assume you purchase your Annuity with an initial Purchase Payment of $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 6.0% Credit, for a total of $3,600. If the Death Benefit becomes payable in the 9th month after the Issue Date, the amount of the Death Benefit would be reduced by the entire amount of the prior Credits ($3,600).

2. Assume you purchase your Annuity with an initial Purchase Payment of $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 6.0% Credit, for a total of $3,600. If death occurs in the 16th month after the Issue Date, the amount of the Death Benefit would be reduced but only in the amount of those Credits applied within the previous 12-months. Since the initial Purchase Payment (and the Credits that were applied) occurred more than 12-months before the date of death, the Death Benefit would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional Purchase Payment was made within 12-months of the date of death. Therefore, the amount of the Death Benefit would be reduced by the amount of the Credits payable on the additional Purchase Payment ($600).

3. NOTE: If the Death Benefit would otherwise have been equal to the Purchase Payments minus any proportional withdrawals due to poor investment performance, we will not reduce the amount of the Death Benefit by the amount of the Credits as shown in Example 2 above.

RECOVERY FROM MEDICALLY-RELATED SURRENDERS

1. Assume you purchase your Annuity with an initial Purchase Payment of $50,000. You receive a Credit of $3,000 ($50,000 x .06). The Annuitant is diagnosed as terminally ill in the 6th month after the Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision. Assuming the Credits were applied within 12-months of the date of diagnosis of the terminal illness, the amount that would be payable under the medically-related surrender provision would be reduced by the entire amount of the Credits ($3,000).

2. Assume you purchase your Annuity with an initial Purchase Payment of $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 6.0% Credit, for a total of $3,600. The Annuitant is diagnosed as terminally ill in the 16th month after the Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision. Since the initial Purchase Payment (and the Credits that were applied) occurred more than 12-months before the diagnosis, the amount that would be payable upon the medically-related surrender provision

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

      would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional Purchase Payment was made within 12-months of the date of diagnosis. Therefore, the amount that would be payable under the medically-related surrender provision would be reduced by the amount of the Credits payable on the additional Purchase Payment ($600).

General Information about Credits

- We do not consider Credits to be "investment in the contract" for income tax purposes.

- You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of Purchase Payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?


During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.



      We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com).



      Currently, we charge $10.00 for each transfer after the twentieth (20th) in each Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing, or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.


      Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and
(iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

      Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

      In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Managing Your Account Value continued

--------------------------------------------------------------------------------

Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

o With respect to each Sub-account (other than the AST Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals
     (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

o We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

o If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.

o Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

     Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

DO YOU OFFER DOLLAR COST AVERAGING?
Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost Averaging allows you to systematically


38

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your purchase payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.


      You can Dollar Cost Average from variable investment options or Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

- You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

- You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

- Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

      NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.


      Dollar Cost Averaging program is not available if you elect the Guaranteed Return Option Plus(SM), the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also not available when you have elected an asset allocation program.


DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?


Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you requested. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.



      There is no minimum Account Value required to enroll in automatic rebalancing. All rebalancing transfers as part of an automatic rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs.


ARE ANY ASSET ALLOCATION
PROGRAMS AVAILABLE?


Yes. Certain "static asset allocation programs" are available for use with the Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs see the Appendix entitled "Additional Information on the Asset Allocation Programs".



      Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. We


                                                                              39

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Managing Your Account Value continued


reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.


DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE DATE?


Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus (GRO Plus(SM)) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO)). Both the Balanced Investment Program and GRO Plus allow you to allocate a portion of your Account Value to the available variable investment options while ensuring that your Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation. Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case). You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.


Balanced Investment Program

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment. You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under the Annuity. Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

      EXAMPLE


      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


      The Guaranteed Return Option Plus (GRO Plus) guaran- tees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program. See "Living Benefit Programs," later in this Prospectus, for more information about this program.


MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?


Yes. If you agree (or generally, for annuities issued prior to May 1, 2005, unless you told us otherwise), your Investment Professional may direct the allocation of your Account Value and request financial transactions between investment options while you are living, subject to our rules, and unless you tell us otherwise. IF YOUR INVESTMENT PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR INVESTMENT PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.


MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.


      Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your Annuity, you may incur adverse tax consequences, a CDSC and/or a Market Value Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g. the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.) WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISOR AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISOR'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISOR. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor. Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your Annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.



      We or an affiliate of ours may provide administrative support to licensed, registered Investment Professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the investment professional's or investment advisor's ability to request financial


                                                                             41

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Managing Your Account Value continued

transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) on American Skandia. Contracts managed by your investment professional also are subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?". Since transfer activity under contracts managed by an investment professional or third party investment advisor may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com). LIMITATIONS THAT WE MAY IMPOSE ON YOUR INVESTMENT PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.


      The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-752-6342.


      A Guarantee Period for a Fixed Allocation begins:

- when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

- upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

-     when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.


American Skandia may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.



      On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the


42

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.


HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

      The interest rate we credit for a Fixed Allocation is subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any Market Value Adjustment may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

- "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

- "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.

- "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                          [(1+I) / (1+J+0.0010)](N/365)

where:

      I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      N is the number of days remaining in the original Guarantee Period.

      If you surrender your Annuity under the right to cancel provision, the MVA formula is

                            [(1 + I)/(1 + J)](N/365).

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Managing Your Account Value continued

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:


- You allocate $50,000 into a Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).



- The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).



- You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).


EXAMPLE OF POSITIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)]N/365 =
                           [1.055/1.041]2 = 1.027078
                          Interim Value = $57,881.25

                 Account Value after MVA = Interim Value x MVA
                              Factor = $59,448.56

Example of Negative MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)]N/365 =
                          [1.055/1.071)]2 = 0.970345
                          Interim Value = $57,881.25

                 Account Value after MVA = Interim Value x MVA
                             Factor = $56,164.78.


WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?



The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options.



      IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Access To Account Value

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?


During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. The CDSC will be assessed on the amount of Purchase Payments, not on the Account Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.


ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
(For more information, see "Tax Considerations".)

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?
Yes, you can make a withdrawal during the accumulation period.

- To meet liquidity needs, you can withdraw a limited amount from your Annuity during each of Annuity Years 1-10 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free Withdrawal you may request is $100.


- You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount that you may withdraw will depend on the Annuity's Surrender Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100.



      When we determine if a CDSC applies to partial withdrawals and Systematic Withdrawals, we will first determine what, if any, amounts qualify as a Free Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.


      You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.


      Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.



      To request the forms necessary to make a withdrawal from your Annuity, call 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
ANNUITY YEARS 1-10


The maximum Free Withdrawal amount during each of Annuity Years 1 through 10 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payment) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year. Withdrawals of amounts greater than the maximum Free Withdrawal


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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Access To Account Value continued

amount are treated as a withdrawal of Purchase Payments and

will be assessed a CDSC during Annuity Years 1 through 10.

      NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first ten (10) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity. If, during Annuity Years 1 through 10, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity, which may include Credits.

ANNUITY YEARS 11+
After Annuity Year 10, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional Purchase Payments. The maximum Free Withdrawal amount during each of the first ten Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional Purchase Payment of $5,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 through 10 would be 10% of $15,000, or $1,500. From Annuity Year 11 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free Withdrawal of $500 in Annuity Year 2 and $1,000 in Annuity Year 3. If you surrender your Annuity in Annuity Year 5, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a partial withdrawal during the first ten (10) Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the Partial Withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. Any CDSC will only apply to the amount withdrawn that exceeds the Free Withdrawal amount. The maximum Free Withdrawal amount during each of Annuity Years 1 through 10 is 10% of all Purchase Payments. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 10, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity, which may include Credits.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION
PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

      Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from Fixed Allocations are limited to earnings accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic Withdrawals.

      The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in the Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

age 59 1/2 if you elect to receive distributions as a series of "sub-

stantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under
Section 72(t). The minimum amount for any such withdrawal is $100.

      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 591/2 that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)


      Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.



      The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly minimum distributions but does not apply to minimum distributions taken out on a quarterly, semi-annual or annual basis.


      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the Annuity.


      For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market Value Adjustment to any Fixed Allocations.


      Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.


      To request the forms necessary to surrender your Annuity, call 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value minus: (a) the amount of any Credits applied within 12 months of the applicable "Contingency Event" as defined below; and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a medically-related surrender (i.e. Purchase Payments received at such time pursuant to a salary reduction program).

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

- the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a medically-related surrender;

- the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Access To Account Value continued

- if the Owner is one or more natural persons, all such Owners must also be alive at such time;

- we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

- this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant. A "Contingency Event" occurs if the Annuitant is:

- first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

- first diagnosed as having a "Fatal Illness" while your Annuity is in force.

      The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?


We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. WE DO NOT GUARANTEE TO MAKE ANY ANNUITY PAYMENT OPTIONS AVAILABLE IN THE FUTURE OTHER THAN THOSE FIXED ANNUITIZATION OPTIONS GUARANTEED IN YOUR ANNUITY. Please refer to "The Guaranteed Minimum Income Benefit" and "The Lifetime Five Income Benefit" under "Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.


      When you purchase an Annuity, or at a later date, you may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may not choose an Annuity Date that occurs in the first three Annuity Years. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. You may not annuitize and receive annuity payments within the first three Annuity Years.

      Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Option 4
Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

Option 5
Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

Option 6
Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

     We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an Annuity Date within ten (10) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

     You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:

o A default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

o the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

     If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your contract at that time will become immediately taxable to you. Further, each subsequent year's increase in contract value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your contract will not be considered an annuity for federal income tax purposes.

HOW ARE ANNUITY PAYMENTS CALCULATED?
Fixed Annuity Payments (Options 1-4)
If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

Variable Annuity Payments
Generally, we offer three different types of variable annuity payment options. The first annuity payment will be calculated based


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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Access To Account Value continued

upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options 5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

      -     VARIABLE PAYMENTS (OPTIONS 1-3)

            We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

      -     STABILIZED VARIABLE PAYMENTS (OPTION 5)

            This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

      -     STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6)

            This option provides guaranteed payments for life in the same manner as Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.


      The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.


ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Living Benefit Programs

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?


American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:



- protecting a principal amount from decreases in value as of specified future dates due to investment performance;


- taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or

- guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.


      Below is a brief summary of the "living benefits" that American Skandia offers. Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your investment professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g. comparing the tax implications of the withdrawal benefit and annuity payments).



I. The GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control by allocating and transferring your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.



II. The GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value (called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.



III. The GUARANTEED MINIMUM INCOME BENEFIT (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total Purchase Payments (and any Credits applied to such Purchase Payments) under the contract and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.



IV. The LIFETIME FIVE INCOME BENEFIT guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed


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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Living Benefit Programs continued


minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.


GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM))


THE GUARANTEED RETURN OPTION PLUS DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION PLUS IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM (AND IT IS CURRENTLY ACTIVE), THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT, OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

      The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE/ ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

- BASE GUARANTEE: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

- ENHANCED GUARANTEE: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


      Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE PROGRAM (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE, THE BASE GUARANTEE WILL REMAIN IN EFFECT. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value.


      Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

WITHDRAWALS UNDER YOUR ANNUITY


Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments and any Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.


      Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for the Plus40(TM) Optional Life Insurance Rider (not currently offered for sale) and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.


      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:


- the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Living Benefit Programs continued

- The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

      The resulting base guarantee amount is: $237,500 - (1 - $7,500 / $177,500), or $227,464.79.

      - The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

- The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE PROTECTED PRINCIPAL VALUE AND/OR THE ENHANCED PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE BASE GUARANTEE OR ANY ENHANCED GUARANTEE, OR ANY ANNIVERSARY OF SUCH MATURITY DATE(S), A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO FIXED ALLOCATIONS TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT(S). IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND NEW FIXED ALLOCATIONS MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE(S) BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE APPLICABLE GUARANTEED AMOUNT(S), CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.


      Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus, will be treated as any other termination of the Guarantee Return Option (see below), including the termination of any guaranteed amount, and application of any applicable market value adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity BASED ON THE CURRENT ACCOUNT VALUE.


TERMINATION OF THE PROGRAM


You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same Valuation Day on which a program termination was effected. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro rata based on the Account


                                                                              55

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Living Benefit Programs continued

--------------------------------------------------------------------------------

Values in such variable investment options, or in accordance with any effective asset allocation program. A market value adjustment will apply.

     The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

     The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

Special Considerations under the Guaranteed Return Option Plus
This program is subject to certain rules and restrictions, including, but not limited to the following:

o Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.

o You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments) or transfer Account Value to or from a Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments) may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.

o Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.

o Transfers from the Sub-accounts to Fixed Allocations or from Fixed Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

o Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

o Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

o As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed Allocations.

o We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

GUARANTEED RETURN OPTION (GRO)


  THE GUARANTEED RETURN OPTION DESCRIBED BELOW IS OFFERED ONLY IN THOSE JURISDICTIONS WHERE WE HAVE NOT YET RECEIVED REGULATORY APPROVAL FOR THE GUARANTEED RETURN OPTION PLUS AS OF THE DATE THE ELECTION OF THE OPTION IS MADE. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION IS NOT AVAILABLE IF YOU ELECT THE GRO PLUS RIDER, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT, OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.

      The guarantees provided by the program exist only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE

- Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.


      Any amounts added to your Annuity to support our guarantees under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro-rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.


KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed Allocation relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Fixed Allocation.


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your

                                                                              57

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Living Benefit Programs continued

      most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE GUARANTEE A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO THE FIXED ALLOCATION TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT. IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND A NEW FIXED ALLOCATION MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE GUARANTEED AMOUNT, CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.

        American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

ELECTION OF THE PROGRAM


The Guaranteed Return Option can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date.


TERMINATION OF THE PROGRAM


The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.



      The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.


SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocations may not be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to the Fixed Allocation as of the effective date of the program under some circumstances.


- Annuity Owners cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments) or transfer Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments) may be allocated by us to the Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from the Fixed Allocation to a variable investment option.



- Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the Fixed Allocation.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program.

- We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

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Living Benefit Programs continued

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

Effective November 18, 2002, American Skandia changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between January 23, 2002 and November 15, 2002 and subsequent to November 19, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the program was elected. Owners who terminate and then re-elect the Guaranteed Return Option or elect to restart the Guaranteed Return Option at any time after November 18, 2002 will be subject to the charge method described above.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)


THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, OR THE LIFETIME FIVE INCOME BENEFIT RIDER.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


      We offer a program that guarantees your ability to with- draw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the program -- the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.


KEY FEATURE -- PROTECTED VALUE


The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.



      The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments and any Credits that may be applied to such Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.


- If you elect the GMWB program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment plus any Credit applied to such Purchase Payment.


- IF WE OFFER THE GMWB PROGRAM TO EXISTING ANNUITY OWNERS, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial Protected Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment and any Credits that we apply to the Purchase Payment.



      You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th contract anniversary following the first withdrawal under the GMWB program. The Protected Value can be stepped up again on or after the 5th contract anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.



      Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.


KEY FEATURE -- PROTECTED ANNUAL WITHDRAWAL AMOUNT


The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described


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Living Benefit Programs continued

--------------------------------------------------------------------------------

in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

     The GMWB program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

o If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

o Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such Purchase Payment).

o If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

     The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000):

Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

o The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

o The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

o the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);

o    The result is then further reduced by the ratio of A to B, where:

     o A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

     o B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).

     The resulting Protected Value is: $232,500 x (1 - $2,500 / $212,500), or $229,764.71.

     o the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 - $2,500 / $212,500), or $17,294.12.

     o The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Maximum Annual Benefit
A $10,000 withdrawal is made on October 13, 2005 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

     o the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

     o The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

BENEFITS UNDER THE GMWB PROGRAM


- In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.



- If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB PROGRAM DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB PROGRAM WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.



- If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB PROGRAM AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.


OTHER IMPORTANT CONSIDERATIONS


- Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.


- Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.


- The GMWB program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.


- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity year. We may also require that you allocate your Account Value according to an asset allocation model.

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Living Benefit Programs continued

ELECTION OF THE PROGRAM


Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual Withdrawal Amount.


      We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.

TERMINATION OF THE PROGRAM


The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.


      The charge for the GMWB program will no longer be deducted from your Account Value upon termination of the program.

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

- If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.


- If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.


ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS


If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


GUARANTEED MINIMUM INCOME BENEFIT (GMIB)


THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM, GUARANTEED RETURN OPTION PLUS PROGRAM, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, OR THE LIFETIME FIVE INCOME BENEFIT RIDER.


      We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The pro-

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

gram may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- PROTECTED INCOME VALUE


The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.


      The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments and any Credits that are applied to such Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.

- Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments and any Credits applied to such Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments and any Credits applied to such Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/ duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (including any Credits that may be applied to your Account Value based on such Purchase Payment) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

- As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.


      Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB program is in effect, and only while the Annuitant is less than age 76.


- A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin

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Living Benefit Programs continued

--------------------------------------------------------------------------------

     receiving annuity payments under the GMIB program until the end of the new waiting period.

o The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments and any Credits applied to such Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

     o When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

     o If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

     o A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

     Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each contract anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.
     The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

o the Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

o The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

o the Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);

o    The result is then further reduced by the ratio of A to B, where:

     o A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

     o B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

     The resulting Protected Income Value is: $239,506.64 x (1 - $7,500 / $217,500), or $231,247.79.

o The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Dollar-for-dollar Limit
A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

o the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

o The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

KEY FEATURE -- GMIB Annuity Payments
You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected


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Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the contract anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.
     The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment
Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.
     On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 -- Payments for Life with a Certain Period
Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB Annuity Payment Option 2 -- Payments for Joint Lives with a Certain Period Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
o If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.
o If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

   You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations
o You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your contract value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the Annuity or any optional death benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.


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Living Benefit Programs continued

- The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

      - Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

      - We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

      - If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

      - Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

      - At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

ELECTION OF THE PROGRAM

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of the that date will be used to calculate the Protected Income Value as of the effective date of the program.

TERMINATION OF THE PROGRAM

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary (unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

      Upon termination of the GMIB program we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

      The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).


      No charge applies after the Annuity Date.


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LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)



THE LIFETIME FIVE INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, LIFETIME FIVE CAN BE ELECTED ONLY ONCE EACH ANNUITY YEAR, AND ONLY WHERE THE ANNUITANT AND THE OWNER ARE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE IS ONLY ONE ANNUITANT. WE RESERVE THE RIGHT TO LIMIT THE ELECTION FREQUENCY IN THE FUTURE. BEFORE MAKING ANY SUCH CHANGE TO THE ELECTION FREQUENCY, WE WILL PROVIDE PRIOR NOTICE TO OWNERS WHO HAVE AN EFFECTIVE LIFETIME FIVE INCOME BENEFIT. THE ANNUITANT MUST BE AT LEAST 45 YEARS OLD WHEN THE PROGRAM IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR THE GUARANTEED MINIMUM INCOME BENEFIT RIDER. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER OUR ASSET ALLOCATION PROGRAMS, WHICH ARE GENERALLY DESCRIBED IN THE "ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?" SECTION ABOVE.



      FOR FURTHER INFORMATION ON ASSET ALLOCATION PROGRAMS, PLEASE CONSULT WITH YOUR INVESTMENT PROFESSIONAL OR CALL 1-800-752-6342.



      We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.



KEY FEATURE -- PROTECTED WITHDRAWAL VALUE



The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments and associated Credits each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment and associated Credit to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent Purchase Payments and associated Credits.



- If you elect the Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment plus the amount of any associated Credits.



- For existing Owners who are electing the Lifetime Five benefit, the Account Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment plus associated Credits.



      You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value. You are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the


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Living Benefit Programs continued


5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.



      Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.



     The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).



KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT



The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments plus any associated Credits. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.



KEY FEATURE -- ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT



The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.



     The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount


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and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.
o If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.
o If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity
     Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.
     The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to $240,000.
     The initial Protected Withdrawal Value is calculated as the greatest of
(a), (b) and (c):
     (a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 x 1.05(393/365) =
          $263,484.33
     (b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
     (c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
     Therefore, the initial Protected Withdrawal Value is equal to $265,000.
The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
o Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $10,000 = $8,550
     Annual Withdrawal Amount for future Annuity Years remains at $18,550
o Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000 = $3,250
     Annual Income Amount for future Annuity Years remains at $13,250
o    Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions
     (a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
o Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550
     Annual Withdrawal Amount for future Annuity Years remains at $18,550
o    Remaining Annual Income Amount for current Annuity Year = $0
     Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
o Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x $13,250 = $93
     Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157
o    Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000
     (b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
o    Remaining Annual Withdrawal Amount for current Annuity Year = $0
     Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.
o Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal x


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Living Benefit Programs continued


      Annual Withdrawal Amount = $6,450 / ($263,000 - $18,550) x $18,550 = $489



      Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 =
      $18,061



-     Remaining Annual Income Amount for current Annuity Year = $0



      Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.



- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x $13,250 = $623



      Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627



- Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction.



      Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450



- Proportional reduction = Excess Withdrawal / Account Value before Excess Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x $246,450 = $6,503

      Protected Withdrawal Value = $246,450 - max {$6,450, $6,503} = $239,947



EXAMPLE 3. STEP-UP OF THE PROTECTED WITHDRAWAL VALUE



If the Annual Income Amount ($13,250) is withdrawn each year starting on March 1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 x 5)}. If a step-up is elected on March 1, 2011, then the following values would result:



-     Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000



- Annual Income Amount is equal to the greater of the current Annual Income Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual Income Amount is $13,250. 5% of the stepped-up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.



- Annual Withdrawal Amount is equal to the greater of the current Annual Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value. Current Annual Withdrawal Amount is $18,550. 7% of the stepped-up Protected Withdrawal Value is 7% of $240,000, which is $16,800. Therefore the Annual Withdrawal Amount remains $18,550.



BENEFITS UNDER THE LIFETIME FIVE PROGRAM



- If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.



- If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:



      (1)   apply your Account Value to any annuity option available; or



      (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or



      (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


      annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.



      We must receive your request in a form acceptable to us at our office.



- In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:



      (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and



      (2)   the Account Value.



- If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.



OTHER IMPORTANT CONSIDERATIONS



- Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.



- Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.



- You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Asset allocation programs are described generally in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



ELECTION OF THE PROGRAM


The Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected Annual Withdrawal Amount, and the Annual Income Amount.


TERMINATION OF THE PROGRAM



The program terminates automatically when your Protected Withdrawal Value and Annual Income Amount equals zero. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant (but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.



      The charge for the Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.



ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS



If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Death Benefit

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (See "How are Credits Applied to My Account Value".)

      The BASIC DEATH BENEFIT is the greater of:

- The sum of all Purchase Payments less the sum of all proportional withdrawals.

- The sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, less the amount of any Credits applied within 12-months prior to the date of death.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

     THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.    the BASIC DEATH BENEFIT described above;

      PLUS

2.    40% of your "GROWTH" under the Annuity, as defined below.

      "GROWTH" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase Payments, less the amount of any Credits applied within 12-months prior to the date of death, reduced by the sum of all proportional withdrawals.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND THE HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT.

      See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

     If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.    the basic Death Benefit described above; and

2.    the Highest Anniversary Value as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.    the basic Death Benefit described above; and

2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

      THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE. THE AMOUNT CALCULATED IN ITEMS 1 & 2 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES.


THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND THE HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.



      See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.


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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Death Benefit continued


      Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when the Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.


COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

     CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

      The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.    the basic Death Benefit described above; and

2.    the Highest Anniversary Value death benefit described above, and

3.    5% Roll-up described below.

      The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

- all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

      MINUS

- the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

      If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

- the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) made after the Death Benefit Target Date;

      MINUS

-     the sum of all withdrawals which reduce the 5% Roll-up proportionally.

      THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES.

      PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER CONTRACT ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.


THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

      See Appendix B for examples of how the Combination 5% Roll-up and Highest Anniversary Value Death Benefit is calculated.

      KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

- The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

- The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

- The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

- The Anniversary Value is the Account Value as of each anniversary of the Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.


- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.



HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")



If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.



      IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER AN AVAILABLE ASSET ALLOCATION PROGRAM OR IN ACCORDANCE WITH OTHER OPTIONS THAT WE MAY PERMIT. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



      The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.



      If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:



      1. the basic Death Benefit described above (including any credits applied to such Purchase Payments more than twelve (12) months prior to the date of death); and



      2.    the HDV as of the Owner's date of death.



      If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:



      1. the basic Death Benefit described above (including any credits applied to such Purchase Payments more than twelve (12) months prior to the date of death); and



      2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.



      The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date. The amount may also be increased by any Credits under certain circumstances.


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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Death Benefit continued


THE HIGHEST DAILY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST DAILY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEE RETURN OPTION PLUS, THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, OR THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.



KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:



- The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.



- The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments (and associated Credits) since such date.



- The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus any associated Credit).



- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.



      Please see Appendix B to this Prospectus for a hypothetical example of how the HDV Death Benefit is calculated.


ANNUITIES WITH JOINT OWNERS


For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.


ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?


You can terminate the Enhanced Beneficiary Protection Death Benefit and Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.


WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?


We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.



      Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.


AMERICAN SKANDIA'S ANNUITY REWARDS

WHAT IS THE ANNUITY REWARDS BENEFIT?

The Annuity Rewards benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


an enhancement to their current Death Benefit so their Benefi- ciaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:



- your Account Value in the variable investment options plus the Interim Value in any Fixed Allocations as of the effective date of the benefit



- MINUS any proportional withdrawals* following the effective date of the benefit



- PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit.


      The Annuity Rewards Death Benefit enhancement does not affect the basic Death Benefit calculation or any Optional Death Benefits available under the Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.

WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?


Owners can elect the Annuity Rewards Death Benefit enhancement following the tenth (10th) anniversary of the Annuity's Issue Date. However, the Account Value on the date that the Annuity Rewards Benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any optional death benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.


PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

- as a lump sum amount at any time within five (5) years of the date of death; or

- as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

      Unless you have made an election prior to death benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

SPOUSAL BENEFICIARY -- ASSUMPTION OF ANNUITY


You may name your spouse as your Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.



      See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.


QUALIFIED BENEFICIARY CONTINUATION OPTION

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

* "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a 50% reduction in the amount payable under the Death Benefit.

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Death Benefit continued

--------------------------------------------------------------------------------

o If death occurs before the date Minimum Distributions must begin under the Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.
o If death occurs after the date Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.
     A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

      Upon election of this Qualified Beneficiary Continuation option:

- the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

- the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.

- the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

- the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner, except that the Sub-accounts offered will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

- the Fixed Allocations will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

-     no additional Purchase Payments can be applied to the Annuity.

- other optional Benefits will be those offered under the Qualified Beneficiary Continuation option at the time of election.

- the basic Death Benefit and any optional Death Benefits elected by the Owner will no longer apply to the Beneficiary.

- the Beneficiary can request a withdrawal of all or a portion of the Account Value at any time without application of a CDSC.

- upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

- all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

      Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified Beneficiary Continuation option.

ARE THERE ANY EXCEPTIONS TO THESE RULES FOR PAYING THE DEATH BENEFIT?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

WHEN DO YOU DETERMINE THE DEATH BENEFIT?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

      Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT MAY BE SUBJECT TO MARKET FLUCTUATIONS.

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Valuing Your Investment


HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to recover under certain circumstances. When determining the Account Value on any day other than 30 days prior to a Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.


HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

      Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from a Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

      There may be circumstances where the NYSE is open, how- ever, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

      The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

      American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

-     trading on the NYSE is restricted;

- an emergency exists making redemption or valuation of securities held in the separate account impractical; or

- the SEC, by order, permits the suspension or postponement for the protection of security holders.

      INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

      ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase Payments you make according to your most recent allocation instructions if none are provided.


      SCHEDULED TRANSACTIONS: "Scheduled" transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.


      UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

      MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

      TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of Units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Valuing Your Investment continued


WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

TERMINATION OF OPTIONAL BENEFITS: Except for Guaranteed Minimum Income Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit and the Highest Daily Value Death Benefit which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This charge may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).


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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Tax Considerations

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

      Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

      It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

     If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.


      If you choose to defer the Annuity Date beyond the default date for your Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment Option?".


TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

      If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

      If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

      After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Tax Considerations continued

TAX PENALTY ON WITHDRAWALS AND ANNUITY PAYMENTS

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

-     the amount is paid on or after you reach age 59 1/2 or die;

-     the amount received is attributable to your becoming disabled;

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years.) Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or

- the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax Status section in the Statement of Additional Information.)

      Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

TAXES PAYABLE BY BENEFICIARIES

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

      Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

      Tax consequences to the beneficiary vary among the death benefit payment options.

-     Choice 1: the beneficiary is taxed on earnings in the contract.

- Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

- Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use an Annuity in such a fashion.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment,

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-------------------------------------------------------------------------------

we will withhold as if you are a married individual with 3 exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.
     State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).
     Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Annuity Qualification
Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

     An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated.
     Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

     Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.
     If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.
     If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.
     If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.
     Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

Additional Information
You should refer to the Statement of Additional Information if:
o The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.
o Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.
o You transfer your contract to, or designate, a beneficiary who is either 37-1/2 years younger than you or a grandchild.
o You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

CONTRACTS HELD BY TAX FAVORED PLANS
The following discussion covers annuity contracts held under tax-favored retirement plans.
     Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs)


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Tax Considerations continued

which are subject to Sections 408(a), 408(b) and 408A of the Code. In addition, this contract may be purchased for use in connection with a corporate Pension and Profit-sharing plan (subject to 401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code). This description assumes that you have satisfied the requirements for eligibility for these products.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

      You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX FAVORED PLANS

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.


      Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan or transfer from another IRA. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500, increasing to $1,000 in 2006 and years thereafter.


      The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

      Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

- You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

-     Your rights as owner are non-forfeitable;

-     You cannot sell, assign or pledge the contract;

- The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

- The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

- Death and annuity payments must meet "minimum distribution requirements" described below.

      Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

-     A 10% "early distribution penalty" described below;

- Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

-     Failure to take a minimum distribution also described below.

     SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general require-

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

ments described under IRAs (above). There are, however, some differences:


- If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
      (a) $42,000 in 2005 or (b) 25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2005, this limit is $210,000;


- SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and


- SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SAR-SEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation.


      You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

      ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

-     Contributions to a Roth IRA cannot be deducted from your gross income;

- "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and
      (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

- If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

      Because of the way the contract is designed, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA or Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.


      TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:


-  Your attainment of age 59 1/2;

-  Your severance of employment;

-  Your death;

-  Your total and permanent disability; or

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Tax Considerations continued

- Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

      In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

      These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a mutual fund "custodial account" described under Code Section 403(b)(7).

     Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

MINIMUM DISTRIBUTION REQUIREMENTS AND PAYMENT OPTION

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.

      Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the actuarial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier (but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.

      You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

      Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

PENALTY FOR EARLY WITHDRAWALS

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age
59 1/2. Amounts are not subject to this tax penalty if:

-     the amount is paid on or after you reach age 59 1/2 or die;

-     the amount received is attributable to your becoming disabled; or

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years.) Modification of payments during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

WITHHOLDING

Unless a distribution is an eligible rollover distribution that is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

- For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

-     For all other distributions, we will withhold at a 10% rate.

      We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult

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with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevents a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

      Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

      Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

      Please consult your tax advisor if you have any additional questions.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS -- QUALIFIED CONTRACTS

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.


      Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.



      Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.


      IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

ADDITIONAL INFORMATION


For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.


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General Information

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?


American Skandia Life Assurance Corporation, a Prudential Financial Company ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.


      American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

      Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc. Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

      No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American Skandia. The amount of our obligation in relation to allocations to the Sub-accounts is based on the investment performance of such Sub-accounts. However, the obligations themselves are our general corporate obligations.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options

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                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

are held in Sub-accounts of American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

      Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

      Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act. Effective November 18, 2002, each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B had no impact on Annuity Owners.

      We reserve the right to make changes to the Sub-accounts available under the Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

      VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in American Skandia Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

      There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

      We currently employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time addi-

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

General Information continued

tional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

     We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

      American Skandia Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co- investment advisers, American Skandia Investment Services, Incorporated ("ASISI") and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI, Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

SERVICE FEES PAYABLE TO AMERICAN SKANDIA


American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of many of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75% (currently) of the average assets allocated to the Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

--------------------------------------------------------------------------------

for each underlying mutual fund whose portfolios are offered as Sub-accounts.
     In addition, the investment adviser, sub-advisor or distributor of the underlying Portfolios may also compensate us by providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor of American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.
     ASM's principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM is registered as broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").
     The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the Annuity directly to potential purchasers.

     Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.
     In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000 for these arrangements is provided in the

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

General Information continued

--------------------------------------------------------------------------------

Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
American Skandia publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176 (Telephone : 203-926-1888). The SEC file number for American Skandia is 33-44202. You may read and copy any filings made by American Skandia with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS
The financial statements of the separate account and American Skandia Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US
You can contact us by:
o calling our Customer Service Team at 1-800-752-6342 during our normal business hours, 8:30 a.m., EST to 8:00 p.m. EST, Monday through Friday, or Skandia's telephone automated response system at 1-800-766-4530.
o writing to us via regular mail at American Skandia -- Variable Annuities, P.O. Box 7960, Philadelphia, PA 19176 OR for express mail American Skandia -- Variable Annuities, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure
     to send mail to the proper address may result in a delay in our receiving and processing your request.
o sending an email to service@prudential.com or visiting our Internet Website at www.americanskandia.prudential.com
o accessing information about your Annuity through our Internet Website at www.americanskandia.prudential.com
     You can obtain account information by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.americanskandia.prudential.com, our Internet
Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
     Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any


96

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AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

--------------------------------------------------------------------------------

claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
     American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS
As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business. American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:

General Information about American Skandia
o  American Skandia Life Assurance Corporation
o  American Skandia Life Assurance Corporation Variable Account B
o  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia Marketing, Incorporated

Payments Made to Promote Sale of Our Products

How the Unit Price is Determined

Additional Information on Fixed Allocations
o  How We Calculate the Market Value Adjustment

General Information
o  Voting Rights
o  Modification
o  Deferral of Transactions
o  Misstatement of Age or Sex
o  Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

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

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B


Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.



UNIT PRICES AND NUMBERS OF UNITS: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2005.

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                               YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------
SUB-ACCOUNT                                            2004              2003              2002
----------------------------------------------   ---------------   ---------------   ---------------
AST JP MORGAN INTERNATIONAL EQUITY PORTFOLIO
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $       12.67     $      11.00              8.56
  Number of Units                                     3,227,381        2,415,394         2,569,506
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $       14.65     $      12.75              9.95
  Number of Units                                     2,064,681          936,678            90,759
  With GMWB
  Unit Value                                      $       14.62     $      12.74                --
  Number of Units                                       217,166           17,098                --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $       14.57     $      12.72              9.95
  Number of Units                                       284,319          141,470             6,047
  With any one of EBP or HAV and GMWB
  Unit Value                                      $        7.86     $       6.87                --
  Number of Units                                       428,765          400,112                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $       14.49     $      12.68                --
  Number of Units                                        38,292           13,590                --
  With HAV, EBP and GMWB
  Unit Price                                      $       12.32               --                --
  Number of Units                                        20,718               --                --

AST WILLIAM BLAIR INTERNATIONAL GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $       15.30     $      13.39              9.72
  Number of Units                                    11,265,469        5,547,558           835,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $       15.21     $      13.35              9.72
  Number of Units                                    15,481,627        6,498,151            78,368
  With GMWB
  Unit Value                                      $       15.18     $      13.34                --
  Number of Units                                     1,821,923          103,740                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $       15.13     $      13.32              9.71
  Number of Units                                     2,722,552        1,009,679             5,178
  With any one of EBP or HAV and GMWB
  Unit Value                                      $       15.74     $      13.86                --
  Number of Units                                       545,075           29,434                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $       15.05     $      13.28                --
  Number of Units                                       325,809           32,626                --
  With HAV, EBP and GMWB
  Unit Price                                      $       11.94               --                --
  Number of Units                                       135,829               --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                     YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------
SUB-ACCOUNT                                   2004              2003             2002
-----------------------------------     ---------------   ---------------   -------------
AST LSV INTERNATIONAL VALUE (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $      12.84      $      10.79            8.19
  Number of Units                           1,897,469         1,201,268         269,995
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $      15.27      $      12.86            9.79
  Number of Units                             810,108           368,945          22,770
  With GMWB
  Unit Value                             $      15.24      $      12.85              --
  Number of Units                              69,494             5,504              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $      15.19      $      12.82              --
  Number of Units                             119,845            24,374              --
  With any one of EBP or HAV and GMWB
  Unit Value                             $       6.69      $       5.65              --
  Number of Units                             122,795            72,406              --
  With HAV, EBP and GRO Plus
  Unit Price                             $      15.11      $      12.79              --
  Number of Units                              16,366             1,767              --
  With HAV, EBP and GMWB
  Unit Value                             $      12.70                --              --
  Number of Units                               5,736                --              --

AST MFS GLOBAL EQUITY (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $      13.16      $      11.30            9.04
  Number of Units                           2,276,801         1,393,001         969,509
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $      14.29      $      12.31            9.87
  Number of Units                           1,897,254           916,888          32,306
  With GMWB
  Unit Value                             $      14.26      $      12.29              --
  Number of Units                              98,046             4,306              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $      14.22      $      12.27              --
  Number of Units                             219,580            62,490              --
  With any one of EBP or HAV and GMWB
  Unit Value                             $      10.48      $       9.06              --
  Number of Units                             273,401           308,725              --
  With HAV, EBP and GRO Plus
  Unit Price                             $      14.14      $      12.24              --
  Number of Units                              26,943             6,069              --
  With HAV, EBP and GMWB
  Unit Value                             $      12.40                --              --
  Number of Units                               5,188                --              --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                              YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------
SUB-ACCOUNT                                           2004              2003              2002
---------------------------------------------   ---------------   ---------------   ---------------
AST STATE STREET RESEARCH SMALL-CAP GROWTH (1)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $       9.05      $       9.89              6.92
  Number of Units                                   2,242,129         3,292,593         1,970,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      12.33      $      13.50              9.48
  Number of Units                                   1,200,247         1,059,046            47,261
  With GMWB
  Unit Value                                     $      12.30      $      13.49                --
  Number of Units                                     113,913             9,676                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      12.26      $      13.46              9.47
  Number of Units                                     136,313           138,936             6,595
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      15.30      $      16.82                --
  Number of Units                                      67,370            64,850                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      12.19      $      13.43                --
  Number of Units                                      23,253             4,691                --
  With HAV, EBP and GMWB
  Unit Value                                     $       9.32                --                --
  Number of Units                                       1,043                --                --

AST DEAM SMALL-CAP GROWTH (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $      11.98      $      11.13              7.67
  Number of Units                                   1,618,719         1,682,193           639,695
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      15.10      $      14.06              9.71
  Number of Units                                     779,045           480,221            12,122
  With GMWB
  Unit Value                                     $      15.07      $      14.05                --
  Number of Units                                      56,414             1,850                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      15.02      $      14.02              9.71
  Number of Units                                     192,105            89,708             1,728
  With any one of EBP or HAV and GMWB
  Unit Value                                     $       7.07      $       6.61                --
  Number of Units                                     129,475           131,605                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      14.94      $      13.98                --
  Number of Units                                      18,825             3,753                --
  With HAV, EBP and GMWB
  Unit Value                                     $      11.03                --                --
  Number of Units                                       3,398                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


                                                          YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------
SUB-ACCOUNT                                       2004              2003              2002
-----------------------------------------   ---------------   ---------------   ---------------
AST FEDERATED AGGRESSIVE GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $      15.42      $      12.74              7.64
  Number of Units                               4,808,453         3,085,373         1,255,415
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      19.79      $      16.40              9.86
  Number of Units                               5,192,694         2,615,505            63,097
  With GMWB
  Unit Value                                 $      19.75      $      16.38                --
  Number of Units                                 562,771            37,078                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      19.69      $      16.35              9.86
  Number of Units                                 808,007           362,906             4,107
  With any one of EBP or HAV and GMWB
  Unit Value                                 $       9.70      $       8.06                --
  Number of Units                                 324,340            79,226                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      19.58      $      16.30                --
  Number of Units                                  95,514            20,181                --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.64                --                --
  Number of Units                                  53,866                --                --

AST GOLDMAN SACHS SMALL-CAP VALUE (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $      15.19      $      12.85              9.26
  Number of Units                               1,541,896         1,504,296         1,492,775
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      16.47      $      13.97             10.09
  Number of Units                                 222,905           102,500               624
  With GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                           --                --                --
  Number of Units                                      --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      19.58      $      16.67                --
  Number of Units                                  61,521            73,852                --
  With HAV, EBP and GRO Plus
  Unit Price                                           --                --                --
  Number of Units                                      --                --                --
  With HAV, EBP and GMWB
  Unit Value                                           --                --                --
  Number of Units                                      --                --                --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
SUB-ACCOUNT                                     2004               2003              2002
--------------------------------          ----------------   ---------------   ---------------
AST SMALL-CAP VALUE (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       14.22      $      12.42              9.3
  Number of Units                             10,785,030        10,183,346         6,141,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       15.34      $      13.43             10.08
  Number of Units                             10,169,483         5,824,200           209,790
  With GMWB
  Unit Value                               $       15.31      $      13.41                --
  Number of Units                              1,007,926           100,155                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       15.26      $      13.39             10.08
  Number of Units                              1,690,870           767,455            17,411
  With any one of EBP or HAV and GMWB
  Unit Value                               $       15.87      $      13.95                --
  Number of Units                                465,784           275,971                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       15.17      $      13.35                --
  Number of Units                                166,852            34,978                --
  With HAV, EBP and GMWB
  Unit Value                               $       12.11                --                --
  Number of Units                                 91,011                --                --

AST DEAM SMALL-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       12.99      $      10.81              7.66
  Number of Units                              2,143,020         1,134,865           423,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       17.00      $      14.19             10.08
  Number of Units                              1,054,696           434,509            11,686
  With GMWB
  Unit Value                               $       16.96      $      14.17                --
  Number of Units                                236,402            10,756                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       16.90      $      14.15             10.08
  Number of Units                                213,632            70,597             5,211
  With any one of EBP or HAV and GMWB
  Unit Value                               $       12.78      $      10.70                --
  Number of Units                                 63,057            22,847                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       16.81      $      14.11                --
  Number of Units                                 14,277               879                --
  With HAV, EBP and GMWB
  Unit Value                               $       12.71                --                --
  Number of Units                                    634                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


                                                            YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
SUB-ACCOUNT                                         2004              2003              2002
-------------------------------------------   ---------------   ---------------   ---------------
AST GOLDMAN SACHS MID-CAP GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $      11.80      $      10.31              7.97
  Number of Units                                 4,375,813         3,027,057         1,273,118
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      14.55      $      12.75              9.87
  Number of Units                                 5,139,643         2,379,820            66,279
  With GMWB
  Unit Value                                   $      14.52      $      12.73                --
  Number of Units                                   516,261            37,400                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      14.47      $      12.71              9.87
  Number of Units                                   994,493           365,115             2,488
  With any one of EBP or HAV and GMWB
  Unit Value                                   $       4.24      $       3.73                --
  Number of Units                                   457,010           175,708                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      14.39      $      12.68                --
  Number of Units                                   124,672            12,201                --
  With HAV, EBP and GMWB
  Unit Value                                   $      11.91                --                --
  Number of Units                                    33,665                --                --

AST NEUBERGER BERMAN MID-CAP GROWTH (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $      10.86      $       9.51              7.41
  Number of Units                                 4,715,301         3,415,318         2,175,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      13.87      $      12.18              9.51
  Number of Units                                 2,211,800         1,089,649            44,760
  With GMWB
  Unit Value                                   $      13.84      $      12.17                --
  Number of Units                                   153,923            16,702                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      13.80      $      12.15              9.51
  Number of Units                                   377,548            96,879             1,311
  With any one of EBP or HAV and GMWB
  Unit Value                                   $       6.81      $       6.01                --
  Number of Units                                   369,234           294,816                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      13.72      $      12.11                --
  Number of Units                                    38,051             5,407                --
  With HAV, EBP and GMWB
  Unit Value                                   $      11.70                --                --
  Number of Units                                    18,225                --                --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                           YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------
SUB-ACCOUNT                                        2004               2003              2002
------------------------------------------   ----------------   ---------------   ---------------
AST NEUBERGER BERMAN MID-CAP VALUE (1993)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $       14.51      $      12.01              8.96
  Number of Units                                11,461,684         8,530,129         5,118,558
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $       16.08      $      13.34              9.98
  Number of Units                                 9,335,291         4,786,623           163,415
  With GMWB
  Unit Value                                  $       16.04      $      13.33                --
  Number of Units                                   937,314            87,253                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $       15.99      $      13.31              9.97
  Number of Units                                 1,457,788           610,598            10,745
  With any one of EBP or HAV and GMWB
  Unit Value                                  $       15.99      $      13.32                --
  Number of Units                                   537,445           370,965                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $       15.91      $      13.27                --
  Number of Units                                   154,749            21,843                --
  With HAV, EBP and GMWB
  Unit Value                                  $       12.97                --                --
  Number of Units                                    95,076                --                --

AST ALGER ALL-CAP GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $        9.67      $       9.07               6.8
  Number of Units                                 1,798,457         2,002,166           658,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $       13.25      $      12.45              9.36
  Number of Units                                   715,598           636,548             6,409
  With GMWB
  Unit Value                                  $       13.22      $      12.43                --
  Number of Units                                   119,566            10,356                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $       13.17      $      12.41              9.36
  Number of Units                                   141,575           106,376             3,466
  With any one of EBP or HAV and GMWB
  Unit Value                                  $        6.19      $       5.84                --
  Number of Units                                   107,188            87,326                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $       13.10      $      12.38                --
  Number of Units                                    22,732             4,810                --
  With HAV, EBP and GMWB
  Unit Value                                  $       10.73                --                --
  Number of Units                                     6,346                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


                                                            YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
SUB-ACCOUNT                                         2004              2003              2002
-------------------------------------------   ---------------   ---------------   ---------------
AST GABELLI ALL-CAP VALUE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $      12.38      $      10.91              8.17
  Number of Units                                 2,587,064         2,513,413         1,200,225
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      15.14      $      13.38             10.04
  Number of Units                                 1,071,978           727,500            28,449
  With GMWB
  Unit Value                                   $      15.11      $      13.37                --
  Number of Units                                   116,474            12,627                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      15.06      $      13.35             10.04
  Number of Units                                   256,671           127,279                88
  With any one of EBP or HAV and GMWB
  Unit Value                                   $      11.15      $       9.89                --
  Number of Units                                   194,765           166,080                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      14.98      $      13.31                --
  Number of Units                                     8,849             1,455                --
  With HAV, EBP and GMWB
  Unit Value                                   $      12.11                --                --
  Number of Units                                     7,555                --                --

AST T. ROWE PRICE NATURAL RESOURCES (1995)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $      16.25      $      12.59              9.59
  Number of Units                                 2,040,188         2,011,627           724,670
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      17.60      $      13.67             10.44
  Number of Units                                 1,025,462           433,891             7,378
  With GMWB
  Unit Value                                   $      17.56      $      13.66                --
  Number of Units                                   172,186            24,634                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      17.50      $      13.63             10.44
  Number of Units                                   158,672            77,245             5,472
  With any one of EBP or HAV and GMWB
  Unit Value                                   $      14.40      $      11.23                --
  Number of Units                                    41,428             6,747                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      17.41      $      13.60
  Number of Units                                    37,779             1,035
  With HAV, EBP and GMWB
  Unit Value                                   $      14.36                --                --
  Number of Units                                    13,775                --                --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------
SUB-ACCOUNT                                   2004              2003              2002
-----------------------------           ---------------   ---------------   ---------------
AST ALLIANCE GROWTH (2) (1996)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $       9.44      $       9.08              7.46
  Number of Units                           2,378,881         2,098,873         1,869,353
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $      11.76      $      11.34              9.34
  Number of Units                           1,189,655           717,430            31,105
  With GMWB
  Unit Value                             $      11.73      $      11.32                --
  Number of Units                              84,417             2,206                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $      11.70      $      11.30              9.34
  Number of Units                             297,369           114,477             3,975
  With any one of EBP or HAV and GMWB
  Unit Value                             $       5.91      $       5.72                --
  Number of Units                             307,367           267,109                --
  With HAV, EBP and GRO Plus
  Unit Price                             $      11.63      $      11.27                --
  Number of Units                              15,562             8,067                --
  With HAV, EBP and GMWB
  Unit Value                             $      10.57                --                --
  Number of Units                               4,945                --                --

AST MFS GROWTH (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $       9.97      $       9.16              7.58
  Number of Units                           4,529,834         4,784,269         2,930,432
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $      12.39      $      11.41              9.47
  Number of Units                           2,897,175         2,222,614           134,574
  With GMWB
  Unit Value                             $      12.37      $      11.40                --
  Number of Units                             304,760            18,900                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $      12.33      $      11.38              9.46
  Number of Units                             442,758           207,063             2,437
  With any one of EBP or HAV and GMWB
  Unit Value                             $       6.72      $       6.21                --
  Number of Units                             387,463           262,995                --
  With HAV, EBP and GRO Plus
  Unit Price                             $      12.26      $      11.35                --
  Number of Units                              52,718            10,550                --
  With HAV, EBP and GMWB
  Unit Value                             $      11.00                --                --
  Number of Units                              33,939                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                              YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------
SUB-ACCOUNT                                           2004               2003              2002
---------------------------------------------   ----------------   ---------------   ---------------
AST MARSICO CAPITAL GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $       12.26      $      10.78              8.32
  Number of Units                                   28,117,310        20,138,164        10,144,317
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $       13.95      $      12.30              9.51
  Number of Units                                   30,793,077        14,975,841           457,013
  With GMWB
  Unit Value                                     $       13.92      $      12.28                --
  Number of Units                                    3,136,818           215,988                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $       13.88      $      12.26              9.51
  Number of Units                                    4,692,895         2,031,583            30,465
  With any one of EBP or HAV and GMWB
  Unit Value                                     $        9.22      $       8.16                --
  Number of Units                                    2,016,277           925,591                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $       13.80      $      12.23                --
  Number of Units                                      578,919            70,776                --
  With HAV, EBP and GMWB
  Unit Value                                     $       11.61                --                --
  Number of Units                                      263,104                --                --

AST GOLDMAN SACHS CONCENTRATED GROWTH (1992)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $        9.64      $       9.45              7.67
  Number of Units                                    2,785,100         2,053,023         1,349,939
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $       11.83      $      11.63              9.46
  Number of Units                                    1,641,544           715,845            41,632
  With GMWB
  Unit Value                                     $       11.80      $      11.61                --
  Number of Units                                      122,739            17,452                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $       11.76      $      11.59                --
  Number of Units                                      277,607            49,620                --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $        4.46      $       4.40                --
  Number of Units                                      541,661           395,905                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $       11.70      $      11.56                --
  Number of Units                                       10,426               242                --
  With HAV, EBP and GMWB
  Unit Value                                     $       10.54                --                --
  Number of Units                                       12,303                --                --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                               YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------
SUB-ACCOUNT                                             2004              2003             2002
-----------------------------------------------   ---------------   ---------------   -------------
AST DEAM LARGE-CAP VALUE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                       $      12.53      $      10.78            8.66
  Number of Units                                     2,351,197         1,072,256         664,649
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      14.36      $      12.39            9.98
  Number of Units                                     1,347,344           583,969          18,250
  With GMWB
  Unit Value                                       $      14.33      $      12.38              --
  Number of Units                                       175,087             9,674              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      14.29      $      12.36            9.97
  Number of Units                                       234,446            58,333           4,906
  With any one of EBP or HAV and GMWB
  Unit Value                                       $      10.72      $       9.28              --
  Number of Units                                       199,601           137,247              --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      14.21      $      12.32              --
  Number of Units                                        16,355             4,412              --
  With HAV, EBP and GMWB
  Unit Value                                       $      12.25                --              --
  Number of Units                                         6,163                --              --

AST ALLIANCE/BERNSTEIN GROWTH + VALUE (3) (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                       $      10.72      $       9.91            7.99
  Number of Units                                     1,620,391         1,387,072         965,912
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      13.07      $      12.11            9.79
  Number of Units                                     1,011,796           667,395          11,345
  With GMWB
  Unit Value                                       $      13.05      $      12.09              --
  Number of Units                                        72,365             5,118              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      13.00      $      12.07            9.79
  Number of Units                                       256,194           115,455             704
  With any one of EBP or HAV and GMWB
  Unit Value                                       $       9.31      $       8.65              --
  Number of Units                                       215,645           154,955              --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.93      $      12.04              --
  Number of Units                                         7,165             1,041              --
  With HAV, EBP and GMWB
  Unit Value                                       $      11.15                --              --
  Number of Units                                         1,191                --              --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                           YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------
SUB-ACCOUNT                                        2004              2003              2002
------------------------------------------   ---------------   ---------------   ---------------
AST SANFORD BERNSTEIN CORE VALUE (4) (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $      12.39      $      11.06              8.76
  Number of Units                                4,643,022         3,621,862         6,005,922
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      14.18      $      12.69             10.08
  Number of Units                                3,959,115         2,277,726           386,259
  With GMWB
  Unit Value                                  $      14.15      $      12.67                --
  Number of Units                                  220,419            11,518                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      14.10      $      12.65             10.08
  Number of Units                                  534,389           328,567            30,510
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      11.83      $      10.62                --
  Number of Units                                  303,689           216,416                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      14.03      $      12.62                --
  Number of Units                                   49,912            10,893                --
  With HAV, EBP and GMWB
  Unit Value                                  $      11.86                --                --
  Number of Units                                   57,669                --                --

AST COHEN & STEERS REALTY (1998)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $      18.49      $      13.63             10.08
  Number of Units                                4,080,179         3,097,315         1,563,489
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      18.84      $      13.92             10.33
  Number of Units                                2,863,749         1,376,696            41,098
  With GMWB
  Unit Value                                  $      18.80      $      13.91                --
  Number of Units                                  184,027            13,615                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      18.74      $      13.88             10.32
  Number of Units                                  538,151           270,852             6,429
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      14.12      $      10.47                --
  Number of Units                                   68,406             8,884                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      18.64      $      13.84
  Number of Units                                   17,014             8,189
  With HAV, EBP and GMWB
  Unit Value                                  $      14.07                --                --
  Number of Units                                    5,246                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                  YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------------
SUB-ACCOUNT                                               2004              2003              2002
-------------------------------------------------   ---------------   ---------------   ---------------
AST SANFORD BERNSTEIN MANAGED INDEX 500 (5) (1998)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                         $      11.07      $      10.23              8.17
  Number of Units                                       6,845,369         5,442,511         3,662,406
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         $      13.22      $      12.25              9.81
  Number of Units                                       3,486,237         2,209,334            79,915
  With GMWB
  Unit Value                                         $      13.19      $      12.24                --
  Number of Units                                         389,368            16,957                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         $      13.15      $      12.22              9.81
  Number of Units                                         352,176           203,573               383
  With any one of EBP or HAV and GMWB
  Unit Value                                         $       8.58      $       7.98                --
  Number of Units                                         343,296           293,662                --
  With HAV, EBP and GRO Plus
  Unit Price                                         $      13.08      $      12.18                --
  Number of Units                                           9,296             4,899                --
  With HAV, EBP and GMWB
  Unit Value                                         $      11.31                --                --
  Number of Units                                          43,627                --                --

AST AMERICAN CENTURY INCOME & GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                         $      11.57      $      10.45              8.25
  Number of Units                                       4,670,846         2,115,438         1,751,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         $      13.80      $      12.50              9.89
  Number of Units                                       2,219,323           846,118            36,829
  With GMWB
  Unit Value                                         $      13.77      $      12.48                --
  Number of Units                                         198,789             2,386                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         $      13.73      $      12.46              9.89
  Number of Units                                         368,328           124,008             8,874
  With any one of EBP or HAV and GMWB
  Unit Value                                         $       9.04      $       8.22                --
  Number of Units                                         372,540           195,232                --
  With HAV, EBP and GRO Plus
  Unit Price                                         $      13.65      $      12.43                --
  Number of Units                                          25,550             4,612                --
  With HAV, EBP and GMWB
  Unit Value                                         $      11.72                --                --
  Number of Units                                           7,406                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                         YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------
SUB-ACCOUNT                                      2004               2003              2002
----------------------------------------   ----------------   ---------------   ---------------
AST ALLIANCE GROWTH AND INCOME (6) (1992)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $       11.46      $      10.50              8.06
  Number of Units                              25,850,506        21,264,670         6,667,373
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $       13.91      $      12.77              9.83
  Number of Units                              27,268,222        13,386,166           165,588
  With GMWB
  Unit Value                                $       13.88      $      12.76                --
  Number of Units                               2,899,917           187,011                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $       13.83      $      12.74              9.83
  Number of Units                               4,694,207         2,029,598             6,100
  With any one of EBP or HAV and GMWB
  Unit Value                                $       10.72      $       9.88                --
  Number of Units                               1,731,512           976,756                --
  With HAV, EBP and GRO Plus
  Unit Price                                $       13.76      $      12.70                --
  Number of Units                                 564,502            69,435                --
  With HAV, EBP and GMWB
  Unit Value                                $       11.50                --                --
  Number of Units                                 228,955                --                --

AST HOTCHKIS & WILEY LARGE-CAP VALUE
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $       11.17      $       9.83              8.34
  Number of Units                               3,717,848         2,647,064         2,110,071
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $       13.19      $      11.65               9.9
  Number of Units                               1,916,775           651,074            30,714
  With GMWB
  Unit Value                                $       13.16      $      11.63                --
  Number of Units                                 173,888            21,961                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $       13.12      $      11.61               9.9
  Number of Units                                 198,898            90,092             5,934
  With any one of EBP or HAV and GMWB
  Unit Value                                $        9.78      $       8.66                --
  Number of Units                                 419,818           347,275                --
  With HAV, EBP and GRO Plus
  Unit Price                                $       13.05      $      11.58                --
  Number of Units                                  37,159               332                --
  With HAV, EBP and GMWB
  Unit Value                                $       11.75                --                --
  Number of Units                                  23,032                --                --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------
SUB-ACCOUNT                                             2004              2003              2002
-----------------------------------------------   ---------------   ---------------   ---------------
AST DEAM GLOBAL ALLOCATION (7) (1993)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                       $      11.19      $      10.24              8.71
  Number of Units                                     1,061,887           898,161           847,517
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      12.70      $      11.65              9.94
  Number of Units                                       278,657           155,865             3,088
  With GMWB
  Unit Value                                       $      12.67      $      11.64                --
  Number of Units                                        35,622               483                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      12.63      $      11.62              9.93
  Number of Units                                        52,110            34,914                94
  With any one of EBP or HAV and GMWB
  Unit Value                                       $       9.12      $       8.40                --
  Number of Units                                       290,887           303,295                --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.56      $      11.58                --
  Number of Units                                         2,849             1,169                --
  With HAV, EBP and GMWB
  Unit Value                                       $      11.23                --                --
  Number of Units                                         2,193                --                --

AST AMERICAN CENTURY STRATEGIC BALANCED (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                       $      11.46      $      10.69              9.14
  Number of Units                                     2,335,598         2,045,205         1,126,058
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      12.43      $      11.62              9.97
  Number of Units                                     1,308,462           930,516            15,835
  With GMWB
  Unit Value                                       $      12.40      $      11.61                --
  Number of Units                                       175,763            18,977                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      12.36      $      11.59              9.97
  Number of Units                                       186,307            58,741             2,760
  With any one of EBP or HAV and GMWB
  Unit Value                                       $      10.08      $       9.46                --
  Number of Units                                       218,686           196,909                --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.29      $      11.56                --
  Number of Units                                        18,231            11,783                --
  With HAV, EBP and GMWB
  Unit Value                                       $      10.98                --                --
  Number of Units                                           125                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                           YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------
SUB-ACCOUNT                                        2004              2003              2002
------------------------------------------   ---------------   ---------------   ---------------
AST T. ROWE PRICE ASSET ALLOCATION (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $      12.13      $      11.09              9.09
  Number of Units                                3,551,315         2,243,566           921,329
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      13.22      $      12.12              9.96
  Number of Units                                2,109,855           955,716            21,928
  With GMWB
  Unit Value                                  $      13.19      $      12.11                --
  Number of Units                                  349,177            27,414                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      13.15      $      12.09              9.96
  Number of Units                                  464,055           160,339               150
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      11.38      $      10.48                --
  Number of Units                                   39,231             2,741                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      13.08      $      12.05
  Number of Units                                   46,336            31,706
  With HAV, EBP and GMWB
  Unit Value                                  $      11.35                --                --
  Number of Units                                    9,372                --                --

AST T. ROWE PRICE GLOBAL BOND (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $      13.45      $      12.59             11.34
  Number of Units                                4,717,822         2,962,471         1,739,313
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      12.17      $      11.42             10.31
  Number of Units                                6,387,666         1,827,606            36,822
  With GMWB
  Unit Value                                  $      12.14      $      11.40                --
  Number of Units                                  712,411            24,361                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      12.10      $      11.38             10.31
  Number of Units                                1,195,848           279,110             3,700
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      14.05      $      13.23                --
  Number of Units                                  191,816           148,319                --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      12.04      $      11.35                --
  Number of Units                                  137,089            12,591                --
  With HAV, EBP and GMWB
  Unit Value                                  $      10.94                --                --
  Number of Units                                   43,652                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
SUB-ACCOUNT                                     2004               2003              2002
---------------------------------------   ----------------   ---------------   ---------------
AST GOLDMAN SACHS HIGH YIELD PORTFOLIO
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       12.69      $      11.61              9.71
  Number of Units                             13,717,128        12,201,163         5,592,940
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       13.34      $      12.24             10.26
  Number of Units                              4,901,936         3,684,174            74,022
  With GMWB
  Unit Value                               $       13.31      $      12.23                --
  Number of Units                                426,333            27,535                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       13.27      $      12.21             10.26
  Number of Units                                707,876           379,114             6,524
  With any one of EBP or HAV and GMWB
  Unit Value                               $       11.51      $      10.60                --
  Number of Units                                545,726           346,126                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       13.20      $      12.17                --
  Number of Units                                 54,058            28,237                --
  With HAV, EBP and GMWB
  Unit Value                               $       11.24                --                --
  Number of Units                                 65,084                --                --

AST LORD ABBETT BOND-DEBENTURE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       12.26      $      11.61              9.94
  Number of Units                              8,369,008         7,751,236         4,146,530
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       12.56      $      11.92             10.23
  Number of Units                              7,337,467         4,628,945           162,571
  With GMWB
  Unit Value                               $       12.53      $      11.90                --
  Number of Units                                904,128            42,593                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       12.49      $      11.88             10.23
  Number of Units                              1,314,641           624,019             7,474
  With any one of EBP or HAV and GMWB
  Unit Value                               $       12.18      $      11.60                --
  Number of Units                                732,155           423,485                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       12.42      $      11.85                --
  Number of Units                                155,764            28,346                --
  With HAV, EBP and GMWB
  Unit Value                               $       10.88                --                --
  Number of Units                                 85,669                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
SUB-ACCOUNT                                     2004               2003              2002
---------------------------------------   ----------------   ---------------   ---------------
AST PIMCO TOTAL RETURN BOND (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       11.31      $      10.95             10.57
  Number of Units                             33,208,757        26,287,388        20,544,075
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       10.82      $      10.51             10.17
  Number of Units                             30,067,867        16,012,778           604,147
  With GMWB
  Unit Value                               $       10.79      $      10.49                --
  Number of Units                              3,495,678           378,676                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       10.76      $      10.48             10.17
  Number of Units                              4,319,279         2,192,336            36,236
  With any one of EBP or HAV and GMWB
  Unit Value                               $       13.09      $      12.76                --
  Number of Units                              2,344,332         1,558,557                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       10.70      $      10.45                --
  Number of Units                                476,033           119,982                --
  With HAV, EBP and GMWB
  Unit Value                               $       10.32                --                --
  Number of Units                                323,335                --                --

AST PIMCO LIMITED MATURITY BOND (1995)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       10.55      $      10.51             10.34
  Number of Units                             21,299,789        15,242,856        11,274,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       10.23      $      10.22             10.08
  Number of Units                             19,103,280         5,152,783           215,314
  With GMWB
  Unit Value                               $       10.21      $      10.21                --
  Number of Units                              2,764,809            36,640                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       10.17      $      10.19             10.08
  Number of Units                              2,785,690           636,860            80,547
  With any one of EBP or HAV and GMWB
  Unit Value                               $       11.62      $      11.65                --
  Number of Units                              1,143,298           329,629                --
  With HAV, EBP and GRO Plus
  Unit Price                               $       10.12      $      10.16                --
  Number of Units                                301,108            35,430                --
  With HAV, EBP and GMWB
  Unit Value                               $        9.96                --                --
  Number of Units                                240,337                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                     YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------------
SUB-ACCOUNT                                  2004               2003              2002
------------------------               ----------------   ---------------   ---------------
AST MONEY MARKET (1992)
  WITH NO OPTIONAL B ENEFITS
  Unit Price                            $        9.78      $       9.86              9.96
  Number of Units                          29,870,585        32,730,501        36,255,772
  With any one of GRO Plus, EBP or HAV
  Unit Price                            $        9.75      $       9.86              9.99
  Number of Units                           8,152,893         7,176,983           999,737
  With GMWB
  Unit Value                            $        9.73      $       9.85                --
  Number of Units                           1,312,018            81,304                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                            $        9.70      $       9.83              9.99
  Number of Units                           1,742,703         1,118,618            70,899
  With any one of EBP or HAV and GMWB
  Unit Value                            $        9.98      $      10.13                --
  Number of Units                             234,402            35,505                --
  With HAV, EBP and GRO Plus
  Unit Price                            $        9.65      $       9.80                --
  Number of Units                             432,144           149,705                --
  With HAV, EBP and GMWB
  Unit Value                            $        9.79                --                --
  Number of Units                              61,321                --                --

Gartmore Variable Investment Trust --
  GVIT DEVELOPING MARKETS (1996)
  WITH NO OPTIONAL BENEFITS
  Unit Price                            $       16.02      $      13.60              8.66
  Number of Units                           2,103,950         1,763,660           283,466
  With any one of GRO Plus, EBP or HAV
  Unit Price                            $       18.29      $      15.56              9.93
  Number of Units                             934,258           415,864            21,816
  With GMWB
  Unit Value                            $       18.25      $      15.54                --
  Number of Units                             161,653            12,503                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                            $       18.19      $      15.52              9.93
  Number of Units                             141,365            44,993               442
  With any one of EBP or HAV and GMWB
  Unit Value                            $       12.74      $      10.88                --
  Number of Units                              25,630               843                --
  With HAV, EBP and GRO Plus
  Unit Price                            $       18.09      $      15.47                --
  Number of Units                              17,121             1,871                --
  With HAV, EBP and GMWB
  Unit Value                            $       12.70                --                --
  Number of Units                              11,161                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


                                                                   YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------
SUB-ACCOUNT                                                  2004            2003            2002
-----------------------------------------------------   -------------   -------------   -------------
Wells Fargo Variable Trust -- EQUITY INCOME (8) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                             $    11.18      $    10.23            8.25
  Number of Units                                           590,808         314,757         196,720
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             $    13.36      $    12.26             9.9
  Number of Units                                           285,526         251,071          10,707
  With GMWB
  Unit Value                                             $    13.33      $    12.25              --
  Number of Units                                            39,530           5,900              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             $    13.29      $    12.23             9.9
  Number of Units                                            63,454          15,983              91
  With any one of EBP or HAV and GMWB
  Unit Value                                             $    16.60      $    15.29              --
  Number of Units                                            14,303          15,958              --
  With HAV, EBP and GRO Plus
  Unit Price                                             $    13.22              --              --
  Number of Units                                               480              --              --
  With HAV, EBP and GMWB
  Unit Value                                             $    11.61              --              --
  Number of Units                                                13              --              --

AIM V.I. -- DYNAMICS (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                             $    10.72      $     9.61            7.09
  Number of Units                                           668,032         889,464         543,762
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             $    14.59      $    13.12             9.7
  Number of Units                                           590,157         634,308          32,635
  With GMWB
  Unit Value                                             $    14.56      $    13.11              --
  Number of Units                                            61,543           4,848              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             $    14.51      $    13.08             9.7
  Number of Units                                            55,199          38,518             576
  With any one of EBP or HAV and GMWB
  Unit Value                                             $    11.67              --              --
  Number of Units                                             1,825              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                             $    14.43      $    13.05              --
  Number of Units                                             4,253           3,083              --
  With HAV, EBP and GMWB
  Unit Value                                             $    11.63              --              --
  Number of Units                                                13              --              --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                   YEAR ENDED DECEMBER 31,
                                         -------------------------------------------
SUB-ACCOUNT                                  2004           2003            2002
-----------------------------------      ------------   ------------   -------------
AIM V.I. -- TECHNOLOGY (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $     8.09     $     7.87            5.5
  Number of Units                            512,424        578,651        293,307
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $    13.71     $    13.35             --
  Number of Units                              5,184          3,695             --
  With GMWB
  Unit Value                                      --             --             --
  Number of Units                                 --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      --             --             --
  Number of Units                                 --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                      --             --             --
  Number of Units                                 --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                      --             --             --
  Number of Units                                 --             --             --
  With HAV, EBP and GMWB
  Unit Value                                      --             --             --
  Number of Units                                 --             --             --

AIM V.I. -- HEALTH SCIENCES (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $    10.64     $    10.05              8
  Number of Units                            937,586        698,364        475,873
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $    12.58     $    11.93            9.51
  Number of Units                            578,826        381,478          5,444
  With GMWB
  Unit Value                              $    12.56     $    11.91             --
  Number of Units                             87,037          2,077             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $    12.52     $    11.89            9.51
  Number of Units                            181,513         55,867            140
  With any one of EBP or HAV and GMWB
  Unit Value                              $    11.41     $    10.85             --
  Number of Units                              5,057          1,330             --
  With HAV, EBP and GRO Plus
  Unit Price                              $    12.45             --             --
  Number of Units                              5,438             --             --
  With HAV, EBP and GMWB
  Unit Value                              $    11.38             --             --
  Number of Units                              2,157             --             --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                          YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------
SUB-ACCOUNT                                         2004            2003            2002
--------------------------------------------   -------------   -------------   -------------
AIM V.I. -- FINANCIAL SERVICES (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                    $    11.94      $    11.17             8.76
  Number of Units                                  585,185         607,265         366,258
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    13.44      $    12.61             9.92
  Number of Units                                  387,921         200,360           1,897
  With GMWB
  Unit Value                                    $    13.42      $    12.60              --
  Number of Units                                   67,581          20,268              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $    13.37      $    12.58             9.92
  Number of Units                                   84,188          50,250             141
  With any one of EBP or HAV and GMWB
  Unit Value                                    $    11.11      $    10.46              --
  Number of Units                                   15,566           1,378              --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    13.30      $    12.54              --
  Number of Units                                    8,806             751              --
  With HAV, EBP and GMWB
  Unit Value                                    $    11.08              --              --
  Number of Units                                      468              --              --

Evergreen VA -- INTERNATIONAL EQUITY (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                    $    13.66      $    11.65             8.15
  Number of Units                                  414,631         189,143         113,389
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    14.94      $    12.78             9.67
  Number of Units                                  195,986          76,749           3,669
  With GMWB
  Unit Value                                    $    12.21      $    10.45              --
  Number of Units                                   32,858             827              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $    14.86      $    12.74              --
  Number of Units                                   67,201           6,492              --
  With any one of EBP or HAV and GMWB
  Unit Value                                    $    12.40      $    10.64              --
  Number of Units                                   83,727          81,555              --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    14.78      $    12.71              --
  Number of Units                                    7,362           1,395              --
  With HAV, EBP and GMWB
  Unit Value                                    $    12.36              --              --
  Number of Units                                    2,878              --              --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------
SUB-ACCOUNT                                     2004            2003            2002
----------------------------------------   -------------   -------------   -------------
Evergreen VA -- SPECIAL EQUITY (9) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $    11.58      $    11.12            7.44
  Number of Units                              702,642         815,621         127,728
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    15.25      $    14.69            9.85
  Number of Units                              509,734         293,794          12,520
  With GMWB
  Unit Value                                $    15.22      $    14.67              --
  Number of Units                               46,748           3,620              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $    15.17      $    14.65            9.85
  Number of Units                              177,731          58,548             533
  With any one of EBP or HAV and GMWB
  Unit Value                                $     9.13      $     8.83              --
  Number of Units                              114,259          23,503              --
  With HAV, EBP and GRO Plus
  Unit Price                                $    15.09              --              --
  Number of Units                                3,411              --              --
  With HAV, EBP and GMWB
  Unit Value                                $    10.53              --              --
  Number of Units                               26,034              --              --

Evergreen VA -- OMEGA (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $    11.29      $    10.71            7.78
  Number of Units                              570,123         404,789          39,943
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    13.89      $    13.21              --
  Number of Units                              387,492          56,002              --
  With GMWB
  Unit Value                                $    13.86      $    13.19              --
  Number of Units                               31,153             283              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $    13.81      $    13.17              --
  Number of Units                              108,796          25,003              --
  With any one of EBP or HAV and GMWB
  Unit Value                                $     9.40      $     8.97              --
  Number of Units                               84,876          19,658              --
  With HAV, EBP and GRO Plus
  Unit Price                                $    13.74      $    13.13              --
  Number of Units                                3,028           1,855              --
  With HAV, EBP and GMWB
  Unit Value                                $    10.92              --              --
  Number of Units                               30,383              --              --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                      YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------
SUB-ACCOUNT                                    2004              2003             2002
-------------------------------          ---------------   ---------------   -------------
ProFund VP -- EUROPE 30 (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $      12.17      $      10.83            7.93
  Number of Units                            1,812,435         2,116,400         292,396
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $      14.80      $      13.20             9.7
  Number of Units                              313,111           158,208           2,625
  With GMWB
  Unit Value                              $      14.77      $      13.18              --
  Number of Units                               99,557            13,365              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $      14.72      $      13.16              --
  Number of Units                              162,300            40,636              --
  With any one of EBP or HAV and GMWB
  Unit Value                              $      12.39      $      11.09              --
  Number of Units                               17,205             3,060              --
  With HAV, EBP and GRO Plus
  Unit Price                              $      14.64                --              --
  Number of Units                                7,739                --              --
  With HAV, EBP and GMWB
  Unit Value                              $      12.35                --              --
  Number of Units                                7,758                --              --

ProFund VP -- ASIA 30 (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $      12.30      $      12.57            7.75
  Number of Units                              896,010           942,605         281,993
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $      15.57      $      15.96            9.86
  Number of Units                              253,337           131,276           6,995
  With GMWB
  Unit Value                              $      15.54      $      15.94              --
  Number of Units                               74,988            10,432              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $      15.49      $      15.91              --
  Number of Units                               67,805            33,050              --
  With any one of EBP or HAV and GMWB
  Unit Value                              $      10.14      $      10.43              --
  Number of Units                               28,325             1,873              --
  With HAV, EBP and GRO Plus
  Unit Price                              $      15.40                --              --
  Number of Units                                5,612                --              --
  With HAV, EBP and GMWB
  Unit Value                              $      10.10                --              --
  Number of Units                                6,082                --              --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                    YEAR ENDED DECEMBER 31,
                                          -------------------------------------------
SUB-ACCOUNT                                   2004           2003            2002
---------------------------               ------------   ------------   -------------
ProFund VP -- JAPAN (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     9.55     $     9.03           7.24
  Number of Units                             710,879        426,718         65,845
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    13.40     $    12.70          10.21
  Number of Units                             137,584         76,553            351
  With GMWB
  Unit Value                               $    13.38     $    12.69             --
  Number of Units                              35,968          1,883             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    13.33     $    12.67             --
  Number of Units                              62,668         10,769             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.35             --             --
  Number of Units                               8,278             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    13.26             --             --
  Number of Units                               7,559             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --

ProFund VP -- BANKS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    11.98     $    10.90           8.56
  Number of Units                             229,711         93,067        101,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.10     $    12.86          10.13
  Number of Units                             171,696         34,962          3,422
  With GMWB
  Unit Value                               $    14.07             --             --
  Number of Units                               8,847             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    14.03     $    12.83             --
  Number of Units                              29,071          6,833             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    11.58             --             --
  Number of Units                              20,936             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    13.95     $    12.79             --
  Number of Units                                 788          1,039             --
  With HAV, EBP and GMWB
  Unit Value                               $    11.54             --             --
  Number of Units                                 582             --             --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                    YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------
SUB-ACCOUNT                                  2004             2003             2002
-------------------------------------   -------------   ---------------   -------------
ProFund VP -- BASIC MATERIALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $    11.87      $      10.95            8.46
  Number of Units                           529,237         1,512,864          76,331
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $    14.43      $      13.35           10.34
  Number of Units                           170,212           100,189              12
  With GMWB
  Unit Value                             $    14.40      $      13.33              --
  Number of Units                            23,555             8,054              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $    14.35      $      13.31              --
  Number of Units                            35,537            15,986              --
  With any one of EBP or HAV and GMWB
  Unit Value                             $    12.43                --              --
  Number of Units                            15,658                --              --
  With HAV, EBP and GRO Plus
  Unit Price                             $    14.28                --              --
  Number of Units                             3,155                --              --
  With HAV, EBP and GMWB
  Unit Value                             $    12.40                --              --
  Number of Units                             1,246                --              --

ProFund VP -- BIOTECHNOLOGY (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $    10.52      $       9.75            7.09
  Number of Units                           757,678           208,971         130,082
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $    14.56      $      13.53              --
  Number of Units                             5,878               847              --
  With GMWB
  Unit Value                                     --                --              --
  Number of Units                                --                --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     --                --              --
  Number of Units                                --                --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                     --                --              --
  Number of Units                                --                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                     --                --              --
  Number of Units                                --                --              --
  With HAV, EBP and GMWB
  Unit Value                                     --                --              --
  Number of Units                                --                --              --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                    YEAR ENDED DECEMBER 31,
                                          -------------------------------------------
SUB-ACCOUNT                                   2004           2003            2002
---------------------------------------   ------------   ------------   -------------
ProFund VP -- CONSUMER SERVICES (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     9.56     $     9.04           7.25
  Number of Units                             430,620        136,269        128,022
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.31     $    11.66           9.37
  Number of Units                              87,433         30,700          2,426
  With GMWB
  Unit Value                               $    12.28             --             --
  Number of Units                              17,197             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    12.24     $    11.62             --
  Number of Units                               8,198          5,655             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.69             --             --
  Number of Units                               2,087             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    12.17     $    11.59             --
  Number of Units                               1,211          3,817             --
  With HAV, EBP and GMWB
  Unit Value                               $    10.66             --             --
  Number of Units                                  14             --             --

ProFund VP -- CONSUMER GOODS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $    10.36     $     9.64           8.28
  Number of Units                             369,007         58,425        148,446
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.33     $    11.51            9.9
  Number of Units                             102,706         12,720          2,303
  With GMWB
  Unit Value                               $    12.31     $    11.49             --
  Number of Units                               8,437            954             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    12.27             --             --
  Number of Units                              54,297             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    11.40     $    10.67             --
  Number of Units                               9,175          4,737             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    12.20             --             --
  Number of Units                               1,731             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


                                                       YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------
SUB-ACCOUNT                                     2004              2003             2002
--------------------------------          ---------------   ---------------   -------------
ProFund VP -- OIL & GAS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      13.33      $      10.48            8.71
  Number of Units                             1,856,882         1,225,844         299,833
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.40      $      12.14           10.12
  Number of Units                               888,111           114,553           1,660
  With GMWB
  Unit Value                               $      15.37      $      12.12              --
  Number of Units                                58,804             4,007              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.32      $      12.10              --
  Number of Units                               174,913            25,623              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.80                --              --
  Number of Units                                29,672                --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.23      $      12.07              --
  Number of Units                                14,353             2,434              --
  With HAV, EBP and GMWB
  Unit Value                               $      13.76                --              --
  Number of Units                                 6,676                --              --

ProFund VP -- FINANCIALS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      12.19      $      11.23            8.85
  Number of Units                               553,342           398,159         221,377
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.48      $      12.45            9.84
  Number of Units                               323,190           134,420           2,066
  With GMWB
  Unit Value                               $      13.45      $      12.44              --
  Number of Units                                17,749             1,060              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.41      $      12.42              --
  Number of Units                                35,528            27,402              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.26                --              --
  Number of Units                                15,974                --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.33                --              --
  Number of Units                                 1,103                --              --
  With HAV, EBP and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                       YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------
SUB-ACCOUNT                                       2004            2003            2002
---------------------------------           ---------------   ------------   -------------
ProFund VP -- HEALTH CARE (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $       9.23      $     9.17           7.94
  Number of Units                               1,318,525         707,449        388,508
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      11.10      $    11.05           9.59
  Number of Units                                 518,389         244,228          6,831
  With GMWB
  Unit Value                                 $      11.07      $    11.04             --
  Number of Units                                   8,570           1,969             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      11.04      $    11.02             --
  Number of Units                                 139,890          56,392             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      10.65              --             --
  Number of Units                                   5,322              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      10.98      $    10.99             --
  Number of Units                                   4,035           2,123             --
  With HAV, EBP and GMWB
  Unit Value                                           --              --             --
  Number of Units                                      --              --             --

ProFund VP -- INDUSTRIALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $      11.15      $    10.01           7.93
  Number of Units                                 253,411         318,339         12,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      14.27      $    12.85             --
  Number of Units                                  88,729          20,601             --
  With GMWB
  Unit Value                                 $      14.24              --             --
  Number of Units                                   4,426              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      14.20      $    12.81             --
  Number of Units                                  14,026           4,507             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      12.08              --             --
  Number of Units                                   4,381              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      14.12              --             --
  Number of Units                                     945              --             --
  With HAV, EBP and GMWB
  Unit Value                                 $      12.04              --             --
  Number of Units                                     807              --             --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                   YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------
SUB-ACCOUNT                                  2004            2003            2002
-------------------------------------   -------------   -------------   -------------
ProFund VP -- INTERNET (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $    17.89      $    15.00            8.57
  Number of Units                           992,879         206,876         306,572
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $    19.83      $    16.67              --
  Number of Units                             3,806           1,210              --
  With GMWB
  Unit Value                                     --              --              --
  Number of Units                                --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     --              --              --
  Number of Units                                --              --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                     --              --              --
  Number of Units                                --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                     --              --              --
  Number of Units                                --              --              --
  With HAV, EBP and GMWB
  Unit Value                                     --              --              --
  Number of Units                                --              --              --

ProFund VP -- PHARMACEUTICALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $     7.93      $     8.89            8.56
  Number of Units                           527,336         266,978         136,559
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $     8.88      $     9.97            9.63
  Number of Units                           246,789          77,105           2,545
  With GMWB
  Unit Value                             $     8.86      $     9.96              --
  Number of Units                            23,137           2,871              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $     8.83      $     9.94              --
  Number of Units                            70,946           6,346              --
  With any one of EBP or HAV and GMWB
  Unit Value                             $     9.44              --              --
  Number of Units                             5,382              --              --
  With HAV, EBP and GRO Plus
  Unit Price                             $     8.78      $     9.91              --
  Number of Units                             3,939           1,646              --
  With HAV, EBP and GMWB
  Unit Value                                     --              --              --
  Number of Units                                --              --              --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------
SUB-ACCOUNT                                   2004              2003              2002
-------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- PRECIOUS METALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $      11.77      $      13.29               9.7
  Number of Units                           1,479,384         1,329,806         1,175,651
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $      13.64      $      15.44              11.3
  Number of Units                             457,761           390,896            19,964
  With GMWB
  Unit Value                             $      13.61                --                --
  Number of Units                              42,627                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $      13.57      $      15.39                --
  Number of Units                             111,588            44,664                --
  With any one of EBP or HAV and GMWB
  Unit Value                             $      10.17                --                --
  Number of Units                              93,541                --                --
  With HAV, EBP and GRO Plus
  Unit Price                             $      13.49      $      15.35                --
  Number of Units                               7,072             1,458                --
  With HAV, EBP and GMWB
  Unit Value                             $      10.14      $      11.55                --
  Number of Units                              11,671            23,284                --

ProFund VP -- REAL ESTATE (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $      16.15      $      12.91              9.86
  Number of Units                           1,816,706           462,906           441,318
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $      16.63      $      13.33              10.2
  Number of Units                             509,763           136,941            12,789
  With GMWB
  Unit Value                             $      16.60      $      13.31                --
  Number of Units                              58,062             3,835                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $      16.54      $      13.29                --
  Number of Units                             128,625            32,970                --
  With any one of EBP or HAV and GMWB
  Unit Value                             $      13.06                --                --
  Number of Units                              22,857                --                --
  With HAV, EBP and GRO Plus
  Unit Price                             $      16.45                --                --
  Number of Units                                 629                --                --
  With HAV, EBP and GMWB
  Unit Value                             $      13.02                --                --
  Number of Units                               1,198                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                 YEAR ENDED DECEMBER 31,
                                       -------------------------------------------
SUB-ACCOUNT                                2004           2003            2002
-----------------------------------    ------------   ------------   -------------
ProFund VP -- SEMICONDUCTOR (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                            $     7.15     $     9.51           5.14
  Number of Units                          694,352        423,958         93,241
  With any one of GRO Plus, EBP or HAV
  Unit Price                            $    11.95     $    15.93             --
  Number of Units                            3,639          3,475             --
  With GMWB
  Unit Value                                    --             --             --
  Number of Units                               --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    --             --             --
  Number of Units                               --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                    --             --             --
  Number of Units                               --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                    --             --             --
  Number of Units                               --             --             --
  With HAV, EBP and GMWB
  Unit Value                                    --             --             --
  Number of Units                               --             --             --

ProFund VP -- TECHNOLOGY (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                            $     8.48     $     8.66           6.03
  Number of Units                          727,580        497,972        254,131
  With any one of GRO Plus, EBP or HAV
  Unit Price                            $    12.99     $    13.30             --
  Number of Units                            9,239          6,845             --
  With GMWB
  Unit Value                                    --             --             --
  Number of Units                               --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    --             --             --
  Number of Units                               --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                    --             --             --
  Number of Units                               --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                    --             --             --
  Number of Units                               --             --             --
  With HAV, EBP and GMWB
  Unit Value                                    --             --             --
  Number of Units                               --             --             --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------
SUB-ACCOUNT                                      2004            2003            2002
----------------------------------------   ---------------   ------------   -------------
ProFund VP -- TELECOMMUNICATIONS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $       8.19      $     7.21           7.15
  Number of Units                                460,848         398,350        272,408
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      11.43      $    10.08          10.03
  Number of Units                                212,127          47,283          3,642
  With GMWB
  Unit Value                                $      11.40              --             --
  Number of Units                                  6,379              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      11.37      $    10.05             --
  Number of Units                                 34,691          13,783             --
  With any one of EBP or HAV and GMWB
  Unit Value                                $      12.54              --             --
  Number of Units                                  4,099              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                $      11.31              --             --
  Number of Units                                 11,741              --             --
  With HAV, EBP and GMWB
  Unit Value                                $      12.50              --             --
  Number of Units                                  2,691              --             --

ProFund VP -- UTILITIES (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $      11.13      $     9.34           7.83
  Number of Units                              1,060,939         618,427        521,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      15.00      $    12.63          10.61
  Number of Units                                332,768          93,690          8,871
  With GMWB
  Unit Value                                $      14.97      $    12.62             --
  Number of Units                                 57,208           8,137             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      14.92      $    12.60             --
  Number of Units                                 87,691          10,588             --
  With any one of EBP or HAV and GMWB
  Unit Value                                $      12.51              --             --
  Number of Units                                 21,365              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                $      14.84              --             --
  Number of Units                                  7,490              --             --
  With HAV, EBP and GMWB
  Unit Value                                $      12.47              --             --
  Number of Units                                    573              --             --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                     YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------
SUB-ACCOUNT                                  2004              2003              2002
--------------------------             ---------------   ---------------   ---------------
ProFund VP -- BULL (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                            $      10.53      $       9.84              7.97
  Number of Units                          8,215,357         3,563,562           954,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                            $      12.82      $      12.01              9.75
  Number of Units                          2,052,501           708,248            10,297
  With GMWB
  Unit Value                            $      12.79      $      12.00                --
  Number of Units                            171,187             1,179                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                            $      12.75      $      11.98              9.75
  Number of Units                            570,114            58,349               400
  With any one of EBP or HAV and GMWB
  Unit Value                            $      11.25      $      10.58                --
  Number of Units                             31,600               427                --
  With HAV, EBP and GRO Plus
  Unit Price                            $      12.68      $      11.94                --
  Number of Units                             88,697            10,714                --
  With HAV, EBP and GMWB
  Unit Value                            $      11.21                --                --
  Number of Units                             12,971                --                --

ProFund VP -- BEAR (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                            $       7.45      $       8.44             11.38
  Number of Units                          1,202,243         1,886,515         1,532,543
  With any one of GRO Plus, EBP or HAV
  Unit Price                            $       6.60      $       7.49             10.13
  Number of Units                            289,105           716,467            28,618
  With GMWB
  Unit Value                            $       6.58                --                --
  Number of Units                             41,480                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                            $       6.56      $       7.47             10.13
  Number of Units                             60,475            36,686             1,514
  With any one of EBP or HAV and GMWB
  Unit Value                            $       8.15      $       9.29                --
  Number of Units                             10,709             7,927                --
  With HAV, EBP and GRO Plus
  Unit Price                            $       6.52      $       7.45                --
  Number of Units                             14,578            13,622                --
  With HAV, EBP and GMWB
  Unit Value                            $       8.12      $       9.29                --
  Number of Units                              1,620             7,293                --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                    YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------
SUB-ACCOUNT                                    2004              2003              2002
-------------------------------          ---------------   ---------------   ---------------
ProFund VP -- ULTRABULL (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $      11.76      $      10.20              6.78
  Number of Units                             2,817,803         1,431,345           297,435
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      16.58      $      14.42              9.61
  Number of Units                                 9,518             1,432               245
  With GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --

ProFund VP -- OTC (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $       9.94      $       9.32              6.45
  Number of Units                             4,885,351         4,445,234         1,346,852
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.34      $      13.47              9.36
  Number of Units                             1,807,904           810,005            13,113
  With GMWB
  Unit Value                               $      14.31      $      13.46                --
  Number of Units                               128,923             5,378                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.27      $      13.44                --
  Number of Units                               225,055            34,480                --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.92                --                --
  Number of Units                                28,507                --                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.19                --                --
  Number of Units                                32,376                --                --
  With HAV, EBP and GMWB
  Unit Value                               $      10.88                --                --
  Number of Units                                14,308                --                --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                              YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------
SUB-ACCOUNT                                       2004              2003             2002
-------------------------------             ---------------   ---------------   --------------
ProFund VP -- SHORT OTC (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $       5.93      $       6.78               11
  Number of Units                                908,064         1,535,439          433,181
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $       5.60      $       6.42            10.43
  Number of Units                                181,352           196,526           15,308
  With GMWB
  Unit Value                                $       5.58                --               --
  Number of Units                                  7,191                --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $       5.57      $       6.40               --
  Number of Units                                 65,148            20,167               --
  With any one of EBP or HAV and GMWB
  Unit Value                                          --      $       9.49               --
  Number of Units                                     --             7,708               --
  With HAV, EBP and GRO Plus
  Unit Price                                $       5.54      $       6.38               --
  Number of Units                                 16,306            16,907               --
  With HAV, EBP and GMWB
  Unit Value                                          --                --               --
  Number of Units                                     --                --               --

ProFund VP -- ULTRAOTC (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $       7.89      $       7.03             3.53
  Number of Units                              6,592,447         3,410,589        1,003,123
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      19.36      $      17.30              8.7
  Number of Units                                 22,282             5,905              233
  With GMWB
  Unit Value                                          --                --               --
  Number of Units                                     --                --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                          --                --               --
  Number of Units                                     --                --               --
  With any one of EBP or HAV and GMWB
  Unit Value                                          --                --               --
  Number of Units                                     --                --               --
  With HAV, EBP and GRO Plus
  Unit Price                                          --                --               --
  Number of Units                                     --                --               --
  With HAV, EBP and GMWB
  Unit Value                                          --                --               --
  Number of Units                                     --                --               --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                    YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------
SUB-ACCOUNT                                  2004              2003             2002
------------------------------------   ---------------   ---------------   -------------
ProFund VP -- MID-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                            $      11.67      $      10.23             7.66
  Number of Units                          2,632,869         1,455,513         438,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                            $      15.24      $      13.40            10.06
  Number of Units                            626,618           462,172           4,777
  With GMWB
  Unit Value                            $      15.21      $      13.39              --
  Number of Units                            110,312             4,164              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                            $      15.16      $      13.36            10.06
  Number of Units                            304,648            99,189           4,799
  With any one of EBP or HAV and GMWB
  Unit Value                            $      12.20      $      10.77              --
  Number of Units                             39,454             3,516              --
  With HAV, EBP and GRO Plus
  Unit Price                            $      15.08      $      13.33              --
  Number of Units                             12,473               916              --
  With HAV, EBP and GMWB
  Unit Value                            $      12.17                --              --
  Number of Units                              3,507                --              --

ProFund VP -- MID-CAP GROWTH (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                            $      10.58      $       9.69             7.7
  Number of Units                          2,220,901         1,009,867         439,054
  With any one of GRO Plus, EBP or HAV
  Unit Price                            $      13.42      $      12.32             9.82
  Number of Units                            579,666           295,528           1,587
  With GMWB
  Unit Value                            $      13.39      $      12.31              --
  Number of Units                             53,472             2,028              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                            $      13.35      $      12.28             9.81
  Number of Units                            163,302            47,141           1,583
  With any one of EBP or HAV and GMWB
  Unit Value                            $      11.12      $      10.24              --
  Number of Units                             21,341             3,933              --
  With HAV, EBP and GRO Plus
  Unit Price                            $      13.28      $      12.25              --
  Number of Units                              6,489             1,274              --
  With HAV, EBP and GMWB
  Unit Value                            $      11.09                --              --
  Number of Units                              9,859                --              --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                     YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------
SUB-ACCOUNT                                   2004              2003             2002
-------------------------------------   ---------------   ---------------   -------------
ProFund VP -- ULTRAMID-CAP (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $      11.99      $       9.55            5.71
  Number of Units                           3,106,849         1,112,311         477,953
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $      20.62      $      16.46            9.86
  Number of Units                             338,303           136,523           1,673
  With GMWB
  Unit Value                             $      20.57      $      16.44              --
  Number of Units                             101,493             3,746              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $      20.51      $      16.41              --
  Number of Units                             150,540            88,028              --
  With any one of EBP or HAV and GMWB
  Unit Value                             $      13.86                --              --
  Number of Units                              27,449                --              --
  With HAV, EBP and GRO Plus
  Unit Price                             $      20.40      $      16.37              --
  Number of Units                               2,161               557              --
  With HAV, EBP and GMWB
  Unit Value                             $      13.81                --              --
  Number of Units                              14,660                --              --

ProFund VP -- SMALL-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                             $      11.10      $       9.39            7.09
  Number of Units                           4,088,760         5,144,632         994,778
  With any one of GRO Plus, EBP or HAV
  Unit Price                             $      15.80      $      13.41           10.15
  Number of Units                           2,597,154         1,218,990          19,019
  With GMWB
  Unit Value                             $      15.76      $      13.39              --
  Number of Units                             163,443            24,769              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                             $      15.71      $      13.37              --
  Number of Units                             596,413           207,523              --
  With any one of EBP or HAV and GMWB
  Unit Value                             $      12.53      $      10.67              --
  Number of Units                              31,732             4,223              --
  With HAV, EBP and GRO Plus
  Unit Price                             $      15.63      $      13.33              --
  Number of Units                              29,856            28,687              --
  With HAV, EBP and GMWB
  Unit Value                             $      12.49                --              --
  Number of Units                               6,158                --              --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                      YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------
SUB-ACCOUNT                                    2004              2003             2002
--------------------------------------   ---------------   ---------------   -------------
ProFund VP -- SMALL-CAP GROWTH (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $      11.98      $      10.16            7.69
  Number of Units                            4,677,820         3,868,951         772,260
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $      15.34      $      13.05            9.91
  Number of Units                            1,611,060         1,289,398          10,572
  With GMWB
  Unit Value                              $      15.31      $      13.04              --
  Number of Units                              170,800            21,997              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $      15.26      $      13.01              --
  Number of Units                              285,725           210,595              --
  With any one of EBP or HAV and GMWB
  Unit Value                              $      12.23      $      10.44              --
  Number of Units                               42,134             2,529              --
  With HAV, EBP and GRO Plus
  Unit Price                              $      15.17      $      12.98              --
  Number of Units                                9,388            30,164              --
  With HAV, EBP and GMWB
  Unit Value                              $      12.19                --              --
  Number of Units                               13,290                --              --

ProFund VP -- ULTRA SMALL-CAP (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $      15.52      $      12.04            6.14
  Number of Units                            5,098,565         1,702,558         212,085
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $      24.98      $      19.43              --
  Number of Units                               32,780            13,082              --
  With GMWB
  Unit Value                                        --                --              --
  Number of Units                                   --                --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        --                --              --
  Number of Units                                   --                --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                        --                --              --
  Number of Units                                   --                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                        --                --              --
  Number of Units                                   --                --              --
  With HAV, EBP and GMWB
  Unit Value                                        --                --              --
  Number of Units                                   --                --              --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                               YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------
SUB-ACCOUNT                                            2004              2003              2002
----------------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- U.S. GOVERNMENT PLUS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $      11.79      $      11.08             11.56
  Number of Units                                    1,051,158           731,470         2,486,854
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $      10.34      $       9.75             10.19
  Number of Units                                      372,142           291,892            22,148
  With GMWB
  Unit Value                                      $      10.32      $       9.73                --
  Number of Units                                      120,311            14,956                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $      10.29      $       9.72             10.19
  Number of Units                                      111,072            32,854               609
  With any one of EBP or HAV and GMWB
  Unit Value                                      $      10.80                --                --
  Number of Units                                        4,588                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $      10.23                --                --
  Number of Units                                       13,114                --                --
  With HAV, EBP and GMWB
  Unit Value                                                --                --                --
  Number of Units                                           --                --                --

ProFund VP -- RISING RATES OPPORTUNITY (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $       6.63      $       7.56              8.02
  Number of Units                                    5,314,528         1,817,924           165,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $       7.97      $       9.12              9.69
  Number of Units                                    2,060,525           445,486             9,028
  With GMWB
  Unit Value                                      $       7.95      $       9.11                --
  Number of Units                                      333,355             4,991                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $       7.93      $       9.09                --
  Number of Units                                      588,490            82,598                --
  With any one of EBP or HAV and GMWB
  Unit Value                                      $       8.31                --                --
  Number of Units                                      219,942                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                      $       7.89      $       9.07                --
  Number of Units                                       52,002            10,876                --
  With HAV, EBP and GMWB
  Unit Value                                      $       8.28                --                --
  Number of Units                                       14,108                --                --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                             YEAR ENDED DECEMBER 31,
                                            -------------------------
SUB-ACCOUNT                                   2004     2003     2002
-------------------------------             -------   ------   ------
ProFund VP -- LARGE-CAP GROWTH
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   --       --       --
  Number of Units                              --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   --       --       --
  Number of Units                              --       --       --
  With GMWB
  Unit Value                                   --       --       --
  Number of Units                              --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   --       --       --
  Number of Units                              --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                   --       --       --
  Number of Units                              --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                   --       --       --
  Number of Units                              --       --       --
  With HAV, EBP and GMWB
  Unit Value                                   --       --       --
  Number of Units                              --       --       --

ProFund VP -- LARGE-CAP VALUE
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   --       --       --
  Number of Units                              --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   --       --       --
  Number of Units                              --       --       --
  With GMWB
  Unit Value                                   --       --       --
  Number of Units                              --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   --       --       --
  Number of Units                              --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                   --       --       --
  Number of Units                              --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                   --       --       --
  Number of Units                              --       --       --
  With HAV, EBP and GMWB
  Unit Value                                   --       --       --
  Number of Units                              --       --       --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                   YEAR ENDED DECEMBER 31,
                                                  -------------------------
SUB-ACCOUNT                                         2004     2003     2002
------------------------------                    -------   ------   ------
ProFund VP -- SHORT MID-CAP
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $9.70       --       --
  Number of Units                                39,360       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         --       --       --
  Number of Units                                    --       --       --
  With GMWB
  Unit Value                                         --       --       --
  Number of Units                                    --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --       --       --
  Number of Units                                    --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --       --       --
  Number of Units                                    --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                         --       --       --
  Number of Units                                    --       --       --
  With HAV, EBP and GMWB
  Unit Value                                         --       --       --
  Number of Units                                    --       --       --

ProFund VP -- SHORT SMALL-CAP
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $9.54       --       --
  Number of Units                               136,809       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         --       --       --
  Number of Units                                    --       --       --
  With GMWB
  Unit Value                                         --       --       --
  Number of Units                                    --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --       --       --
  Number of Units                                    --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --       --       --
  Number of Units                                    --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                         --       --       --
  Number of Units                                    --       --       --
  With HAV, EBP and GMWB
  Unit Value                                         --       --       --
  Number of Units                                    --       --       --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                          YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------
SUB-ACCOUNT                                         2004            2003            2002
----------------------------------------         ----------      ---------         ------
FIRST TRUST(R) 10 UNCOMMON VALUES (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $    10.03      $    9.16            6.8
  Number of Units                                    91,924         66,435         19,826
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    14.39      $   13.17             --
  Number of Units                                        28            467             --
  With GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             --             --             --
  Number of Units                                        --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                             --             --             --
  Number of Units                                        --             --             --
  With HAV, EBP and GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --

FIRST TRUST GLOBAL TARGET 15 (10)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $    11.85             --             --
  Number of Units                                   311,233             --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    11.83             --             --
  Number of Units                                   303,452             --             --
  With GMWB
  Unit Value                                     $    11.82             --             --
  Number of Units                                   108,014             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $    11.81             --             --
  Number of Units                                    65,909             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $    11.80             --             --
  Number of Units                                     6,777             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $    11.79             --             --
  Number of Units                                     4,718             --             --
  With HAV, EBP and GMWB
  Unit Value                                     $    11.78             --             --
  Number of Units                                     3,816             --             --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                                         YEAR ENDED DECEMBER 31,
                                                 -------------------------------------
SUB-ACCOUNT                                          2004          2003           2002
---------------------------------------          ------------      ----           ----
FIRST TRUST TARGET MANAGED VIP
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $      11.32        --             --
  Number of Units                                   1,777,316        --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      11.30        --             --
  Number of Units                                   1,562,079        --             --
  With GMWB
  Unit Value                                     $      11.30        --             --
  Number of Units                                   1,057,901        --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      11.28        --             --
  Number of Units                                     429,320        --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      11.28        --             --
  Number of Units                                      40,194        --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      11.27        --             --
  Number of Units                                     217,324        --             --
  With HAV, EBP and GMWB
  Unit Value                                     $      11.26        --             --
  Number of Units                                      23,730        --             --

FIRST TRUST NASDAQ TARGET 15
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $      10.66        --             --
  Number of Units                                      82,809        --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      10.64        --             --
  Number of Units                                       1,635        --             --
  With GMWB
  Unit Value                                               --        --             --
  Number of Units                                          --        --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                               --        --             --
  Number of Units                                          --        --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                               --        --             --
  Number of Units                                          --        --             --
  With HAV, EBP and GRO Plus
  Unit Price                                               --        --             --
  Number of Units                                          --        --             --
  With HAV, EBP and GMWB
  Unit Value                                               --        --             --
  Number of Units                                          --        --             --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                         YEAR ENDED DECEMBER 31,
                                                 -------------------------------------
SUB-ACCOUNT                                          2004          2003           2002
---------------------------------------          ------------      ----           ----
FIRST TRUST S&P TARGET 24
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $      10.75        --             --
  Number of Units                                     173,851        --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      10.73        --             --
  Number of Units                                     152,355        --             --
  With GMWB
  Unit Value                                     $      10.72        --             --
  Number of Units                                      38,677        --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      10.71        --             --
  Number of Units                                      72,575        --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      10.70        --             --
  Number of Units                                      11,933        --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      10.69        --             --
  Number of Units                                       3,409        --             --
  With HAV, EBP and GMWB
  Unit Value                                     $      10.68        --             --
  Number of Units                                       2,359        --             --

FIRST TRUST THE DOW(SM) DART 10
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $      10.48        --             --
  Number of Units                                     155,695        --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      10.46        --             --
  Number of Units                                     160,820        --             --
  With GMWB
  Unit Value                                     $      10.46        --             --
  Number of Units                                      78,082        --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      10.45        --             --
  Number of Units                                      82,728        --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      10.44        --             --
  Number of Units                                       3,913        --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      10.43        --             --
  Number of Units                                      10,531        --             --
  With HAV, EBP and GMWB
  Unit Value                                     $      10.42        --             --
  Number of Units                                         105        --             --

                                                                      APPENDIX A

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                                               YEAR ENDED DECEMBER 31,
                                            -----------------------------
SUB-ACCOUNT                                     2004        2003     2002
---------------------------------------     ----------      ----     ----
FIRST TRUST VALUE LINE(R) TARGET 25
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $    12.59        --       --
  Number of Units                              389,792        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    12.57        --       --
  Number of Units                                4,909        --       --
  With GMWB
  Unit Value                                        --        --       --
  Number of Units                                   --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        --        --       --
  Number of Units                                   --        --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                        --        --       --
  Number of Units                                   --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                        --        --       --
  Number of Units                                   --        --       --
  With HAV, EBP and GMWB
  Unit Value                                        --        --       --
  Number of Units                                   --        --       --

SP WILLIAM BLAIR INTERNATIONAL GROWTH
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $    10.53        --       --
  Number of Units                              269,671        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    10.53        --       --
  Number of Units                              172,859        --       --
  With GMWB
  Unit Value                                $    10.53        --       --
  Number of Units                               73,031        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $    10.52        --       --
  Number of Units                               23,863        --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                $    10.52        --       --
  Number of Units                                6,604        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                $    10.52        --       --
  Number of Units                                4,127        --       --
  With HAV, EBP and GMWB
  Unit Value                                $    10.52        --       --
  Number of Units                                  806        --       --

APPENDIX A

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


1. Effective May 2, 2005 the name of the AST State Street Research Small-Cap Growth Portfolio has changed to AST Small-Cap Growth Portfolio.



2. Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.



3. Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.



4. Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value Portfolio has changed to AST AllianceBernstein Core Value Portfolio.



5. Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index 500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.



6. Effective May 2, 2005 the name of the AST Alliance Growth and Income Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.



7. Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.



8. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity Income Portfolio.



9. Effective April 15, 2005 the name of the Evergreen VA - Special Equity Portfolio has changed to Evergreen VA Growth Portfolio.



10. Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                                                                      APPENDIX B

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

                 Account Value of variable
              investment options plus Interim               Purchase Payments -
  Growth =       Value of Fixed Allocations     minus   proportional withdrawals
                     (no MVA applies)

NOTE: The examples below do not include Credits which may be recovered by American Skandia under certain circumstances.

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

  Growth    =    $75,000 - [$50,000 - $0]
            =    $ 25,000

  Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
            =    $25,000 x 0.40
            =    $ 10,000

  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =    $ 85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

  Growth    =    $45,000 - [$50,000 - $0]

            =    $ -5,000

  Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth

            NO BENEFIT IS PAYABLE

  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =    $ 50,000

APPENDIX B

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

  Growth    =    $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
            =    $90,000 - [$50,000 - $10,000]
            =    $90,000 - $40,000
            =    $  50,000

  Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
            =    $50,000 x 0.40
            =    $  20,000

  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =    $ 110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by American Skandia under certain circumstances.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

  Highest Anniversary Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                               =    $90,000 - $18,000
                               =    $ 72,000

  Basic Death Benefit          =    max [$80,000, $50,000
                                    - ($50,000 x $15,000/$75,000)]
                               =    max [$80,000, $40,000]
                               =    $ 80,000

                                                                      APPENDIX B

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

  Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000)
                                    x $5,000/$70,000]
                               =    $80,000 + $15,000 - $6,786
                               =    $ 88,214

  Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000)
                                    - {($50,000 + $15,000) x $5,000/$70,000}]
                               =    max [$75,000, $60,357]
                               =    $ 75,000

EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

APPENDIX B

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

  Roll-Up Value                =    {($67,005 - $3,350) - [($67,005 - $3,350)
                                    x $1,650/($45,000 - $3,350)]} x 1.05
                               =    ($63,655 - $2,522) x 1.05
                               =    $  64,190

  Highest Anniversary Value    =    $70,000 - [$70,000 x $5,000/$45,000]
                               =    $70,000 - $7,778
                               =    $  62,222

  Basic Death Benefit          =    max [$43,000, $50,000
                                    - ($50,000 x $5,000/$45,000)]
                               =    max [$43,000, $44,444]
                               =    $  44,444


The Death Benefit therefore is $64,190.


Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

  Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + $15,000)
                                    x $5,000/$70,000]
                               =    $81,445 + $15,000 - $6,889
                               =    $ 89,556

  Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + $15,000)
                                    x $5,000/$70,000]
                               =    $85,000 + $15,000 - $7,143
                               =    $ 92,857

  Basic Death Benefit          =    max [$75,000, $50,000 + $15,000
                                    - {($50,000 + $15,0000) x $5,000/$70,000}]
                               =    max [$75,000, $60,357]
                               =    $ 75,000


The Death Benefit therefore is $92,857.



EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION



The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000 (includes any Credits). Each example assumes that there is one Owner who is age 70 on the Issue Date.



Example with market increase and death before Death Benefit Target Date



Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume, as well, that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

                                                                      APPENDIX B

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS


Example with withdrawals



Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume, as well, that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.


  Highest Daily Value   =   $90,000 - [$90,000 x $15,000/$75,000]
                        =   $90,000 - $18,000
                        =   $ 72,000

  Basic Death Benefit   =   max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                        =   max [$80,000, $40,000]
                        =   $ 80,000


The Death Benefit therefore is $80,000.



Example with death after Death Benefit Target Date



Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.


  Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000)
                              x $5,000/$70,000]
                         =    $80,000 + $15,000 - $6,786
                         =    $ 88,214

  Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000)
                              - {($50,000 + $15,000) x $5,000/$70,000}]
                         =    max [$75,000, $60,357]
                         =    $ 75,000


The Death Benefit therefore is $88,214.

                       This page intentionally left blank

                                                                      APPENDIX C

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider

AMERICAN SKANDIA'S PLUS40(TM) OPTIONAL LIFE INSURANCE RIDER WAS OFFERED, IN THOSE STATES WHERE APPROVED, BETWEEN JANUARY 23, 2002 AND MAY 1, 2003. THE DESCRIPTION BELOW OF THE PLUS40(TM) BENEFIT APPLIES TO THOSE CONTRACT OWNERS WHO PURCHASED AN ANNUITY DURING THAT TIME PERIOD AND ELECTED THE PLUS40(TM) BENEFIT.

THE LIFE INSURANCE COVERAGE PROVIDED UNDER THE PLUS40(TM) OPTIONAL LIFE INSURANCE RIDER ("PLUS40(TM) RIDER" OR THE "RIDER") IS SUPPORTED BY AMERICAN SKANDIA'S GENERAL ACCOUNT AND IS NOT SUBJECT TO, OR REGISTERED AS A SECURITY UNDER, EITHER THE SECURITIES ACT OF 1933 OR THE INVESTMENT COMPANY ACT OF 1940. INFORMATION ABOUT THE PLUS40(TM) RIDER IS INCLUDED AS AN APPENDIX TO THIS PROSPECTUS TO HELP YOU UNDERSTAND THE RIDER AND THE RELATIONSHIP BETWEEN THE RIDER AND THE VALUE OF YOUR ANNUITY. IT IS ALSO INCLUDED BECAUSE YOU CAN ELECT TO PAY FOR THE RIDER WITH TAXABLE WITHDRAWALS FROM YOUR ANNUITY. THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION HAS NOT REVIEWED THIS INFORMATION. HOWEVER, THE INFORMATION MAY BE SUBJECT TO CERTAIN GENERALLY APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS REGARDING ACCURACY AND COMPLETENESS.

      THE INCOME TAX-FREE LIFE INSURANCE PAYABLE TO YOUR BENEFICIARY(IES) UNDER THE PLUS40(TM) RIDER IS EQUAL TO 40% OF THE ACCOUNT VALUE OF YOUR ANNUITY AS OF THE DATE WE RECEIVE DUE PROOF OF DEATH, SUBJECT TO CERTAIN ADJUSTMENTS, RESTRICTIONS AND LIMITATIONS DESCRIBED BELOW.

ELIGIBILITY

The Plus40(TM) rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable -- the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

      The minimum allowable age to purchase the Plus40(TM) rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM) rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered Annuity (or 403(b)) or as a funding vehicle for a qualified plan under
Section 401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS


      - If you die during the first 24 months following the effective date of the Plus40(TM) rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies) will receive no additional life insurance benefit from the Plus40(TM) rider if you die within 24 months of its effective date.


      - If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM) rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase Payments as an additional amount included in the death benefit under the Rider.

      - If we apply Credits to your Annuity based on Purchase Payments, such Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM) rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM) rider based on this provision, we will return 50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

      - If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM) rider's death benefit under the Accelerated Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death Benefit provision described below.

      - If charges for the Plus40(TM) rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

APPENDIX C

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider continued

      - If the age of any person covered under the Plus40(TM) rider is misstated, we will adjust any coverage under the Rider to con- form to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

      - On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40(TM) rider is subject to a Maximum Death Benefit Amount based on the Purchase Payments applied to your Annuity. The Plus40(TM) rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the Plus40(TM) rider or similar life insurance coverage.

      - The Maximum Death Benefit Amount is 100% of the Purchase Payments increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such Purchase Payments.

      - The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all Plus40(TM) riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM) rider on a pro-rata basis. If the Per Life Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM) rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the Rider's Effective Date.

      The maximum we will pay, before any reduction, is the lesser of 50% of the Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM) rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM) rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the Annuity.

CHARGES FOR THE PLUS40(TM) RIDER

The Plus40(TM) rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM) rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

                                                                      APPENDIX C

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

                 PERCENTAGE OF
ATTAINED AGE     ACCOUNT VALUE
Age 40-75              .80%
Age 76-80             1.60%
Age 81-85             3.20%
Age 86-90             4.80%
Age 91                6.50%
Age 92                7.50%
Age 93                8.50%
Age 94                9.50%
Age 95               10.50%

      The charge for the Plus40(TM) rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

      We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

      You can elect to pay the annual charge through a redemption from your Annuity's Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the Rider may have tax implications.

      - If you elect to pay the charge through a redemption of your Annuity's Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

      - If you elect to pay the charge through funds other than those from your Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM) rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The Plus40(TM) rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM) rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM) rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM) rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

APPENDIX C

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider continued

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, THE DEATH BENEFIT UNDER THE PLUS40(TM) RIDER WILL BE PAID DESPITE THE FACT THAT THE ANNUITY WILL CONTINUE. The spousal beneficiary can apply the death benefit proceeds under the Plus40(TM) rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose. Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the Plus40(TM) rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40(TM) rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

      If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM) rider to be outside of your IRA, since premium for the Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.


      We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

                                                                      APPENDIX D

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix D -- Description and Calculation of Previously Offered Optional Death Benefits

IF YOU PURCHASED YOUR ANNUITY BEFORE NOVEMBER 18, 2002 AND WERE NOT A RESIDENT OF THE STATE OF NEW YORK, THE FOLLOWING OPTIONAL DEATH BENEFITS WERE OFFERED:

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

      THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

      1.    the basic Death Benefit described above

            PLUS

      2. 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

      "DEATH BENEFIT AMOUNT" includes your Account Value and any amounts added to your Account Value under the Annuity's basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

      The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

   THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 50% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

   PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT.

NOTE: YOU MAY NOT ELECT THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IF YOU HAVE ELECTED ANY OTHER OPTIONAL DEATH BENEFIT.

GUARANTEED MINIMUM DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

APPENDIX D

AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix D -- Description and Calculation of Previously Offered Optional Death Benefits continued

KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT


- The Death Benefit Target Date is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.



- The Highest Anniversary Value equals the highest of all previous "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".



- The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.



- A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by Purchase Payments increasing at the appropriate interest rate by 20%.


CALCULATION OF GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1. the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

2. the sum of all Purchase Payments minus the sum of all Proportional Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and

3. the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the Account Value as of the date we receive in writing "due proof of death" (an MVA may be applicable to amounts in any Fixed Allocations); and

2. the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.

ANNUITIES WITH JOINT OWNERS

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?

You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

                                                                      APPENDIX D

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

      1.    on each anniversary of the Issue Date;

      2. when Account Value is transferred to our general account prior to the Annuity Date;

      3.    if you surrender your Annuity; and

      4. if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)

      If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

      We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

      Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

      NOTE: The examples below do not include Credits which may be recovered by American Skandia under certain circumstances.

Example with market increase

Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

      Purchase Payments      =   $50,000
      Account Value          =   $75,000
      Basic Death Benefit    =   $75,000
      Death Benefit Amount   =   $75,000 - $50,000 = $25,000

      Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit = $75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

AMERICAN  SKADIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix D -- Description and Calculation of Previously Offered Optional Death Benefits continued

  Purchase Payments      =   $50,000
  Account Value          =   $40,000
  Basic Death Benefit    =   $50,000
  Death Benefit Amount   =   $50,000 - $50,000 = $0

  Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit = $50,000 + $0 = $50,000

  IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

     NOTE: The examples below do not include Credits which may be recovered by American Skandia under certain circumstances.

Example of market increase

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease


Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually ($73,872.77).

                                                                      APPENDIX E

                                 AMERICAN SKANDIA XTRA CREDIT(SM) SIX PROSPECTUS

Appendix E -- Additional Information on Asset Allocation Programs


PROGRAM RULES



- You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5") or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.



HOW THE ASSET ALLOCATION PROGRAM WORKS



- Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.



- ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.



- REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.



- SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.



- OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.



TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:



- You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.



RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:



- You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

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


PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS ASXT II-SIX--PROS (05/2005).


                    _______________________________________
                               (print your name)

                    ________________________________________
                                   (address)

                    ________________________________________
                             (city/state/zip code)

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

Variable Annuity Issued by:                            Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                           MARKETING, INCORPORATED
A Prudential Financial Company                           A Prudential Financial Company
One Corporate Drive                                                 One Corporate Drive
Shelton, Connecticut 06484                                   Shelton, Connecticut 06484
Telephone: 1-800-752-6342                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com     http://www.americanskandia.prudential.com

                              MAILING ADDRESSES:

                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                                 P.O. Box 7960
                            Philadelphia, PA 19176

                                 EXPRESS MAIL:
                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                                2101 Welsh Road
                               Dresher, PA 19025

                                     AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                  A Prudential Financial Company
                                 One Corporate Drive, Shelton, Connecticut 06484
                                 -----------------------------------------------

AMERICAN SKANDIA STAGECOACH(TM) XTRA CREDIT(SM) SIX
Flexible Premium Deferred Annuity

--------------------------------------------------------------------------------

PROSPECTUS: MAY 2, 2005

This Prospectus describes Stagecoach(TM) XTra Credit(SM) SIX, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation ("American Skandia", "we", "our" or "us") exclusively through Wells Fargo Bank, N.A. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. For more information about variations applicable to your state, please refer to your Annuity contract or consult your Investment Professional. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your investment professional may also be different between each annuity.

The Variable Investment Options
--------------------------------------
The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Wells Fargo Variable Trust, American Skandia Trust, Gartmore Variable Investment Trust, A I M Advisors, Inc., Evergreen Variable Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series Fund, Inc.

Please Read This Prospectus
--------------------------------------
Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

Available Information
--------------------------------------
We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 101. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http:// www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

For Further Information call:
--------------------------------------
->  1-800-680-8920

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, or bank subsidiary of Wells Fargo Bank, N.A., are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in this annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market sub-account. These securities have NOT been approved or disapproved by the Securities and Exchange Commission or any state securities commission NOR has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

American Skandia XTra CreditSM is a service mark of The Prudential Insurance Company of America. American Skandia Stagecoach(TM) XTra Credit(SM) Six are registered trademarks/service marks of a Wells Fargo Bank, N.A. and The Prudential Insurance Company of America, respectively.

Prospectus Dated: May 2, 2005
                          Statement of Additional Information Dated: May 2, 2005
WFXT6PR505                                                         WFVXT-SIXPROS

PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK
                           COVER OF THIS PROSPECTUS.

Contents

Introduction .............................................................................   1
  Why Would I Choose to Purchase This Annuity? ...........................................   1
  What Are Some of the Key Features of This Annuity? .....................................   2
  How Do I Purchase This Annuity? ........................................................   2
Glossary of Terms ........................................................................   3
Summary of Contract Fees and Charges .....................................................   4
Expense Examples .........................................................................  13
Investment Options .......................................................................  14
  What Are the Investment Objectives and Policies of the Portfolios? .....................  14
  What Are the Fixed Allocations? ........................................................  30
Fees and Charges .........................................................................  31
  What Are the Contract Fees and Charges? ................................................  31
  What Charges Apply Solely to the Variable Investment Options? ..........................  32
  What Fees and Expenses Are Assessed by the Portfolios? .................................  33
  What Charges Apply to the Fixed Allocations? ...........................................  33
  What Charges Apply if I Choose an Annuity Payment Option? ..............................  33
  Exceptions/Reductions to Fees and Charges ..............................................  33
Purchasing Your Annuity ..................................................................  34
  What Are Our Requirements for Purchasing the Annuity? ..................................  34
Managing Your Annuity ....................................................................  36
  May I Change the Owner, Annuitant and Beneficiary Designations? ........................  36
  May I Return the Annuity if I Change My Mind? ..........................................  36
  May I Make Additional Purchase Payments? ...............................................  36
  May I Make Scheduled Payments Directly from My Bank Account? ...........................  37
  May I Make Purchase Payments Through a Salary Reduction Program? .......................  37
Managing Your Account Value ..............................................................  38
  How and When Are Purchase Payments Invested? ...........................................  38
  How Do I Receive Credits? ..............................................................  38
  How Are Credits Applied to My Account Value? ...........................................  38
  Are There Restrictions or Charges on Transfers Between Investment Options? .............  40
  Do You Offer Dollar Cost Averaging? ....................................................  41
  Do You Offer Any Automatic Rebalancing Programs? .......................................  42
  Are Any Asset Allocation Programs Available? ...........................................  42
  Do You Offer Programs Designed to Guarantee a "Return of Premium" at a Future Date? ....  43
  May I Give My Investment Professional Permission to Manage My Account Value? ...........  44
  May I Authorize My Third Party Investment Advisor to Manage My Account? ................  44
  How Do the Fixed Allocations Work? .....................................................  45
  How Do You Determine Rates for Fixed Allocations? ......................................  46
  How Does the Market Value Adjustment Work? .............................................  46
  What Happens When My Guarantee Period Matures? .........................................  47
Access To Account Value ..................................................................  48
  What Types of Distributions are Available to Me? .......................................  48
  Are There Tax Implications for Distributions? ..........................................  48
  Can I Withdraw a Portion of My Annuity? ................................................  48
  How Much Can I Withdraw as a Free Withdrawal? ..........................................  49
  Is There a Charge for a Partial Withdrawal? ............................................  49
  Can I Make Periodic Withdrawals From the Annuity During the Accumulation Period? .......  49
  Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal
   Revenue Code? .........................................................................  50
  What Are Minimum Distributions and When Would I Need to Make Them? .....................  50
  Can I Surrender My Annuity for its Value? ..............................................  50
  What is a Medically-Related Surrender and How Do I Qualify? ............................  50

                                                                             (i)

Contents

  What Types of Annuity Options Are Available? ...........................................   51
  How and When Do I Choose the Annuity Payment Option? ...................................   52
  How Are Annuity Payments Calculated? ...................................................   52
Living Benefit Programs ..................................................................   55
  Do You Offer Programs Designed to Provide Investment Protection for Owners While They
    Are Alive? ...........................................................................   55
  Guaranteed Return Option Plussm (GRO Plussm) ...........................................   56
  Guaranteed Return Option (GRO) .........................................................   61
  Guaranteed Minimum Withdrawal Benefit (GMWB) ...........................................   63
  Guaranteed Minimum Income Benefit (GMIB) ...............................................   67
  Lifetime Five Income Benefit (Lifetime Five) ...........................................   72
Death Benefit ............................................................................   78
  What Triggers the Payment of a Death Benefit? ..........................................   78
  Basic Death Benefit ....................................................................   78
  Optional Death Benefits ................................................................   78
  American Skandia's Annuity Rewards .....................................................   83
  Payment of Death Benefits ..............................................................   83
Valuing Your Investment ..................................................................   86
  How is My Account Value Determined? ....................................................   86
  What is the Surrender Value of My Annuity? .............................................   86
  How and When Do You Value the Sub-Accounts? ............................................   86
  How Do You Value Fixed Allocations? ....................................................   86
  When Do You Process and Value Transactions? ............................................   86
  What Happens to My Units When There is a Change in Daily Asset-Based Charges? ..........   88
Tax Considerations .......................................................................   89
General Information ......................................................................   96
  How Will I Receive Statements and Reports? .............................................   96
  Who is American Skandia? ...............................................................   96
  What are Separate Accounts? ............................................................   96
  What is the Legal Structure of the Underlying Funds? ...................................   98
  Who Distributes Annuities Offered by American Skandia? .................................   99
  Incorporation of Certain Documents by Reference ........................................  100
  Financial Statements ...................................................................  100
  How to Contact Us ......................................................................  100
  Indemnification ........................................................................  101
  Legal Proceedings ......................................................................  101
  Contents of the Statement of Additional Information ....................................  101
Appendix A -- Condensed Financial Information About Separate Account B ...................  A-1
Appendix B -- Calculation of Optional Death Benefits .....................................  B-1
Appendix C -- Additional Information on Asset Allocation Programs ........................  C-1


(ii)

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

INTRODUCTION


WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?



This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered Annuity (or 403(b)). It may also be used as an investment vehicle for "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.



When an Annuity is purchased as a "NON-QUALIFIED" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.



When an Annuity is purchased as a "QUALIFIED" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.



If you purchase this Annuity, we apply an additional amount (an XTra Credit(SM)) to your account value with each purchase payment you make, including your initial purchase payment and any additional purchase payments during the first six annuity years.



- This Annuity features an annual Insurance Charge of 0.65% and an annual Distribution Charge of 1.00%. We only deduct the Distribution Charge during the first 10 years following the effective date of your Annuity. During the first 10 years, the total asset-based charges on this Annuity are higher than many of our other annuities.



- Unlike many other annuities, the contingent deferred sales charge (CDSC) that may apply to a withdrawal or surrender of your Annuity is based on the number of years since the effective date of your Annuity. We do not assess a separate CDSC based on the date that each purchase payment is applied. The CDSC on this Annuity is higher and is deducted for a longer period of time as compared to our other annuities. As with any investment product that features a CDSC, you should consider your need to access your account value during the CDSC period and whether the liquidity provision under the Annuity will satisfy that need. The CDSC is only deducted if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your Annuity. If you make a withdrawal or surrender your Annuity which is subject to a CDSC, we do not recover the XTra Credit(SM) amount.



- The XTra Credit(SM) amount is included in your account value. However, American Skandia may take back the original XTra Credit(SM) amount applied to your purchase payment if you "free-look" your Annuity or within twelve
      (12) months of having received an XTra Credit amount, you die or elect to withdraw your account value under the medically-related surrender provision. In these situations, your Account Value could be substantially reduced. However, any investment gain on the XTra Credit(SM) amount will not be recovered. Additional conditions and restrictions apply. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount.

INTRODUCTION CONTINUED

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?


- This Annuity is a "flexible premium deferred annuity." It is called "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.



- This Annuity offers both variable investment options and Fixed Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your Account Value before the Maturity Date.



- The Annuity features two distinct phases -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.



- During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.



- This Annuity offers a Credit which we add to your Annuity with each Purchase Payment we receive in Annuity Years one (1) through six (6).



- This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive.



- This Annuity offers a basic Death Benefit. It also offers optional Death Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.



- You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply.



- Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.



HOW DO I PURCHASE THIS ANNUITY?



We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of $10,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $10,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 75 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 75 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the Owner's date of death.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

ACCOUNT VALUE


The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to recover under certain circumstances. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.


ANNUITIZATION

The application of Account Value (or Protected Income Value for the Guaranteed Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE

The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

ANNUITY YEAR

A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

CODE

The Internal Revenue Code of 1986, as amended from time to time.

FIXED ALLOCATION

An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

GUARANTEE PERIOD

A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

INTERIM VALUE

The value of a Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

ISSUE DATE

The effective date of your Annuity.

MVA

A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day more than 30 days prior to the Maturity Date of such Fixed Allocation.

OWNER

With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SURRENDER VALUE


The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, the charge for any optional benefits, and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a Market Value Adjustment with respect to amounts in any Fixed Allocation.


UNIT

A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY

Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, the Distribution Charge and the charge for certain optional benefits you elect, other than the Guaranteed Minimum Income Benefit, which is assessed against the Protected Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
(ASSESSED AGAINST THE ANNUITY)


             FEE/CHARGE                                                 AMOUNT DEDUCTED
----------------------------------   -----------------------------------------------------------------------------
Contingent Deferred Sales Charge*                                             9.0%
                                        The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

Transfer Fee                                                    $10 (currently, $15 maximum)
                                        (Currently, we deduct the fee after the 20th transfer each Annuity Year.
                                         We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.)

Tax Charge                                    Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted generally at the time you annuitize your contract.



* The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the Issue Date of your Annuity as Year 1.


Yr. 1      Yr. 2     Yr. 3     Yr. 4     Yr. 5     Yr. 6     Yr. 7     Yr. 8     Yr. 9    Yr. 10   Yr. 11+
 9.0%      9.0%      8.5%      8.0%      7.0%      6.0%      5.0%      4.0%      3.0%      2.0%     0.0%

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.


YOUR PERIODIC FEES AND CHARGES
--------------------------------------------------------------------------------
ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY


                         FEE/CHARGE                                       AMOUNT DEDUCTED
-------------------------------------------------------------------------------------------------------------------
                                                             Smaller of $35 or 2% of Account Value
                                                   (Assessed annually on the Annuity's anniversary date or
Annual Maintenance Fee                                                      upon surrender)
-------------------------------------------------------------------------------------------------------------------


ANNUAL FEES/CHARGES OF THE SUB-ACCOUNT(1)
-------------------------------------------------------------------------------------------------------------------
(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

                        FEE/CHARGE                                       AMOUNT DEDUCTED
-------------------------------------------------------------------------------------------------------------------
Mortality & Expense Risk Charge(2)                                            0.50%
-------------------------------------------------------------------------------------------------------------------

Administration Charge(2)                                                      0.15%
-------------------------------------------------------------------------------------------------------------------

Distribution Charge(3)                                              1.00% in Annuity Years 1-10
-------------------------------------------------------------------------------------------------------------------

                                                  1.40% per year of the value of each Sub-account if the Owner's beneficiary elects the Qualified Beneficiary Continuation
Settlement Service Charge(4)                                         Option 5 ("Qualified BCO")
-------------------------------------------------------------------------------------------------------------------

                                                  1.65% per year of the value of each Sub-account in Annuity Years
                                                  1-10; 0.65% in Annuity Years 11 and later (1.40% per year if you
Total Annual Charges of the Sub-accounts                   are a beneficiary electing the Qualified BCO)
-------------------------------------------------------------------------------------------------------------------

1: These charges are deducted daily and apply to Variable Investment Options only.

2: The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

3: The Distribution Charge in Annuity Years 11+ is 0.00%.

4: The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge do not apply if you are a beneficiary under the Qualified Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

5: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this Prospectus that describes the Qualified Beneficiary Continuation Option for more detailed information about this option, including certain restrictions and limitations that may apply.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

SUMMARY OF CONTRACT FEES AND CHARGES CONTINUED


The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits. Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option Plus program (and where not available, Guaranteed Return Option), the Guaranteed Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit and the Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily Value Death Benefit together with the Enhanced Beneficiary Protection Death Benefit or any of these three benefits, individually, but the Combination 5% Roll-up and the HAV Death Benefit may only be purchased individually. The fees and charges and each of the optional benefits are described in more detail within this Prospectus.


YOUR OPTIONAL BENEFIT FEES AND CHARGES


                                                                                      OPTIONAL
                                                                                     BENEFIT FEE/             TOTAL ANNUAL
                                OPTIONAL BENEFIT                                       CHARGE                    CHARGE*
-----------------------------------------------------------------------------   ------------------------  -------------------------
GUARANTEED RETURN OPTION Plus(SM)(GRO Plus(SM))/GUARANTEED RETURN OPTION

We offer a program that guarantees a "return of premium" at a future date,      0.25% of average daily    1.90% in Annuity Years
while allowing you to allocate all or a portion of your Account Value to        net assets of the         1-10; 0.90% in Annuity
certain Sub-accounts.                                                           Sub-accounts              Years 11 and later; 1.65%
                                                                                                          for Qualified BCO
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

We offer a program that guarantees your ability to withdraw amounts equal       0.35% of average daily    2.00% in Annuity Years
to an initial principal value, regardless of the impact of market performance   net assets of the         1-10; 1.00% in Annuity
on your Account Value.                                                          Sub-accounts              Years 11 and later; 1.75%
                                                                                                          for Qualified BCO
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**

We offer a program that, after a seven-year waiting period, guarantees your     0.50% per year of the     1.65% in Annuity Years
ability to begin receiving income from your Annuity in the form of annuity      average Protected         1-10; 0.65% in Annuity
payments based on your total Purchase Payments (and any Credits applied to      Income Value during       Years 11 and later
such Purchase Payments) and an annual increase of 5% on such Purchase           each year; deducted       PLUS
Payments adjusted for withdrawals (called the "Protected Income Value"),        annually in arrears each  0.50% per year of average
regardless of the impact of market performance on your Account Value.           Annuity Year              Protected Income Value

LIFETIME FIVE INCOME BENEFIT**

We offer a program that guarantees your ability to withdraw amounts equal       0.60% of average daily    2.25% in Annuity Years
to a percentage of an initial principal value, regardless of the impact of      net assets of the         1- 10; 1.25% in Annuity
market performance on your Account Value, subject to our program rules          Sub-accounts              Years 11 and later
regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**

We offer an Optional Death Benefit that provides an enhanced level of           0.25% of average daily    1.90% in Annuity Years
protection for your beneficiary(ies) by providing amounts in addition to the    net assets of the         1-10; 0.90% in Annuity
basic Death Benefit that can be used to offset federal and state taxes          Sub-accounts              Years 11 and later
payable on any taxable gains in your Annuity at the time of your death.

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                                                                     OPTIONAL
                                                                                                  BENEFIT FEE/
                                     OPTIONAL BENEFIT                                                CHARGE
------------------------------------------------------------------------------------------ -------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**
---------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of                      0.25% of average daily
protection for your beneficiary(ies) by providing a death benefit equal to the             net assets of the
greater of the basic Death Benefit and the Highest Anniversary Value, less                 Sub-accounts
proportional withdrawals.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT **
---------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of                      0.50% of average daily
protection for your beneficiary(ies) by providing the greater of the Highest               net assets of the
Anniversary Value Death Benefit and a 5% annual increase on Purchase                       Sub-accounts
Payments (and any Credits applied to such Purchase Payments) adjusted for withdrawals.
---------------------------------------------------------------------------------------------------------------------

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**
---------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of                      0.50% of average daily
protection for your beneficiary(ies) by providing a death benefit equal to                 net assets of the
the greater of the basic Death Benefit and the Highest Daily Value, less                   Sub-accounts
proportional withdrawals.
---------------------------------------------------------------------------------------------------------------------

                                                                                                  TOTAL ANNUAL
                                     OPTIONAL BENEFIT                                               CHARGE*
------------------------------------------------------------------------------------------ ------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**
--------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of                      1.90% in Annuity Years
protection for your beneficiary(ies) by providing a death benefit equal to the             1-10; 0.90% in Annuity
greater of the basic Death Benefit and the Highest Anniversary Value, less                 Years 11 and later
proportional withdrawals.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT **
--------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of                      2.15% in Annuity Years
protection for your beneficiary(ies) by providing the greater of the Highest               1-10; 1.15% in Annuity
Anniversary Value Death Benefit and a 5% annual increase on Purchase                       Years 11 and later
Payments (and any Credits applied to such Purchase Payments) adjusted for withdrawals.
---------------------------------------------------------------------------------------------------------------------

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**
--------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of                      2.15% in Annuity Years
protection for your beneficiary(ies) by providing a death benefit equal to                 1-10; 1.15% in Annuity
the greater of the basic Death Benefit and the Highest Daily Value, less                   Years 11 and later
proportional withdrawals.

---------------------------------------------------------------------------------------------------------------------
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
--------------------------------------------------------------------------------------------------------------------

* The Total Annual Charge includes the Insurance Charge and Distribution Charge assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.


TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

--------------------------------------------------------------------------------
                                       MINIMUM        MAXIMUM
--------------------------------------------------------------------------------
 Total Portfolio Operating Expense      0.63%          3.06%

The following are the investment management fees, other expenses, 12b-1 fees (if applicable) and the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-680-8920.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Summary of Contract Fees and Charges continued

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
--------------------------------------------------------------------------------
(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)

                                                                                              TOTAL
                                                                                            ANNUAL
                                                                                           PORTFOLIO
                                                     MANAGEMENT      OTHER        12b-1    OPERATING
               UNDERLYING PORTFOLIO                     FEES      EXPENSES(1)     FEES      EXPENSES
 American Skandia Trust: (2, 3)
-----------------------------------------------------------------------------------------------------
     AST JPMorgan International Equity                   1.00%        0.13%    None        1.13%
     AST William Blair International Growth              1.00%        0.22%    None        1.22%
     AST LSV International Value(4)                      1.00%        0.37%    None        1.37%
     AST MFS Global Equity                               1.00%        0.35%    None        1.35%
     AST Small-Cap Growth(5)                             0.90%        0.24%    None        1.14%
     AST DeAM Small-Cap Growth                           0.95%        0.22%    None        1.17%
     AST Federated Aggressive Growth                     0.95%        0.24%    None        1.19%
     AST Goldman Sachs Small-Cap Value                   0.95%        0.24%    None        1.19%
     AST Small-Cap Value(6)                              0.90%        0.18%    None        1.08%
     AST DeAM Small-Cap Value                            0.95%        0.33%    None        1.28%
     AST Goldman Sachs Mid-Cap Growth                    1.00%        0.25%    None        1.25%
     AST Neuberger Berman Mid-Cap Growth                 0.90%        0.22%    None        1.12%
     AST Neuberger Berman Mid-Cap Value                  0.90%        0.15%    None        1.05%
     AST Alger All-Cap Growth                            0.95%        0.22%    None        1.17%
     AST Gabelli All-Cap Value                           0.95%        0.26%    None        1.21%
     AST T. Rowe Price Natural Resources                 0.90%        0.26%    None        1.16%
     AST AllianceBernstein Large-Cap Growth(7)           0.90%        0.23%    None        1.13%
     AST MFS Growth                                      0.90%        0.20%    None        1.10%
     AST Marsico Capital Growth                          0.90%        0.14%    None        1.04%
     AST Goldman Sachs Concentrated Growth               0.90%        0.17%    None        1.07%
     AST DeAM Large-Cap Value                            0.85%        0.26%    None        1.11%
     AST AllianceBernstein Growth + Value                0.90%        0.32%    None        1.22%
     AST AllianceBernstein Core Value(8)                 0.75%        0.24%    None        0.99%
     AST Cohen & Steers Realty                           1.00%        0.22%    None        1.22%
     AST AllianceBernstein Managed Index 500(9)          0.60%        0.17%    None        0.77%
     AST American Century Income & Growth                0.75%        0.24%    None        0.99%
     AST AllianceBernstein Growth & Income(10)           0.75%        0.15%    None        0.90%
     AST Hotchkis & Wiley Large-Cap Value                0.75%        0.19%    None        0.94%
     AST Global Allocation(11)                           0.89%        0.26%    None        1.15%
     AST American Century Strategic Balanced             0.85%        0.27%    None        1.12%
     AST T. Rowe Price Asset Allocation                  0.85%        0.27%    None        1.12%
     AST T. Rowe Price Global Bond                       0.80%        0.27%    None        1.07%
     AST Goldman Sachs High Yield                        0.75%        0.18%    None        0.93%
     AST Lord Abbett Bond-Debenture                      0.80%        0.22%    None        1.02%
     AST PIMCO Total Return Bond                         0.65%        0.16%    None        0.81%
     AST PIMCO Limited Maturity Bond                     0.65%        0.17%    None        0.82%
     AST Money Market                                    0.50%        0.13%    None        0.63%

 Gartmore Variable Investment Trust:
-----------------------------------------------------------------------------------------------------
     GVIT Developing Markets                             1.15%        0.38%        0.25%   1.78%

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                                                   TOTAL
                                                                                                   ANNUAL
                                                                                                 PORTFOLIO
                                                           MANAGEMENT      OTHER       12b-1     OPERATING
                     UNDERLYING PORTFOLIO                     FEES      EXPENSES(1)    FEES       EXPENSES
---------------------------------------------------------  ----------   -----------  ---------   ----------
WELLS FARGO VARIABLE TRUST ADVANTAGE:(12)

     Advantage C&B Large Cap Value                            0.55%        0.39%        0.25%      1.19%
     Advantage Equity Income                                  0.55%        0.23%        0.25%      1.03%
     Advantage International Core                             0.75%        0.42%        0.25%      1.42%
     Advantage Small Cap Growth                               0.75%        0.24%        0.25%      1.24%
     Advantage Large Company Core                             0.55%        0.33%        0.25%      1.13%
     Advantage Large Company Growth                           0.55%        0.25%        0.25%      1.05%
     Advantage Asset Allocation                               0.55%        0.22%        0.25%      1.02%
     Advantage Total Return Bond                              0.45%        0.26%        0.25%      0.96%

AIM VARIABLE INSURANCE FUNDS: (13)

     AIM V.I. Dynamics Fund -- Series I shares                0.75%        0.39%        None       1.14%
     AIM V.I. Technology Fund -- Series I shares              0.75%        0.40%        None       1.15%
     AIM V.I. Health Sciences Fund -- Series I shares(14)     0.75%        0.36%        None       1.11%
     AIM V.I. Financial Services Fund -- Series I shares      0.75%        0.37%        None       1.12%

EVERGREEN VARIABLE ANNUITY TRUST:

     International Equity                                     0.42%        0.30%        None       0.72%
     Growth                                                   0.70%        0.26%        None       0.96%
     Omega                                                    0.52%        0.16%        None       0.68%

PROFUND VP: (15)

     Access High Yield                                        0.75%        1.02%        0.25%      1.98%
     Bull                                                     0.75%        0.78%        0.25%      1.78%
     OTC                                                      0.75%        0.87%        0.25%      1.87%
     Large-Cap Value                                          0.75%        1.04%        0.25%      2.04%
     Large-Cap Growth                                         0.75%        2.06%        0.25%      3.06%
     Mid-Cap Value                                            0.75%        0.92%        0.25%      1.92%
     Mid-Cap Growth                                           0.75%        0.94%        0.25%      1.94%
     Small-Cap Value                                          0.75%        0.95%        0.25%      1.95%
     Small-Cap Growth                                         0.75%        0.90%        0.25%      1.90%
     Asia 30                                                  0.75%        0.86%        0.25%      1.86%
     Europe 30                                                0.75%        0.78%        0.25%      1.78%
     Japan                                                    0.75%        0.85%        0.25%      1.85%
     UltraBull                                                0.75%        0.89%        0.25%      1.89%
     UltraMid-Cap                                             0.75%        0.94%        0.25%      1.94%
     UltraSmall-Cap                                           0.75%        0.94%        0.25%      1.94%
     UltraOTC                                                 0.75%        0.88%        0.25%      1.88%
     Bear                                                     0.75%        0.90%        0.25%      1.90%
     Short Mid-Cap                                            0.75%        0.90%        0.25%      1.90%
     Short Small-Cap                                          0.75%        1.28%        0.25%      2.28%
     Short OTC                                                0.75%        0.86%        0.25%      1.86%
     Banks                                                    0.75%        0.98%        0.25%      1.98%
     Basic Materials                                          0.75%        0.96%        0.25%      1.96%
     Biotechnology                                            0.75%        0.98%        0.25%      1.98%

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

SUMMARY OF CONTRACT FEES AND CHARGES CONTINUED


                                                                                           TOTAL
                                                                                         ANNUAL
                                                                                        PORTFOLIO
                                                  MANAGEMENT      OTHER        12b-1    OPERATING
              UNDERLYING PORTFOLIO                   FEES      EXPENSES(1)      FEES     EXPENSES
------------------------------------------------- ----------   -----------    -------   ---------
profund vp: (15) continued

        Consumer Goods                               0.75%        0.99%        0.25%      1.99%
        Consumer Services                            0.75%        1.20%        0.25%      2.20%
        Financials                                   0.75%        0.92%        0.25%      1.92%
        Health Care                                  0.75%        0.91%        0.25%      1.91%
        Industrials                                  0.75%        0.99%        0.25%      1.99%
        Internet                                     0.75%        0.94%        0.25%      1.94%
        Oil & Gas                                    0.75%        0.92%        0.25%      1.92%
        Pharmaceuticals                              0.75%        0.97%        0.25%      1.97%
        Precious Metals                              0.75%        0.87%        0.25%      1.87%
        Real Estate                                  0.75%        0.93%        0.25%      1.93%
        Semiconductor                                0.75%        0.99%        0.25%      1.99%
        Technology                                   0.75%        0.87%        0.25%      1.87%
        Telecommunications                           0.75%        0.95%        0.25%      1.95%
        Utilities                                    0.75%        0.95%        0.25%      1.95%
        U.S. Government Plus                         0.50%        0.86%        0.25%      1.61%
        Rising Rates Opportunity                     0.75%        0.75%        0.25%      1.75%

FIRST DEFINED PORTFOLIO FUND, LLC: (16, 17)

        First Trust(R) (10) Uncommon Values          0.60%        0.76%        0.25%      1.61%
        Target Managed VIP                           0.60%        1.25%        0.25%      2.10%
        The Dow(sm) DART (10)                        0.60%        1.53%        0.25%      2.38%
        Global Dividend Target (15)                  0.60%        1.85%        0.25%      2.70%
        S&P(R) Target (24)                           0.60%        1.58%        0.25%      2.43%
        NASDAQ(R) Target (15)                        0.60%        1.75%        0.25%      2.60%
        Value Line(R) Target (25)                    0.60%        1.48%        0.25%      2.33%
        The Dow Target Dividend (18)                 0.60%        0.62%        0.25%      1.47%

THE PRUDENTIAL SERIES FUND, INC.:

        SP William Blair International Growth        0.85%        0.45%        0.25%      1.55%

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


(1) As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this prospectus.



(2) The Portfolios' total actual annual operating expenses for the year ended December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:



                                                         TOTAL ACTUAL ANNUAL PORTFO-
                                                         LIO OPERATING EXPENSES AFTER
PORTFOLIO NAME                                              EXPENSE REIMBURSEMENT
-------------------------------------------------------------------------------------
AST William Blair International Growth                               1.11%
AST LSV International Value                                          1.22%
AST DeAM Small-Cap Growth                                            1.02%
AST DeAM Small-Cap Value                                             1.13%
AST Goldman Sachs Mid-Cap Growth                                     1.13%
AST Neuberger Berman Mid-Cap Growth                                  1.11%
AST Neuberger Berman Mid-Cap Value                                   1.04%
AST AllianceBernstein Large-Cap Growth                               1.10%
AST MFS Growth                                                       1.07%
AST Marsico Capital Growth                                           1.02%
AST Goldman Sachs Concentrated Growth                                1.00%
AST DeAM Large-Cap Value                                             0.99%
AST Cohen & Steers Realty                                            1.11%
AST AllianceBernstein Growth & Income                                0.87%
AST Hotchkis & Wiley Large-Cap Value                                 0.90%
AST American Century Strategic Balanced                              1.09%
AST T. Rowe Price Asset Allocation                                   1.07%
AST Lord Abbett Bond-Debenture Portfolio                             0.97%
AST PIMCO Total Return Bond                                          0.78%
AST PIMCO Limited Maturity Bond                                      0.79%
AST Money Market                                                     0.58%



(3) Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the Portfolios, and to use these commissions to promote the sale of shares of the Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.



(4) Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM International Equity Portfolio."



(5) Effective May 1, 2005, Eagle Asset Management and Neuberger Berman Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005, State Street Research and Management Company served as Sub-advisor of the Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."



(6) Effective November 18, 2004, Integrity Asset Management, Lee Munder Capital Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."



(7) Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth Portfolio."



(8) Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value Portfolio."



(9) Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed Index 500 Portfolio."



(10) Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income Portfolio."



(11) The AST Global Allocation Portfolio invests primarily in shares of other AST Portfolios (the "Underlying Portfolios").



      (a) The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC. The management fee shown in the chart for the Portfolio is (i) that 0.10% management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.



      (b) The expense information shown in the chart for the Portfolio reflects
      (i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.



      (c) Effective May 1, 2005, Prudential Investment LLC provides day to day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global Allocation Portfolio."

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

SUMMARY OF CONTRACT FEES AND CHARGES CONTINUED


(12) (a) The Adviser of Wells Fargo Variable Trust has committed through April 30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.



                                               TOTAL ACTUAL ANNUAL PORTFO-
                                               LIO OPERATING EXPENSES AFTER
PORTFOLIO NAME                                    EXPENSE REIMBURSEMENT
---------------------------------------------------------------------------
Advantage C&B Large Cap Value                              1.00%
Advantage Equity Income                                    1.00%
Advantage International Core                               1.00%
Advantage Small Cap Growth                                 1.20%
Advantage Large Company Core                               1.00%
Advantage Large Company Growth                             1.00%
Advantage Asset Allocation                                 1.00%
Advantage Total Return Bond                                0.90%



      (b) In addition, the following name changes were made effective May 1, 2005:



OLD PORTFOLIO NAME                         NEW PORTFOLIO NAME
------------------------------------------------------------------
  Equity Value                      Advantage C&B Large Cap Value
  Equity Income                     Advantage Equity Income
  International Equity              Advantage International Core
  Small Cap Growth                  Advantage Small Cap Growth
  Growth                            Advantage Large Company Core
  Large Company Growth              Advantage Large Company Growth
  Asset Allocation                  Advantage Asset Allocation
  Total Return Bond                 Advantage Total Return Bond



(13) The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.



(14) Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed "AIM V.I. Global Health Care Fund."



(15) ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.



(16) The Funds' Board of Trustees reserves the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio, the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line Target 25 Portfolio.



(17) For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values Portfolio and 1.47% for each of the other Portfolios' average daily net assets. First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31, 2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.



                                     TOTAL ACTUAL ANNUAL PORTFO-
                                     LIO OPERATING EXPENSES AFTER
PORTFOLIO NAME                          EXPENSE REIMBURSEMENT
---------------------------------   -----------------------------
First Trust(R) 10 Uncommon Values                1.37%
Target Managed VIP                               1.47%
S&P Target 24                                    1.47%
The Dow(sm) DART 10                              1.47%
Value Line(R) Target 25                          1.47%
Global Dividend Target 15                        1.47%
Nasdaq Target 15                                 1.47%
Dow Target Dividend                              1.47%

(18) The Dow (SM) Target Dividend Portfolio is newly organized. Accordingly, Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Expense Examples

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges, Annual Maintenance Fee, Insurance Charge, Distribution Charge, and the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another. Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance Charge is assessed as 0.65% per year; (c) the Distribution Charge is assessed as 1.00% per year in Annuity Years 1-10; (d) the Annual Maintenance Fee is reflected as an asset-based charge based on an assumed average contract size; (e) you make no withdrawals of Account Value during the period shown; (f) you make no transfers, or other transactions for which we charge a fee during the period shown; (g) no tax charge applies; (h) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; (i) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit, and 0.25% of the average daily net asset of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit; and (j) the Credit applicable to your Annuity is 6% of Purchase Payments. Amounts shown in the examples are rounded to the nearest dollar. The Credit we apply to Purchase Payments received after the first Annuity Year are less than 6% (see "How do I Receive Credits?").

The examples are illustrative only -- they should not be considered a representation of past or future expenses of the underlying mutual funds or their portfolios -- actual expenses will be less than those shown if you elect a different combination of optional benefits than indicated in the examples available or if you allocate account value to any other available sub-accounts.

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated time period; and 3.) if you do not surrender your Annuity. A table of Accumulation Values appears in Appendix A to this Prospectus.


                                                                       IF YOU ANNUITIZE AT THE END OF
                                                                        THE APPLICABLE TIME PERIOD:
                                                                       (you may not annuitize in the
                  IF YOU SURRENDER YOUR ANNUITY AT                                 first
               THE END OF THE APPLICABLE TIME PERIOD:                    three (3) Annuity Years):
-------------------------------------------------------------------- ----------------------------------
1 YR                                   3 YRS     5 YRS     10 YRS    1 YR   3 YRS   5 YRS     10 YRS
$1,678                                 $3,191    $4,522    $7,384    N/A    N/A     $3,850    $7,192



                                              IF YOU DO NOT SURRENDER
                                                   YOUR ANNUITY:
                                       -------------------------------------
                                       1 YR    3 YRS     5 YRS     10 YRS
                                       $814    $2,375    $3,850    $7,192

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?


Each variable investment option is a Sub-account of American Skandia Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.



      The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of American Skandia Trust. The investment managers for AST are American Skandia Investment Services, Incorporated, a Prudential Financial Company, and Prudential Investments LLC, affiliated companies of American Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.


      The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-680-6920.


      Effective MAY 1, 2004, THE SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO (FORMERLY THE SP JENNISON INTERNATIONAL GROWTH PORTFOLIO) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP William Blair International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-account.


      This Sub-account may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close this Sub-account to all Owners that owned the Annuity prior to the close date.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
INTERNATIONAL     AST JPMORGAN INTERNATIONAL EQUITY: seeks long-term capital growth by             J.P. Morgan
EQUITY            investing in a diversified portfolio of international equity securities. The     Fleming Asset
                  Portfolio seeks to meet its objective by investing, under normal market          Management
                  conditions, at least 80% of its assets in a diversified portfolio of equity securities of companies located or operating in developed non-U.S.
                  countries and emerging markets of the world.

INTERNATIONAL     AST WILLIAM BLAIR INTERNATIONAL GROWTH: Seeks long-term capital                  William Blair &
EQUITY            appreciation. The Portfolio invests primarily in stocks of large and             Company, L.L.C.
                  medium-sized companies located in countries included in the Morgan
                  Stanley Capital International All Country World Ex-U.S. Index.

INTERNATIONAL     AST LSV INTERNATIONAL VALUE (formerly AST DeAM International Equity):            Deutsche Asset
EQUITY            seeks capital growth. The Portfolio pursues its objective by primarily           Management, Inc.
                  investing at least 80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the
                  MSCI EAFE Index.

INTERNATIONAL     AST MFS GLOBAL EQUITY: seeks capital growth. Under normal                        Massachusetts
EQUITY            circumstances the Portfolio invests at least 80% of its assets in equity         Financial Services
                  securities of U.S. and foreign issuers (including issuers in developing          Company
                  countries). The Portfolio generally seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.

SMALL CAP         AST SMALL-CAP GROWTH (formerly AST State Street Research Small-                  Eagle Asset
GROWTH            Cap Growth): seeks long-term capital growth. The Portfolio pursues               Management,
                  its objective by primarily investing in the common stocks of small-              Neuberger Berman
                  capitalization companies.                                                        Management, Inc.

SMALL CAP         AST DEAM SMALL-CAP GROWTH: seeks maximum growth of investors'                    Deutsche Asset
GROWTH            capital from a portfolio of growth stocks of smaller companies. The              Management, Inc.
                  Portfolio pursues its objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-
                  sized companies included in the Russell 2000 Growth(R) Index.

SMALL CAP         AST FEDERATED AGGRESSIVE GROWTH: seeks capital growth. The Portfolio             Federated Equity
GROWTH            pursues its investment objective by investing primarily in the stocks of         Management
                  small companies that are traded on national security exchanges, the              Company of
                  NASDAQ stock exchange and the over-the-counter market.                           Pennsylvania/
                                                                                                   Federated Global
                                                                                                   Investment
                                                                                                   Management Corp.

SMALL CAP         AST SMALL-CAP VALUE (formerly AST Gabelli Small-Cap Value): seeks to             Integrity Asset
VALUE             provide long-term capital growth by investing primarily in small-                Management, Lee
                  capitalization stocks that appear to be undervalued. The Portfolio will          Munder Capital
                  have a non-fundamental policy to invest, under normal circumstances, at          Group, J.P. Morgan
                  least 80% of the value of its assets in small capitalization companies.          Fleming Asset
                                                                                                   Management

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

INVESTMENT OPTIONS CONTINUED


                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
SMALL CAP         AST DEAM SMALL-CAP VALUE: seeks maximum growth of investors' capital.            Deutsche Asset
VALUE             The Portfolio pursues its objective under normal market conditions, by           Management, Inc.
                  primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000(R) Value Index.

MID CAP           AST GOLDMAN SACHS MID-CAP GROWTH: seeks long-term capital growth.                Goldman Sachs
GROWTH            The Portfolio pursues its investment objective by investing primarily in         Asset Management,
                  equity securities selected for their growth potential, and normally invests      L.P.
                  at least 80% of the value of its assets in medium capitalization companies.

MID CAP           AST NEUBERGER BERMAN MID-CAP GROWTH: seeks capital growth. Under                 Neuberger Berman
GROWTH            normal market conditions, the Portfolio primarily invests at least 80% of        Management Inc.
                  its net assets in the common stocks of mid-cap companies. Under the
                  Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.

MID CAP VALUE     AST NEUBERGER BERMAN MID-CAP VALUE: seeks capital growth. Under                  Neuberger Berman
                  normal market conditions, the Portfolio primarily invests at least 80% of        Management Inc.
                  its net assets in the common stocks of mid-cap companies. Under the
                  Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.

SPECIALTY         AST ALGER ALL-CAP GROWTH: seeks long-term capital growth. The Portfolio          Fred Alger
                  invests primarily in equity securities, such as common or preferred stocks       Management, Inc.
                  that are listed on U.S. exchanges or in the over-the-counter market. The
                  Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST GABELLI ALL-CAP VALUE: seeks capital growth. The Portfolio pursues           GAMCO Investors,
                  its objective by investing primarily in readily marketable equity securities     Inc.
                  including common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST T. ROWE PRICE NATURAL RESOURCES: seeks long-term capital growth              T. Rowe Price
                  primarily through the common stocks of companies that own or develop             Associates, Inc.
                  natural resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                                                      PORTFOLIO
  STYLE/                                                                                               ADVISOR/
   TYPE                                 INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
LARGE CAP     AST ALLIANCEBERNSTEIN LARGE-CAP GROWTH (formerly AST Alliance Growth):              Alliance Capital
GROWTH        seeks long-term capital growth. The Portfolio invests at least 80% of its           Management, L.P.
              total assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

LARGE CAP     AST MFS GROWTH: seeks long-term capital growth and future income.                   Massachusetts
GROWTH        Under normal market conditions, the Portfolio invests at least 80% of its           Financial Services
              total assets in common stocks and related securities, such as preferred             Company
              stocks, convertible securities and depositary receipts, of companies that the Sub-advisor believes offer better than average prospects for long-
              term growth.

LARGE CAP     AST MARSICO CAPITAL GROWTH: seeks capital growth. Income realization is             Marsico Capital
GROWTH        not an investment objective and any income realized on the Portfolio's              Management, LLC
              investments, therefore, will be incidental to the Portfolio's objective. The
              Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.

LARGE CAP     AST GOLDMAN SACHS CONCENTRATED GROWTH: seeks growth of capital in a                 Goldman Sachs
GROWTH        manner consistent with the preservation of capital. Realization of income           Asset Management,
              is not a significant investment consideration and any income realized on            L.P.
              the Portfolio's investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.

LARGE CAP     AST DEAM LARGE-CAP VALUE: seeks maximum growth of capital by                        Deutsche Asset
VALUE         investing primarily in the value stocks of larger companies. The Portfolio          Management, Inc.
              pursues its objective, under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the Russell 1000(R) Value Index.

LARGE CAP     AST ALLIANCEBERNSTEIN GROWTH + VALUE: seeks capital growth by investing             Alliance Capital
BLEND         approximately 50% of its assets in growth stocks of large companies and             Management, L.P.
              approximately 50% of its assets in value stocks of large companies. The
              Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000(R) Index.

LARGE CAP     AST ALLIANCEBERNSTEIN CORE VALUE (FORMERLY AST SANFORD BERNSTEIN CORE               Alliance Capital
VALUE         VALUE): seeks long-term capital growth by investing primarily in common             Management, L.P.
              stocks. The Sub-advisor expects that the majority of the Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.

SPECIALTY     AST COHEN & Steers Realty: seeks to maximize total return through                   Cohen & Steers
              investment in real estate securities. The Portfolio pursues its investment          Capital
              objective by investing, under normal circumstances, at least 80% of its             Management, Inc.
              net assets in securities of real estate issuers.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

INVESTMENT OPTIONS CONTINUED


                                                                                                    PORTFOLIO
   STYLE/                                                                                            ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------
LARGE CAP       AST ALLIANCEBERNSTEIN MANAGED INDEX 500 (formerly AST Sanford                   Alliance Capital
BLEND           Bernstein Managed Index 500): seeks to outperform the S&P 500 through           Management, L.P.
                stock selection resulting in different weightings of common stocks relative to the index. The Portfolio will invest, under normal circumstances, at least 80% of its net assets in securities included in the Standard & Poor's 500 Composite Stock Price Index.

LARGE CAP       AST AMERICAN CENTURY INCOME & GROWTH: seeks capital growth with                 American Century
VALUE           current income as a secondary objective. The Portfolio invests primarily        Investment
                in common stocks that offer potential for capital growth, and may,              Management, Inc.
                consistent with its investment objective, invest in stocks that offer potential for current income.

LARGE CAP       AST ALLIANCEBERNSTEIN GROWTH & INCOME: seeks long-term growth of                Alliance Capital
VALUE           capital and income while attempting to avoid excessive fluctuations in          Management, L.P.
                market value. The Portfolio normally will invest in common stocks (and securities convertible into common stocks).

LARGE CAP       AST HOTCHKIS & WILEY LARGE-CAP VALUE: seeks current income and                  Hotchkis and Wiley
VALUE           long-term growth of income, as well as capital appreciation. The Portfolio      Capital
                invests, under normal circumstances, at least 80% of its net assets plus        Management, LLC
                borrowings for investment purposes in common stocks of large cap U.S.
                companies that have a high cash dividend or payout yield relative to the market.

ASSET           AST GLOBAL ALLOCATION (formerly AST DeAM Global Allocation): seeks to           Prudential
ALLOCATION/     obtain the highest potential total return consistent with a specified level     Investments LLC
BALANCED        of risk tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying Portfolios"). The
                Portfolio intends its strategy of investing in combinations of Underlying
                Portfolios to result in investment diversification that an investor could otherwise achieve only by holding numerous investments.

ASSET           AST AMERICAN CENTURY STRATEGIC BALANCED: seeks capital growth and               American Century
ALLOCATION/     current income. The Sub-advisor intends to maintain approximately 60%           Investment
BALANCED        of the Portfolio's assets in equity securities and the remainder in bonds       Management, Inc.
                and other fixed income securities.

ASSET           AST T. ROWE PRICE ASSET ALLOCATION: seeks a high level of total return by       T. Rowe Price
ALLOCATION/     investing primarily in a diversified portfolio of fixed income and equity       Associates, Inc.
BALANCED        securities. The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                                                       PORTFOLIO
    STYLE/                                                                                              ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
FIXED INCOME      AST T. ROWE PRICE GLOBAL BOND: seeks to provide high current income              T. Rowe Price
                  and capital growth by investing in high quality foreign and U.S. dollar-         International, Inc.
                  denominated bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S.
                  and foreign issuers.

FIXED INCOME      AST GOLDMAN SACHS HIGH YIELD: seeks a high level of current income               Goldman Sachs
                  and may also consider the potential for capital appreciation. The Portfolio      Asset Management,
                  invests, under normal circumstances, at least 80% of its net assets plus         L.P.
                  any borrowings for investment purposes (measured at time of purchase)
                  ("Net Assets") in high-yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.

FIXED INCOME      AST LORD ABBETT BOND-DEBENTURE: seeks high current income and the                Lord, Abbett & Co.
                  opportunity for capital appreciation to produce a high total return. To          LLC
                  pursue its objective, the Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.

FIXED INCOME      AST PIMCO TOTAL RETURN BOND: seeks to maximize total return consistent           Pacific Investment
                  with preservation of capital and prudent investment management. The              Management
                  Portfolio will invest in a diversified portfolio of fixed-income securities      Company LLC
                  of varying maturities. The average portfolio duration of the Portfolio           (PIMCO)
                  generally will vary within a three- to six-year time frame based on the
                  Sub-advisor's forecast for interest rates.

FIXED INCOME      AST PIMCO LIMITED MATURITY BOND: seeks to maximize total return                  Pacific Investment
                  consistent with preservation of capital and prudent investment                   Management
                  management. The Portfolio will invest in a diversified portfolio of fixed-       Company LLC
                  income securities of varying maturities. The average portfolio duration of       (PIMCO)
                  the Portfolio generally will vary within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME      AST MONEY MARKET: seeks high current income while maintaining high               Wells Capital
                  levels of liquidity. The Portfolio attempts to accomplish its objective by       Management, Inc.
                  maintaining a dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.

INTERNATIONAL     GVIT DEVELOPING MARKETS: seeks long-term capital appreciation, under             Gartmore Global
EQUITY            normal conditions by investing at least 80% of its total assets in stocks of     Asset Management
                  companies of any size based in the world's developing economies. Under           Trust/Gartmore
                  normal market conditions, investments are maintained in at least six             Global Partners
                  countries at all times and no more than 35% of total assets in any single one of them.


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
                                                                                                        PORTFOLIO
    STYLE/                                                                                              ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
LARGE CAP         ADVANTAGE C&B LARGE CAP VALUE FUND (Formerly Equity Value): Seeks                  Wells Fargo Funds
VALUE             maximum long-term total return, consistent with minimizing risk to                 Management, LLC
                  principal. The Portfolio will principally invest in large-capitalization securities, which the Sub-advisor defines as securities of companies with market capitalizations of $1 billion or more.

LARGE CAP         ADVANTAGE EQUITY INCOME FUND (Formerly Equity Income): Seeks long-term             Wells Fargo Funds
VALUE             capital appreciation and above-average dividend income. The Portfolio              Management, LLC
                  invests in the common stocks of large U.S. companies with strong return potential and above-average dividend income. The Portfolio invests principally in securities of companies with market capitalizations of
                  $3 billion or more.

INTERNATIONAL     ADVANTAGE INTERNATIONAL CORE FUND (Formerly International Equity): Seeks           Wells Fargo Funds
EQUITY            long-term capital appreciation. The Portfolio will principally invest in           Management, LLC
                  non-U.S. securities. The Portfolio will focus on companies with strong growth potential that offer good relative values.

SMALL CAP         ADVANTAGE SMALL CAP GROWTH FUND (Formerly Small Cap Growth): Seeks                 Wells Fargo Funds
GROWTH            long-term capital appreciation. The Portfolio focuses on companies that            Management, LLC
                  the Sub-advisor believes have above-average growth potential, or that may be involved in new or innovative products, services and processes.

LARGE CAP         ADVANTAGE LARGE COMPANY CORE FUND (Formerly Growth): Seeks total                   Wells Fargo Funds
BLEND             return comprised of long-term capital appreciation and current income.             Management, LLC
                  The Portfolio will invest at least 80% of the Fund's assets in securities of large-capitalization companies, which are defined as those with market capitalizations of $3 billion or more.

LARGE CAP         ADVANTAGE LARGE COMPANY GROWTH FUND (Formerly Large Company                        Wells Fargo Funds
GROWTH            Growth): Seeks long-term capital appreciation. The Portfolio invests in the        Management, LLC
                  common stocks of large U.S. companies that the Sub-advisor believes have superior growth potential. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.

ASSET             ADVANTAGE ASSET ALLOCATION FUND (formerly Asset Allocation): Seeks                 Wells Fargo Funds
ALLOCATION/       long-term total return, consistent with reasonable risk. The Portfolio             Management, LLC
BALANCED          invests in equity and fixed-income securities in varying proportions, with an emphasis on equity securities. The Portfolio does not select individual securities for investment, rather, it buys substantially all of the securities of various indexes to replicate such indexes.

FIXED INCOME      ADVANTAGE TOTAL RETURN BOND FUND (Formerly Total Return Bond): Seeks               Wells Fargo Funds
                  total return consisting of income and capital appreciation. The Portfolio          Management, LLC
                  invests principally in investment-grade debt securities, which include U.S.
                  Government obligations, corporate bonds, mortgage- and other asset-
                  backed securities and money market instruments. Under normal circumstances, the Portfolio is expected to maintain an overall effective duration between 4 and 5.5 years.


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
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
MID CAP           AIM VARIABLE INSURANCE FUNDS -- AIM V.I. DYNAMICS FUND -- SERIES I                A I M Advisors,
GROWTH            SHARES (Formerly an Invesco Fund): seeks long-term capital growth. The            Inc.
                  Portfolio pursues its objective by normally investing at least 65% of its assets in common stocks of mid-sized companies that are included in the
                  Russell Midcap Growth(R) Index at the time of purchase.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. TECHNOLOGY FUND -- SERIES I              A I M Advisors,
                  SHARES (formerly an INVESCO fund): seeks capital growth. The Portfolio            Inc.
                  normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. HEALTH SCIENCES FUND --                  A I M Advisors,
                  SERIES I SHARES (formerly an INVESCO fund) (Effective July 1, 2005, AIM           Inc.
                  V.I. Health Sciences Fund will be renamed AIM V.I. Global Health Care
                  Fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. FINANCIAL SERVICES FUND --               A I M Advisors,
                  SERIES I SHARES (Formerly an Invesco Fund): seeks capital growth. The             Inc.
                  Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector. These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.

INTERNATIONAL     EVERGREEN VA INTERNATIONAL EQUITY (formerly Evergreen Va International            Evergreen
EQUITY            Growth): seeks long-term capital growth and secondarily, modest income.           Investment
                  The Portfolio normally invests 80% of its assets in equity securities issued      Management
                  by established, quality, non-U.S. companies located in countries with             Company, LLC
                  developed markets and may purchase across all market capitalizations.
                  The Portfolio normally invests at least 65% of its assets in securities of companies in at least three different countries (other than the U.S.).

SMALL CAP         EVERGREEN VA GROWTH (formerly Evergreen Va Special Equity): seeks                 Evergreen
Growth            long-term capital growth. The Portfolio invests at least 75% of its assets        Investment
                  in common stocks of small- and medium-sized companies (i.e., companies            Management
                  whose market capitalizations fall within the range of the Russell 2000(R)         Company, LLC
                  Growth Index, at the time of purchase).

SPECIALTY         EVERGREEN VA OMEGA: seeks long-term capital growth. The Portfolio                 Evergreen
                  invests primarily, and under normal conditions, substantially all of its          Investment
                  assets in common stocks and securities convertible into common stocks             Management
                  of U.S. companies across all market capitalizations.                              Company, LLC


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
                                                                                                    PORTFOLIO
    STYLE/                                                                                           ADVISOR/
     TYPE                                INVESTMENT OBJECTIVES/POLICIES                            SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------
INTERNATIONAL     PROFUND VP EUROPE 30: seeks daily investment results, before fees and         ProFund Advisors
EQUITY            expenses, that correspond to the daily performance of the ProFunds            LLC
                  Europe 30 Index. The ProFunds Europe 30 Index, created by ProFund
                  Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the NASDAQ as depositary receipts or ordinary shares.

SPECIALTY         PROFUND VP ASIA 30: seeks daily investment results, before fees and           ProFund Advisors
                  expenses, that correspond to the daily performance of the ProFunds Asia       LLC
                  30 Index. The ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the
                  Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the NASDAQ as depository receipts or ordinary shares.

SPECIALTY         PROFUND VP JAPAN: seeks daily investment results, before fees and             ProFund Advisors
                  expenses, that correspond to the daily performance of the Nikkei 225          LLC
                  Stock Average. Since the Japanese markets are not open when ProFund
                  VP Japan values its shares, ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the
                  United States related to the Nikkei 225 Stock Average.

SPECIALTY         PROFUND VP BANKS: seeks daily investment results, before fees and             ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones           LLC
                  U.S. Banks Index. The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.

SPECIALTY         PROFUND VP BASIC MATERIALS: seeks daily investment results, before fees       ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow             LLC
                  Jones U.S. Basic Materials Sector Index. The Dow Jones U.S. Basic
                  Materials Sector Index measures the performance of the basic materials economic sector of the U.S. equity market.

SPECIALTY         PROFUND VP BIOTECHNOLOGY: seeks daily investment results, before fees         ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow             LLC
                  Jones U.S. Biotechnology Index. The Dow Jones U.S. Biotechnology
                  Index measures the performance of the biotechnology industry portion of the U.S. equity market.

SPECIALTY         PROFUND VP CONSUMER SERVICES (formerly ProFund VP Consumer Cyclical):         ProFund Advisors
                  seeks daily investment results, before fees and expenses, that correspond     LLC
                  to the daily performance of the Dow Jones U.S. Consumer Services
                  Index. The Dow Jones U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S.
                  equity market.


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                                                 PORTFOLIO
  STYLE/                                                                                          ADVISOR/
   TYPE                              INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
-------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP CONSUMER GOODS (Formerly ProFund Vp Consumer Non-                   ProFund Advisors
              Cyclical): seeks daily investment results, before fees and expenses, that      LLC
              correspond to the daily performance of the Dow Jones U.S. Consumer
              Goods Index. The Dow Jones U.S. Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S.
              equity market.

SPECIALTY     PROFUND VP OIL & Gas (formerly ProFund VP Energy): seeks daily                 ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Oil & Gas Index. The Dow
              Jones U.S. Oil & Gas Sector Index measures the performance of the energy sector of the U.S. equity market.

SPECIALTY     PROFUND VP FINANCIALS (Formerly ProFund Vp Financial): seeks daily             ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Financials Sector Index. The
              Dow Jones U.S. Financials Sector Index measures the performance of the financial services economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP HEALTH CARE (Formerly ProFund Vp Healthcare): seeks daily           ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Health Care Index. The Dow
              Jones U.S. Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INDUSTRIALS (Formerly ProFund Vp Industrial): seeks daily           ProFund Advisors
              investment results, before fees and expenses, that correspond to the daily     LLC
              performance of the Dow Jones U.S. Industrials Index. The Dow Jones U.S.
              Industrials Index measures the performance of the industrial economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INTERNET: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones            LLC
              Composite Internet Index. The Dow Jones Composite Internet Index
              measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.

SPECIALTY     PROFUND VP PHARMACEUTICALS: seeks daily investment results, before fees        ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow              LLC
              Jones U.S. Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals
              Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP PRECIOUS METALS: seeks daily investment results, before fees        ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow              LLC
              Jones Precious Metals Index. The Dow Jones Precious Metals Index
              measures the performance of the precious metals mining industry.


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
                                                                                                  PORTFOLIO
  STYLE/                                                                                           ADVISOR/
   TYPE                               INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP REAL ESTATE: seeks daily investment results, before fees             ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow               LLC
              Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index
              measures the performance of the real estate industry portion of the U.S.
              equity market.

SPECIALTY     PROFUND VP SEMICONDUCTOR: seeks daily investment results, before fees           ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow               LLC
              Jones U.S. Semiconductor Index. The Dow Jones U.S. Semiconductor
              Index measures the performance of the semiconductor industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP TECHNOLOGY: seeks daily investment results, before fees and          ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones             LLC
              U.S. Technology Sector Index. The Dow Jones U.S. Technology Sector
              Index measures the performance of the technology sector of the U.S.
              equity market.

SPECIALTY     PROFUND VP TELECOMMUNICATIONS: seeks daily investment results, before           ProFund Advisors
              fees and expenses, that correspond to the daily performance of the Dow          LLC
              Jones U.S. Telecommunications Sector Index. The Dow Jones U.S.
              Telecommunications Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP UTILITIES: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones             LLC
              U.S. Utilities Sector Index. The Dow Jones U.S. Utilities Sector Index
              measures the performance of the utilities economic sector of the U.S.
              equity market.

SPECIALTY     PROFUND VP BULL: seeks daily investment results, before fees and expenses,      ProFund Advisors
              that correspond to the daily performance of the S&P 500(R) Index.               LLC

SPECIALTY     PROFUND VP BEAR: seeks daily investment results, before fees and                ProFund Advisors
              expenses, that correspond to the inverse (opposite) of the daily                LLC
              performance of the S&P 500(R) Index. If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P 500(R) Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                                                         PORTFOLIO
    STYLE/                                                                                                ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
SPECIALTY         PROFUND VP ULTRABULL: seeks daily investment results, before fees and              ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the             LLC
                  S&P 500(R) Index. Prior to May 1, 2003, ProFund VP UltraBull was named
                  "ProFund VP Bull Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500(R) Index. If ProFund VP UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500(R) Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SPECIALTY         PROFUND VP OTC: seeks daily investment results, before fees and                    ProFund Advisors
                  expenses, that correspond to the daily performance of the NASDAQ-100               LLC
                  Index(R). "OTC" in the name of ProFund VP OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities
                  Exchange Act of 1934.

SPECIALTY         PROFUND VP SHORT OTC: seeks daily investment results, before fees                  ProFund Advisors
                  and expenses, that correspond to the inverse (opposite) of the daily               LLC
                  performance of the NASDAQ-100 Index(R). If ProFund VP Short OTC is
                  successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the
                  NASDAQ-100 Index(R) when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
                  "OTC" in the name of ProFund VP Short OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities
                  Exchange Act of 1934.

SPECIALTY         PROFUND VP ULTRAOTC: seeks daily investment results, before fees and               ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the             LLC
                  NASDAQ-100 Index(R). If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC" in the name of ProFund VP UltraOTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

MID CAP VALUE     PROFUND VP MID-CAP VALUE: seeks daily investment results, before fees              ProFund Advisors
                  and expenses, that correspond to the daily performance of the S&P                  LLC
                  MidCap 400/Barra Value Index(R). The S&P MidCap400/Barra Value Index(R)
                  is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index that have comparatively low price-
                  to-book ratios as determined before each semiannual rebalance date.


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
                                                                                                     PORTFOLIO
  STYLE/                                                                                              ADVISOR/
   TYPE                                INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------
MID CAP       PROFUND VP MID-CAP GROWTH: seeks daily investment results, before fees             ProFund Advisors
GROWTH        and expenses, that correspond to the daily performance of the S&P                  LLC
              MidCap 400/Barra Growth Index(R). The S&P MidCap 400/Barra Growth
              Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index(R) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY     PROFUND VP ULTRAMID-CAP: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to twice (200%) the daily performance of the             LLC
              S&P MidCap 400 Index(R). If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SMALL CAP     PROFUND VP SMALL-CAP VALUE: seeks daily investment results, before fees            ProFund Advisors
VALUE         and expenses, that correspond to the daily performance of the S&P                  LLC
              SmallCap 600/Barra Value Index(R). The S&P SmallCap 600/Barra Value
              Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Value Index(R) that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SMALL CAP     PROFUND VP SMALL-CAP GROWTH: seeks daily investment results, before                ProFund Advisors
GROWTH        fees and expenses, that correspond to the daily performance of the S&P             LLC
              SmallCap 600/Barra Growth Index(R). The S&P SmallCap 600/Barra Growth
              Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Growth Index(R) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY     PROFUND VP ULTRASMALL-CAP: seeks daily investment results, before fees             ProFund Advisors
              and expenses, that correspond to twice (200%) the daily performance of             LLC
              the Russell 2000(R) Index. If ProFund VP UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index(R) when the
              Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

                                                                                                  PORTFOLIO
   STYLE/                                                                                          ADVISOR/
    TYPE                              INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------
SPECIALTY      PROFUND VP U.S. GOVERNMENT PLUS: seeks daily investment results, before        ProFund Advisors
               fees and expenses, that correspond to one and one-quarter times (125%)         LLC
               the daily price movement of the most recently issued 30-year U.S.
               Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest rates rise. If ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.

SPECIALTY      PROFUND VP RISING RATES OPPORTUNITY: seeks daily investment results,           ProFund Advisors
               before fees and expenses, that correspond to one and one-quarter times         LLC
               (125%) the inverse (opposite) of the daily price movement of the most recently issued 30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP Rising Rates
               Opportunity generally should decrease as interest rates fall. If ProFund
               VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.

LARGE CAP      PROFUND VP LARGE-CAP GROWTH: seeks daily investment results, before            ProFund Advisors
GROWTH         fees and expenses, that correspond to the daily performance of the S&P         LLC
               500/Barra Growth Index(R). The S&P 500/Barra Growth Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

LARGE CAP      PROFUND VP LARGE-CAP VALUE: seeks daily investment results, before fees        ProFund Advisors
VALUE          and expenses, that correspond to the daily performance of the S&P              LLC
               500/Barra Value Index(R). The S&P 500/Barra Value Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY      PROFUND VP SHORT SMALL-CAP: seeks daily investment results, before fees        ProFund Advisors
               and expenses, that correspond to the inverse (opposite) of the daily           LLC
               performance of the Russell 2000(R) Index. If ProFund VP Short Small-Cap
               is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day.
               Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
               Index rises on a given day.


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
                                                                                                       PORTFOLIO
   STYLE/                                                                                               ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                                SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
SPECIALTY      PROFUND VP SHORT MID-CAP: seeks daily investment results, before fees             ProFund Advisors
               and expenses, that correspond to the inverse (opposite) of the daily              LLC
               performance of the S&P MidCap 400 Index(R). If ProFund VP Short Mid-Cap
               is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day.
               Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
               Index rises on a given day.

SPECIALTY      ACCESS VP HIGH YIELD: seeks to provide investment results that                    ProFund Advisors
               correspond generally to the total return of the high yield market                 LLC
               consistent with maintaining reasonable liquidity. The Access VP High
               Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments
               ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities.
               The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.

SPECIALTY      FIRST TRUST(R) 10 UNCOMMON VALUES: seeks to provide above-average capital         First Trust Advisors
               appreciation. The Portfolio seeks to achieve its objective by investing           L.P.
               primarily in the ten common stocks selected by the Investment Policy
               Committee of Lehman Brothers Inc. ("Lehman Brothers") with the assistance of the Research Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman
               Brothers.

SPECIALTY      TARGET MANAGED VIP: seeks to provide above-average total return. The              First Trust Advisors
               Portfolio seeks to achieve its objective by investing in common stocks of         L.P.
               the most attractive companies that are identified by a model based on six uniquely specialized strategies -- The Dowsm DART 5, the European
               Target 20, the Nasdaq(R) Target 15, the S&P Target 24, the Target Small
               Cap and the Value Line(R) Target 25.

SPECIALTY      THE DOW(SM) DART 10: seeks to provide above-average total return. The             First Trust Advisors
               Portfolio seeks to achieve its objective by investing in common stocks            L.P.
               issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                                                     PORTFOLIO
   STYLE/                                                                                             ADVISOR/
    TYPE                               INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
SPECIALTY      GLOBAL DIVIDEND TARGET 15 (formerly Global Target 15): seeks to provide         First Trust Advisors
               above-average total return. The Portfolio seeks to achieve its objective by     L.P.
               investing in common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The
               Portfolio invests primarily in the common stocks of the companies which are components of the DJIA, the Financial Times Industrial Ordinary
               Share Index ("FT Index") and the Hang Seng Index. The Portfolio
               primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the DJIA,
               FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.

SPECIALTY      S&P(R) TARGET 24: seeks to provide above-average total return. The              First Trust Advisors
               Portfolio seeks to achieve its objective by investing in common stocks          L.P.
               issued by companies that have the potential for capital appreciation. The
               Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's
               500 Composite Stock Price Index(R). The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index(R)
               based on the sector's market capitalization.

SPECIALTY      THE DOW (SM) TARGET DIVIDEND seeks to provide above-average total return.       First Trust Advisors
               The Portfolio seeks to achieve its objective by investing in common             L.P.
               stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index (SM)
               with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.

SPECIALTY      VALUE LINE(R) TARGET 25: seeks to provide above-average capital                 First Trust Advisors
               appreciation. The Portfolio seeks to achieve its objective by investing in      L.P.
               25 of the 100 common stocks that Value Line(R) gives a #1 ranking for
               Timeliness[(TM)] which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.

SPECIALTY      NASDAQ(R) TARGET 15: seeks to provide above-average total return. The           First Trust Advisors
               Portfolio seeks to achieve its objective by investing in common stocks          L.P.
               issued by companies that are expected to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index(R) on or about the applicable stock selection date through a multi-step process.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

INVESTMENT OPTIONS CONTINUED


                                                                                                      PORTFOLIO
     STYLE/                                                                                            ADVISOR/
      TYPE                                INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
-------------------------------------------------------------------------------------------------------------------
INTERNATIONAL      THE PRUDENTIAL SERIES FUND, INC. -- SP WILLIAM BLAIR INTERNATIONAL             Prudential
EQUITY             GROWTH: Seeks long-term capital appreciation. The Portfolio invests            Investments LLC/
                   primarily in stocks of large and medium-sized companies located in             William Blair &
                   countries included in the Morgan Stanley Capital International All Country     Company, LLC
                   World Ex-U.S. Index. Under normal market conditions, the portfolio invests at least 80% of its net assets in equity securities. The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.


"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

"Dow Jones Industrial Average(SM)", "DJIA(SM)", "Dow Industrials(SM)", "The Dow(SM)", and "The Dow 10(SM)", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio and The Dow(SM) DART 10 portfolio, are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.


"The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the Nasdaq Target 15 Portfolio or the Target Managed VIP Portfolio.


"Value Line(R)," "The Value Line Investment Survey," and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio is not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.

The First Trust(R) 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First Trust(R) 10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED ALLOCATIONS?

We offer fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the rates that are currently being credited on Fixed Allocations. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.

      Fixed Allocations may not be available in all states. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-680-8920 to determine availability of Fixed Allocations in your state and for your annuity product.

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

FEES AND CHARGES


The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity and to offset a portion of the costs associated with offering Credits which are funded through American Skandia's general account. The Insurance Charge is deducted against your Annuity's Account Value, which includes the amount of any Credits we apply to your Purchase Payments and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts.


      The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract.


      A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values, including appreciation on amounts that represent Credits.


WHAT ARE THE CONTRACT FEES AND CHARGES?


CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown below.


 YEARS         1        2        3        4        5        6        7        8        9       10       11+
-----------------------------------------------------------------------------------------------------------
 CHARGE (%)   9.0      9.0      8.5      8.0      7.0      6.0      5.0      4.0      3.0      2.0      0.0

      THE CDSC PERIOD IS BASED ON THE ISSUE DATE OF THE ANNUITY, NOT ON THE DATE EACH PURCHASE PAYMENT IS APPLIED TO THE ANNUITY. Purchase Payments applied to the Annuity after the Issue Date do not have their own CDSC period. Under certain circumstances, during the first ten (10) Annuity Years, you can withdraw a limited amount from your Annuity without paying a CDSC. This is referred to as a "Free Withdrawal." Free Withdrawals are not treated as a withdrawal of Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 10. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

      We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".


      TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

FEES AND CHARGES CONTINUED

a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

      ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.


      TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.



      We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.



      In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.



WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?



INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to 0.65% on an annual basis. The Insurance Charge is the combination of the Mortality & Expense Risk Charge (0.50%) and the Administration Charge (0.15%). The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.


      The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.


      DISTRIBUTION CHARGE: We deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to 1.00% on an annual basis in Annuity Years 1 through 10. After the end of the first ten Annuity Years, the 1.00% charge for distribution will no longer be assessed. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and costs associated with offering Credits which are funded through American Skandia's general account. The Distribution Charge is deducted against your Annuity's Account Value, which includes the amount of any Credits we apply to your Purchase Payments and any increases or decreases in your

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Account Value based on market fluctuations of the Sub-accounts will affect the charge.

      OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE SOLELY AGAINST THE VARIABLE INVESTMENT OPTIONS: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus. Please refer to the sections entitled "Living Benefit Programs" and "Death Benefit" for a description of the charge for each Optional Benefit.

WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?


Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.



WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?



No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.


WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES


We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

INITIAL PURCHASE PAYMENT: You must make a minimum initial Purchase Payment of $10,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $10,000 in total Purchase Payments.


      Where allowed by law, we must approve any initial and additional Purchase Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.


      Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to American Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We call our bank drafting program "Auto Saver". We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.


      AGE RESTRICTIONS: The Owner must be age 75 or under as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age 75 or under on the Issue Date. If the Annuity is owned by an entity, the Annuitant must be age 75 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.


SPECIAL CONSIDERATIONS FOR PURCHASERS OF BONUS OR CREDIT PRODUCTS

- This Annuity features an annual Insurance Charge of 0.65% and an annual Distribution Charge of 1.00%. We only deduct the Distribution Charge during the first 10 years following the effective date of your Annuity. During the first 10 years, the total asset-based charges on this Annuity are higher than many of our other annuities.

- The CDSC on this Annuity is higher and is deducted for a longer period of time as compared to our other annuities. As with any investment product that features a CDSC, you should consider your need to access your account value during the CDSC period and whether the liquidity provision under the Annuity will satisfy that need. The CDSC is only deducted if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your Annuity. If you make a withdrawal or surrender your Annuity and are subject to a CDSC, we do not recover the XTra Credit(SM) amount.


- The XTra Credit(SM) amount is included in your Account Value. However, American Skandia may take back any credits applied to your Purchase Payment if you "free-look" your Annuity or within twelve (12) months of having received an XTra Credit amount, you die or elect to withdraw your Account Value under the medically-related surrender provision. In these situations, your Account Value could be substantially reduced. However, any investment gain on the XTra Credit(SM) amount will not be recovered. Additional conditions and restrictions apply. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount.



      OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.



- Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


      survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."


- Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.


- Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation must be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. For example, a designation of "surviving spouse" would not be acceptable. If no beneficiary is named the death benefit will be paid to you or your estate.



      Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Managing Your Annuity
--------------------------------------------------------------------------------

MAY I CHANGE THE OWNER, ANNUITANT AND
BENEFICIARY DESIGNATIONS?
You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:
o a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;
o    a new Annuitant subsequent to the Annuity Date;
o for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and
o a change in Beneficiary if the Owner had previously made the designation irrevocable.

Spousal Owners/Spousal Beneficiaries
If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal Contingent Annuitant
If the Annuity is owned by an entity and the surviving spouse is named as a Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. No Death Benefit is payable upon the death of the Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE
MY MIND?
If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity, and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity, during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s), or the greater of your current Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period. If you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in "Auto Saver" or a periodic purchase payment program. Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?


You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "Auto Saver". Purchase Payments made through Auto Saver may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $10,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.


MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $10,000.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)


      INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations.



      SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.


HOW DO I RECEIVE CREDITS?

We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

 ANNUITY YEAR    CREDIT
--------------   ------
  1              6.00%
  2              5.00%
  3              4.00%
  4              3.00%
  5              2.00%
  6              1.00%
  7+             0.00%


CREDITS APPLIED TO PURCHASE PAYMENTS FOR DESIGNATED CLASS OF ANNUITY OWNER



Prior to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all Purchase Payments on such Annuities is as follows based on the Annuity Year in which the Purchase Payment was made: Year 1 - 9.0%; Year 2 - 9.0%; Year 3 - 8.5%; Year 4 - 8.0%; Year 5 - 7.0%; Year 6 - 6.0%; Year 7 - 5.0%;
Year 8 - 4.0%; Year 9 - 3.0%; Year 10 - 2.0%; Year 11+ - 0.0%.



      The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated, a Prudential Financial Company; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services;
(g) the then current spouse of any such person noted in (b) through (f), above;
(h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted in (b) through (h) above.



      All other terms and conditions of the Annuity apply to Owners in the designated class.


HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.


EXAMPLES OF APPLYING CREDITS INITIAL PURCHASE PAYMENT


      Assume you make an initial Purchase Payment of $10,000. We would apply a 6.0% Credit to your Purchase Payment and allocate the amount of the Credit ($600 = $10,000 x .06) to your Account Value in the proportion that your Account Value is allocated.


ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 2


      Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 x .05) to your Account Value.

ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 6


      Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 x .01) to your Account Value.


The amount of any Credits applied to your Account Value can be recovered by American Skandia under certain circumstances:

- any Credits applied to your Account Value on Purchase Payments made within the 12 months before the date of death will be recovered.

- the amount available under the medically-related surrender portion of the Annuity will not include the amount of any Credits payable on Purchase Payments made within 12 months of the date the Annuitant first became eligible for the medically-related surrender.

- if you elect to "free-look" your Annuity, the amount returned to you will not include the amount of any Credits.


      The Account Value may be substantially reduced if American Skandia recovers the XTra Credit(SM) amount under these circumstances. However, any investment gain on the XTra Credit(SM) amount will not be taken back. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to purchase payments.


EXAMPLES OF RECOVERING CREDITS

The following are hypothetical examples of how Credits could be recovered by American Skandia. These examples do not cover every potential situation.


RECOVERY FROM PAYMENT OF DEATH BENEFITS


1. Assume you purchase your Annuity with an initial Purchase Payment of $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 6.0% Credit, for a total of $3,600. If the Death Benefit becomes payable in the 9th month after the Issue Date, the amount of the Death Benefit would be reduced by the entire amount of the prior Credits ($3,600).

2. Assume you purchase your Annuity with an initial Purchase Payment of $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 6.0% Credit, for a total of $3,600. If death occurs in the 16th month after the Issue Date, the amount of the Death Benefit would be reduced but only in the amount of those Credits applied within the previous 12-months. Since the initial Purchase Payment (and the Credits that were applied) occurred more than 12-months before the date of death, the Death Benefit would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional Purchase Payment was made within 12-months of the date of death. Therefore, the amount of the Death Benefit would be reduced by the amount of the Credits payable on the additional Purchase Payment ($600).

3. NOTE: If the Death Benefit would otherwise have been equal to the Purchase Payments minus any proportional withdrawals due to poor investment performance, we will not reduce the amount of the Death Benefit by the amount of the Credits as shown in Example 2 above.


RECOVERY FROM MEDICALLY-RELATED SURRENDERS


1. Assume you purchase your Annuity with an initial Purchase Payment of $50,000. You receive a Credit of $3,000 ($50,000 x .06). The Annuitant is diagnosed as terminally ill in the 6th month after the Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision. Assuming the Credits were applied within 12-months of the date of diagnosis of the terminal illness, the amount that would be payable under the medically-related surrender provision would be reduced by the entire amount of the Credits ($3,000).

2. Assume you purchase your Annuity with an initial Purchase Payment of $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 6.0% Credit, for a total of $3,600. The Annuitant is diagnosed as terminally ill in the 16th month after the Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision. Since the initial Purchase Payment (and the Credits that were applied) occurred more than 12-months before the diagnosis, the amount that would be payable upon the medically-related surrender provision would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional Purchase Payment was made within 12-months of the date of diagnosis. Therefore, the amount that would be

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

MANAGING YOUR ACCOUNT VALUE CONTINUED


      payable under the medically-related surrender provision would be reduced by the amount of the Credits payable on the additional Purchase Payment ($600).


GENERAL INFORMATION ABOUT CREDITS

- We do not consider Credits to be "investment in the contract" for income tax purposes.

- You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of Purchase Payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?


During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro-rata to the other investment options to which you transferred.



      We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com).



      Currently, we charge $10.00 for each transfer after the twentieth (20th) in each Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.


      Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and
(iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

      Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

      In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

o With respect to each Sub-account (other than the AST Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the
     "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
     (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.
o We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.
o If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.
o Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owner. Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

DO YOU OFFER DOLLAR COST AVERAGING?
Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Managing Your Account Value continued

amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.
     You can Dollar Cost Average from variable investment options or Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:
o You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.
o You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.
o Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.
     NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.
     The Dollar Cost Averaging program is not available if you elect the Guaranteed Return Option Plus(SM), the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also not available when you have elected an asset allocation program.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you requested. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.
     There is no minimum Account Value required to enroll in automatic rebalancing. All rebalancing transfers as part of an automatic rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs.


ARE ANY ASSET ALLOCATION PROGRAMS
AVAILABLE?
Yes. Certain "static asset allocation programs" are available for use with the Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see Appendix entitled "Additional Information on the Asset Allocation Programs."
     Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE DATE?


Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus (GRO Plus(SM)) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO).) Both the Balanced Investment Program and GRO Plus allow you to allocate a portion of your Account Value to the available variable investment options while ensuring that your Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation. Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case). You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.


BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment. You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under the Annuity. Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

      EXAMPLE


      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.



      The GUARANTEED RETURN OPTION PLUS (GRO Plus) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus program may be appropriate if you wish to protect a principal


* The rate in this example is hypothetical and may not reflect the current rate for program to last. This determines the duration of the Guarantee Guarantee Periods of this duration.

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MANAGING YOUR ACCOUNT VALUE CONTINUED


amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program. See "Living Benefit Programs," later in this Prospectus, for more information about this program.



MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?



Yes. Your Investment Professional may direct the allocation of your Account Value and request financial transactions between investment options while you are living, subject to our rules, and unless you tell us otherwise. If your Investment Professional has this authority, we deem that all transactions that are directed by your Investment Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.


MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.


      Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your Annuity, you may incur adverse tax consequences, a CDSC and/or a Market Value Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g. the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.) WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISOR AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISOR'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISOR. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your investment professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor. Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your Annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.



      We or an affiliate of ours may provide administrative support to licensed, registered Investment Professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Investment Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an Investment Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

to comply with specific restrictions or limitations imposed by a Portfolio(s) of American Skandia. Contracts managed by your investment professional also are subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?". Since transfer activity under contracts managed by an investment professional or third party investment advisor may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com). LIMITATIONS THAT WE MAY IMPOSE ON YOUR INVESTMENT PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.


      The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-752-6342.


      A Guarantee Period for a Fixed Allocation begins:

- when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

- upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

-     when you "renew" a Fixed Allocation by electing a new Guarantee Period.

      To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.


AMERICAN SKANDIA MAY OFFER FIXED ALLOCATIONS WITH GUARANTEE PERIODS OF 3 MONTHS OR 6 MONTHS EXCLUSIVELY FOR USE AS A SHORT-TERM FIXED ALLOCATION ("SHORT-TERM FIXED ALLOCATIONS"). SHORT-TERM FIXED ALLOCATIONS MAY ONLY BE ESTABLISHED WITH YOUR INITIAL PURCHASE PAYMENT OR ADDITIONAL PURCHASE PAYMENTS. YOU MAY NOT TRANSFER EXISTING ACCOUNT VALUE TO A SHORT-TERM FIXED ALLOCATION. WE RESERVE THE RIGHT TO TERMINATE OFFERING THESE SPECIAL PURPOSE FIXED ALLOCATIONS AT ANY TIME.



      On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.


                                                                              45

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

MANAGING YOUR ACCOUNT VALUE CONTINUED

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts.

      We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

      The interest rate we credit for a Fixed Allocation is subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any Market Value Adjustment may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

- "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

- "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.

- "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                           [(1+I) / (1+J+0.0010)](N/365)
where:

      I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      N is the number of days remaining in the original Guarantee Period.

      If you surrender your Annuity under the right to cancel provision, the MVA formula is

                             [(1 + I)/(1 + J)](N/365).

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:


- You allocate $50,000 into a Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).



- The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).



- You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).


EXAMPLE OF POSITIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:


                    MVA Factor = [(1+I)/(1+J+0.0010)](N/365) =
                          [1.055/1.041](2) = 1.027078

                           Interim Value = $57,881.25

                  Account Value after MVA = Interim Value x MVA
                               Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:


                    MVA Factor = [(1+I)/(1+J+0.0010)](N/365) =
                          [1.055/1.071)](2) = 0.970345

                           Interim Value = $57,881.25


                  Account Value after MVA = Interim Value x MVA
                              Factor = $56,164.78.


WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options.

      IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

                                                                              47

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?


During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. The CDSC will be assessed on the amount of Purchase Payments, not on the Account Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.


ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?

(For more information, see "Tax Considerations".)

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.


- To meet liquidity needs, you can withdraw a limited amount from your Annuity during each of Annuity Years 1-10 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free Withdrawal you may request is $100.



- You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount that you may withdraw will depend on the Annuity's Surrender Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100.



      When we determine if a CDSC applies to partial withdrawals and Systematic Withdrawals, we will first determine what, if any, amounts qualify as a Free Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.



      You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.



      Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.


      To request the forms necessary to make a withdrawal from your Annuity, contact our Customer Service Team at 1-800-680-8920 or visit our Internet Website at www.americanskandia.prudential.com.

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEARS 1-10


The maximum Free Withdrawal amount during each of Annuity Years 1 through 10 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payment) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 10.


      NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first ten (10) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity. If, during Annuity Years 1 through 10, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity, which may include Credits.

ANNUITY YEARS 11+

After Annuity Year 10, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional Purchase Payments. The maximum Free Withdrawal amount during each of the first ten Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional Purchase Payment of $5,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 through 10 would be 10% of $15,000, or $1,500. From Annuity Year 11 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free Withdrawal of $500 in Annuity Year 2 and $1,000 in Annuity Year 3. If you surrender your Annuity in Annuity Year 5, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?


A CDSC may be assessed against a partial withdrawal during the first ten (10) Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the partial withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.



1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a CDSC);



2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. Any CDSC will only apply to the amount withdrawn that exceeds the Free Withdrawal amount. The maximum Free Withdrawal amount during each of Annuity Years 1 through 10 is 10% of all Purchase Payments. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 10, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity, which may include Credits.


CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?


Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.


      Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from Fixed Allocations are limited to earnings accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic Withdrawals.

      The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than

                                                                              49

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

ACCESS TO ACCOUNT VALUE CONTINUED

$100 (which may occur under a program that provides payment of an amount equal to the earnings in the annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100.

      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

      Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.


      The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly minimum distributions but does not apply to minimum distributions taken out on a quarterly, semi-annual or annual basis.


      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?


Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the Annuity.


      For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market Value Adjustment to any Fixed Allocations.

      Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

      To request the forms necessary to surrender your Annuity, contact our Customer Service Team at 1-800-680-8920 or visit our Internet Website at www.americanskandia.prudential.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value minus: (a) the amount of any Credits applied within 12 months

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

of the applicable "Contingency Event" as defined below; and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a medically-related surrender (i.e. Purchase Payments received at such time pursuant to a salary reduction program).

      This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

- the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a medically-related surrender;

- the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

- if the Owner is one or more natural persons, all such Owners must also be alive at such time;

- we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

- this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant. A "Contingency Event" occurs if the Annuitant is:

- first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

- first diagnosed as having a "Fatal Illness" while your Annuity is in force.

      The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?


We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. WE DO NOT GUARANTEE TO MAKE ANY ANNUITY PAYMENT OPTIONS AVAILABLE IN THE FUTURE OTHER THAN THOSE FIXED ANNUITIZATION OPTIONS GUARANTEED IN YOUR ANNUITY. Please refer to the "Guaranteed Minimum Income Benefit" and the "Lifetime Five Income Benefit" under "Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.


      When you purchase an Annuity, or at a later date, you may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may not choose an Annuity Date that occurs in the first three Annuity Years. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. You may not annuitize and receive annuity payments within the first three Annuity Years.

      Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. Under this option, you cannot make a partial or full surrender of the annuity.

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OPTION 3

PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 4

FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5

VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 6

VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE AND GUARANTEE: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. WE CHARGE AN ADDITIONAL AMOUNT FOR THIS GUARANTEE. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

      We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an Annuity Date within ten (10) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.


      You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:



- a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and


- the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.


      If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your contract at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.


HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS (OPTIONS 1-4)

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.


VARIABLE ANNUITY PAYMENTS


Generally, we offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options 5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.


      -     VARIABLE PAYMENTS (OPTIONS 1-3)

            We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

      -     STABILIZED VARIABLE PAYMENTS (OPTION 5)

            This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

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ACCESS TO ACCOUNT VALUE CONTINUED

      -     STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6)

            This option provides guaranteed payments for life in the same manner as Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.

      The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

LIVING BENEFIT PROGRAMS

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?


      American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:



- protecting a principal amount from decreases in value as of specified future dates due to investment performance;


- taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or

- guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.


      Below is a brief summary of the "living benefits" that American Skandia offers. Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your investment professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g. comparing the tax implications of the withdrawal benefit and annuity payments).



I. The GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control by allocating and transferring your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.



II. The GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value (called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.



III. The GUARANTEED MINIMUM INCOME BENEFIT (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total Purchase Payments (and any Credits applied to such Purchase Payments) under the contract and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.



IV. The LIFETIME FIVE INCOME BENEFIT guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will


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LIVING BENEFIT PROGRAMS CONTINUED


      not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.


GUARANTEED RETURN OPTION Plus(SM)
(GRO Plus(SM))


THE GUARANTEED RETURN OPTION PLUS DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION PLUS IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM (AND IT IS CURRENTLY ACTIVE), THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT, OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

      The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL

VALUE/ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

- BASE GUARANTEE: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

- ENHANCED GUARANTEE: On any anniversary following commencement of the program, you can establish an enhanced

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


      guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE PROGRAM (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE, THE BASE GUARANTEE WILL REMAIN IN EFFECT. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value.


      Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

WITHDRAWALS UNDER YOUR ANNUITY


Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments and any Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.


      Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.


      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

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LIVING BENEFIT PROGRAMS CONTINUED

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:



- The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);


-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).


      - B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).


      The resulting base guarantee amount is: $237,500 x (1 - $7,500 / $177,500), or $227,464.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE PROTECTED PRINCIPAL VALUE AND/OR THE ENHANCED PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE BASE GUARANTEE OR ANY ENHANCED GUARANTEE, OR ANY ANNIVERSARY OF SUCH MATURITY DATE(S), A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO FIXED ALLOCATIONS TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT(S). IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND NEW FIXED ALLOCATIONS MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE(S) BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE APPLICABLE GUARANTEED AMOUNT(S), CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.


      Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus, will be treated as any other termination of the Guaranteed Return Option (see below), including the termination of any guaranteed amount, and application of any applicable Market Value Adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity BASED ON THE CURRENT ACCOUNT VALUE.


TERMINATION OF THE PROGRAM


You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same Valuation Day on which a program termination was effected. Upon termination,


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LIVING BENEFIT PROGRAMS CONTINUED


any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.


      The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.


- You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments) or transfer Account Value to or from a Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments) may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.



- Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to Fixed Allocations or from Fixed Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed Allocations.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM


We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

GUARANTEED RETURN OPTION (GRO)


THE GUARANTEED RETURN OPTION DESCRIBED BELOW IS OFFERED ONLY IN THOSE JURISDICTIONS WHERE WE HAVE NOT YET RECEIVED REGULATORY APPROVAL FOR THE GUARANTEED RETURN OPTION PLUS AS OF THE DATE THE ELECTION OF THE OPTION IS MADE. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION IS NOT AVAILABLE IF YOU ELECT THE GRO PLUS RIDER, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.

      The guarantees provided by the program exist only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE

- Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.


      Any amounts added to your Annuity to support our guarantees under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro-rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.


KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed Allocation relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Fixed Allocation.


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

LIVING BENEFIT PROGRAMS CONTINUED

      allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.


- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).


IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE GUARANTEE A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO THE FIXED ALLOCATION TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT. IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND A NEW FIXED ALLOCATION MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE GUARANTEED AMOUNT, CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.


      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.


ELECTION OF THE PROGRAM


The Guaranteed Return Option can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date.


TERMINATION OF THE PROGRAM


The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned con tract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.



      The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocations may not be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to the Fixed Allocation as of the effective date of the program under some circumstances.


- Annuity Owners cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments) or transfer Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments) may be allocated by us to the Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from the Fixed Allocation to a variable investment option.



- Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the Fixed Allocation.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM


We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. In those states where the daily deduction of the charge has not yet been approved, the annual charge is deducted annually, in arrears. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.


GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)


THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, OR THE LIFETIME FIVE INCOME BENEFIT RIDER.



      We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance


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will not affect your ability to protect your principal. You are not required to make withdrawals as part of the program -- the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.



KEY FEATURE -- PROTECTED VALUE



The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.



      The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments and any Credits that may be applied to such Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.


- If you elect the GMWB program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment plus any Credit applied to such Purchase Payment.


- IF WE OFFER THE GMWB PROGRAM TO EXISTING ANNUITY OWNERS, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial Protected Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment and any Credits that we apply to the Purchase Payment.



      You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th contract anniversary following the first withdrawal under the GMWB program. The Protected Value can be stepped up again on or after the 5th contract anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.



      Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.


KEY FEATURE -- PROTECTED ANNUAL WITHDRAWAL AMOUNT


The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.


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      THE GMWB PROGRAM DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER
YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.


- If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.


- Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such Purchase Payment).


- If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.



      The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:



- The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).



- The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).


EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:



- the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);


-     The result is then further reduced by the ratio of A to B, where:


      - A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).



      - B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).



            The resulting Protected Value is: $232,500 x (1 - $2,500 / $212,500), or $229,764.71.


- the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 - $2,500 / $212,500), or $17,294.12.

- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT


A $10,000 withdrawal is made on October 13, 2005 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:



- the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).


- The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER THE GMWB PROGRAM


- In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last pay-


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      ment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.



- If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB PROGRAM DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB PROGRAM WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.



- If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB PROGRAM AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.


OTHER IMPORTANT CONSIDERATIONS


- Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.



- Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.



- The GMWB program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.


- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

ELECTION OF THE PROGRAM


Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual Withdrawal Amount.



      We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

TERMINATION OF THE PROGRAM


The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.


      The charge for the GMWB program will no longer be deducted from your Account Value upon termination of the program.

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

- If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.


- If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.


ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS


If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


GUARANTEED MINIMUM INCOME BENEFIT (GMIB)


THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM, GUARANTEED RETURN OPTION PLUS PROGRAM, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, OR THE LIFETIME FIVE INCOME BENEFIT RIDER.



      We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.


KEY FEATURE -- PROTECTED INCOME VALUE


The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable taxes), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value


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is initially established on the effective date of the GMIB program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

     The Protected Income Value is subject to a limit of 200% (2x) of the sum of the Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments and any Credits that are applied to such Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.


- Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments and any Credits applied to such Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.



- Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments and any Credits applied to such Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.


- Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (including any Credits that may be applied to your Account Value based on such Purchase Payment) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

- As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.


      Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB program is in effect, and only while the Annuitant is less than age 76.


- A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

- The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments and any Credits applied to such Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

- When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

- If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

- A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

      Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each contract anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.


      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):



EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION



A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:



- The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).



- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).



EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS



A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:


- The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);

-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

      The resulting Protected Income Value is: $239,506.64 x (1 - $7,500 / $217,500), or $231,247.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:



- The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).



- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).


KEY FEATURE -- GMIB ANNUITY PAYMENTS


You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for


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an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity
Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.


      The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.


      ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

GMIB ANNUITY PAYMENT OPTION 1 -- PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 -- PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

- If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

- If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

      You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS


- YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR CONTRACT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the Annuity or any optional death benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.


- The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

- Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

- If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

- Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

- At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

ELECTION OF THE PROGRAM

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of the that date will be used to calculate the Protected Income Value as of the effective date of the program.

TERMINATION OF THE PROGRAM

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary (unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

      Upon termination of the GMIB program we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE PROGRAM


Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.



      The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).



      No charge applies after the Annuity Date.


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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

LIVING BENEFIT PROGRAMS CONTINUED


LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)



THE LIFETIME FIVE INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, LIFETIME FIVE CAN BE ELECTED ONLY ONCE EACH ANNUITY YEAR, AND ONLY WHERE THE ANNUITANT AND THE OWNER ARE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE IS ONLY ONE ANNUITANT. WE RESERVE THE RIGHT TO LIMIT THE ELECTION FREQUENCY IN THE FUTURE. BEFORE MAKING ANY SUCH CHANGE TO THE ELECTION FREQUENCY, WE WILL PROVIDE PRIOR NOTICE TO OWNERS WHO HAVE AN EFFECTIVE LIFETIME FIVE INCOME BENEFIT. THE ANNUITANT MUST BE AT LEAST 45 YEARS OLD WHEN THE PROGRAM IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR THE GUARANTEED MINIMUM INCOME BENEFIT RIDER. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER OUR ASSET ALLOCATION PROGRAMS, WHICH ARE GENERALLY DESCRIBED IN THE "ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?" SECTION ABOVE. FOR FURTHER INFORMATION ON ASSET ALLOCATION PROGRAMS, PLEASE CONSULT WITH YOUR INVESTMENT PROFESSIONAL OR CALL 1-800-752-6342.



WE OFFER A PROGRAM THAT GUARANTEES YOUR ABILITY TO WITHDRAW AMOUNTS EQUAL TO A PERCENTAGE OF AN INITIAL PRINCIPAL VALUE (CALLED THE "PROTECTED WITHDRAWAL VALUE"), REGARDLESS OF THE IMPACT OF MARKET PERFORMANCE ON YOUR ACCOUNT VALUE, SUBJECT TO OUR PROGRAM RULES REGARDING THE TIMING AND AMOUNT OF WITHDRAWALS. THERE ARE TWO OPTIONS -- ONE IS DESIGNED TO PROVIDE AN ANNUAL WITHDRAWAL AMOUNT FOR LIFE (THE "LIFE INCOME BENEFIT") AND THE OTHER IS DESIGNED TO PROVIDE A GREATER ANNUAL WITHDRAWAL AMOUNT AS LONG AS THERE IS PROTECTED WITHDRAWAL VALUE (ADJUSTED AS DESCRIBED BELOW) (THE "WITHDRAWAL BENEFIT"). IF THERE IS NO PROTECTED WITHDRAWAL VALUE, THE WITHDRAWAL BENEFIT WILL BE ZERO. YOU DO NOT CHOOSE BETWEEN THESE TWO OPTIONS; EACH OPTION WILL CONTINUE TO BE AVAILABLE AS LONG AS THE ANNUITY HAS AN ACCOUNT VALUE AND THE LIFETIME FIVE IS IN EFFECT. CERTAIN BENEFITS UNDER LIFETIME FIVE MAY REMAIN IN EFFECT EVEN IF THE ACCOUNT VALUE OF THE ANNUITY IS ZERO. THE PROGRAM MAY BE APPROPRIATE IF YOU INTEND TO MAKE PERIODIC WITHDRAWALS FROM YOUR ANNUITY AND WISH TO ENSURE THAT MARKET PERFORMANCE WILL NOT AFFECT YOUR ABILITY TO RECEIVE ANNUAL PAYMENTS. YOU ARE NOT REQUIRED TO MAKE WITHDRAWALS AS PART OF THE PROGRAM -- THE GUARANTEES ARE NOT LOST IF YOU WITHDRAW LESS THAN THE MAXIMUM ALLOWABLE AMOUNT EACH YEAR UNDER THE RULES OF THE PROGRAM.



KEY FEATURE -- PROTECTED WITHDRAWAL VALUE



The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments and associated Credits each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment and associated Credit to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier,
(B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent Purchase Payments and associated Credits.



      - If you elect the Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment plus the amount of any associated Credits.



      - For existing Owners who are electing the Lifetime Five benefit, the Account Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.



      - If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment plus associated Credits.



      You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


greater than the Protected Withdrawal Value. You are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.



      Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.



      The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro-rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).



KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT



The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments plus any associated Credits. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.



KEY FEATURE -- ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT



The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.


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LIVING BENEFIT PROGRAMS CONTINUED


      The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.



      - If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



      - If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



      The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to $240,000.



      The initial Protected Withdrawal Value is calculated as the greatest of
(a), (b) and (c):



      (a) Purchase Payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 x 1.05(393/365) =
            $263,484.33



      (b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000



      (c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000



      Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).



EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION



If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:



      - Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $10,000 = $8,550
            Annual Withdrawal Amount for future Annuity Years remains at $18,550



      - Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000 = $3,250
            Annual Income Amount for future Annuity Years remains at $13,250



      -     Protected Withdrawal Value is reduced by $10,000 from $265,000 to
            $255,000



EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS



      (a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:



      - Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550
            Annual Withdrawal Amount for future Annuity Years remains at $18,550



      - Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.



      - Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x $13,250 = $93
            Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157



      -     Protected Withdrawal Value is reduced by $15,000 from $265,000 to
            $250,000



      (b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


      - Remaining Annual Withdrawal Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.



      - Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 - $18,550) x $18,550 = $489
            Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061



      - Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.



      - Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x $13,250 = $623
            Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627



      - Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450



      - Proportional reduction = Excess Withdrawal / Account Value before Excess Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000
            - $18,550) x $246,450 = $6,503
            Protected Withdrawal Value = $246,450 - max x {$6,450, $6,503} = $239,947



EXAMPLE 3. STEP-UP OF THE PROTECTED WITHDRAWAL VALUE



If the Annual Income Amount ($13,250) is withdrawn each year starting on March 1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 x 5)}. If a step-up is elected on March 1, 2011, then the following values would result:



      -     Protected Withdrawal Value = Account Value on March 1, 2011 =
            $240,000



      - Annual Income Amount is equal to the greater of the current Annual Income Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual Income Amount is $13,250. 5% of the stepped up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.



      - Annual Withdrawal Amount is equal to the greater of the current Annual Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value. Current Annual Withdrawal Amount is $18,550. 7% of the stepped up Protected Withdrawal Value is 7% of $240,000, which is $16,800. Therefore, the Annual Withdrawal Amount remains $18,550.



BENEFITS UNDER THE LIFETIME FIVE PROGRAM

- If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual With-


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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Living Benefit Programs continued

     drawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero, no further Purchase Payments will be accepted under your Annuity.
     o If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:
          (1)  apply your Account Value to any annuity option available; or
          (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or
          (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.
     We must receive your request in a form acceptable to us at our office.
     o In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:
          (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
          (2)  the Account Value.
     o If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations
     o Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.
     o Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
     o You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.
     o You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Asset allocation programs are described generally in the "Are Any Asset Allocation Programs Available" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.


Election of the Program
The Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected Annual Withdrawal Amount, and the Annual Income Amount.


Termination of the Program
The program terminates automatically when your Protected Withdrawal Value and Annual Income Amount equals zero. You


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant (but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.



      The charge for the Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.



ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS



If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".)

      The BASIC DEATH BENEFIT is the greater of:

- The sum of all Purchase Payments less the sum of all proportional withdrawals.

- The sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, less the amount of any Credits applied within 12-months prior to the date of death.

     "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

      THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.    the BASIC DEATH BENEFIT described above;

      PLUS

2.    40% of your "GROWTH" under the Annuity, as defined below.

      "GROWTH" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase Payments, less the amount of any Credits applied within 12 months prior to the date of death, reduced by the sum of all proportional withdrawals.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT.

      See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2.    the Highest Anniversary Value as of the Owner's date of death.

      If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

      THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE. THE AMOUNT CALCULATED IN ITEMS 1 & 2 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES.


THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT.



      See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.


      Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

DEATH BENEFIT CONTINUED


Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when the Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.


COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.  the basic Death Benefit described above; and

2.  the Highest Anniversary Value death benefit described above, and

3.  5% Roll-up described below.

     The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

     If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

- all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

      MINUS

- the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

      If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

- the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) made after the Death Benefit Target Date;

      MINUS

-     the sum of all withdrawals which reduce the 5% Roll-up proportionally.

      THE AMOUNTS CALCULATED ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET
DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES.

      PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER CONTRACT ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT.

      See Appendix B for examples of how the Combination 5% Roll-up and Highest Anniversary Value Death Benefit is calculated.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

- The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

- The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

     of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.
o The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.
o The Anniversary Value is the Account Value as of each anniversary of the Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.
o Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.

Highest Daily Value Death Benefit ("HDV")

--------------------------------------------------------------------------------
  If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.
     If you elect this benefit, you must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit. Because this benefit, once elected, may not be terminated, you must keep your Account
  Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.
--------------------------------------------------------------------------------

     The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.
     If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:
     1. the basic Death Benefit described above (including any credits applied to such Purchase Payments more than twelve (12) months prior to the date of death); and
     2.   the HDV as of the Owner's date of death.
     If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:
     1. the basic Death Benefit described above (including any credits applied to such Purchase Payments more than twelve (12) months prior to the date of death); and
     2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.
     The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date. The amount may also be increased by any Credits under certain circumstances.

--------------------------------------------------------------------------------
  The Highest Daily Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The Highest Daily Value Death Benefit is not available if you elect the Guaranteed Return Option, Guaranteed Return Option Plus, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.
--------------------------------------------------------------------------------

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

DEATH BENEFIT CONTINUED

KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:


      - The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.



      - The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments (and associated Credits) since such date.



      - The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus any associated Credit).



      - Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.



      Please see Appendix B to this Prospectus for a hypothetical example of how the HDV Death Benefit is calculated.



ANNUITIES WITH JOINT OWNERS



For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.


ANNUITIES OWNED BY ENTITIES


For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).


CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?


You can terminate the Enhanced Beneficiary Protection Death Benefit and Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.


WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?


We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.


      Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

AMERICAN SKANDIA'S ANNUITY REWARDS


WHAT IS THE ANNUITY REWARDS BENEFIT?



The Annuity Rewards benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:



- your Account Value in the variable investment options plus the Interim Value in any Fixed Allocations as of the effective date of the benefit



- MINUS any proportional withdrawals* following the effective date of the benefit



- PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit.


      The Annuity Rewards Death Benefit enhancement does not affect the basic Death Benefit calculation or any Optional Death Benefits available under the Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.


WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?



Owners can elect the Annuity Rewards Death Benefit enhancement following the tenth (10th) anniversary of the Annuity's Issue Date. However, the Account Value on the date that the Annuity Rewards Benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.


* "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a 50% reduction in the amount payable under the Death Benefit.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

- as a lump sum amount at any time within five (5) years of the date of death; or

- as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

      Unless you have made an election prior to death benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

SPOUSAL BENEFICIARY -- ASSUMPTION OF ANNUITY

You may name your spouse as your Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

      See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

QUALIFIED BENEFICIARY CONTINUATION OPTION

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annu-

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Death Benefit continued

ity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.
o If death occurs before the date Minimum Distributions must begin under the Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.
o If death occurs after the date Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.
     A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.
     Upon election of this Qualified Beneficiary Continuation option:
o the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.
o the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.
o the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.
o the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner, except that the Sub-accounts offered will be those under the Qualified Beneficiary Continuation option at the time the option is elected.
o the Fixed Allocations will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.
o    no additional Purchase Payments can be applied to the Annuity.
o other optional Benefits will be those offered under the Qualified Beneficiary Continuation option at the time of election.
o the basic Death Benefit and any optional Death Benefits elected by the Owner will no longer apply to the Beneficiary.
o the Beneficiary can request a withdrawal of all or a portion of the Account Value at any time without application of a CDSC.
o upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.
o all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.
     Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?
Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy


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of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

     Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.


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VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?


During the accumulation period, the Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credit we apply to your Purchase Payments that we are entitled to recover under certain circumstances. When determining the Account Value on any day other than 30 days prior to a Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.


WHAT IS THE SURRENDER VALUE OF MY ANNUITY?


The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.


HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, Distribution Charge (if applicable) and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

      Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from a Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?


American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.


      There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circum-

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

stances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

     The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

     American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

-     trading on the NYSE is restricted;

- an emergency exists making redemption or valuation of securities held in the separate account impractical; or

- the SEC, by order, permits the suspension or postponement for the protection of security holders.

      INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

      ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase Payments you make according to your most recent allocation instructions if none are provided.


      SCHEDULED TRANSACTIONS: "Scheduled" transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.


      UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

      MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

      TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of Units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Valuing Your Investment continued

WHAT HAPPENS TO MY UNITS WHEN THERE IS A
CHANGE IN DAILY ASSET-BASED CHARGES?
Termination of Optional Benefits: Except for Guaranteed Minimum Income Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit and the Highest Daily Value Death Benefit which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This charge may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Tax Considerations

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

      Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

      It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

      If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.


      If you choose to defer the Annuity Date beyond the default date for your Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment Option?".


TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

      If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

      If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

      After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

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Tax Considerations continued

Tax Penalty on Withdrawals and Annuity Payments

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:
o    the amount is paid on or after you reach age 59 1/2 or die;
o    the amount received is attributable to your becoming disabled;
o generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years.) Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or
o the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Special Rules in Relation to Tax-Free Exchanges Under Section 1035
Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax Status section in the Statement of Additional Information.)
     Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

Taxes Payable by Beneficiaries
The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.
     Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.
     Tax consequences to the beneficiary vary among the death benefit payment options.
o    Choice 1: the beneficiary is taxed on earnings in the contract.
o Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).
o Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).
     Considerations for Contingent Annuitants: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use an Annuity in such a fashion.

Reporting and Withholding on Distributions
Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3


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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

      State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

      Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

      An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated.

      Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

      Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

      If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

      If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

      If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

      Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

- The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

- Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

- You transfer your contract to, or designate, a beneficiary who is either 37 1/2 years younger than you or a grandchild.

- You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

      Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs)

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Tax Considerations continued


which are subject to Sections 408(a), 408(b) and 408A of the Code. In addition, this contract may be purchased for use in connection with a corporate Pension and Profit-sharing plan (subject to 401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code). This description assumes that you have satisfied the requirements for eligibility for these products.


      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

      You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX FAVORED PLANS

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.


      Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan or transfer from another IRA. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contri- bute an additional $500, increasing to $1,000 in 2006 and years thereafter.


      The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

      Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

- You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

-     Your rights as owner are non-forfeitable;

-     You cannot sell, assign or pledge the contract;

- The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

- The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

- Death and annuity payments must meet "minimum distribution requirements" described below.

      Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

-     A 10% "early distribution penalty" described below;

- Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

-     Failure to take a minimum distribution also described below.

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

     SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:


- If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
      (a) $42,000 in 2005 or (b) 25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2005, this limit is $210,000;


- SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and


- SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation.


      You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

      ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

-     Contributions to a Roth IRA cannot be deducted from your gross income;

- "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and
      (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

- If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

      Because of the way the contract is designed, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA or Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.


      TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:


-     Your attainment of age 59 1/2;

-     Your severance of employment;

-     Your death;

-     Your total and permanent disability; or

- Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

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Tax Considerations continued

      In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

      These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a mutual fund "custodial account" described under Code Section 403(b)(7).

      Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

MINIMUM DISTRIBUTION REQUIREMENTS AND PAYMENT OPTION

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.


      Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the actuarial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier (but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.


      You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

      Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

PENALTY FOR EARLY WITHDRAWALS

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

-     the amount is paid on or after you reach age 59 1/2 or die;

-     the amount received is attributable to your becoming disabled; or

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years.) Modification of payments during that time period will result in retroactive application of the 10% tax penalty.).

      Other exceptions to this tax may apply. You should consult your tax advisor for further details.

WITHHOLDING

Unless a distribution is an eligible rollover distribution that is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

- For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

-     For all other distributions, we will withhold at a 10% rate.

      We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevents a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

      Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

      Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

      Please consult your tax advisor if you have any additional questions.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS -- QUALIFIED CONTRACTS

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.


      Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.



      Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.


      IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

ADDITIONAL INFORMATION

For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.


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General Information

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?


American Skandia Life Assurance Corporation, a Prudential Financial Company ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.


      American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

      Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc. Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

      No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American Skandia. The amount of our obligation in relation to allocations to the Sub-accounts is based on the investment performance of such Sub-accounts. However, the obligations themselves are our general corporate obligations.

Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of American Skandia Life Assurance

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                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

      Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

      Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act. Effective November 18, 2002, each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B had no impact on Annuity Owners.

      We reserve the right to make changes to the Sub-accounts available under the Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

      VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in American Skandia Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

      There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

      We currently employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

General Information continued

managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
     We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE
UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights
We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.
     American Skandia Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, American Skandia Investment Services, Incorporated ("ASISI") and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI, Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts
It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to American Skandia
American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75% (currently) of the average assets allocated to the Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

     In addition, the investment adviser, sub-advisor or distributor of the underlying Portfolios may also compensate us by providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.
     ASM's principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM is registered as broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").
     The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the Annuity directly to potential purchasers.
     Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 4.0%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.
     In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000 for these arrangements is provided in the Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

General Information continued

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE
American Skandia publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176 (Telephone: 203-926-1888). The SEC file number for American Skandia is 33-44202. You may read and copy any filings made by American Skandia with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS
The financial statements of the separate account and American Skandia Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US
You can contact us by:
o calling our Customer Service Team at 1-800-680-8920, or Skandia's telephone automated response system at 1-800-766-4530.
o    writing to us via regular mail at American Skandia -- Variable Annuities,
     Attention: Stagecoach Annuity, P.O. Box 7960, Philadelphia, PA 19176 OR
     for express mail American Skandia -- Variable Annuities, Attention:
     Stagecoach Annuity, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
o sending an email to service@prudential.com or visiting our Internet Website at www.americanskandia.prudential.com.
o accessing information about your Annuity through our Internet Website at www.americanskandia.prudential.com.
     You can obtain account information by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.americanskandia.prudential.com, our Internet
Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
     Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
     American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic,

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS
As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business. American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:

General Information about American Skandia
o  American Skandia Life Assurance Corporation
o  American Skandia Life Assurance Corporation Variable Account B
o  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia
Marketing, Incorporated

Payments Made to Promote Sale of Our Products

How the Unit Price is Determined

Additional Information on Fixed Allocations
o  How We Calculate the Market Value Adjustment
General Information
o  Voting Rights
o  Modification
o  Deferral of Transactions
o  Misstatement of Age or Sex
o  Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

                       This page intentionally left blank

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

APPENDIX A -- CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B


Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.



UNIT PRICES AND NUMBERS OF UNITS: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2005.

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                                         YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------
SUB-ACCOUNT                                                        2004             2003            2002
-----------------------------------------------------------   -------------    -------------    ------------
Wells Fargo Variable Trust -- INTERNATIONAL EQUITY (1) (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                                 $     13.70      $     12.71           9.83
    Number of Units                                                 36,282           30,093          4,125
    With any one of GRO Plus, EBP or HAV
    Unit Price                                                 $     13.63               --             --
    Number of Units                                                  3,086               --             --
    With GMWB
    Unit Value                                                          --               --             --
    Number of Units                                                     --               --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                                 $     13.55               --             --
    Number of Units                                                  1,400               --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                                          --               --             --
    Number of Units                                                     --               --             --
    With HAV, EBP and GRO Plus
    Unit Price                                                          --               --             --
    Number of Units                                                     --               --             --
    With HAV, EBP and GMWB
    Unit Value                                                          --               --             --
    Number of Units                                                     --               --             --

Wells Fargo Variable Trust -- SMALL-CAP GROWTH(2) (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                                 $     15.25      $     13.63           9.74
    Number of Units                                                 31,804           27,988          2,121
    With any one of GRO Plus, EBP or HAV
    Unit Price                                                 $     15.17               --             --
    Number of Units                                                  4,467               --             --
    With GMWB
    Unit Value                                                          --               --             --
    Number of Units                                                     --               --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                                          --               --             --
    Number of Units                                                     --               --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                                          --               --             --
    Number of Units                                                     --               --             --
    With HAV, EBP and GRO Plus
    Unit Price                                                          --               --             --
    Number of Units                                                     --               --             --
    With HAV, EBP and GMWB
    Unit Value                                                          --               --             --
    Number of Units                                                     --               --             --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                                         Year Ended December 31,
------------------------------------------------------------------------------------------------------------
Sub-account                                                        2004             2003            2002
------------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Growth3 (1994)
    With No Optional Benefits
    Unit Price                                                 $     12.42      $     11.65           9.59
    Number of Units                                                  9,541            8,938          1,090
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                            --               --             --
  Number of Units                                                       --               --             --
    With GMWB
    Unit Value                                                 $     11.01               --             --
    Number of Units                                                    714               --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                            --               --             --
  Number of Units                                                       --               --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                                          --               --             --
    Number of Units                                                     --               --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --               --             --
  Number of Units                                                       --               --             --
    With HAV, EBP and GMWB
    Unit Value                                                          --               --             --
    Number of Units                                                     --               --             --
------------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Large Company Growth4 (1999)
    With No Optional Benefits
    Unit Price                                                 $     11.81      $     11.63           9.36
    Number of Units                                                145,943           94,737          8,608
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                   $     11.74      $     11.59             --
  Number of Units                                                   12,589            1,333             --
    With GMWB
    Unit Value                                                 $     10.50               --             --
    Number of Units                                                  6,708               --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                            --               --             --
  Number of Units                                                       --               --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                                          --               --             --
    Number of Units                                                     --               --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --               --             --
  Number of Units                                                       --               --             --
    With HAV, EBP and GMWB
    Unit Value                                                          --               --             --
    Number of Units                                                     --               --             --
------------------------------------------------------------------------------------------------------------

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------
SUB-ACCOUNT                                                 2004             2003             2002
----------------------------------------------------   --------------   --------------   --------------
Wells Fargo Variable Trust -- EQUITY VALUE (5) (1998)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                          $     13.47      $     12.32             9.97
    Number of Units                                          43,291           30,911              900
    With any one of GRO Plus, EBP or HAV
    Unit Price                                          $     13.40               --               --
    Number of Units                                           6,651               --               --
    With GMWB
    Unit Value                                          $     13.37               --               --
    Number of Units                                             931               --               --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                                   --               --               --
    Number of Units                                              --               --               --
    With any one of EBP or HAV and GMWB
    Unit Price                                          $      9.53      $      8.77               --
    Number of Units                                           2,185            2,290               --
    With HAV, EBP and GRO Plus
    Unit Price                                                   --               --               --
    Number of Units                                              --               --               --
    With HAV, EBP and GMWB
    Unit Value                                                   --               --               --
    Number of Units                                              --               --               --

Wells Fargo Variable Trust -- EQUITY INCOME (6) (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                          $     11.18      $     10.23             8.25
    Number of Units                                         590,808          314,757          196,720
    With any one of GRO Plus, EBP or HAV
    Unit Price                                          $     13.36      $     12.26             9.90
    Number of Units                                         285,526          251,071           10,707
    With GMWB
    Unit Value                                          $     13.33      $     12.25               --
    Number of Units                                          39,530            5,900               --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                          $     13.29      $     12.23             9.90
    Number of Units                                          63,454           15,983               91
    With any one of EBP or HAV and GMWB
    Unit Price                                          $     16.60      $     15.29               --
    Number of Units                                          14,303           15,958               --
    With HAV, EBP and GRO Plus
    Unit Price                                          $     13.22               --               --
    Number of Units                                             480               --               --
    With HAV, EBP and GMWB
    Unit Value                                          $     11.61               --               --
    Number of Units                                              13               --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                      YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------
SUB-ACCOUNT                                                     2004             2003            2002
--------------------------------------------------------   --------------   --------------   ------------
Wells Fargo Variable Trust -- ASSET ALLOCATION (7) (1994)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                              $     12.67      $     11.79           9.82
    Number of Units                                              88,663           62,075          2,641
    With any one of GRO Plus, EBP or HAV
    Unit Price                                              $     12.61      $     11.75             --
    Number of Units                                                 903              701             --
    With GMWB
    Unit Value                                              $     11.07               --             --
    Number of Units                                               5,863               --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                              $     12.54               --             --
    Number of Units                                                 961               --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                              $     11.24               --             --
    Number of Units                                               1,339               --             --
    With HAV, EBP and GRO Plus
    Unit Price                                                       --               --             --
    Number of Units                                                  --               --             --
    With HAV, EBP and GMWB
    Unit Value                                                       --               --             --
    Number of Units                                                  --               --             --

Wells Fargo Variable Trust -- TOTAL RETURN BOND (8) (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                              $     11.19      $     10.89          10.21
    Number of Units                                              38,158           29,473             74
    With any one of GRO Plus, EBP or HAV
    Unit Price                                              $     11.13      $     10.86             --
    Number of Units                                                   0               89             --
    With GMWB
    Unit Value                                              $     10.26               --             --
    Number of Units                                               1,190               --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                                       --               --             --
    Number of Units                                                  --               --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                              $     10.29               --             --
    Number of Units                                                 354               --             --
    With HAV, EBP and GRO Plus
    Unit Price                                                       --               --             --
    Number of Units                                                  --               --             --
    With HAV, EBP and GMWB
    Unit Value                                                       --               --             --
    Number of Units                                                  --               --             --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                               YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------
SUB-ACCOUNT                                            2004              2003              2002
----------------------------------------------   ---------------   ---------------   ---------------
AST JP MORGAN INTERNATIONAL EQUITY PORTFOLIO
    WITH NO OPTIONAL BENEFITS
    Unit Price                                    $       12.67     $      11.00              8.56
    Number of Units                                   3,227,381        2,415,394         2,569,506
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $       14.65     $      12.75              9.95
    Number of Units                                   2,064,681          936,678            90,759
    With GMWB
    Unit Value                                    $       14.62     $      12.74                --
    Number of Units                                     217,166           17,098                --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                    $       14.57     $      12.72              9.95
    Number of Units                                     284,319          141,470             6,047
    With any one of EBP or HAV and GMWB
    Unit Value                                    $        7.86     $       6.87                --
    Number of Units                                     428,765          400,112                --
    With HAV, EBP and GRO Plus
    Unit Price                                    $       14.49     $      12.68                --
    Number of Units                                      38,292           13,590                --
    With HAV, EBP and GMWB
    Unit Price                                    $       12.32               --                --
    Number of Units                                      20,718               --                --

AST WILLIAM BLAIR INTERNATIONAL GROWTH (1997)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                    $       15.30     $      13.39              9.72
    Number of Units                                  11,265,469        5,547,558           835,523
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $       15.21     $      13.35              9.72
    Number of Units                                  15,481,627        6,498,151            78,368
    With GMWB
    Unit Value                                    $       15.18     $      13.34                --
    Number of Units                                   1,821,923          103,740                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $       15.13     $      13.32              9.71
    Number of Units                                   2,722,552        1,009,679             5,178
    With any one of EBP or HAV and GMWB
    Unit Value                                    $       15.74     $      13.86                --
    Number of Units                                     545,075           29,434                --
    With HAV, EBP and GRO Plus
    Unit Price                                    $       15.05     $      13.28                --
    Number of Units                                     325,809           32,626                --
    With HAV, EBP and GMWB
    Unit Price                                    $       11.94               --                --
    Number of Units                                     135,829               --                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS



                                                       YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------
SUB-ACCOUNT                                     2004              2003             2002
---------------------------------------   ---------------   ---------------   --------------
AST LSV INTERNATIONAL VALUE (1994)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $      12.84      $      10.79             8.19
    Number of Units                           1,897,469         1,201,268          269,995
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $      15.27      $      12.86             9.79
    Number of Units                             810,108           368,945           22,770
    With GMWB
    Unit Value                             $      15.24      $      12.85               --
    Number of Units                              69,494             5,504               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $      15.19      $      12.82               --
    Number of Units                             119,845            24,374               --
    With any one of EBP or HAV and GMWB
    Unit Value                             $       6.69      $       5.65               --
    Number of Units                             122,795            72,406               --
    With HAV, EBP and GRO Plus
    Unit Price                             $      15.11      $      12.79               --
    Number of Units                              16,366             1,767               --
    With HAV, EBP and GMWB
    Unit Value                             $      12.70                --               --
    Number of Units                               5,736                --               --

AST MFS GLOBAL EQUITY (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $      13.16      $      11.30             9.04
    Number of Units                           2,276,801         1,393,001          969,509
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $      14.29      $      12.31             9.87
    Number of Units                           1,897,254           916,888           32,306
    With GMWB
    Unit Value                             $      14.26      $      12.29               --
    Number of Units                              98,046             4,306               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $      14.22      $      12.27               --
    Number of Units                             219,580            62,490               --
    With any one of EBP or HAV and GMWB
    Unit Value                             $      10.48      $       9.06               --
    Number of Units                             273,401           308,725               --
    With HAV, EBP and GRO Plus
    Unit Price                             $      14.14      $      12.24               --
    Number of Units                              26,943             6,069               --
    With HAV, EBP and GMWB
    Unit Value                             $      12.40                --               --
    Number of Units                               5,188                --               --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                              YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------
SUB-ACCOUNT                                           2004              2003              2002
---------------------------------------------   ---------------   ---------------   ---------------
AST STATE STREET RESEARCH SMALL-CAP GROWTH (9)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                   $       9.05      $       9.89               6.92
    Number of Units                                 2,242,129         3,292,593         1,970,250
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $      12.33      $      13.50               9.48
    Number of Units                                 1,200,247         1,059,046            47,261
    With GMWB
    Unit Value                                   $      12.30      $      13.49                --
    Number of Units                                   113,913             9,676                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                   $      12.26      $      13.46               9.47
    Number of Units                                   136,313           138,936             6,595
    With any one of EBP or HAV and GMWB
    Unit Value                                   $      15.30      $      16.82                --
    Number of Units                                    67,370            64,850                --
    With HAV, EBP and GRO Plus
    Unit Price                                   $      12.19      $      13.43                --
    Number of Units                                    23,253             4,691                --
    With HAV, EBP and GMWB
    Unit Value                                   $       9.32                --                --
    Number of Units                                     1,043                --                --

AST DEAM SMALL-CAP GROWTH (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                   $      11.98      $      11.13               7.67
    Number of Units                                 1,618,719         1,682,193           639,695
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $      15.10      $      14.06               9.71
    Number of Units                                   779,045           480,221            12,122
    With GMWB
    Unit Value                                   $      15.07      $      14.05                --
    Number of Units                                    56,414             1,850                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                   $      15.02      $      14.02               9.71
    Number of Units                                   192,105            89,708             1,728
    With any one of EBP or HAV and GMWB
    Unit Value                                   $       7.07      $       6.61                --
    Number of Units                                   129,475           131,605                --
    With HAV, EBP and GRO Plus
    Unit Price                                   $      14.94      $      13.98                --
    Number of Units                                    18,825             3,753                --
    With HAV, EBP and GMWB
    Unit Value                                   $      11.03                --                --
    Number of Units                                     3,398                --                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST FEDERATED AGGRESSIVE GROWTH (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $       15.42     $       12.74             7.64
    Number of Units                            4,808,453         3,085,373        1,255,415
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $       19.79     $       16.40             9.86
    Number of Units                            5,192,694         2,615,505           63,097
    With GMWB
    Unit Value                             $       19.75     $       16.38               --
    Number of Units                              562,771            37,078               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $       19.69     $       16.35             9.86
    Number of Units                              808,007           362,906            4,107
    With any one of EBP or HAV and GMWB
    Unit Value                             $        9.70     $        8.06               --
    Number of Units                              324,340            79,226               --
    With HAV, EBP and GRO Plus
    Unit Price                             $       19.58     $       16.30               --
    Number of Units                               95,514            20,181               --
    With HAV, EBP and GMWB
    Unit Value                             $       12.64                --               --
    Number of Units                               53,866                --               --

AST SMALL-CAP VALUE (1997)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $       14.22     $       12.42             9.30
    Number of Units                           10,785,030        10,183,346        6,141,523
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $       15.34     $       13.43            10.08
    Number of Units                           10,169,483         5,824,200          209,790
    With GMWB
    Unit Value                             $       15.31     $       13.41               --
    Number of Units                            1,007,926           100,155               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $       15.26     $       13.39            10.08
    Number of Units                            1,690,870           767,455           17,411
    With any one of EBP or HAV and GMWB
    Unit Value                             $       15.87     $       13.95               --
    Number of Units                              465,784           275,971               --
    With HAV, EBP and GRO Plus
    Unit Price                             $       15.17     $       13.35               --
    Number of Units                              166,852            34,978               --
    With HAV, EBP and GMWB
    Unit Value                             $       12.11                --               --
    Number of Units                               91,011                --               --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
SUB-ACCOUNT                                      2004              2003              2002
----------------------------------------   ---------------   ---------------   ---------------
AST DeAM Small-Cap Value (2002)
    With No Optional Benefits
    Unit Price                              $      12.99      $      10.81              7.66
    Number of Units                            2,143,020         1,134,865           423,387
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      17.00      $      14.19             10.08
    Number of Units                            1,054,696           434,509            11,686
    With GMWB
    Unit Value                              $      16.96      $      14.17                --
    Number of Units                              236,402            10,756                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $      16.90      $      14.15             10.08
    Number of Units                              213,632            70,597             5,211
    With any one of EBP or HAV and GMWB
    Unit Value                              $      12.78      $      10.70                --
    Number of Units                               63,057            22,847                --
    With HAV, EBP and GRO Plus
    Unit Price                              $      16.81      $      14.11                --
    Number of Units                               14,277               879                --
    With HAV, EBP and GMWB
    Unit Value                              $      12.71                --                --
    Number of Units                                  634                --                --

AST GOLDMAN SACHS MID-CAP GROWTH (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $      11.80      $      10.31              7.97
    Number of Units                            4,375,813         3,027,057         1,273,118
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      14.55      $      12.75              9.87
    Number of Units                            5,139,643         2,379,820            66,279
    With GMWB
    Unit Value                              $      14.52      $      12.73                --
    Number of Units                              516,261            37,400                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $      14.47      $      12.71              9.87
    Number of Units                              994,493           365,115             2,488
    With any one of EBP or HAV and GMWB
    Unit Value                              $       4.24      $       3.73                --
    Number of Units                              457,010           175,708                --
    With HAV, EBP and GRO Plus
    Unit Price                              $      14.39      $      12.68                --
    Number of Units                              124,672            12,201                --
    With HAV, EBP and GMWB
    Unit Value                              $      11.91                --                --
    Number of Units                               33,665                --                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------------------
Sub-account                                         2004              2003              2002
------------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth (1994)
    With No Optional Benefits
    Unit Price                                 $       10.86     $       9.51              7.41
    Number of Units                                4,715,301        3,415,318         2,175,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $       13.87     $      12.18              9.51
  Number of Units                                  2,211,800        1,089,649            44,760
    With GMWB
    Unit Value                                 $       13.84     $      12.17                --
    Number of Units                                  153,923           16,702                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $       13.80     $      12.15              9.51
  Number of Units                                    377,548           96,879             1,311
    With any one of EBP or HAV and GMWB
    Unit Value                                 $        6.81     $       6.01                --
    Number of Units                                  369,234          294,816                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $       13.72     $      12.11                --
  Number of Units                                     38,051            5,407                --
    With HAV, EBP and GMWB
    Unit Value                                 $       11.70               --                --
    Number of Units                                   18,225               --                --
------------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Value (1993)
    With No Optional Benefits
    Unit Price                                 $       14.51     $      12.01              8.96
    Number of Units                               11,461,684        8,530,129         5,118,558
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $       16.08     $      13.34              9.98
  Number of Units                                  9,335,291        4,786,623           163,415
    With GMWB
    Unit Value                                 $       16.04     $      13.33                --
    Number of Units                                  937,314           87,253                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $       15.99     $      13.31              9.97
  Number of Units                                  1,457,788          610,598            10,745
    With any one of EBP or HAV and GMWB
    Unit Value                                 $       15.99     $      13.32                --
    Number of Units                                  537,445          370,965                --
  With HAV, EBP and GRO Plus
  Unit Price                                   $       15.91     $      13.27                --
  Number of Units                                    154,749           21,843                --
    With HAV, EBP and GMWB
    Unit Value                                 $       12.97               --                --
    Number of Units                                   95,076               --                --
------------------------------------------------------------------------------------------------------------

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST ALGER ALL-CAP GROWTH (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $       9.67      $       9.07              6.80
    Number of Units                           1,798,457         2,002,166           658,419
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $      13.25      $      12.45              9.36
    Number of Units                             715,598           636,548             6,409
    With GMWB
    Unit Value                             $      13.22      $      12.43                --
    Number of Units                             119,566            10,356                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $      13.17      $      12.41              9.36
    Number of Units                             141,575           106,376             3,466
    With any one of EBP or HAV and GMWB
    Unit Value                             $       6.19      $       5.84                --
    Number of Units                             107,188            87,326                --
    With HAV, EBP and GRO Plus
    Unit Price                             $      13.10      $      12.38                --
    Number of Units                              22,732             4,810                --
    With HAV, EBP and GMWB
    Unit Value                             $      10.73                --                --
    Number of Units                               6,346                --                --

AST GABELLI ALL-CAP VALUE (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $      12.38      $      10.91              8.17
    Number of Units                           2,587,064         2,513,413         1,200,225
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $      15.14      $      13.38             10.04
    Number of Units                           1,071,978           727,500            28,449
    With GMWB
    Unit Value                             $      15.11      $      13.37                --
    Number of Units                             116,474            12,627                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $      15.06      $      13.35             10.04
    Number of Units                             256,671           127,279                88
    With any one of EBP or HAV and GMWB
    Unit Value                             $      11.15      $       9.89                --
    Number of Units                             194,765           166,080                --
    With HAV, EBP and GRO Plus
    Unit Price                             $      14.98      $      13.31                --
    Number of Units                               8,849             1,455                --
    With HAV, EBP and GMWB
    Unit Value                             $      12.11                --                --
    Number of Units                               7,555                --                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                            YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
SUB-ACCOUNT                                         2004              2003              2002
-------------------------------------------   ---------------   ---------------   ---------------
AST T. ROWE PRICE NATURAL RESOURCES (1995)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                 $      16.25      $      12.59              9.59
    Number of Units                               2,040,188         2,011,627           724,670
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $      17.60      $      13.67             10.44
    Number of Units                               1,025,462           433,891             7,378
    With GMWB
    Unit Value                                 $      17.56      $      13.66                --
    Number of Units                                 172,186            24,634                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $      17.50      $      13.63             10.44
    Number of Units                                 158,672            77,245             5,472
    With any one of EBP or HAV and GMWB
    Unit Value                                 $      14.40      $      11.23                --
    Number of Units                                  41,428             6,747                --
    With HAV, EBP and GRO Plus
    Unit Price                                 $      17.41      $      13.60                --
    Number of Units                                  37,779             1,035                --
    With HAV, EBP and GMWB
    Unit Value                                 $      14.36                --                --
    Number of Units                                  13,775                --                --

AST ALLIANCE GROWTH (10) (1996)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                 $       9.44      $       9.08              7.46
    Number of Units                               2,378,881         2,098,873         1,869,353
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $      11.76      $      11.34              9.34
    Number of Units                               1,189,655           717,430            31,105
    With GMWB
    Unit Value                                 $      11.73      $      11.32                --
    Number of Units                                  84,417             2,206                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $      11.70      $      11.30              9.34
    Number of Units                                 297,369           114,477             3,975
    With any one of EBP or HAV and GMWB
    Unit Value                                 $       5.91      $       5.72                --
    Number of Units                                 307,367           267,109                --
    With HAV, EBP and GRO Plus
    Unit Price                                 $      11.63      $      11.27                --
    Number of Units                                  15,562             8,067                --
    With HAV, EBP and GMWB
    Unit Value                                 $      10.57                --                --
    Number of Units                                   4,945                --                --

                                                                      APPENDIX A

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST MFS GROWTH (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $        9.97     $        9.16             7.58
    Number of Units                            4,529,834         4,784,269        2,930,432
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $       12.39     $       11.41             9.47
    Number of Units                            2,897,175         2,222,614          134,574
    With GMWB
    Unit Value                             $       12.37     $       11.40               --
    Number of Units                              304,760            18,900               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $       12.33     $       11.38             9.46
    Number of Units                              442,758           207,063            2,437
    With any one of EBP or HAV and GMWB
    Unit Value                             $        6.72     $        6.21               --
    Number of Units                              387,463           262,995               --
    With HAV, EBP and GRO Plus
    Unit Price                             $       12.26     $       11.35               --
    Number of Units                               52,718            10,550               --
    With HAV, EBP and GMWB
    Unit Value                             $       11.00                --               --
    Number of Units                               33,939                --               --

AST MARSICO CAPITAL GROWTH (1997)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $       12.26     $       10.78             8.32
    Number of Units                           28,117,310        20,138,164       10,144,317
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $       13.95     $       12.30             9.51
    Number of Units                           30,793,077        14,975,841          457,013
    With GMWB
    Unit Value                             $       13.92     $       12.28               --
    Number of Units                            3,136,818           215,988               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $       13.88     $       12.26             9.51
    Number of Units                            4,692,895         2,031,583           30,465
    With any one of EBP or HAV and GMWB
    Unit Value                             $        9.22     $        8.16               --
    Number of Units                            2,016,277           925,591               --
    With HAV, EBP and GRO Plus
    Unit Price                             $       13.80     $       12.23               --
    Number of Units                              578,919            70,776               --
    With HAV, EBP and GMWB
    Unit Value                             $       11.61                --               --
    Number of Units                              263,104                --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS



                                                              YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------
SUB-ACCOUNT                                           2004              2003              2002
---------------------------------------------   ---------------   ---------------   ---------------
AST GOLDMAN SACHS CONCENTRATED GROWTH (1992)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                   $       9.64      $       9.45              7.67
    Number of Units                                 2,785,100         2,053,023         1,349,939
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $      11.83      $      11.63              9.46
    Number of Units                                 1,641,544           715,845            41,632
    With GMWB
    Unit Value                                   $      11.80      $      11.61                --
    Number of Units                                   122,739            17,452                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                   $      11.76      $      11.59                --
    Number of Units                                   277,607            49,620                --
    With any one of EBP or HAV and GMWB
    Unit Value                                   $       4.46      $       4.40                --
    Number of Units                                   541,661           395,905                --
    With HAV, EBP and GRO Plus
    Unit Price                                   $      11.70      $      11.56                --
    Number of Units                                    10,426               242                --
    With HAV, EBP and GMWB
    Unit Value                                   $      10.54                --                --
    Number of Units                                    12,303                --                --

AST DEAM LARGE-CAP VALUE (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                   $      12.53      $      10.78              8.66
    Number of Units                                 2,351,197         1,072,256           664,649
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $      14.36      $      12.39              9.98
    Number of Units                                 1,347,344           583,969            18,250
    With GMWB
    Unit Value                                   $      14.33      $      12.38                --
    Number of Units                                   175,087             9,674                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                   $      14.29      $      12.36              9.97
    Number of Units                                   234,446            58,333             4,906
    With any one of EBP or HAV and GMWB
    Unit Value                                   $      10.72      $       9.28                --
    Number of Units                                   199,601           137,247                --
    With HAV, EBP and GRO Plus
    Unit Price                                   $      14.21      $      12.32                --
    Number of Units                                    16,355             4,412                --
    With HAV, EBP and GMWB
    Unit Value                                   $      12.25                --                --
    Number of Units                                     6,163                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                                 YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------
SUB-ACCOUNT                                              2004              2003              2002
------------------------------------------------   ---------------   ---------------   ---------------
AST ALLIANCE/BERNSTEIN GROWTH + VALUE (11) (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                      $      10.72      $       9.91              7.99
    Number of Units                                    1,620,391         1,387,072           965,912
    With any one of GRO Plus, EBP or HAV
    Unit Price                                      $      13.07      $      12.11              9.79
    Number of Units                                    1,011,796           667,395            11,345
    With GMWB
    Unit Value                                      $      13.05      $      12.09                --
    Number of Units                                       72,365             5,118                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                      $      13.00      $      12.07              9.79
    Number of Units                                      256,194           115,455               704
    With any one of EBP or HAV and GMWB
    Unit Value                                      $       9.31      $       8.65                --
    Number of Units                                      215,645           154,955                --
    With HAV, EBP and GRO Plus
    Unit Price                                      $      12.93      $      12.04                --
    Number of Units                                        7,165             1,041                --
    With HAV, EBP and GMWB
    Unit Value                                      $      11.15                --                --
    Number of Units                                        1,191                --                --

AST SANFORD BERNSTEIN CORE VALUE (12) (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                      $      12.39      $      11.06              8.76
    Number of Units                                    4,643,022         3,621,862         6,005,922
    With any one of GRO Plus, EBP or HAV
    Unit Price                                      $      14.18      $      12.69             10.08
    Number of Units                                    3,959,115         2,277,726           386,259
    With GMWB
    Unit Value                                      $      14.15      $      12.67                --
    Number of Units                                      220,419            11,518                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                      $      14.10      $      12.65             10.08
    Number of Units                                      534,389           328,567            30,510
    With any one of EBP or HAV and GMWB
    Unit Value                                      $      11.83      $      10.62                --
    Number of Units                                      303,689           216,416                --
    With HAV, EBP and GRO Plus
    Unit Price                                      $      14.03      $      12.62                --
    Number of Units                                       49,912            10,893                --
    With HAV, EBP and GMWB
    Unit Value                                      $      11.86                --                --
    Number of Units                                       57,669                --                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                                   YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------
SUB-ACCOUNT                                                2004              2003              2002
--------------------------------------------------   ---------------   ---------------   ---------------
AST COHEN & STEERS REALTY (1998)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                        $      18.49      $      13.63             10.08
    Number of Units                                      4,080,179         3,097,315         1,563,489
    With any one of GRO Plus, EBP or HAV
    Unit Price                                        $      18.84      $      13.92             10.33
    Number of Units                                      2,863,749         1,376,696            41,098
    With GMWB
    Unit Value                                        $      18.80      $      13.91                --
    Number of Units                                        184,027            13,615                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                        $      18.74      $      13.88             10.32
    Number of Units                                        538,151           270,852             6,429
    With any one of EBP or HAV and GMWB
    Unit Value                                        $      14.12      $      10.47                --
    Number of Units                                         68,406             8,884                --
    With HAV, EBP and GRO Plus
    Unit Price                                        $      18.64      $      13.84
    Number of Units                                         17,014             8,189
    With HAV, EBP and GMWB
    Unit Value                                        $      14.07                --                --
    Number of Units                                          5,246                --                --

AST SANFORD BERNSTEIN MANAGED INDEX 500 (13) (1998)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                        $      11.07      $      10.23              8.17
    Number of Units                                      6,845,369         5,442,511         3,662,406
    With any one of GRO Plus, EBP or HAV
    Unit Price                                        $      13.22      $      12.25              9.81
    Number of Units                                      3,486,237         2,209,334            79,915
    With GMWB
    Unit Value                                        $      13.19      $      12.24                --
    Number of Units                                        389,368            16,957                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                        $      13.15      $      12.22              9.81
    Number of Units                                        352,176           203,573               383
    With any one of EBP or HAV and GMWB
    Unit Value                                        $       8.58      $       7.98                --
    Number of Units                                        343,296           293,662                --
    With HAV, EBP and GRO Plus
    Unit Price                                        $      13.08      $      12.18                --
    Number of Units                                          9,296             4,899                --
    With HAV, EBP and GMWB
    Unit Value                                        $      11.31                --                --
    Number of Units                                         43,627                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                             YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------
SUB-ACCOUNT                                          2004              2003              2002
--------------------------------------------   ---------------   ---------------   ---------------
AST AMERICAN CENTURY INCOME & GROWTH (1997)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                  $       11.57     $       10.45             8.25
    Number of Units                                 4,670,846         2,115,438        1,751,136
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $       13.80     $       12.50             9.89
    Number of Units                                 2,219,323           846,118           36,829
    With GMWB
    Unit Value                                  $       13.77     $       12.48               --
    Number of Units                                   198,789             2,386               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                  $       13.73     $       12.46             9.89
    Number of Units                                   368,328           124,008            8,874
    With any one of EBP or HAV and GMWB
    Unit Value                                  $        9.04     $        8.22               --
    Number of Units                                   372,540           195,232               --
    With HAV, EBP and GRO Plus
    Unit Price                                  $       13.65     $       12.43               --
    Number of Units                                    25,550             4,612               --
    With HAV, EBP and GMWB
    Unit Value                                  $       11.72                --               --
    Number of Units                                     7,406                --               --

AST ALLIANCE GROWTH AND INCOME (14) (1992)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                  $       11.46     $       10.50             8.06
    Number of Units                                25,850,506        21,264,670        6,667,373
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $       13.91     $       12.77             9.83
    Number of Units                                27,268,222        13,386,166          165,588
    With GMWB
    Unit Value                                  $       13.88     $       12.76               --
    Number of Units                                 2,899,917           187,011               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                  $       13.83     $       12.74             9.83
    Number of Units                                 4,694,207         2,029,598            6,100
    With any one of EBP or HAV and GMWB
    Unit Value                                  $       10.72     $        9.88               --
    Number of Units                                 1,731,512           976,756               --
    With HAV, EBP and GRO Plus
    Unit Price                                  $       13.76     $       12.70               --
    Number of Units                                   564,502            69,435               --
    With HAV, EBP and GMWB
    Unit Value                                  $       11.50                --               --
    Number of Units                                   228,955                --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS



                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST HOTCHKIS & WILEY LARGE-CAP VALUE
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $      11.17      $       9.83              8.34
    Number of Units                           3,717,848         2,647,064         2,110,071
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $      13.19      $      11.65              9.90
    Number of Units                           1,916,775           651,074            30,714
    With GMWB
    Unit Value                             $      13.16      $      11.63                --
    Number of Units                             173,888            21,961                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $      13.12      $      11.61              9.90
    Number of Units                             198,898            90,092             5,934
    With any one of EBP or HAV and GMWB
    Unit Value                             $       9.78      $       8.66                --
    Number of Units                             419,818           347,275                --
    With HAV, EBP and GRO Plus
    Unit Price                             $      13.05      $      11.58                --
    Number of Units                              37,159               332                --
    With HAV, EBP and GMWB
    Unit Value                             $      11.75                --                --
    Number of Units                              23,032                --                --

AST DEAM GLOBAL ALLOCATION (15) (1993)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $      11.19      $      10.24              8.71
    Number of Units                           1,061,887           898,161           847,517
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $      12.70      $      11.65              9.94
    Number of Units                             278,657           155,865             3,088
    With GMWB
    Unit Value                             $      12.67      $      11.64                --
    Number of Units                              35,622               483                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $      12.63      $      11.62              9.93
    Number of Units                              52,110            34,914                94
    With any one of EBP or HAV and GMWB
    Unit Value                             $       9.12      $       8.40                --
    Number of Units                             290,887           303,295                --
    With HAV, EBP and GRO Plus
    Unit Price                             $      12.56      $      11.58                --
    Number of Units                               2,849             1,169                --
    With HAV, EBP and GMWB
    Unit Value                             $      11.23                --                --
    Number of Units                               2,193                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------
SUB-ACCOUNT                                             2004              2003              2002
-----------------------------------------------   ---------------   ---------------   ---------------
AST AMERICAN CENTURY STRATEGIC BALANCED (1997)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                     $      11.46      $      10.69              9.14
    Number of Units                                   2,335,598         2,045,205         1,126,058
    With any one of GRO Plus, EBP or HAV
    Unit Price                                     $      12.43      $      11.62              9.97
    Number of Units                                   1,308,462           930,516            15,835
    With GMWB
    Unit Value                                     $      12.40      $      11.61                --
    Number of Units                                     175,763            18,977                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                     $      12.36      $      11.59              9.97
    Number of Units                                     186,307            58,741             2,760
    With any one of EBP or HAV and GMWB
    Unit Value                                     $      10.08      $       9.46                --
    Number of Units                                     218,686           196,909                --
    With HAV, EBP and GRO Plus
    Unit Price                                     $      12.29      $      11.56                --
    Number of Units                                      18,231            11,783                --
    With HAV, EBP and GMWB
    Unit Value                                     $      10.98                --                --
    Number of Units                                         125                --                --

AST T. ROWE PRICE ASSET ALLOCATION (1994)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                     $      12.13      $      11.09              9.09
    Number of Units                                   3,551,315         2,243,566           921,329
    With any one of GRO Plus, EBP or HAV
    Unit Price                                     $      13.22      $      12.12              9.96
    Number of Units                                   2,109,855           955,716            21,928
    With GMWB
    Unit Value                                     $      13.19      $      12.11                --
    Number of Units                                     349,177            27,414                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                     $      13.15      $      12.09              9.96
    Number of Units                                     464,055           160,339               150
    With any one of EBP or HAV and GMWB
    Unit Value                                     $      11.38      $      10.48                --
    Number of Units                                      39,231             2,741                --
    With HAV, EBP and GRO Plus
    Unit Price                                     $      13.08      $      12.05                --
    Number of Units                                      46,336            31,706                --
    With HAV, EBP and GMWB
    Unit Value                                     $      11.35                --                --
    Number of Units                                       9,372                --                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST T. ROWE PRICE GLOBAL BOND (1994)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $       13.45     $       12.59            11.34
    Number of Units                            4,717,822         2,962,471        1,739,313
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $       12.17     $       11.42            10.31
    Number of Units                            6,387,666         1,827,606           36,822
    With GMWB
    Unit Value                             $       12.14     $       11.40               --
    Number of Units                              712,411            24,361               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $       12.10     $       11.38            10.31
    Number of Units                            1,195,848           279,110            3,700
    With any one of EBP or HAV and GMWB
    Unit Value                             $       14.05     $       13.23               --
    Number of Units                              191,816           148,319               --
    With HAV, EBP and GRO Plus
    Unit Price                             $       12.04     $       11.35               --
    Number of Units                              137,089            12,591               --
    With HAV, EBP and GMWB
    Unit Value                             $       10.94                --               --
    Number of Units                               43,652                --               --

AST GOLDMAN SACHS HIGH YIELD PORTFOLIO
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $       12.69     $       11.61             9.71
    Number of Units                           13,717,128        12,201,163        5,592,940
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $       13.34     $       12.24            10.26
    Number of Units                            4,901,936         3,684,174           74,022
    With GMWB
    Unit Value                             $       13.31     $       12.23               --
    Number of Units                              426,333            27,535               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $       13.27     $       12.21            10.26
    Number of Units                              707,876           379,114            6,524
    With any one of EBP or HAV and GMWB
    Unit Value                             $       11.51     $       10.60               --
    Number of Units                              545,726           346,126               --
    With HAV, EBP and GRO Plus
    Unit Price                             $       13.20     $       12.17               --
    Number of Units                               54,058            28,237               --
    With HAV, EBP and GMWB
    Unit Value                             $       11.24                --               --
    Number of Units                               65,084                --               --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                       YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------
SUB-ACCOUNT                                    2004              2003              2002
--------------------------------------   ---------------   ---------------   ---------------
AST LORD ABBETT BOND-DEBENTURE (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $       12.26     $       11.61             9.94
    Number of Units                           8,369,008         7,751,236        4,146,530
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $       12.56     $       11.92            10.23
    Number of Units                           7,337,467         4,628,945          162,571
    With GMWB
    Unit Value                            $       12.53     $       11.90               --
    Number of Units                             904,128            42,593               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                            $       12.49     $       11.88            10.23
    Number of Units                           1,314,641           624,019            7,474
    With any one of EBP or HAV and GMWB
    Unit Value                            $       12.18     $       11.60               --
    Number of Units                             732,155           423,485               --
    With HAV, EBP and GRO Plus
    Unit Price                            $       12.42     $       11.85               --
    Number of Units                             155,764            28,346               --
    With HAV, EBP and GMWB
    Unit Value                            $       10.88                --               --
    Number of Units                              85,669                --               --

AST PIMCO TOTAL RETURN BOND (1994)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $       11.31     $       10.95            10.57
    Number of Units                          33,208,757        26,287,388       20,544,075
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $       10.82     $       10.51            10.17
    Number of Units                          30,067,867        16,012,778          604,147
    With GMWB
    Unit Value                            $       10.79     $       10.49               --
    Number of Units                           3,495,678           378,676               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                            $       10.76     $       10.48            10.17
    Number of Units                           4,319,279         2,192,336           36,236
    With any one of EBP or HAV and GMWB
    Unit Value                            $       13.09     $       12.76               --
    Number of Units                           2,344,332         1,558,557               --
    With HAV, EBP and GRO Plus
    Unit Price                            $       10.70     $       10.45               --
    Number of Units                             476,033           119,982               --
    With HAV, EBP and GMWB
    Unit Value                            $       10.32                --               --
    Number of Units                             323,335                --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                         YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------
SUB-ACCOUNT                                     2004               2003               2002
---------------------------------------   ----------------   ----------------   ----------------
AST PIMCO LIMITED MATURITY BOND (1995)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $       10.55      $       10.51              10.34
    Number of Units                           21,299,789         15,242,856         11,274,642
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $       10.23      $       10.22              10.08
    Number of Units                           19,103,280          5,152,783            215,314
    With GMWB
    Unit Value                             $       10.21      $       10.21                 --
    Number of Units                            2,764,809             36,640                 --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $       10.17      $       10.19              10.08
    Number of Units                            2,785,690            636,860             80,547
    With any one of EBP or HAV and GMWB
    Unit Value                             $       11.62      $       11.65                 --
    Number of Units                            1,143,298            329,629                 --
    With HAV, EBP and GRO Plus
    Unit Price                             $       10.12      $       10.16                 --
    Number of Units                              301,108             35,430                 --
    With HAV, EBP and GMWB
    Unit Value                             $        9.96                 --                 --
    Number of Units                              240,337                 --                 --

AST MONEY MARKET (1992)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $        9.78      $        9.86               9.96
    Number of Units                           29,870,585         32,730,501         36,255,772
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $        9.75      $        9.86               9.99
    Number of Units                            8,152,893          7,176,983            999,737
    With GMWB
    Unit Value                             $        9.73      $        9.85                 --
    Number of Units                            1,312,018             81,304                 --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $        9.70      $        9.83               9.99
    Number of Units                              1,742,703          1,118,618             70,899
    With any one of EBP or HAV and GMWB
    Unit Value                             $        9.98      $       10.13                 --
    Number of Units                              234,402             35,505                 --
    With HAV, EBP and GRO Plus
    Unit Price                               $        9.65      $        9.80                 --
    Number of Units                                432,144            149,705                 --
    With HAV, EBP and GMWB
    Unit Value                             $        9.79                 --                 --
    Number of Units                               61,321                 --                 --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                                                            YEAR ENDED DECEMBER 31,
                                                                               --------------------------------------------------
SUB-ACCOUNT                                                                          2004              2003             2002
----------------------------                                                   ---------------   ---------------   --------------
Gartmore Variable Investment Trust -- GVIT DEVELOPING MARKETS (1996)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                                                  $      16.02      $      13.60             8.66
    Number of Units                                                                2,103,950         1,763,660          283,466
    With any one of GRO Plus, EBP or HAV
    Unit Price                                                                  $      18.29      $      15.56             9.93
    Number of Units                                                                  934,258           415,864           21,816
    With GMWB
    Unit Value                                                                  $      18.25      $      15.54               --
    Number of Units                                                                  161,653            12,503               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                                                  $      18.19      $      15.52             9.93
    Number of Units                                                                  141,365            44,993              442
    With any one of EBP or HAV and GMWB
    Unit Value                                                                  $      12.74      $      10.88               --
    Number of Units                                                                   25,630               843               --
    With HAV, EBP and GRO Plus
    Unit Price                                                                  $      18.09      $      15.47               --
    Number of Units                                                                   17,121             1,871               --
    With HAV, EBP and GMWB
    Unit Value                                                                  $      12.70                --               --
    Number of Units                                                                   11,161                --               --

AIM V.I. -- DYNAMICS (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                                                  $      10.72      $       9.61             7.09
    Number of Units                                                                  668,032           889,464          543,762
    With any one of GRO Plus, EBP or HAV
    Unit Price                                                                  $      14.59      $      13.12             9.70
    Number of Units                                                                  590,157           634,308           32,635
    With GMWB
    Unit Value                                                                  $      14.56      $      13.11               --
    Number of Units                                                                   61,543             4,848               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                                                  $      14.51      $      13.08             9.70
    Number of Units                                                                   55,199            38,518              576
    With any one of EBP or HAV and GMWB
    Unit Value                                                                  $      11.67                --               --
    Number of Units                                                                    1,825                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                                                  $      14.43      $      13.05               --
    Number of Units                                                                    4,253             3,083               --
    With HAV, EBP and GMWB
    Unit Value                                                                  $      11.63                --               --
    Number of Units                                                                       13                --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                         YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------
SUB-ACCOUNT                                        2004            2003            2002
-----------------------------------           -------------   -------------   --------------
AIM V.I. -- TECHNOLOGY (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                 $      8.09     $      7.87            5.50
    Number of Units                                512,424         578,651         293,307
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $     13.71     $     13.35              --
    Number of Units                                  5,184           3,695              --
    With GMWB
    Unit Value                                          --              --              --
    Number of Units                                     --              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                          --              --              --
    Number of Units                                     --              --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                          --              --              --
    Number of Units                                     --              --              --
    With HAV, EBP and GRO Plus
    Unit Price                                          --              --              --
    Number of Units                                     --              --              --
    With HAV, EBP and GMWB
    Unit Value                                          --              --              --
    Number of Units                                     --              --              --

AIM V.I. -- HEALTH SCIENCES (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                 $     10.64     $     10.05            8.00
    Number of Units                                937,586         698,364         475,873
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $     12.58     $     11.93            9.51
    Number of Units                                578,826         381,478           5,444
    With GMWB
    Unit Value                                 $     12.56     $     11.91              --
    Number of Units                                 87,037           2,077              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $     12.52     $     11.89            9.51
    Number of Units                                181,513          55,867             140
    With any one of EBP or HAV and GMWB
    Unit Value                                 $     11.41     $     10.85              --
    Number of Units                                  5,057           1,330              --
    With HAV, EBP and GRO Plus
    Unit Price                                 $     12.45              --              --
    Number of Units                                  5,438              --              --
    With HAV, EBP and GMWB
    Unit Value                                 $     11.38              --              --
    Number of Units                                  2,157              --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                           YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------
SUB-ACCOUNT                                         2004             2003             2002
--------------------------------------------   --------------   --------------   --------------
AIM V.I. -- FINANCIAL SERVICES (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                  $     11.94      $     11.17             8.76
    Number of Units                                 585,185          607,265          366,258
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $     13.44      $     12.61             9.92
    Number of Units                                 387,921          200,360            1,897
    With GMWB
    Unit Value                                  $     13.42      $     12.60               --
    Number of Units                                  67,581           20,268               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                  $     13.37      $     12.58             9.92
    Number of Units                                  84,188           50,250              141
    With any one of EBP or HAV and GMWB
    Unit Value                                  $     11.11      $     10.46               --
    Number of Units                                  15,566            1,378               --
    With HAV, EBP and GRO Plus
    Unit Price                                  $     13.30      $     12.54               --
    Number of Units                                   8,806              751               --
    With HAV, EBP and GMWB
    Unit Value                                  $     11.08               --               --
    Number of Units                                     468               --               --

EVERGREEN VA -- INTERNATIONAL EQUITY (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                  $     13.66      $     11.65             8.15
    Number of Units                                 414,631          189,143          113,389
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $     14.94      $     12.78             9.67
    Number of Units                                 195,986           76,749            3,669
    With GMWB
    Unit Value                                  $     12.21      $     10.45               --
    Number of Units                                  32,858              827               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                  $     14.86      $     12.74               --
    Number of Units                                  67,201            6,492               --
    With any one of EBP or HAV and GMWB
    Unit Value                                  $     12.40      $     10.64               --
    Number of Units                                  83,727           81,555               --
    With HAV, EBP and GRO Plus
    Unit Price                                  $     14.78      $     12.71               --
    Number of Units                                   7,362            1,395               --
    With HAV, EBP and GMWB
    Unit Value                                  $     12.36               --               --
    Number of Units                                   2,878               --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------
SUB-ACCOUNT                                      2004             2003             2002
-----------------------------------------   --------------   --------------   --------------
Evergreen VA -- SPECIAL EQUITY (16) (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $     11.58      $     11.12             7.44
    Number of Units                              702,642          815,621          127,728
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     15.25      $     14.69             9.85
    Number of Units                              509,734          293,794           12,520
    With GMWB
    Unit Value                               $     15.22      $     14.67               --
    Number of Units                               46,748            3,620               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     15.17      $     14.65             9.85
    Number of Units                              177,731           58,548              533
    With any one of EBP or HAV and GMWB
    Unit Value                               $      9.13      $      8.83               --
    Number of Units                              114,259           23,503               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     15.09               --               --
    Number of Units                                3,411               --               --
    With HAV, EBP and GMWB
    Unit Value                               $     10.53               --               --
    Number of Units                               26,034               --               --

Evergreen VA -- OMEGA (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $     11.29      $     10.71             7.78
    Number of Units                              570,123          404,789           39,943
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     13.89      $     13.21               --
    Number of Units                              387,492           56,002               --
    With GMWB
    Unit Value                               $     13.86      $     13.19               --
    Number of Units                               31,153              283               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     13.81      $     13.17               --
    Number of Units                              108,796           25,003               --
    With any one of EBP or HAV and GMWB
    Unit Value                               $      9.40      $      8.97               --
    Number of Units                               84,876           19,658               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     13.74      $     13.13               --
    Number of Units                                3,028            1,855               --
    With HAV, EBP and GMWB
    Unit Value                               $     10.92               --               --
    Number of Units                               30,383               --               --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                           YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------
SUB-ACCOUNT                                         2004              2003             2002
-------------------------------               --------------    --------------    --------------
ProFund VP -- EUROPE 30 (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                 $      12.17      $      10.83             7.93
    Number of Units                               1,812,435         2,116,400          292,396
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $      14.80      $      13.20             9.70
    Number of Units                                 313,111           158,208            2,625
    With GMWB
    Unit Value                                 $      14.77      $      13.18               --
    Number of Units                                  99,557            13,365               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $      14.72      $      13.16               --
    Number of Units                                 162,300            40,636               --
    With any one of EBP or HAV and GMWB
    Unit Value                                 $      12.39      $      11.09               --
    Number of Units                                  17,205             3,060               --
    With HAV, EBP and GRO Plus
    Unit Price                                 $      14.64                --               --
    Number of Units                                   7,739                --               --
    With HAV, EBP and GMWB
    Unit Value                                 $      12.35                --               --
    Number of Units                                   7,758                --               --

ProFund VP -- ASIA 30 (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                 $      12.30      $      12.57             7.75
    Number of Units                                 896,010           942,605          281,993
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $      15.57      $      15.96             9.86
    Number of Units                                 253,337           131,276            6,995
    With GMWB
    Unit Value                                 $      15.54      $      15.94               --
    Number of Units                                  74,988            10,432               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $      15.49      $      15.91               --
    Number of Units                                  67,805            33,050               --
    With any one of EBP or HAV and GMWB
    Unit Value                                 $      10.14      $      10.43               --
    Number of Units                                  28,325             1,873               --
    With HAV, EBP and GRO Plus
    Unit Price                                 $      15.40                --               --
    Number of Units                                   5,612                --               --
    With HAV, EBP and GMWB
    Unit Value                                 $      10.10                --               --
    Number of Units                                   6,082                --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS



                                                   YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------
SUB-ACCOUNT                                  2004            2003            2002
---------------------------             -------------   -------------   --------------
ProFund VP -- JAPAN (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                           $      9.55     $      9.03            7.24
    Number of Units                          710,879         426,718          65,845
    With any one of GRO Plus, EBP or HAV
    Unit Price                           $     13.40     $     12.70           10.21
    Number of Units                          137,584          76,553             351
    With GMWB
    Unit Value                           $     13.38     $     12.69              --
    Number of Units                           35,968           1,883              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                           $     13.33     $     12.67              --
    Number of Units                           62,668          10,769              --
    With any one of EBP or HAV and GMWB
    Unit Value                           $     10.35              --              --
    Number of Units                            8,278              --              --
    With HAV, EBP and GRO Plus
    Unit Price                           $     13.26              --              --
    Number of Units                            7,559              --              --
    With HAV, EBP and GMWB
    Unit Value                                    --              --              --
    Number of Units                               --              --              --

ProFund VP -- BANKS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                           $     11.98     $     10.90            8.56
    Number of Units                          229,711          93,067         101,136
    With any one of GRO Plus, EBP or HAV
    Unit Price                           $     14.10     $     12.86           10.13
    Number of Units                          171,696          34,962           3,422
    With GMWB
    Unit Value                           $     14.07              --              --
    Number of Units                            8,847              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                           $     14.03     $     12.83              --
    Number of Units                           29,071           6,833              --
    With any one of EBP or HAV and GMWB
    Unit Value                           $     11.58              --              --
    Number of Units                           20,936              --              --
    With HAV, EBP and GRO Plus
    Unit Price                           $     13.95     $     12.79              --
    Number of Units                              788           1,039              --
    With HAV, EBP and GMWB
    Unit Value                           $     11.54              --              --
    Number of Units                              582              --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                     YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------
SUB-ACCOUNT                                  2004              2003             2002
-------------------------------------   --------------   ---------------   --------------
ProFund VP -- BASIC MATERIALS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                           $     11.87      $      10.95             8.46
    Number of Units                          529,237         1,512,864           76,331
    With any one of GRO Plus, EBP or HAV
    Unit Price                           $     14.43      $      13.35            10.34
    Number of Units                          170,212           100,189               12
    With GMWB
    Unit Value                           $     14.40      $      13.33               --
    Number of Units                           23,555             8,054               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                           $     14.35      $      13.31               --
    Number of Units                           35,537            15,986               --
    With any one of EBP or HAV and GMWB
    Unit Value                           $     12.43                --               --
    Number of Units                           15,658                --               --
    With HAV, EBP and GRO Plus
    Unit Price                           $     14.28                --               --
    Number of Units                            3,155                --               --
    With HAV, EBP and GMWB
    Unit Value                           $     12.40                --               --
    Number of Units                            1,246                --               --

ProFund VP -- BIOTECHNOLOGY (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                           $     10.52      $       9.75             7.09
    Number of Units                          757,678           208,971          130,082
    With any one of GRO Plus, EBP or HAV
    Unit Price                           $     14.56      $      13.53               --
    Number of Units                            5,878               847               --
    With GMWB
    Unit Value                                    --                --               --
    Number of Units                               --                --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    --                --               --
    Number of Units                               --                --               --
    With any one of EBP or HAV and GMWB
    Unit Value                                    --                --               --
    Number of Units                               --                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                    --                --               --
    Number of Units                               --                --               --
    With HAV, EBP and GMWB
    Unit Value                                    --                --               --
    Number of Units                               --                --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                     YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------
SUB-ACCOUNT                                    2004            2003            2002
---------------------------------------   -------------   -------------   --------------
ProFund VP -- CONSUMER SERVICES (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $      9.56     $      9.04            7.25
    Number of Units                            430,620         136,269         128,022
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $     12.31     $     11.66            9.37
    Number of Units                             87,433          30,700           2,426
    With GMWB
    Unit Value                             $     12.28              --              --
    Number of Units                             17,197              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $     12.24     $     11.62              --
    Number of Units                              8,198           5,655              --
    With any one of EBP or HAV and GMWB
    Unit Value                             $     10.69              --              --
    Number of Units                              2,087              --              --
    With HAV, EBP and GRO Plus
    Unit Price                             $     12.17     $     11.59              --
    Number of Units                              1,211           3,817              --
    With HAV, EBP and GMWB
    Unit Value                             $     10.66              --              --
    Number of Units                                 14              --              --

ProFund VP -- CONSUMER GOODS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $     10.36     $      9.64            8.28
    Number of Units                            369,007          58,425         148,446
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $     12.33     $     11.51            9.90
    Number of Units                            102,706          12,720           2,303
    With GMWB
    Unit Value                             $     12.31     $     11.49              --
    Number of Units                              8,437             954              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $     12.27              --              --
    Number of Units                             54,297              --              --
    With any one of EBP or HAV and GMWB
    Unit Value                             $     11.40     $     10.67              --
    Number of Units                              9,175           4,737              --
    With HAV, EBP and GRO Plus
    Unit Price                             $     12.20              --              --
    Number of Units                              1,731              --              --
    With HAV, EBP and GMWB
    Unit Value                                      --              --              --
    Number of Units                                 --              --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                        YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------
SUB-ACCOUNT                                      2004              2003             2002
--------------------------------           ---------------   ---------------   --------------
ProFund VP -- OIL & GAS (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $      13.33      $      10.48             8.71
    Number of Units                            1,856,882         1,225,844          299,833
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      15.40      $      12.14            10.12
    Number of Units                              888,111           114,553            1,660
    With GMWB
    Unit Value                              $      15.37      $      12.12               --
    Number of Units                               58,804             4,007               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $      15.32      $      12.10               --
    Number of Units                              174,913            25,623               --
    With any one of EBP or HAV and GMWB
    Unit Value                              $      13.80                --               --
    Number of Units                               29,672                --               --
    With HAV, EBP and GRO Plus
    Unit Price                              $      15.23      $      12.07               --
    Number of Units                               14,353             2,434               --
    With HAV, EBP and GMWB
    Unit Value                              $      13.76                --               --
    Number of Units                                6,676                --               --

ProFund VP -- FINANCIALS (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $      12.19      $      11.23             8.85
    Number of Units                              553,342           398,159          221,377
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      13.48      $      12.45             9.84
    Number of Units                              323,190           134,420            2,066
    With GMWB
    Unit Value                              $      13.45      $      12.44               --
    Number of Units                               17,749             1,060               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $      13.41      $      12.42               --
    Number of Units                               35,528            27,402               --
    With any one of EBP or HAV and GMWB
    Unit Value                              $      11.26                --               --
    Number of Units                               15,974                --               --
    With HAV, EBP and GRO Plus
    Unit Price                              $      13.33                --               --
    Number of Units                                1,103                --               --
    With HAV, EBP and GMWB
    Unit Value                                        --                --               --
    Number of Units                                   --                --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                           YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------
SUB-ACCOUNT                                        2004             2003            2002
---------------------------------            ---------------   -------------   --------------
ProFund VP -- HEALTH CARE (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $       9.23      $      9.17            7.94
    Number of Units                             1,318,525          707,449         388,508
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $      11.10      $     11.05            9.59
    Number of Units                               518,389          244,228           6,831
    With GMWB
    Unit Value                               $      11.07      $     11.04              --
    Number of Units                                 8,570            1,969              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $      11.04      $     11.02              --
    Number of Units                               139,890           56,392              --
    With any one of EBP or HAV and GMWB
    Unit Value                               $      10.65               --              --
    Number of Units                                 5,322               --              --
    With HAV, EBP and GRO Plus
    Unit Price                               $      10.98      $     10.99              --
    Number of Units                                 4,035            2,123              --
    With HAV, EBP and GMWB
    Unit Value                                         --               --              --
    Number of Units                                    --               --              --

ProFund VP -- INDUSTRIALS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $      11.15      $     10.01            7.93
    Number of Units                               253,411          318,339          12,642
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $      14.27      $     12.85              --
    Number of Units                                88,729           20,601              --
    With GMWB
    Unit Value                               $      14.24               --              --
    Number of Units                                 4,426               --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $      14.20      $     12.81              --
    Number of Units                                14,026            4,507              --
    With any one of EBP or HAV and GMWB
    Unit Value                               $      12.08               --              --
    Number of Units                                 4,381               --              --
    With HAV, EBP and GRO Plus
    Unit Price                               $      14.12               --              --
    Number of Units                                   945               --              --
    With HAV, EBP and GMWB
    Unit Value                               $      12.04               --              --
    Number of Units                                   807               --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                    YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------
SUB-ACCOUNT                                  2004             2003             2002
-------------------------------------   --------------   --------------   --------------
ProFund VP -- INTERNET (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                           $     17.89      $     15.00             8.57
    Number of Units                          992,879          206,876          306,572
    With any one of GRO Plus, EBP or HAV
    Unit Price                           $     19.83      $     16.67               --
    Number of Units                            3,806            1,210               --
    With GMWB
    Unit Value                                    --               --               --
    Number of Units                               --               --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    --               --               --
    Number of Units                               --               --               --
    With any one of EBP or HAV and GMWB
    Unit Value                                    --               --               --
    Number of Units                               --               --               --
    With HAV, EBP and GRO Plus
    Unit Price                                    --               --               --
    Number of Units                               --               --               --
    With HAV, EBP and GMWB
    Unit Value                                    --               --               --
    Number of Units                               --               --               --

ProFund VP -- PHARMACEUTICALS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                           $      7.93      $      8.89             8.56
    Number of Units                          527,336          266,978          136,559
    With any one of GRO Plus, EBP or HAV
    Unit Price                           $      8.88      $      9.97             9.63
    Number of Units                          246,789           77,105            2,545
    With GMWB
    Unit Value                           $      8.86      $      9.96               --
    Number of Units                           23,137            2,871               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                           $      8.83      $      9.94               --
    Number of Units                           70,946            6,346               --
    With any one of EBP or HAV and GMWB
    Unit Value                           $      9.44               --               --
    Number of Units                            5,382               --               --
    With HAV, EBP and GRO Plus
    Unit Price                           $      8.78      $      9.91               --
    Number of Units                            3,939            1,646               --
    With HAV, EBP and GMWB
    Unit Value                                    --               --               --
    Number of Units                               --               --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------
SUB-ACCOUNT                                     2004              2003             2002
-------------------------------------     ---------------   ---------------   -------------
ProFund VP -- PRECIOUS METALS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $      11.77      $      13.29              9.70
    Number of Units                          1,479,384         1,329,806         1,175,651
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $      13.64      $      15.44              11.3
    Number of Units                            457,761           390,896            19,964
    With GMWB
    Unit Value                            $      13.61                --                --
    Number of Units                             42,627                --                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                            $      13.57      $      15.39                --
    Number of Units                            111,588            44,664                --
    With any one of EBP or HAV and GMWB
    Unit Value                            $      10.17                --                --
    Number of Units                             93,541                --                --
    With HAV, EBP and GRO Plus
    Unit Price                            $      13.49      $      15.35                --
    Number of Units                              7,072             1,458                --
    With HAV, EBP and GMWB
    Unit Value                            $      10.14      $      11.55                --
    Number of Units                             11,671            23,284                --

ProFund VP -- REAL ESTATE (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $      16.15      $      12.91              9.86
    Number of Units                          1,816,706           462,906           441,318
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $      16.63      $      13.33             10.20
    Number of Units                            509,763           136,941            12,789
    With GMWB
    Unit Value                            $      16.60      $      13.31                --
    Number of Units                             58,062             3,835                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                            $      16.54      $      13.29                --
    Number of Units                            128,625            32,970                --
    With any one of EBP or HAV and GMWB
    Unit Value                            $      13.06                --                --
    Number of Units                             22,857                --                --
    With HAV, EBP and GRO Plus
    Unit Price                            $      16.45                --                --
    Number of Units                                629                --                --
    With HAV, EBP and GMWB
    Unit Value                            $      13.02                --                --
    Number of Units                              1,198                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                 YEAR ENDED DECEMBER 31,
                                      ----------------------------------------------
SUB-ACCOUNT                                2004            2003            2002
-----------------------------------   -------------   -------------   --------------
ProFund VP -- SEMICONDUCTOR (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                         $      7.15     $      9.51            5.14
    Number of Units                        694,352         423,958          93,241
    With any one of GRO Plus, EBP or HAV
    Unit Price                         $     11.95     $     15.93              --
    Number of Units                          3,639           3,475              --
    With GMWB
    Unit Value                                  --              --              --
    Number of Units                             --              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                  --              --              --
    Number of Units                             --              --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                  --              --              --
    Number of Units                             --              --              --
    With HAV, EBP and GRO Plus
    Unit Price                                  --              --              --
    Number of Units                             --              --              --
    With HAV, EBP and GMWB
    Unit Value                                  --              --              --
    Number of Units                             --              --              --

ProFund VP -- TECHNOLOGY (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                         $      8.48     $      8.66            6.03
    Number of Units                        727,580         497,972         254,131
    With any one of GRO Plus, EBP or HAV
    Unit Price                         $     12.99     $     13.30              --
    Number of Units                          9,239           6,845              --
    With GMWB
    Unit Value                                  --              --              --
    Number of Units                             --              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                  --              --              --
    Number of Units                             --              --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                  --              --              --
    Number of Units                             --              --              --
    With HAV, EBP and GRO Plus
    Unit Price                                  --              --              --
    Number of Units                             --              --              --
    With HAV, EBP and GMWB
    Unit Value                                  --              --              --
    Number of Units                             --              --              --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                       YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------
SUB-ACCOUNT                                      2004             2003            2002
----------------------------------------   ---------------   -------------   --------------
ProFund VP -- TELECOMMUNICATIONS (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $       8.19      $      7.21            7.15
    Number of Units                              460,848          398,350         272,408
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      11.43      $     10.08           10.03
    Number of Units                              212,127           47,283           3,642
    With GMWB
    Unit Value                              $      11.40               --              --
    Number of Units                                6,379               --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $      11.37      $     10.05              --
    Number of Units                               34,691           13,783              --
    With any one of EBP or HAV and GMWB
    Unit Value                              $      12.54               --              --
    Number of Units                                4,099               --              --
    With HAV, EBP and GRO Plus
    Unit Price                              $      11.31               --              --
    Number of Units                               11,741               --              --
    With HAV, EBP and GMWB
    Unit Value                              $      12.50               --              --
    Number of Units                                2,691               --              --

ProFund VP -- UTILITIES (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $      11.13      $      9.34            7.83
    Number of Units                            1,060,939          618,427         521,419
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      15.00      $     12.63           10.61
    Number of Units                              332,768           93,690           8,871
    With GMWB
    Unit Value                              $      14.97      $     12.62              --
    Number of Units                               57,208            8,137              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $      14.92      $     12.60              --
    Number of Units                               87,691           10,588              --
    With any one of EBP or HAV and GMWB
    Unit Value                              $      12.51               --              --
    Number of Units                               21,365               --              --
    With HAV, EBP and GRO Plus
    Unit Price                              $      14.84               --              --
    Number of Units                                7,490               --              --
    With HAV, EBP and GMWB
    Unit Value                              $      12.47               --              --
    Number of Units                                  573               --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
SUB-ACCOUNT                                      2004              2003              2002
--------------------------                 ---------------   ---------------   ---------------
ProFund VP -- BULL (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $      10.53      $       9.84              7.97
    Number of Units                            8,215,357         3,563,562           954,792
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      12.82      $      12.01              9.75
    Number of Units                            2,052,501           708,248            10,297
    With GMWB
    Unit Value                              $      12.79      $      12.00                --
    Number of Units                              171,187             1,179                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $      12.75      $      11.98              9.75
    Number of Units                              570,114            58,349               400
    With any one of EBP or HAV and GMWB
    Unit Value                              $      11.25      $      10.58                --
    Number of Units                               31,600               427                --
    With HAV, EBP and GRO Plus
    Unit Price                              $      12.68      $      11.94                --
    Number of Units                               88,697            10,714                --
    With HAV, EBP and GMWB
    Unit Value                              $      11.21                --                --
    Number of Units                               12,971                --                --

ProFund VP -- BEAR (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $       7.45      $       8.44             11.38
    Number of Units                            1,202,243         1,886,515         1,532,543
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $       6.60      $       7.49             10.13
    Number of Units                              289,105           716,467            28,618
    With GMWB
    Unit Value                              $       6.58                --                --
    Number of Units                               41,480                --                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $       6.56      $       7.47             10.13
    Number of Units                               60,475            36,686             1,514
    With any one of EBP or HAV and GMWB
    Unit Value                              $       8.15      $       9.29                --
    Number of Units                               10,709             7,927                --
    With HAV, EBP and GRO Plus
    Unit Price                              $       6.52      $       7.45                --
    Number of Units                               14,578            13,622                --
    With HAV, EBP and GMWB
    Unit Value                              $       8.12      $       9.29                --
    Number of Units                                1,620             7,293                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
SUB-ACCOUNT                                      2004              2003              2002
--------------------------                 ---------------   ---------------   ---------------
ProFund VP -- ULTRABULL (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $      11.76      $      10.20              6.78
    Number of Units                             2,817,803         1,431,345           297,435
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $      16.58      $      14.42              9.61
    Number of Units                                 9,518             1,432               245
    With GMWB
    Unit Value                                         --                --                --
    Number of Units                                    --                --                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                         --                --                --
    Number of Units                                    --                --                --
    With any one of EBP or HAV and GMWB
    Unit Value                                         --                --                --
    Number of Units                                    --                --                --
    With HAV, EBP and GRO Plus
    Unit Price                                         --                --                --
    Number of Units                                    --                --                --
    With HAV, EBP and GMWB
    Unit Value                                         --                --                --
    Number of Units                                    --                --                --

ProFund VP -- OTC (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $       9.94      $       9.32              6.45
    Number of Units                             4,885,351         4,445,234         1,346,852
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $      14.34      $      13.47              9.36
    Number of Units                             1,807,904           810,005            13,113
    With GMWB
    Unit Value                               $      14.31      $      13.46                --
    Number of Units                               128,923             5,378                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $      14.27      $      13.44                --
    Number of Units                               225,055            34,480                --
    With any one of EBP or HAV and GMWB
    Unit Value                               $      10.92                --                --
    Number of Units                                28,507                --                --
    With HAV, EBP and GRO Plus
    Unit Price                               $      14.19                --                --
    Number of Units                                32,376                --                --
    With HAV, EBP and GMWB
    Unit Value                               $      10.88                --                --
    Number of Units                                14,308                --                --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                          YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------
SUB-ACCOUNT                                       2004              2003              2002
-------------------------------             ---------------   ---------------   ---------------
ProFund VP -- SHORT OTC (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $       5.93      $       6.78             11.00
    Number of Units                               908,064         1,535,439           433,181
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $       5.60      $       6.42             10.43
    Number of Units                               181,352           196,526            15,308
    With GMWB
    Unit Value                               $       5.58                --                --
    Number of Units                                 7,191                --                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $       5.57      $       6.40                --
    Number of Units                                65,148            20,167                --
    With any one of EBP or HAV and GMWB
    Unit Value                                         --      $       9.49                --
    Number of Units                                    --             7,708                --
    With HAV, EBP and GRO Plus
    Unit Price                               $       5.54      $       6.38                --
    Number of Units                                16,306            16,907                --
    With HAV, EBP and GMWB
    Unit Value                                         --                --                --
    Number of Units                                    --                --                --

ProFund VP -- ULTRAOTC (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $       7.89      $       7.03              3.53
    Number of Units                             6,592,447         3,410,589         1,003,123
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $      19.36      $      17.30              8.70
    Number of Units                                22,282             5,905               233
    With GMWB
    Unit Value                                         --                --                --
    Number of Units                                    --                --                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                         --                --                --
    Number of Units                                    --                --                --
    With any one of EBP or HAV and GMWB
    Unit Value                                         --                --                --
    Number of Units                                    --                --                --
    With HAV, EBP and GRO Plus
    Unit Price                                         --                --                --
    Number of Units                                    --                --                --
    With HAV, EBP and GMWB
    Unit Value                                         --                --                --
    Number of Units                                    --                --                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------
SUB-ACCOUNT                                   2004               2003              2002
------------------------------------       ------------      -------------     ------------
ProFund VP -- MID-CAP VALUE (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $      11.67      $      10.23             7.66
    Number of Units                           2,632,869         1,455,513          438,387
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $      15.24      $      13.40            10.06
    Number of Units                             626,618           462,172            4,777
    With GMWB
    Unit Value                             $      15.21      $      13.39               --
    Number of Units                             110,312             4,164               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $      15.16      $      13.36            10.06
    Number of Units                             304,648            99,189            4,799
    With any one of EBP or HAV and GMWB
    Unit Value                             $      12.20      $      10.77               --
    Number of Units                              39,454             3,516               --
    With HAV, EBP and GRO Plus
    Unit Price                             $      15.08      $      13.33               --
    Number of Units                              12,473               916               --
    With HAV, EBP and GMWB
    Unit Value                             $      12.17                --               --
    Number of Units                               3,507                --               --

ProFund VP -- MID-CAP GROWTH (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $      10.58      $       9.69             7.70
    Number of Units                           2,220,901         1,009,867          439,054
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $      13.42      $      12.32             9.82
    Number of Units                             579,666           295,528            1,587
    With GMWB
    Unit Value                             $      13.39      $      12.31               --
    Number of Units                              53,472             2,028               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $      13.35      $      12.28             9.81
    Number of Units                             163,302            47,141            1,583
    With any one of EBP or HAV and GMWB
    Unit Value                             $      11.12      $      10.24               --
    Number of Units                              21,341             3,933               --
    With HAV, EBP and GRO Plus
    Unit Price                             $      13.28      $      12.25               --
    Number of Units                               6,489             1,274               --
    With HAV, EBP and GMWB
    Unit Value                             $      11.09                --               --
    Number of Units                               9,859                --               --


APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                           YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------
SUB-ACCOUNT                                        2004              2003              2002
--------------------------                   ---------------   ---------------   ---------------
ProFund VP -- ULTRAMID-CAP (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                $      11.99      $       9.55             5.71
    Number of Units                              3,106,849         1,112,311          477,953
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $      20.62      $      16.46             9.86
    Number of Units                                338,303           136,523            1,673
    With GMWB
    Unit Value                                $      20.57      $      16.44               --
    Number of Units                                101,493             3,746               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $      20.51      $      16.41               --
    Number of Units                                150,540            88,028               --
    With any one of EBP or HAV and GMWB
    Unit Value                                $      13.86                --               --
    Number of Units                                 27,449                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                $      20.40      $      16.37               --
    Number of Units                                  2,161               557               --
    With HAV, EBP and GMWB
    Unit Value                                $      13.81                --               --
    Number of Units                                 14,660                --               --

ProFund VP -- SMALL-CAP VALUE (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                $      11.10      $       9.39             7.09
    Number of Units                              4,088,760         5,144,632          994,778
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $      15.80      $      13.41            10.15
    Number of Units                              2,597,154         1,218,990           19,019
    With GMWB
    Unit Value                                $      15.76      $      13.39               --
    Number of Units                                163,443            24,769               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $      15.71      $      13.37               --
    Number of Units                                596,413           207,523               --
    With any one of EBP or HAV and GMWB
    Unit Value                                $      12.53      $      10.67               --
    Number of Units                                 31,732             4,223               --
    With HAV, EBP and GRO Plus
    Unit Price                                $      15.63      $      13.33               --
    Number of Units                                 29,856            28,687               --
    With HAV, EBP and GMWB
    Unit Value                                $      12.49                --               --
    Number of Units                                  6,158                --               --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------
SUB-ACCOUNT                                      2004              2003             2002
--------------------------------------     ---------------   ---------------   --------------
ProFund VP -- SMALL-CAP GROWTH (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $      11.98      $      10.16             7.69
    Number of Units                            4,677,820         3,868,951          772,260
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      15.34      $      13.05             9.91
    Number of Units                            1,611,060         1,289,398           10,572
    With GMWB
    Unit Value                              $      15.31      $      13.04               --
    Number of Units                              170,800            21,997               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $      15.26      $      13.01               --
    Number of Units                              285,725           210,595               --
    With any one of EBP or HAV and GMWB
    Unit Value                              $      12.23      $      10.44               --
    Number of Units                               42,134             2,529               --
    With HAV, EBP and GRO Plus
    Unit Price                              $      15.17      $      12.98               --
    Number of Units                                9,388            30,164               --
    With HAV, EBP and GMWB
    Unit Value                              $      12.19                --               --
    Number of Units                               13,290                --               --

ProFund VP -- ULTRASMALL-CAP (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $      15.52      $      12.04             6.14
    Number of Units                            5,098,565         1,702,558          212,085
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $      24.98      $      19.43               --
    Number of Units                               32,780            13,082               --
    With GMWB
    Unit Value                                        --                --               --
    Number of Units                                   --                --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                        --                --               --
    Number of Units                                   --                --               --
    With any one of EBP or HAV and GMWB
    Unit Value                                        --                --               --
    Number of Units                                   --                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                        --                --               --
    Number of Units                                   --                --               --
    With HAV, EBP and GMWB
    Unit Value                                        --                --               --
    Number of Units                                   --                --               --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                               YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------
SUB-ACCOUNT                                            2004              2003              2002
----------------------------------------------   ---------------   ---------------   ---------------
ProFund VP -- U.S. GOVERNMENT PLUS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                    $      11.79      $      11.08             11.56
    Number of Units                                  1,051,158           731,470         2,486,854
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $      10.34      $       9.75             10.19
    Number of Units                                    372,142           291,892            22,148
    With GMWB
    Unit Value                                    $      10.32      $       9.73                --
    Number of Units                                    120,311            14,956                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $      10.29      $       9.72             10.19
    Number of Units                                    111,072            32,854               609
    With any one of EBP or HAV and GMWB
    Unit Value                                    $      10.80                --                --
    Number of Units                                      4,588                --                --
    With HAV, EBP and GRO Plus
    Unit Price                                    $      10.23                --                --
    Number of Units                                     13,114                --                --
    With HAV, EBP and GMWB
    Unit Value                                              --                --                --
    Number of Units                                         --                --                --

ProFund VP -- RISING RATES OPPORTUNITY (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                    $       6.63      $       7.56              8.02
    Number of Units                                  5,314,528         1,817,924           165,792
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $       7.97      $       9.12              9.69
    Number of Units                                  2,060,525           445,486             9,028
    With GMWB
    Unit Value                                    $       7.95      $       9.11                --
    Number of Units                                    333,355             4,991                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $       7.93      $       9.09                --
    Number of Units                                    588,490            82,598                --
    With any one of EBP or HAV and GMWB
    Unit Value                                    $       8.31                --                --
    Number of Units                                    219,942                --                --
    With HAV, EBP and GRO Plus
    Unit Price                                    $       7.89      $       9.07                --
    Number of Units                                     52,002            10,876                --
    With HAV, EBP and GMWB
    Unit Value                                    $       8.28                --                --
    Number of Units                                     14,108                --                --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                 YEAR ENDED DECEMBER 31,
                                          ----------------------------------
SUB-ACCOUNT                                    2004          2003      2002
-------------------------------           --------------   -------   -------
ProFund VP -- LARGE-CAP GROWTH
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $     10.37        --        --
    Number of Units                             72,725        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $     10.37        --        --
    Number of Units                             18,860        --        --
    With GMWB
    Unit Value                             $     10.37        --        --
    Number of Units                              2,860        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $     10.37        --        --
    Number of Units                              6,286        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                             $     10.37        --        --
    Number of Units                                554        --        --
    With HAV, EBP and GRO Plus
    Unit Price                             $     10.37        --        --
    Number of Units                                 84        --        --
    With HAV, EBP and GMWB
    Unit Value                                      --        --        --
    Number of Units                                 --        --        --

ProFund VP -- LARGE-CAP VALUE
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $     10.37        --        --
    Number of Units                            159,605        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $     10.36        --        --
    Number of Units                             36,170        --        --
    With GMWB
    Unit Value                             $     10.36        --        --
    Number of Units                              3,802        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $     10.36        --        --
    Number of Units                              1,123        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                             $     10.36        --        --
    Number of Units                                554        --        --
    With HAV, EBP and GRO Plus
    Unit Price                             $     10.36        --        --
    Number of Units                                 84        --        --
    With HAV, EBP and GMWB
    Unit Value                                      --        --        --
    Number of Units                                 --        --        --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                      Year Ended December 31,
-------------------------------------------------------------------
Sub-account                           2004         2003      2002
-------------------------------------------------------------------
ProFund VP -- Short Mid-Cap
    With No Optional Benefits
    Unit Price                    $      9.70       --        --
    Number of Units                    39,360       --        --
  With any one of GRO Plus,
  EBP or HAV
  Unit Price                               --       --        --
  Number of Units                          --       --        --
    With GMWB
    Unit Value                             --       --        --
    Number of Units                        --       --        --
  With any two of GRO Plus,
  EBP or HAV
  Unit Price                               --       --        --
  Number of Units                          --       --        --
    With any one of EBP or HAV
    and GMWB
    Unit Value                             --       --        --
    Number of Units                        --       --        --
  With HAV, EBP and GRO Plus
  Unit Price                               --       --        --
  Number of Units                          --       --        --
    With HAV, EBP and GMWB
    Unit Value                             --       --        --
    Number of Units                        --       --        --
-------------------------------------------------------------------
ProFund VP -- Short Small-Cap
    With No Optional Benefits
    Unit Price                    $      9.54       --        --
    Number of Units                   136,809       --        --
  With any one of GRO Plus,
  EBP or HAV
  Unit Price                               --       --        --
  Number of Units                          --       --        --
    With GMWB
    Unit Value                             --       --        --
    Number of Units                        --       --        --
  With any two of GRO Plus,
  EBP or HAV
  Unit Price                               --       --        --
  Number of Units                          --       --        --
    With any one of EBP or HAV
    and GMWB
    Unit Value                             --       --        --
    Number of Units                        --       --        --
  With HAV, EBP and GRO Plus
  Unit Price                               --       --        --
  Number of Units                          --       --        --
    With HAV, EBP and GMWB
    Unit Value                             --       --        --
    Number of Units                        --       --        --
-------------------------------------------------------------------

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                           YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------
SUB-ACCOUNT                                          2004             2003            2002
------------------------------------------      --------------   -------------   -------------
FIRST TRUST(R) 10 UNCOMMON VALUES (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                   $     10.03      $     9.16             6.8
    Number of Units                                   91,924          66,435          19,826
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $     14.39      $    13.17              --
    Number of Units                                       28             467              --
    With GMWB
    Unit Value                                            --              --              --
    Number of Units                                       --              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                            --              --              --
    Number of Units                                       --              --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                            --              --              --
    Number of Units                                       --              --              --
    With HAV, EBP and GRO Plus
    Unit Price                                            --              --              --
    Number of Units                                       --              --              --
    With HAV, EBP and GMWB
    Unit Value                                            --              --              --
    Number of Units                                       --              --              --

FIRST TRUST GLOBAL TARGET 15 (17)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                   $     11.85              --              --
    Number of Units                                  311,233              --              --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $     11.83              --              --
    Number of Units                                  303,452              --              --
    With GMWB
    Unit Value                                   $     11.82              --              --
    Number of Units                                  108,014              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                   $     11.81              --              --
    Number of Units                                   65,909              --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                   $     11.80              --              --
    Number of Units                                    6,777              --              --
    With HAV, EBP and GRO Plus
    Unit Price                                   $     11.79              --              --
    Number of Units                                    4,718              --              --
    With HAV, EBP and GMWB
    Unit Value                                   $     11.78              --              --
    Number of Units                                    3,816              --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                  YEAR ENDED DECEMBER 31,
                                            ---------------------------------
SUB-ACCOUNT                                     2004          2003      2002
-------------------------------             -------------   -------   -------
FIRST TRUST TARGET MANAGED VIP
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $       11.32      --         --
    Number of Units                             1,777,316      --         --
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $       11.30      --         --
    Number of Units                             1,562,079      --         --
    With GMWB
    Unit Value                              $       11.30      --         --
    Number of Units                             1,057,901      --         --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $       11.28      --         --
    Number of Units                               429,320      --         --
    With any one of EBP or HAV and GMWB
    Unit Value                              $       11.28      --         --
    Number of Units                                40,194      --         --
    With HAV, EBP and GRO Plus
    Unit Price                              $       11.27      --         --
    Number of Units                               217,324      --         --
    With HAV, EBP and GMWB
    Unit Value                              $       11.26      --         --
    Number of Units                                23,730      --         --

FIRST TRUST NASDAQ TARGET 15
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $       10.66      --         --
    Number of Units                                82,809      --         --
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $       10.64      --         --
    Number of Units                                 1,635      --         --
    With GMWB
    Unit Value                                         --      --         --
    Number of Units                                    --      --         --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                         --      --         --
    Number of Units                                    --      --         --
    With any one of EBP or HAV and GMWB
    Unit Value                                         --      --         --
    Number of Units                                    --      --         --
    With HAV, EBP and GRO Plus
    Unit Price                                         --      --         --
    Number of Units                                    --      --         --
    With HAV, EBP and GMWB
    Unit Value                                         --      --         --
    Number of Units                                    --      --         --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


                                                   YEAR ENDED DECEMBER 31,
                                              ----------------------------------
SUB-ACCOUNT                                        2004          2003      2002
------------------------------                --------------   -------   -------
FIRST TRUST S&P TARGET 24
    WITH NO OPTIONAL BENEFITS
    Unit Price                                $     10.75        --        --
    Number of Units                               173,851        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $     10.73        --        --
    Number of Units                               152,355        --        --
    With GMWB
    Unit Value                                $     10.72        --        --
    Number of Units                                38,677        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $     10.71        --        --
    Number of Units                                72,575        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                $     10.70        --        --
    Number of Units                                11,933        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                $     10.69        --        --
    Number of Units                                 3,409        --        --
    With HAV, EBP and GMWB
    Unit Value                                $     10.68        --        --
    Number of Units                                 2,359        --        --

FIRST TRUST THE DOW(SM) DART 10
    WITH NO OPTIONAL BENEFITS
    Unit Price                                $     10.48        --        --
    Number of Units                               155,695        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $     10.46        --        --
    Number of Units                               160,820        --        --
    With GMWB
    Unit Value                                $     10.46        --        --
    Number of Units                                78,082        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $     10.45        --        --
    Number of Units                                82,728        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                $     10.44        --        --
    Number of Units                                 3,913        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                $     10.43        --        --
    Number of Units                                10,531        --        --
    With HAV, EBP and GMWB
    Unit Value                                $     10.42        --        --
    Number of Units                                   105        --        --

APPENDIX A

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                YEAR ENDED DECEMBER 31,
                                           ---------------------------------
SUB-ACCOUNT                                     2004          2003     2002
----------------------------------------   --------------   -------   ------
FIRST TRUST VALUE LINE(R) TARGET 25
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $     12.59        --        --
    Number of Units                             389,792        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $     12.57        --        --
    Number of Units                               4,909        --        --
    With GMWB
    Unit Value                                       --        --        --
    Number of Units                                  --        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                       --        --        --
    Number of Units                                  --        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                       --        --        --
    Number of Units                                  --        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                       --        --        --
    Number of Units                                  --        --        --
    With HAV, EBP and GMWB
    Unit Value                                       --        --        --
    Number of Units                                  --        --        --

SP WILLIAM BLAIR INTERNATIONAL GROWTH
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $     10.53        --        --
    Number of Units                             269,671        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $     10.53        --        --
    Number of Units                             172,859        --        --
    With GMWB
    Unit Value                              $     10.53        --        --
    Number of Units                              73,031        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $     10.52        --        --
    Number of Units                              23,863        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                              $     10.52        --        --
    Number of Units                               6,604        --        --
    With HAV, EBP and GRO Plus
    Unit Price                              $     10.52        --        --
    Number of Units                               4,127        --        --
    With HAV, EBP and GMWB
    Unit Value                              $     10.52        --        --
    Number of Units                                 806        --        --

                                                                      APPENDIX A

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


1. Effective May 2, 2005 the name of the Wells Fargo Variable Trust International Equity Portfolio has changed to Wells Fargo Variable Trust Advantage International Core Portfolio.



2. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Small-Cap Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Small-Cap Growth Portfolio.



3. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Core Portfolio.



4. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Large Company Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Growth Portfolio.



5. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Value Portfolio has changed to Wells Fargo Variable Trust Advantage C&B Large-Cap Value Portfolio.



6. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity Income Portfolio.



7. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Asset Allocation Portfolio has changed to Wells Fargo Variable Trust Advantage Asset Allocation Portfolio.



8. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Total Return Bond Portfolio has changed to Wells Fargo Variable Trust Advantage Total Return Bond Portfolio.



9. Effective May 2, 2005 the name of the AST State Street Research Small-Cap Growth Portfolio has changed to AST Small-Cap Growth Portfolio.



10. Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.



11. Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.



12. Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value Portfolio has changed to AST AllianceBernstein Core Value Portfolio.



13. Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index 500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.



14. Effective May 2, 2005 the name of the AST Alliance Growth and Income Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.



15. Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.



16. Effective April 15, 2005 the name of the Evergreen VA--Special Equity Portfolio has changed to Evergreen VA Growth Portfolio.



17. Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                       This page intentionally left blank

                                                                      APPENDIX B

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits


EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION


The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

                    Account Value of variable
                investment options plus Interim                     Purchase Payments -
Growth =                                              minus
                   Value of Fixed Allocations                   proportional withdrawals
                      (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.


Growth      =   $ 75,000 - [$50,000 - $0]
            =   $ 25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

            =   $ 25,000 x 0.40
            =   $ 10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit
            =   $ 85,000


Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.


Growth      =   $ 45,000 - [$50,000 - $0]
            =   $ -5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth
            NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

            =   $ 50,000

APPENDIX B

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits   continued

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

EXAMPLE WITH MARKET INCREASE AND WITHDRAWALS

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.


Growth     =    $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
           =    $90,000 - [$50,000 - $10,000]
           =    $90,000 - $40,000
           =    $50,000
Benefit Payable under Enhanced Beneficiary Protection Optional Death
Benefit = 40% of Growth
           =    $50,000 x 0.40
           =    $20,000
Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary
Protection Optional Death Benefit
           =    $110,000


EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by American Skandia under certain circumstances.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

                                                                      APPENDIX B

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


Highest Anniversary Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                             =    $90,000 - $18,000
                             =    $72,000
Basic Death Benefit          =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                             =    max [$80,000, $40,000]
                             =    $80,000
The Death Benefit therefore is $80,000.


Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.


Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                             =    $80,000 + $15,000 - $6,786
                             =    $ 88,214
Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                             =    max [$75,000, $60,357]
                             =    $ 75,000
The Death Benefit therefore is $88,214.


EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary

APPENDIX B

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

Value or the basic Death Benefit.


Roll-Up Value                =    {($67,005 - $3,350) - [($67,005 - $3,350) x $1,650/($45,000 - $3,350)]} x 1.05
                             =    ($63,655 - $2,522) x 1.05
                             =    $64,190
Highest Anniversary Value    =    $70,000 - [$70,000 x $5,000/$45,000]
                             =    $70,000 - $7,778
                             =    $62,222
Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 x $5,000/$45,000)]
                             =    max [$43,000, $44,444]
                             =    $44,444

The Death Benefit therefore is $64,190.


EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.


Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) x $5,000/$70,000]
                             =    $81,445 + $15,000 - $6,889
                             =    $89,556
Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) x $5,000/$70,000]
                             =    $85,000 + $15,000 - $7,143
                             =    $92,857
Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) x
                                  $5,000/$70,000}]
                             =    max [$75,000, $60,357]
                             =    $75,000

The Death Benefit therefore is $92,857.



Examples of Highest Daily Value Death Benefit Calculation



The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000 (includes any Credits). Each example assumes that there is one Owner who is age 70 on the Issue Date.



Example with market increase and death before Death Benefit Target Date



Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume, as well, that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

APPENDIX B

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS


Example with withdrawals



Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume, as well, that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.



Highest Daily Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                       =    $90,000 - $18,000
                       =    $72,000
Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                       =    max [$80,000, $40,000]
                       =    $80,000
The Death Benefit therefore is $80,000.



Example with death after Death Benefit Target Date



Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.



Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                       =    $80,000 + $15,000 - $6,786
                       =    $ 88,214
Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $50,000/$70,000}]
                       =    max [$75,000, $60,357]
                       =    $ 75,000
The Death Benefit therefore is $88,214.

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

                                                                      APPENDIX C

                          AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix C -- Additional Information on Asset Allocation Programs


PROGRAM RULES



- You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5") or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.



HOW THE ASSET ALLOCATION PROGRAM WORKS



- Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.



- ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.



- REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.



- SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.



- OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.



TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:



- You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.



RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:



- You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program.

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


PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS WFVXT-SIX-PROS (05/2005).

                    --------------------------------------
                               (print your name)

                    --------------------------------------
                                   (address)

                    --------------------------------------
                             (city/state/zip code)

                                     NOTES

                                     NOTES

                                     NOTES

                                     NOTES

Variable Annuity Issued by:                            Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                           MARKETING, INCORPORATED
A Prudential Financial Company                           A Prudential Financial Company
One Corporate Drive                                                 One Corporate Drive
Shelton, Connecticut 06484                                   Shelton, Connecticut 06484
Telephone: 1-800-680-8920                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com     http://www.americanskandia.prudential.com


                              MAILING ADDRESSES:


                    AMERICAN SKANDIA -- VARIABLE ANNUITIES
                         Attention: STAGECOACH ANNUITY
                                 P.O. Box 7960
                            Philadelphia, PA 19176



                                 EXPRESS MAIL:
                    AMERICAN SKANDIA -- VARIABLE ANNUITIES
                         Attention: STAGECOACH ANNUITY
                               2101 Welsh Road
                               Dresher, PA 19025

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                  A Prudential Financial Company
                                 One Corporate Drive, Shelton, Connecticut 06484

AMERICAN SKANDIA ADVISOR PLAN(SM) III
Flexible Premium Deferred Annuity


PROSPECTUS: MAY 2, 2005



This Prospectus describes American Skandia Advisor Plan(SM) III, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation ("American Skandia", "we", "our" or "us"). The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. VARIOUS RIGHTS AND BENEFITS MAY DIFFER BETWEEN STATES TO MEET APPLICABLE LAWS AND/OR REGULATIONS. For more information about variations applicable to your state, please refer to your Annuity contract or consult your Investment Professional. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.



      American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your Investment Professional may also be different between each annuity.



The Variable Investment Options



The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, Gartmore Variable Investment Trust, Wells Fargo Variable Trust, A I M Advisors, Inc., Evergreen Variable Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series Fund, Inc.



Please Read This Prospectus



PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.



Available Information



We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 93.



This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.



For Further Information call:



- 1-800-752-6342



THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN THIS ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



AMERICAN SKANDIA ADVISOR PLAN(SM) IS A SERVICE MARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA.



Prospectus Dated: May 2, 2005     Statement of Additional Information Dated: May
                                                                         2, 2005
ASAP3PROS505                                                         ASIIIPROS



PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK
                            COVER OF THIS PROSPECTUS.

Contents
--------------------------------------------------------------------------------

Introduction .............................................................................   1
  Why Would I Choose to Purchase This Annuity? ...........................................   1
  What Are Some of the Key Features of This Annuity? .....................................   1
  How Do I Purchase This Annuity? ........................................................   2
Glossary of Terms ........................................................................   3
Summary of Contract Fees and Charges .....................................................   4
Expense Examples .........................................................................  12
Investment Options .......................................................................  13
  What are the Investment Objectives and Policies of the Portfolios? .....................  13
  What are the Fixed Allocations? ........................................................  27
Fees and Charges .........................................................................  28
  What are the Contract Fees and Charges? ................................................  28
  What Charges Apply Solely to the Variable Investment Options? ..........................  29
  What Fees and Expenses are Incurred by the Portfolios? .................................  30
  What Charges Apply to the Fixed Allocations? ...........................................  30
  What Charges Apply if I Choose an Annuity Payment Option? ..............................  30
  Exceptions/Reductions to Fees and Charges ..............................................  30
Purchasing Your Annuity ..................................................................  31
  What are Our Requirements for Purchasing the Annuity? ..................................  31
Managing Your Annuity ....................................................................  32
  May I Change the Owner, Annuitant and Beneficiary Designations? ........................  32
  May I Return the Annuity if I Change My Mind? ..........................................  32
  May I Make Additional Purchase Payments? ...............................................  32
  May I Make Scheduled Payments Directly from My Bank Account? ...........................  32
  May I Make Purchase Payments Through a Salary Reduction Program? .......................  33
Managing Your Account Value ..............................................................  34
  How and When are Purchase Payments Invested? ...........................................  34
  Are There Restrictions or Charges on Transfers Between Investment Options? .............  34
  Do You Offer Dollar Cost Averaging? ....................................................  36
  Do You Offer Any Automatic Rebalancing Programs? .......................................  36
  Are Any Asset Allocation Programs Available? ...........................................  36
  Do You Offer Programs Designed to Guarantee a "Return of Premium" at a Future Date? ....  37
  May I Give My Investment Professional Permission to Manage My Account Value? ...........  38
  May I Authorize My Third Party Investment Advisor to Manage My Account? ................  38
  How Do the Fixed Allocations Work? .....................................................  39
  How Do You Determine Rates for Fixed Allocations? ......................................  40
  How Does the Market Value Adjustment Work? .............................................  40
  What Happens When My Guarantee Period Matures? .........................................  41
Access To Account Value ..................................................................  42
  What Types of Distributions are Available to Me? .......................................  42
  Are There Tax Implications for Distributions? ..........................................  42
  Can I Withdraw a Portion of My Annuity? ................................................  42
  How Much Can I Withdraw as a Free Withdrawal? ..........................................  43
  Is There a Charge for a Partial Withdrawal? ............................................  43
  Can I Make Periodic Withdrawals from the Annuity During the Accumulation Period? .......  43
  Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal Revenue        44
  Code?
  What are Minimum Distributions and When Would I Need to Make Them? .....................  44
  Can I Surrender My Annuity for Its Value? ..............................................  44
  What is a Medically-Related Surrender and How Do I Qualify? ............................  44
  What Types of Annuity Options are Available? ...........................................  45
  How and When Do I Choose the Annuity Payment Option? ...................................  46

                                                                             (i)

Contents
--------------------------------------------------------------------------------


  How are Annuity Payments Calculated? ...............................................  46
Living Benefit Programs ..............................................................  48
  Do You Offer Programs Designed to Provide Investment Protection for Owners While
    They are Alive? ..................................................................  48
  Guaranteed Return Option PlusSM (GRO PlusSM) .......................................  49
  Guaranteed Return Option (GRO) .....................................................  54
  Guaranteed Minimum Withdrawal Benefit (GMWB) .......................................  57
  Guaranteed Minimum Income Benefit (GMIB) ...........................................  61
  Lifetime Five Income Benefit (Lifetime Five) .......................................  65
Death Benefit ........................................................................  71
  What Triggers the Payment of a Death Benefit? ......................................  71
  Basic Death Benefit ................................................................  71
  Optional Death Benefits ............................................................  71
  American Skandia's Annuity Rewards .................................................  75
  Payment of Death Benefits ..........................................................  75
Valuing Your Investment ..............................................................  78
  How is My Account Value Determined? ................................................  78
  What is the Surrender Value of My Annuity? .........................................  78
  How and When Do You Value the Sub-Accounts? ........................................  78
  How Do You Value Fixed Allocations? ................................................  78
  When Do You Process and Value Transactions? ........................................  78
  What Happens to My Units When There is a Change in Daily Asset-Based Charges? ......  79
Tax Considerations ...................................................................  81
General Information ..................................................................  88
  How Will I Receive Statements and Reports? .........................................  88
  Who is American Skandia? ...........................................................  88
  What are Separate Accounts? ........................................................  89
  What is the Legal Structure of the Underlying Funds? ...............................  90
  Who Distributes Annuities Offered by American Skandia? .............................  91
  Incorporation of Certain Documents by Reference ....................................  92
  Financial Statements ...............................................................  92
  How to Contact Us ..................................................................  92
  Indemnification ....................................................................  93
  Legal Proceedings ..................................................................  93
  Contents of the Statement of Additional Information ................................  93
Appendix A -- Condensed Financial Information About Separate Account B ...............  A-1
Appendix B -- Calculation of Previously Offered Optional Death Benefits ..............  B-1
Appendix C -- Plus40TM Optional Life Insurance Rider .................................  C-1
Appendix D -- Additional Information on Asset Allocation Programs ....................  D-1


(ii)

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Introduction


Why Would I Choose to Purchase This Annuity?



This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered Annuity (or 403(b)). It may also be used as an investment vehicle for "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.



When an Annuity is purchased as a "NON-QUALIFIED" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.



When an Annuity is purchased as a "QUALIFIED" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.



What Are Some of the Key Features of This Annuity?



- This Annuity is a "flexible premium deferred annuity." It is called "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.



- This Annuity offers both variable investment options and Fixed Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your Account Value before the Maturity Date.



- The Annuity features two distinct periods -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.



- During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.



- This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive.



- This Annuity offers a basic Death Benefit. It also offers optional Death Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.



- You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply. After Annuity Year 8, you are allowed to make unlimited withdrawals from your Annuity without any charges.



- Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


Introduction continued



How Do I Purchase This Annuity?



We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of $1,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $1,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 80 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 80 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Glossary of Terms


Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.


ACCOUNT VALUE


The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.


ANNUITIZATION


The application of Account Value (or Protected Income Value for the Guaranteed Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.


ANNUITY DATE


The date you choose for annuity payments to commence. A maximum Annuity Date may apply.


ANNUITY YEAR


A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.


CODE


The Internal Revenue Code of 1986, as amended from time to time.


FIXED ALLOCATION


An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.


GUARANTEE PERIOD


A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.


INTERIM VALUE


The value of a Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.


ISSUE DATE


The effective date of your Annuity.


MVA


A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day more than 30 days prior to the Maturity Date of such Fixed Allocation.


OWNER


With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.


SURRENDER VALUE


The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits. The surrender value may be calculated using a Market Value Adjustment with respect to amounts in any Fixed Allocation.


UNIT


A measure used to calculate your Account Value in a Sub-account during the accumulation period.


VALUATION DAY


Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges


Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, the Distribution Charge and the charge for certain optional benefits you elect, other than the Guaranteed Minimum Income Benefit, which is assessed against the Protected Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds. The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.



YOUR TRANSACTION FEES AND CHARGES
(ASSESSED AGAINST THE ANNUITY)



             FEE/CHARGE                                              AMOUNT DEDUCTED
------------------------------------   --------------------------------------------------------------------
Contingent Deferred Sales Charge*                                         7.5%
                                          The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

Transfer Fee                                               $10.00 (currently, $15.00 maximum)
                                        (Currently, we deduct the fee after the 20th transfer each Annuity
                                          Year. We guarantee that the number of charge free transfers per
                                                     Annuity Year will never be less than 8.)

Tax Charge                                  Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted generally at the time you annuitize your contract.


* The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the Issue Date of your Annuity as Year 1.

   Yr. 1      Yr. 2     Yr. 3     Yr. 4     Yr. 5     Yr. 6     Yr. 7     Yr. 8     Yr. 9+
  7.5%      7.0%      6.5%      6.0%      5.0%      4.0%      3.0%      2.0%      0.0%

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

YOUR PERIODIC FEES AND CHARGES


 ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY
                         FEE/CHARGE                                                AMOUNT DEDUCTED
---------------------------------------------------  ------------------------------------------------------------
Annual Maintenance Fee                                      Smaller of $35 or 2% of Account Value
                                                     (Only applicable if Account Value is less than $100,000)
                                                     (Assessed annually on the Annuity's anniversary date or upon surrender)

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNT(1)
(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

             FEE/CHARGE                                                      AMOUNT DEDUCTED
---------------------------------------------------  ------------------------------------------------------------------
Mortality & Expense Risk Charge(2)                                                  0.50%

Administration Charge(2)                                                            0.15%

Distribution Charge(3)                                                     0.60% in Annuity Years 1-8

Settlement Service Charge(4)                              1.40% per year of the value of each Sub-account if the Owner's beneficiary elects the Qualified Beneficiary
                                                                   Continuation Option5 ("Qualified BCO")

Total Annual Charges of the Sub-accounts              1.25% per year of the value of each Sub-account in Annuity Years
                                                     1-8; 0.65% in Annuity Years 9 and later
                                                     (1.40% per year if you are a beneficiary electing the Qualified BCO)


1: These charges are deducted daily and apply to Variable Investment Options only.


2: The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.


3: The Distribution Charge in Annuity Years 9+ is 0.00%.

4: The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge do not apply if you are a beneficiary under the Qualified Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

5: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this Prospectus that describes the Qualified Beneficiary Continuation Option for more detailed information about this option, including certain restrictions and limitations that may apply.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges continued


The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits. Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option Plus program (and where not available, Guaranteed Return Option), the Guaranteed Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit and the Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily Value Death Benefit together with the Enhanced Beneficiary Protection Death Benefit, or any of these three benefits individually, but the Combination 5% Roll-up and HAV Death Benefit may only be purchased individually. The fees and charges of each of the optional benefits are described in more detail within this Prospectus.


YOUR OPTIONAL BENEFIT FEES AND CHARGES


                                                                                         OPTIONAL
                                                                                      BENEFIT FEE/          TOTAL ANNUAL
                               OPTIONAL BENEFIT                                          CHARGE                CHARGE*
------------------------------------------------------------------------------ ------------------------- --------------------
GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM))/GUARANTEED RETURN OPTION

We offer a program that guarantees a "return of premium" at a future date,     0.25% of average daily    1.50% in Annuity
while allowing you to allocate all or a portion of your Account Value to       net assets of the Sub-    Years 1-8; 0.90%
certain Sub-accounts.                                                          accounts                  in Annuity Years
                                                                                                         9 and later; 1.65%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)                                                             for Qualified BCO

We offer a program that guarantees your ability to withdraw amounts over       0.35% of average daily    1.60% in Annuity
time equal to an initial principal value, regardless of the impact of market   net assets of the Sub-    Years 1-8; 1.00%
performance on your Account Value.                                             accounts                  in Annuity Years 9
                                                                                                         and later; 1.75%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**                                                               for Qualified BCO

We offer a program that, after a seven-year waiting period, guarantees your    0.50% per year of the     1.25% in Annuity
ability to begin receiving income from your Annuity in the form of annuity     average Protected         Years 1-8; 0.65% in
payments based on your total Purchase Payments and an annual increase of       Income Value during       Annuity Years 9 and later
5% on such Purchase Payments adjusted for withdrawals (called the              each year; deducted              PLUS
"Protected Income Value"), regardless of the impact of market performance      annually in arrears each  0.50% per year of aver
on your Account Value.                                                         Annuity Year              Protected Income Value

LIFETIME FIVE INCOME BENEFIT**

We offer a program that guarantees your ability to withdraw amounts equal      0.60% of average daily    1.85% in Annuity Years 1-8;
to a percentage of an initial principal value, regardless of the impact of     net assets of the Sub-    1.25% in Annuity Years 9
market performance on your Account Value, subject to our program rules         accounts                  and later
regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**

We offer an Optional Death Benefit that provides an enhanced level of          0.25% of average daily    1.50% in Annuity
protection for your beneficiary(ies) by providing amounts in addition to the   net assets of the Sub-    Years 1-8; 0.90% in
basic Death Benefit that can be used to offset federal and state taxes         accounts                  Annuity Years 9 and later
payable on any taxable gains in your Annuity at the time of your death.

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                                          OPTIONAL
                                                                                       BENEFIT FEE/
                                     OPTIONAL BENEFIT                                     CHARGE
---------------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**

We offer an Optional Death Benefit that provides an enhanced level of           0.25% of average daily   1.50% in Annuity
protection for your beneficiary(ies) by providing a death benefit equal to the  net assets of the Sub-   Years 1-8; 0.90% in
greater of the basic Death Benefit and the Highest Anniversary Value, less      accounts                 Annuity Years 9 and later
proportional withdrawals.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT**

We offer an Optional Death Benefit that provides an enhanced level of           0.50% of average daily   1.75% in Annuity
protection for your beneficiary(ies) by providing the greater of the Highest    net assets of the Sub-   Years 1-8; 1.15% in
Anniversary Value Death Benefit and a 5% annual increase on Purchase            accounts                 Annuity Years 9 and later
Payments adjusted for withdrawals.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**

We offer an Optional Death Benefit that provides an enhanced level of           0.50% of average daily   1.75% in Annuity Years 1-8;
protection for your beneficiary(ies) by providing a death benefit equal to the  net assets of the Sub-   1.15% in Annuity Years 9
greater of the basic Death Benefit and the Highest Daily Value, less            accounts                 and later
proportional withdrawals.


Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

* The Total Annual Charge includes the Insurance Charge and Distribution Charge assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.


The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.


                    TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES


                                       MINIMUM        MAXIMUM
                                       -------        -------
Total Portfolio Operating Expense       0.63%          3.06%



The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges continued

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)


                                                                                             TOTAL
                                                                                            ANNUAL
                                                                                           PORTFOLIO
                                                     MANAGEMENT       OTHER      12b-1     OPERATING
               UNDERLYING PORTFOLIO                     FEES        EXPENSES(1)  FEES       EXPENSES
American Skandia Trust:(2), (3_
   AST JPMorgan International Equity                     1.00%        0.13%      None         1.13%
   AST William Blair International Growth                1.00%        0.22%      None         1.22%
   AST LSV International Value(4)                        1.00%        0.37%      None         1.37%
   AST MFS Global Equity                                 1.00%        0.35%      None         1.35%
   AST Small-Cap Growth(5)                               0.90%        0.24%      None         1.14%
   AST DeAM Small-Cap Growth                             0.95%        0.22%      None         1.17%
   AST Federated Aggressive Growth                       0.95%        0.24%      None         1.19%
   AST Small-Cap Value(6)                                0.90%        0.18%      None         1.08%
   AST DeAM Small-Cap Value                              0.95%        0.33%      None         1.28%
   AST Goldman Sachs Mid-Cap Growth                      1.00%        0.25%      None         1.25%
   AST Neuberger Berman Mid-Cap Growth                   0.90%        0.22%      None         1.12%
   AST Neuberger Berman Mid-Cap Value                    0.90%        0.15%      None         1.05%
   AST Alger All-Cap Growth                              0.95%        0.22%      None         1.17%
   AST Gabelli All-Cap Value                             0.95%        0.26%      None         1.21%
   AST T. Rowe Price Natural Resources                   0.90%        0.26%      None         1.16%
   AST AllianceBernstein Large-Cap Growth(7)             0.90%        0.23%      None         1.13%
   AST MFS Growth                                        0.90%        0.20%      None         1.10%
   AST Marsico Capital Growth                            0.90%        0.14%      None         1.04%
   AST Goldman Sachs Concentrated Growth                 0.90%        0.17%      None         1.07%
   AST DeAM Large-Cap Value                              0.85%        0.26%      None         1.11%
   AST AllianceBernstein Growth + Value                  0.90%        0.32%      None         1.22%
   AST AllianceBernstein Core Value(8)                   0.75%        0.24%      None         0.99%
   AST Cohen & Steers Realty                             1.00%        0.22%      None         1.22%
   AST AllianceBernstein Managed Index 500(9)            0.60%        0.17%      None         0.77%
   AST American Century Income & Growth                  0.75%        0.24%      None         0.99%
   AST AllianceBernstein Growth & Income(10)             0.75%        0.15%      None         0.90%
   AST Hotchkis & Wiley Large-Cap Value                  0.75%        0.19%      None         0.94%
   AST Global Allocation(11)                             0.89%        0.26%      None         1.15%
   AST American Century Strategic Balanced               0.85%        0.27%      None         1.12%
   AST T. Rowe Price Asset Allocation                    0.85%        0.27%      None         1.12%
   AST T. Rowe Price Global Bond                         0.80%        0.27%      None         1.07%
   AST Goldman Sachs High Yield                          0.75%        0.18%      None         0.93%
   AST Lord Abbett Bond-Debenture                        0.80%        0.22%      None         1.02%
   AST PIMCO Total Return Bond                           0.65%        0.16%      None         0.81%
   AST PIMCO Limited Maturity Bond                       0.65%        0.17%      None         0.82%
   AST Money Market                                      0.50%        0.13%      None         0.63%
Gartmore Variable Investment Trust:
-------------------------------------------------------------------------------------------------------
   GVIT Developing Markets                               1.15%        0.38%      0.25%        1.78%
Wells Fargo Variable Trust Advantage:(12)
-------------------------------------------------------------------------------------------------------
   Advantage Equity Income                               0.55%        0.23%      0.25%       1.037%

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                                                       TOTAL
                                                                                                      ANNUAL
                                                                                                     PORTFOLIO
                                                                MANAGEMENT      OTHER        12b-1   OPERATING
                     UNDERLYING PORTFOLIO                          FEES      EXPENSES(1)      FEES    EXPENSES
AIM Variable Insurance Funds:(13)
        AIM V.I. Dynamics Fund -- Series I shares                   0.75%        0.39%        None    1.14%
        AIM V.I. Technology Fund -- Series I shares                 0.75%        0.40%        None    1.15%
        AIM V.I. Health Sciences Fund -- Series I shares(14)        0.75%        0.36%        None    1.11%
        AIM V.I. Financial Services Fund -- Series I shares         0.75%        0.37%        None    1.12%

Evergreen Variable Annuity Trust:
        International Equity                                        0.42%        0.30%        None    0.72%
        Growth                                                      0.70%        0.26%        None    0.96%
        Omega                                                       0.52%        0.16%        None    0.68%

ProFund VP:(15)
        Access High Yield                                           0.75%        1.02%        0.25%   1.98%
        Bull                                                        0.75%        0.78%        0.25%   1.78%
        OTC                                                         0.75%        0.87%        0.25%   1.87%
        Large-Cap Value                                             0.75%        1.04%        0.25%   2.04%
        Large-Cap Growth                                            0.75%        2.06%        0.25%   3.06%
        Mid-Cap Value                                               0.75%        0.92%        0.25%   1.92%
        Mid-Cap Growth                                              0.75%        0.94%        0.25%   1.94%
        Small-Cap Value                                             0.75%        0.95%        0.25%   1.95%
        Small-Cap Growth                                            0.75%        0.90%        0.25%   1.90%
        Asia 30                                                     0.75%        0.86%        0.25%   1.86%
        Europe 30                                                   0.75%        0.78%        0.25%   1.78%
        Japan                                                       0.75%        0.85%        0.25%   1.85%
        UltraBull                                                   0.75%        0.89%        0.25%   1.89%
        UltraMid-Cap                                                0.75%        0.94%        0.25%   1.94%
        UltraSmall-Cap                                              0.75%        0.94%        0.25%   1.94%
        UltraOTC                                                    0.75%        0.88%        0.25%   1.88%
        Bear                                                        0.75%        0.90%        0.25%   1.90%
        Short Mid-Cap                                               0.75%        0.90%        0.25%   1.90%
        Short Small-Cap                                             0.75%        1.28%        0.25%   2.28%
        Short OTC                                                   0.75%        0.86%        0.25%   1.86%
        Banks                                                       0.75%        0.98%        0.25%   1.98%
        Basic Materials                                             0.75%        0.96%        0.25%   1.96%
        Biotechnology                                               0.75%        0.98%        0.25%   1.98%
        Consumer Goods                                              0.75%        0.99%        0.25%   1.99%
        Consumer Services                                           0.75%        1.20%        0.25%   2.20%
        Financials                                                  0.75%        0.92%        0.25%   1.92%
        Health Care                                                 0.75%        0.91%        0.25%   1.91%
        Industrials                                                 0.75%        0.99%        0.25%   1.99%
        Internet                                                    0.75%        0.94%        0.25%   1.94%
        Oil & Gas                                                   0.75%        0.92%        0.25%   1.92%
        Pharmaceuticals                                             0.75%        0.97%        0.25%   1.97%
        Precious Metals                                             0.75%        0.87%        0.25%   1.87%
        Real Estate                                                 0.75%        0.93%        0.25%   1.93%
        Semiconductor                                               0.75%        0.99%        0.25%   1.99%

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges continued


                                                                                TOTAL
                                                                               ANNUAL
                                                                              PORTFOLIO
                                        MANAGEMENT      OTHER         12b-1   OPERATING
         UNDERLYING PORTFOLIO              FEES      EXPENSES(1)      FEES    EXPENSES
ProFund VP:15 continued
   Technology                               0.75%        0.87%        0.25%   1.87%
   Telecommunications                       0.75%        0.95%        0.25%   1.95%
   Utilities                                0.75%        0.95%        0.25%   1.95%
   U.S. Government Plus                     0.50%        0.86%        0.25%   1.61%
   Rising Rates Opportunity                 0.75%        0.75%        0.25%   1.75%

First Defined Portfolio Fund, LLC:(16), (17)
   First Trust(R) 10 Uncommon Values        0.60%        0.76%        0.25%   1.61%
   Target Managed VIP                       0.60%        1.25%        0.25%   2.10%
   The Dow(SM) DART 10                      0.60%        1.53%        0.25%   2.38%
   Global Dividend Target 15                0.60%        1.85%        0.25%   2.70%
   S&P(R) Target 24                         0.60%        1.58%        0.25%   2.43%
   NASDAQ(R) Target 15                      0.60%        1.75%        0.25%   2.60%
   Value Line(R) Target 25                  0.60%        1.48%        0.25%   2.33%
   The Dow Target Dividend(18)              0.60%        0.62%        0.25%   1.47%

The Prudential Series Fund, Inc.:
   SP William Blair International Growth    0.85%        0.45%        0.25%   1.55%



1:    As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this prospectus.



2:    The Portfolios' total actual annual operating expenses for the year ended
December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:



                                                             TOTAL ACTUAL ANNUAL
                                                         PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                           AFTER EXPENSE REIMBURSEMENT
AST William Blair International Growth                          1.11%
AST LSV International Value                                     1.22%
AST DeAM Small-Cap Growth                                       1.02%
AST DeAM Small-Cap Value                                        1.13%
AST Goldman Sachs Mid-Cap Growth                                1.13%
AST Neuberger Berman Mid-Cap Growth                             1.11%
AST Neuberger Berman Mid-Cap Value                              1.04%
AST AllianceBernstein Large-Cap Growth                          1.10%
AST MFS Growth                                                  1.07%
AST Marsico Capital Growth                                      1.02%
AST Goldman Sachs Concentrated Growth                           1.00%
AST DeAM Large-Cap Value                                        0.99%
AST Cohen & Steers Realty                                       1.11%
AST AllianceBernstein Growth & Income                           0.87%
AST Hotchkis & Wiley Large-Cap Value                            0.90%
AST American Century Strategic Balanced                         1.09%
AST T. Rowe Price Asset Allocation                              1.07%
AST Lord Abbett Bond-Debenture Portfolio                        0.97%
AST PIMCO Total Return Bond                                     0.78%
AST PIMCO Limited Maturity Bond                                 0.79%
AST Money Market                                                0.58%



3:    Until November 18, 2004, the Trust had a Distribution Plan under Rule
12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the Portfolios, and to use these commissions to promote the sale of shares of the Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS



4:    Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM International Equity Portfolio."



5:    Effective May 1, 2005, Eagle Asset Management and Neuberger Berman
Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005, State Street Research and Management Company served as Sub-advisor of the Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."



6:    Effective November 18, 2004, Integrity Asset Management, Lee Munder
Capital Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."



7:    Effective May 1, 2005, the name of the Portfolio was changed from "AST
Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth
Portfolio."



8:    Effective May 1, 2005, the name of the Portfolio was changed from "AST
Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value Portfolio."



9:    Effective May 1, 2005, the name of the Portfolio was changed from "AST
Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed Index 500 Portfolio."



10:   Effective May 1, 2005, the name of the Portfolio was changed from "AST
Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income Portfolio."



11:   The AST Global Allocation Portfolio invests primarily in shares of other
AST Portfolios (the "Underlying Portfolios").



      a: The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC. The management fee shown in the chart for the Portfolio is (i) that 0.10% management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.



      b: The expense information shown in the chart for the Portfolio reflects
      (i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.



      c: Effective May 1, 2005, Prudential Investment LLC provides day-to-day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global Allocation Portfolio."



12:   a: The Adviser of Wells Fargo Variable Trust has committed through April
30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.



                                            TOTAL ACTUAL ANNUAL
                                        PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                          AFTER EXPENSE REIMBURSEMENT
Advantage Equity Income                         1.00%



      b: In addition, the following name changes were made effective May 1, 2005:



OLD PORTFOLIO NAME              NEW PORTFOLIO NAME
Equity Income                Advantage Equity Income



13:   The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.



14:   Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed "AIM V.I. Global Health Care Fund."



15:   ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.



16: The Funds' Board of Trustees reserve the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio, the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line Target 25 Portfolio.



17:   For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values Portfolio and 1.47% for each of the other Portfolios' average daily net assets. First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31, 2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.



                                                          TOTAL ACTUAL ANNUAL
                                                      PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                        AFTER EXPENSE REIMBURSEMENT
First Trust(R) 10 Uncommon Values                             1.37%
Target Managed VIP                                            1.47%
S&P Target 24                                                 1.47%
The Dow(SM) DART 10                                           1.47%
Value Line(R) Target 25                                       1.47%
Global Dividend Target 15                                     1.47%
Nasdaq Target 15                                              1.47%
Dow Target Dividend                                           1.47%



18:   The Dow(SM) Target Dividend Portfolio is newly organized. Accordingly,
Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Expense Examples


These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges (when applicable), Annual Maintenance Fee, Insurance Charge, Distribution Charge (when applicable), and the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another. Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.



The examples shown assume that: (a) you only allocate Account Value to the Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance Charge is assessed as 0.65% per year; (c) the Distribution Charge is assessed as 0.60% per year in Annuity Years 1-8; (d) the Annual Maintenance Fee is reflected as an asset-based charge based on an assumed average contract size; (e) you make no withdrawals of Account Value during the period shown; (f) you make no transfers or other transactions for which we charge a fee during the period shown; (g) no tax charge applies; (h) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; and (i) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit and 0.25% of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit. Amounts shown in the examples are rounded to the nearest dollar.



THE EXAMPLES ARE ILLUSTRATIVE ONLY -- THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS -- ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN IF YOU ELECT A DIFFERENT COMBINATION OF OPTIONAL BENEFITS THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.



Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated time period; and 3.) if you do not surrender your Annuity. A table of accumulation values appears in Appendix A to this prospectus.



    IF YOU SURRENDER YOUR ANNUITY AT THE        IF YOU ANNUITIZE YOUR ANNUITY AT THE                 IF YOU DO NOT SURRENDER
     END OF THE APPLICABLE TIME PERIOD:          END OF THE APPLICABLE TIME PERIOD:                       YOUR ANNUITY:
----------------------------------------        -------------------------------------        -------------------------------------
1 YR      3 YRS     5 YRS     10 YRS            1 YR    3 YRS     5 YRS     10 YRS           1 YR    3 YRS     5 YRS     10 YRS
$1,405    $2,724    $3,930    $6,475            $730    $2,139    $3,480    $6,475           $730    $2,139    $3,480    $6,475

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Investment Options

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIO?


Each variable investment option is a Sub-account of American Skandia Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.



      The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of American Skandia Trust. The investment managers for AST are American Skandia Investment Services, Incorporated, a Prudential Financial Company, and Prudential Investments LLC, affiliated companies of American Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.



      The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.




            Effective May 1, 2004, the SP William Blair International Growth Portfolio (formerly the SP Jennison International Growth Portfolio) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP William Blair International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-account.


            This Sub-account may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close this Sub-account to all Owners that owned the Annuity prior to the close date.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Investment Options continued





                                                                                                              PORTFOLIO
     STYLE/                                                                                                    ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                 SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL    AST JPMORGAN INTERNATIONAL EQUITY: seeks long-term capital growth by                     J.P. Morgan
EQUITY           investing in a diversified portfolio of international equity securities. The Portfolio   Fleming Asset
                 seeks to meet its objective by investing, under normal market conditions, at least       Management
                 80% of its assets in a diversified portfolio of equity securities of companies located or operating in developed non-U.S. countries and emerging markets of the world.

INTERNATIONAL    AST WILLIAM BLAIR INTERNATIONAL GROWTH: seeks long-term capital                          William Blair &
EQUITY           appreciation. The Portfolio invests primarily in stocks of large and medium-sized        Company, L.L.C.
                 companies located in countries included in the Morgan Stanley Capital
                 International All Country World Ex-U.S. Index.

INTERNATIONAL    AST LSV INTERNATIONAL VALUE (formerly AST DeAM International Equity) seeks               Deutsche Asset
EQUITY           capital growth. The Portfolio pursues its objective by primarily investing at least      Management, Inc.
                 80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the MSCI EAFE Index.

INTERNATIONAL    AST MFS GLOBAL EQUITY: seeks capital growth. Under normal circumstances the              Massachusetts
EQUITY           Portfolio invests at least 80% of its assets in equity securities of U.S. and            Financial Services
                 foreign issuers (including issuers in developing countries). The Portfolio generally     Company
                 seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.

SMALL CAP        AST SMALL-CAP GROWTH (formerly AST State Street Research Small-Cap                       Eagle Asset
GROWTH           Growth): seeks long-term capital growth. The Portfolio pursues its objective by          Management,
                 primarily investing in the common stocks of small-capitalization companies.              Neuberger Berman
                                                                                                          Management, Inc.

SMALL CAP        AST DeAM Small-Cap Growth: seeks maximum growth of investors' capital                    Deutsche Asset
GROWTH           from a portfolio of growth stocks of smaller companies. The Portfolio pursues its        Management, Inc.
                 objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the
                 Russell 2000 Growth(R) Index.

SMALL CAP        AST FEDERATED AGGRESSIVE GROWTH: seeks capital growth. The Portfolio                     Federated Equity
GROWTH           pursues its investment objective by investing primarily in the stocks of small           Management
                 companies that are traded on national security exchanges, the NASDAQ stock               Company of
                 exchange and the over-the-counter-market.                                                Pennsylvania/
                                                                                                          Federated Global
                                                                                                          Investment
                                                                                                          Management Corp.

SMALL CAP        AST SMALL-CAP VALUE (formerly AST Gabelli Small-Cap Value): seeks to provide             Integrity Asset
VALUE            long-term capital growth by investing primarily in small-capitalization stocks that      Management, Lee
                 appear to be undervalued. The Portfolio will have a non-fundamental policy to            Munder Capital
                 invest, under normal circumstances, at least 80% of the value of its assets in           Group, J.P. Morgan
                 small capitalization companies.                                                          Fleming Asset
                                                                                                          Management

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                                                               PORTFOLIO
     STYLE/                                                                                                    ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
 SMALL CAP         AST DEAM SMALL-CAP VALUE: seeks maximum growth of investors' capital.                  Deutsche Asset
 VALUE             The Portfolio pursues its objective, under normal market conditions, by primarily      Management, Inc.
                   investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000[RegTM] Value Index.

 MID CAP           AST GOLDMAN SACHS MID-CAP GROWTH: seeks long-term capital growth. The                  Goldman Sachs
 GROWTH            Portfolio pursues its investment objective, by investing primarily in equity           Asset Management,
                   securities selected for their growth potential, and normally invests at least 80%      L.P.
                   of the value of its assets in medium capitalization companies.

 MID-CAP           AST NEUBERGER BERMAN MID-CAP GROWTH: seeks capital growth. Under                       Neuberger Berman
 GROWTH            normal market conditions, the Portfolio primarily invests at least 80% of its net      Management Inc.
                   assets in the common stocks of mid-cap companies. The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.

 MID CAP VALUE     AST NEUBERGER BERMAN MID-CAP VALUE: seeks capital growth. Under normal                 Neuberger Berman
                   market conditions, the Portfolio primarily invests at least 80% of its net assets      Management Inc.
                   in the common stocks of mid-cap companies. Under the Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.

 SPECIALTY         AST ALGER ALL-CAP GROWTH: seeks long-term capital growth. The Portfolio                Fred Alger
                   invests primarily in equity securities, such as common or preferred stocks that        Management, Inc.
                   are listed on U.S. exchanges or in the over-the-counter market. The Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

 SPECIALTY         AST GABELLI ALL-CAP VALUE: seeks capital growth. The Portfolio pursues its             GAMCO Investors,
                   objective by investing primarily in readily marketable equity securities including     Inc.
                   common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

 SPECIALTY         AST T. ROWE PRICE NATURAL RESOURCES: seeks long-term capital growth                    T. Rowe Price
                   primarily through the common stocks of companies that own or develop natural           Associates, Inc.
                   resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.

 LARGE CAP         AST ALLIANCEBERNSTEIN LARGE-CAP GROWTH (FORMERLY, AST ALLIANCE GROWTH):                Alliance Capital
 GROWTH            seeks long-term capital growth. The Portfolio invests at least 80% of its              Management, L.P.
                   total assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Investment Options continued


                                                                                                               PORTFOLIO
     STYLE/                                                                                                     ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST MFS GROWTH: seeks long-term capital growth and future income. Under                 Massachusetts
GROWTH           normal market conditions, the Portfolio invests at least 80% of its total assets in     Financial Services
                 common stocks and related securities, such as preferred stocks, convertible             Company
                 securities and depositary receipts, of companies that the Sub-advisor believes offer better than average prospects for long-term growth.

LARGE CAP        AST MARSICO CAPITAL GROWTH: seeks capital growth. Income realization is                 Marsico Capital
GROWTH           not an investment objective and any income realized on the Portfolio's                  Management, LLC
                 investments, therefore, will be incidental to the Portfolio's objective. The
                 Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.

LARGE CAP        AST GOLDMAN SACHS CONCENTRATED GROWTH: seeks growth of capital in a                     Goldman Sachs
GROWTH           manner consistent with the preservation of capital. Realization of income is not        Asset Management,
                 a significant investment consideration and any income realized on the Portfolio's       L.P.
                 investments, therefore, will be incidental to the Portfolio's objective. The
                 Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.

LARGE CAP        AST DeAM LARGE-CAP VALUE: seeks maximum growth of capital by investing                  Deutsche Asset
VALUE            primarily in the value stocks of larger companies. The Portfolio pursues its            Management, Inc.
                 objective, under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the Russell 1000(R) Value Index.

LARGE CAP        AST ALLIANCEBERNSTEIN GROWTH + VALUE: seeks capital growth by investing                 Alliance Capital
BLEND            approximately 50% of its assets in growth stocks of large companies and                 Management, L.P.
                 approximately 50% of its assets in value stocks of large companies. The
                 Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000(R) Index.

LARGE CAP        AST ALLIANCEBERNSTEIN CORE VALUE (formerly AST Sanford Bernstein Core                   Alliance Capital
Growth Value     Value): seeks long-term capital growth by investing primarily in common                 Management, L.P.
                 stocks. The Sub-advisor expects that the majority of the Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.

SPECIALTY        AST COHEN & STEERS REALTY: seeks to maximize total return through                       Cohen & Steers
                 investment in real estate securities. The Portfolio pursues its investment              Capital
                 objective by investing, under normal circumstances, at least 80% of its net             Management, Inc.
                 assets in securities of real estate issuers.

LARGE CAP        AST ALLIANCEBERNSTEIN MANAGED INDEX 500 (formerly, AST Sanford Bernstein                Alliance Capital
BLEND            Managed Index 500): seeks to outperform the S&P 500 through stock selection             Management, L.P.
                 resulting in different weightings of common stocks relative to the index. The
                 Portfolio will invest, under normal circumstances, at least 80% of its net assets in securities included in the Standard & Poor's 500 Composite Stock Price Index.

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                                                                  PORTFOLIO
     STYLE/                                                                                                       ADVISOR/
      TYPE                                     INVESTMENT OBJECTIVES/POLICIES                                    SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST AMERICAN CENTURY INCOME & GROWTH: seeks capital growth with current                   American Century
Value            income as a secondary objective. The Portfolio invests primarily in common                Investment
                 stocks that offer potential for capital growth, and may, consistent with its              Management, Inc.
                 investment objective, invest in stocks that offer potential for current income.

LARGE CAP        AST ALLIANCEBERNSTEIN GROWTH & INCOME: seeks long-term growth of capital                  Alliance Capital
VALUE            and income while attempting to avoid excessive fluctuations in market value. The          Management, L.P.
                 Portfolio normally will invest in common stocks (and securities convertible into common stocks).

LARGE CAP        AST HOTCHKIS & WILEY LARGE-CAP VALUE: seeks current income and long-term                  Hotchkis and Wiley
VALUE            growth of income, as well as capital appreciation. The Portfolio invests, under           Capital
                 normal circumstances, at least 80% of its net assets plus borrowings for                  Management, LLC
                 investment purposes in common stocks, of large cap U.S. companies, that have a high cash dividend or payout yield relative to the market.

ASSET            AST GLOBAL ALLOCATION (formerly AST DeAM Global Allocation): seeks to obtain              Prudential
ALLOCATION/      the highest potential total return consistent with a specified level of risk              Investments LLC
BALANCED         tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying Portfolios"). The Portfolio intends its strategy of investing in combinations of Underlying Portfolios to result in investment diversification that an investor could otherwise achieve only by holding numerous investments.

ASSET            AST AMERICAN CENTURY STRATEGIC BALANCED: seeks capital growth and                         American Century
ALLOCATION/      current income. The Sub-advisor intends to maintain approximately 60% of the              Investment
BALANCED         Portfolio's assets in equity securities and the remainder in bonds and other fixed        Management, Inc.
                 income securities.

ASSET            AST T. ROWE PRICE ASSET ALLOCATION: seeks a high level of total return by                 T. Rowe Price
ALLOCATION/      investing primarily in a diversified portfolio of fixed income and equity securities.     Associates, Inc.
BALANCED         The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.

FIXED INCOME     AST T. ROWE PRICE GLOBAL BOND: seeks to provide high current income and                   T. Rowe Price
                 capital growth by investing in high quality foreign and U.S. dollar-denominated           International, Inc.
                 bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S. and foreign issuers.

FIXED INCOME     AST GOLDMAN SACHS HIGH YIELD: seeks a high level of current income and                    Goldman Sachs
                 may also consider the potential for capital appreciation. The Portfolio invests,          Asset Management,
                 under normal circumstances, at least 80% of its net assets plus any borrowings            L.P.
                 for investment purposes (measured at time of purchase) ("Net Assets") in high-
                 yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Investment Options continued


                                                                                                                 PORTFOLIO
     STYLE/                                                                                                       ADVISOR/
      TYPE                                     INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
FIXED INCOME      AST LORD ABBETT BOND-DEBENTURE: seeks high current income and the                       Lord, Abbett & Co.
                  opportunity for capital appreciation to produce a high total return. To pursue its      LLC
                  objective, the Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.

FIXED INCOME      AST PIMCO TOTAL RETURN BOND: seeks to maximize total return consistent with             Pacific Investment
                  preservation of capital and prudent investment management. The Portfolio will           Management
                  invest in a diversified portfolio of fixed-income securities of varying maturities.     Company LLC
                  The average portfolio duration of the Portfolio generally will vary within a three-     (PIMCO)
                  to six-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME      AST PIMCO LIMITED MATURITY BOND: seeks to maximize total return consistent              Pacific Investment
                  with preservation of capital and prudent investment management. The Portfolio           Management
                  will invest in a diversified portfolio of fixed-income securities of varying            Company LLC
                  maturities. The average portfolio duration of the Portfolio generally will vary         (PIMCO)
                  within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME      AST MONEY MARKET: seeks high current income while maintaining high levels               Wells Capital
                  of liquidity. The Portfolio attempts to accomplish its objective by maintaining a       Management, Inc.
                  dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.

INTERNATIONAL     GVIT DEVELOPING MARKETS: seeks long-term capital appreciation, under normal             Gartmore Global
EQUITY            conditions by investing at least 80% of its total assets in stocks of companies of      Asset Management
                  any size based in the world's developing economies. Under normal market                 Trust/Gartmore
                  conditions, investments are maintained in at least six countries at all times and       Global Partners
                  no more than 35% of total assets in any single one of them.

LARGE CAP         ADVANTAGE EQUITY INCOME FUND (formerly Equity Income): Seeks long-term                  Wells Fargo Funds
VALUE             capital appreciation and above-average dividend income. The Portfolio invests in        Management, LLC
                  the common stocks of large U.S. companies with strong return potential and above-average dividend income. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.

MID-CAP           AIM VARIABLE INSURANCE FUNDS -- AIM V.I. DYNAMICS FUND -- SERIES I                      A I M Advisors,
GROWTH            shares (formerly, an INVESCO fund): seeks long-term capital growth. The                 Inc.
                  Portfolio pursues its objective by normally investing at least 65% of its assets in common stocks of mid-sized companies that are included in the Russell Midcap
                  Growth(R) Index at the time of purchase.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. TECHNOLOGY FUND -- SERIES I                    A I M Advisors,
                  shares (formerly, an INVESCO fund): seeks capital growth. The Portfolio normally        Inc.
                  invests at least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.


18

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                                                                 PORTFOLIO
     STYLE/                                                                                                       ADVISOR/
      TYPE                                      INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. HEALTH SCIENCES FUND --                          A I M Advisors,
                  SERIES I SHARES (formerly, an INVESCO fund) (Effective July 1, 2005, AIM V.I.             Inc.
                  Health Sciences Fund will be renamed AIM V.I. Global Health Care Fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. FINANCIAL SERVICES FUND --                       A I M Advisors,
                  SERIES I shares (formerly, an INVESCO fund): seeks capital growth. The Portfolio          Inc.
                  normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector.
                  These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.

INTERNATIONAL     EVERGREEN VA INTERNATIONAL EQUITY (formerly Evergreen VA International                    Evergreen
EQUITY            Growth): seeks long-term capital growth and secondarily, modest income. The               Investment
                  Portfolio normally invests 80% of its assets in equity securities issued by               Management
                  established, quality, non-U.S. companies located in countries with developed              Company, LLC
                  markets and may purchase across all market capitalizations. The Portfolio normally invests at least 65% of its assets in securities of companies in at least three different countries (other than the U.S.).

SMALL CAP         EVERGREEN VA GROWTH (formerly Evergreen VA Special Equity): seeks long-term               Evergreen
GROWTH            capital growth. The Portfolio invests at least 75% of its assets in common stocks         Investment
                  of small- and medium-sized companies (i.e., companies whose market                        Management
                  capitalizations fall within the range of the Russell 2000(R) Growth Index, at the         Company, LLC
                  time of purchase).

SPECIALTY         EVERGREEN VA OMEGA: seeks long-term capital growth. The Portfolio invests                 Evergreen
                  primarily, and under normal conditions, substantially all of its assets in common         Investment
                  stocks and securities convertible into common stocks of U.S. companies across             Management
                  all market capitalizations.                                                               Company, LLC

INTERNATIONAL     PROFUND VP EUROPE 30: seeks daily investment results, before fees and                     ProFund Advisors
EQUITY            expenses, that correspond to the daily performance of the ProFunds Europe 30              LLC
                  Index. The ProFunds Europe 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the NASDAQ as depositary receipts or ordinary shares.

SPECIALTY         PROFUND VP ASIA 30: seeks daily investment results, before fees and expenses,             ProFund Advisors
                  that correspond to the daily performance of the ProFunds Asia 30 Index. The               LLC
                  ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the
                  NASDAQ as depository receipts or ordinary shares.


                                                                              19

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
                                                                                                        PORTFOLIO
   STYLE/                                                                                                ADVISOR/
    TYPE                                 INVESTMENT OBJECTIVES/POLICIES                                SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP JAPAN: seeks daily investment results, before fees and expenses,          ProFund Advisors
              that correspond to the daily performance of the Nikkei 225 Stock Average. Since      LLC
              the Japanese markets are not open when ProFund VP Japan values its shares,
              ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the United States related to the Nikkei 225
              Stock Average.

SPECIALTY     PROFUND VP BANKS: seeks daily investment results, before fees and expenses,          ProFund Advisors
              that correspond to the daily performance of the Dow Jones U.S. Banks Index.          LLC
              The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP BASIC MATERIALS: seeks daily investment results, before fees and          ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S. Basic       LLC
              Materials Sector Index. The Dow Jones U.S. Basic Materials Sector Index
              measures the performance of the basic materials economic sector of the U.S.
              equity market.

SPECIALTY     PROFUND VP BIOTECHNOLOGY: seeks daily investment results, before fees and            ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.             LLC
              Biotechnology Index. The Dow Jones U.S. Biotechnology Index measures the performance of the biotechnology industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP CONSUMER SERVICES (formerly, ProFund VP Consumer Cyclical):               ProFund Advisors
              seeks daily investment results, before fees and expenses, that correspond to the     LLC
              daily performance of the Dow Jones U.S. Consumer Services Index. The Dow
              Jones U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S. equity market.

SPECIALTY     PROFUND VP CONSUMER GOODS (formerly, ProFund VP Consumer Non-cyclical):              ProFund Advisors
              seeks daily investment results, before fees and expenses, that correspond to the     LLC
              daily performance of the Dow Jones U.S. Consumer Goods Index. The Dow
              Jones U.S. Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S. equity market.

SPECIALTY     PROFUND VP OIL & GAS (formerly, ProFund VP Energy): seeks daily investment           ProFund Advisors
              results, before fees and expenses, that correspond to the daily performance of       LLC
              the Dow Jones U.S. Oil & Gas Index. The Dow Jones U.S. Oil & Gas Sector
              Index measures the performance of the energy sector of the U.S. equity market.

SPECIALTY     PROFUND VP FINANCIALS: seeks daily investment results, before fees and               ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones                  LLC
              U.S. Financials Sector Index. The Dow Jones U.S. Financials Sector Index
              measures the performance of the financial services economic sector of the
              U.S. equity market.

SPECIALTY     PROFUND VP HEALTH CARE: seeks daily investment results, before fees and              ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.             LLC
              Health Care Index. The Dow Jones U.S. Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.


20

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                                                       PORTFOLIO
   STYLE/                                                                                               ADVISOR/
    TYPE                                 INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP INDUSTRIALS: seeks daily investment results, before fees and             ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.            LLC
              Industrials Index. The Dow Jones U.S. Industrials Index measures the performance of the industrial economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INTERNET: seeks daily investment results, before fees and expenses,      ProFund Advisors
              that correspond to the daily performance of the Dow Jones Composite Internet        LLC
              Index. The Dow Jones Composite Internet Index measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.

SPECIALTY     PROFUND VP PHARMACEUTICALS: seeks daily investment results, before fees and         ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.            LLC
              Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP PRECIOUS METALS: seeks daily investment results, before fees and         ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones Precious        LLC
              Metals Index. The Dow Jones Precious Metals Index measures the performance of the precious metals mining industry.

SPECIALTY     PROFUND VP REAL ESTATE: seeks daily investment results, before fees and             ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S. Real       LLC
              Estate Index. The Dow Jones U.S. Real Estate Index measures the performance of the real estate industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP SEMICONDUCTOR: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.            LLC
              Semiconductor Index. The Dow Jones U.S. Semiconductor Index measures the performance of the semiconductor industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP TECHNOLOGY: seeks daily investment results, before fees and              ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.            LLC
              Technology Sector Index. The Dow Jones U.S. Technology Sector Index measures the performance of the technology sector of the U.S. equity market.

SPECIALTY     PROFUND VP TELECOMMUNICATIONS: seeks daily investment results, before fees          ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow Jones U.S.        LLC
              Telecommunications Sector Index. The Dow Jones U.S. Telecommunications
              Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP UTILITIES: seeks daily investment results, before fees and expenses,     ProFund Advisors
              that correspond to the daily performance of the Dow Jones U.S. Utilities Sector     LLC
              Index. The Dow Jones U.S. Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP BULL: seeks daily investment results, before fees and expenses,          ProFund Advisors
              that correspond to the daily performance of the S&P 500(R) Index.                   LLC


                                                                              21

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
                                                                                                                  PORTFOLIO
   STYLE/                                                                                                          ADVISOR/
    TYPE                                      INVESTMENT OBJECTIVES/POLICIES                                     SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP BEAR: seeks daily investment results, before fees and expenses, that                ProFund Advisors
              correspond to the inverse (opposite) of the daily performance of the S&P 500(R) Index.         LLC
              If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P
              500(R) Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the
              Index when the Index rises on a given day.

SPECIALTY     PROFUND VP ULTRABULL: seeks daily investment results, before fees and                          ProFund Advisors
              expenses, that correspond to twice (200%) the daily performance of the S&P                     LLC
              500(R) Index. Prior to May 1, 2003, ProFund VP UltraBull was named "ProFund VP
              Bull Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500(R) Index. If ProFund
              VP UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500(R)
              Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the
              Index declines on a given day.

SPECIALTY     PROFUND VP OTC: seeks daily investment results, before fees and expenses,                      ProFund Advisors
              that correspond to the daily performance of the NASDAQ-100 Index(R). "OTC" in                  LLC
              the name of ProFund VP OTC refers to securities that do not trade on a U.S.
              securities exchange registered under the Securities Exchange Act of 1934.

SPECIALTY     PROFUND VP SHORT OTC: seeks daily investment results, before fees and                          ProFund Advisors
              expenses, that correspond to the inverse (opposite) of the daily performance of                LLC
              the NASDAQ-100 Index(R). If ProFund VP Short OTC is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the NASDAQ-100 Index(R) when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day. "OTC" in the name of ProFund VP Short
              OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

SPECIALTY     PROFUND VP ULTRAOTC: seeks daily investment results, before fees and                           ProFund Advisors
              expenses, that correspond to twice (200%) the daily performance of the                         LLC
              NASDAQ-100 Index(R). If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC"
              in the name of ProFund VP UltraOTC refers to securities that do not trade on a
              U.S. securities exchange registered under the Securities Exchange Act of 1934.


22

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                                                                   PORTFOLIO
     STYLE/                                                                                                         ADVISOR/
      TYPE                                       INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
MID CAP VALUE     PROFUND VP MID-CAP VALUE: seeks daily investment results, before fees and                   ProFund Advisors
                  expenses, that correspond to the daily performance of the S&P MidCap 400/                   LLC
                  Barra Value Index(R). The S&P MidCap400/Barra Value Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap
                  400 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

MID CAP           PROFUND VP MID-CAP GROWTH: seeks daily investment results, before fees and                  ProFund Advisors
GROWTH            expenses, that correspond to the daily performance of the S&P MidCap 400/                   LLC
                  Barra Growth Index(R). The S&P MidCap 400/Barra Growth Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                  S&P MidCap 400 Index(R) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY         PROFUND VP ULTRAMID-CAP: seeks daily investment results, before fees and                    ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the S&P                  LLC
                  MidCap 400 Index(R). If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SMALL CAP         PROFUND VP SMALL-CAP VALUE: seeks daily investment results, before fees and                 ProFund Advisors
VALUE             expenses, that correspond to the daily performance of the S&P SmallCap 600/                 LLC
                  Barra Value Index(R). The S&P SmallCap 600/Barra Value Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                  S&P SmallCap 600/Barra Value Index(R) that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SMALL CAP         PROFUND VP SMALL-CAP GROWTH: seeks daily investment results, before fees                    ProFund Advisors
GROWTH            and expenses, that correspond to the daily performance of the S&P SmallCap                  LLC
                  600/Barra Growth Index(R). The S&P SmallCap 600/Barra Growth Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                  S&P SmallCap 600/Barra Growth Index(R) that have comparatively high price-to-
                  book ratios as determined before each semiannual rebalance date.

SPECIALTY         PROFUND VP ULTRASMALL-CAP: seeks daily investment results, before fees and                  ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the Russell              LLC
                  2000(R) Index. If ProFund VP UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index(R) when the Index rises on a given day.
                  Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

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
                                                                                                            PORTFOLIO
   STYLE/                                                                                                    ADVISOR/
    TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP U.S. GOVERNMENT PLUS: seeks daily investment results, before fees             ProFund Advisors
              and expenses, that correspond to one and one-quarter times (125%) the daily              LLC
              price movement of the most recently issued 30-year U.S. Treasury bond ("Long
              Bond"). In accordance with its stated objective, the net asset value of ProFund
              VP U.S. Government Plus generally should decrease as interest rates rise. If
              ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.

SPECIALTY     PROFUND VP RISING RATES OPPORTUNITY: seeks daily investment results, before              ProFund Advisors
              fees and expenses, that correspond to one and one-quarter times (125%) the               LLC
              inverse (opposite) of the daily price movement of the most recently issued
              30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated
              objective, the net asset value of ProFund VP Rising Rates Opportunity generally should decrease as interest rates fall. If ProFund VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.

LARGE CAP     PROFUND VP LARGE-CAP GROWTH: seeks daily investment results, before fees                 ProFund Advisors
GROWTH        and expenses, that correspond to the daily performance of the S&P 500/Barra              LLC
              Growth Index(R). The S&P 500/Barra Growth Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

LARGE CAP     PROFUND VP LARGE-CAP VALUE: seeks daily investment results, before fees and              ProFund Advisors
VALUE         expenses, that correspond to the daily performance of the S&P 500/Barra Value            LLC
              Index(R). The S&P 500/Barra Value Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY     PROFUND VP SHORT SMALL-CAP: seeks daily investment results, before fees and              ProFund Advisors
              expenses, that correspond to the inverse (opposite) of the daily performance of          LLC
              the Russell 2000(R) Index. If ProFund VP Short Small-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the
              Index when the Index rises on a given day.

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                                                               PORTFOLIO
   STYLE/                                                                                                       ADVISOR/
    TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                    SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
SPECIALTY   PROFUND VP SHORT MID-CAP: seeks daily investment results, before fees and                   ProFund Advisors
            expenses, that correspond to the inverse (opposite) of the daily performance of             LLC
            the S&P MidCap 400 Index(R). If ProFund VP Short Mid-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the Index rises on a given day.

SPECIALTY   ACCESS VP HIGH YIELD: seeks to provide investment results that correspond                   ProFund Advisors
            generally to the total return of the high yield market consistent with maintaining          LLC
            reasonable liquidity. The Access VP High Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities. The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.

SPECIALTY   FIRST TRUST(R) 10 UNCOMMON VALUES: seeks to provide above-average capital                    First Trust Advisors
            appreciation. The Portfolio seeks to achieve its objective by investing primarily in        L.P.
            the ten common stocks selected by the Investment Policy Committee of Lehman
            Brothers Inc. ("Lehman Brothers") with the assistance of the Research
            Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the
            Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman Brothers.

SPECIALTY   TARGET MANAGED VIP: seeks to provide above-average total return. The Portfolio              First Trust Advisors
            seeks to achieve its objective by investing in common stocks of the most                    L.P.
            attractive companies that are identified by a model based on six uniquely specialized strategies -- The Dowsm DART 5, the European Target 20, the
            Nasdaq(R) Target 15, the S&P Target 24, the Target Small Cap and the Value Line(R)
            Target 25.

SPECIALTY   THE DOW(SM) DART 10: seeks to provide above-average total return. The                       First Trust Advisors
            Portfolio seeks to achieve its objective by investing in common stocks issued by            L.P.
            companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.

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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

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
                                                                                                              PORTFOLIO
     STYLE/                                                                                                    ADVISOR/
      TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------------
SPECIALTY       GLOBAL DIVIDEND TARGET 15 (formerly, Global Target 15): seeks to provide               First Trust Advisors
                above-average total return. The Portfolio seeks to achieve its objective by            L.P.
                investing in common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the companies which are components of the
                DJIA, the Financial Times Industrial Ordinary Share Index ("FT Index") and the
                Hang Seng Index. The Portfolio primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the DJIA, FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.

SPECIALTY       S&P(R) Target 24: seeks to provide above-average total return. The Portfolio           First Trust Advisors
                seeks to achieve its objective by investing in common stocks issued by                 L.P.
                companies that have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's 500 Composite Stock
                Price Index(R). The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index(R) based on the sector's market capitalization.

SPECIALTY       THE DOW(SM) TARGET DIVIDEND: seeks to provide above-average total return.              First Trust Advisors
                The Portfolio seeks to achieve its objective by investing in common stocks issued      L.P.
                by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index(SM) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.

SPECIALTY       VALUE LINE(R) TARGET 25: seeks to provide above-average capital appreciation.          First Trust Advisors
                The Portfolio seeks to achieve its objective by investing in 25 of the 100             L.P.
                common stocks that Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.

SPECIALTY       NASDAQ(R) TARGET 15: seeks to provide above-average total return. The Portfolio        First Trust Advisors
                seeks to achieve its objective by investing in common stocks issued by                 L.P.
                companies that are expected to have the potential for capital appreciation. The
                Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index(R) on or about the applicable stock selection date through a multi-step process.

INTERNATIONAL   THE PRUDENTIAL SERIES FUND, INC. -- SP William Blair International                     Prudential
EQUITY          Growth: Seeks long-term capital appreciation. The Portfolio invests primarily in       Investments LLC/
                stocks of large and medium-sized companies located in countries included in the        William Blair &
                Morgan Stanley Capital International All Country World Ex-U.S. Index. Under            Company, LLC
                normal market conditions, the portfolio invests at least 80% of its net assets in equity securities. The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


"Standard & Poor's(R), "S&P(R)," "S&P 500(R)," "Standard & Poor's
500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"Dow Jones Industrial Average(SM)", "DJIA(SM)", "Dow Industrials(SM)", "Dow Jones Select Dividend Index(SM)", and "The Dow 10(SM)", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow(SM) DART 10 portfolio, and The Dow(SM) Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.



"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc.
(which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the Nasdaq Target 15 Portfolio or the Target Managed VIP Portfolio.



"Value Line(R)," "The Value Line Investment Survey," and "Value Line TimelinessTM Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio is not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.



The First Trust(R) 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First Trust(R) 10 Uncommon Values portfolio.



Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.


WHAT ARE THE FIXED ALLOCATIONS?

We offer Fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.


      Fixed Allocations may not be available in all states. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-752-6342 to determine availability of Fixed Allocations in your state and for your annuity product.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Fees and Charges


The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.

      The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract. A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values.


WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year
1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown below.


 YEARS            1           2           3           4           5           6           7           8           9+
-----------       -           -           -           -           -           -           -           -           -
 CHARGE (%)     7.5%        7.0%        6.5%        6.0%        5.0%        4.0%        3.0%        2.0%        0.0%


     THE CDSC PERIOD IS BASED ON THE ISSUE DATE OF THE ANNUITY, NOT ON THE DATE EACH PURCHASE PAYMENT IS APPLIED TO THE ANNUITY. Purchase Payments applied to the Annuity after the Issue Date do not have their own CDSC period. During the first eight (8) Annuity Years, under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free Withdrawal." After eight (8) complete Annuity Years, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn. Free Withdrawals are not treated as a withdrawal of Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 8. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

     We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

      TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

      ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.

     TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 31/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

      We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

      In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.


WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?


Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to 0.65% on an annual basis. The Insurance Charge is the combination of the Mortality & Expense Risk Charge (0.50%) and the Administration Charge (0.15%). The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.


      The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.


      Distribution Charge: We deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to 0.60% on an annual basis in Annuity Years 1 through 8. After the end of the first eight Annuity Years, the 0.60% charge for distribution will no longer be assessed. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity. The Distribution Charge is deducted against your Annuity's Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Fees and Charges continued


      Optional Benefits for which we assess a charge solely against the variable investment options: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus. Please refer to the sections entitled "Living Benefit Programs" and "Death Benefit" for a description of the charge for each Optional Benefit.

WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?
Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Purchasing Your Annuity

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

INITIAL PURCHASE PAYMENT: You must make a minimum initial Purchase Payment of $1,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $1,000 in total Purchase Payments.


      Where allowed by law, we must approve any initial and additional Purchase Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.


      Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to American Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

      AGE RESTRICTIONS: The Owner must be age 80 or under as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age 80 or under on the Issue Date. If the Annuity is owned by an entity, the Annuitant must be age 80 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.

The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.


     OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

- Owner: the Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."


- Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.


- Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation must be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. For example, a designation of "surviving spouse" would not be acceptable. If no beneficiary is named the death benefit will be paid to you or your estate.

      Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Managing Your Annuity

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?


You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:


- a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

-     a new Annuitant subsequent to the Annuity Date;

- for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

- a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES


If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.


SPOUSAL CONTINGENT ANNUITANT


If the Annuity is owned by an entity and the surviving spouse is named as a Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. No Death Benefit is payable upon the death of the Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.


MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?


If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount may be higher or lower than, the Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s), or the greater of your current Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a periodic purchase payment program. Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.


MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


Payment, as long as you authorize payments that will equal at least $1,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.


MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?


These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $1,000.

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

                          Managing Your Account Value

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

      Initial Purchase Payment: Once we accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations.


      Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.


ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?


During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro- rata to the other investment options to which you transferred.

      We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com).

      Currently, we charge $10.00 for each transfer after the twentieth (20th) in each Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.


     Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and
(iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.
     Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

      In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of

34

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

- With respect to each Sub-account (other than the AST Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
      (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.


- We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.


- If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.


- Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Managing Your Account Value continued

      ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PRE- VENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.

DO YOU OFFER DOLLAR COST AVERAGING?


Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your purchase payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.


      You can Dollar Cost Average from variable investment options or Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

- You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

- You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

- Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

      NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.


      The Dollar Cost Averaging program is not available if you elect the Guaranteed Return Option Plus(SM), the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also is not available when you have elected an asset allocation program.


DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?


Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you requested. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made; however, that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program. There is no minimum Account Value required to enroll in automatic rebalancing. All rebalancing transfers as part of an automatic rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

Yes. Certain "static asset allocation programs" are available for use with the Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see the Appendix entitled "Additional Information on the Asset Allocation Programs".


36

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


      Asset allocation is a sophisticated method of diversifica- tion, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. NO PERSONALIZED INVESTMENT ADVICE IS PROVIDED IN CONNECTION WITH THE ASSET ALLOCATION PROGRAMS AND YOU SHOULD NOT RELY ON THESE PROGRAMS AS PROVIDING INDIVIDUALIZED INVESTMENT RECOMMENDATIONS TO YOU. THE ASSET ALLOCATION PROGRAMS DO NOT GUARANTEE BETTER INVESTMENT RESULTS. WE RESERVE THE RIGHT TO TERMINATE OR CHANGE THE ASSET ALLOCATION PROGRAMS AT ANY TIME. YOU SHOULD CONSULT WITH YOUR INVESTMENT PROFESSIONAL BEFORE ELECTING ANY ASSET ALLOCATION PROGRAM.


DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE DATE?


Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus (GRO Plus(SM) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO).) Both the Balanced Investment Program and GRO Plus allow you to allocate a portion of your Account Value to the available variable investment options while ensuring that your Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation. Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case). You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if invest ment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.


BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment. You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under the Annuity. Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

      Example


      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of


* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Managing Your Account Value continued

      course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.


      The GUARANTEED RETURN OPTION PLUS (GRO PLUS) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program. See "Living Benefit Programs," later in this Prospectus, for more information about this program.

MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?

Yes. Your Investment Professional may direct the allocation of your Account Value and request financial transactions between investment options while you are living, subject to our rules and unless you tell us otherwise. IF YOUR INVESTMENT PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR INVESTMENT PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.


MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?


Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.

      Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your Annuity, you may incur adverse tax consequences, a CDSC and/or a market value adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g. the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.)

WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISOR AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISOR'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISOR. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor. Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your Annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.

      We or an affiliate of ours may provide administrative support to licensed, registered investment Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Investment Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Investment Professional's or investment advisor's ability to request financial

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of American Skandia. Contracts managed by your investment professional also are subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity under contracts managed by an investment professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com). LIMITATIONS THAT WE MAY IMPOSE ON YOUR INVESTMENT PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.


      The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-752-6342.


      A Guarantee Period for a Fixed Allocation begins:

- when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

- upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

-     when you "renew" a Fixed Allocation by electing a new Guarantee Period.


      To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

AMERICAN SKANDIA MAY OFFER FIXED ALLOCATIONS WITH GUARANTEE PERIODS OF 3 MONTHS OR 6 MONTHS EXCLUSIVELY FOR USE AS A SHORT-TERM FIXED ALLOCATION ("SHORT-TERM FIXED ALLOCATIONS"). SHORT-TERM FIXED ALLOCATIONS MAY ONLY BE ESTABLISHED WITH YOUR INITIAL PURCHASE PAYMENT OR ADDITIONAL PURCHASE PAYMENTS. YOU MAY NOT TRANSFER EXISTING ACCOUNT VALUE TO A SHORT-TERM FIXED ALLOCATION. WE RESERVE THE RIGHT TO TERMINATE OFFERING THESE SPECIAL PURPOSE FIXED ALLOCATIONS AT ANY TIME.

      On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transfered to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transfered to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Managing Your Account Value continued


Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.


HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts.

      We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

      The interest rate we credit for a Fixed Allocation is subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any Market Value Adjustment may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

o "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

o "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.


- "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.


MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                          [(1+I) / (1+J+0.0010)]N/365

where:

      I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      N is the number of days remaining in the original Guarantee Period.

      If you surrender your Annuity under the right to cancel provision, the MVA formula is

                            [(1 + I)/(1 + J)]N/365.

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:


- You allocate $50,000 into a Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

- The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

- You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).


Example of Positive MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)]N/365 =
                           [1.055/1.041]2 = 1.027078

                          Interim Value = $57,881.25

                 Account Value after MVA = Interim Value x MVA
                              Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)]N/365 =
                          [1.055/1.071)]2 = 0.970345

                          Interim Value = $57,881.25

                 Account Value after MVA = Interim Value x MVA
                             Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

      IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. YOU CAN THEN ELECT TO ALLOCATE THE ACCOUNT VALUE TO ANY OF THE SUB-ACCOUNTS OR TO A NEW FIXED ALLOCATION.

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Access To Account Value

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?


During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. The CDSC will be assessed on the amount of Purchase Payments, not on the Account Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.


ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
(For more information, see "Tax Considerations.")

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

- To meet liquidity needs, you can withdraw a limited amount from your Annuity during each of Annuity Years 1-8 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free Withdrawal you may request is $100.


- You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount that you may withdraw will depend on the Annuity's Surrender Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100.

      When we determine if a CDSC applies to partial withdrawals and Systematic Withdrawals, we will first determine what, if any, amounts qualify as a Free Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

      You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.


      Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

      To request the forms necessary to make a withdrawal from your Annuity, call 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEARS 1-8


The maximum Free Withdrawal amount during each of Annuity Years 1 through 8 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payments) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 8. If, during Annuity Years 1 through 8, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.


ANNUITY YEARS 9+

After Annuity Year 8, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

      NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first eight (8) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional Purchase Payments. The maximum Free Withdrawal amount during each of the first eight Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional Purchase Payment of $5,000 in Annuity Year 6. The maximum Free Withdrawal amount during Annuity Years 7 and 8 would be 10% of $15,000, or $1,500. Beginning in Annuity Year 9 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free Withdrawal of $500 in Annuity Year 6 and $1,000 in Annuity Year 7. If you surrender your Annuity in Annuity Year 8, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?


A CDSC may be assessed against a partial withdrawal during the first eight (8) Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the partial withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. The maximum Free Withdrawal amount during each of Annuity Years 1 through 8 is 10% of all Purchase Payments. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 8, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity.


CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?


Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals during the first eight (8) Annuity Years may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.


      Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from Fixed Allocations are limited to earnings accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic Withdrawals.


      The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in the Annuity for the period requested), we may postpone the withdrawal and add


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Access To Account Value continued

the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100.


      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.


WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

      Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.


      The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly minimum distributions but does not apply to minimum distributions taken out on a quarterly, semi-annual or annual basis.


      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the Annuity.

      For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market Value Adjustment to any Fixed Allocations.

      Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.


      To request the forms necessary to surrender your Annuity, call 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value.

      This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

- The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the

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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

     "Contingency Event" described below in order to qualify for a medically-related surrender;
o the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
o if the Owner is one or more natural persons, all such Owners must also be alive at such time;
o we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
o this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant. A "Contingency Event" occurs if the Annuitant is:
o first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or
o first diagnosed as having a "Fatal Illness" while your Annuity is in force. The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future other than those fixed annuitization options guaranteed in your Annuity. Please refer to the "Guaranteed Minimum Income Benefit" and the "Lifetime Five Income Benefit" under "Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.
     When you purchase an Annuity, or at a later date, you may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.
     Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Option 1
Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2
Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3
Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

Option 4
Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of


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Access To Account Value continued

years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5


VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.


OPTION 6

VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE AND GUARANTEE: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. WE CHARGE AN ADDITIONAL AMOUNT FOR THIS GUARANTEE. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.


      We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?


Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an Annuity Date within eight (8) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

      You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:

- a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and


- the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.


      If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your Annuity to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.


HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS (OPTIONS 1-4)


If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.


VARIABLE ANNUITY PAYMENTS


Generally, we offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


Sub-accounts relative to the AIR, as well as other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options 5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.


      -     VARIABLE PAYMENTS (OPTIONS 1-3)

            We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

      -     STABILIZED VARIABLE PAYMENTS (OPTION 5)

            This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

      -     STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6)

            This option provides guaranteed payments for life in the same manner as Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.


      The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.


ADJUSTABLE ANNUITY PAYMENTS


We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Living Benefit Programs


DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:

- protecting a principal amount from decreases in value as of specified future dates due to investment performance;


- taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or

- guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.


      Below is a brief summary of the "living benefits" that American Skandia offers. Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your investment professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments).

I. The GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.

II. The GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value (called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

III. The GUARANTEED MINIMUM INCOME BENEFIT (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total purchase payments under the Annuity and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.

IV. The LIFETIME FIVE INCOME BENEFIT guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


      annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.


GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM))


THE GUARANTEED RETURN OPTION PLUS DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION PLUS IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM (AND IT IS CURRENTLY ACTIVE), THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT, OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee. The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

      The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

- BASE GUARANTEE: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

- ENHANCED GUARANTEE: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its "maturity

                                                                              49

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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued


      date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE PROGRAM (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE, THE BASE GUARANTEE WILL REMAIN IN EFFECT. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value.


      Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

WITHDRAWALS UNDER YOUR ANNUITY


Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.


      Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for the Plus40TM Optional Life Insurance Rider (not currently offered for sale) and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.


      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

- the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

      The resulting base guarantee amount is: $237,500 x (1 - $7,500 / $177,500), or $227,464.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.


EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.


- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued


IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE PROTECTED PRINCIPAL VALUE AND/OR THE ENHANCED PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE BASE GUARANTEE OR ANY ENHANCED GUARANTEE, OR ANY ANNIVERSARY OF SUCH MATURITY DATE(S), A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO FIXED ALLOCATIONS TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT(S). IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND NEW FIXED ALLOCATIONS MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE(S) BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE APPLICABLE GUARANTEED AMOUNT(S), CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.


      Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus will be treated as any other termination of the Guaranteed Return Option (see below), including the termination of any guaranteed amount, and application of any applicable Market Value Adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity BASED ON THE CURRENT ACCOUNT VALUE.


TERMINATION OF THE PROGRAM


You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same business day on which a program termination was effected. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.

      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

      The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.


Special Considerations under the Guaranteed Return Option Plus


This program is subject to certain rules and restrictions, including, but not limited to the following:


- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.


- You cannot allocate any portion of Purchase Payments or transfer Account Value to or from a Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.

- Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to Fixed Allocations or from Fixed Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed Allocations.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM


We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued

GUARANTEED RETURN OPTION (GRO)


THE GUARANTEED RETURN OPTION DESCRIBED BELOW IS OFFERED ONLY IN THOSE JURISDICTIONS WHERE WE HAVE NOT YET RECEIVED REGULATORY APPROVAL FOR THE GUARANTEED RETURN OPTION PLUS AS OF THE DATE THE ELECTION OF THE OPTION IS MADE. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION IS NOT AVAILABLE IF YOU ELECT THE GRO PLUS RIDER, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT, OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.



      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.


      The guarantee provided by the program exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE

- Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

      Any amounts added to your Annuity to support our guarantee under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.


KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rate on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed Allocation relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Fixed Allocation.


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model

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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

      allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.


- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE GUARANTEE A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO THE FIXED ALLOCATION TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT. IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND A NEW FIXED ALLOCATION MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE BEING CREDITED TO SUCH FIXED ALLOCATION IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE GUARANTEED AMOUNT, CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.


      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between the Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the business day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date.


TERMINATION OF THE PROGRAM


The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocation will be transferred to the variable investment options pro rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.

      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value. The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocation may not be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to the Fixed Allocation as of the effective date of the program under some circumstances.


- Annuity Owners cannot allocate any portion of Purchase Payments or transfer Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to the Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.

- Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

- Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.


- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the Fixed Allocation.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. In those states where the daily deduction of the charge has not yet been approved, the annual charge is deducted annually, in arrears. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Owners who purchased the Annuity between April 1, 2003 and September 30, 2003 (the "Promotional Period") will not be charged the 0.25% annual fee for the Guaranteed Return Option program (or GRO Plus if we are no longer offering GRO) if elected at any time while their Annuity is in effect.

- American Skandia will not charge the 0.25% annual fee for the entire period that the program remains in effect, including any extension of the program's maturity date resulting from the Owner's election to restart the 7-year program duration, regardless of when the Owner elects to participate in the Guaranteed Return Option program (or GRO Plus if we are no longer offering GRO).

- Owners who complete the initial 7-year program duration OR terminate the program before the program's maturity date, will not be charged the 0.25% annual fee for participating in the program if they re-elect the Guaranteed Return Option program (or GRO Plus if we are no longer offering
      GRO) at a later date.

- All other terms and conditions of the Annuity and the Guaranteed Return Option program (or GRO plus if we are no longer offering GRO) apply to Owners who qualify for the waiver of the 0.25% annual fee.


- Owners who purchase the Annuity after the completion of the Promotional Period do not qualify for the 0.25% annual fee waiver.


GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)


  THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.


We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the program -- the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.

KEY FEATURE -- PROTECTED VALUE


The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

      The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.

- If you elect the GMWB program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

- IF WE OFFER THE GMWB PROGRAM TO EXISTING ANNUITY OWNERS, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial Protected Value.

- If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment.

      You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th contract anniversary following the first withdrawal under the GMWB program. The Protected Value can be stepped up again on or after the 5th contract anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.

      Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

KEY FEATURE -- Protected Annual Withdrawal Amount

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

      THE GMWB PROGRAM DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

- If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

- Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment.

- If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

      The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

- The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

- The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Example 2. Dollar-for-dollar and proportional reductions


A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:



- the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);


-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

      - B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).


      The resulting Protected Value is: $232,500 x (1 - $2,500 / $212,500), or $229,764.71.


- the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 - $2,500 / $212,500), or $17,294.12.

- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Maximum Annual Benefit


A $10,000 withdrawal is made on October 13, 2005 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:



- the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).



- The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).


BENEFITS UNDER THE GMWB PROGRAM


- In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

- If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB PROGRAM DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB PROGRAM WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.

- If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued

     manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB program and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations
o Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.
o Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
o The GMWB program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.
o You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.
o We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

Election of the Program
Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual Withdrawal Amount.
     We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.

Termination of the Program
The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.
     The charge for the GMWB program will no longer be deducted from your Account Value upon termination of the program.

Charges under the Program
Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.
o If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.
o If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your


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      program may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts


If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


GUARANTEED MINIMUM INCOME BENEFIT (GMIB)


      The Guaranteed Minimum Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval, and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, the program can only be elected by new purchasers on the Issue Date of their Annuity. We may offer the program to existing Annuity Owners in the future, subject to our eligibility rules and restrictions. The Guaranteed Minimum Income Benefit program is not available if you elect the Guaranteed Return Option program, Guaranteed Return Option Plus program, the Guaranteed Minimum Withdrawal Benefit rider or the Lifetime Five Income Benefit rider.


      We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- Protected Income Value


The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.


      The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.

- Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the GMIB program or the effective date of the most recent

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Living Benefit Programs continued

      step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

- As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.


      Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB program is in effect, and only while the Annuitant is less than age 76.


- A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

- The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

- When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

o If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

o A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.


      Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.



      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


Example 1. Dollar-for-dollar reduction


A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:


- the Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

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-     The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).


Example 2. Dollar-for-dollar and proportional reductions



A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:



- the Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);

-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

            The resulting Protected Income Value is: $239,506.64 x (1 - $7,500 / $217,500), or $231,247.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Dollar-for-dollar Limit


A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $2,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:



- the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).



- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).


KEY FEATURE -- GMIB Annuity Payments


You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.



      The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.


      ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

GMIB Annuity Payment Option 1 -- Payments for Life with a Certain Period

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB Annuity Payment Option 2 -- Payments for Joint Lives with a Certain Period

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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Living Benefit Programs continued

- If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

- If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

      You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations


- YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR CONTRACT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the Annuity or any optional death benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.


- The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

- Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

- If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

- Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

- At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

Election of the Program

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of that date will be

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used to calculate the Protected Income Value as of the effective date of the program.

Termination of the Program

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary (unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

      Upon termination of the GMIB program we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

Charges under the Program

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

      The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

      No charge applies after the Annuity Date.


LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)



   THE LIFETIME FIVE INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, LIFETIME FIVE CAN BE ELECTED ONLY ONCE EACH ANNUITY YEAR, AND ONLY WHERE THE ANNUITANT AND THE OWNER ARE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE IS ONLY ONE ANNUITANT. WE RESERVE THE RIGHT TO LIMIT THE ELECTION FREQUENCY IN THE FUTURE. BEFORE MAKING ANY SUCH CHANGE TO THE ELECTION FREQUENCY, WE WILL PROVIDE PRIOR NOTICE TO OWNERS WHO HAVE AN EFFECTIVE LIFETIME FIVE INCOME BENEFIT. THE ANNUITANT MUST BE AT LEAST 45 YEARS OLD WHEN THE PROGRAM IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR THE GUARANTEED MINIMUM INCOME BENEFIT RIDER. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER OUR ASSET ALLOCATION PROGRAMS, WHICH ARE GENERALLY DESCRIBED IN THE "ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?" SECTION ABOVE. FOR FURTHER INFORMATION ON ASSET ALLOCATION PROGRAMS, PLEASE CONSULT WITH YOUR INVESTMENT PROFESSIONAL OR CALL 1-800-752-6342.



      We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two


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Living Benefit Programs continued


options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.



KEY FEATURE -- Protected Withdrawal Value



The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent Purchase Payments.



- If you elect the Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.



- For existing Owners who are electing the Lifetime Five benefit, the Account Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.



      You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value. You are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.



      Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.



      The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).



KEY FEATURE -- Annual Income Amount under the Life Income Benefit



The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below).


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Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.



KEY FEATURE -- Annual Withdrawal Amount under the Withdrawal Benefit



The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.



      The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.



- If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



- If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



      The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to $240,000.



     The initial Protected Withdrawal Value is calculated as the greatest of
(a), (b) and (c):



      (a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 x 1.05(393/365) =
            $263,484.33



      (b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000



      (c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000


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Living Benefit Programs continued

     Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
o Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $10,000 = $8,550
     Annual Withdrawal Amount for future Annuity Years remains at $18,550
o Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000 = $3,250
     Annual Income Amount for future Annuity Years remains at $13,250
o    Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000


Example 2. Dollar-for-dollar and proportional reductions
     (a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
o Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550
     Annual Withdrawal Amount for future Annuity Years remains at $18,550
o    Remaining Annual Income Amount for current Annuity Year = $0
     Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
o    Reduction to Annual Income Amount = Excess Income/
     Account Value before Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x $13,250 = $93
     Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157
o    Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000
     (b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
o    Remaining Annual Withdrawal Amount for current Annuity Year = $0
     Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550
     = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.
o Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 - $18,550) x $18,550 = $489Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061
o    Remaining Annual Income Amount for current Annuity Year = $0
     Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.
o Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x $13,250 = $623
     Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627
o Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450
o Proportional reduction = Excess Withdrawal / Account Value before Excess Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x $246,450 = $6,503
     Protected Withdrawal Value = $246,450 - max {$6,450, $6,503} = $239,947

Example 3. Step-up of the Protected
Withdrawal Value
If the Annual Income Amount ($13,250) is withdrawn each year starting on March 1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 x 5)}. If a step-up is elected on March 1, 2011, then the following values would result:
o    Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000
o Annual Income Amount is equal to the greater of the current Annual Income Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual Income Amount is $13,250. 5% of the stepped up Protected Withdrawal Value


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      is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.



- Annual Withdrawal Amount is equal to the greater of the current Annual Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value. Current Annual Withdrawal Amount is $18,550. 7% of the stepped-up Protected Withdrawal Value is 7% of $240,000, which is $16,800. Therefore the Annual Withdrawal Amount remains $18,550.



BENEFITS UNDER THE LIFETIME FIVE PROGRAM



- If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.



- If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:



      (1)   apply your Account Value to any annuity option available; or



      (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or



      (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.



      We must receive your request in a form acceptable to us at our office.



- In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:



      (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and



      (2)   the Account Value.



- If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.



Other Important Considerations



- Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.



- Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you


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Living Benefit Programs continued


      surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.



- You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Asset allocation programs are described generally in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



Election of the Program



The Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected Annual Withdrawal Amount, and the Annual Income Amount.



Termination of the Program



The program terminates automatically when your Protected Withdrawal Value and Annual Income Amount equals zero. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant (but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.



      The charge for the Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.



Additional Tax Considerations for Qualified Contracts



If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


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Death Benefit

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. IF THE ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS.

      The BASIC DEATH BENEFIT is the greater of:

- The sum of all Purchase Payments less the sum of all proportional withdrawals.

- The sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

   CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT.

Enhanced Beneficiary Protection Optional Death Benefit

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.


     THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.


Calculation of Enhanced Beneficiary Protection
Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.    the BASIC DEATH BENEFIT described above;

      PLUS

2.    40% of your "GROWTH" under the Annuity, as defined below.

      "GROWTH" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed

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Death Benefit continued

Allocations, minus the total of all Purchase Payments reduced by the sum of all proportional withdrawals.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.


   THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.



   THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT.



     See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.


Highest Anniversary Value Death Benefit ("HAV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of Highest Anniversary Value Death Benefit

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2.    the Highest Anniversary Value as of the Owner's date of death.

      If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

   THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.


   THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE " DEATH BENEFIT.



      Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when the Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.


      See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the Annuity has joint Owners,

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the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.    the basic Death Benefit described above; and

2.    the Highest Anniversary Value death benefit described above, and

3.    5% Roll-up described below.

      The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

- all Purchase Payments increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

      MINUS

- the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

      If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

- the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments made after the Death Benefit Target Date;

      MINUS

-     the sum of all withdrawals which reduce the 5% Roll-up proportionally.


      PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.


   THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT.


      See Appendix B for examples of how the Combination 5% Roll-up and Highest Anniversary Value Death Benefit is calculated.



Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:


- The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

- The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

- The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

- The Anniversary Value is the Account Value as of each anniversary of the Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.


- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.


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Death Benefit continued


Highest Daily Value Death Benefit ("HDV")



   If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.



      IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER AN AVAILABLE ASSET ALLOCATION PROGRAM OR IN ACCORDANCE WITH OTHER OPTIONS THAT WE MAY PERMIT. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



      The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.



      If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:



      1.    the basic Death Benefit described above; and



      2.    the HDV as of the Owner's date of death.



     If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:



      1.    the basic Death Benefit described above; and



      2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.



      The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.




   THE HIGHEST DAILY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST DAILY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, OR THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT.



Key Terms Used with the Highest Daily Value
Death Benefit:



- The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.



- The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments since such date.



- The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment.



- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.



Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.



Annuities with Joint Owners



For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the


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Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.


Annuities owned by entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?


You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.


What are the charges for the optional Death Benefits?


We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.


      Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

AMERICAN SKANDIA'S ANNUITY REWARDS


What is the Annuity Rewards Benefit?



The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, American Skandia guarantees that the Death Benefit will not be less than:



- your Account Value in the variable investment options plus the Interim Value in any Fixed Allocations as of the effective date of the benefit



- MINUS any proportional withdrawals* following the effective date of the benefit



- PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit.

      The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under the Annuity to the extent such benefit provides for a change in the method of calculation based on the age of the decedent as of the date of death. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.


Who is eligible for the Annuity Rewards benefit?


Owners can elect the Annuity Rewards Death Benefit enhancement following the eighth (8th) anniversary of the Annuity's Issue Date. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.


PAYMENT OF DEATH BENEFITS

Payment of Death Benefit to Beneficiary

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

- as a lump sum amount at any time within five (5) years of the date of death; or

* "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a 50% reduction in the amount payable under the Death Benefit.

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Death Benefit continued

o as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.
     Unless you have made an election prior to death benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

Spousal Beneficiary -- Assumption of Annuity
You may name your spouse as your Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.
     See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

Qualified Beneficiary Continuation Option
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.
o If death occurs before the date Minimum Distributions must begin under the Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.
o If death occurs after the date Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.
     A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.
     Upon election of this Qualified Beneficiary Continuation option:
o the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.
o the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.
o the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.
o the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner, except that the Sub-accounts offered will be


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

      those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

- the Fixed Allocations will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

-     no additional Purchase Payments can be applied to the Annuity.

- other optional Benefits will be those offered under the Qualified Beneficiary Continuation option at the time of election.

- the basic Death Benefit and any optional Death Benefits elected by the Owner will no longer apply to the Beneficiary.

- the Beneficiary can request a withdrawal of all or a portion of the Account Value at any time without application of a CDSC.

- upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

- all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

      Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

      Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT MAY BE SUBJECT TO MARKET FLUCTUATIONS.

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Valuing Your Investment

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. When determining the Account Value on a day more than 30 days prior to a Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?


The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.


HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.


      Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.


Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from a Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?


American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.


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      There may be circumstances where the NYSE is open, how- ever, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

      The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

      American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

-     trading on the NYSE is restricted;

- an emergency exists making redemption or valuation of securities held in the separate account impractical; or

- the SEC, by order, permits the suspension or postponement for the protection of security holders.

      INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

      ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase Payments you make according to your most recent allocation instructions if none are provided.


      SCHEDULED TRANSACTIONS: "Scheduled" transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.


      UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

      MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

      TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

DISTRIBUTION CHARGE: The Distribution Charge is deducted under your Annuity during Annuity Years 1-8. At the end of the 8th Annuity Year, we will no longer deduct the Distribution Charge. On the date the charge no longer applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Valuing Your Investment continued


allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. THE ADJUSTMENT IN THE NUMBER OF UNITS AND UNIT PRICE WILL NOT AFFECT YOUR ACCOUNT VALUE. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.



      TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Contract. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change, however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Tax Considerations

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

      Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

      It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.


      If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

      If you choose to defer the Annuity Date beyond the default date for your Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment Option?".


TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

      If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

      If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

      After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

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Tax Considerations continued

Tax Penalty on Withdrawals and Annuity Payments

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

-     the amount is paid on or after you reach age 59 1/2 or die;

-     the amount received is attributable to your becoming disabled;

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

- the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Special Rules in Relation to Tax-Free Exchanges Under Section 1035

      Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax Status section in the Statement of Additional Information.)

      Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

Taxes Payable by Beneficiaries

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

      Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

      Tax consequences to the beneficiary vary among the death benefit payment options.

-     Choice 1: the beneficiary is taxed on earnings in the contract.

- Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

- Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use an Annuity in such a fashion.

Reporting and Withholding on Distributions

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3 exemptions unless you designate a different withholding status.

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In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

      State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

      Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

      An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated.

      Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

      Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

      If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

      If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

      If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

      Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

- The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

- Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

- You transfer your contract to, or designate, a beneficiary who is either 37 1/2 years younger than you or a grandchild.

- You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

CONTRACTS HELD BY TAX-FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

      Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a), 408(b) and 408A of the Code. In addition, this contract may be purchased for use in

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Tax Considerations continued


connection with a corporate Pension and Profit-sharing plan (subject to 401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the
Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code). This description assumes that you have satisfied the requirements for eligibility for these products.


      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

      You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-Favored Plans

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.


      Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA or as a current contribution. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500, increasing to $1,000 in 2006 and years thereafter.


      The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

      Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

- You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

-     Your rights as owner are non-forfeitable;

-     You cannot sell, assign or pledge the contract;

- The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

- The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

- Death and annuity payments must meet "minimum distribution requirements" described below.

      Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

-     A 10% "early distribution penalty" described below;

- Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

-     Failure to take a minimum distribution also described below.

      SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:


- If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
      (a) $42,000 in 2005 or (b) 25% of the employee's earned income (not including contri-


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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


      bution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2005, this limit is $210,000;


- SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and


- SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation.


      You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

      ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

-     Contributions to a Roth IRA cannot be deducted from your gross income;

-  "Qualified distributions" from a Roth IRA are excludable from gross income.
     A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

- If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

      Because of the way the contract is designed, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA, a Roth IRA or with a current contribution. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.


      TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:


-     Your attainment of age 59 1/2;

-     Your severance of employment;

-     Your death;

-     Your total and permanent disability; or

- Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

      In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

      These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Tax Considerations continued

mutual fund "custodial account" described under Code Section 403(b)(7).

      Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Minimum Distribution Requirements and Payment Option

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.


     Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the actuarial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier (but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.


      You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

      Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

Penalty for Early Withdrawals

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age
59 1/2. Amounts are not subject to this tax penalty if:

-     the amount is paid on or after you reach age 59 1/2 or die;

-     the amount received is attributable to your becoming disabled; or

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.). Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding

Unless a distribution is an eligible rollover distribution that is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

- For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

-     For all other distributions, we will withhold at a 10% rate.

     We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Disclosure/Requirements

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevents a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit

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AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

      Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

      Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.


      Please consult your tax advisor if you have any additional questions.


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

General Information


Spousal Consent Rules for Retirement Plans --
Qualified Contracts


If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.


      Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.



      Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.


      IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

Additional Information


For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.


HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?


American Skandia Life Assurance Corporation, a Prudential Financial Company, ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In


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addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

      American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

      Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc. Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

      No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American Skandia. The amount of our obligation in relation to allocations to the Sub-accounts is based on the investment performance of such Sub-accounts. However, the obligations themselves are our general corporate obligations.

Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

      Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

      Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act. Effective November 18, 2002, each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B had no impact on Annuity Owners.

      We reserve the right to make changes to the Sub-accounts available under the Annuity as we determine appropriate. We

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

General Information continued

may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.
     Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.

Separate Account D
During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in American Skandia Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.
     There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

     We currently employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
     We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights
We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.
     American Skandia Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, American Skandia Investment Ser-

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

vices, Incorporated ("ASISI") and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI, Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts
It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to American Skandia
American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75% (currently) of the average assets allocated to the Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.
     In addition, the investment adviser, sub-advisor or distributor of the underlying Portfolios may also compensate us by providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor of American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.
     ASM's principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM is registered as broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").
     The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the Annuity directly to potential purchasers.
     Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 7.0%. Alternative compensation schedules are

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

General Information continued

available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.
     In addition, in an effort to promote the sale of our products (which may include the placement of ASLAC and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide . These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence, analysis and providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000 for these arrangements is provided in the Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
American Skandia publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176 (Telephone: 203-926-1888). The SEC file number for American Skandia is 33-44202. You may read and copy any filings made by American Skandia with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS
The financial statements of the separate account and American Skandia Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US
You can contact us by:
o calling our Customer Service Team at 1-800-752-6342 during our normal business hours, 8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or Skandia's telephone automated response system at 1-800-766-4530.
o writing to us via regular mail at American Skandia -- Variable Annuities, P.O. Box 7960, Philadelphia, PA 19176 OR for express mail American Skandia -- Variable Annuities, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure
     to send mail to the proper address may result in a delay in our receiving and processing your request.
o sending an email to service@prudential.com or visiting our Internet Website at www.americanskandia.prudential.com.
o accessing information about your Annuity through our Internet Website at www.americanskandia.prudential.com.


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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

     You can obtain account information by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
     Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
     American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS
As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business. American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:

General Information about American Skandia
o  American Skandia Life Assurance Corporation
o  American Skandia Life Assurance Corporation Variable Account B
o  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia Marketing, Incorporated

Payments Made to Promote Sale of our Products

How the Unit Price is Determined

Additional Information on Fixed Allocations
o  How We Calculate the Market Value Adjustment

General Information
o  Voting Rights
o  Modification
o  Deferral of Transactions
o  Misstatement of Age or Sex
o  Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

                                                                              93

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                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

                       This page intentionally left blank

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.


UNIT PRICES AND NUMBERS OF UNITS: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2005.

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                          Year Ended December 31,
                                                 -------------------------------------------------------------------------
Sub-account                                           2004            2003           2002           2001           2000
----------------------------------------------   -------------   -------------   ------------   ------------   -----------
AST JP Morgan International Equity Portfolio
    With No Optional Benefits
    Unit Price                                   $     8.24      $     7.13            5.53           6.86          8.99
    Number of Units                                 553,542         362,254         153,652       136,976         33,897
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $    14.78      $    12.81            9.96            --             --
    Number of Units                                 192,576          57,874          19,651            --             --
    With GMWB
    Unit Value                                   $    12.46      $    10.81              --            --             --
    Number of Units                                  32,632           1,808              --            --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                   $    14.70      $    12.77            9.95            --             --
    Number of Units                                  22,423           8,138            293             --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                   $    12.42      $    10.81              --            --             --
    Number of Units                                   1,120             106              --            --             --
    With HAV, EBP and GRO Plus
    Unit Price                                   $    14.62      $    12.74              --            --             --
    Number of Units                                 217,166          17,098              --            --             --
    With HAV, EBP and GMWB
    Unit Value                                           --              --              --            --             --
    Number of Units                                      --              --              --            --             --
                                                 ----------      ----------      ----------     ---------      ---------
AST William Blair International Growth (1997)
    With No Optional Benefits
    Unit Price                                   $    16.42      $    14.32           10.35          14.10         18.68
    Number of Units                               1,953,908       1,166,396           7,064         5,277          6,782
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $    15.35      $    13.41            9.72            --             --
    Number of Units                               1,986,105         470,320          19,565            --             --
    With GMWB
    Unit Value                                   $    12.07      $    10.56              --            --             --
    Number of Units                                 216,886          18,507              --            --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                   $    15.26      $    13.38            9.72            --             --
    Number of Units                                 291,719          54,833          16,068            --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                   $    12.03      $    10.56              --            --             --
    Number of Units                                  38,033           6,110              --            --             --
    With HAV, EBP and GRO Plus
    Unit Price                                   $    15.18      $    13.34              --            --             --
    Number of Units                               1,821,923         103,740              --            --             --
    With HAV, EBP and GMWB
    Unit Value                                   $    12.00              --              --            --             --
    Number of Units                                  19,719              --              --            --             --
                                                 ----------      ----------      ----------     ---------      ---------

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                   Year Ended December 31,
                                          -------------------------------------------------------------------------
Sub-account                                   2004            2003           2002           2001           2000
---------------------------------------   -------------   -------------   ------------   ------------   -----------
AST LSV International Value (1994)
    With No Optional Benefits
    Unit Price                            $    7.01       $    5.86             4.43           5.41          8.08
    Number of Units                         233,045          91,736           32,967         29,954        20,311
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $   15.40       $   12.92             9.80             --            --
    Number of Units                          76,147          20,245            4,776             --            --
    With GMWB
    Unit Value                            $   12.85              --               --             --            --
    Number of Units                           5,183              --               --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                            $   15.32       $   12.88             9.79             --            --
    Number of Units                           6,471             632             279              --            --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   12.81              --              --              --            --
    Number of Units                           6,010              --              --              --            --
    With HAV, EBP and GRO Plus
    Unit Price                            $   15.24       $   12.85              --              --            --
    Number of Units                          69,494           5,504              --              --            --
    With HAV, EBP and GMWB
    Unit Value                                   --              --              --              --            --
    Number of Units                              --              --              --              --            --
                                          ---------       ---------          -------       --------      --------
AST MFS Global Equity (1999)
    With No Optional Benefits
    Unit Price                            $   10.98       $    9.40             7.48           8.64          9.72
    Number of Units                         213,485         123,219           46,925         49,536        23,151
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $   14.42       $   12.36             9.87             --            --
    Number of Units                         143,889          34,777            1,488             --            --
    With GMWB
    Unit Value                            $   12.54       $   10.76               --             --            --
    Number of Units                          17,891             421               --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                            $   14.34       $   12.33               --             --            --
    Number of Units                          19,007             416               --             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   12.50              --               --             --            --
    Number of Units                           3,805              --               --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                            $   14.26       $   12.29               --             --            --
    Number of Units                          98,046           4,306               --             --            --
    With HAV, EBP and GMWB
    Unit Value                                   --              --               --             --            --
    Number of Units                              --              --               --             --            --
                                          ---------       ---------          -------       --------      --------


                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                         Year Ended December 31,
                                                --------------------------------------------------------------------------
Sub-account                                         2004            2003            2002          2001           2000
---------------------------------------------   -------------   -------------   ------------   ------------   ------------
AST State Street Research Small-Cap Growth 1
    With No Optional Benefits
    Unit Price                                  $   15.97       $   17.38           12.12          18.70        20.25
    Number of Units                               107,136         145,364           6,331          2,439          978
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $   12.43       $   13.56            9.48             --           --
    Number of Units                                82,128          52,103           6,251             --           --
    With GMWB
    Unit Value                                  $    9.43       $   10.30              --             --           --
    Number of Units                                 8,600           3,356              --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                  $   12.37       $   13.53              --             --           --
    Number of Units                                40,854           8,575              --             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                  $    9.40              --              --             --           --
    Number of Units                                 3,927              --              --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                                  $   12.30       $   13.49              --
    Number of Units                               113,913           9,676              --
    With HAV, EBP and GMWB
    Unit Value                                         --              --              --             --           --
    Number of Units                                    --              --              --             --           --
                                                ---------       ---------         -------        -------       ------
AST DeAM Small-Cap Growth (1999)
    With No Optional Benefits
    Unit Price                                  $    7.41       $    6.86            4.71           6.48         9.17
    Number of Units                               293,384         258,089          44,611         41,602       35,743
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $   15.23       $   14.13            9.72             --           --
    Number of Units                                78,039          27,101           2,506             --           --
    With GMWB
    Unit Value                                  $   11.15       $   10.36              --             --           --
    Number of Units                                15,137           1,850              --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                  $   15.15       $   14.09            9.72             --           --
    Number of Units                                 35,100           7,018            277             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                  $   11.12       $   10.35              --             --           --
    Number of Units                                 3,898           1,939              --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                                  $   15.07       $   14.05              --             --           --
    Number of Units                                56,414           1,850              --             --           --
    With HAV, EBP and GMWB
    Unit Value                                         --              --              --             --           --
    Number of Units                                    --              --              --             --           --
                                                ---------       ---------         -------        -------       ------

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                    Year Ended December 31,
                                          ----------------------------------------------------------------------
Sub-account                                  2004            2003            2002           2001           2000
---------------------------------------   ----------      ---------       ---------      ---------      --------
AST Federated Aggressive Growth (2000)
    With No Optional Benefits
    Unit Price                            $    10.12      $    8.33            4.98           7.12          9.08
    Number of Units                        1,169,995        859,909          25,040         10,912           243
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $    19.97      $   16.47            9.87             --            --
    Number of Units                          633,435        164,946          14,007             --            --
    With GMWB
    Unit Value                            $    12.78      $   10.55              --             --            --
    Number of Units                           70,619          8,491              --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                            $    19.86      $   16.42            9.86             --            --
    Number of Units                           77,506         18,658           5,370             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                            $    12.74      $   10.55              --             --            --
    Number of Units                           12,031          1,546              --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                            $    19.75      $   16.38              --             --            --
    Number of Units                          562,771         37,078              --             --            --
    With HAV, EBP and GMWB
    Unit Value                            $    12.70             --              --             --            --
    Number of Units                            6,328             --              --             --            --
                                          ----------      ---------        --------       --------       -------
AST Small-Cap Value (1997)
    With No Optional Benefits
    Unit Price                            $    16.64      $   14.47           10.79          12.06         11.41
    Number of Units                        1,293,786        962,965          66,744         33,608        15,339
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $    15.47      $   13.49           10.09             --            --
    Number of Units                        1,067,140        344,340          32,914             --            --
    With GMWB
    Unit Value                            $    12.24      $   10.69              --             --            --
    Number of Units                          120,010         14,484              --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                            $    15.39      $   13.45           10.08             --            --
    Number of Units                          141,679         37,207           6,048             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                            $    12.21      $   10.68              --             --            --
    Number of Units                           16,803          2,140              --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                            $    15.31      $   13.41              --             --            --
    Number of Units                        1,007,926        100,155              --             --            --
    With HAV, EBP and GMWB
    Unit Value                            $    12.17             --              --             --            --
    Number of Units                            7,974             --              --             --            --
                                          ----------      ---------        --------       --------       -------

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                     Year Ended December 31,
                                           ---------------------------------------------------------------------
Sub-account                                  2004             2003            2002          2001          2000
----------------------------------------   ----------      ----------      ---------      ---------     --------
AST DeAM Small-Cap Value (2002)
    With No Optional Benefits
    Unit Price                             $    13.13      $    10.89            7.69            --           --
    Number of Units                           138,078         131,066            124             --           --
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $    17.14      $    14.25          10.09             --           --
    Number of Units                            91,275          30,696          1,519             --           --
    With GMWB
    Unit Value                             $    12.85      $    10.70             --             --           --
    Number of Units                             9,395           1,456             --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                             $    17.05      $    14.21             --             --           --
    Number of Units                            39,619           7,542             --             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                             $    12.81              --             --             --           --
    Number of Units                             4,319              --             --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                             $    16.96      $    14.17             --             --           --
    Number of Units                           236,402          10,756             --             --           --
    With HAV, EBP and GMWB
    Unit Value                                     --              --             --             --           --
    Number of Units                                --              --             --             --           --
                                           ----------      ----------       --------       --------      -------
AST Goldman Sachs Mid-Cap Growth (2000)
    With No Optional Benefits
    Unit Price                             $     4.44      $     3.87           2.98           4.15         7.03
    Number of Units                         2,232,502       1,535,565         28,812         17,882        2,473
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $    14.68      $    12.81           9.88             --           --
    Number of Units                           633,571         170,457         11,936             --           --
    With GMWB
    Unit Value                             $    12.05      $    10.52             --             --           --
    Number of Units                            55,808           4,600             --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                             $    14.60      $    12.77           9.88             --           --
    Number of Units                           102,613          20,463          5,904             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                             $    12.01      $    10.51             --             --           --
    Number of Units                            10,211           2,424             --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                             $    14.52      $    12.73             --             --           --
    Number of Units                           516,261          37,400             --             --           --
    With HAV, EBP and GMWB
    Unit Value                             $    11.97              --             --             --           --
    Number of Units                             5,270              --             --             --           --
                                           ----------      ----------       --------       --------      -------

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                       Year Ended December 31,
                                              -------------------------------------------------------------------------
Sub-account                                       2004            2003           2002           2001           2000
-------------------------------------------   -------------   -------------   ------------   ------------   -----------
AST Neuberger Berman Mid-Cap Growth (1994)
    With No Optional Benefits
    Unit Price                                $     7.14      $    6.23            4.83           7.11          9.71
    Number of Units                              555,160        371,267          56,712         51,711        36,882
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    13.99      $   12.24            9.52             --            --
    Number of Units                              238,963         96,132           4,640             --            --
    With GMWB
    Unit Value                                $    11.83             --              --             --            --
    Number of Units                               20,882             --              --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                $    13.92      $   12.20            9.51             --            --
    Number of Units                               25,256         12,416             915             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                $    11.80             --              --             --            --
    Number of Units                                4,925             --              --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                                $    13.84      $   12.17              --             --            --
    Number of Units                              153,923         16,702              --             --            --
    With HAV, EBP and GMWB
    Unit Value                                        --             --              --             --            --
    Number of Units                                   --             --              --             --            --
                                              ----------      ---------        --------       --------       -------
AST Neuberger Berman Mid-Cap Value (1993)
    With No Optional Benefits
    Unit Price                                $    16.76      $   13.82           10.26          11.62         12.13
    Number of Units                            1,116,503        781,348          69,657         56,219        16,574
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    16.22      $   13.40            9.98             --            --
    Number of Units                              989,311        268,150          16,671             --            --
    With GMWB
    Unit Value                                $    13.12      $   10.86              --             --            --
    Number of Units                              108,730          7,071              --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                $    16.13      $   13.37             9.98            --            --
    Number of Units                              173,241         40,022           5,947             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                $    13.08      $   10.85              --             --            --
    Number of Units                               22,361          4,186              --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                                $    16.04      $   13.33              --             --            --
    Number of Units                              937,314         87,253              --             --            --
    With HAV, EBP and GMWB
    Unit Value                                $    13.04             --              --             --            --
    Number of Units                                6,141             --              --             --            --
                                              ----------      ---------        --------       --------       -------

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   Year Ended December 31,
                                          -------------------------------------------------------------------------
Sub-account                                   2004            2003           2002           2001           2000
---------------------------------------   -------------   -------------   ------------   ------------   -----------
AST Alger All-Cap Growth (2000)
    With No Optional Benefits
    Unit Price                            $    6.49       $    6.06            4.53           7.14          8.68
    Number of Units                         214,092         200,264          61,001         56,649        30,915
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $   13.36       $   12.50            9.37             --            --
    Number of Units                         123,773          34,250           1,959             --            --
    With GMWB
    Unit Value                            $   10.85              --              --             --            --
    Number of Units                           6,727              --              --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                            $   13.29       $   12.47              --             --            --
    Number of Units                           7,519           2,323              --             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                   --              --              --             --            --
    Number of Units                              --              --              --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                            $   13.22       $   12.43              --             --            --
    Number of Units                         119,566          10,356              --             --            --
    With HAV, EBP and GMWB
    Unit Value                            $   10.79              --              --             --            --
    Number of Units                             964              --              --             --            --
                                          ---------       ---------          ------         -------       ------
AST Gabelli All-Cap Value (2000)
    With No Optional Benefits
    Unit Price                            $   11.63       $   10.21            7.61           9.72         10.07
    Number of Units                         256,401         140,873          38,982         26,857        12,895
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $   15.27       $   13.44           10.05             --            --
    Number of Units                         122,314          33,721           2,516             --            --
    With GMWB
    Unit Value                            $   12.24       $   10.79              --             --            --
    Number of Units                           4,942           1,880              --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                            $   15.19       $   13.41              --             --            --
    Number of Units                           9,727           2,046              --             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   12.21              --              --             --            --
    Number of Units                           6,426              --              --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                            $   15.11       $   13.37              --             --            --
    Number of Units                         116,474          12,627              --             --            --
    With HAV, EBP and GMWB
    Unit Value                            $   12.17              --              --             --            --
    Number of Units                           1,376              --              --             --            --
                                          ---------       ---------          ------         -------       ------

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                       Year Ended December 31,
                                              --------------------------------------------------------------------------
Sub-account                                       2004            2003           2002           2001           2000
-------------------------------------------   -------------   -------------   ------------   ------------   ------------
AST T. Rowe Price Natural Resources (1995)
    With No Optional Benefits
    Unit Price                                $   17.81       $   13.75           10.42          11.18         11.24
    Number of Units                             192,336          75,013           4,994          1,879           -0-
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $   17.75       $   13.74           10.44            --             --
    Number of Units                             148,837          20,929           1,940             --            --
    With GMWB
    Unit Value                                $   14.52       $   11.25              --             --            --
    Number of Units                              15,011           1,184              --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                $   17.65       $   13.70              --             --            --
    Number of Units                              37,223           1,910              --             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                $   14.48              --              --             --            --
    Number of Units                               1,819              --              --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                                $   17.56       $   13.66              --             --            --
    Number of Units                             172,186          24,634              --             --            --
    With HAV, EBP and GMWB
    Unit Value                                       --              --              --             --            --
    Number of Units                                  --              --              --             --            --
                                              ---------       ---------         -------        -------        ------
AST Alliance Growth 2 (1996)
    With No Optional Benefits
    Unit Price                                $    6.19       $    5.93            4.86           7.12          8.46
    Number of Units                             326,194         263,698         106,056        106,762        97,356
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $   11.86       $   11.39            9.35             --            --
    Number of Units                              70,775          28,954           1,038             --            --
    With GMWB
    Unit Value                                $   10.69       $   10.27              --             --            --
    Number of Units                              21,990           7,530              --             --            --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                $   11.80       $   11.35            9.34             --            --
    Number of Units                               7,799           4,138             618             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                $   10.66              --              --             --            --
    Number of Units                                 941              --              --             --            --
    With HAV, EBP and GRO Plus
    Unit Price                                $   11.73       $   11.32              --             --            --
    Number of Units                              84,417           2,206              --             --            --
    With HAV, EBP and GMWB
    Unit Value                                       --              --              --             --            --
    Number of Units                                  --              --              --             --            --
                                              ---------       ---------         -------        -------        ------

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   Year Ended December 31,
                                          -------------------------------------------------------------------------
Sub-account                                  2004            2003            2002           2001           2000
---------------------------------------   -------------   -------------   ------------   ------------   -----------
AST MFS Growth (1999)
    With No Optional Benefits
    Unit Price                            $     7.04      $     6.44           5.31           7.48           9.68
    Number of Units                          791,823         893,170        112,701         47,656          3,089
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $    12.50      $    11.47           9.47             --             --
    Number of Units                          305,582         188,109         18,241             --             --
    With GMWB
    Unit Value                            $    11.13      $    10.22             --             --             --
    Number of Units                           21,410           7,308             --             --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                            $    12.43      $    11.43             --             --             --
    Number of Units                           26,773           6,479             --             --             --
    With any one of EBP or HAV and GMWB
    Unit Price                            $    11.09      $    10.21             --             --             --
    Number of Units                            4,350           1,319             --             --             --
    With HAV, EBP and GRO Plus
    Unit Price                            $    12.37      $    11.40             --             --             --
    Number of Units                          304,760          18,900             --             --             --
    With HAV, EBP and GMWB
    Unit Value                                    --              --             --             --             --
    Number of Units                               --              --             --             --             --
                                          ----------      ----------       --------       --------       --------

AST Marsico Capital Growth (1997)
    With No Optional Benefits
    Unit Price                            $     9.67      $     8.46           6.50           7.80          10.09
    Number of Units                        5,717,404       4,075,719        228,033        182,904        114,992
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $    14.07      $    12.35           9.52             --             --
    Number of Units                        3,543,456       1,021,520         78,038             --             --
    With GMWB
    Unit Value                            $    11.74      $    10.31             --             --             --
    Number of Units                          386,737          35,775             --             --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                            $    14.00      $    12.32           9.52             --             --
    Number of Units                          479,057         126,883         26,662             --             --
    With any one of EBP or HAV and GMWB
    Unit Price                            $    11.70      $    10.31             --             --             --
    Number of Units                           73,444          10,353             --             --             --
    With HAV, EBP and GRO Plus
    Unit Price                            $    13.92      $    12.28             --             --             --
    Number of Units                        3,136,818         215,988             --             --             --
    With HAV, EBP and GMWB
    Unit Value                            $    11.66              --             --             --             --
    Number of Units                           32,384              --             --             --             --
                                          ----------      ----------       --------       --------       --------

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                         Year Ended December 31,
                                                --------------------------------------------------------------------------
Sub-account                                         2004            2003           2002           2001           2000
---------------------------------------------   -------------   -------------   ------------   ------------   ------------
AST Goldman Sachs Concentrated Growth (1992)
    With No Optional Benefits
    Unit Price                                  $    4.68       $    4.57            3.69           5.33            7.9
    Number of Units                               733,920         604,491         405,437        404,404        235,747
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $   11.93       $   11.68            9.47            --              --
    Number of Units                               162,830          30,932           1,309             --             --
    With GMWB
    Unit Value                                  $   10.66              --              --             --             --
    Number of Units                                 8,927              --              --             --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                  $   11.86       $   11.65              --             --             --
    Number of Units                                25,285           2,681              --             --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                  $   10.63              --              --             --             --
    Number of Units                                   884              --              --             --             --
    With HAV, EBP and GRO Plus
    Unit Price                                  $   11.80       $   11.61              --             --             --
    Number of Units                               122,739          17,452              --             --             --
    With HAV, EBP and GMWB
    Unit Value                                         --              --              --             --             --
    Number of Units                                    --              --              --             --             --
                                                ---------       ---------           -----          -----         -------
AST DeAM Large-Cap Value (2000)
    With No Optional Benefits
    Unit Price                                  $   11.18       $    9.58            7.67           9.17            9.83
    Number of Units                               191,637          85,554           7,126          1,696            442
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $   14.49       $   12.45            9.98             --             --
    Number of Units                               114,540          40,259           4,779             --             --
    With GMWB
    Unit Value                                  $   12.39       $   10.66              --             --             --
    Number of Units                                19,713           2,495              --             --             --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                  $   14.41       $   12.41              --             --             --
    Number of Units                                46,811           6,103              --             --             --
    With any one of EBP or HAV and GMWB
    Unit Price                                  $   12.35              --              --             --             --
    Number of Units                                 6,736              --              --             --             --
    With HAV, EBP and GRO Plus
    Unit Price                                  $   14.33       $   12.38              --             --             --
    Number of Units                               175,087           9,674              --             --             --
    With HAV, EBP and GMWB
    Unit Value                                         --              --              --             --             --
    Number of Units                                    --              --              --             --             --
                                                ---------       ---------           -----          -----         -------

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                        Year Ended December 31,
                                                  -------------------------------------------------------------------
Sub-account                                           2004            2003           2002           2001       2000
-----------------------------------------------   -------------   -------------   ------------   -----------   ------
AST Alliance/Bernstein Growth + Value 3 (2001)
    With No Optional Benefits
    Unit Price                                    $    9.66       $    8.89            7.14           9.64       --
    Number of Units                                 194,363         137,293          37,810            -0-       --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $   13.19       $   12.16            9.79             --       --
    Number of Units                                  71,486          29,927           2,021             --       --
    With GMWB
    Unit Value                                    $   11.28              --              --             --       --
    Number of Units                                  16,087              --              --             --       --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                    $   13.12       $   12.13              --             --       --
    Number of Units                                   9,651           2,379              --             --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                    $   11.24              --              --             --       --
    Number of Units                                   1,922              --              --             --       --
    With HAV, EBP and GRO Plus
    Unit Price                                    $   13.05       $   12.09              --             --       --
    Number of Units                                  72,365           5,118              --             --       --
    With HAV, EBP and GMWB
    Unit Value                                           --              --              --             --       --
    Number of Units                                      --              --              --             --       --
                                                  ---------       ---------        --------       --------     ----
AST Sanford Bernstein Core Value 4 (2001)
    With No Optional Benefits
    Unit Price                                    $   12.28       $   10.91             8.61         10.05       --
    Number of Units                                 603,508         453,569          82,054         18,453       --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $   14.30       $   12.75           10.09             --       --
    Number of Units                                 243,464          91,128          65,721             --       --
    With GMWB
    Unit Value                                    $   12.00       $   10.70              --             --       --
    Number of Units                                  45,483           4,032              --             --       --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                    $   14.23       $   12.71           10.08             --       --
    Number of Units                                  51,451          16,568          25,273             --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                    $   11.96       $   10.70              --             --       --
    Number of Units                                   7,978           1,276              --             --       --
    With HAV, EBP and GRO Plus
    Unit Price                                    $   14.15       $   12.67              --             --       --
    Number of Units                                 220,419          11,518              --             --       --
    With HAV, EBP and GMWB
    Unit Value                                    $   11.92              --              --             --       --
    Number of Units                                   1,051              --              --             --       --
                                                  ---------       ---------        --------       --------     ----

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                             Year Ended December 31,
                                                    --------------------------------------------------------------------------
Sub-account                                             2004            2003           2002           2001           2000
-------------------------------------------------   -------------   -------------   ------------   ------------   ------------
AST Cohen & Steers Realty (1998)
    With No Optional Benefits
    Unit Price                                      $   22.03       $   16.17           11.91          11.75        11.57
    Number of Units                                   281,181         149,582          25,464         16,487       16,557
    With any one of GRO Plus, EBP or HAV
    Unit Price                                      $   19.00       $   13.99           10.33             --           --
    Number of Units                                   304,865          61,714           1,341             --           --
    With GMWB
    Unit Value                                      $   14.23       $   10.48              --             --           --
    Number of Units                                    36,159           4,313              --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                      $   18.90       $   13.95              --             --           --
    Number of Units                                    41,357           5,221              --             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                      $   14.19              --              --             --           --
    Number of Units                                     2,049              --              --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                                      $   18.80       $   13.91              --             --           --
    Number of Units                                   184,027          13,615              --             --           --
    With HAV, EBP and GMWB
    Unit Value                                             --              --              --             --           --
    Number of Units                                        --              --              --             --           --
                                                    ---------       ---------        --------       --------      -------

AST Sanford Bernstein Managed Index 500 5 (1998)
    With No Optional Benefits
    Unit Price                                      $    8.99       $    8.28            6.59           8.41         9.46
    Number of Units                                   642,882         554,156          90,506         39,414        9,941
    With any one of GRO Plus, EBP or HAV
    Unit Price                                      $   13.33       $   12.31            9.81            --           --
    Number of Units                                   220,398          82,843           3,351             --           --
    With GMWB
    Unit Value                                      $   11.44       $   10.57              --             --           --
    Number of Units                                    18,801             853              --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                      $   13.26       $   12.27            9.81             --           --
    Number of Units                                    12,699           2,937             681             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                      $   11.41       $   10.57              --             --           --
    Number of Units                                     4,398             644              --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                                      $   13.19       $   12.24              --             --           --
    Number of Units                                   389,368          16,957              --             --           --
    With HAV, EBP and GMWB
    Unit Value                                             --              --              --             --           --
    Number of Units                                        --              --              --             --           --
                                                    ---------       ---------        --------       --------      -------

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                        YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------
SUB-ACCOUNT                                       2004            2003            2002           2001           2000
--------------------------------------------   ----------      ----------        -------        -------        ------
AST AMERICAN CENTURY INCOME & Growth (1997)
    With No Optional Benefits
    Unit Price                                 $     9.48      $     8.52           6.70           8.47          9.36
    Number of Units                               613,910         339,653        124,168        113,372        70,887
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $    13.92      $    12.56           9.90             --            --
  Number of Units                                 233,605          63,878            813             --            --
    With GMWB
    Unit Value                                 $    11.85      $    10.70             --             --            --
    Number of Units                                45,084           2,828             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $    13.85      $    12.52             --             --            --
  Number of Units                                  39,945          11,533             --             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                 $    11.82      $    10.69             --             --            --
    Number of Units                                 3,722           2,487             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                   $    13.77      $    12.48             --             --            --
  Number of Units                                 198,789           2,386             --             --            --
    With HAV, EBP and GMWB
    Unit Value                                         --              --             --             --            --
    Number of Units                                    --              --             --             --            --

AST ALLIANCE GROWTH AND INCOME 6 (1992)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                 $    11.24      $    10.25           7.84          10.35         10.53
    Number of Units                             4,119,501       3,076,626        142,152        205,232        34,439
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $    14.03      $    12.83           9.84             --            --
  Number of Units                               3,211,199         932,323         18,189             --            --
    With GMWB
    Unit Value                                 $    11.63      $    10.64             --             --            --
    Number of Units                               361,569          38,248             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $    13.96      $    12.80           9.83             --            --
  Number of Units                                 421,261         106,644            717             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                 $    11.59      $    10.64             --             --            --
    Number of Units                                53,860          10,811             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                   $    13.88      $    12.76             --             --            --
  Number of Units                               2,899,917         187,011             --             --            --
    With HAV, EBP and GMWB
    Unit Value                                 $    11.55              --             --             --            --
    Number of Units                                32,525              --             --             --            --

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

                                                                      APPENDIX A



                                                                   YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003              2002           2001         2000
---------------------------------------   ---------       ---------          ------         ------       ------
AST HOTCHKIS & Wiley Large-Cap Value
    With No Optional Benefits
    Unit Price                            $  10.25        $    8.99            7.59           9.31        10.32
    Number of Units                         417,314         204,589          44,419         44,212        8,596
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  13.30        $   11.70            9.90             --           --
  Number of Units                          126,725           38,215           5,087             --           --
    With GMWB
    Unit Value                            $  11.88               --              --             --           --
    Number of Units                         27,234               --              --             --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  13.23        $   11.67            9.90             --           --
  Number of Units                           49,033           11,538             200             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                            $  11.84        $   10.45              --             --           --
    Number of Units                          9,024            1,288              --             --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $  13.16        $   11.63              --             --           --
  Number of Units                          173,888           21,961              --             --           --
    With HAV, EBP and GMWB
    Unit Value                                  --               --              --             --           --
    Number of Units                             --               --              --             --           --

AST DEAM GLOBAL ALLOCATION (7)(1993)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   9.55        $    8.71            7.38           8.84        10.14
    Number of Units                         78,619           61,801          34,451         38,208       30,678
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  12.81        $   11.70            9.94             --           --
  Number of Units                           16,079            1,832              67             --           --
    With GMWB
    Unit Value                            $  11.35               --              --             --           --
    Number of Units                          4,895               --              --             --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  12.74        $   11.67              --             --           --
  Number of Units                           14,649            1,259              --             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --               --              --             --           --
    Number of Units                             --               --              --             --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $  12.67        $   11.64              --             --           --
  Number of Units                           35,622              483              --             --           --
    With HAV, EBP and GMWB
    Unit Value                                  --               --              --             --           --
    Number of Units                             --               --              --             --           --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------------
SUB-ACCOUNT                                          2004            2003             2002           2001          2000
-----------------------------------------------   ---------       ---------          -------        ------        ------
AST AMERICAN CENTURY STRATEGIC BALANCED (1997)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                    $   10.56       $    9.81            8.36           9.38         9.87
    Number of Units                                 146,721         115,095           5,490          4,905        1,725
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $   12.54       $   11.68            9.97             --           --
    Number of Units                                 102,109          30,366           2,914             --           --
    With GMWB
    Unit Value                                    $   11.10              --              --             --           --
    Number of Units                                   2,728              --              --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                    $   12.47       $   11.64              --             --           --
    Number of Units                                  10,605           1,824              --             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                    $   11.06              --              --             --           --
    Number of Units                                   2,700              --              --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                                    $   12.40       $   11.61              --             --           --
    Number of Units                                 175,763          18,977              --             --           --
    With HAV, EBP and GMWB
    Unit Value                                           --              --              --             --           --
    Number of Units                                      --              --              --             --           --

AST T. ROWE PRICE ASSET ALLOCATION (1994)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                    $   11.39       $   10.37            8.47           9.52        10.12
    Number of Units                                 357,085         222,150          13,799         13,152        2,412
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $   13.33       $   12.18            9.97             --           --
    Number of Units                                 202,648          83,496           4,012             --           --
    With GMWB
    Unit Value                                    $   11.48       $   10.49              --             --           --
    Number of Units                                  57,827             427              --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                                    $   13.26       $   12.14              --             --           --
    Number of Units                                  27,099          12,666              --             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                    $   11.44       $   10.49              --             --           --
    Number of Units                                   4,487           2,847              --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                                    $   13.19       $   12.11              --             --           --
    Number of Units                                 349,177          27,414              --             --           --
    With HAV, EBP and GMWB
    Unit Value                                    $   11.41              --              --             --           --
    Number of Units                                   1,537              --              --             --           --

                                                                      APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                     YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------
SUB-ACCOUNT                                    2004            2003           2002           2001           2000
---------------------------------------     ---------       ---------       ---------      ---------      --------
AST T. ROWE PRICE GLOBAL BOND (1994)
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $   14.73       $   13.73           12.32          10.84        10.70
    Number of Units                           657,913         289,862          36,987         16,390          -0-
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $   12.27       $   11.47           10.32             --           --
    Number of Units                           759,419          92,875           2,954             --           --
    With GMWB
    Unit Value                              $   11.06       $   10.35              --             --           --
    Number of Units                            85,967           7,131              --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                              $   12.21       $   11.44           10.31             --           --
    Number of Units                           103,452          13,487           4,861             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                              $   11.03       $   10.34              --             --           --
    Number of Units                             9,789           1,457              --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                              $   12.14       $   11.40              --             --           --
    Number of Units                           712,411          24,361              --             --           --
    With HAV, EBP and GMWB
    Unit Value                              $   11.00              --              --             --           --
    Number of Units                             9,975              --              --             --           --

AST GOLDMAN SACHS HIGH YIELD PORTFOLIO
    WITH NO OPTIONAL BENEFITS
    Unit Price                              $   12.06       $   10.99            9.16           9.27         9.37
    Number of Units                           957,756         906,947          73,614         45,297       12,929
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $   13.46       $   12.30           10.27             --           --
    Number of Units                           395,118         144,343           2,990             --           --
    With GMWB
    Unit Value                              $   11.37       $   10.40              --             --           --
    Number of Units                            51,737          11,264              --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                              $   13.38       $   12.26              --             --           --
    Number of Units                            46,959          12,603              --             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                              $   11.34       $   10.40              --             --           --
    Number of Units                             6,217           3,250              --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                              $   13.31       $   12.23              --             --           --
    Number of Units                           426,333          27,535              --             --           --
    With HAV, EBP and GMWB
    Unit Value                                     --              --              --             --           --
    Number of Units                                --              --              --             --           --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003              2002          2001          2000
---------------------------------------   ----------      ----------         -------       -------       ------
AST LORD ABBETT BOND-DEBENTURE (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $    12.71      $    11.98          10.22          10.30        10.13
    Number of Units                        1,012,739         814,135         43,077         16,628          425
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $    12.67      $    11.97          10.24             --           --
  Number of Units                            733,436         309,328         27,024             --           --
    With GMWB
    Unit Value                            $    11.00      $    10.41             --             --           --
    Number of Units                           92,187          12,397             --             --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $    12.60      $    11.94          10.23             --           --
  Number of Units                            108,071          20,920            274             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                            $    10.97      $    10.41             --             --           --
    Number of Units                           14,516           1,266             --             --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $    12.53      $    11.90             --             --           --
  Number of Units                            904,128          42,593             --             --           --
    With HAV, EBP and GMWB
    Unit Value                            $    10.94              --             --             --           --
    Number of Units                            4,145              --             --             --           --

AST PIMCO TOTAL RETURN BOND (1994)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $    13.72      $    13.23          12.72          11.80        10.97
    Number of Units                        3,074,732       2,301,863        362,294        275,317       37,918
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $    10.91      $    10.55          10.17             --           --
  Number of Units                          3,124,509       1,067,126         87,940             --           --
    With GMWB
    Unit Value                            $    10.43      $    10.10             --             --           --
    Number of Units                          329,463          37,841             --             --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $    10.85      $    10.52           10.17            --           --
  Number of Units                            356,784          93,573         11,308             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                            $    10.40      $    10.09             --             --           --
    Number of Units                           35,761           3,287             --             --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $    10.79      $    10.49             --             --           --
  Number of Units                          3,495,678         378,676             --             --           --
    With HAV, EBP and GMWB
    Unit Value                            $    10.37              --             --             --           --
    Number of Units                           19,700              --             --             --           --

                                                                     APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                    YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------
SUB-ACCOUNT                                  2004            2003              2002          2001          2000
---------------------------------------    ----------      ---------          ------        ------        ------
AST PIMCO LIMITED MATURITY BOND (1995)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $    12.18      $    12.08          10.09          11.29        10.59
    Number of Units                         2,189,975         956,856         38,260        112,948        1,940
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $    10.32      $    10.26          10.09             --           --
    Number of Units                         1,926,546         238,601          3,018             --           --
    With GMWB
    Unit Value                             $    10.07      $    10.03             --             --           --
    Number of Units                           264,755          23,203             --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                             $    10.26      $    10.23             --             --           --
    Number of Units                           295,271          30,532             --             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                             $    10.04      $    10.02             --             --           --
    Number of Units                            23,826           1,299             --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                             $    10.21      $    10.21             --             --           --
    Number of Units                         2,764,809          36,640             --             --           --
    With HAV, EBP and GMWB
    Unit Value                             $    10.01              --             --             --           --
    Number of Units                            11,324              --             --             --           --

AST MONEY MARKET (1992)
    WITH NO OPTIONAL BENEFITS
    Unit Price                             $    10.46      $    10.51          10.57          10.57        10.32
    Number of Units                         1,663,940       1,245,396        403,604        179,509       29,567
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $     9.84      $     9.91           9.99             --           --
    Number of Units                           860,728         432,412         69,199             --           --
    With GMWB
    Unit Value                             $     9.90      $     9.98             --             --           --
    Number of Units                           167,246           5,609             --             --           --
    With any two of GRO Plus, EBP or HAV
    Unit Value                             $     9.79      $     9.88           9.99             --           --
    Number of Units                           118,431          40,239         11,113             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                             $     9.87              --             --             --           --
    Number of Units                             6,752              --             --             --           --
    With HAV, EBP and GRO Plus
    Unit Price                             $     9.73      $     9.85             --             --           --
    Number of Units                         1,312,018          81,304             --             --           --
    With HAV, EBP and GMWB
    Unit Value                             $     9.84              --             --             --           --
    Number of Units                               521              --             --             --           --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                                                 YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------------------------
SUB-ACCOUNT                                                2004            2003             2002          2001          2000
-----------------------------------------------------   --------        ---------          ------        -----         -----
Gartmore Variable Investment Trust -- GVIT DEVELOPING
    MARKETS (1996)
    With No Optional Benefits
    Unit Price                                          $  12.52        $   10.59           6.71          7.53          8.19
    Number of Units                                      264,541          122,136          6,530         6,555         3,293
  With any one of GRO Plus, EBP or HAV
  Unit Price                                            $  18.44        $   15.63             --            --            --
  Number of Units                                        118,837           20,956             --            --            --
    With GMWB
    Unit Value                                          $  12.85        $   10.90             --            --            --
    Number of Units                                       31,734            1,863             --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                            $  18.35        $   15.59             --            --            --
  Number of Units                                         26,850              167             --            --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                          $  12.81               --             --            --            --
    Number of Units                                          629               --             --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                            $  18.25        $   15.54             --            --            --
  Number of Units                                        161,653           12,503             --            --            --
    With HAV, EBP and GMWB
    Unit Value                                                --               --             --            --            --
    Number of Units                                           --               --             --            --            --

Wells Fargo Variable Trust -- EQUITY INCOME (8)(1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                          $  17.32        $   15.79          12.67         15.89         17.01
    Number of Units                                       19,612           10,586          1,063         1,992           -0-
  With any one of GRO Plus, EBP or HAV
  Unit Price                                            $  13.48        $   12.32             --            --            --
  Number of Units                                         42,381           17,889             --            --            --
    With GMWB
    Unit Value                                          $  11.74        $   10.23             --            --            --
    Number of Units                                        2,400          314,757             --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                            $  13.40        $   12.28             --            --            --
  Number of Units                                          4,433            1,089             --            --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                                --               --             --            --            --
    Number of Units                                           --               --             --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                            $  13.33        $   12.25             --            --            --
  Number of Units                                         39,530            5,900             --            --            --
    With HAV, EBP and GMWB
    Unit Value                                                --               --             --            --            --
    Number of Units                                           --               --             --            --            --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                   YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------------------
SUB-ACCOUNT                                 2004             2003             2002          2001           2000
---------------------------------------   -------------   ---------       ---------         ------        ------
AIM V.I. -- DYNAMICS (1999)
    With No Optional Benefits
    Unit Price                            $   6.96        $    6.22            4.57           6.80          9.99
    Number of Units                        188,184          137,600          18,808         15,825        22,264
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  14.71        $   13.18            9.71             --            --
  Number of Units                          117,657           27,792           1,332             --            --
    With GMWB
    Unit Value                            $  11.76               --              --             --            --
    Number of Units                          7,898               --              --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  14.64        $   13.14              --             --            --
  Number of Units                            8,375            1,003              --             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --               --              --             --            --
    Number of Units                             --               --              --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                              $  14.56        $   13.11              --             --            --
  Number of Units                           61,543            4,848              --             --            --
    With HAV, EBP and GMWB
    Unit Value                                  --               --              --             --            --
    Number of Units                             --               --              --             --            --

AIM V.I. -- TECHNOLOGY (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   3.32        $    3.21            2.24           4.27          7.98
    Number of Units                         78,567           42,720          30,448         35,767        25,984
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  13.83               --              --             --            --
  Number of Units                              216               --              --             --            --
    With GMWB
    Unit Value                                  --               --              --             --            --
    Number of Units                             --               --              --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    --               --              --             --            --
  Number of Units                               --               --              --             --            --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --               --              --             --            --
    Number of Units                             --               --              --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                    --               --              --             --            --
  Number of Units                               --               --              --             --            --
    With HAV, EBP and GMWB
    Unit Value                                  --               --              --             --            --
    Number of Units                             --               --              --             --            --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003              2002           2001         2000
---------------------------------------   --------        --------           ------         -----        ------
AIM V.I. -- HEALTH SCIENCES (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  11.34        $  10.68             8.46          11.35        13.14
    Number of Units                         92,506          59,116           19,405         27,104       32,969
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  12.69        $  11.98             9.52             --           --
  Number of Units                           39,343          16,675              892             --           --
    With GMWB
    Unit Value                            $  11.50        $  10.87              --              --           --
    Number of Units                          8,859           1,773               --             --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  12.63        $  11.95             9.52             --           --
  Number of Units                            6,838           2,812              223             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                            $  11.47              --               --             --           --
    Number of Units                             63              --               --             --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $  12.56        $  11.91               --             --           --
  Number of Units                           87,037           2,077               --             --           --
    With HAV, EBP and GMWB
    Unit Value                                  --              --               --             --           --
    Number of Units                             --              --               --             --           --

AIM V.I. -- FINANCIAL SERVICES (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  12.72        $  11.85             9.26          11.02        12.38
    Number of Units                         44,091          48,538            7,204          8,536        9,786
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  13.56        $  12.67             9.93             --           --
  Number of Units                           19,908           9,201              979             --           --
    With GMWB
    Unit Value                            $  11.20              --               --             --           --
    Number of Units                          4,380              --               --             --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  13.49        $  12.63             9.92             --           --
  Number of Units                            8,738           2,426              190             --           --
    With any one of EBP or HAV and GMWB
    Unit Price                            $  11.17              --               --             --           --
    Number of Units                          1,383              --               --             --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $  13.42        $  12.60               --             --           --
  Number of Units                           67,581          20,268               --             --           --
    With HAV, EBP and GMWB
    Unit Value                                  --              --               --             --           --
    Number of Units                             --              --               --             --           --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                       YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------------------
SUB-ACCOUNT                                      2004            2003             2002          2001        2000
--------------------------------------------   --------        --------           -----         -----       ------
Evergreen VA -- INTERNATIONAL EQUITY (2000)
    With No Optional Benefits
    Unit Price                                 $  12.31        $  10.46              --            --         --
    Number of Units                              62,400          24,847              --            --         --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $  12.27        $  10.45              --            --         --
  Number of Units                                24,314           5,552              --            --         --
    With GMWB
    Unit Value                                 $  12.26              --              --            --         --
    Number of Units                              14,337              --              --            --         --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $  12.24        $  10.45              --            --         --
  Number of Units                                 7,296           1,075              --            --         --
    With any one of EBP or HAV and GMWB
    Unit Price                                       --        $  10.45              --            --         --
    Number of Units                                  --             970              --            --         --
  With HAV, EBP and GRO Plus
  Unit Price                                   $  12.21        $  10.45              --            --         --
  Number of Units                                32,858             827              --            --         --
    With HAV, EBP and GMWB
    Unit Value                                       --              --              --            --         --
    Number of Units                                  --              --              --            --         --

Evergreen VA -- SPECIAL EQUITY 9 (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                 $   9.57        $   9.16            6.10          8.49       9.35
    Number of Units                              92,559          69,344           5,427         5,085        -0-
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $  15.38        $  14.76            9.86            --         --
  Number of Units                                71,520          19,312             295            --         --
    With GMWB
    Unit Value                                 $  10.64        $  10.22              --            --         --
    Number of Units                               8,000           2,186              --            --         --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $  15.30        $  14.71              --            --         --
  Number of Units                                27,564           1,917              --            --         --
    With any one of EBP or HAV and GMWB
    Unit Price                                       --              --              --            --         --
    Number of Units                                  --              --              --            --         --
  With HAV, EBP and GRO Plus
  Unit Price                                   $  15.22        $  14.67              --            --         --
  Number of Units                                46,748           3,620              --            --         --
    With HAV, EBP and GMWB
    Unit Value                                       --              --              --            --         --
    Number of Units                                  --              --              --            --         --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003             2002          2001        2000
---------------------------------------   ---------       --------           -----         -----       ----
Evergreen VA -- OMEGA (2000)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $    9.75       $   9.21              --          9.04         --
    Number of Units                          26,849         15,743              --           -0-         --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   14.01       $  13.27              --            --         --
  Number of Units                            22,947          3,320              --            --         --
    With GMWB
    Unit Value                            $   11.04             --              --            --         --
    Number of Units                           1,787             --              --            --         --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   13.93       $  13.23              --            --         --
  Number of Units                               263             27              --            --         --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   11.00             --              --            --         --
    Number of Units                           3,387             --              --            --         --
  With HAV, EBP and GRO Plus
  Unit Price                              $   13.86       $  13.19              --            --         --
  Number of Units                            31,153            283              --            --         --
    With HAV, EBP and GMWB
    Unit Value                                   --             --              --            --         --
    Number of Units                              --             --              --            --         --

ProFund VP -- EUROPE 30 (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $    7.90       $   7.00            5.11          6.97       9.30
    Number of Units                         201,444         75,543           2,539         7,317        -0-
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   14.93       $  13.26            9.70            --         --
  Number of Units                            13,634          2,495              69            --         --
    With GMWB
    Unit Value                            $   12.49             --              --            --         --
    Number of Units                           2,913             --              --            --         --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   14.85             --              --            --         --
  Number of Units                            19,592             --              --            --         --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   12.45             --              --            --         --
    Number of Units                             140             --              --            --         --
  With HAV, EBP and GRO Plus
  Unit Price                              $   14.77       $  13.18              --            --         --
  Number of Units                            99,557         13,365              --            --         --
    With HAV, EBP and GMWB
    Unit Value                            $   12.41             --              --            --         --
    Number of Units                             562             --              --            --         --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                           YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------
SUB-ACCOUNT                                 2004            2003            2002       2001    2000
---------------------------------------   --------        --------          ----       ----    ----
ProFund VP -- ASIA 30 (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  12.43        $  12.66           --        --       --
    Number of Units                         63,254          47,272           --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  15.71        $  16.03           --        --       --
  Number of Units                           20,171           6,176           --        --       --
    With GMWB
    Unit Value                            $  10.22              --           --        --       --
    Number of Units                          7,026              --           --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  15.62        $  15.99           --        --       --
  Number of Units                           18,117             173           --        --       --
    With any one of EBP or HAV and GMWB
    Unit Price                            $  10.19              --           --        --       --
    Number of Units                             98              --           --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  15.54        $  15.94           --        --       --
  Number of Units                           74,988          10,432           --        --       --
    With HAV, EBP and GMWB
    Unit Value                                  --              --           --        --       --
    Number of Units                             --              --           --        --       --

ProFund VP -- JAPAN (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   9.65        $   9.09           --        --       --
    Number of Units                         87,251          28,579           --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  13.52        $  12.76           --        --       --
  Number of Units                           11,573           7,868           --        --       --
    With GMWB
    Unit Value                            $  10.44              --           --        --       --
    Number of Units                          3,086              --           --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  13.45              --           --        --       --
  Number of Units                           19,547              --           --        --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --           --        --       --
    Number of Units                             --              --           --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  13.38        $  12.69           --        --       --
  Number of Units                           35,968           1,883           --        --       --
    With HAV, EBP and GMWB
    Unit Value                                  --              --           --        --       --
    Number of Units                             --              --           --        --       --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                             YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003            2002         2001     2000
---------------------------------------   --------        --------          ----         ----     ----
ProFund VP -- BANKS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  12.11        $  10.97           --           --       --
    Number of Units                         12,480           8,886           --           --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  14.22        $  12.92           --           --       --
  Number of Units                           12,919           4,576           --           --       --
    With GMWB
    Unit Value                            $  11.67              --           --           --       --
    Number of Units                          2,773              --           --           --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  14.15              --           --           --       --
  Number of Units                            2,561              --           --           --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  14.07              --           --           --       --
  Number of Units                            8,847              --           --           --       --
    With HAV, EBP and GMWB
    Unit Value                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --

ProFund VP -- BASIC MATERIALS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  12.00        $  11.02           --           --       --
    Number of Units                         42,597          53,759           --           --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  14.56        $  13.41         10.35          --       --
  Number of Units                           17,377           3,940           70           --       --
    With GMWB
    Unit Value                            $  12.54              --           --           --       --
    Number of Units                          9,417              --           --           --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  14.48              --           --           --       --
  Number of Units                              648              --           --           --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  14.40        $  13.33           --           --       --
  Number of Units                           23,555           8,054           --           --       --
    With HAV, EBP and GMWB
    Unit Value                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                               YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003           2002            2001        2000
---------------------------------------   --------        --------        ------           -----       ----
ProFund VP -- Biotechnology (2001)
    With No Optional Benefits
    Unit Price                            $   7.73        $   7.14          5.17            8.38        --
    Number of Units                         32,726          20,329           460           3,279        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    --              --            --              --        --
  Number of Units                               --              --            --              --        --
    With GMWB
    Unit Value                                  --              --            --              --        --
    Number of Units                             --              --            --              --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    --              --            --              --        --
  Number of Units                               --              --            --              --        --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --            --              --        --
    Number of Units                             --              --            --              --        --
  With HAV, EBP and GRO Plus
  Unit Price                                    --              --            --              --        --
  Number of Units                               --              --            --              --        --
    With HAV, EBP and GMWB
    Unit Value                                  --              --            --              --        --
    Number of Units                             --              --            --              --        --

ProFund VP -- CONSUMER SERVICES (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   9.67        $   9.10            --              --        --
    Number of Units                         20,288          13,935            --              --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  12.41        $  11.71          9.38              --        --
  Number of Units                           27,094           2,321           686              --        --
    With GMWB
    Unit Value                            $  10.78              --            --              --        --
    Number of Units                         10,848              --            --              --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  12.35              --            --              --        --
  Number of Units                               65              --            --              --        --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --            --              --        --
    Number of Units                             --              --            --              --        --
  With HAV, EBP and GRO Plus
  Unit Price                              $  12.28              --            --              --        --
  Number of Units                           17,197              --            --              --        --
    With HAV, EBP and GMWB
    Unit Value                                  --              --            --              --        --
    Number of Units                             --              --            --              --        --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                              YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003            2002        2001         2000
---------------------------------------   ---------       --------          ----        ----         ----
ProFund VP -- CONSUMER GOODS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   10.47       $   9.71            --         --           --
    Number of Units                           7,578          3,821            --         --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   12.44       $  11.56          9.91         --           --
  Number of Units                             8,109          1,762            74         --           --
    With GMWB
    Unit Value                            $   11.49             --            --         --           --
    Number of Units                           3,092             --            --         --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   12.37       $  11.53            --         --           --
  Number of Units                               147          1,780            --         --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                   --             --            --         --           --
    Number of Units                              --             --            --         --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $   12.31       $  11.49            --         --           --
  Number of Units                             8,437            954            --         --           --
    With HAV, EBP and GMWB
    Unit Value                                   --             --            --         --           --
    Number of Units                              --             --            --         --           --

ProFund VP -- OIL & GAS (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   11.62       $   9.10            --       9.20           --
    Number of Units                         186,654         50,155            --        -0-           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   15.53       $  12.19         10.12         --           --
  Number of Units                            66,223          2,523           641         --           --
    With GMWB
    Unit Value                            $   13.91             --            --         --           --
    Number of Units                           8,976             --            --         --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   15.45       $  12.16            --         --           --
  Number of Units                            23,701            239            --         --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                   --             --            --         --           --
    Number of Units                              --             --            --         --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $   15.37       $  12.12            --         --           --
  Number of Units                            58,804          4,007            --         --           --
    With HAV, EBP and GMWB
    Unit Value                                   --             --            --         --           --
    Number of Units                              --             --            --         --           --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                               YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003              2002          2001      2000
---------------------------------------   --------        --------           -----         -----      ----
ProFund VP -- Financials (2001)
    With No Optional Benefits
    Unit Price                            $  10.77        $   9.88            7.76          9.23        --
    Number of Units                         70,662          32,283           3,258         8,154        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  13.60        $  12.51            9.85            --        --
  Number of Units                           33,262           3,980              73            --        --
    With GMWB
    Unit Value                            $  11.36              --              --            --        --
    Number of Units                          6,588              --              --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  13.52        $  12.47            9.84            --        --
  Number of Units                           20,343             388             401            --        --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --              --            --        --
    Number of Units                             --              --              --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                              $  13.45        $  12.44              --            --        --
  Number of Units                           17,749           1,060              --            --        --
    With HAV, EBP and GMWB
    Unit Value                                  --              --              --            --        --
    Number of Units                             --              --              --            --        --

ProFund VP -- HEALTH CARE (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   8.38        $   8.29            7.15          9.37        --
    Number of Units                         91,641          23,591           1,235         2,564        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  11.19        $  11.10            9.60            --        --
  Number of Units                           43,276          11,578           1,177            --        --
    With GMWB
    Unit Value                            $  10.74              --              --            --        --
    Number of Units                            490              --              --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  11.13        $  11.07            9.60            --        --
  Number of Units                           31,097             402             416            --        --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --              --            --        --
    Number of Units                             --              --              --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                              $  11.07        $  11.04              --            --        --
  Number of Units                            8,570           1,969              --            --        --
    With HAV, EBP and GMWB
    Unit Value                                  --              --              --            --        --
    Number of Units                             --              --              --            --        --

                                                                      APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                             YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003           2002          2001     2000
---------------------------------------   --------        --------        -----          -----    ----
ProFund VP -- INDUSTRIALS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  11.27        $  10.08           --           --       --
    Number of Units                         22,333          11,186           --           --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  14.40        $  12.91        10.21           --       --
  Number of Units                           15,368           3,639           72           --       --
    With GMWB
    Unit Value                            $  12.18              --           --           --       --
    Number of Units                          6,290              --           --           --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  14.32              --           --           --       --
  Number of Units                            3,396              --           --           --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  14.24              --           --           --       --
  Number of Units                            4,426              --           --           --       --
    With HAV, EBP and GMWB
    Unit Value                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --

ProFund VP -- INTERNET (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  18.08        $  15.10           --           --       --
    Number of Units                         20,851           8,287           --           --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    --              --           --           --       --
  Number of Units                               --              --           --           --       --
    With GMWB
    Unit Value                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    --              --           --           --       --
  Number of Units                               --              --           --           --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    --              --           --           --       --
  Number of Units                               --              --           --           --       --
    With HAV, EBP and GMWB
    Unit Value                                  --              --           --           --       --
    Number of Units                             --              --           --           --       --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                               YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------
SUB-ACCOUNT                                       2004            2003       2002         2001     2000
---------------------------------------         -------------   --------     -----        ----     ----
ProFund VP -- PHARMACEUTICALS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                  $    8.02       $   8.95        --         --       --
    Number of Units                                27,913         24,743        --         --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    8.96       $  10.02        --         --       --
  Number of Units                                  40,402          6,951        --         --       --
    With GMWB
    Unit Value                                  $    9.51       $  10.65        --         --       --
    Number of Units                                 2,904            955        --         --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    $    8.91             --        --         --       --
  Number of Units                                      32             --        --         --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                         --             --        --         --       --
    Number of Units                                    --             --        --         --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    8.86       $   9.96        --         --       --
  Number of Units                                  23,137          2,871        --         --       --
    With HAV, EBP and GMWB
    Unit Value                                         --             --        --         --       --
    Number of Units                                    --             --        --         --       --

ProFund VP -- PRECIOUS METALS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                  $   11.90       $  13.38      9.73         --       --
    Number of Units                               102,230         89,687     1,179         --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $   13.76       $  15.51     11.31         --       --
  Number of Units                                  18,961          6,099        65         --       --
    With GMWB
    Unit Value                                  $   10.26             --        --         --       --
    Number of Units                                 5,163             --        --         --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    $   13.69       $  15.46        --         --       --
  Number of Units                                  22,059            158        --         --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                  $   10.23             --        --         --       --
    Number of Units                                   842             --        --         --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    $   13.61             --        --         --       --
  Number of Units                                  42,627             --        --         --       --
    With HAV, EBP and GMWB
    Unit Value                                         --             --        --         --       --
    Number of Units                                    --             --        --         --       --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003           2002            2001          2000
---------------------------------------   --------        --------        -------          -----         ----
ProFund VP -- REAL ESTATE (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  17.58        $  14.00          10.65          10.78          --
    Number of Units                         53,006          18,355          2,230          2,306          --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  16.78        $  13.39          10.21             --          --
  Number of Units                           32,379           5,332             73             --          --
    With GMWB
    Unit Value                            $  13.17              --             --             --          --
    Number of Units                          9,348              --             --             --          --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  16.69        $  13.35             --             --          --
  Number of Units                            2,337             850             --             --          --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --             --             --          --
    Number of Units                             --              --             --             --          --
  With HAV, EBP and GRO Plus
  Unit Price                              $  16.60        $  13.31             --             --          --
  Number of Units                           58,062           3,835             --             --          --
    With HAV, EBP and GMWB
    Unit Value                                  --              --             --             --          --
    Number of Units                             --              --             --             --          --

ProFund VP -- SEMICONDUCTOR (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   7.23        $   9.58             --             --          --
    Number of Units                         52,485          17,621             --             --          --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    --              --             --             --          --
  Number of Units                               --              --             --             --          --
    With GMWB
    Unit Value                                  --              --             --             --          --
    Number of Units                             --              --             --             --          --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    --              --             --             --          --
  Number of Units                               --              --             --             --          --
    With any one of EBP or HAV and GMWB
    Unit Price                                  --              --             --             --          --
    Number of Units                             --              --             --             --          --
  With HAV, EBP and GRO Plus
  Unit Price                                    --              --             --             --          --
  Number of Units                               --              --             --             --          --
    With HAV, EBP and GMWB
    Unit Value                                  --              --             --             --          --
    Number of Units                             --              --             --             --          --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                 YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------
SUB-ACCOUNT                                        2004            2003     2002         2001        2000
----------------------------------------         ---------       --------    ---        ------       ----
ProFund VP -- TECHNOLOGY (2001)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                   $    4.91       $   5.00     --          5.92        --
    Number of Units                                 88,720         74,180     --        12,704        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $   13.10             --     --            --        --
  Number of Units                                      114             --     --            --        --
    With GMWB
    Unit Value                                          --             --     --            --        --
    Number of Units                                     --             --     --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                            --             --     --            --        --
  Number of Units                                       --             --     --            --        --
    With any one of EBP or HAV and GMWB
    Unit Price                                          --             --     --            --        --
    Number of Units                                     --             --     --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                            --             --     --            --        --
  Number of Units                                       --             --     --            --        --
    With HAV, EBP and GMWB
    Unit Value                                          --             --     --            --        --
    Number of Units                                     --             --     --            --        --
----------------------------------------      -- ----------      ---------   ---      ---------     ----
ProFund VP -- Telecommunications (2001)
    With No Optional Benefits
    Unit Price                                   $    5.04       $    4.41    --           7.11       --
    Number of Units                                118,731         30,179     --           -0-        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $   11.53       $   10.13    --            --        --
  Number of Units                                   16,606          4,026     --            --        --
    With GMWB
    Unit Value                                   $   12.64             --     --            --        --
    Number of Units                                  3,263             --     --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $   11.47       $   10.10    --            --        --
  Number of Units                                   24,292            334     --            --        --
    With any one of EBP or HAV and GMWB
    Unit Price                                          --             --     --            --        --
    Number of Units                                     --             --     --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                     $   11.40             --     --            --        --
  Number of Units                                    6,379             --     --            --        --
    With HAV, EBP and GMWB
    Unit Value                                          --             --     --            --        --
    Number of Units                                     --             --     --            --        --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------
SUB-ACCOUNT                                    2004            2003           2002       2001         2000
---------------------------------------      ---------       ---------        -----     -----         ----
ProFund VP -- UTILITIES (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    8.75       $    7.32         6.11      8.13           --
  Number of Units                               79,702          18,902          491       -0-           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.13       $   12.69        10.62        --           --
  Number of Units                               74,584           7,430          836        --           --
  With GMWB
  Unit Value                                 $   12.61              --           --        --           --
  Number of Units                                7,469              --           --        --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.05       $   12.65           --        --           --
  Number of Units                                4,044           2,920           --        --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --              --           --        --           --
  Number of Units                                   --              --           --        --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.97       $   12.62           --        --           --
  Number of Units                               57,208           8,137           --        --           --
  With HAV, EBP and GMWB
  Unit Value                                        --              --           --        --           --
  Number of Units                                   --              --           --        --           --

ProFund VP -- BULL (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   10.65       $    9.91           --        --           --
  Number of Units                              412,259         394,427           --        --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   12.93       $   12.07           --        --           --
  Number of Units                              182,468          18,458           --        --           --
  With GMWB
  Unit Value                                 $   11.34              --           --        --           --
  Number of Units                               26,383              --           --        --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   12.86       $   12.03           --        --           --
  Number of Units                               15,572           2,154           --        --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   11.31              --           --        --           --
  Number of Units                                   40              --           --        --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   12.79       $   12.00           --        --           --
  Number of Units                              171,187           1,179           --        --           --
  With HAV, EBP and GMWB
  Unit Value                                 $   11.27              --           --        --           --
  Number of Units                                1,158              --           --        --           --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------
SUB-ACCOUNT                                  2004           2003           2002           2001          2000
---------------------------------------   ---------       --------        -------        ------         ----
ProFund VP -- BEAR (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $    9.09       $  10.26          13.78         11.55           --
  Number of Units                            16,155         28,299          2,012           -0-           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $    6.65       $   7.53          10.14            --           --
  Number of Units                             5,797          3,186            658            --           --
  With GMWB
  Unit Value                              $    8.21             --             --            --           --
  Number of Units                             1,186             --             --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $    6.62       $   7.51             --            --           --
  Number of Units                            42,157          2,165             --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                              $    8.19             --             --            --           --
  Number of Units                               532             --             --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $    6.58             --             --            --           --
  Number of Units                            41,480             --             --            --           --
  With HAV, EBP and GMWB
  Unit Value                                     --             --             --            --           --
  Number of Units                                --             --             --            --           --

ProFund VP -- ULTRABULL (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $    8.25       $   7.13           4.72          7.48           --
  Number of Units                           305,666         56,257          2,988           -0-           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     --             --             --            --           --
  Number of Units                                --             --             --            --           --
  With GMWB
  Unit Value                                     --             --             --            --           --
  Number of Units                                --             --             --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     --             --             --            --           --
  Number of Units                                --             --             --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                     --             --             --            --           --
  Number of Units                                --             --             --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                     --             --             --            --           --
  Number of Units                                --             --             --            --           --
  With HAV, EBP and GMWB
  Unit Value                                     --             --             --            --           --
  Number of Units                                --             --             --            --           --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                               YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------------
SUB-ACCOUNT                                 2004            2003           2002          2001         2000
---------------------------------------   --------        ---------       ------        ------        ----
ProFund VP -- OTC (2001)
  With No Optional Benefits
  Unit Price                              $   5.44        $    5.07           --          5.77          --
  Number of Units                          293,311          257,947           --          -0-           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  14.47        $   13.54         9.36           --           --
  Number of Units                          105,135           12,607          205           --           --
  With GMWB
  Unit Value                              $  11.00               --           --           --           --
  Number of Units                           32,794               --           --           --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $  14.39        $   13.50           --           --           --
  Number of Units                           67,576            4,836           --           --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                    --               --           --           --           --
  Number of Units                               --               --           --           --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $  14.31        $   13.46           --           --           --
  Number of Units                          128,923            5,378           --           --           --
  With HAV, EBP and GMWB
  Unit Value                              $  10.94               --           --           --           --
  Number of Units                            2,991               --           --           --           --

ProFund VP -- Short OTC (2002)
  With No Optional Benefits
  Unit Price                              $   5.99        $    6.83        11.03           --           --
  Number of Units                           77,280           40,617          934           --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   5.64        $    6.45           --           --           --
  Number of Units                            7,841           10,811           --           --           --
  With GMWB
  Unit Value                              $   8.31               --           --           --           --
  Number of Units                              265               --           --           --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   5.61               --           --           --           --
  Number of Units                               36               --           --           --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                    --               --           --           --           --
  Number of Units                               --               --           --           --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $   5.58               --           --           --           --
  Number of Units                            7,191               --           --           --           --
  With HAV, EBP and GMWB
  Unit Value                                    --               --           --           --           --
  Number of Units                               --               --           --           --           --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                 YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------------
SUB-ACCOUNT                                    2004            2003          2002             2001          2000
---------------------------------------      --------        ---------       -----           ------       ------
ProFund VP -- UltraOTC (1999)
  With No Optional Benefits
  Unit Price                                 $   0.87        $    0.77          --             1.25         4.06
  Number of Units                           6,405,048          890,270          --           58,556        3,787
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  19.53               --          --               --           --
  Number of Units                                  90               --          --               --           --
    With GMWB
    Unit Value                                     --               --          --               --           --
    Number of Units                                --               --          --               --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --               --          --               --           --
  Number of Units                                  --               --          --               --           --
    With any one of EBP or HAV and GMWB
    Unit Price                                     --               --          --               --           --
    Number of Units                                --               --          --               --           --
  With HAV, EBP and GRO Plus
  Unit Price                                       --               --          --               --           --
  Number of Units                                  --               --          --               --           --
    With HAV, EBP and GMWB
    Unit Value                                     --               --          --               --           --
    Number of Units                                --               --          --               --           --

ProFund VP -- MID-CAP VALUE (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $  11.80        $   10.30          --               --           --
    Number of Units                            87,968           59,964          --               --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.38        $   13.46       10.07               --           --
  Number of Units                              64,251           18,261       2,821               --           --
    With GMWB
    Unit Value                               $  12.30               --          --               --           --
    Number of Units                             3,276               --          --               --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.29               --          --               --           --
  Number of Units                              10,601               --          --               --           --
    With any one of EBP or HAV and GMWB
    Unit Price                               $  12.26               --          --               --           --
    Number of Units                               215               --          --               --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  15.21        $   13.39          --               --           --
  Number of Units                             110,312            4,164          --               --           --
    With HAV, EBP and GMWB
    Unit Value                               $  12.23               --          --               --           --
    Number of Units                               216               --          --               --           --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                            YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------
SUB-ACCOUNT                                  2004            2003          2002       2001     2000
---------------------------------------   ---------       ---------       ------      -----    -----
ProFund VP -- MID-CAP GROWTH (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   10.70       $   9.75            --         --       --
    Number of Units                          80,520         24,107            --         --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   13.54       $  12.38          9.82         --       --
  Number of Units                            55,896         17,202         2,879         --       --
    With GMWB
    Unit Value                            $   11.21             --            --         --       --
    Number of Units                           2,696             --            --         --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   13.47             --            --         --       --
  Number of Units                            27,151             --            --         --       --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   11.18             --            --         --       --
    Number of Units                              88             --            --         --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $   13.39       $  12.31            --         --       --
  Number of Units                            53,472          2,028            --         --       --
    With HAV, EBP and GMWB
    Unit Value                                   --             --            --         --       --
    Number of Units                              --             --            --         --       --

ProFund VP -- ULTRAMID-CAP (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   12.13       $   9.62            --         --       --
    Number of Units                         115,073         34,556            --         --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   20.80       $  16.53            --         --       --
  Number of Units                            28,117          5,328            --         --       --
    With GMWB
    Unit Value                            $   13.97             --            --         --       --
    Number of Units                           4,794             --            --         --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   20.68       $  16.49            --         --       --
  Number of Units                               853          1,873            --         --       --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   13.92             --            --         --       --
    Number of Units                              19             --            --         --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $   20.57       $  16.44            --         --       --
  Number of Units                           101,493          3,746            --         --       --
    With HAV, EBP and GMWB
    Unit Value                                   --             --            --         --       --
    Number of Units                              --             --            --         --       --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                             YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------
SUB-ACCOUNT                                 2004            2003          2002         2001     2000
---------------------------------------   ---------       ---------       ------       -----    ----
ProFund VP -- SMALL-CAP VALUE (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   11.22       $    9.46          --           --       --
    Number of Units                         123,988         105,751          --           --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   15.93       $   13.47       10.15           --       --
  Number of Units                            75,890          27,349         568           --       --
    With GMWB
    Unit Value                            $   12.63              --          --           --       --
    Number of Units                          18,991              --          --           --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   15.85       $   13.43          --           --       --
  Number of Units                            24,538           4,300          --           --       --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   12.59              --          --           --       --
    Number of Units                              45              --          --           --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $   15.76       $   13.39          --           --       --
  Number of Units                           163,443          24,769          --           --       --
    With HAV, EBP and GMWB
    Unit Value                            $   12.55              --          --           --       --
    Number of Units                             974              --          --           --       --

ProFund VP -- SMALL-CAP GROWTH (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   12.11       $   10.23          --           --       --
    Number of Units                         237,000          65,882          --           --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   15.47       $   13.11          --           --       --
  Number of Units                            63,321          24,983          --           --       --
    With GMWB
    Unit Value                            $   12.32              --          --           --       --
    Number of Units                          14,604              --          --           --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $   15.39       $   13.07          --           --       --
  Number of Units                            32,374           4,774          --           --       --
    With any one of EBP or HAV and GMWB
    Unit Price                            $   12.29              --          --           --       --
    Number of Units                             162              --          --           --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $   15.31       $   13.04          --           --       --
  Number of Units                           170,800          21,997          --           --       --
    With HAV, EBP and GMWB
    Unit Value                            $   12.25              --          --           --       --
    Number of Units                             938              --          --           --       --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                     YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------------
SUB-ACCOUNT                                    2004            2003              2002        2001          2000
------------------------------------------   -------------   ---------          -----       ------        --------
ProFund VP -- ULTRASMALL-CAP (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $   12.28       $  9.49             4.82       8.50             9.32
    Number of Units                            143,175         60,051             953        -0-            3,174
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  25.20              --              --         --               --
  Number of Units                               4,066              --              --         --               --
    With GMWB
    Unit Value                                     --              --              --         --               --
    Number of Units                                --              --              --         --               --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --              --              --         --               --
  Number of Units                                  --              --              --         --               --
    With any one of EBP or HAV and GMWB
    Unit Price                                     --              --              --         --               --
    Number of Units                                --              --              --         --               --
  With HAV, EBP and GRO Plus
  Unit Price                                       --              --              --         --               --
  Number of Units                                  --              --              --         --               --
    With HAV, EBP and GMWB
    Unit Value                                     --              --              --         --               --
    Number of Units                                --              --              --         --               --

ProFund VP -- U.S. GOVERNMENT PLUS (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                               $  11.91        $  11.15           11.59         --               --
    Number of Units                            42,782          20,058           1,005         --               --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  10.43        $   9.79           10.20         --               --
  Number of Units                              11,478           6,691             592         --               --
    With GMWB
    Unit Value                               $  10.89              --              --         --               --
    Number of Units                             3,036              --              --         --               --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  10.38        $   9.76              --         --               --
  Number of Units                               1,887             818              --         --               --
    With any one of EBP or HAV and GMWB
    Unit Price                                     --              --              --         --               --
    Number of Units                                --              --              --         --               --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  10.32        $   9.73              --         --               --
  Number of Units                             120,311          14,956              --         --               --
    With HAV, EBP and GMWB
    Unit Value                                     --              --              --         --               --
    Number of Units                                --              --              --         --               --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                   Year Ended December 31,
                                                 ---------------------------------------------------------
Sub-account                                        2004            2003          2002        2001     2000
----------------------------------------------   --------        --------        ------      -----    -----
ProFund VP -- RISING RATES OPPORTUNITY (2002)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                   $   6.70        $   7.61            --         --       --
    Number of Units                               266,169          78,428            --         --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $   8.04        $   9.16          9.70         --       --
  Number of Units                                 168,043          31,892         3,456         --       --
    With GMWB
    Unit Value                                   $   8.37              --            --         --       --
    Number of Units                                25,505              --            --         --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $   8.00        $   9.13            --         --       --
  Number of Units                                  21,280           1,988            --         --       --
    With any one of EBP or HAV and GMWB
    Unit Price                                   $   8.35              --            --         --       --
    Number of Units                                 7,572              --            --         --       --
  With HAV, EBP and GRO Plus
  Unit Price                                     $   7.95        $    9.11           --         --       --
  Number of Units                                 333,355            4,991           --         --       --
    With HAV, EBP and GMWB
    Unit Value                                   $   8.32              --            --         --       --
    Number of Units                                   307              --            --         --       --

ProFund VP -- LARGE-CAP GROWTH
    WITH NO OPTIONAL BENEFITS
    Unit Price                                         --              --            --         --       --
    Number of Units                                    --              --            --         --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $  10.38              --            --         --       --
  Number of Units                                     368              --            --         --       --
    With GMWB
    Unit Value                                   $  10.38              --            --         --       --
    Number of Units                                 1,497              --            --         --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                           --              --            --         --       --
  Number of Units                                      --              --            --         --       --
    With any one of EBP or HAV and GMWB
    Unit Value                                         --              --            --         --       --
    Number of Units                                    --              --            --         --       --
  With HAV, EBP and GRO Plus
  Unit Price                                     $  10.37              --            --         --       --
  Number of Units                                   2,860              --            --         --       --
    With HAV, EBP and GMWB
    Unit Value                                         --              --            --         --       --
    Number of Units                                    --              --            --         --       --

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
SUB-ACCOUNT                                 2004           2003      2002      2001     2000
---------------------------------------   --------        -----     -----     -----     -----
ProFund VP -- LARGE-CAP VALUE
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  10.37           --        --        --       --
    Number of Units                          3,839           --        --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  10.37           --        --        --       --
  Number of Units                            1,527           --        --        --       --
    With GMWB
    Unit Value                                  --           --        --        --       --
    Number of Units                             --           --        --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    --           --        --        --       --
  Number of Units                               --           --        --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                                  --           --        --        --       --
    Number of Units                             --           --        --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  10.36           --        --        --       --
  Number of Units                            3,802           --        --        --       --
    With HAV, EBP and GMWB
    Unit Value                                  --           --        --        --       --
    Number of Units                             --           --        --        --       --

ProFund VP -- SHORT MID-CAP
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   9.70           --        --        --       --
    Number of Units                            571           --        --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    --           --        --        --       --
  Number of Units                               --           --        --        --       --
    With GMWB
    Unit Value                                  --           --        --        --       --
    Number of Units                             --           --        --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    --           --        --        --       --
  Number of Units                               --           --        --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                                  --           --        --        --       --
    Number of Units                             --           --        --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    --           --        --        --       --
  Number of Units                               --           --        --        --       --
    With HAV, EBP and GMWB
    Unit Value                                  --           --        --        --       --
    Number of Units                             --           --        --        --       --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                                        Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------
Sub-account                                          2004            2003           2002          2001          2000
-----------------------------------------------------------------------------------------------------------------------
ProFund VP -- Short Small-Cap
  With No Optional Benefits
  Unit Price                                    $   9.55              --               --            --           --
  Number of Units                                  7,859              --               --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With GMWB
  Unit Value                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With HAV, EBP and GMWB
  Unit Value                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
-----------------------------------------------------------------------------------------------------------------------
First Trust[RegTM] 10 Uncommon Values (2000)
  With No Optional Benefits
  Unit Price                                    $   4.38        $   3.99             2.95          4.73         7.44
  Number of Units                                 33,075          22,064           23,080        31,543       32,451
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With GMWB
  Unit Value                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
  With HAV, EBP and GMWB
  Unit Value                                          --              --               --            --           --
  Number of Units                                     --              --               --            --           --
-----------------------------------------------------------------------------------------------------------------------

APPENDIX A

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                           YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------
SUB-ACCOUNT                                 2004            2003           2002      2001      2000
---------------------------------------   ---------       ---------       -----     -----     -----
First Trust Target Managed VIP (1999)
    With No Optional Benefits
    Unit Price                            $   14.64       $   13.20          --        --       --
    Number of Units                         695,591         476,951          --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   14.56              --          --        --       --
  Number of Units                           246,099              --          --        --       --
    With GMWB
    Unit Value                            $   11.33              --          --        --       --
    Number of Units                         142,741              --          --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $   14.48              --          --        --       --
  Number of Units                           168,841              --          --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                            $   11.31              --          --        --       --
    Number of Units                           8,734              --          --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $   11.30              --          --        --       --
  Number of Units                         1,057,901              --          --        --       --
    With HAV, EBP and GMWB
    Unit Value                            $   11.29              --          --        --       --
    Number of Units                          16,433              --          --        --       --

First Trust The DOW(SM) DART 10 (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $   12.35       $   12.05          --        --       --
    Number of Units                          24,245          10,069          --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $   12.29              --          --        --       --
  Number of Units                            25,135              --          --        --       --
    With GMWB
    Unit Value                            $   10.48              --          --        --       --
    Number of Units                           4,769              --          --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $   12.22              --          --        --       --
  Number of Units                            19,324              --          --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                            $   10.47              --          --        --       --
    Number of Units                           1,597              --          --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $   10.46              --          --        --       --
  Number of Units                            78,082              --          --        --       --
    With HAV, EBP and GMWB
    Unit Value                                   --              --          --        --       --
    Number of Units                              --              --          --        --       --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                           YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------
SUB-ACCOUNT                                    2004            2003         2002      2001     2000
---------------------------------------   -------------   -------------   -------   -------   ------
FIRST TRUST GLOBAL TARGET 15 10 (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  16.05        $   12.96          --        --       --
    Number of Units                         22,405           8,569           --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  15.96              --           --        --       --
  Number of Units                           22,182              --           --        --       --
    With GMWB
    Unit Value                            $  11.85              --           --        --       --
    Number of Units                            927              --           --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $  15.88              --           --        --       --
  Number of Units                           16,155              --           --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                            $  11.83              --           --        --       --
    Number of Units                            638              --           --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  11.82              --           --        --       --
  Number of Units                          108,014              --           --        --       --
    With HAV, EBP and GMWB
    Unit Value                                  --              --           --        --       --
    Number of Units                             --              --           --        --       --

FIRST TRUST S&P Target 24 (1999)
    With No Optional Benefits
    Unit Price                            $  13.34        $  11.89           --        --       --
    Number of Units                         43,536           5,532           --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  13.27              --           --        --       --
  Number of Units                           37,547              --           --        --       --
    With GMWB
    Unit Value                            $  10.75              --           --        --       --
    Number of Units                          5,280              --           --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $  13.20              --           --        --       --
  Number of Units                           27,172              --           --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                            $  10.73              --           --        --       --
    Number of Units                          1,630              --           --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  10.72              --           --        --       --
  Number of Units                           38,677              --           --        --       --
    With HAV, EBP and GMWB
    Unit Value                                  --              --           --        --       --
    Number of Units                             --              --           --        --       --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------------
SUB-ACCOUNT                                           2004           2003      2002      2001     2000
-------------------------------------------          --------        -----     -----     -----     -----
FIRST TRUST NASDAQ TARGET 15 (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                       $  12.54           --        --        --       --
    Number of Units                                     7,266           --        --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                               --           --        --        --       --
  Number of Units                                          --           --        --        --       --
    With GMWB
    Unit Value                                             --           --        --        --       --
    Number of Units                                        --           --        --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                               --           --        --        --       --
  Number of Units                                          --           --        --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                                             --           --        --        --       --
    Number of Units                                        --           --        --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                               --           --        --        --       --
  Number of Units                                          --           --        --        --       --
    With HAV, EBP and GMWB
    Unit Value                                             --           --        --        --       --
    Number of Units                                        --           --        --        --       --

FIRST TRUST VALUE LINE(R) -- TARGET 25 (1999)
    WITH NO OPTIONAL BENEFITS
    Unit Price                                       $  16.61           --        --        --       --
    Number of Units                                    33,213           --        --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                               --           --        --        --       --
  Number of Units                                          --           --        --        --       --
    With GMWB
    Unit Value                                             --           --        --        --       --
    Number of Units                                        --           --        --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                               --           --        --        --       --
  Number of Units                                          --           --        --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                                             --           --        --        --       --
    Number of Units                                        --           --        --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                               --           --        --        --       --
  Number of Units                                          --           --        --        --       --
    With HAV, EBP and GMWB
    Unit Value                                             --           --        --        --       --
    Number of Units                                        --           --        --        --       --

                                                                      APPENDIX A

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------
SUB-ACCOUNT                                 2004          2003      2002      2001      2000
---------------------------------------   --------        -----     -----     -----     ----
SP WILLIAM BLAIR INTERNATIONAL GROWTH
    WITH NO OPTIONAL BENEFITS
    Unit Price                            $  10.53           --        --        --       --
    Number of Units                         18,568           --        --        --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $  10.53           --        --        --       --
  Number of Units                           18,201           --        --        --       --
    With GMWB
    Unit Value                            $  10.53           --        --        --       --
    Number of Units                             89           --        --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                              $  10.53           --        --        --       --
  Number of Units                                3           --        --        --       --
    With any one of EBP or HAV and GMWB
    Unit Value                            $  10.53           --        --        --       --
    Number of Units                          2,276           --        --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                              $  10.53           --        --        --       --
  Number of Units                           73,031           --        --        --       --
    With HAV, EBP and GMWB
    Unit Value                                  --           --        --        --       --
    Number of Units                             --           --        --        --       --



1: Effective May 2, 2005 the name of the AST State Street Research Small-Cap Growth Portfolio has changed to AST Small-Cap Growth Portfolio.

2: Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.

3: Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.

4: Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value Portfolio has changed to AST AllianceBernstein Core Value Portfolio.

5: Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index 500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.

6: Effective May 2, 2005 the name of the AST Alliance Growth and Income Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.

7: Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.

8: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity Income Portfolio.

9: Effective April 15, 2005 the name of the Evergreen VA--Special Equity Portfolio has changed to Evergreen VA Growth Portfolio.

10: Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

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

                                                                      APPENDIX B

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

                    Account Value of variable
                investment options plus Interim                     Purchase Payments -
    Growth =                                        minus
                   Value of Fixed Allocations                   proportional withdrawals
                (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

  Growth    =    $75,000 - [$50,000 - $0]
            =    $ 25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

            =    $25,000 x 0.40
            =   $ 10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

            =   $ 85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

  Growth    =    $45,000 - [$50,000 - $0]
            =   $ -5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

            NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

            =   $ 50,000

APPENDIX B

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits  continued

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

  Growth    =    $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
            =    $90,000 - [$50,000 - $10,000]
            =    $90,000 - $40,000
            =    $ 50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

            =    $50,000 x 0.40
            =    $ 20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

            =    $110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE
Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals


Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.


   Highest Anniversary Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                                =    $90,000 - $18,000
                                =    $72,000
   Basic Death Benefit          =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                                =    max [$80,000, $40,000]
                                =    $80,000


The Death Benefit therefore is $80,000.

                                                                      APPENDIX B

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

   Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                                =    $80,000 + $15,000 - $6,786
                                =   $ 88,214
   Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                                =    max [$75,000, $60,357]
                                =   $ 75,000


The Death Benefit therefore is $88,214.


EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

APPENDIX B

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits  continued

   Roll-Up Value                =    {(67,005 - $3,350) - [($67,005 - $3,350) x $1,650/($45,000 -$3,350)]} x 1.05
                                =    ($63,655 - $2,522) x 1.05
                                =    $64,190
   Highest Anniversary Value    =    $70,000 - [$70,000 x $5,000 / $45,000]
                                =    $70,000 - $7,778
                                =    $62,222
   Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 x $5,000/$45,000)]
                                =    max [$43,000, $44,444]
                                =    $44,444


The Death Benefit therefore is $64,190.


Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

   Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) x $5,000/$70,000]
                                =    $81,445 + $15,000 - $6,889
                                =    $89,556
   Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) x $5,000/$70,000]
                                =    $85,000 + $15,000 - $7,143
                                =    $92,857
   Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) x
                                     $5,000/$70,000}]
                                =    max [$75,000, $60,357]
                                =    $75,000


The Death Benefit therefore is $92,857.

EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

                                                                      APPENDIX B

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS


Example with withdrawals



Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.



   Highest Daily Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                          =    $90,000 - $18,000
                          =    $72,000
   Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                          =    max [$80,000, $40,000]
                          =    $80,000



The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.



   Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                          =    $80,000 + $15,000 - $6,786
                          =    $88,214
   Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                          =    max [$75,000, $60,357]
                          =    $75,000



The Death Benefit therefore is $88,214.

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

                                                                      APPENDIX C

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider

American Skandia's Plus40(TM) Optional Life Insurance Rider was offered, in THOSE STATES WHERE APPROVED, BETWEEN NOVEMBER 18, 2002 AND MAY 1, 2003. THE DESCRIPTION BELOW OF THE PLUS40 BENEFIT APPLIES TO THOSE CONTRACT OWNERS WHO PURCHASED AN ANNUITY DURING THAT TIME PERIOD AND ELECTED THE PLUS40 BENEFIT.

THE LIFE INSURANCE COVERAGE PROVIDED UNDER THE PLUS40(TM) OPTIONAL LIFE INSURANCE RIDER ("PLUS40(TM) RIDER" OR THE "RIDER") IS SUPPORTED BY AMERICAN SKANDIA'S GENERAL ACCOUNT AND IS NOT SUBJECT TO, OR REGISTERED AS A SECURITY UNDER, EITHER THE SECURITIES ACT OF 1933 OR THE INVESTMENT COMPANY ACT OF 1940. INFORMATION ABOUT THE PLUS40(TM) RIDER IS INCLUDED AS AN APPENDIX TO THIS PROSPECTUS TO HELP YOU UNDERSTAND THE RIDER AND THE RELATIONSHIP BETWEEN THE RIDER AND THE VALUE OF YOUR ANNUITY. IT IS ALSO INCLUDED BECAUSE YOU CAN ELECT TO PAY FOR THE RIDER WITH TAXABLE WITHDRAWALS FROM YOUR ANNUITY. THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION HAS NOT REVIEWED THIS INFORMATION. HOWEVER, THE INFORMATION MAY BE SUBJECT TO CERTAIN GENERALLY APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS REGARDING ACCURACY AND COMPLETENESS. THE INCOME TAX-FREE LIFE INSURANCE PAYABLE TO YOUR BENEFICIARY(IES) UNDER THE PLUS40(TM) RIDER IS EQUAL TO 40% OF THE ACCOUNT VALUE OF YOUR ANNUITY AS OF THE DATE WE RECEIVE DUE PROOF OF DEATH, SUBJECT TO CERTAIN ADJUSTMENTS, RESTRICTIONS AND LIMITATIONS DESCRIBED BELOW.

ELIGIBILITY

The Plus40(TM) rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable -- the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

      The minimum allowable age to purchase the Plus40(TM) rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM) rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered Annuity (or 403(b)) or as a funding vehicle for a qualified plan under
Section 401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

      - If you die during the first 24 months following the effective date of the Plus40(TM) rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies) will receive no additional life insurance benefit from the Plus40(TM) rider if you die within 24 months of its effective date.

      - If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM) rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase Payments as an additional amount included in the death benefit under the Rider.

      - If we apply Credits to your Annuity based on Purchase Payments, such Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM) rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM) rider based on this provision, we will return 50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

      - If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM) rider's death benefit under the Accelerated Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death Benefit provision described below.

      - If charges for the Plus40(TM) rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

APPENDIX C

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider  continued

      - If the age of any person covered under the Plus40(TM) rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

      - On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40(TM) rider is subject to a Maximum Death Benefit Amount based on the Purchase Payments applied to your Annuity. The Plus40(TM) rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the Plus40(TM) rider or similar life insurance coverage.

      - The Maximum Death Benefit Amount is 100% of the Purchase Payments increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such Purchase Payments.

      - The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all Plus40(TM) riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM) rider on a pro-rata basis. If the Per Life Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM) rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the Rider's Effective Date.

      The maximum we will pay, before any reduction, is the lesser of 50% of the Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM) rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM) rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the Annuity.

CHARGES FOR THE PLUS40(TM) RIDER

The Plus40(TM) rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM) rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

                                                                      APPENDIX C

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

                 PERCENTAGE OF
ATTAINED AGE     ACCOUNT VALUE
  Age 40-75                 .80%
  Age 76-80                1.60%
  Age 81-85                3.20%
  Age 86-90                4.80%
  Age 91                   6.50%
  Age 92                   7.50%
  Age 93                   8.50%
  Age 94                   9.50%
  Age 95                  10.50%

      The charge for the Plus40(TM) rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

     We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

     You can elect to pay the annual charge through a redemption from your Annuity's Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the Rider may have tax implications.

      - If you elect to pay the charge through a redemption of your Annuity's Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

      - If you elect to pay the charge through funds other than those from your Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM) rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The Plus40(TM) rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM) rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM) rider.

CHANGES IN ANNUITY DESIGNATIONS


Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM) rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

APPENDIX C

AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix C -- Plus40(TM) Optional Life Insurance Rider  continued

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, THE DEATH BENEFIT UNDER THE PLUS40(TM) RIDER WILL BE PAID DESPITE THE FACT THAT THE ANNUITY WILL CONTINUE. The spousal beneficiary can apply the death benefit proceeds under the Plus40(TM) rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose. Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the Plus40(TM) rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40(TM) rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

      If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM) rider to be outside of your IRA, since premium for the Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.


     We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

                                                                      APPENDIX D

                                    AMERICAN SKANDIA ADVISOR PLAN III PROSPECTUS

Appendix D -- Additional Information on Asset Allocation Programs


PROGRAM RULES



- You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5") or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

HOW THE ASSET ALLOCATION PROGRAM WORKS

- Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

- ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

- REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

- SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.

- OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

- You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

- You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

                       This page intentionally left blank

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS ASAPIII-PROS (05/2005).


                    --------------------------------------
                               (print your name)

                    --------------------------------------
                                   (address)

                    --------------------------------------
                             (city/state/zip code)
      continued


Variable Annuity Issued by:                            Variable Annuity Distributed by:
AMERICAN SKANDIA LIFE                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                           MARKETING, INCORPORATED
A Prudential Financial Company                           A Prudential Financial Company
One Corporate Drive                                                 One Corporate Drive
Shelton, Connecticut 06484                                   Shelton, Connecticut 06484
Telephone: 1-800-752-6342                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com     http://www.americanskandia.prudential.com


                              MAILING ADDRESSES:


                    AMERICAN SKANDIA -- VARIABLE ANNUITIES
                                 P.O. Box 7960
                            Philadelphia, PA 19176

                                 EXPRESS MAIL:
                    AMERICAN SKANDIA -- VARIABLE ANNUITIES
                                2101 Welsh Road
                               Dresher, PA 19025

                                    AMERICAN SKANDIA LIFE AASSURANCE CORPORATION
                                                  A Prudential Financial Company
                                 One Corporate Drive, Shelton, Connecticut 06484

AMERICAN SKANDIA
STAGECOACH(TM) ADVISOR PLAN(SM) III

Flexible Premium Deferred Annuity


PROSPECTUS: MAY 2, 2005



This Prospectus describes Stagecoach(TM) Advisor Plan(SM) III, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation ("American Skandia", "we", "our" or "us") exclusively through Wells Fargo Bank, N.A. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. VARIOUS RIGHTS AND BENEFITS MAY DIFFER BETWEEN STATES TO MEET APPLICABLE LAWS AND/OR REGULATIONS. FOR MORE INFORMATION ABOUT VARIATIONS APPLICABLE TO YOUR STATE, PLEASE REFER TO YOUR ANNUITY CONTRACT OR CONSULT YOUR INVESTMENT PROFESSIONAL.Certain Terms are Capitalized in This Prospectus. Those terms are either defined in the Glossary of Terms or in the Context of the Particular section.



American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your Investment Professional may also be different between each annuity.



The Variable Investment Options



The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Wells Fargo Variable Trust, American Skandia Trust, Gartmore Variable Investment Trust, A I M Advisors, Inc., Evergreen Variable Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series Fund, Inc.



Please Read This Prospectus



PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.



Available Information



We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 96. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http:// www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.



For Further Information call:



-     1-800-752-6342


THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, OR BANK SUBSIDIARY OF WELLS FARGO BANK, N.A., ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN THIS ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. STAGECOACH(TM) ADVISOR PLAN(SM) III IS A TRADEMARK OF THE WELLS FARGO BANK, N.A. AND ADVISOR PLAN IS A SERVICE MARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA.


Prospectus Dated: May 2, 2005                Statement of Additional Information



WFAS3PR505                                       Dated: May 2, 2005 WFVASIIIPROS



 PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK
                            COVER OF THIS PROSPECTUS.

Contents

Introduction .............................................................................   1
  Why Would I Choose to Purchase This Annuity? ...........................................   1
  What Are Some of the Key Features of This Annuity? .....................................   1
  How Do I Purchase This Annuity? ........................................................   1
Glossary of Terms ........................................................................   2
Summary of Contract Fees and Charges .....................................................   3
Expense Examples .........................................................................  12
Investment Options .......................................................................  13
  What are the Investment Objectives and Policies of the Portfolios? .....................  13
  What are the Fixed Allocations? ........................................................  29
Fees and Charges .........................................................................  30
  What are the Contract Fees and Charges? ................................................  30
  What Charges Apply Solely to the Variable Investment Options? ..........................  31
  What Fees and Expenses are Incurred by the Portfolios? .................................  32
  What Charges Apply to the Fixed Allocations? ...........................................  32
  What Charges Apply if I Choose an Annuity Payment Option? ..............................  32
  Exceptions/Reductions to Fees and Charges ..............................................  32
Purchasing Your Annuity ..................................................................  33
  What are Our Requirements for Purchasing the Annuity? ..................................  33
Managing Your Annuity ....................................................................  34
  May I Change the Owner, Annuitant and Beneficiary Designations? ........................  34
  May I Return the Annuity if I Change My Mind? ..........................................  34
  May I Make Additional Purchase Payments? ...............................................  34
  May I Make Scheduled Payments Directly from My Bank Account? ...........................  34
  May I Make Purchase Payments Through a Salary Reduction Program? .......................  35
Managing Your Account Value ..............................................................  36
  How and When are Purchase Payments Invested? ...........................................  36
  Are There Restrictions or Charges on Transfers Between Investment Options? .............  36
  Do You Offer Dollar Cost Averaging? ....................................................  38
  Do You Offer Any Automatic Rebalancing Programs? .......................................  38
  Are Any Asset Allocation Programs Available? ...........................................  38
  Do You Offer Programs Designed to Guarantee a "Return of Premium" at a Future Date? ....  39
  May I Give My Investment Professional Permission to Manage My Account Value? ...........  40
  May I Authorize My Third Party Investment Advisor to Manage My Account? ................  40
  How Do the Fixed Allocations Work? .....................................................  41
  How Do You Determine Rates for Fixed Allocations? ......................................  42
  How Does the Market Value Adjustment Work? .............................................  42
  What Happens When My Guarantee Period Matures? .........................................  43
Access To Account Value ..................................................................  44
  What Types of Distributions are Available to Me? .......................................  44
  Are There Tax Implications for Distributions? ..........................................  44
  Can I Withdraw a Portion of My Annuity? ................................................  44
  How Much Can I Withdraw as a Free Withdrawal? ..........................................  45
  Is There a Charge for a Partial Withdrawal? ............................................  45
  Can I Make Periodic Withdrawals From the Annuity During the Accumulation Period? .......  45
  Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal Revenue        46
  Code?
  What are Minimum Distributions and When Would I Need to Make Them? .....................  46
  Can I Surrender My Annuity for Its Value? ..............................................  46
  What is a Medically-Related Surrender and How Do I Qualify? ............................  46
  What Types of Annuity Options are Available? ...........................................  47
  How and When Do I Choose the Annuity Payment Option? ...................................  48
  How are Annuity Payments Calculated? ...................................................  48

                                                                             (i)

Contents

Living Benefit Programs ..................................................................  51
  Do You Offer Programs Designed to Provide Investment Protection for Owners While They
    are Alive? ...........................................................................  51
  Guaranteed Return Option PlusSM (GRO PlusSM) ...........................................  52
  Guaranteed Return Option (GRO) .........................................................  57
  Guaranteed Minimum Withdrawal Benefit (GMWB) ...........................................  59
  Guaranteed Minimum Income Benefit (GMIB) ...............................................  63
  Lifetime Five Income Benefit (Lifetime Five) ...........................................  68
Death Benefit ............................................................................  74
  What Triggers the Payment of a Death Benefit? ..........................................  74
  Basic Death Benefit ....................................................................  74
  Optional Death Benefits ................................................................  74
  American Skandia's Annuity Rewards .....................................................  78
  Payment of Death Benefits ..............................................................  79
Valuing Your Investment ..................................................................  81
  How is My Account Value Determined? ....................................................  81
  What is the Surrender Value of My Annuity? .............................................  81
  How and When Do You Value the Sub-Accounts? ............................................  81
  How Do You Value Fixed Allocations? ....................................................  81
  When Do You Process and Value Transactions? ............................................  81
  What Happens to My Units When There is a Change in Daily Asset-Based Charges? ..........  82
Tax Considerations .......................................................................  84
General Information ......................................................................  91
  How Will I Receive Statements and Reports? .............................................  91
  Who is American Skandia? ...............................................................  91
  What are Separate Accounts? ............................................................  91
  What is the Legal Structure of the Underlying Funds? ...................................  93
  Who Distributes Annuities Offered by American Skandia? .................................  94
  Incorporation of Certain Documents by Reference ........................................  94
  Financial Statements ...................................................................  95
  How to Contact Us ......................................................................  95
  Indemnification ........................................................................  95
  Legal Proceedings ......................................................................  96
  Contents of the Statement of Additional Information ....................................  96
Appendix A -- Condensed Financial Information About Separate Account B ...................  A-1
Appendix B -- Calculation of Optional Death Benefits .....................................  B-1
Appendix C -- Additional Information on Asset Allocation Programs ........................  C-1


(ii)

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Introduction


Why Would I Choose to Purchase This Annuity?



This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered Annuity (or 403(b)). It may also be used as an investment vehicle for "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.



When an Annuity is purchased as a "NON-QUALIFIED" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.



When an Annuity is purchased as a "QUALIFIED" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.



What Are Some of the Key Features of This Annuity?



- This Annuity is a "flexible premium deferred annuity." It is called "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.



- This Annuity offers both variable investment options and Fixed Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your Account Value before the Maturity Date.



- The Annuity features two distinct periods -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.



- During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.



- This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive.



- This Annuity offers a basic Death Benefit. It also offers optional Death Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.



- You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply. After Annuity Year 8, you are allowed to make unlimited withdrawals from your Annuity without any charges.



- Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.



How Do I Purchase This Annuity?



We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of $1,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $1,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 80 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 80 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Glossary of Terms

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

ACCOUNT VALUE


The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.


ANNUITIZATION

The application of Account Value (or Protected Income Value for the Guaranteed Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE

The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

ANNUITY YEAR

A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

CODE

The Internal Revenue Code of 1986, as amended from time to time.

FIXED ALLOCATION

An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

GUARANTEE PERIOD

A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

INTERIM VALUE

The value of a Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

ISSUE DATE

The effective date of your Annuity.

MVA

A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day more than 30 days prior to the Maturity Date of such Fixed Allocation.

OWNER

With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SURRENDER VALUE


The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, and the charge for any optional benefits. The surrender value may be calculated using a Market Value Adjustment with respect to amounts in any Fixed Allocation.


UNIT

A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY

Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges


Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, the Distribution Charge and the charge for certain optional benefits you elect, other than the Guaranteed Minimum Income Benefit, which is assessed against the Protected Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.


The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
(ASSESSED AGAINST THE ANNUITY)

             FEE/CHARGE                                               AMOUNT DEDUCTED
------------------------------------         --------------------------------------------------------------------
                                                                       7.5%

                                             The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the
                                                                     Annuity.
Contingent Deferred Sales Charge*

                                             $10.00 (currently, $15.00 maximum) (Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.)

Transfer Fee
                                                   Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted generally at the time you annuitize your contract.

Tax Charge

* The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the Issue Date of your Annuity as Year 1.

Yr. 1       Yr. 2     Yr. 3     Yr. 4     Yr. 5     Yr. 6     Yr. 7     Yr. 8     Yr. 9+
--------  --------  --------  --------  --------  --------  --------  --------  --------
  7.5%        7.0%      6.5%      6.0%      5.0%      4.0%      3.0%      2.0%       0.0%

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges continued

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

YOUR PERIODIC FEES AND CHARGES

ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY

                         FEE/CHARGE                                               AMOUNT DEDUCTED
---------------------------------------------------                   --------------------------------------
                                                                      Smaller of $35 or 2% of Account Value
                                                                       (Only applicable if Account Value is
                                                                      less than $100,000) (Assessed annually
                                                                       on the Annuity's anniversary date or
                                                                                 upon surrender)

Annual Maintenance Fee

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNT(1)
(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

        FEE/CHARGE                                                             AMOUNT DEDUCTED
----------------------------------------                              ----------------------------------------

Mortality & Expense Risk Charge(2)                                    0.50%

Administration Charge(2)                                              0.15%

Distribution Charge(3)                                                0.60% in Annuity Years 1-8

Settlement Service Charge(4)                                          1.40% per year of the value of each
                                                                      Sub-account if the Owner's beneficiary
                                                                      elects the Qualified Beneficiary
                                                                      Continuation Option(5) ("Qualified BCO")

Total Annual Charges of the Sub-accounts                              1.25% per year of the value of each
                                                                      Sub-account in Annuity Years 1-8; 0.65%
                                                                      in Annuity Years 9 and later (1.40% per
                                                                      year if you are a beneficiary electing
                                                                      the Qualified BCO)

1: These charges are deducted daily and apply to Variable Investment Options only.


2: The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.


3: The Distribution Charge in Annuity Years 9+ is 0.00%.

4: The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge do not apply if you are a beneficiary under the Qualified Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

5: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this Prospectus that describes the Qualified Beneficiary Continuation Option for more detailed information about this option, including certain restrictions and limitations that may apply.

                 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits.Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option Plus program (and where not available, Guaranteed Return Option), the Guaranteed Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit and the Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily Value Death Benefit together with the Enhanced Beneficiary Protection Death Benefit, or any of these three benefits individually, but the Combination 5% Roll-up and HAV Death Benefit may only be purchased individually. The fees and charges of each of the optional benefits are described in more detail within this Prospectus.


YOUR OPTIONAL BENEFIT FEES AND CHARGES


                                                                                   OPTIONAL
                                                                                 BENEFIT FEE/                  TOTAL ANNUAL
          OPTIONAL BENEFIT                                                          CHARGE                        CHARGE*
------------------------------------------------------------------------------  -----------------------   --------------------------
GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM))/GUARANTEED RETURN OPTION
We offer a program that guarantees a "return of premium" at a future date,      0.25% of average daily    1.50% in Annuity Years
while allowing you to allocate all or a portion of your Account Value to        net assets of the Sub-    1-8; 0.90% in Annuity
certain Sub-accounts.                                                           accounts                  Years 9 and later; 1.65%
                                                                                                          for Qualified BCO
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
We offer a program that guarantees your ability to withdraw amounts over        0.35% of average daily    1.60% in Annuity Years
time equal to an initial principal value,regardless of the impact of market     net assets of the Sub-    1-8; 1.00% in Annuity
performance on your Account Value.                                              accounts                  Years 9 and later; 1.75%
                                                                                                          for Qualified BCO
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**
We offer a program that, after a seven-year waiting period, guarantees your     0.50% per year of the     1.25% in Annuity Years
ability to begin receiving income from your Annuity in the form of annuity      average Protected         1-8; 0.65% in Annuity
payments based on your total Purchase Payments and an annual increase           Income Value during       Years 9 and later
of 5% on such Purchase Payments adjusted for withdrawals (called the            each year; deducted              PLUS
"Protected Income Value"), regardless of the impact of market performance       annually in arrears       0.50% per year of average
on your Account Value.                                                          each Annuity Year         Protected Income Value


LIFETIME FIVE INCOME BENEFIT**
We offer a program that guarantees your ability to withdraw amounts equal       0.60% of average daily    1.85% in Annuity Years
to a percentage of an initial principal value,regardless of the impact of       net assets of the Sub-    1-8; 1.25% in Annuity
market performance on your Account Value, subject to our program rules          accounts                  Years 9 and later
regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**
We offer an Optional Death Benefit that provides an enhanced level of           0.25% of average daily    1.50% in Annuity Years
protection for your beneficiary(ies) by providing amounts in addition to the    net assets of the Sub-    1-8; 0.90% in Annuity
basic Death Benefit that can be used to offset federal and state taxes          accounts                  Years 9 and later
payable on any taxable gains in your Annuity at the time of your death.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Summary of Contact Fees and Charges continued

                                                                                   OPTIONAL
                                                                                 BENEFIT FEE/                  TOTAL ANNUAL
          OPTIONAL BENEFIT                                                          CHARGE                        CHARGE*
------------------------------------------------------------------------------  -----------------------   --------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**
We offer an Optional Death Benefit that provides an enhanced level of           0.25% of average daily    1.50% in Annuity Years
protection for your beneficiary(ies) by providing a death benefit equal to the  net assets of the Sub-    1-8; 0.90% in Annuity
greater of the basic Death Benefit and the Highest Anniversary Value, less      accounts                  Years 9 and later
proportional withdrawals.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT**
We offer an Optional Death Benefit that provides an enhanced level of           0.50% of average daily    1.75% in Annuity Years
protection for your beneficiary(ies) by providing the greater of the Highest    net assets of the Sub-    1-8; 1.15% in Annuity
Anniversary Value Death Benefit and a 5% annual increase on Purchase            accounts                  Years 9 and later
Payments adjusted for withdrawals.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**
We offer an Optional Death Benefit that provides an enhanced level of           0.50% of average daily    1.75% in Annuity Years
protection for your beneficiary(ies) by providing a death benefit equal to the  net assets of the Sub-    1-8; 1.15% in Annuity
greater of the basic Death Benefit and the Highest Daily Value, less            accounts                  Years 9 and later
proportional withdrawals.

Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

* The Total Annual Charge includes the Insurance Charge and Distribution Charge assessed against the average daily net assets allocated the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.


The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.


TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                      MINIMUM        MAXIMUM
------------------------------------  -------       --------
Total Portfolio Operating Expense        0.63%          3.06%


The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.

                 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)


                                                                                                     TOTAL
                                                                                                    ANNUAL
                                                                                                   PORTFOLIO
                                                                 MANAGEMENT    OTHER      12b-1    OPERATING
         UNDERLYING PORTFOLIO                                      FEES      EXPENSES(1)   FEES     EXPENSES
 -------------------------------------------------------------------------------------------------------------
AMERICAN SKANDIA TRUST: (2,3)
        AST JPMorgan International Equity                          1.00%        0.13%     None        1.13%
        AST William Blair International Growth                     1.00%        0.22%     None        1.22%
        AST LSV International Value (4)                            1.00%        0.37%     None        1.37%
        AST MFS Global Equity                                      1.00%        0.35%     None        1.35%
        AST Small-Cap Growth (5)                                   0.90%        0.24%     None        1.14%
        AST DeAM Small-Cap Growth                                  0.95%        0.22%     None        1.17%
        AST Federated Aggressive Growth                            0.95%        0.24%     None        1.19%
        AST Small-Cap Value (6)                                    0.90%        0.18%     None        1.08%
        AST DeAM Small-Cap Value                                   0.95%        0.33%     None        1.28%
        AST Goldman Sachs Mid-Cap Growth                           1.00%        0.25%     None        1.25%
        AST Neuberger Berman Mid-Cap Growth                        0.90%        0.22%     None        1.12%
        AST Neuberger Berman Mid-Cap Value                         0.90%        0.15%     None        1.05%
        AST Alger All-Cap Growth                                   0.95%        0.22%     None        1.17%
        AST Gabelli All-Cap Value                                  0.95%        0.26%     None        1.21%
        AST T. Rowe Price Natural Resources                        0.90%        0.26%     None        1.16%
        AST AllianceBernstein Large-Cap Growth(7)                  0.90%        0.23%     None        1.13%
        AST MFS Growth                                             0.90%        0.20%     None        1.10%
        AST Marsico Capital Growth                                 0.90%        0.14%     None        1.04%
        AST Goldman Sachs Concentrated Growth                      0.90%        0.17%     None        1.07%
        AST DeAM Large-Cap Value                                   0.85%        0.26%     None        1.11%
        AST AllianceBernstein Growth + Value                       0.90%        0.32%     None        1.22%
        AST AllianceBernstein Core Value(8)                        0.75%        0.24%     None        0.99%
        AST Cohen & Steers Realty                                  1.00%        0.22%     None        1.22%
        AST AllianceBernstein Managed Index 500(9)                 0.60%        0.17%     None        0.77%
        AST American Century Income & Growth                       0.75%        0.24%     None        0.99%
        AST AllianceBernstein Growth & Income(10)                  0.75%        0.15%     None        0.90%
        AST Hotchkis & Wiley Large-Cap Value                       0.75%        0.19%     None        0.94%
        AST Global Allocation(11)                                  0.89%        0.26%     None        1.15%
        AST American Century Strategic Balanced                    0.85%        0.27%     None        1.12%
        AST T. Rowe Price Asset Allocation                         0.85%        0.27%     None        1.12%
        AST T. Rowe Price Global Bond                              0.80%        0.27%     None        1.07%
        AST Goldman Sachs High Yield                               0.75%        0.18%     None        0.93%
        AST Lord Abbett Bond-Debenture                             0.80%        0.22%     None        1.02%
        AST PIMCO Total Return Bond                                0.65%        0.16%     None        0.81%
        AST PIMCO Limited Maturity Bond                            0.65%        0.17%     None        0.82%
        AST Money Market                                           0.50%        0.13%     None        0.63%

        GARTMORE VARIABLE INVESTMENT TRUST:
        GVIT Developing Markets                                    1.15%        0.38%     0.25%       1.78%

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges continued

                                                                                                        TOTAL
                                                                                                        ANNUAL
                                                                                                      PORTFOLIO
                                                                MANAGEMENT      OTHER        12b-1    OPERATING
                     UNDERLYING PORTFOLIO                          FEES      EXPENSES(1)     FEES      EXPENSES
---------------------------------------------------------------------------------------------------------------
 WELLS FARGO VARIABLE TRUST ADVANTAGE:(12)
        Advantage C&B Large Cap Value                               0.55%        0.39%        0.25%     1.19%
        Advantage Equity Income                                     0.55%        0.23%        0.25%     1.03%
        Advantage International Core                                0.75%        0.42%        0.25%     1.42%
        Advantage Small Cap Growth                                  0.75%        0.24%        0.25%     1.24%
        Advantage Large Company Core                                0.55%        0.33%        0.25%     1.13%
        Advantage Large Company Growth                              0.55%        0.25%        0.25%     1.05%
        Advantage Asset Allocation                                  0.55%        0.22%        0.25%     1.02%
        Advantage Total Return Bond                                 0.45%        0.26%        0.25%     0.96%

 AIM VARIABLE INSURANCE FUNDS:(13)
        AIM V.I. Dynamics Fund -- Series I shares                   0.75%        0.39%        None      1.14%
        AIM V.I. Technology Fund -- Series I shares                 0.75%        0.40%        None      1.15%
        AIM V.I. Health Sciences Fund -- Series I shares(14)        0.75%        0.36%        None      1.11%
        AIM V.I. Financial Services Fund -- Series I shares         0.75%        0.37%        None      1.12%
 EVERGREEN VARIABLE ANNUITY TRUST:
        International Equity                                        0.42%        0.30%        None      0.72%
        Growth                                                      0.70%        0.26%        None      0.96%
        Omega                                                       0.52%        0.16%        None      0.68%
 PROFUND VP:(15)
        Access High Yield                                           0.75%        1.02%        0.25%     1.98%
        Bull                                                        0.75%        0.78%        0.25%     1.78%
        OTC                                                         0.75%        0.87%        0.25%     1.87%
        Large-Cap Value                                             0.75%        1.04%        0.25%     2.04%
        Large-Cap Growth                                            0.75%        2.06%        0.25%     3.06%
        Mid-Cap Value                                               0.75%        0.92%        0.25%     1.92%
        Mid-Cap Growth                                              0.75%        0.94%        0.25%     1.94%
        Small-Cap Value                                             0.75%        0.95%        0.25%     1.95%
        Small-Cap Growth                                            0.75%        0.90%        0.25%     1.90%
        Asia 30                                                     0.75%        0.86%        0.25%     1.86%
        Europe 30                                                   0.75%        0.78%        0.25%     1.78%
        Japan                                                       0.75%        0.85%        0.25%     1.85%
        UltraBull                                                   0.75%        0.89%        0.25%     1.89%
        UltraMid-Cap                                                0.75%        0.94%        0.25%     1.94%
        UltraSmall-Cap                                              0.75%        0.94%        0.25%     1.94%
        UltraOTC                                                    0.75%        0.88%        0.25%     1.88%
        Bear                                                        0.75%        0.90%        0.25%     1.90%
        Short Mid-Cap                                               0.75%        0.90%        0.25%     1.90%
        Short Small-Cap                                             0.75%        1.28%        0.25%     2.28%
        Short OTC                                                   0.75%        0.86%        0.25%     1.86%
        Banks                                                       0.75%        0.98%        0.25%     1.98%
        Basic Materials                                             0.75%        0.96%        0.25%     1.96%
        Biotechnology                                               0.75%        0.98%        0.25%     1.98%

                 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                                                       TOTAL
                                                                                                       ANNUAL
                                                                                                      PORTFOLIO
                                                                MANAGEMENT      OTHER        12b-1    OPERATING
         UNDERLYING PORTFOLIO                                      FEES      EXPENSES1      FEES      EXPENSES
---------------------------------------------------------------------------------------------------------------
        Consumer Goods                                              0.75%        0.99%        0.25%     1.99%
        Consumer Services                                           0.75%        1.20%        0.25%     2.20%
        Financials                                                  0.75%        0.92%        0.25%     1.92%
        Health Care                                                 0.75%        0.91%        0.25%     1.91%
        Industrials                                                 0.75%        0.99%        0.25%     1.99%
        Internet                                                    0.75%        0.94%        0.25%     1.94%
        Oil & Gas                                                   0.75%        0.92%        0.25%     1.92%
        Pharmaceuticals                                             0.75%        0.97%        0.25%     1.97%
        Precious Metals                                             0.75%        0.87%        0.25%     1.87%
        Real Estate                                                 0.75%        0.93%        0.25%     1.93%
        Semiconductor                                               0.75%        0.99%        0.25%     1.99%
        Technology                                                  0.75%        0.87%        0.25%     1.87%
        Telecommunications                                          0.75%        0.95%        0.25%     1.95%
        Utilities                                                   0.75%        0.95%        0.25%     1.95%
        U.S. Government Plus                                        0.50%        0.86%        0.25%     1.61%
        Rising Rates Opportunity                                    0.75%        0.75%        0.25%     1.75%
 FIRST DEFINED PORTFOLIO FUND, LLC: (16),(17)
        First Trust(R) 10 Uncommon Values                           0.60%        0.76%        0.25%     1.61%
        Target Managed VIP                                          0.60%        1.25%        0.25%     2.10%
        The Dow(SM) DART 10                                         0.60%        1.53%        0.25%     2.38%
        Global Dividend Target 15                                   0.60%        1.85%        0.25%     2.70%
        S&P(R) Target 24                                            0.60%        1.58%        0.25%     2.43%
        NASDAQ(R) Target 15                                         0.60%        1.75%        0.25%     2.60%
        Value Line(R) Target 25                                     0.60%        1.48%        0.25%     2.33%
        The Dow Target Dividend(18)                                 0.60%        0.62%        0.25%     1.47%
 THE PRUDENTIAL SERIES FUND, INC.:

        SP William Blair International Growth                       0.85%        0.45%        0.25%     1.55%


(1) As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this Prospectus.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges continued


(2) The Portfolios' total actual annual operating expenses for the year ended December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:


                                                             TOTAL ACTUAL ANNUAL
                                                         PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                           AFTER EXPENSE REIMBURSEMENT
           AST William Blair International Growth                    1.11%
           AST LSV International Value                               1.22%
           AST DeAM Small-Cap Growth                                 1.02%
           AST DeAM Small-Cap Value                                  1.13%
           AST Goldman Sachs Mid-Cap Growth                          1.13%
           AST Neuberger Berman Mid-Cap Growth                       1.11%
           AST Neuberger Berman Mid-Cap Value                        1.04%
           AST AllianceBernstein Large-Cap Growth                    1.10%
           AST MFS Growth                                            1.07%
           AST Marsico Capital Growth                                1.02%
           AST Goldman Sachs Concentrated Growth                     1.00%
           AST DeAM Large-Cap Value                                  0.99%
           AST Cohen & Steers Realty                                 1.11%
           AST AllianceBernstein Growth & Income                     0.87%
           AST Hotchkis & Wiley Large-Cap Value                      0.90%
           AST American Century Strategic Balanced                   1.09%
           AST T. Rowe Price Asset Allocation                        1.07%
           AST Lord Abbett Bond-Debenture Portfolio                  0.97%
           AST PIMCO Total Return Bond                               0.78%
           AST PIMCO Limited Maturity Bond                           0.79%
           AST Money Market                                          0.58%


(3) Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the Portfolios, and to use these commissions to promote the sale of shares of the Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.



(4) Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM International Equity Portfolio."



(5) Effective May 1, 2005, Eagle Asset Management and Neuberger Berman Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005, State Street Research and Management Company served as Sub-advisor of the Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."



(6) Effective November 18, 2004, Integrity Asset Management, Lee Munder Capital Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."



(7) Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth Portfolio."



(8) Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value Portfolio."



(9) Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed Index 500 Portfolio."



(10) Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income Portfolio."



(11) The AST Global Allocation Portfolio invests primarily in shares of other AST Portfolios (the "Underlying Portfolios").



      (a) The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC. The management fee shown in the chart for the Portfolio is (i) that 0.10% management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.



      (b) The expense information shown in the chart for the Portfolio reflects
(i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.



      (c) Effective May 1, 2005, Prudential Investment LLC provides day-to-day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global Allocation Portfolio."



(12) (a) The Adviser of Wells Fargo Variable Trust has committed through April 30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.


                                                   TOTAL ACTUAL ANNUAL
                                               PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                 AFTER EXPENSE REIMBURSEMENT
Advantage C&B Large Cap Value                            1.00%
Advantage Equity Income                                  1.00%
Advantage International Core                             1.00%
Advantage Small Cap Growth                               1.20%
Advantage Large Company Core                             1.00%
Advantage Large Company Growth                           1.00%
Advantage Asset Allocation                               1.00%
Advantage Total Return Bond                              0.90%

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


(b) In addition, the following name changes were made effective May 1, 2005:


OLD PORTFOLIO NAME                         NEW PORTFOLIO NAME
Equity Value                         Advantage C&B Large Cap Value
Equity Income                           Advantage Equity Income
International Equity                  Advantage International Core
Small Cap Growth                       Advantage Small Cap Growth
Growth                                Advantage Large Company Core
Large Company Growth                 Advantage Large Company Growth
Asset Allocation                       Advantage Asset Allocation
Total Return Bond                      Advantage Total Return Bond


(13) The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.



(14) Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed "AIM V.I. Global Health Care Fund."



(15) ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.



(16) The Funds' Board of Trustees reserves the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio, the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line Target 25 Portfolio.



(17) For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values Portfolio and 1.47% for each of the other Portfolios' average daily net assets. First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31, 2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.


                                                          TOTAL ACTUAL ANNUAL
                                                      PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                        AFTER EXPENSE REIMBURSEMENT
First Trust(R) 10 Uncommon Values                                  1.37%
Target Managed VIP                                                 1.47%
S&P Target 24                                                      1.47%
The Dow(SM)DART 10                                                 1.47%
Value Line(R) Target 25                                            1.47%
Global Dividend Target 15                                          1.47%
Nasdaq Target 15                                                   1.47%
Dow Target Dividend                                                1.47%


(18) The Dow (SM)Target Dividend Portfolio is newly organized. Accordingly, Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Expense Examples


These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges, Annual Maintenance Fee, Insurance Charge, Distribution Charge (when applicable), and the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another.

Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance Charge is assessed as 0.65% per year; (c) the Distribution Charge is assessed as 0.60% per year in Annuity Years 1 -- 8; (d) the Annual Maintenance Fee is reflected as an asset-based charge based on an assumed average contract size;
(e) you make no withdrawals of Account Value during the period shown; (f) you make no transfers, or other transactions for which we charge a fee during the period shown; (g) no tax charge applies; (h) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; and (i) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit and 0.25% of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit. Amounts shown in the examples are rounded to the nearest dollar.



The examples are illustrative only -- they should not be considered a representation of past or future expenses of the underlying mutual funds or their portfolios -- actual expenses will be less than those shown if you elect a different combination of optional benefits than indicated in the examples or if you allocate account value to any other available Sub-accounts.



Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated time period; and 3.) if you do not surrender your Annuity. A table of accumulation values appears in Appendix A to this Prospectus.



   IF YOU SURRENDER YOUR ANNUITY AT            IF YOU ANNUITIZE YOUR ANNUITY AT         IF YOU DO NOT SURRENDER
THE END OF THE APPLICABLE TIME PERIOD:    THE END OF THE APPLICABLE TIME PERIOD:              YOUR ANNUITY
---------------------------------------  ---------------------------------------  -----------------------------------
1 YR     3 YRS     5 YRS     10 YRS      1 YR      3 YRS     5 YRS     10 YRS     1 YR     3 YRS     5 YRS     10 YRS
$1,405   $2,724    $3,930    $6,475      $730      $2,139    $3,480    $6,475     $730     $2,139    $3,480    $6,475

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Investment Options

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?


Each variable investment option is a Sub-account of American Skandia Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.



      The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of American Skandia Trust. The investment managers for AST are American Skandia Investment Services, Incorporated, a Prudential Financial Company, and Prudential Investments LLC, affiliated companies of American Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.



      The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.



Effective MAY 1, 2004, THE SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO (FORMERLY THE SP JENNISON INTERNATIONAL GROWTH PORTFOLIO) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP William Blair International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-account.


      This Sub-account may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close this Sub-account to all Owners that owned the Annuity prior to the close date.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Investment Options continued


                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
INTERNATIONAL    AST JPMORGAN INTERNATIONAL EQUITY: seeks long-term capital growth by investing     J.P. Morgan
EQUITY           in a diversified portfolio of international equity securities. The                 Fleming Asset
                 Portfolioseeks to meet its objective by investing, under normal market             Management
                 conditions, at least 80% of its assets in a diversified portfolio of equity securities of companies located or operating in developed non-U.S. countries and emerging markets of the world.

INTERNATIONAL    AST WILLIAM BLAIR INTERNATIONAL GROWTH: Seeks long-term capital appreciation.      William Blair &
EQUITY           The Portfolio invests primarily in stocks of large and medium-sized companies      Company, L.L.C.
                 located in countries included in the Morgan Stanley Capital International All
                 Country World Ex-U.S. Index.

INTERNATIONAL    AST LSV INTERNATIONAL VALUE (formerly AST DeAM International Equity): seeks        Deutsche Asset
EQUITY           capital growth. The Portfolio pursues its objective by primarily investing at      Management, Inc.
                 least 80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the MSCI EAFE Index.

INTERNATIONAL    AST MFS GLOBAL EQUITY: seeks capital growth. Under normal circumstances the        Massachusetts
EQUITY           Portfolio invests at least 80% of its assets in equity securities of U.S. and      Financial Services
                 foreign issuers (including issuers in developing countries). The Portfolio         Company
                 generally seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.

SMALL CAP        AST SMALL-CAP GROWTH (formerly AST State Street Research Small-Cap Growth):        Eagle Asset
GROWTH           seeks long-term capital growth. The Portfolio pursues its objective by             Management,
                 primarily investing in the common stocks of small-capitalization companies.        Neuberger Berman
                                                                                                    Management, Inc.

SMALL CAP        AST DEAM SMALL-CAP GROWTH: seeks maximum growth of investors' capital from a       Deutsche Asset
GROWTH           portfolio of growth stocks of smaller companies. The Portfolio pursues its         Management, Inc.
                 objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000 Growth(R) Index.

SMALL CAP        AST FEDERATED AGGRESSIVE GROWTH: seeks capital growth. The Portfolio pursues       Federated Equity
GROWTH           its investment objective by investing primarily in the stocks of small             Management
                 companies that are traded on national security exchanges, the NASDAQ stock         Company of
                 exchange and the over-the-counter market.                                          Pennsylvania/
                                                                                                    Federated Global
                                                                                                    Investment
                                                                                                    Management Corp.

SMALL CAP        AST SMALL-CAP VALUE (formerly AST Gabelli Small-Cap Value): seeks to provide       Integrity Asset
VALUE            long-term capital growth by investing primarily in small-capitalization stocks     Management, Lee
                 that appear to be undervalued. The Portfolio will have a non-fundamental           Munder Capital
                 policy to invest, under normal circumstances, at least 80% of the value of its     Group, J.P. Morgan
                 assets in small capitalization companies.                                          Fleming Asset
                                                                                                    Management

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                      PORTFOLIO
 STYLE/                                                                                                ADVISOR/
 TYPE                                    INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Small Cap        AST DeAM Small-Cap Value: seeks maximum growth of investors' capital. The          Deutsche Asset
VALUE            Portfolio pursues its objective under normal market conditions, by primarily       Management, Inc.
                 investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000(R) Value Index.

MID CAP          AST GOLDMAN SACHS MID-CAP GROWTH: seeks long-term capital growth. The              Goldman Sachs
Growth           Portfolio pursues its investment objective by investing primarily in equity        Asset Management,
                 securities selected for their growth potential, and normally invests at least      L.P.
                 80% of the value of its assets in medium capitalization companies.

MID-CAP          AST NEUBERGER BERMAN MID-CAP GROWTH: seeks capital growth. Under normal market     Neuberger Berman
Growth           conditions, the Portfolio primarily invests at least 80% of its net assets in      Management Inc.
                 the common stocks of mid-cap companies. The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.

MID CAP VALUE    AST NEUBERGER BERMAN MID-CAP VALUE: seeks capital growth. Under normal Berman      Neuberger
                 market conditions, the Portfolio primarily invests at least 80% of its net         Management
                 assets Inc. in the common stocks of mid-cap companies. Under the Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.

SPECIALTY        AST ALGER ALL-CAP GROWTH: seeks long-term capital growth. The Portfolio            Fred Alger
                 invests primarily in equity securities, such as common or preferred stocks         Management Inc
                 that , Inc. are listed on U.S. exchanges or in the over-the-counter market.
                 The Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY        AST GABELLI ALL-CAP VALUE: seeks capital growth. The Portfolio pursues its         GAMCO Investors,
                 objective by investing primarily in readily marketable equity securities           Inc.
                 including common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY        AST T. ROWE PRICE NATURAL RESOURCES: seeks long-term capital growth primarily      T. Rowe Price
                 through the common stocks of companies that own or develop natural resources       Associates, Inc.
                 (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.

LARGE CAP        AST ALLIANCEBERNSTEIN LARGE-CAP GROWTH (formerly AST Alliance Growth): Growth      Alliance Capital
GROWTH           seeks long-term capital growth. The Portfolio invests at least 80% of its          Management, L.P.
                 total assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Investment Options continued


                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST MFS GROWTH: seeks long-term capital growth and future income. Under normal     Massachusetts
GROWTH           market conditions, the Portfolio invests at least 80% of its total assets in       Financial Services
                 common stocks and related securities, such as preferred stocks, convertible        Company
                 securities and depositary receipts, of companies that the Sub-advisor believes offer better than average prospects for long-term growth.

LARGE CAP        AST MARSICO CAPITAL GROWTH: seeks capital growth. Income realization is not an     Marsico Capital
GROWTH           investment objective and any income realized on the Portfolio's investments,       Management, LLC
                 therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.

LARGE CAP        AST GOLDMAN SACHS CONCENTRATED GROWTH: seeks growth of capital in a manner         Goldman Sachs
GROWTH           consistent with the preservation of capital. Realization of income is not a        Asset Management,
                 significant investment consideration and any income realized on the                L.P.
                 Portfolio's investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.

LARGE CAP        AST DEAM LARGE-CAP VALUE: seeks maximum growth of capital by investing             Deutsche Asset
VALUE            primarily in the value stocks of larger companies. The Portfolio pursues its       Management, Inc.
                 objective, under normal market conditions, by primarily investing at least 80%
                 of the value of its assets in the equity securities of large-sized companies included in the Russell 1000(R) Value Index.

LARGE CAP        AST ALLIANCEBERNSTEIN GROWTH + VALUE: seeks capital growth by investing            Alliance Capital
BLEND            approximately 50% of its assets in growth stocks of large companies and            Management, L.P.
                 approximately 50% of its assets in value stocks of large companies. The
                 Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000(R) Index.

LARGE CAP        AST ALLIANCEBERNSTEIN CORE VALUE (formerly AST Sanford Bernstein Core Value):      Alliance Capital
VALUE            seeks long-term capital growth by investing primarily in common stocks. The        Management, L.P.
                 Sub-advisor expects that the majority of the Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.

SPECIALTY        AST COHEN & Steers Realty: seeks to maximize total return through investment       Cohen & Steers
                 in real estate securities. The Portfolio pursues its investment objective by       Capital
                 investing, under normal circumstances, at least 80% of its net assets in           Management, Inc.
                 securities of real estate issuers.

LARGE CAP        AST ALLIANCEBERNSTEIN MANAGED INDEX 500 (formerly AST Sanford Bernstein            Alliance Capital
BLEND            Managed Index 500): seeks to outperform the S&P 500 through stock selection        Management, L.P.
                 resulting in different weightings of common stocks relative to the index. The
                 Portfolio will invest, under normal circumstances, at least 80% of its net assets in securities included in the Standard & Poor's 500 Composite Stock
                 Price Index.


AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST AMERICAN CENTURY INCOME & Growth: seeks capital growth with current income     American Century
VALUE            as a secondary objective. The Portfolio invests primarily in common stocks         Investment
                 that offer potential for capital growth, and may, consistent with its              Management, Inc.
                 investment objective, invest in stocks that offer potential for current income.

LARGE CAP        AST ALLIANCEBERNSTEIN GROWTH & Income: seeks long-term growth of capital and       Alliance Capital
VALUE            income while attempting to avoid excessive fluctuations in market value.          Management, L.P.
                 The Portfolio normally will invest in common stocks (and securities convertible into common stocks).

LARGE CAP        AST HOTCHKIS & Wiley Large-Cap Value: seeks current income and long-term           Hotchkis and Wiley
VALUE            growth of income, as well as capital appreciation. The Portfolio invests,          Capital
                 under normal circumstances, at least 80% of its net assets plus borrowings for     Management
                 , LLC investment purposes in common stocks of large cap U.S. companies that have a high cash dividend or payout yield relative to the market.

ASSET            AST GLOBAL ALLOCATION (formerly AST DeAM Global Allocation): seeks to obtain       Prudential
ALLOCATION/      the highest potential total return consistent with a specified level of risk       Investments LLC
BALANCED         tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying Portfolios"). The
                 Portfolio intends its strategy of investing in combinations of Underlying
                 Portfolios to result in investment diversification that an investor could otherwise achieve only by holding numerous investments.

ASSET            AST AMERICAN CENTURY STRATEGIC BALANCED: seeks capital growth and current          American Century
Allocation/      income. The Sub-advisor intends to maintain approximately 60% of the               Investment
Balanced         Portfolio's assets in equity securities and the remainder in bonds and other       Management, Inc.
                 fixed income securities.

ASSET            AST T. ROWE PRICE ASSET ALLOCATION: seeks a high level of total return by          T. Rowe Price
Allocation/      investing primarily in a diversified portfolio of fixed income and equity          Associates, Inc.
Balanced         securities. The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.

FIXED INCOME     AST T. ROWE PRICE GLOBAL BOND: seeks to provide high current income and            T. Rowe Price
                 capital growth by investing in high quality foreign and U.S.                       International, Inc.
                 dollar-denominated bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S. and foreign issuers.

FIXED INCOME     AST GOLDMAN SACHS HIGH YIELD: seeks a high level of current income and may         Goldman Sachs
                 also consider the potential for capital appreciation. The Portfolio invests,       Asset Management,
                 under normal circumstances, at least 80% of its net assets plus any borrowings     L.P.
                 for investment purposes (measured at time of purchase) ("Net Assets") in high-
                 yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Investment Options continued


                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
FIXED INCOME     AST LORD ABBETT BOND-DEBENTURE: seeks high current income and the opportunity      Lord, Abbett & Co.
                 for capital appreciation to produce a high total return. To pursue its             LLC
                 objective, the Portfolio will invest, under normal circumstances, at least 80%
                 of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.

FIXED INCOME     AST PIMCO TOTAL RETURN BOND: seeks to maximize total return consistent with        Pacific Investment
                 preservation of capital and prudent investment management. The Portfolio will      Management
                 invest in a diversified portfolio of fixed-income securities of varying            Company LLC
                 maturities. The average portfolio duration of the Portfolio generally will         (PIMCO)
                 vary within a three- to six-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME     AST PIMCO LIMITED MATURITY BOND: seeks to maximize total return consistent         Pacific Investment
                 with preservation of capital and prudent investment management. The Portfolio      Management
                 will invest in a diversified portfolio of fixed-income securities of varying       Company LLC
                 maturities. The average portfolio duration of the Portfolio generally will         (PIMCO)
                 vary within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME     AST MONEY MARKET: seeks high current income while maintaining high levels of       Wells Capital
                 liquidity. The Portfolio attempts to accomplish its objective by maintaining a     Management, Inc.
                 dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.

INTERNATIONAL    GVIT DEVELOPING MARKETS: seeks long-term capital appreciation, under normal        Gartmore Global
EQUITY           conditions by investing at least 80% of its total assets in stocks of              Asset Management
                 companies of any size based in the world's developing economies. Under normal      Trust/Gartmore
                 market conditions, investments are maintained in at least six countries at all     Global Partners
                 times and no more than 35% of total assets in any single one of them.

LARGE CAP        ADVANTAGE C&B Large Cap Value Fund (formerly Equity Value): Seeks maximum          Wells Fargo Funds
VALUE            long-term total return, consistent with minimizing risk to principal. The          Management, LLC
                 Portfolio will principally invest in large-capitalization securities, which the Sub-advisor defines as securities of companies with market capitalizations of $1 billion or more.

LARGE CAP        ADVANTAGE EQUITY INCOME FUND (formerly Equity Income): Seeks long-term capital     Wells Fargo Funds
VALUE            appreciation and above-average dividend income. The Portfolio invests in the       Management, LLC
                 common stocks of large U.S. companies with strong return potential and above-average dividend income. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.

INTERNATIONAL    ADVANTAGE INTERNATIONAL CORE FUND (formerly International Equity): Seeks           Wells Fargo Funds
EQUITY           long-term capital appreciation. The Portfolio will principally invest in           Management, LLC
                 non-U.S. securities. The Portfolio will focus on companies with strong growth potential that offer good relative values.

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
SMALL CAP        ADVANTAGE SMALL CAP GROWTH FUND (formerly Small Cap Growth): Seeks long-term       Wells Fargo Funds
GROWTH           capital appreciation. The Portfolio focuses on companies that the Sub-advisor      Management, LLC
                 believes have above-average growth potential, or that may be involved in new or innovative products, services and processes.

LARGE CAP        ADVANTAGE LARGE COMPANY CORE FUND (formerly Growth): Seeks total return            Wells Fargo Funds
BLEND            comprised of long-term capital appreciation and current income. The Portfolio      Management, LLC
                 will invest at least 80% of the Fund's assets in securities of large-capitalization companies, which are defined as those with market capitalizations of $3 billion or more.

LARGE CAP        ADVANTAGE LARGE COMPANY GROWTH FUND (formerly Large Company Growth): Seeks         Wells Fargo Funds
GROWTH           long-term capital appreciation. The Portfolio invests in the common stocks of      Management, LLC
                 large U.S. companies that the Sub-advisor believes have superior growth potential. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.

ASSET            ADVANTAGE ASSET ALLOCATION FUND (formerly Asset Allocation): Seeks long-term       Wells Fargo Funds
ALLOCATION/      total return, consistent with reasonable risk. The Portfolio invests in equity     Management, LLC
BALANCED         and fixed-income securities in varying proportions, with an emphasis on equity securities. The Portfolio does not select individual securities for investment, rather, it buys substantially all of the securities of various indexes to replicate such indexes.

FIXED INCOME     ADVANTAGE TOTAL RETURN BOND FUND (formerly Total Return Bond): Seeks total         Wells Fargo Funds
                 return consisting of income and capital appreciation. The Portfolio invests        Management, LLC
                 principally in investment-grade debt securities, which include U.S. Government obligations, corporate bonds, mortgage- and other asset-backed securities and money market instruments. Under normal circumstances, the Portfolio is expected to maintain an overall effective duration between 4 and 5.5 years.

MID CAP          AIM VARIABLE INSURANCE FUNDS -- AIM V.I. Dynamics Fund -- Series I shares          A I M Advisors,
GROWTH           (formerly an INVESCO fund): seeks long-term capital growth. The Portfolio          Inc.
                 pursues its objective by normally investing at least 65% of its assets in common stocks of mid-sized companies that are included in the Russell Midcap
                 Growth(R) Index at the time of purchase.

SPECIALTY        AIM VARIABLE INSURANCE FUNDS -- AIM V.I. Technology Fund -- Series I shares        A I M Advisors,
                 (formerly an INVESCO fund): seeks capital growth. The Portfolio normally           Inc.
                 invests at least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.

SPECIALTY        AIM VARIABLE INSURANCE FUNDS -- AIM V.I. Health Sciences Fund -- Series I          A I M Advisors
                 shares (formerly an INVESCO fund) (Effective July 1, 2005, AIM V.I. Health         Inc.
                 Sciences Fund will be renamed AIM V.I. Global Health Care Fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Investment Options continued


                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
SPECIALTY        AIM VARIABLE INSURANCE FUNDS -- AIM V.I. Financial Services Fund -- Series I       A I M Advisors,
                 shares (formerly an INVESCO fund): seeks capital growth. The Portfolio             Inc.
                 normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector. These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.

INTERNATIONAL    EVERGREEN VA INTERNATIONAL EQUITY (formerly Evergreen VA International             Evergreen
EQUITY           Growth): seeks long-term capital growth and secondarily, modest income. The        Investment
                 Portfolio normally invests 80% of its assets in equity securities issued by        Management
                 established, quality, non-U.S. companies located in countries with developed       Company, LLC
                 markets and may purchase across all market capitalizations. The Portfolio normally invests at least 65% of its assets in securities of companies in at least three different countries (other than the U.S.).

SMALL CAP        EVERGREEN VA GROWTH (formerly Evergreen VA Special Equity): seeks long-term        Evergreen
GROWTH           capital growth. The Portfolio invests at least 75% of its assets in common         Investment
                 stocks of small- and medium-sized companies (i.e., companies whose market          Management
                 capitalizations fall within the range of the Russell 2000(R) Growth Index,         Company, LLC
                 at the time of purchase).

SPECIALTY        EVERGREEN VA OMEGA: seeks long-term capital growth. The Portfolio invests          Evergreen
                 primarily, and under normal conditions, substantially all of its assets in         Investment
                 common stocks and securities convertible into common stocks of U.S. companies      Management
                 across all market capitalizations.                                                 Company, LLC

INTERNATIONAL    PROFUND VP EUROPE 30: seeks daily investment results, before fees and              ProFund Advisors
EQUITY           expenses, that correspond to the daily performance of the ProFunds Europe 30       LLC
                 Index. The ProFunds Europe 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the NASDAQ as depositary receipts or ordinary shares.

SPECIALTY        PROFUND VP ASIA 30: seeks daily investment results, before fees and expenses,      ProFund Advisors
                 that correspond to the daily performance of the ProFunds Asia 30 Index. The        LLC
                 ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the
                 NASDAQ as depository receipts or ordinary shares.

SPECIALTY        PROFUND VP JAPAN: seeks daily investment results, before fees and expenses,        ProFund Advisors
                 that correspond to the daily performance of the Nikkei 225 Stock Average.          LLC
                 Since the Japanese markets are not open when ProFund VP Japan values its shares, ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the United States related to the Nikkei 225 Stock Average.

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
SPECIALTY        PROFUND VP BANKS: seeks daily investment results, before fees and expenses,        ProFund Advisors
                 that correspond to the daily performance of the Dow Jones U.S. Banks Index.        LLC
                 The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.

SPECIALTY        PROFUND VP BASIC MATERIALS: seeks daily investment results, before fees and        ProFund Advisors
                 expenses, that correspond to the daily performance of the Dow Jones U.S. Basic     LLC
                 Materials Sector Index. The Dow Jones U.S. Basic Materials Sector Index
                 measures the performance of the basic materials economic sector of the U.S.
                 equity market.

SPECIALTY        PROFUND VP BIOTECHNOLOGY: seeks daily investment results, before fees and          ProFund Advisors
                 expenses, that correspond to the daily performance of the Dow Jones U.S.           LLC
                 Biotechnology Index. The Dow Jones U.S. Biotechnology Index measures the performance of the biotechnology industry portion of the U.S. equity market.

SPECIALTY        PROFUND VP CONSUMER SERVICES (formerly ProFund VP Consumer Cyclical): seeks        ProFund Advisors
                 daily investment results, before fees and expenses, that correspond to the         LLC
                 daily performance of the Dow Jones U.S. Consumer Services Index. The Dow Jones
                 U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S. equity market.

SPECIALTY        PROFUND VP CONSUMER GOODS (formerly ProFund VP Consumer Non-Cyclical): seeks       ProFund Advisors
                 daily investment results, before fees and expenses, that correspond to the         LLC
                 daily performance of the Dow Jones U.S. Consumer Goods Index. The Dow Jones
                 U.S. Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S. equity market.

SPECIALTY        PROFUND VP OIL & Gas (formerly ProFund VP Energy): seeks daily investment          ProFund Advisors
                 results, before fees and expenses, that correspond to the daily performance of     LLC
                 the Dow Jones U.S. Oil & Gas Index. The Dow Jones U.S. Oil & Gas Sector Index
                 measures the performance of the energy sector of the U.S. equity market.

SPECIALTY        PROFUND VP FINANCIALS (formerly ProFund VP Financial): seeks daily investment      ProFund Advisors
                 results, before fees and expenses, that correspond to the daily performance of     LLC
                 the Dow Jones U.S. Financials Sector Index. The Dow Jones U.S. Financials
                 Sector Index measures the performance of the financial services economic sector of the U.S. equity market.

SPECIALTY        PROFUND VP HEALTH CARE (formerly ProFund VP Healthcare): seeks daily               ProFund Advisors
                 investment results, before fees and expenses, that correspond to the daily         LLC
                 performance of the Dow Jones U.S. Health Care Index. The Dow Jones U.S. Health
                 Care Index measures the performance of the healthcare economic sector of the
                 U.S. equity market.

SPECIALTY        PROFUND VP INDUSTRIALS (formerly ProFund VP Industrial): seeks daily               ProFund Advisors
                 investment results, before fees and expenses, that correspond to the daily         LLC
                 performance of the Dow Jones U.S. Industrials Index. The Dow Jones U.S.
                 Industrials Index measures the performance of the industrial economic sector of the U.S. equity market.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Investment Options continued

                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
SPECIALTY        PROFUND VP INTERNET: seeks daily investment results, before fees and expenses,     ProFund Advisors
                 that correspond to the daily performance of the Dow Jones Composite Internet       LLC
                 Index. The Dow Jones Composite Internet Index measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.

SPECIALTY        PROFUND VP PHARMACEUTICALS: seeks daily investment results, before fees and        ProFund Advisors
                 expenses, that correspond to the daily performance of the Dow Jones U.S.           LLC
                 Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.

SPECIALTY        PROFUND VP PRECIOUS METALS: seeks daily investment results, before fees and        ProFund Advisors
                 expenses, that correspond to the daily performance of the Dow Jones Precious       LLC
                 Metals Index. The Dow Jones Precious Metals Index measures the performance of the precious metals mining industry.

SPECIALTY        PROFUND VP REAL ESTATE: seeks daily investment results, before fees and            ProFund Advisors
                 expenses, that correspond to the daily performance of the Dow Jones U.S. Real      LLC
                 Estate Index. The Dow Jones U.S. Real Estate Index measures the performance of the real estate industry portion of the U.S. equity market.

SPECIALTY        PROFUND VP SEMICONDUCTOR: seeks daily investment results, before fees and          ProFund Advisors
                 expenses, that correspond to the daily performance of the Dow Jones U.S.           LLC
                 Semiconductor Index. The Dow Jones U.S. Semiconductor Index measures the performance of the semiconductor industry portion of the U.S. equity market.

SPECIALTY        PROFUND VP TECHNOLOGY: seeks daily investment results, before fees and             ProFund Advisors
                 expenses, that correspond to the daily performance of the Dow Jones U.S.           LLC
                 Technology Sector Index. The Dow Jones U.S. Technology Sector Index measures the performance of the technology sector of the U.S. equity market.

SPECIALTY        PROFUND VP TELECOMMUNICATIONS: seeks daily investment results, before fees         ProFund Advisors
                 and expenses, that correspond to the daily performance of the Dow Jones U.S.       LLC
                 Telecommunications Sector Index. The Dow Jones U.S. Telecommunications
                 Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.

SPECIALTY        PROFUND VP UTILITIES: seeks daily investment results, before fees and expenses,    ProFund Advisors
                 that correspond to the daily performance of the Dow Jones U.S. Utilities Sector    LLC
                 Index. The Dow Jones U.S. Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.

SPECIALTY        PROFUND VP BULL: seeks daily investment results, before fees and expenses,         ProFund Advisors
                 that correspond to the daily performance of the S&P 500(R) Index.                  LLC

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
SPECIALTY        PROFUND VP BEAR: seeks daily investment results, before fees and expenses, that    ProFund Advisors
                 correspond to the inverse (opposite) of the daily performance of the S&P           LLC
                 500(R) Index. If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P 500(R) Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.

SPECIALTY        PROFUND VP ULTRABULL: seeks daily investment results, before fees and expenses,    ProFund Advisors
                 that correspond to twice (200%) the daily performance of the S&P 500(R)            LLC
                 Index. Prior to May 1, 2003, ProFund VP UltraBull was named "ProFund VP Bull
                 Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500(R) Index. If ProFund VP
                 UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500(R)
                 Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SPECIALTY        PROFUND VP OTC: seeks daily investment results, before fees and expenses, that     ProFund Advisors
                 correspond to the daily performance of the NASDAQ-100 Index(R). "OTC" in           LLC
                 the name of ProFund VP OTC refers to securities that do not trade on a U.S.
                 securities exchange registered under the Securities Exchange Act of 1934.

SPECIALTY        PROFUND VP SHORT OTC: seeks daily investment results, before fees and expenses,    ProFund Advisors
                 that correspond to the inverse (opposite) of the daily performance of the          LLC
                 NASDAQ-100 Index(R). If ProFund VP Short OTC is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the NASDAQ-100 Index(R) when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day. "OTC" in the name of ProFund VP Short OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

SPECIALTY        PROFUND VP ULTRAOTC: seeks daily investment results, before fees and expenses,     ProFund Advisors
                 that correspond to twice (200%) the daily performance of the NASDAQ-100            LLC
                 Index(R). If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index(R) when the Index rises on a given day.
                 Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC" in the name of ProFund VP UltraOTC refers to securities that do not trade on a
                 U.S. securities exchange registered under the Securities Exchange Act of 1934.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Investment Options continued

                                                                                                    PORTFOLIO
     STYLE/                                                                                         ADVISOR/
      TYPE                                    INVESTMENT OBJECTIVES/POLICIES                        SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
MID CAP VALUE    PROFUND VP MID-CAP VALUE: seeks daily investment results, before fees and          ProFund Advisors
                 expenses, that correspond to the daily performance of the S&P MidCap 400/ Barra    LLC
                 Value Index(R). The S&P MidCap400/Barra Value Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                 S&P MidCap 400 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

MID CAP          PROFUND VP MID-CAP GROWTH: seeks daily investment results, before fees and         ProFund Advisors
GROWTH           expenses, that correspond to the daily performance of the S&P MidCap 400/ Barra    LLC
                 Growth Index(R). The S&P MidCap 400/Barra Growth Index(R) is a float adjusted market capitalization weighted index comprised of the stocks in the
                 S&P MidCap 400 Index(R) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY        PROFUND VP ULTRAMID-CAP: seeks daily investment results, before fees and           ProFund Advisors
                 expenses, that correspond to twice (200%) the daily performance of the S&P         LLC
                 MidCap 400 Index(R). If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SMALL CAP        PROFUND VP SMALL-CAP VALUE: seeks daily investment results, before fees and        ProFund Advisors
VALUE            Value expenses, that correspond to the daily performance of the S&P SmallCap       LLC
                 600/Barra Value Index(R). The S&P SmallCap 600/Barra Value Index(R) is a
                 float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Value Index(R) that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SMALL CAP        PROFUND VP SMALL-CAP GROWTH: seeks daily investment results, before fees and       ProFund Advisors
GROWTH           expenses, that correspond to the daily performance of the S&P SmallCap             LLC
                 600/Barra Growth Index(R). The S&P SmallCap 600/Barra Growth Index(R)
                 is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Growth Index(R) that have comparatively high price-to- book ratios as determined before each semiannual rebalance date.

SPECIALTY        PROFUND VP ULTRASMALL-CAP: seeks daily investment results, before fees and         ProFund Advisors
                 expenses, that correspond to twice (200%) the daily performance of the Russell     LLC
                 2000(R) Index. If ProFund VP UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

                        AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSEPECTUS

                                                                                                           PORTFOLIO
  STYLE/                                                                                                    ADVISOR/
   TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP U.S. GOVERNMENT PLUS: seeks daily investment results, before fees             ProFund Advisors
              and expenses, that correspond to one and one-quarter times (125%) the daily              LLC
              price movement of the most recently issued 30-year U.S. Treasury bond ("Long
              Bond"). In accordance with its stated objective, the net asset value of ProFund
              VP U.S. Government Plus generally should decrease as interest rates rise. If
              ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.

SPECIALTY     PROFUND VP RISING RATES OPPORTUNITY: seeks daily investment results, before              ProFund Advisors
              fees and expenses, that correspond to one and one-quarter times (125%) the               LLC
              inverse (opposite) of the daily price movement of the most recently issued
              30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated
              objective, the net asset value of ProFund VP Rising Rates Opportunity generally should decrease as interest rates fall. If ProFund VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.

LARGE CAP     PROFUND VP LARGE-CAP GROWTH: seeks daily investment results, before fees                 ProFund Advisors
GROWTH        and expenses, that correspond to the daily performance of the S&P 500/Barra              LLC
              Growth Index[RegTM]. The S&P 500/Barra Growth Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

LARGE CAP     PROFUND VP LARGE-CAP VALUE: seeks daily investment results, before fees and              ProFund Advisors
VALUE         expenses, that correspond to the daily performance of the S&P 500/Barra Value            LLC
              Index[RegTM]. The S&P 500/Barra Value Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY     PROFUND VP SHORT SMALL-CAP: seeks daily investment results, before fees and              ProFund Advisors
              expenses, that correspond to the inverse (opposite) of the daily performance of          LLC
              the Russell 2000[RegTM] Index. If ProFund VP Short Small-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the
              Index when the Index rises on a given day.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSEPECTUS

Investment Options continued

                                                                                                             PORTFOLIO
  STYLE/                                                                                                      ADVISOR/
   TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
-------------------------------------------------------------------------------------------------------------------------
SPECIALTY   PROFUND VP SHORT MID-CAP: seeks daily investment results, before fees and                   ProFund Advisors
            expenses, that correspond to the inverse (opposite) of the daily performance of             LLC
            the S&P MidCap 400 Index[RegTM]. If ProFund VP Short Mid-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the Index rises on a given day.

SPECIALTY   ACCESS VP HIGH YIELD: seeks to provide investment results that correspond                   ProFund Advisors
            generally to the total return of the high yield market consistent with maintaining          LLC
            reasonable liquidity. The Access VP High Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities. The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.

SPECIALTY   FIRST TRUST(R) 10 UNCOMMON VALUES: seeks to provide above-average capital                   First Trust Advisors
            appreciation. The Portfolio seeks to achieve its objective by investing primarily in        L.P.
            the ten common stocks selected by the Investment Policy Committee of Lehman
            Brothers Inc. ("Lehman Brothers") with the assistance of the Research
            Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the
            Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman Brothers.

SPECIALTY   TARGET MANAGED VIP: seeks to provide above-average total return. The Portfolio              First Trust Advisors
            seeks to achieve its objective by investing in common stocks of the most                    L.P.
            attractive companies that are identified by a model based on six uniquely specialized strategies -- The DowSM DART 5, the European Target 20, the
            Nasdaq[RegTM] Target 15, the S&P Target 24, the Target Small Cap and the Value Line[RegTM]
            Target 25.

SPECIALTY   THE DOW(SM) DART 10: seeks to provide above-average total return. The                       First Trust Advisors
            Portfolio seeks to achieve its objective by investing in common stocks issued by            L.P.
            companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.

                        AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSEPECTUS

                                                                                                            PORTFOLIO
  STYLE/                                                                                                     ADVISOR/
   TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------------
SPECIALTY     GLOBAL DIVIDEND TARGET 15 (FORMERLY GLOBAL TARGET 15): seeks to provide above-          First Trust Advisors
              average total return. The Portfolio seeks to achieve its objective by investing in      L.P.
              common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the companies which are components of the DJIA, the
              Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng
              Index. The Portfolio primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the
              DJIA, FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.

SPECIALTY     S&P(R) TARGET 24: seeks to provide above-average total return. The Portfolio            First Trust Advisors
              seeks to achieve its objective by investing in common stocks issued by                  L.P.
              companies that have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's 500 Composite Stock Price
              Index[RegTM]. The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index[RegTM] based on the sector's market capitalization.

SPECIALTY     THE DOW(SM) TARGET DIVIDEND seeks to provide above-average total return. The            First Trust Advisors
              Portfolio seeks to achieve its objective by investing in common stocks issued by        L.P.
              companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index SM with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.

SPECIALTY     VALUE LINE(R) TARGET 25: seeks to provide above-average capital appreciation.           First Trust Advisors
              The Portfolio seeks to achieve its objective by investing in 25 of the 100              L.P.
              common stocks that Value Line[RegTM] gives a #1 ranking for TimelinessTM which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.

SPECIALTY     NASDAQ(R) TARGET 15: seeks to provide above-average total return. The Portfolio         First Trust Advisors
              seeks to achieve its objective by investing in common stocks issued by                  L.P.
              companies that are expected to have the potential for capital appreciation. The
              Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index[RegTM] on or about the applicable stock selection date through a multi-step process.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Investment Options continued

                                                                                                         PORTFOLIO
 STYLE/                                                                                                   ADVISOR/
 TYPE                                   INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
 ------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL      THE PRUDENTIAL SERIES FUND, INC. -- SP WILLIAM BLAIR INTERNATIONAL                   Prudential
EQUITY             Growth: Seeks long-term capital appreciation. The Portfolio invests primarily in     Investments LLC/
                   stocks of large and medium-sized companies located in countries included in the      William Blair &
                   Morgan Stanley Capital International All Country World Ex-U.S. Index. Under          Company, LLC
                   normal market conditions, the portfolio invests at least 80% of its net assets in equity securities. The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard &
Poor's 500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

"Dow Jones Industrial Average(SM)", "DJIA(SM)", "Dow Industrials(SM)", "Dow Jones Select Dividend Index(SM)", and "The Dow 10(SM)", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow(SM) DART 10 portfolio, and The Dow(SM) Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

"The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)]" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NASDAQ TARGET 15 PORTFOLIO OR THE TARGET MANAGED VIP PORTFOLIO.

"Value Line(R)," "The Value Line Investment Survey," and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio is not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.

The First Trust(R) 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First Trust(R) 10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

WHAT ARE THE FIXED ALLOCATIONS?

We offer Fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.

      Fixed Allocations may not be available in all states. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-752-6342 to determine availability of Fixed Allocations in your state and for your annuity product.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Fees and Charges


The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.



      The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract. A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values.



WHAT ARE THE CONTRACT FEES AND CHARGES?
CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown below.


 YEARS            1           2           3           4           5           6           7           8           9+
--------------------------------------------------------------------------------------------------------------------
CHARGE (%)      7.5%        7.0%        6.5%        6.0%        5.0%        4.0%        3.0%        2.0%        0.0%


      THE CDSC PERIOD IS BASED ON THE ISSUE DATE OF THE ANNUITY, NOT ON THE DATE EACH PURCHASE PAYMENT IS APPLIED TO THE ANNUITY. Purchase Payments applied to the Annuity after the Issue Date do not have their own CDSC period. During the first eight (8) Annuity Years, under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free Withdrawal." After eight (8) complete Annuity Years, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn. Free Withdrawals are not treated as a withdrawal of Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 8. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.


      We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".


      TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

      ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.


      TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 31/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.



      We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.



      In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.


WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?


      INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to 0.65% on an annual basis. The Insurance Charge is the combination of the Mortality & Expense Risk Charge (0.50%) and the Administration Charge (0.15%). The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.


      The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.


      DISTRIBUTION CHARGE: We deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to 0.60% on an annual basis in Annuity Years 1 through 8. After the end of the first eight Annuity Years, the 0.60% charge for distribution will no longer be assessed. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity. The Distribution Charge is deducted against your Annuity's Account

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Fees and Charges continued


Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.


      OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE SOLELY AGAINST THE VARIABLE INVESTMENT OPTIONS: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus. Please refer to the sections entitled "Living Benefit Programs" and "Death Benefit" for a description of the charge for each Optional Benefit.

WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?


Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.


WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?


If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).


EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES


We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Purchasing Your Annuity

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

INITIAL PURCHASE PAYMENT: You must make a minimum initial Purchase Payment of $1,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $1,000 in total Purchase Payments.


      Where allowed by law, we must approve any initial and additional Purchase Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

      Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to American Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We call our bank drafting program "Auto Saver". We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

      AGE RESTRICTIONS: The Owner must be age 80 or under as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age 80 or under on the Issue Date. If the Annuity is owned by an entity, the Annuitant must be age 80 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.


      OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.



- Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."


- Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.


- Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation must be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. For example, a designation of "surviving spouse" would not be acceptable. If no beneficiary is named the death benefit will be paid to you or your estate.



      Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Managing Your Annuity

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?


You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:


- a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

-     a new Annuitant subsequent to the Annuity Date;

- for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and


- a change in Beneficiary if the Owner had previously made the designation irrevocable.


SPOUSAL OWNERS/SPOUSAL BENEFICIARIES


If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.


SPOUSAL CONTINGENT ANNUITANT


If the Annuity is owned by an entity and the surviving spouse is named as a Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. NO DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE ANNUITANT. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.


MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?


If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s), or the greater of your current Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period.


MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?


The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in "Auto Saver" or a periodic Purchase Payment program. Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.


MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "Auto Saver." Purchase Payments made through Auto Saver may only be allocated to the variable investment options when applied. Auto Saver allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $1,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?


These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $1,000.


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Managing Your Account Value

HOW AND WHEN ARE PURCHASE PAYMENTS
INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

      INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations.


      SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.


ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?


During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro-rata to the other investment options to which you transferred.



      We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com).



Currently, we charge $10.00 for each transfer after the twentieth (20th) in each Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.


      Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and
(iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

      Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

      In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

- With respect to each Sub-account (other than the AST Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
      (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.


- We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.



- If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.



- Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.


      ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Managing Your Account Value continued


DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.



      You can Dollar Cost Average from variable investment options or Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:



- You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.



- You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.



- Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.



      NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period. The Dollar Cost Averaging program is not available if you elect the Guaranteed Return Option PlusSM, the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also not available when you have elected an asset allocation program.



DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?



Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you request. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you requested. For example, over time the performance of the variable investment options will differ, causing your percentages allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.



      There is no minimum Account Value required to enroll in automatic rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs.



ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?



Yes. Certain "static asset allocation programs" are available for use with the Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see the Appendix entitled "Additional Information on the Asset Allocation Programs."


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


      Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.


DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE DATE?


Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the Guaranteed Return Option PlusSM. (The Guaranteed Return Option Plus (GRO PlusSM) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO).) Both the Balanced Investment Program and GRO Plus allow you to allocate a portion of your Account Value to the available variable investment options while ensuring that your Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation. Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case). You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are a vailable to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program.


This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment. You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under the Annuity. Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

      EXAMPLE


      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will


* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Managing Your Account Value continued

      grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.


      The GUARANTEED RETURN OPTION PLUS (GRO PLUS) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program. See "Living Benefit Programs," later in this Prospectus, for more information about this program.



MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?



Yes. Your Investment Professional may direct the allocation of your Account Value and request financial transactions between investment options while you are living, subject to our rules and unless you tell us otherwise. IF YOUR INVESTMENT PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR INVESTMENT PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.


MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.


      Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your Annuity, you may incur adverse tax consequences, a CDSC and/or a Market Value Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g. the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.) WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISOR AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISOR'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISOR. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor. Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your Annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.



      We or an affiliate of ours may provide administrative support to licensed, registered investment professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


our accepting transactions on your behalf. The administrative agreement may impose limitations on the investment professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of American Skandia. Contracts managed by your investment professional also are subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?". Since transfer activity under contracts managed by an investment professional or third party investment advisor may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com).
LIMITATIONS THAT WE MAY IMPOSE ON YOUR INVESTMENT PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.


HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.


      The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-752-6342.


      A Guarantee Period for a Fixed Allocation begins:

- when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

- upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

-     when you "renew" a Fixed Allocation by electing a new Guarantee Period.

      To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.


American Skandia may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.



      On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Managing Your Account Value continued


Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.


HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts.

      We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

      The interest rate we credit for a Fixed Allocation is subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any Market Value Adjustment may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

- "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

- "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.

- "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                          [(1+I) / (1+J+0.0010)](N/365)

where:

      I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

      N is the number of days remaining in the original Guarantee Period.

      If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                            [(1 + I)/(1 + J)](N/365).

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:


- You allocate $50,000 into a Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).



- The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).



- You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).


EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)](N/365) =
                           [1.055/1.041](2) = 1.027078

                          Interim Value = $57,881.25


                Account Value after MVA = Interim Value x MVA
                              Factor = $59,448.56


EXAMPLE OF NEGATIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)](N/365) =
                          [1.055/1.071)](2) = 0.970345

                          Interim Value = $57,881.25

                 Account Value after MVA = Interim Value x MVA
                             Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON
ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Access To Account Value

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?


During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. The CDSC will be assessed on the amount of Purchase Payments, not on the Account Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.


ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?

(For more information, see "Tax Considerations")

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

- To meet liquidity needs, you can withdraw a limited amount from your Annuity during each of Annuity Years 1-8 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free Withdrawal you may request is $100.


- You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount that you may withdraw will depend on the Annuity's Surrender Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100.

      When we determine if a CDSC applies to partial withdrawals and Systematic Withdrawals, we will first determine what, if any, amounts qualify as a Free Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.


      You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.


      Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.



      To request the forms necessary to make a withdrawal from your Annuity, contact our Customer Service Team at 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEARS 1-8


The maximum Free Withdrawal amount during each of Annuity Years 1 through 8 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payments) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 8. If, during Annuity Years 1 through 8, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.


ANNUITY YEARS 9+

After Annuity Year 8, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

      NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first eight (8) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional Purchase Payments. The maximum Free Withdrawal amount during each of the first eight Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional Purchase Payment of $5,000 in Annuity Year 6. The maximum Free Withdrawal amount during Annuity Years 7 and 8 would be 10% of $15,000, or $1,500. Beginning in Annuity Year 9 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free Withdrawal of $500 in Annuity Year 6 and $1,000 in Annuity Year 7. If you surrender your Annuity in Annuity Year 8, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a partial withdrawal during the first eight (8) Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the partial withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.



1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a CDSC);



2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. The maximum Free Withdrawal amount during each of Annuity Years 1 through 8 is 10% of all Purchase Payments. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 8, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity.


CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals during the first eight (8) Annuity Years may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a Partial Withdrawal.

      Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from Fixed Allocations are limited to earnings accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic Withdrawals.

      The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in the annuity for the

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Access To Account Value continued

period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100.

      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

      Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.


      The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly minimum distributions but does not apply to minimum distributions taken out on a quarterly, semi-annual or annual basis.


      You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the Annuity.

      For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market Value Adjustment to any Fixed Allocations.

      Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.


      To request the forms necessary to surrender your Annuity, contact our Customer Service Team at 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.


WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value.

      This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

o The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

      "Contingency Event" described below in order to qualify for a medically-related surrender.

- the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

- if the Owner is one or more natural persons, all such Owners must also be alive at such time;

- we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

- this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

      A "Contingency Event" occurs if the Annuitant is:

- first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

- first diagnosed as having a "Fatal Illness" while your Annuity is in force.



The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.


WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?


We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. WE DO NOT GUARANTEE TO MAKE ANY ANNUITY PAYMENT OPTIONS AVAILABLE IN THE FUTURE OTHER THAN THOSE FIXED ANNUITIZATION OPTIONS GUARANTEED IN YOUR ANNUITY. Please refer to the "Guaranteed Minimum Income Benefit" and the "Lifetime Five Income Benefit" under "Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.


      When you purchase an Annuity, or at a later date, you may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Access To Account Value continued

OPTION 4

FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5


VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.


OPTION 6


VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE AND GUARANTEE: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.

      We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?


Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an Annuity Date within eight (8) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.



     You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:



- a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and


- the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.


      If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your Annuity to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.


HOW ARE ANNUITY PAYMENTS CALCULATED?
Fixed Annuity Payments (Options 1-4)


If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

VARIABLE ANNUITY PAYMENTS


Generally, we offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options 5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.


      - VARIABLE PAYMENTS (OPTIONS 1-3) We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

      - STABILIZED VARIABLE PAYMENTS (Option 5) This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

      - STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6) This option provides guaranteed payments for life in the same manner as Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Access To Account Value continued

            payments will not be less than the initial annuity pay- ment amount regardless of Sub-account performance. The AIR for this option is 3%

      The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS
Living Benefit Programs

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?


American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:



- protecting a principal amount from decreases in value as of specified future dates due to investment performance;


- taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or


- guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.


Below is a brief summary of the "living benefits" that American Skandia offers. Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your Investment Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g. comparing the tax implications of the withdrawal benefit and annuity payments).


I. The Guaranteed Return Option Plus(SM) (GRO Plus(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control by allocating and transferring your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.



II. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value (called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.



III. THE GUARANTEED MINIMUM INCOME BENEFIT (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total purchase payments under the Annuity and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.



IV. The LIFETIME FIVE INCOME BENEFIT guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued


      payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.


GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM))


THE GUARANTEED RETURN OPTION PLUS DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION PLUS IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM (AND IT IS CURRENTLY ACTIVE), THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

      The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

- BASE GUARANTEE: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

- ENHANCED GUARANTEE: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


      of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE PROGRAM (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE, THE BASE GUARANTEE WILL REMAIN IN EFFECT. IF YOU HAVE ELECTED THE ENHANCED GUARANTEE, ON THE GUARANTEE'S MATURITY DATE AND ON EACH ANNIVERSARY OF THE MATURITY DATE THEREAFTER THAT THE ENHANCED GUARANTEE AMOUNT REMAINS IN EFFECT, IF YOUR ACCOUNT VALUE IS BELOW THE ENHANCED PROTECTED PRINCIPAL VALUE, AMERICAN SKANDIA WILL APPLY ADDITIONAL AMOUNTS TO YOUR ANNUITY FROM ITS GENERAL ACCOUNT TO INCREASE YOUR ACCOUNT VALUE TO BE EQUAL TO THE ENHANCED PROTECTED PRINCIPAL VALUE.


      Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

WITHDRAWALS UNDER YOUR ANNUITY


Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the variable investment options and any fixed allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.


      Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.


      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO PlusSM program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:



- The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);


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Living Benefit Programs continued

- The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

      The resulting base guarantee amount is: $237,500 x (1 - $7,500 / $177,500), or $227,464.79.

      - The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

- If your Account Value is less than the reallocation trigger, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

      variable investment options while maintaining the guaranteed protection under the program (as described above).

IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE PROTECTED PRINCIPAL VALUE AND/OR THE ENHANCED PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE BASE GUARANTEE OR ANY ENHANCED GUARANTEE, OR ANY ANNIVERSARY OF SUCH MATURITY DATE(S), A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO FIXED ALLOCATIONS TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT(S). IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND NEW FIXED ALLOCATIONS MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE(S) BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE APPLICABLE GUARANTEED AMOUNT(S), CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.


      Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.


      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus will be treated as any other termination of the Guaranteed Return Option (see below), including the termination of any guaranteed amount, and application of any applicable Market Value Adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity BASED ON THE CURRENT ACCOUNT VALUE.


TERMINATION OF THE PROGRAM


You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same business day on


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Living Benefit Programs continued


which a program termination was effected. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.


      The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.


- You cannot allocate any portion of Purchase Payments or transfer Account Value to or from a Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.



- Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to Fixed Allocations or from Fixed Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.



- Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.


- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed Allocations.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

GUARANTEED RETURN OPTION (GRO)


THE GUARANTEED RETURN OPTION DESCRIBED BELOW IS OFFERED ONLY IN THOSE JURISDICTIONS WHERE WE HAVE NOT YET RECEIVED REGULATORY APPROVAL FOR THE GUARANTEED RETURN OPTION PLUS AS OF THE DATE THE ELECTION OF THE OPTION IS MADE. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION IS NOT AVAILABLE IF YOU ELECT THE GRO PLUS RIDER, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


      We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

      The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.

      The guarantee provided by the program exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE

- Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

      Any amounts added to your Annuity to support our guarantee under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rate on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed Allocation relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Fixed Allocation.


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to
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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued

      the variable investment options, which may result in a decrease or increase in your Account Value.


- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).


IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE GUARANTEE A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO THE FIXED ALLOCATION TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT. IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND A NEW FIXED ALLOCATION MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE BEING CREDITED TO SUCH FIXED ALLOCATION IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE GUARANTEED AMOUNT, CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.

      American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between the Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the business day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date.


TERMINATION OF THE PROGRAM


The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocation will be transferred to the variable investment options pro rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



      The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.



      The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocation may not be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to the Fixed Allocation as of the effective date of the program under some circumstances.

- Annuity Owners cannot allocate any portion of Purchase Payments or transfer Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to the Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from the Fixed Allocation to a variable investment option.



- Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the Fixed Allocation.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM


We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. In those states where the daily deduction of the charge has not yet been approved, the annual charge is deducted annually, in arrears. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.


GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)


THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.



      We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the program -- the


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Living Benefit Programs Continued

guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.


KEY FEATURE -- PROTECTED VALUE



The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.



      The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.


- If you elect the GMWB program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.


- IF WE OFFER THE GMWB PROGRAM TO EXISTING ANNUITY OWNERS, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial Protected Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment.



      You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th Annuity anniversary following the first withdrawal under the GMWB program. The Protected Value can be stepped up again on or after the 5th Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.



      Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.


KEY FEATURE -- PROTECTED ANNUAL WITHDRAWAL AMOUNT


The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.


      THE GMWB PROGRAM DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.


- If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.


- Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment.


- If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.



      The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:



- The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).


- The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL

REDUCTIONS


A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:



- the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);


-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

      - B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).


      The resulting Protected Value is: $232,500 x (1 - $2,500 / $212,500), or $229,764.71.


- the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 - $2,500 / $212,500), or $17,294.12.

- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT


A $10,000 withdrawal is made on October 13, 2005 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:



- the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).


- The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER THE GMWB PROGRAM


- In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued


      payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.



- If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB PROGRAM DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB PROGRAM WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.



- If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB PROGRAM AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.


OTHER IMPORTANT CONSIDERATIONS


- Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.


- Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.


- The GMWB program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.


- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

ELECTION OF THE PROGRAM


Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual Withdrawal Amount.



      We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

TERMINATION OF THE PROGRAM


The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.


      The charge for the GMWB program will no longer be deducted from your Account Value upon termination of the program.

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

- If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.


- If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.


ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS


If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


GUARANTEED MINIMUM INCOME BENEFIT (GMIB)


THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM, GUARANTEED RETURN OPTION PLUS PROGRAM, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.


      We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- PROTECTED INCOME VALUE


The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB


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Living Benefit Programs continued

program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

      The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.

- Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

- As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

      Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice on any business day while the GMIB program is in effect, and only while the Annuitant is less than age 76.

- A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

- The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

- When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

- If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

      charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

- A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.


      Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:



- The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).


- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:



- The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);


-     The result is then further reduced by the ratio of A to B, where:

      - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

      - B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

The resulting Protected Income Value is:

$239,506.64 x (1 - $7,500 / $217,500), or $231,247.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:



- The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).



- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).


KEY FEATURE -- GMIB ANNUITY PAYMENTS

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.


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Living Benefit Programs continued


      The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.


      ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

GMIB ANNUITY PAYMENT OPTION 1 -- PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 -- PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

- If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

- If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.


      You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.


OTHER IMPORTANT CONSIDERATIONS


- YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR CONTRACT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the Annuity or any optional death benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.


- The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

- Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

      whether to limit Purchase Payments, we will look at Pur chase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

- If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

- Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

- At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

ELECTION OF THE PROGRAM

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of that date will be used to calculate the Protected Income Value as of the effective date of the program.

TERMINATION OF THE PROGRAM

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary (unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

      Upon termination of the GMIB program we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE PROGRAM


Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.


      The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).


      No charge applies after the Annuity Date.


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Living Benefit Programs continued


LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

THE LIFETIME FIVE INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, LIFETIME FIVE CAN BE ELECTED ONLY ONCE EACH ANNUITY YEAR, AND ONLY WHERE THE ANNUITANT AND THE OWNER ARE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE IS ONLY ONE ANNUITANT. WE RESERVE THE RIGHT TO LIMIT THE ELECTION FREQUENCY IN THE FUTURE. BEFORE MAKING ANY SUCH CHANGE TO THE ELECTION FREQUENCY, WE WILL PROVIDE PRIOR NOTICE TO OWNERS WHO HAVE AN EFFECTIVE LIFETIME FIVE INCOME BENEFIT. THE ANNUITANT MUST BE AT LEAST 45 YEARS OLD WHEN THE PROGRAM IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR THE GUARANTEED MINIMUM INCOME BENEFIT RIDER. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER OUR ASSET ALLOCATION PROGRAMS, WHICH ARE GENERALLY DESCRIBED IN THE "ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?" SECTION ABOVE. FOR FURTHER INFORMATION ON ASSET ALLOCATION PROGRAMS, PLEASE CONSULT WITH YOUR INVESTMENT PROFESSIONAL OR CALL 1-800-752-6342.



      We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.



KEY FEATURE -- PROTECTED WITHDRAWAL VALUE



The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent Purchase Payments.



- If you elect the Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.



- For existing Owners who are electing the Lifetime Five benefit, the Account Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.



      You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value. You are eligible


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.



      Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.



      The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).



KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT



The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.



KEY FEATURE -- ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT



The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued


in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.



     The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.



- If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



- If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



      The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to $240,000.



      The initial Protected Withdrawal Value is calculated as the greatest of
(a), (b) and (c):



      (a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 x 1.05(393/365) =
            $263,484.33



      (b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000



      (c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000



      Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).



EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION



If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:



- Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $10,000 = $8,550



      Annual Withdrawal Amount for future Annuity Years remains at $18,550



- Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000 = $3,250



      Annual Income Amount for future Annuity Years remains at $13,250



-     Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000



EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS



     (a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:



- Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550



      Annual Withdrawal Amount for future Annuity Years remains at $18,550



- Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.



- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x $13,250 = $93
      Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157



-     Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


      (b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:



-     Remaining Annual Withdrawal Amount for current Annuity Year = $0
      Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.



- Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 - $18,550) x $18,550 = $489



      Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 =
      $18,061



-     Remaining Annual Income Amount for current Annuity Year = $0

      Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.



- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x $13,250 = $623



      Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627



- Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450



- Proportional reduction = Excess Withdrawal / Account Value before Excess Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
      $6,503} = $239,947



EXAMPLE 3. STEP-UP OF THE PROTECTED WITHDRAWAL VALUE



If the Annual Income Amount ($13,250) is withdrawn each year starting on March 1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 x 5)}. If a step-up is elected on March 1, 2011, then the following values would result:



-     Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000



- Annual Income Amount is equal to the greater of the current Annual Income Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual Income Amount is $13,250. 5% of the stepped-up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.



- Annual Withdrawal Amount is equal to the greater of the current Annual Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value. Current Annual Withdrawal Amount is $18,550. 7% of the stepped-up Protected Withdrawal Value is 7% of $240,000, which is $16,800. Therefore, the Annual Withdrawal Amount remains $18,550.



BENEFITS UNDER THE LIFETIME FIVE PROGRAM



- If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Living Benefit Programs continued


- If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:



      (1)   apply your Account Value to any annuity option available; or



      (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or



      (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.



      We must receive your request in a form acceptable to us at our office.



- In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:



      (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and



      (2)   the Account Value.



- If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.



OTHER IMPORTANT CONSIDERATIONS



- Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.



- Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.



- You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Our asset allocation programs are described generally in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



ELECTION OF THE PROGRAM



The Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected Annual Withdrawal Amount, and the Annual Income Amount.



TERMINATION OF THE PROGRAM



The program terminates automatically when your Protected Withdrawal Value and Annual Income Amount equals zero. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant (but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.



      The charge for the Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Death Benefit

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. IF THE ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF THE ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS.

      The BASIC DEATH BENEFIT is the greater of:

- The sum of all Purchase Payments less the sum of all proportional withdrawals.

- The sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.


      THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.    the BASIC DEATH BENEFIT described above;

      PLUS

2.    40% of your "GROWTH" under the Annuity, as defined below.

      "GROWTH" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase Payments reduced by the sum of all proportional withdrawals.

      "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.


THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT.

      See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.


HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

     If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2.    the Highest Anniversary Value as of the Owner's date of death.

      If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

      THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.


THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT.



      Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when the Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Death Benefit continued

      See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

      CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.    the basic Death Benefit described above; and

2.    the Highest Anniversary Value death benefit described above, and


3.    5% Roll-up described below.


      The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

- all Purchase Payments increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

      MINUS

- the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

      If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

- the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments made after the Death Benefit Target Date;

      MINUS

-     the sum of all withdrawals which reduce the 5% Roll-up proportionally.

PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER CONTRACT ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT.

See Appendix B for examples of how the Combination 5% Roll-up and Highest Anniversary Value Death Benefit is calculated.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

- The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

- The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

- The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

- The Anniversary Value is the Account Value as of each anniversary of the Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

      withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.


HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.

      IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER OUR ASSET ALLOCATION PROGRAMS. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.

      The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

      If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2.    the HDV as of the Owner's date of death.

      If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

      1.    the basic Death Benefit described above; and

      2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.


      The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.


THE HIGHEST DAILY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST DAILY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, OR THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT.

KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

- The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

- The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments since such date.

- The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment.

- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

      Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

ANNUITIES WITH JOINT OWNERS


For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Death Benefit continued


spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.


ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?


You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.


WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?


We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.


      Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

AMERICAN SKANDIA'S ANNUITY REWARDS

WHAT IS THE ANNUITY REWARDS BENEFIT?


The Annuity Rewards benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:

- your Account Value in the variable investment options plus the Interim Value in any Fixed Allocations as of the effective date of the benefit

- MINUS any proportional withdrawals* following the effective date of the benefit

- PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit.


      The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under the Annuity to the extent such benefit provides for a change in the method of calculation based on the age of the decedent as of the date of death. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.

WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?


Owners can elect the Annuity Rewards Death Benefit enhancement following the eighth (8th) anniversary of the Annuity's Issue Date. However, the Account Value on the date that the Annuity Rewards Benefit is effective must be greater than the amount that would be payable to their Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.


* "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a 50% reduction in the amount payable under the Death Benefit.

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

PAYMENT OF DEATH BENEFITS

Payment of Death Benefit to Beneficiary
Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:
o as a lump sum amount at any time within five (5) years of the date of death; or
o as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.
     Unless you have made an election prior to death benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

Spousal Beneficiary -- Assumption of Annuity
You may name your spouse as your Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.
     See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

Qualified Beneficiary Continuation Option
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.
o If death occurs before the date Minimum Distributions must begin under the Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.
o If death occurs after the date Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.
     A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.
     Upon election of this Qualified Beneficiary Continuation option:
o the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.
o the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.
o the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.
o the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner, except that the Sub-accounts offered will be


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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Death Benefit continued

     those offered under the Qualified Beneficiary Continuation option at the time the option is elected.
o the Fixed Allocations will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.
o    no additional Purchase Payments can be applied to the Annuity.
o other optional Benefits will be those offered under the Qualified Beneficiary Continuation option at the time of election.
o the basic Death Benefit and any optional Death Benefits elected by the Owner will no longer apply to the Beneficiary.
o the Beneficiary can request a withdrawal of all or a portion of the Account Value at any time without application of a CDSC.
o upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.
o all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.
Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?
Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.
     Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Valuing Your Investment

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. When determining the Account Value on a day more than 30 days prior to a Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?


The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.


HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

      Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from a Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?


American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.


      There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted.

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Valuing Your Investment continued

Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

      The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

      American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

-     trading on the NYSE is restricted;

- an emergency exists making redemption or valuation of securities held in the separate account impractical; or

- the SEC, by order, permits the suspension or postponement for the protection of security holders.

      INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

      ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase Payments you make according to your most recent allocation instructions if none are provided.


      SCHEDULED TRANSACTIONS: "Scheduled" transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

      UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

      MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS:

Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

      TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

DISTRIBUTION CHARGE: The Distribution Charge is deducted under your Annuity during Annuity Years 1-8. At the end of the 8th Annuity Year, we will no longer deduct the Distribution Charge. On the date the charge no longer applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge


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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


(and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. THE ADJUSTMENT IN THE NUMBER OF UNITS AND UNIT PRICE WILL NOT AFFECT YOUR ACCOUNT VALUE. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.


      TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change, however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).


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Tax Considerations

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

      Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

     It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

      If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.


      If you choose to defer the Annuity Date beyond the default date for your Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment Option?".


TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

      If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

      If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

      After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

TAX PENALTY ON WITHDRAWALS AND ANNUITY PAYMENTS

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

-     the amount is paid on or after you reach age 59 1/2 or die;

-     the amount received is attributable to your becoming disabled;

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or

- the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax Status section in the Statement of Additional Information.)

      Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

TAXES PAYABLE BY BENEFICIARIES

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

      Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

      Tax consequences to the beneficiary vary among the death benefit payment options.

      -     Choice 1: the beneficiary is taxed on earnings in the contract.

      - Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

      - Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

      CONSIDERATIONS FOR CONTINGENT ANNUITANTS: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use an Annuity in such a fashion.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the

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Tax Considerations continued

taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3 exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

      State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

      Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

      An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated.

      Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

      Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

      If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

      If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

      If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

      Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

      - The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

      - Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

      - You transfer your contract to, or designate, a beneficiary who is either 37 1/2 years younger than you or a grandchild.

      - You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

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                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

      Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a), 408(b) and 408A of the Code. In addition, this contract may be purchased for use in connection with a corporate Pension and Profit-sharing plan (subject to 401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code). This description assumes that you have satisfied the requirements for eligibility for these products.

      This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.


      You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).


TYPES OF TAX FAVORED PLANS

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.


      Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA or as a current contribution. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500, increasing to $1,000 in 2006 and years thereafter.


      The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

      Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

      - You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

      -     Your rights as owner are non-forfeitable;

      -     You cannot sell, assign or pledge the contract;

      - The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

      - The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

      - Death and annuity payments must meet "minimum distribution requirements" described below.

     Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

      -     A 10% "early distribution penalty" described below;

      - Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Tax Considerations continued

      -     Failure to take a minimum distribution also described below.

      SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:


      - If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $42,000 in 2005 or (b) 25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2005, this limit is $210,000;


      - SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and


      - SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation.


      You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

      ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

      - Contributions to a Roth IRA cannot be deducted from your gross income;

      - "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death;
            (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

      - If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

      Because of the way the contract is designed, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA, a Roth IRA or with a current contribution. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.


      TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:


      -     Your attainment of age 59 1/2;

      -     Your severance of employment;

      -     Your death;

      -     Your total and permanent disability; or

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

     o Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).
     In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.
     These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a mutual fund "custodial account" described under Code Section 403(b)(7).
     Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Minimum Distribution Requirements and Payment Option
If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.
     Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the actuarial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier (but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.
     You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.
     Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

Penalty for Early Withdrawals
You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
     o    the amount is paid on or after you reach age 59 1/2 or die;
     o    the amount received is attributable to your becoming disabled; or
     o generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.)
     Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding
Unless a distribution is an eligible rollover distribution that is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
     o For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and


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Tax Considerations continued

      -     For all other distributions, we will withhold at a 10% rate.

      We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevents a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

      Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

      Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

      Please consult your tax advisor if you have any additional questions.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS -- QUALIFIED CONTRACTS

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.


      Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.



      Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.



      IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.


ADDITIONAL INFORMATION


For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.


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

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

General Information

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?


American Skandia Life Assurance Corporation, a Prudential Financial Company ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.


      American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

      Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc. Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

      No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American Skandia. The amount of our obligation in relation to allocations to the Sub-accounts is based on the investment performance of such Sub-accounts. However, the obligations themselves are our general corporate obligations.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

General Information continued

are held in Sub-accounts of American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

      Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

      Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act. Effective November 18, 2002, each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B had no impact on Annuity Owners.

      We reserve the right to make changes to the Sub-accounts available under the Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

      VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in American Skandia Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

      There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

      We currently employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
     We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights
We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.
     American Skandia Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, American Skandia Investment Services, Incorporated ("ASISI") and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI, Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts
It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to American Skandia
American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75% (currently) of the average assets allocated to the Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

General Information continued

     In addition, the investment adviser, sub-advisor or distributor of the underlying Portfolios may also compensate us by providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor of American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.
     ASM's principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM is registered as broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").
     The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the Annuity directly to potential purchasers.
     Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 5.5%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.
     In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000 for these arrangements is provided in the Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
American Skandia publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176 (Telephone: 203-926-1888). The SEC file number for American Skandia is 33-44202. You may read and copy any filings made by American Skandia with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS
The financial statements of the separate account and American Skandia Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US
You can contact us by:
     o calling our Customer Service Team at 1-800-752-6342 during our normal business hours, 8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or Skandia's telephone automated response system at 1-800-766-4530.
     o writing to us via regular mail at American Skandia -- Variable Annuities, Attention: Stagecoach Annuity, P.O. Box 7960, Philadelphia, PA 19176 OR for express mail American Skandia -- Variable Annuities, Attention: Stagecoach Annuity, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
     o sending an email to service@prudential.com or visiting our Internet Website at www.americanskandia.prudential.com.
     o accessing information about your Annuity through our Internet Website at www.americanskandia.prudential.com.
     You can obtain account information by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
     Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

General Information continued

     American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS
As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business. American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:

General Information about American Skandia
o  American Skandia Life Assurance Corporation
o  American Skandia Life Assurance Corporation Variable Account B
o  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia Marketing, Incorporated

Payments made to Promote Sale of our Products

How the Unit Price is Determined

Additional Information on Fixed Allocations

o  How We Calculate the Market Value Adjustment

General Information

o  Voting Rights

o  Modification

o  Deferral of Transactions

o  Misstatement of Age or Sex

o  Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.


Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2005.

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                        YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------
SUB-ACCOUNT                                                     2004     2003     2002     2001     2000
------------------------------------------------------------    ----     ----     ----     ----     ----
Wells Fargo Variable Trust -- INTERNATIONAL EQUITY (1)(2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With GMWB
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --

Wells Fargo Variable Trust -- SMALL-CAP GROWTH(2)(1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With GMWB
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                     YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
SUB-ACCOUNT                                                  2004       2003     2002     2001     2000
-----------------------------------------                  -------      ----     ----     ----     ----
Wells Fargo Variable Trust -- GROWTH (3)(1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With GMWB
  Unit Value                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                               $ 11.01       --       --       --       --
  Number of Units                                              714       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --

Wells Fargo Variable Trust -- LARGE COMPANY GROWTH (4)(1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With GMWB
  Unit Value                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With any one of EBP or HAV and GMW  B
  Unit Price                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                               $ 10.50       --       --       --       --
  Number of Units                                            6,708       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                    --       --       --       --       --
  Number of Units                                               --       --       --       --       --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued



                                                                              YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------------------
SUB-ACCOUNT                                                        2004           2003        2002     2001     2000
-----------------------------------------                       ---------      ---------      -----    -----    ----
Wells Fargo Variable Trust -- EQUITY VALUE (5)(1998)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                    $    9.99      $    9.10       --       --       --
  Number of Units                                                   1,661          1,838       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                           --             --       --       --       --
  Number of Units                                                      --             --       --       --       --
  With GMWB
  Unit Value                                                           --             --       --       --       --
  Number of Units                                                      --             --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                           --             --       --       --       --
  Number of Units                                                      --             --       --       --       --
  With any one of EBP or HAV and GMW  B
  Unit Price                                                           --             --       --       --       --
  Number of Units                                                      --             --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                    $   13.37             --       --       --       --
  Number of Units                                                     931             --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                           --             --       --       --       --
  Number of Units                                                      --             --       --       --       --

Wells Fargo Variable Trust -- EQUITY INCOME (6)(1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                    $   17.32      $   15.79       --       --       --
  Number of Units                                                  19,612         10,586       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $   13.48      $   12.32       --       --       --
  Number of Units                                                  42,381         17,889       --       --       --
  With GMWB
  Unit Value                                                    $   11.74             --       --       --       --
  Number of Units                                                   2,400             --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                    $   13.40      $   12.28       --       --       --
  Number of Units                                                   4,433          1,089       --       --       --
  With any one of EBP or HAV and GMW  B
  Unit Price                                                           --             --       --       --       --
  Number of Units                                                      --             --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                    $   13.33      $   12.25       --       --       --
  Number of Units                                                  39,530          5,900       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                           --             --       --       --       --
  Number of Units                                                      --             --       --       --       --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                            YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------------
SUB-ACCOUNT                                                       2004         2003     2002     2001     2000
-----------------------------------------                       ---------      ----     ----     ----     ----
Wells Fargo Variable Trust -- ASSET ALLOCATION (7) (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With GMWB
  Unit Value                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With any one of EBP or HAV and GMW  B
  Unit Price                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                      $ 11.07       --       --       --       --
  Number of Units                                                   5,863       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --

Wells Fargo Variable Trust -- TOTAL RETURN BOND (8)(1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With GMWB
  Unit Value                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With any one of EBP or HAV and GMW  B
  Unit Price                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                      $ 10.26       --       --       --       --
  Number of Units                                                   1,190       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                           --       --       --       --       --
  Number of Units                                                      --       --       --       --       --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                           YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------------
SUB-ACCOUNT                                           2004             2003            2002           2001           2000
----------------------------------------------   --------------   --------------   ------------   ------------   -----------
AST JP MORGAN INTERNATIONAL EQUITY PORTFOLIO
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $      8.24      $      7.13           5.53           6.86          8.99
  Number of Units                                     553,542          362,254        153,652        136,976        33,897
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $     14.78      $     12.81           9.96             --            --
  Number of Units                                     192,576           57,874         19,651             --            --
  With GMWB
  Unit Value                                      $     12.46      $     10.81             --             --            --
  Number of Units                                      32,632            1,808             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $     14.70      $     12.77           9.95             --            --
  Number of Units                                      22,423            8,138            293             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                      $     12.42      $     10.81             --             --            --
  Number of Units                                       1,120              106             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                      $     14.62      $     12.74             --             --            --
  Number of Units                                     217,166           17,098             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                               --               --             --             --            --
  Number of Units                                          --               --             --             --            --

AST WILLIAM BLAIR INTERNATIONAL GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $     16.42      $     14.32          10.35           14.1         18.68
  Number of Units                                   1,953,908        1,166,396          7,064          5,277         6,782
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $     15.35      $     13.41           9.72             --            --
  Number of Units                                   1,986,105          470,320         19,565             --            --
  With GMWB
  Unit Value                                      $     12.07      $     10.56             --             --            --
  Number of Units                                     216,886           18,507             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $     15.26      $     13.38           9.72             --            --
  Number of Units                                     291,719           54,833         16,068             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                      $     12.03      $     10.56             --             --            --
  Number of Units                                      38,033            6,110             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                      $     15.18      $     13.34             --             --            --
  Number of Units                                   1,821,923          103,740             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                      $     12.00               --             --             --            --
  Number of Units                                      19,719               --             --             --            --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS



                                                                   YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003          2002           2001           2000
-----------------------------------------    ---------     ---------     ---------      ---------        ------
AST LSV INTERNATIONAL VALUE (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    7.01     $    5.86          4.43           5.41          8.08
  Number of Units                              233,045        91,736        32,967         29,954        20,311
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.40     $   12.92           9.8             --            --
  Number of Units                               76,147        20,245         4,776             --            --
  With GMWB
  Unit Value                                 $   12.85            --            --             --            --
  Number of Units                                5,183            --            --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.32     $   12.88          9.79             --            --
  Number of Units                                6,471           632           279             --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $   12.81            --            --             --            --
  Number of Units                                6,010            --            --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   15.24     $   12.85            --             --            --
  Number of Units                               69,494         5,504            --             --            --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --             --            --
  Number of Units                                   --            --            --             --            --

AST MFS GLOBAL EQUITY (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   10.98     $    9.40          7.48           8.64          9.72
  Number of Units                              213,485       123,219        46,925         49,536        23,151
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   14.42     $   12.36          9.87             --            --
  Number of Units                              143,889        34,777         1,488             --            --
  With GMWB
  Unit Value                                 $   12.54     $   10.76            --             --            --
  Number of Units                               17,891           421            --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   14.34     $   12.33            --             --            --
  Number of Units                               19,007           416            --             --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $   12.50            --            --             --            --
  Number of Units                                3,805            --            --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.26     $   12.29            --             --            --
  Number of Units                               98,046         4,306            --             --            --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --             --            --
  Number of Units                                   --            --            --             --            --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                        YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------
SUB-ACCOUNT                                         2004           2003            2002           2001          2000
---------------------------------------------    --------       ---------         -------        ------        -------
AST STATE STREET RESEARCH SMALL-CAP GROWTH(9)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $   15.97      $   17.38          12.12          18.7          20.25
  Number of Units                                  107,136        145,364          6,331         2,439            978
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $   12.43      $   13.56           9.48            --             --
  Number of Units                                   82,128         52,103          6,251            --             --
  With GMWB
  Unit Value                                     $    9.43      $   10.30             --            --             --
  Number of Units                                    8,600          3,356             --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $   12.37      $   13.53             --            --             --
  Number of Units                                   40,854          8,575             --            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                     $    9.40             --             --            --             --
  Number of Units                                    3,927             --             --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $   12.30      $   13.49             --
  Number of Units                                  113,913          9,676             --
  With HAV, EBP and GMWB
  Unit Value                                            --             --             --            --             --
  Number of Units                                       --             --             --            --             --

AST DEAM SMALL-CAP GROWTH (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $    7.41      $    6.86           4.71          6.48           9.17
  Number of Units                                  293,384        258,089         44,611        41,602         35,743
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $   15.23      $   14.13           9.72            --             --
  Number of Units                                   78,039         27,101          2,506            --             --
  With GMWB
  Unit Value                                     $   11.15      $   10.36             --            --             --
  Number of Units                                   15,137          1,850             --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $   15.15      $   14.09           9.72            --             --
  Number of Units                                   35,100          7,018            277            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                     $   11.12      $   10.35             --            --             --
  Number of Units                                    3,898          1,939             --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $   15.07      $   14.05             --            --             --
  Number of Units                                   56,414          1,850             --            --             --
  With HAV, EBP and GMWB
  Unit Value                                            --             --             --            --             --
  Number of Units                                       --             --             --            --             --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                    YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------------------
SUB-ACCOUNT                                      2004            2003           2002           2001          2000
-----------------------------------------    -----------      ---------        ------         ------        -------
AST FEDERATED AGGRESSIVE GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $     10.12      $    8.33          4.98           7.12          9.08
  Number of Units                              1,169,995        859,909        25,040         10,912           243
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     19.97      $   16.47          9.87             --            --
  Number of Units                                633,435        164,946        14,007             --            --
  With GMWB
  Unit Value                                 $     12.78      $   10.55            --             --            --
  Number of Units                                 70,619          8,491            --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $     19.86      $   16.42          9.86             --            --
  Number of Units                                 77,506         18,658         5,370             --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $     12.74      $   10.55            --             --            --
  Number of Units                                 12,031          1,546            --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     19.75      $   16.38            --             --            --
  Number of Units                                562,771         37,078            --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $     12.70             --            --             --            --
  Number of Units                                  6,328             --            --             --            --

AST SMALL-CAP VALUE (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $     16.64      $   14.47         10.79          12.06         11.41
  Number of Units                              1,293,786        962,965        66,744         33,608        15,339
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     15.47      $   13.49         10.09             --            --
  Number of Units                              1,067,140        344,340        32,914             --            --
  With GMWB
  Unit Value                                 $     12.24      $   10.69            --             --            --
  Number of Units                                120,010         14,484            --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $     15.39      $   13.45         10.08            --            --
  Number of Units                                141,679         37,207         6,048             --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $     12.21      $   10.68            --             --            --
  Number of Units                                 16,803          2,140            --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     15.31      $   13.41            --             --            --
  Number of Units                              1,007,926        100,155            --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $     12.17             --            --             --            --
  Number of Units                                  7,974             --            --             --            --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                     YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------------
SUB-ACCOUNT                                      2004             2003            2002           2001          2000
-----------------------------------------    -----------      ---------        ------         ------        ------
AST DEAM SMALL-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $     13.13      $     10.89           7.69            --            --
  Number of Units                                138,078          131,066            124            --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     17.14      $     14.25          10.09            --            --
  Number of Units                                 91,275           30,696          1,519            --            --
  With GMWB
  Unit Value                                 $     12.85      $     10.70             --            --            --
  Number of Units                                  9,395            1,456             --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $     17.05      $     14.21             --            --            --
  Number of Units                                 39,619            7,542             --            --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $     12.81               --             --            --            --
  Number of Units                                  4,319               --             --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     16.96      $     14.17             --            --            --
  Number of Units                                236,402           10,756             --            --            --
  With HAV, EBP and GMWB
  Unit Value                                          --               --             --            --            --
  Number of Units                                     --               --             --            --            --

AST GOLDMAN SACHS MID-CAP GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $      4.44      $      3.87           2.98          4.15          7.03
  Number of Units                              2,232,502        1,535,565         28,812        17,882         2,473
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     14.68      $     12.81           9.88            --            --
  Number of Units                                633,571          170,457         11,936            --            --
  With GMWB
  Unit Value                                 $     12.05      $     10.52             --            --            --
  Number of Units                                 55,808            4,600             --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $     14.60      $     12.77           9.88            --            --
  Number of Units                                102,613           20,463          5,904            --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $     12.01      $     10.51             --            --            --
  Number of Units                                 10,211            2,424             --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     14.52      $     12.73             --            --            --
  Number of Units                                516,261           37,400             --            --            --
  With HAV, EBP and GMWB
  Unit Value                                 $     11.97               --             --            --            --
  Number of Units                                  5,270               --             --            --            --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                      YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------
SUB-ACCOUNT                                        2004            2003          2002            2001           2000
-------------------------------------------    -----------      ---------      ---------        -------       ------
AST NEUBERGER BERMAN MID-CAP GROWTH (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $      7.14      $    6.23          4.83           7.11          9.71
  Number of Units                                  555,160        371,267        56,712         51,711        36,882
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $     13.99      $   12.24          9.52             --            --
  Number of Units                                  238,963         96,132         4,640             --            --
  With GMWB
  Unit Value                                   $     11.83             --            --             --            --
  Number of Units                                   20,882             --            --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $     13.92      $   12.20          9.51             --            --
  Number of Units                                   25,256         12,416           915             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $     11.80             --            --             --            --
  Number of Units                                    4,925             --            --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                   $     13.84      $   12.17            --             --            --
  Number of Units                                  153,923         16,702            --             --            --
  With HAV, EBP and GMWB
  Unit Value                                            --             --            --             --            --
  Number of Units                                       --             --            --             --            --

AST NEUBERGER BERMAN MID-CAP VALUE (1993)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $     16.76      $   13.82         10.26          11.62         12.13
  Number of Units                                1,116,503        781,348        69,657         56,219        16,574
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $     16.22      $   13.40          9.98             --            --
  Number of Units                                  989,311        268,150        16,671             --            --
  With GMWB
  Unit Value                                   $     13.12      $   10.86            --             --            --
  Number of Units                                  108,730          7,071            --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $     16.13      $   13.37          9.98            --            --
  Number of Units                                  173,241         40,022         5,947             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $     13.08      $   10.85            --             --            --
  Number of Units                                   22,361          4,186            --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                   $     16.04      $   13.33            --             --            --
  Number of Units                                  937,314         87,253            --             --            --
  With HAV, EBP and GMWB
  Unit Value                                   $     13.04             --            --             --            --
  Number of Units                                    6,141             --            --             --            --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003           2002           2001           2000
-----------------------------------------    ---------     ---------        ------         ------        ------
AST ALGER ALL-CAP GROWTH (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    6.49     $    6.06          4.53           7.14          8.68
  Number of Units                              214,092       200,264        61,001         56,649        30,915
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   13.36     $   12.50          9.37             --            --
  Number of Units                              123,773        34,250         1,959             --            --
  With GMWB
  Unit Value                                 $   10.85            --            --             --            --
  Number of Units                                6,727            --            --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   13.29     $   12.47            --             --            --
  Number of Units                                7,519         2,323            --             --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                        --            --            --             --            --
  Number of Units                                   --            --            --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   13.22     $   12.43            --             --            --
  Number of Units                              119,566        10,356            --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $   10.79            --            --             --            --
  Number of Units                                  964            --            --             --            --

AST GABELLI ALL-CAP VALUE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   11.63     $   10.21          7.61           9.72         10.07
  Number of Units                              256,401       140,873        38,982         26,857        12,895
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.27     $   13.44         10.05             --            --
  Number of Units                              122,314        33,721         2,516             --            --
  With GMWB
  Unit Value                                 $   12.24     $   10.79            --             --            --
  Number of Units                                4,942         1,880            --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.19     $   13.41            --             --            --
  Number of Units                                9,727         2,046            --             --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $   12.21            --            --             --            --
  Number of Units                                6,426            --            --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   15.11     $   13.37            --             --            --
  Number of Units                              116,474        12,627            --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $   12.17            --            --             --            --
  Number of Units                                1,376            --            --             --            --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                      YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------
SUB-ACCOUNT                                       2004           2003           2002           2001           2000
-------------------------------------------    ---------      ---------        -------        ------         ------
AST T. ROWE PRICE NATURAL RESOURCES (1995)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $   17.81      $   13.75          10.42         11.18          11.24
  Number of Units                                192,336         75,013          4,994         1,879             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $   17.75      $   13.74          10.44           --             --
  Number of Units                                148,837         20,929          1,940            --             --
  With GMWB
  Unit Value                                   $   14.52      $   11.25             --            --             --
  Number of Units                                 15,011          1,184             --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $   17.65      $   13.70             --            --             --
  Number of Units                                 37,223          1,910             --            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $   14.48             --             --            --             --
  Number of Units                                  1,819             --             --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                   $   17.56      $   13.66             --            --             --
  Number of Units                                172,186         24,634             --            --             --
  With HAV, EBP and GMWB
  Unit Value                                          --             --             --            --             --
  Number of Units                                     --             --             --            --             --

AST ALLIANCE GROWTH(10) (1996)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $    6.19      $    5.93           4.86          7.12           8.46
  Number of Units                                326,194        263,698        106,056       106,762         97,356
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $   11.86      $   11.39           9.35            --             --
  Number of Units                                 70,775         28,954          1,038            --             --
  With GMWB
  Unit Value                                   $   10.69      $   10.27             --            --             --
  Number of Units                                 21,990          7,530             --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $   11.80      $   11.35           9.34            --             --
  Number of Units                                  7,799          4,138            618            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $   10.66             --             --            --             --
  Number of Units                                    941             --             --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                   $   11.73      $   11.32             --            --             --
  Number of Units                                 84,417          2,206             --            --             --
  With HAV, EBP and GMWB
  Unit Value                                          --             --             --            --             --
  Number of Units                                     --             --             --            --             --

APPENDIX A

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                      YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------------------
SUB-ACCOUNT                                      2004             2003            2002           2001           2000
-----------------------------------------    -----------      -----------      ---------      --------        --------
AST MFS GROWTH (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $      7.04      $      6.44           5.31          7.48           9.68
  Number of Units                                791,823          893,170        112,701        47,656          3,089
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     12.50      $     11.47           9.47            --             --
  Number of Units                                305,582          188,109         18,241            --             --
  With GMWB
  Unit Value                                 $     11.13      $     10.22             --            --             --
  Number of Units                                 21,410            7,308             --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $     12.43      $     11.43             --            --             --
  Number of Units                                 26,773            6,479             --            --             --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $     11.09      $     10.21             --            --             --
  Number of Units                                  4,350            1,319             --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     12.37      $     11.40             --            --             --
  Number of Units                                304,760           18,900             --            --             --
  With HAV, EBP and GMWB
  Unit Value                                          --               --             --            --             --
  Number of Units                                     --               --             --            --             --

AST MARSICO CAPITAL GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $      9.67      $      8.46            6.5           7.8          10.09
  Number of Units                              5,717,404        4,075,719        228,033       182,904        114,992
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     14.07      $     12.35           9.52            --             --
  Number of Units                              3,543,456        1,021,520         78,038            --             --
  With GMWB
  Unit Value                                 $     11.74      $     10.31             --            --             --
  Number of Units                                386,737           35,775             --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $     14.00      $     12.32           9.52            --             --
  Number of Units                                479,057          126,883         26,662            --             --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $     11.70      $     10.31             --            --             --
  Number of Units                                 73,444           10,353             --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     13.92      $     12.28             --            --             --
  Number of Units                              3,136,818          215,988             --            --             --
  With HAV, EBP and GMWB
  Unit Value                                 $     11.66               --             --            --             --
  Number of Units                                 32,384               --             --            --             --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                       YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------------------------
SUB-ACCOUNT                                       2004          2003           2002           2001          2000
--------------------------------------------   -----------   -----------       -------       -------       -------
AST GOLDMAN SACHS CONCENTRATED GROWTH (1992)
  With No Optional Benefits
  Unit Price                                   $      4.68   $      4.57          3.69          5.33           7.9
  Number of Units                                  733,920       604,491       405,437       404,404       235,747
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $     11.93   $     11.68          9.47            --            --
  Number of Units                                  162,830        30,932         1,309            --            --
  With GMWB
  Unit Value                                   $     10.66            --            --            --            --
  Number of Units                                    8,927            --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $     11.86   $     11.65            --            --            --
  Number of Units                                   25,285         2,681            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $     10.63            --            --            --            --
  Number of Units                                      884            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                   $     11.80   $     11.61            --            --            --
  Number of Units                                  122,739        17,452            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                            --            --            --            --            --
  Number of Units                                       --            --            --            --            --
AST DEAM LARGE-CAP VALUE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                   $     11.18   $      9.58          7.67          9.17          9.83
  Number of Units                                  191,637        85,554         7,126         1,696           442
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $     14.49   $     12.45          9.98            --            --
  Number of Units                                  114,540        40,259         4,779            --            --
  With GMWB
  Unit Value                                   $     12.39   $     10.66            --            --            --
  Number of Units                                   19,713         2,495            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $     14.41   $     12.41            --            --            --
  Number of Units                                   46,811         6,103            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $     12.35            --            --            --            --
  Number of Units                                    6,736            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                   $     14.33   $     12.38            --            --            --
  Number of Units                                  175,087         9,674            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                            --            --            --            --            --
  Number of Units                                       --            --            --            --            --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                         YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------------------
SUB-ACCOUNT                                           2004          2003            2002          2001            2000
------------------------------------------------- -----------   -----------        ------        ------           ----
AST ALLIANCE/BERNSTEIN GROWTH + VALUE (11) (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $      9.66   $      8.89          7.14          9.64            --
  Number of Units                                     194,363       137,293        37,810            --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $     13.19   $     12.16          9.79            --            --
  Number of Units                                      71,486        29,927         2,021            --            --
  With GMWB
  Unit Value                                      $     11.28            --            --            --            --
  Number of Units                                      16,087            --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $     13.12   $     12.13            --            --            --
  Number of Units                                       9,651         2,379            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                      $     11.24            --            --            --            --
  Number of Units                                       1,922            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                      $     13.05   $     12.09            --            --            --
  Number of Units                                      72,365         5,118            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                               --            --            --            --            --
  Number of Units                                          --            --            --            --            --

AST SANFORD BERNSTEIN CORE VALUE (12) (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $     12.28   $     10.91          8.61         10.05            --
  Number of Units                                     603,508       453,569        82,054        18,453            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $     14.30   $     12.75         10.09            --            --
  Number of Units                                     243,464        91,128        65,721            --            --
  With GMWB
  Unit Value                                      $     12.00   $     10.70            --            --            --
  Number of Units                                      45,483         4,032            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $     14.23   $     12.71         10.08            --            --
  Number of Units                                      51,451        16,568        25,273            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                      $     11.96   $     10.70            --            --            --
  Number of Units                                       7,978         1,276            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                      $     14.15   $     12.67            --            --            --
  Number of Units                                     220,419        11,518            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                      $     11.92            --            --            --            --
  Number of Units                                       1,051            --            --            --            --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                             YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------------------
SUB-ACCOUNT                                             2004          2003            2002          2001          2000
--------------------------------------------------  -----------   -----------        ------        ------        ------
AST COHEN & STEERS REALTY (1998)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                        $     22.03   $     16.17         11.91         11.75         11.57
  Number of Units                                       281,181       149,582        25,464        16,487        16,557
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $     19.00   $     13.99         10.33            --            --
  Number of Units                                       304,865        61,714         1,341            --            --
  With GMWB
  Unit Value                                        $     14.23   $     10.48            --            --            --
  Number of Units                                        36,159         4,313            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        $     18.90   $     13.95            --            --            --
  Number of Units                                        41,357         5,221            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                        $     14.19            --            --            --            --
  Number of Units                                         2,049            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                        $     18.80   $     13.91            --            --            --
  Number of Units                                       184,027        13,615            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                                 --            --            --            --            --
  Number of Units                                            --            --            --            --            --

AST SANFORD BERNSTEIN MANAGED INDEX 500 (13) (1998)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                        $      8.99   $      8.28          6.59          8.41          9.46
  Number of Units                                       642,882       554,156        90,506        39,414         9,941
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $     13.33   $     12.31          9.81            --            --
  Number of Units                                       220,398        82,843         3,351            --            --
  With GMWB
  Unit Value                                        $     11.44   $     10.57            --            --            --
  Number of Units                                        18,801           853            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        $     13.26   $     12.27          9.81            --            --
  Number of Units                                        12,699         2,937           681            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                        $     11.41   $     10.57            --            --            --
  Number of Units                                         4,398           644            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                        $     13.19   $     12.24            --            --            --
  Number of Units                                       389,368        16,957            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                                 --            --            --            --            --
  Number of Units                                            --            --            --            --            --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                         YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------------
SUB-ACCOUNT                                        2004            2003               2002           2001             2000
--------------------------------------------  -------------   -------------         -------         -------          ------
AST AMERICAN CENTURY INCOME & GROWTH (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $        9.48   $        8.52             6.7            8.47            9.36
  Number of Units                                   613,910         339,653         124,168         113,372          70,887
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $       13.92   $       12.56             9.9              --              --
  Number of Units                                   233,605          63,878             813              --              --
  With GMWB
  Unit Value                                  $       11.85   $       10.70              --              --              --
  Number of Units                                    45,084           2,828              --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                  $       13.85   $       12.52              --              --              --
  Number of Units                                    39,945          11,533              --              --              --
  With any one of EBP or HAV and GMWB
  Unit Price                                  $       11.82   $       10.69              --              --              --
  Number of Units                                     3,722           2,487              --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                  $       13.77   $       12.48              --              --              --
  Number of Units                                   198,789           2,386              --              --              --
  With HAV, EBP and GMWB
  Unit Value                                             --              --              --              --              --
  Number of Units                                        --              --              --              --              --

AST ALLIANCE GROWTH AND INCOME (14) (1992)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $       11.24   $       10.25            7.84           10.35           10.53
  Number of Units                                 4,119,501       3,076,626         142,152         205,232          34,439
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $       14.03   $       12.83            9.84              --              --
  Number of Units                                 3,211,199         932,323          18,189              --              --
  With GMWB
  Unit Value                                  $       11.63   $       10.64              --              --              --
  Number of Units                                   361,569          38,248              --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                  $       13.96   $       12.80            9.83              --              --
  Number of Units                                   421,261         106,644             717              --              --
  With any one of EBP or HAV and GMWB
  Unit Price                                  $       11.59   $       10.64              --              --              --
  Number of Units                                    53,860          10,811              --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                  $       13.88   $       12.76              --              --              --
  Number of Units                                 2,899,917         187,011              --              --              --
  With HAV, EBP and GMWB
  Unit Value                                  $       11.55              --              --              --              --
  Number of Units                                    32,525              --              --              --              --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS



                                                                   YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------------------
SUB-ACCOUNT                                   2004          2003            2002          2001          2000
----------------------------------------  -----------   -----------        ------        ------        ------
AST HOTCHKIS & WILEY LARGE-CAP VALUE
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $     10.25   $      8.99          7.59          9.31         10.32
  Number of Units                             417,314       204,589        44,419        44,212         8,596
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $     13.30   $     11.70           9.9            --            --
  Number of Units                             126,725        38,215         5,087            --            --
  With GMWB
  Unit Value                              $     11.88            --            --            --            --
  Number of Units                              27,234            --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $     13.23   $     11.67           9.9            --            --
  Number of Units                              49,033        11,538           200            --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                              $     11.84   $     10.45            --            --            --
  Number of Units                               9,024         1,288            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                              $     13.16   $     11.63            --            --            --
  Number of Units                             173,888        21,961            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       --            --            --            --            --
  Number of Units                                  --            --            --            --            --

AST DEAM GLOBAL ALLOCATION (15) (1993)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $      9.55   $      8.71          7.38          8.84         10.14
  Number of Units                              78,619        61,801        34,451        38,208        30,678
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $     12.81   $     11.70          9.94            --            --
  Number of Units                              16,079         1,832            67            --            --
  With GMWB
  Unit Value                              $     11.35            --            --            --            --
  Number of Units                               4,895            --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $     12.74   $     11.67            --            --            --
  Number of Units                              14,649         1,259            --            --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                       --            --            --            --            --
  Number of Units                                  --            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                              $     12.67   $     11.64            --            --            --
  Number of Units                              35,622           483            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       --            --            --            --            --
  Number of Units                                  --            --            --            --            --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                         YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------
SUB-ACCOUNT                                          2004          2003            2002          2001          2000
-----------------------------------------------  -----------   -----------        ------        ------         -----
AST AMERICAN CENTURY STRATEGIC BALANCED (1997)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $     10.56   $      9.81          8.36          9.38          9.87
  Number of Units                                    146,721       115,095         5,490         4,905         1,725
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $     12.54   $     11.68          9.97            --            --
  Number of Units                                    102,109        30,366         2,914            --            --
  With GMWB
  Unit Value                                     $     11.10            --            --            --            --
  Number of Units                                      2,728            --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $     12.47   $     11.64            --            --            --
  Number of Units                                     10,605         1,824            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                     $     11.06            --            --            --            --
  Number of Units                                      2,700            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                     $     12.40   $     11.61            --            --            --
  Number of Units                                    175,763        18,977            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                              --            --            --            --            --
  Number of Units                                         --            --            --            --            --

AST T. ROWE PRICE ASSET ALLOCATION (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $     11.39   $     10.37          8.47          9.52         10.12
  Number of Units                                    357,085       222,150        13,799        13,152         2,412
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $     13.33   $     12.18          9.97            --            --
  Number of Units                                    202,648        83,496         4,012            --            --
  With GMWB
  Unit Value                                     $     11.48   $     10.49            --            --            --
  Number of Units                                     57,827           427            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $     13.26   $     12.14            --            --            --
  Number of Units                                     27,099        12,666            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                     $     11.44   $     10.49            --            --            --
  Number of Units                                      4,487         2,847            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                     $     13.19   $     12.11            --            --            --
  Number of Units                                    349,177        27,414            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                     $     11.41            --            --            --            --
  Number of Units                                      1,537            --            --            --            --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------
SUB-ACCOUNT                                   2004          2003            2002        2001        2000
----------------------------------------  -----------   -----------        ------      ------      ------
AST T. ROWE PRICE GLOBAL BOND (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $     14.73   $     13.73         12.32       10.84        10.7
  Number of Units                             657,913       289,862        36,987      16,390          --
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $     12.27   $     11.47         10.32          --          --
  Number of Units                             759,419        92,875         2,954          --          --
  With GMWB
  Unit Value                              $     11.06   $     10.35            --          --          --
  Number of Units                              85,967         7,131            --          --          --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $     12.21   $     11.44         10.31          --          --
  Number of Units                             103,452        13,487         4,861          --          --
  With any one of EBP or HAV and GMW  B
  Unit Price                              $     11.03   $     10.34            --          --          --
  Number of Units                               9,789         1,457            --          --          --
  With HAV, EBP and GRO Plus
  Unit Price                              $     12.14   $     11.40            --          --          --
  Number of Units                             712,411        24,361            --          --          --
  With HAV, EBP and GMWB
  Unit Value                              $     11.00            --            --          --          --
  Number of Units                               9,975            --            --          --          --

AST GOLDMAN SACHS HIGH YIELD PORTFOLIO
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $     12.06   $     10.99          9.16        9.27        9.37
  Number of Units                             957,756       906,947        73,614      45,297      12,929
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $     13.46   $     12.30         10.27          --          --
  Number of Units                             395,118       144,343         2,990          --          --
  With GMWB
  Unit Value                              $     11.37   $     10.40            --          --          --
  Number of Units                              51,737        11,264            --          --          --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $     13.38   $     12.26            --          --          --
  Number of Units                              46,959        12,603            --          --          --
  With any one of EBP or HAV and GMW  B
  Unit Price                              $     11.34   $     10.40            --          --          --
  Number of Units                               6,217         3,250            --          --          --
  With HAV, EBP and GRO Plus
  Unit Price                              $     13.31   $     12.23            --          --          --
  Number of Units                             426,333        27,535            --          --          --
  With HAV, EBP and GMWB
  Unit Value                                       --            --            --          --          --
  Number of Units                                  --            --            --          --          --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------------
SUB-ACCOUNT                                   2004            2003               2002            2001             2000
----------------------------------------  -------------   -------------         -------         -------          ------
AST LORD ABBETT BOND-DEBENTURE (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $       12.71   $       11.98           10.22            10.3           10.13
  Number of Units                             1,012,739         814,135          43,077          16,628             425
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $       12.67   $       11.97           10.24              --              --
  Number of Units                               733,436         309,328          27,024              --              --
  With GMWB
  Unit Value                              $       11.00   $       10.41              --              --              --
  Number of Units                                92,187          12,397              --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $       12.60   $       11.94           10.23              --              --
  Number of Units                               108,071          20,920             274              --              --
  With any one of EBP or HAV and GMWB
  Unit Price                              $       10.97   $       10.41              --              --              --
  Number of Units                                14,516           1,266              --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                              $       12.53   $       11.90              --              --              --
  Number of Units                               904,128          42,593              --              --              --
  With HAV, EBP and GMWB
  Unit Value                              $       10.94              --              --              --              --
  Number of Units                                 4,145              --              --              --              --

AST PIMCO TOTAL RETURN BOND (1994)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $       13.72   $       13.23           12.72            11.8           10.97
  Number of Units                             3,074,732       2,301,863         362,294         275,317          37,918
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $       10.91   $       10.55           10.17              --              --
  Number of Units                             3,124,509       1,067,126          87,940              --              --
  With GMWB
  Unit Value                              $       10.43   $       10.10              --              --              --
  Number of Units                               329,463          37,841              --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $       10.85   $       10.52           10.17              --              --
  Number of Units                               356,784          93,573          11,308              --              --
  With any one of EBP or HAV and GMW  B
  Unit Price                              $       10.40   $       10.09              --              --              --
  Number of Units                                35,761           3,287              --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                              $       10.79   $       10.49              --              --              --
  Number of Units                             3,495,678         378,676              --              --              --
  With HAV, EBP and GMWB
  Unit Value                              $       10.37              --              --              --              --
  Number of Units                                19,700              --              --              --              --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------------
SUB-ACCOUNT                                    2004            2003              2002            2001             2000
----------------------------------------  -------------   -------------         -------         -------          ------
AST PIMCO LIMITED MATURITY BOND (1995)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $       12.18   $       12.08           10.09           11.29           10.59
  Number of Units                             2,189,975         956,856          38,260         112,948           1,940
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $       10.32   $       10.26           10.09              --              --
  Number of Units                             1,926,546         238,601           3,018              --              --
  With GMWB
  Unit Value                              $       10.07   $       10.03              --              --              --
  Number of Units                               264,755          23,203              --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $       10.26   $       10.23              --              --              --
  Number of Units                               295,271          30,532              --              --              --
  With any one of EBP or HAV and GMW  B
  Unit Price                              $       10.04   $       10.02              --              --              --
  Number of Units                                23,826           1,299              --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                              $       10.21   $       10.21              --              --              --
  Number of Units                             2,764,809          36,640              --              --              --
  With HAV, EBP and GMWB
  Unit Value                              $       10.01              --              --              --              --
  Number of Units                                11,324              --              --              --              --

AST MONEY MARKET (1992)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $       10.46   $       10.51           10.57           10.57           10.32
  Number of Units                             1,663,940       1,245,396         403,604         179,509          29,567
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $        9.84   $        9.91            9.99              --              --
  Number of Units                               860,728         432,412          69,199              --              --
  With GMWB
  Unit Value                              $        9.90   $        9.98              --              --              --
  Number of Units                               167,246           5,609              --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $        9.79   $        9.88            9.99              --              --
  Number of Units                               118,431          40,239          11,113              --              --
  With any one of EBP or HAV and GMW  B
  Unit Price                              $        9.87              --              --              --              --
  Number of Units                                 6,752              --              --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                              $        9.73   $        9.85              --              --              --
  Number of Units                             1,312,018          81,304              --              --              --
  With HAV, EBP and GMWB
  Unit Value                              $        9.84              --              --              --              --
  Number of Units                                   521              --              --              --              --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                              YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------------------
SUB-ACCOUNT                                                2004           2003            2002          2001          2000
-----------------------------------------------------   -----------   -----------        ------        ------        ------
Gartmore Variable Investment Trust -- GVIT DEVELOPING
MARKETS (1996)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                            $     12.52   $     10.59          6.71          7.53          8.19
  Number of Units                                           264,541       122,136         6,530         6,555         3,293
  With any one of GRO Plus, EBP or HAV
  Unit Price                                            $     18.44   $     15.63            --            --            --
  Number of Units                                           118,837        20,956            --            --            --
  With GMWB
  Unit Value                                            $     12.85   $     10.90            --            --            --
  Number of Units                                            31,734         1,863            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                            $     18.35   $     15.59            --            --            --
  Number of Units                                            26,850           167            --            --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                            $     12.81            --            --            --            --
  Number of Units                                               629            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                            $     18.25   $     15.54            --            --            --
  Number of Units                                           161,653        12,503            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                                     --            --            --            --            --
  Number of Units                                                --            --            --            --            --

AIM V.I.--DYNAMICS (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                            $      6.96   $      6.22          4.57           6.8          9.99
  Number of Units                                           188,184       137,600        18,808        15,825        22,264
  With any one of GRO Plus, EBP or HAV
  Unit Price                                            $     14.71   $     13.18          9.71            --            --
  Number of Units                                           117,657        27,792         1,332            --            --
  With GMWB
  Unit Value                                            $     11.76            --            --            --            --
  Number of Units                                             7,898            --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                            $     14.64   $     13.14            --            --            --
  Number of Units                                             8,375         1,003            --            --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                                     --            --            --            --            --
  Number of Units                                                --            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                            $     14.56   $     13.11            --            --            --
  Number of Units                                            61,543         4,848            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                                     --            --            --            --            --
  Number of Units                                                --            --            --            --            --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------
SUB-ACCOUNT                                  2004         2003           2002         2001         2000
----------------------------------------  ----------   ----------       ------       ------       ------
AIM V.I.--TECHNOLOGY (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $     3.32   $     3.21         2.24         4.27         7.98
  Number of Units                             78,567       42,720       30,448       35,767       25,984
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $    13.83           --           --           --           --
  Number of Units                                216           --           --           --           --
  With GMWB
  Unit Value                                      --           --           --           --           --
  Number of Units                                 --           --           --           --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      --           --           --           --           --
  Number of Units                                 --           --           --           --           --
  With any one of EBP or HAV and GMW  B
  Unit Price                                      --           --           --           --           --
  Number of Units                                 --           --           --           --           --
  With HAV, EBP and GRO Plus
  Unit Price                                      --           --           --           --           --
  Number of Units                                 --           --           --           --           --
  With HAV, EBP and GMWB
  Unit Value                                      --           --           --           --           --
  Number of Units                                 --           --           --           --           --

AIM V.I. -- HEALTH SCIENCES (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                              $    11.34   $    10.68         8.46        11.35        13.14
  Number of Units                             92,506       59,116       19,405       27,104       32,969
  With any one of GRO Plus, EBP or HAV
  Unit Price                              $    12.69   $    11.98         9.52           --           --
  Number of Units                             39,343       16,675          892           --           --
  With GMWB
  Unit Value                              $    11.50   $    10.87           --           --           --
  Number of Units                              8,859        1,773           --           --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                              $    12.63   $    11.95         9.52           --           --
  Number of Units                              6,838        2,812          223           --           --
  With any one of EBP or HAV and GMW  B
  Unit Price                              $    11.47           --           --           --           --
  Number of Units                                 63           --           --           --           --
  With HAV, EBP and GRO Plus
  Unit Price                              $    12.56   $    11.91           --           --           --
  Number of Units                             87,037        2,077           --           --           --
  With HAV, EBP and GMWB
  Unit Value                                      --           --           --           --           --
  Number of Units                                 --           --           --           --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                    YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------------------
SUB-ACCOUNT                                      2004         2003            2002         2001         2000
-------------------------------------------   ----------   ----------        -----        -----        -----
AIM V.I. -- FINANCIAL SERVICES (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $    12.72   $    11.85         9.26        11.02        12.38
  Number of Units                                 44,091       48,538        7,204        8,536        9,786
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $    13.56   $    12.67         9.93           --           --
  Number of Units                                 19,908        9,201          979           --           --
  With GMWB
  Unit Value                                  $    11.20           --           --           --           --
  Number of Units                                  4,380           --           --           --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                  $    13.49   $    12.63         9.92           --           --
  Number of Units                                  8,738        2,426          190           --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                  $    11.17           --           --           --           --
  Number of Units                                  1,383           --           --           --           --
  With HAV, EBP and GRO Plus
  Unit Price                                  $    13.42   $    12.60           --           --           --
  Number of Units                                 67,581       20,268           --           --           --
  With HAV, EBP and GMWB
  Unit Value                                          --           --           --           --           --
  Number of Units                                     --           --           --           --           --

Evergreen VA -- INTERNATIONAL EQUITY (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                  $    12.31   $    10.46           --           --           --
  Number of Units                                 62,400       24,847           --           --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $    12.27   $    10.45           --           --           --
  Number of Units                                 24,314        5,552           --           --           --
  With GMWB
  Unit Value                                  $    12.26           --           --           --           --
  Number of Units                                 14,337           --           --           --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                  $    12.24   $    10.45           --           --           --
  Number of Units                                  7,296        1,075           --           --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                          --   $    10.45           --           --           --
  Number of Units                                     --          970           --           --           --
  With HAV, EBP and GRO Plus
  Unit Price                                  $    12.21   $    10.45           --           --           --
  Number of Units                                 32,858          827           --           --           --
  With HAV, EBP and GMWB
  Unit Value                                          --           --           --           --           --
  Number of Units                                     --           --           --           --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                 YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------------
SUB-ACCOUNT                                   2004         2003            2002         2001         2000
----------------------------------------   ----------   ----------        -----        -----         ----
EVERGREEN VA -- SPECIAL EQUITY(16) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     9.57   $     9.16          6.1         8.49         9.35
  Number of Units                              92,559       69,344        5,427        5,085           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    15.38   $    14.76         9.86           --           --
  Number of Units                              71,520       19,312          295           --           --
  With GMWB
  Unit Value                               $    10.64   $    10.22           --           --           --
  Number of Units                               8,000        2,186           --           --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                               $    15.30   $    14.71           --           --           --
  Number of Units                              27,564        1,917           --           --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --           --           --           --
  Number of Units                                  --           --           --           --           --
  With HAV, EBP and GRO Plus
  Unit Price                               $    15.22   $    14.67           --           --           --
  Number of Units                              46,748        3,620           --           --           --
  With HAV, EBP and GMWB
  Unit Value                                       --           --           --           --           --
  Number of Units                                  --           --           --           --           --

EVERGREEN VA -- OMEGA (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                               $     9.75   $     9.21           --         9.04           --
  Number of Units                              26,849       15,743           --           --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.01   $    13.27           --           --           --
  Number of Units                              22,947        3,320           --           --           --
  With GMWB
  Unit Value                               $    11.04           --           --           --           --
  Number of Units                               1,787           --           --           --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                               $    13.93   $    13.23           --           --           --
  Number of Units                                 263           27           --           --           --
  With any one of EBP or HAV and GMWB
  Unit Price                               $    11.00           --           --           --           --
  Number of Units                               3,387           --           --           --           --
  With HAV, EBP and GRO Plus
  Unit Price                               $    13.86   $    13.19           --           --           --
  Number of Units                              31,153          283           --           --           --
  With HAV, EBP and GMWB
  Unit Value                                       --           --           --           --           --
  Number of Units                                  --           --           --           --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- EUROPE 30 (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    7.90     $    7.00          5.11          6.97          9.3
  Number of Units                              201,444        75,543         2,539         7,317           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   14.93     $   13.26           9.7            --           --
  Number of Units                               13,634         2,495            69            --           --
  With GMWB
  Unit Value                                 $   12.49            --            --            --           --
  Number of Units                                2,913            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   14.85            --            --            --           --
  Number of Units                               19,592            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   12.45            --            --            --           --
  Number of Units                                  140            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.77     $   13.18            --            --           --
  Number of Units                               99,557        13,365            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                 $   12.41            --            --            --           --
  Number of Units                                  562            --            --            --           --

ProFund VP -- ASIA 30 (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   12.43     $   12.66            --            --           --
  Number of Units                               63,254        47,272            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.71     $   16.03            --            --           --
  Number of Units                               20,171         6,176            --            --           --
  With GMWB
  Unit Value                                 $   10.22            --            --            --           --
  Number of Units                                7,026            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.62     $   15.99            --            --           --
  Number of Units                               18,117           173            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   10.19            --            --            --           --
  Number of Units                                   98            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   15.54     $   15.94            --            --           --
  Number of Units                               74,988        10,432            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- JAPAN (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    9.65     $    9.09            --            --           --
  Number of Units                               87,251        28,579            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   13.52     $   12.76            --            --           --
  Number of Units                               11,573         7,868            --            --           --
  With GMWB
  Unit Value                                 $   10.44            --            --            --           --
  Number of Units                                3,086            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   13.45            --            --            --           --
  Number of Units                               19,547            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   13.38     $   12.69            --            --           --
  Number of Units                               35,968         1,883            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- BANKS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   12.11     $   10.97            --            --           --
  Number of Units                               12,480         8,886            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   14.22     $   12.92            --            --           --
  Number of Units                               12,919         4,576            --            --           --
  With GMWB
  Unit Value                                 $   11.67            --            --            --           --
  Number of Units                                2,773            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   14.15            --            --            --           --
  Number of Units                                2,561            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.07            --            --            --           --
  Number of Units                                8,847            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- BASIC MATERIALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   12.00     $   11.02            --            --           --
  Number of Units                               42,597        53,759            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   14.56     $   13.41         10.35            --           --
  Number of Units                               17,377         3,940            70            --           --
  With GMWB
  Unit Value                                 $   12.54            --            --            --           --
  Number of Units                                9,417            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   14.48            --            --            --           --
  Number of Units                                  648            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.40     $   13.33            --            --           --
  Number of Units                               23,555         8,054            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- BIOTECHNOLOGY (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    7.73     $    7.14          5.17          8.38           --
  Number of Units                               32,726        20,329           460         3,279           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- CONSUMER SERVICES (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    9.67     $    9.10            --            --           --
  Number of Units                               20,288        13,935            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   12.41     $   11.71          9.38            --           --
  Number of Units                               27,094         2,321           686            --           --
  With GMWB
  Unit Value                                 $   10.78            --            --            --           --
  Number of Units                               10,848            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   12.35            --            --            --           --
  Number of Units                                   65            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   12.28            --            --            --           --
  Number of Units                               17,197            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- CONSUMER GOODS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   10.47     $    9.71            --            --           --
  Number of Units                                7,578         3,821            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   12.44     $   11.56          9.91            --           --
  Number of Units                                8,109         1,762            74            --           --
  With GMWB
  Unit Value                                 $   11.49            --            --            --           --
  Number of Units                                3,092            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   12.37     $   11.53            --            --           --
  Number of Units                                  147         1,780            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   12.31     $   11.49            --            --           --
  Number of Units                                8,437           954            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- OIL & GAS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   11.62     $    9.10            --           9.2           --
  Number of Units                              186,654        50,155            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.53     $   12.19         10.12            --           --
  Number of Units                               66,223         2,523           641            --           --
  With GMWB
  Unit Value                                 $   13.91            --            --            --           --
  Number of Units                                8,976            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.45     $   12.16            --            --           --
  Number of Units                               23,701           239            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   15.37     $   12.12            --            --           --
  Number of Units                               58,804         4,007            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- FINANCIALS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   10.77     $    9.88          7.76          9.23           --
  Number of Units                               70,662        32,283         3,258         8,154           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   13.60     $   12.51          9.85            --           --
  Number of Units                               33,262         3,980            73            --           --
  With GMWB
  Unit Value                                 $   11.36            --            --            --           --
  Number of Units                                6,588            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   13.52     $   12.47          9.84            --           --
  Number of Units                               20,343           388           401            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   13.45     $   12.44            --            --           --
  Number of Units                               17,749         1,060            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- HEALTH CARE (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    8.38     $    8.29          7.15          9.37           --
  Number of Units                               91,641        23,591         1,235         2,564           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   11.19     $   11.10           9.6            --           --
  Number of Units                               43,276        11,578         1,177            --           --
  With GMWB
  Unit Value                                 $   10.74            --            --            --           --
  Number of Units                                  490            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   11.13     $   11.07           9.6            --           --
  Number of Units                               31,097           402           416            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   11.07     $   11.04            --            --           --
  Number of Units                                8,570         1,969            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- INDUSTRIALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   11.27     $   10.08            --            --           --
  Number of Units                               22,333        11,186            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   14.40     $   12.91         10.21            --           --
  Number of Units                               15,368         3,639            72            --           --
  With GMWB
  Unit Value                                 $   12.18            --            --            --           --
  Number of Units                                6,290            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   14.32            --            --            --           --
  Number of Units                                3,396            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.24            --            --            --           --
  Number of Units                                4,426            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- INTERNET (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   18.08     $   15.10            --            --           --
  Number of Units                               20,851         8,287            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- PHARMACEUTICALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    8.02     $    8.95            --            --           --
  Number of Units                               27,913        24,743            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    8.96     $   10.02            --            --           --
  Number of Units                               40,402         6,951            --            --           --
  With GMWB
  Unit Value                                 $    9.51     $   10.65            --            --           --
  Number of Units                                2,904           955            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    8.91            --            --            --           --
  Number of Units                                   32            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    8.86     $    9.96            --            --           --
  Number of Units                               23,137         2,871            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- PRECIOUS METALS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   11.90     $   13.38          9.73            --           --
  Number of Units                              102,230        89,687         1,179            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   13.76     $   15.51         11.31            --           --
  Number of Units                               18,961         6,099            65            --           --
  With GMWB
  Unit Value                                 $   10.26            --            --            --           --
  Number of Units                                5,163            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   13.69     $   15.46            --            --           --
  Number of Units                               22,059           158            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   10.23            --            --            --           --
  Number of Units                                  842            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   13.61            --            --            --           --
  Number of Units                               42,627            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- REAL ESTATE (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   17.58     $   14.00         10.65         10.78           --
  Number of Units                               53,006        18,355         2,230         2,306           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   16.78     $   13.39         10.21            --           --
  Number of Units                               32,379         5,332            73            --           --
  With GMWB
  Unit Value                                 $   13.17            --            --            --           --
  Number of Units                                9,348            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   16.69     $   13.35            --            --           --
  Number of Units                                2,337           850            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   16.60     $   13.31            --            --           --
  Number of Units                               58,062         3,835            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002         2001          2000
---------------------------------------      ---------     ---------         -----        ------         ----
ProFund VP -- SEMICONDUCTOR (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    7.23     $    9.58            --            --           --
  Number of Units                               52,485        17,621            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- TECHNOLOGY (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    4.91     $    5.00            --          5.92           --
  Number of Units                               88,720        74,180            --        12,704           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   13.10            --            --            --           --
  Number of Units                                  114            --            --            --           --
  With GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----          ----         ----
ProFund VP -- TELECOMMUNICATIONS (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    5.04     $    4.41            --          7.11           --
  Number of Units                              118,731        30,179            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   11.53     $   10.13            --            --           --
  Number of Units                               16,606         4,026            --            --           --
  With GMWB
  Unit Value                                 $   12.64            --            --            --           --
  Number of Units                                3,263            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   11.47     $   10.10            --            --           --
  Number of Units                               24,292           334            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   11.40            --            --            --           --
  Number of Units                                6,379            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- UTILITIES (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    8.75     $    7.32          6.11          8.13           --
  Number of Units                               79,702        18,902           491            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.13     $   12.69         10.62            --           --
  Number of Units                               74,584         7,430           836            --           --
  With GMWB
  Unit Value                                 $   12.61            --            --            --           --
  Number of Units                                7,469            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.05     $   12.65            --            --           --
  Number of Units                                4,044         2,920            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.97     $   12.62            --            --           --
  Number of Units                               57,208         8,137            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----         -----         ----
ProFund VP -- BULL (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   10.65     $    9.91            --            --           --
  Number of Units                              412,259       394,427            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   12.93     $   12.07            --            --           --
  Number of Units                              182,468        18,458            --            --           --
  With GMWB
  Unit Value                                 $   11.34            --            --            --           --
  Number of Units                               26,383            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   12.86     $   12.03            --            --           --
  Number of Units                               15,572         2,154            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   11.31            --            --            --           --
  Number of Units                                   40            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   12.79     $   12.00            --            --           --
  Number of Units                              171,187         1,179            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                 $   11.27            --            --            --           --
  Number of Units                                1,158            --            --            --           --

ProFund VP -- BEAR (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    9.09     $   10.26         13.78         11.55           --
  Number of Units                               16,155        28,299         2,012            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    6.65     $    7.53         10.14            --           --
  Number of Units                                5,797         3,186           658            --           --
  With GMWB
  Unit Value                                 $    8.21            --            --            --           --
  Number of Units                                1,186            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    6.62     $    7.51            --            --           --
  Number of Units                               42,157         2,165            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $    8.19            --            --            --           --
  Number of Units                                  532            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    6.58            --            --            --           --
  Number of Units                               41,480            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
SUB-ACCOUNT                                     2004          2003            2002          2001         2000
---------------------------------------      ---------     ---------         -----          ----         ----
ProFund VP -- ULTRABULL (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    8.25     $    7.13          4.72          7.48           --
  Number of Units                              305,666        56,257         2,988            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --

ProFund VP -- OTC (2001)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $    5.44     $    5.07            --          5.77           --
  Number of Units                              293,311       257,947            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   14.47     $   13.54          9.36            --           --
  Number of Units                              105,135        12,607           205            --           --
  With GMWB
  Unit Value                                 $   11.00            --            --            --           --
  Number of Units                               32,794            --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   14.39     $   13.50            --            --           --
  Number of Units                               67,576         4,836            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --            --            --            --           --
  Number of Units                                   --            --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.31     $   13.46            --            --           --
  Number of Units                              128,923         5,378            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                 $   10.94            --            --            --           --
  Number of Units                                2,991            --            --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                     YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
SUB-ACCOUNT                                     2004             2003            2002         2001           2000
---------------------------------------      -----------      ---------         -----        ------         -----
ProFund VP -- SHORT OTC (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $      5.99      $    6.83         11.03            --            --
  Number of Units                                 77,280         40,617           934            --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      5.64      $    6.45            --            --            --
  Number of Units                                  7,841         10,811            --            --            --
  With GMWB
  Unit Value                                 $      8.31             --            --            --            --
  Number of Units                                    265             --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $      5.61             --            --            --            --
  Number of Units                                     36             --            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                          --             --            --            --            --
  Number of Units                                     --             --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      5.58             --            --            --            --
  Number of Units                                  7,191             --            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                          --             --            --            --            --
  Number of Units                                     --             --            --            --            --

ProFund VP -- ULTRAOTC (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $      0.87      $    0.77            --          1.25          4.06
  Number of Units                              6,405,048        890,270            --        58,556         3,787
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     19.53             --            --            --            --
  Number of Units                                     90             --            --            --            --
  With GMWB
  Unit Value                                          --             --            --            --            --
  Number of Units                                     --             --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                          --             --            --            --            --
  Number of Units                                     --             --            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                          --             --            --            --            --
  Number of Units                                     --             --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                          --             --            --            --            --
  Number of Units                                     --             --            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                          --             --            --            --            --
  Number of Units                                     --             --            --            --            --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------
SUB-ACCOUNT                                     2004           2003            2002          2001         2000
---------------------------------------      ---------      ----------        -----          ----         ----
ProFund VP -- MID-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   11.80      $    10.30           --            --           --
  Number of Units                               87,968          59,964           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.38      $    13.46        10.07            --           --
  Number of Units                               64,251          18,261        2,821            --           --
  With GMWB
  Unit Value                                 $   12.30              --           --            --           --
  Number of Units                                3,276              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.29              --           --            --           --
  Number of Units                               10,601              --           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   12.26              --           --            --           --
  Number of Units                                  215              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   15.21      $    13.39           --            --           --
  Number of Units                              110,312           4,164           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                 $   12.23              --           --            --           --
  Number of Units                                  216              --           --            --           --

ProFund VP -- MID-CAP GROWTH (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   10.70      $     9.75           --            --           --
  Number of Units                               80,520          24,107           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   13.54      $    12.38         9.82            --           --
  Number of Units                               55,896          17,202        2,879            --           --
  With GMWB
  Unit Value                                 $   11.21              --           --            --           --
  Number of Units                                2,696              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   13.47              --           --            --           --
  Number of Units                               27,151              --           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   11.18              --           --            --           --
  Number of Units                                   88              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   13.39      $    12.31           --            --           --
  Number of Units                               53,472           2,028           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------
SUB-ACCOUNT                                     2004           2003            2002          2001         2000
---------------------------------------      ---------      ----------        -----          ----         ----
ProFund VP -- ULTRAMID-CAP (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   12.13      $     9.62           --            --           --
  Number of Units                              115,073          34,556           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   20.80      $    16.53           --            --           --
  Number of Units                               28,117           5,328           --            --           --
  With GMWB
  Unit Value                                 $   13.97              --           --            --           --
  Number of Units                                4,794              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   20.68      $    16.49           --            --           --
  Number of Units                                  853           1,873           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   13.92              --           --            --           --
  Number of Units                                   19              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   20.57      $    16.44           --            --           --
  Number of Units                              101,493           3,746           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --

ProFund VP -- SMALL-CAP VALUE (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   11.22      $     9.46           --            --           --
  Number of Units                              123,988         105,751           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.93      $    13.47        10.15            --           --
  Number of Units                               75,890          27,349          568            --           --
  With GMWB
  Unit Value                                 $   12.63              --           --            --           --
  Number of Units                               18,991              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.85      $    13.43           --            --           --
  Number of Units                               24,538           4,300           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   12.59              --           --            --           --
  Number of Units                                   45              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   15.76      $    13.39           --            --           --
  Number of Units                              163,443          24,769           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                 $   12.55              --           --            --           --
  Number of Units                                  974              --           --            --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------
SUB-ACCOUNT                                     2004           2003            2002          2001         2000
---------------------------------------      ---------      ----------         ----          ----        -----
ProFund VP -- SMALL-CAP GROWTH (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   12.11      $    10.23           --            --           --
  Number of Units                              237,000          65,882           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.47      $    13.11           --            --           --
  Number of Units                               63,321          24,983           --            --           --
  With GMWB
  Unit Value                                 $   12.32              --           --            --           --
  Number of Units                               14,604              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.39      $    13.07           --            --           --
  Number of Units                               32,374           4,774           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   12.29              --           --            --           --
  Number of Units                                  162              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   15.31      $    13.04           --            --           --
  Number of Units                              170,800          21,997           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                 $   12.25              --           --            --           --
  Number of Units                                  938              --           --            --           --

ProFund VP -- ULTRASMALL-CAP (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   12.28      $     9.49         4.82           8.5         9.32
  Number of Units                              143,175          60,051          953            --        3,174
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   25.20              --           --            --           --
  Number of Units                                4,066              --           --            --           --
  With GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------------------
SUB-ACCOUNT                                          2004           2003              2002     2001       2000
---------------------------------------------     ---------      ----------          -----     ----       ----
ProFund VP -- U.S. GOVERNMENT PLUS (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $   11.91      $    11.15          11.59       --         --
  Number of Units                                    42,782          20,058          1,005       --         --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $   10.43      $     9.79           10.2       --         --
  Number of Units                                    11,478           6,691            592       --         --
  With GMWB
  Unit Value                                      $   10.89              --             --       --         --
  Number of Units                                     3,036              --             --       --         --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $   10.38      $     9.76             --       --         --
  Number of Units                                     1,887             818             --       --         --
  With any one of EBP or HAV and GMWB
  Unit Price                                             --              --             --       --         --
  Number of Units                                        --              --             --       --         --
  With HAV, EBP and GRO Plus
  Unit Price                                      $   10.32      $     9.73             --       --         --
  Number of Units                                   120,311          14,956             --       --         --
  With HAV, EBP and GMWB
  Unit Value                                             --              --             --       --         --
  Number of Units                                        --              --             --       --         --

ProFund VP -- RISING RATES OPPORTUNITY (2002)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                      $    6.70      $     7.61             --       --         --
  Number of Units                                   266,169          78,428             --       --         --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $    8.04      $     9.16            9.7       --         --
  Number of Units                                   168,043          31,892          3,456       --         --
  With GMWB
  Unit Value                                      $    8.37              --             --       --         --
  Number of Units                                    25,505              --             --       --         --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $    8.00      $     9.13             --       --         --
  Number of Units                                    21,280           1,988             --       --         --
  With any one of EBP or HAV and GMWB
  Unit Price                                      $    8.35              --             --       --         --
  Number of Units                                     7,572              --             --       --         --
  With HAV, EBP and GRO Plus
  Unit Price                                      $    7.95      $     9.11             --       --         --
  Number of Units                                   333,355           4,991             --       --         --
  With HAV, EBP and GMWB
  Unit Value                                      $    8.32              --             --       --         --
  Number of Units                                       307              --             --       --         --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                        YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------
SUB-ACCOUNT                                     2004       2003     2002     2001     2000
--------------------------------------      ---------      ----     ----     ----     ----
ProFund VP -- LARGE-CAP GROWTH
  WITH NO OPTIONAL BENEFITS
  Unit Price                                       --        --       --       --       --
  Number of Units                                  --        --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $   10.38        --       --       --       --
  Number of Units                                 368        --       --       --       --
  With GMWB
  Unit Value                                $   10.38        --       --       --       --
  Number of Units                               1,497        --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --        --       --       --       --
  Number of Units                                  --        --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --        --       --       --       --
  Number of Units                                  --        --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                $   10.37        --       --       --       --
  Number of Units                               2,860        --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --        --       --       --       --
  Number of Units                                  --        --       --       --       --

ProFund VP -- LARGE-CAP VALUE
  WITH NO OPTIONAL BENEFITS
  Unit Price                                $   10.37        --       --       --       --
  Number of Units                               3,839        --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $   10.37        --       --       --       --
  Number of Units                               1,527        --       --       --       --
  With GMWB
  Unit Value                                       --        --       --       --       --
  Number of Units                                  --        --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --        --       --       --       --
  Number of Units                                  --        --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --        --       --       --       --
  Number of Units                                  --        --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                $   10.36        --       --       --       --
  Number of Units                               3,802        --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --        --       --       --       --
  Number of Units                                  --        --       --       --       --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                        Year Ended December 31,
--------------------------------------------------------------------------------------------
Sub-account                                     2004        2003     2002     2001     2000
--------------------------------------------------------------------------------------------
ProFund VP -- Short Mid-Cap
  With No Optional Benefits
  Unit Price                                 $    9.70       --       --       --       --
  Number of Units                                  571       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With GMWB
  Unit Value                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With any one of EBP or HAV and GMW  B
  Unit Value                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
--------------------------------------------------------------------------------------------
ProFund VP -- Short Small-Cap
  With No Optional Benefits
  Unit Price                                 $    9.55       --       --       --       --
  Number of Units                                7,859       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With GMWB
  Unit Value                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With any one of EBP or HAV and GMW  B
  Unit Value                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                        --       --       --       --       --
  Number of Units                                   --       --       --       --       --
--------------------------------------------------------------------------------------------

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                       YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------
SUB-ACCOUNT                                         2004            2003          2002          2001          2000
----------------------------------------         ----------      ---------       ------        ------        ------
FIRST TRUST(R) 10 UNCOMMON VALUES (2000)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $     4.38      $    3.99         2.95          4.73          7.44
  Number of Units                                    33,075         22,064       23,080        31,543        32,451
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             --             --           --            --            --
  Number of Units                                        --             --           --            --            --
  With GMWB
  Unit Value                                             --             --           --            --            --
  Number of Units                                        --             --           --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                             --             --           --            --            --
  Number of Units                                        --             --           --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                             --             --           --            --            --
  Number of Units                                        --             --           --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                             --             --           --            --            --
  Number of Units                                        --             --           --            --            --
  With HAV, EBP and GMWB
  Unit Value                                             --             --           --            --            --
  Number of Units                                        --             --           --            --            --

FIRST TRUST TARGET MANAGED VIP (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                     $    14.64      $   13.20           --            --            --
  Number of Units                                   695,591        476,951           --            --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    14.56             --           --            --            --
  Number of Units                                   246,099             --           --            --            --
  With GMWB
  Unit Value                                     $    11.33             --           --            --            --
  Number of Units                                   142,741             --           --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $    14.48             --           --            --            --
  Number of Units                                   168,841             --           --            --            --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $    11.31             --           --            --            --
  Number of Units                                     8,734             --           --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                     $    11.30             --           --            --            --
  Number of Units                                 1,057,901             --           --            --            --
  With HAV, EBP and GMWB
  Unit Value                                     $    11.29             --           --            --            --
  Number of Units                                    16,433             --           --            --            --


APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------
SUB-ACCOUNT                                     2004           2003            2002          2001         2000
----------------------------------------     ---------      ----------         ----          ----         ----
FIRST TRUST THE DOW DART(SM)(10) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   12.35      $    12.05           --            --           --
  Number of Units                               24,245          10,069           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   12.29              --           --            --           --
  Number of Units                               25,135              --           --            --           --
  With GMWB
  Unit Value                                 $   10.48              --           --            --           --
  Number of Units                                4,769              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $   12.22              --           --            --           --
  Number of Units                               19,324              --           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $   10.47              --           --            --           --
  Number of Units                                1,597              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   10.46              --           --            --           --
  Number of Units                               78,082              --           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --

FIRST TRUST GLOBAL TARGET 15 (17) (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   16.05      $    12.96           --            --           --
  Number of Units                               22,405           8,569           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.96              --           --            --           --
  Number of Units                               22,182              --           --            --           --
  With GMWB
  Unit Value                                 $   11.85              --           --            --           --
  Number of Units                                  927              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $   15.88              --           --            --           --
  Number of Units                               16,155              --           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $   11.83              --           --            --           --
  Number of Units                                  638              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   11.82              --           --            --           --
  Number of Units                              108,014              --           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


                                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------
SUB-ACCOUNT                                     2004           2003            2002          2001         2000
----------------------------------------     ---------      ----------         ----          ----         ----
FIRST TRUST S&P TARGET 24 (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   13.34      $    11.89           --            --           --
  Number of Units                               43,536           5,532           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   13.27              --           --            --           --
  Number of Units                               37,547              --           --            --           --
  With GMWB
  Unit Value                                 $   10.75              --           --            --           --
  Number of Units                                5,280              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $   13.20              --           --            --           --
  Number of Units                               27,172              --           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $   10.73              --           --            --           --
  Number of Units                                1,630              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   10.72              --           --            --           --
  Number of Units                               38,677              --           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --

FIRST TRUST NASDAQ TARGET 15 (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                 $   12.54              --           --            --           --
  Number of Units                                7,266              --           --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --
  With HAV, EBP and GMWB
  Unit Value                                        --              --           --            --           --
  Number of Units                                   --              --           --            --           --

APPENDIX A

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued


                                                                  YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------
SUB-ACCOUNT                                              2004         2003     2002     2001     2000
---------------------------------------------         ----------      ----     ----     ----     ----
FIRST TRUST VALUE LINE(R) -- TARGET 25 (1999)
  WITH NO OPTIONAL BENEFITS
  Unit Price                                          $    16.61        --       --       --       --
  Number of Units                                         33,213        --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                  --        --       --       --       --
  Number of Units                                             --        --       --       --       --
  With GMWB
  Unit Value                                                  --        --       --       --       --
  Number of Units                                             --        --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                  --        --       --       --       --
  Number of Units                                             --        --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                                  --        --       --       --       --
  Number of Units                                             --        --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                  --        --       --       --       --
  Number of Units                                             --        --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                  --        --       --       --       --
  Number of Units                                             --        --       --       --       --

SP WILLIAM BLAIR INTERNATIONAL GROWTH
  WITH NO OPTIONAL BENEFITS
  Unit Price                                          $    10.53        --       --       --       --
  Number of Units                                         18,568        --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          $    10.53        --       --       --       --
  Number of Units                                         18,201        --       --       --       --
  With GMWB
  Unit Value                                          $    10.53        --       --       --       --
  Number of Units                                             89        --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                          $    10.53        --       --       --       --
  Number of Units                                              3        --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                          $    10.53        --       --       --       --
  Number of Units                                          2,276        --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                          $    10.53        --       --       --       --
  Number of Units                                         73,031        --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                  --        --       --       --       --
  Number of Units                                             --        --       --       --       --

                                                                      APPENDIX A

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


1: Effective May 2, 2005 the name of the Wells Fargo Variable Trust International Equity Portfolio has changed to Wells Fargo Variable Trust Advantage International Core Portfolio.



2: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Small-Cap Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Small-Cap Growth Portfolio.



3: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Core Portfolio.



4: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Large Company Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Growth Portfolio.



5: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Value Portfolio has changed to Wells Fargo Variable Trust Advantage C&B Large-Cap Value Portfolio.



6: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity Income Portfolio.



7: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Asset Allocation Portfolio has changed to Wells Fargo Variable Trust Advantage Asset Allocation Portfolio.



8: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Total Return Bond Portfolio has changed to Wells Fargo Variable Trust Advantage Total Return Bond Portfolio.



9: Effective May 2, 2005 the name of the AST State Street Research Small-Cap Growth Portfolio has changed to AST Small-Cap Growth Portfolio.



10: Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.



11: Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.



12: Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value Portfolio has changed to AST AllianceBernstein Core Value Portfolio.



13: Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index 500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.



14: Effective May 2, 2005 the name of the AST Alliance Growth and Income Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.



15: Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.



16: Effective April 15, 2005 the name of the Evergreen VA--Special Equity Portfolio has changed to Evergreen VA Growth Portfolio.



17: Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                       This page intentionally left blank

                                                                      APPENDIX B

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

               Account Value of variable
  Growth =  investment options plus Interim    minus       Purchase Payments -
               Value of Fixed Allocations               proportional withdrawals
                  (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

  Growth    =    $ 75,000 - [$50,000 - $0]
            =    $ 25,000
  Benefit Payable under Enhanced Beneficiary Protection Optional Death
  Benefit = 40% of Growth
            =    $ 25,000 x 0.40
            =    $ 10,000
  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =    $ 85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

  Growth    =    $ 45,000 - [$50,000 - $0]
            =    $ -5,000
  Benefit Payable under Enhanced Beneficiary Protection Optional Death
  Benefit = 40% of Growth
            NO BENEFIT IS PAYABLE
  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =    $ 50,000

APPENDIX B

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits  continued

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

  Growth    =    $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
            =    $90,000 - [$50,000 - $10,000]
            =    $90,000 - $40,000
            =    $  50,000
  Benefit Payable under Enhanced Beneficiary Protection Optional Death
  Benefit = 40% of Growth
            =    $50,000 x 0.40
            =    $  20,000
  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =    $ 110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

  Highest Anniversary Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                               =    $90,000 - $18,000
                               =    $ 72,000
  Basic Death Benefit          =    max [$80,000, $50,000
                                      - ($50,000 x $15,000/$75,000)]
                               =    max [$80,000, $40,000]
                               =    $ 80,000
  The Death Benefit therefore is $80,000.

                                                                      APPENDIX B

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

  Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000)
                                                      x $5,000/$70,000]
                               =    $80,000 + $15,000 - $6,786
                               =    $ 88,214
  Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000)
                                      - {($50,000 + $15,000) x $5,000/$70,000}]
                               =    max [$75,000, $60,357]
                               =    $ 75,000
  The Death Benefit therefore is $88,214.

EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

  Roll-Up Value                =    {($67,005 - $3,350) - [($67,005 - $3,350)
                                    x $1,650/($45,000 - $3,350)]} x 1.05
                               =    ($63,655 - $2,522) x 1.05
                               =    $  64,190

  Highest Anniversary Value    =    $70,000 - [$70,000 x $5,000/$45,000]
                               =    $70,000 - $7,778
                               =    $  62,222

  Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000
                                       x $5,000/$45,000)]
                               =    max [$43,000, $44,444]
                               =    $  44,444
  The Death Benefit therefore is $64,190.

APPENDIX B

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits  continued

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

  Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + $15,000)
                                                      x $5,000/$70,000]
                               =    $81,445 + $15,000 - $6,889
                               =    $89,556

  Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + $15,000)
                                                      x $5,000/$70,000]
                               =    $85,000 + $15,000 - $7,143
                               =    $92,857

  Basic Death Benefit          =    max [$75,000, $50,000 + $15,000
                                      - {($50,000 + $15,000) x $5,000/$70,000}]
                               =    max [$75,000, $60,357]
                               =    $75,000
  The Death Benefit therefore is $92,857.


EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION



The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.



Example with market increase and death before Death Benefit Target Date



Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume, as well, that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).



Example with withdrawals



Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume, as well, that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.


  Highest Daily Value  =    $90,000 - [$90,000 x $15,000/$75,000]
                       =    $90,000 - $18,000
                       =    $ 72,000

  Basic Death Benefit  =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                       =    max [$80,000, $40,000]
                       =    $ 80,000

  The Death Benefit therefore is $80,000.

                                                                      APPENDIX B

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS


Example with death after Death Benefit Target Date



Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.


  Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000)
                                                x $5,000/$70,000]
                         =    $80,000 + $15,000 - $6,786
                         =    $ 88,214

  Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000)
                                - {($50,000 + $15,000) x $5,000/$70,000}]
                         =    max [$75,000, $60,357]
                         =    $ 75,000
  The Death Benefit therefore is $88,214.

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

                                                                      APPENDIX C

                         AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Appendix C -- Additional Information on Asset Allocation Programs


PROGRAM RULES



- You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5") or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.



HOW THE ASSET ALLOCATION PROGRAM WORKS



- Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.



- ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.



- REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.



- SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.



- OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.



TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:



- You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.



RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:



- You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS WFVASAPIII-PROS (05/2005).


              ____________________________________________________
                                (print your name)

              ____________________________________________________
                                    (address)

              ____________________________________________________
                              (city/state/zip code)

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

Variable Annuity Issued by:                                            Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                                           MARKETING, INCORPORATED
A Prudential Financial Company                                           A Prudential Financial Company
One Corporate Drive                                                                 One Corporate Drive
Shelton, Connecticut 06484                                                   Shelton, Connecticut 06484
Telephone: 1-800-752-6342                                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com                     http://www.americanskandia.prudential.com

                               MAILING ADDRESSES:


                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                          Attention: STAGECOACH ANNUITY
                                  P.O. Box 7960
                             Philadelphia, PA 19176



                                  EXPRESS MAIL:
                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                          Attention: STAGECOACH ANNUITY
                                 2101 Welsh Road
                                Dresher, PA 19025

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                  A Prudential Financial Company
                                 One Corporate Drive, Shelton, Connecticut 06484

AMERICAN SKANDIA LIFEVEST(R) II
Flexible Premium Deferred Annuity


PROSPECTUS: MAY 2, 2005



This Prospectus describes American Skandia LifeVest(R) II, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation ("American Skandia", "we", "our" or "us"). The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. VARIOUS RIGHTS AND BENEFITS MAY DIFFER BETWEEN STATES TO MEET APPLICABLE LAWS AND/OR REGULATIONS. For more information about variations applicable to your state, please refer to your Annuity contract or consult your Investment Professional. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.



American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your investment professional may also be different between each annuity.



The Variable Investment Option



The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, Gartmore Variable Investment Trust, Wells Fargo Variable Trust, A I M Advisors, Inc., Evergreen Variable Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series Fund, Inc.



Please Read This Prospectus



PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage.



Available Information



We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 90. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.



For Further Information call:



====>  1-800-752-6342



THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN THIS ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



AMERICAN SKANDIA LIFEVEST(R) II IS A REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA.



Prospectus Dated: May 2, 2005       Statement of Additional Information Dated: May 2, 2005
ASL2PROS505                                                                        ASLPROS



 PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK
                           COVER OF THIS PROSPECTUS.

Contents


Introduction .............................................................................   1
  Why Would I Choose to Purchase This Annuity? ...........................................   1
  What Are Some of the Key Features of This Annuity ......................................   1
  How Do I Purchase This Annuity? ........................................................   1
Glossary of Terms ........................................................................   2
Summary of Contract Fees and Charges .....................................................   3
Expense Examples .........................................................................  11
Investment Options .......................................................................  12
  What Are the Investment Objectives and Policies of the Portfolios? .....................  12
  What Are the Fixed Allocations? ........................................................  26
Fees and Charges .........................................................................  27
  What Are the Contract Fees and Charges? ................................................  27
  What Charges Apply Solely to the Variable Investment Options? ..........................  28
  What Fees and Expenses Are Incurred by the Portfolios? .................................  28
  What Charges Apply to the Fixed Allocations? ...........................................  28
  What Charges Apply if I Choose an Annuity Payment Option? ..............................  28
  Exceptions/Reductions to Fees and Charges ..............................................  28
Purchasing Your Annuity ..................................................................  30
  What Are Our Requirements for Purchasing the Annuity? ..................................  30
Managing Your Annuity ....................................................................  31
  May I Change the Owner, Annuitant and Beneficiary Designations? ........................  31
  May I Return the Annuity if I Change my Mind? ..........................................  31
  May I Make Additional Purchase Payments? ...............................................  31
  May I Make Scheduled Payments Directly from my Bank Account? ...........................  32
  May I Make Purchase Payments Through a Salary Reduction Program? .......................  32
Managing Your Account Value ..............................................................  33
  How and When Are Purchase Payments Invested? ...........................................  33
  Are There Restrictions or Charges on Transfers Between Investment Options? .............  33
  Do You Offer Dollar Cost Averaging? ....................................................  35
  Do You Offer any Automatic Rebalancing Programs? .......................................  35
  Are any Asset Allocation Programs Available? ...........................................  35
  Do You Offer Programs Designed to Guarantee a "Return of Premium" at a Future Date? ....  36
  May I Give My Investment Professional Permission to Manage my Account Value? ...........  37
  May I Authorize my Third Party Investment Advisor to Manage my Account? ................  37
  How Do the Fixed Allocations Work? .....................................................  38
  How Do You Determine Rates for Fixed Allocations? ......................................  39
  How Does the Market Value Adjustment Work? .............................................  39
  What Happens When my Guarantee Period Matures? .........................................  40
Access To Account Value ..................................................................  41
  What Types of Distributions Are Available to Me? .......................................  41
  Are There Tax Implications for Distributions? ..........................................  41
  Can I Withdraw a Portion of my Annuity? ................................................  41
  Can I Make Periodic Withdrawals from the Annuity During the Accumulation Period? .......  41
  Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal
    Revenue Code? ........................................................................  41
  What Are Minimum Distributions and When Would I Need to Make Them? .....................  42
  Can I Surrender My Annuity for its Value? ..............................................  42
  What Types of Annuity Options Are Available? ...........................................  42
  How and When Do I Choose the Annuity Payment Option? ...................................  43
  How Are Annuity Payments Calculated? ...................................................  44


                                                                             (i)

Contents


Living Benefit Programs .............................................................   46
  Do You Offer Programs Designed to Provide Investment Protection for Owners
    While They Are Alive? ...........................................................   46
  Guaranteed Return Option Plus(SM) (GRO Plus(SM)) ..................................   47
  Guaranteed Return Option (GRO) ....................................................   52
  Guaranteed Minimum Withdrawal Benefit (GMWB) ......................................   55
  Guaranteed Minimum Income Benefit (GMIB) ..........................................   59
  Lifetime Five Income Benefit (Lifetime Five) ......................................   63
Death Benefit .......................................................................   69
  What Triggers the Payment of a Death Benefit? .....................................   69
  Basic Death Benefit ...............................................................   69
  Optional Death Benefits ...........................................................   69
Valuing Your Investment .............................................................   76
  How Is my Account Value Determined? ...............................................   76
  What Is the Surrender Value of my Annuity? ........................................   76
  How and When Do You Value the Sub-Accounts? .......................................   76
  How Do You Value Fixed Allocations? ...............................................   76
  When Do You Process and Value Transactions? .......................................   76
  What Happens to my Units When There is a Change in Daily Asset-Based Charges? .....   77
Tax Considerations ..................................................................   78
General Information .................................................................   85
  How Will I Receive Statements and Reports? ........................................   85
  Who Is American Skandia? ..........................................................   85
  What Are Separate Accounts? .......................................................   85
  What Is the Legal Structure of the Underlying Funds? ..............................   87
  Who Distributes Annuities Offered by American Skandia? ............................   88
  Incorporation of Certain Documents by Reference ...................................   88
  Financial Statements ..............................................................   89
  How to Contact Us .................................................................   89
  Indemnification ...................................................................   89
  Legal Proceedings .................................................................   90
  Contents of the Statement of Additional Information ...............................   90
Appendix A -- Condensed Financial Information About Separate Account B ..............  A-1
Appendix B -- Calculation of Optional Death Benefits ................................  B-1
Appendix C -- Plus40(TM) Optional Life Insurance Rider ..............................  C-1
Appendix D -- Description and Calculation of Previously Offered Optional
  Death Benefits ....................................................................  D-1
Appendix E -- Additional Information on Asset Allocation Programs ...................  E-1


(ii)

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Introduction


Why Would I Choose to Purchase This Annuity?



This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered Annuity (or 403(b)). It may also be used as an investment vehicle for "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.



When an Annuity is purchased as a "NON-QUALIFIED" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.



When an Annuity is purchased as a "QUALIFIED" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.



What Are Some of the Key Features of This Annuity



- This Annuity is a "flexible premium deferred annuity." It is called "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.



- This Annuity offers both variable investment options and Fixed Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your Account Value before the Maturity Date.



- The Annuity features two distinct phases -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.



- During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.



- This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive.



- This Annuity offers a basic Death Benefit. It also offers optional Death Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.



- There is no Contingent Deferred Sales Charge on surrenders or withdrawals. You can withdraw Account Value from your Annuity free of any charges, although the value of any optional guaranteed benefit you elect may be reduced.



- Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.



How Do I Purchase This Annuity?



We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of $15,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $15,000. There is no age restriction to purchase the Annuity. However, the basic Death Benefit provides greater protection for Owners under age 85, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Glossary of Terms


Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.


ACCOUNT VALUE

The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. Other than on a contract anniversary, the Account Value is calculated before we assess any fee that is deducted from the contract annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.


ANNUITIZATION

The application of Account Value (or Protected Income Value for the Guaranteed Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE

The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

ANNUITY YEAR

A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

CODE

The Internal Revenue Code of 1986, as amended from time to time.

FIXED ALLOCATION

An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

GUARANTEE PERIOD

A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

INTERIM VALUE

The value of a Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

ISSUE DATE

The effective date of your Annuity.

MVA

A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day more than 30 days prior to the Maturity Date of such Fixed Allocation.

OWNER

With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SURRENDER VALUE


The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus the Annual Maintenance Fee, Tax Charge, the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. There is no Contingent Deferred Sales Charge upon surrender or partial withdrawal. The surrender value may be calculated using a Market Value Adjustment with respect to amounts in any Fixed Allocation.


UNIT

A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY

Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Summary of Contract Fees and Charges


Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, and the charge for certain optional benefits other than the Guaranteed Minimum Income Benefit, which is assessed against the Protected Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.


The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
(ASSESSED AGAINST THE ANNUITY)


             FEE/CHARGE                                             AMOUNT DEDUCTED
----------------------------------------------------------------------------------------------------------
                                           There is no Contingent Deferred Sales Charge deducted upon
Contingent Deferred Sales Charge                          surrender or partial withdrawal.

                                                            $10 (currently, $15 maximum)
                                                   (Currently, we deduct the fee after the 20th
                                                      transfer each Annuity Year. We guarantee
                                                      that the number of charge free transfers
Transfer Fee                                                 will never be less than 8.)

                                          Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted
Tax Charge                                      generally at the time you annuitize your contract.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Summary of Contract Fees and Charges continued

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

YOUR PERIODIC FEES AND CHARGES
ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY


       FEE/CHARGE                                                               AMOUNT DEDUCTED
------------------------------------------------------------------------------------------------------------------
Annual Maintenance Fee                                               Smaller of $35 or 2% of Account Value
                                                          (Only applicable if Account Value is less than $100,000)
                                                            (Assessed annually on the Annuity's anniversary date
                                                                             or upon surrender)


ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS(1)
(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)


             FEE/CHARGE                                                          AMOUNT DEDUCTED
-------------------------------------------------------------------------------------------------------------------------
Mortality & Expense Risk Charge(2)                                                      1.50%

Administration Charge(2)                                                                0.15%

Settlement Service Charge(3)                          1.40% per year of the value of each Sub-account if your beneficiary elects the Qualified Beneficiary Continuation
                                                                          Option(4) ("Qualified BCO")

                                                               1.65% per year of the value of each Sub-account
Total Annual Charges of the Sub-accounts(2)          (1.40% per year if you are a beneficiary electing the Qualified BCO)


1: These charges are deducted daily and apply to Variable Investment Options only.


2: The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.


3: The Mortality & Expense Risk Charge and the Administration do not apply if you are a beneficiary under the Qualified Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

4: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this Prospectus that describes the Qualified Beneficiary Continuation Option for more detailed information about this option, including certain restrictions and limitations that may apply.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits. Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option Plus program (and where not available, Guaranteed Return Option), the Guaranteed Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit and the Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily Value Death Benefit together with the Enhanced Beneficiary Protection Death Benefit or any of these three benefits individually, but the Combination 5% Roll-up and HAV Death Benefit may only be purchased individually. The fees and charges of each of the optional benefits are described in more detail within this Prospectus.


YOUR OPTIONAL BENEFIT FEES AND CHARGES


                                                                                  OPTIONAL
                                                                                BENEFIT FEE/                TOTAL ANNUAL
OPTIONAL BENEFIT                                                                   CHARGE                      CHARGE*
-----------------------------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM))/GUARANTEED RETURN OPTION

We offer a program that guarantees a "return of premium" at a future      0.25% of average daily      1.90%;
date, while allowing you to allocate all or a portion of your Account     net assets of the           1.65% for Qualified BCO
Value to certain Sub-accounts.                                            Sub-accounts

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

We offer a program that guarantees your ability to withdraw amounts       0.35% of average            2.00%;
over time equal to an initial principal value, regardless of the          daily net assets of         1.75% for Qualified BCO
impact of market performance on your Account Value.                       the Sub-accounts

GUARANTEED MINIMUM INCOME BENEFIT (GMIB) **

We offer a program that, after a seven-year waiting period, guarantees    0.50% per year of           1.65%
your ability to begin receiving income from your Annuity in the form      the average Protected       PLUS
of annuity payments based on your total Purchase Payments and an          Income Value during         0.50% per year of average
annual increase of 5% on such Purchase Payments adjusted for              each year; deducted         Protected Income Value
withdrawals (called the "Protected Income Value"), regardless of the      annually in arrears each
impact of market performance on your Account Value.                       Annuity Year

LIFETIME FIVE INCOME BENEFIT**

We offer a program that guarantees your ability to withdraw amounts       0.60% of average            2.25%
equal to a percentage of an initial principal value, regardless of the    daily net assets of
impact of market performance on your Account Value, subject to our        the Sub-accounts
program rules regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT **

We offer an Optional Death Benefit that provides an enhanced level of     0.25% of average            1.90%
protection for your beneficiary(ies) by providing amounts in addition     daily net assets of
to the basic Death Benefit that can be used to offset federal and         the Sub-accounts
state taxes payable on any taxable gains in your Annuity at the time of your death.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Summary of Contract Fees and Charges continued


                                                                                OPTIONAL
                                                                              BENEFIT FEE/               TOTAL ANNUAL
OPTIONAL BENEFIT                                                                 CHARGE                     CHARGE*
-------------------------------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV") **

We offer an Optional Death Benefit that provides an enhanced level of     0.25% of average         1.90%
protection for your beneficiary(ies) by providing a death benefit         daily net assets of
equal to the greater of the basic Death Benefit and the Highest           the Sub-accounts
Anniversary Value, less proportional withdrawals.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT **

We offer an Optional Death Benefit that provides an enhanced level of     0.50% of average         2.15%
protection for your beneficiary(ies) by providing the greater of the      daily net assets of
Highest Anniversary Value Death Benefit and a 5% annual increase on       the Sub-accounts
Purchase Payments adjusted for withdrawals.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**

We offer an Optional Death Benefit that provides an enhanced level of     0.50% of average         1.75% in Annuity Years
protection for your beneficiary(ies) by providing a death benefit         daily net assets of      1-8; 1.15% in Annuity
equal to the greater of the basic Death Benefit and the Highest Daily     the Sub-accounts         Years 9 and later
Value, less proportional withdrawals.


PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION OF THE BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.

* The Total Annual Charge includes the Insurance Charge assessed against the average daily net assets allocated to the sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.


The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.


TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES


                                       MINIMUM        MAXIMUM
---------------------------------      -------        --------
TOTAL PORTFOLIO OPERATING EXPENSE       0.63%           3.06%



The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)


                                                                                          TOTAL
                                                                                          ANNUAL
                                                                                         PORTFOLIO
                                                      MANAGEMENT      OTHER      12b-1   OPERATING
               UNDERLYING PORTFOLIO                      FEES      EXPENSES(1)   FEES    EXPENSES
--------------------------------------------------------------------------------------------------
AMERICAN SKANDIA TRUST:(2, 3)

        AST JPMorgan International Equity                1.00%        0.13%      None      1.13%
        AST William Blair International Growth           1.00%        0.22%      None      1.22%
        AST LSV International Value(4)                   1.00%        0.37%      None      1.37%
        AST MFS Global Equity                            1.00%        0.35%      None      1.35%
        AST Small-Cap Growth(5)                          0.90%        0.24%      None      1.14%
        AST DeAM Small-Cap Growth                        0.95%        0.22%      None      1.17%
        AST Federated Aggressive Growth                  0.95%        0.24%      None      1.19%
        AST Goldman Sachs Small-Cap Value                0.95%        0.24%      None      1.19%
        AST Small-Cap Value(6)                           0.90%        0.18%      None      1.08%
        AST DeAM Small-Cap Value                         0.95%        0.33%      None      1.28%
        AST Goldman Sachs Mid-Cap Growth                 1.00%        0.25%      None      1.25%
        AST Neuberger Berman Mid-Cap Growth              0.90%        0.22%      None      1.12%
        AST Neuberger Berman Mid-Cap Value               0.90%        0.15%      None      1.05%
        AST Alger All-Cap Growth                         0.95%        0.22%      None      1.17%
        AST Gabelli All-Cap Value                        0.95%        0.26%      None      1.21%
        AST T. Rowe Price Natural Resources              0.90%        0.26%      None      1.16%
        AST AllianceBernstein Large-Cap Growth(7)        0.90%        0.23%      None      1.13%
        AST MFS Growth                                   0.90%        0.20%      None      1.10%
        AST Marsico Capital Growth                       0.90%        0.14%      None      1.04%
        AST Goldman Sachs Concentrated Growth            0.90%        0.17%      None      1.07%
        AST DeAM Large-Cap Value                         0.85%        0.26%      None      1.11%
        AST AllianceBernstein Growth + Value             0.90%        0.32%      None      1.22%
        AST AllianceBernstein Core Value(8)              0.75%        0.24%      None      0.99%
        AST Cohen & Steers Realty                        1.00%        0.22%      None      1.22%
        AST AllianceBernstein Managed Index 500(9)       0.60%        0.17%      None      0.77%
        AST American Century Income & Growth             0.75%        0.24%      None      0.99%
        AST AllianceBernstein Growth & Income(10)        0.75%        0.15%      None      0.90%
        AST Hotchkis & Wiley Large-Cap Value             0.75%        0.19%      None      0.94%
        AST Global Allocation(11)                        0.89%        0.26%      None      1.15%
        AST American Century Strategic Balanced          0.85%        0.27%      None      1.12%
        AST T. Rowe Price Asset Allocation               0.85%        0.27%      None      1.12%
        AST T. Rowe Price Global Bond                    0.80%        0.27%      None      1.07%
        AST Goldman Sachs High Yield                     0.75%        0.18%      None      0.93%
        AST Lord Abbett Bond-Debenture                   0.80%        0.22%      None      1.02%
        AST PIMCO Total Return Bond                      0.65%        0.16%      None      0.81%
        AST PIMCO Limited Maturity Bond                  0.65%        0.17%      None      0.82%
        AST Money Market                                 0.50%        0.13%      None      0.63%

GARTMORE VARIABLE INVESTMENT TRUST:

        GVIT Developing Markets                          1.15%        0.38%      0.25%     1.78%

WELLS FARGO VARIABLE TRUST ADVANTAGE:(12)

        Advantage Equity Income                          0.55%        0.23%      0.25%     1.03%

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Summary of Contract Fees and Charges continued


                                                                                                        TOTAL
                                                                                                       ANNUAL
                                                                                                      PORTFOLIO
                                                                 MANAGEMENT      OTHER        12b-1   OPERATING
                   UNDERLYING PORTFOLIO                             FEES      EXPENSES(1)     FEES    EXPENSES
---------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS:(13)

        AIM V.I. Dynamics Fund -- Series I shares                   0.75%        0.39%        None      1.14%
        AIM V.I. Technology Fund -- Series I shares                 0.75%        0.40%        None      1.15%
        AIM V.I. Health Sciences Fund -- Series I shares(14)        0.75%        0.36%        None      1.11%
        AIM V.I. Financial Services Fund -- Series I shares         0.75%        0.37%        None      1.12%

EVERGREEN VARIABLE ANNUITY TRUST:

        International Equity                                        0.42%        0.30%        None      0.72%
        Growth                                                      0.70%        0.26%        None      0.96%
        Omega                                                       0.52%        0.16%        None      0.68%

PROFUND VP:(15)

        Access High Yield                                           0.75%        1.02%        0.25%     1.98%
        Bull                                                        0.75%        0.78%        0.25%     1.78%
        OTC                                                         0.75%        0.87%        0.25%     1.87%
        Large-Cap Value                                             0.75%        1.04%        0.25%     2.04%
        Large-Cap Growth                                            0.75%        2.06%        0.25%     3.06%
        Mid-Cap Value                                               0.75%        0.92%        0.25%     1.92%
        Mid-Cap Growth                                              0.75%        0.94%        0.25%     1.94%
        Small-Cap Value                                             0.75%        0.95%        0.25%     1.95%
        Small-Cap Growth                                            0.75%        0.90%        0.25%     1.90%
        Asia 30                                                     0.75%        0.86%        0.25%     1.86%
        Europe 30                                                   0.75%        0.78%        0.25%     1.78%
        Japan                                                       0.75%        0.85%        0.25%     1.85%
        UltraBull                                                   0.75%        0.89%        0.25%     1.89%
        UltraMid-Cap                                                0.75%        0.94%        0.25%     1.94%
        UltraSmall-Cap                                              0.75%        0.94%        0.25%     1.94%
        UltraOTC                                                    0.75%        0.88%        0.25%     1.88%
        Bear                                                        0.75%        0.90%        0.25%     1.90%
        Short Mid-Cap                                               0.75%        0.90%        0.25%     1.90%
        Short Small-Cap                                             0.75%        1.28%        0.25%     2.28%
        Short OTC                                                   0.75%        0.86%        0.25%     1.86%
        Banks                                                       0.75%        0.98%        0.25%     1.98%
        Basic Materials                                             0.75%        0.96%        0.25%     1.96%
        Biotechnology                                               0.75%        0.98%        0.25%     1.98%
        Consumer Goods                                              0.75%        0.99%        0.25%     1.99%
        Consumer Services                                           0.75%        1.20%        0.25%     2.20%
        Financials                                                  0.75%        0.92%        0.25%     1.92%
        Health Care                                                 0.75%        0.91%        0.25%     1.91%
        Industrials                                                 0.75%        0.99%        0.25%     1.99%
        Internet                                                    0.75%        0.94%        0.25%     1.94%
        Oil & Gas                                                   0.75%        0.92%        0.25%     1.92%
        Pharmaceuticals                                             0.75%        0.97%        0.25%     1.97%
        Precious Metals                                             0.75%        0.87%        0.25%     1.87%
        Real Estate                                                 0.75%        0.93%        0.25%     1.93%

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


                                                                                      TOTAL
                                                                                     ANNUAL
                                                                                    PORTFOLIO
                                               MANAGEMENT      OTHER        12b-1   OPERATING
         UNDERLYING PORTFOLIO                     FEES      EXPENSES(1)     FEES    EXPENSES
PROFUND VP:(15) CONTINUED

        Semiconductor                             0.75%        0.99%        0.25%     1.99%
        Technology                                0.75%        0.87%        0.25%     1.87%
        Telecommunications                        0.75%        0.95%        0.25%     1.95%
        Utilities                                 0.75%        0.95%        0.25%     1.95%
        U.S. Government Plus                      0.50%        0.86%        0.25%     1.61%
        Rising Rates Opportunity                  0.75%        0.75%        0.25%     1.75%

FIRST DEFINED PORTFOLIO FUND, LLC:(16, 17)

        First Trust(R) 10 Uncommon Values         0.60%        0.76%        0.25%     1.61%
        Target Managed VIP                        0.60%        1.25%        0.25%     2.10%
        The Dow(SM) DART 10                       0.60%        1.53%        0.25%     2.38%
        Global Dividend Target 15                 0.60%        1.85%        0.25%     2.70%
        S&P(R) Target 24                          0.60%        1.58%        0.25%     2.43%
        NASDAQ(R) Target 15                       0.60%        1.75%        0.25%     2.60%
        Value Line(R) Target 25                   0.60%        1.48%        0.25%     2.33%
        The Dow Target Dividend(18)               0.60%        0.62%        0.25%     1.47%

THE PRUDENTIAL SERIES FUND, INC.:

        SP William Blair International Growth     0.85%        0.45%        0.25%     1.55%



1: As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this prospectus.



2: The Portfolios' total actual annual operating expenses for the year ended December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:



                                                             TOTAL ACTUAL ANNUAL
                                                         PORTFOLIO OPERATING EXPENSES
           PORTFOLIO NAME                                AFTER EXPENSE REIMBURSEMENT
AST William Blair International Growth                               1.11%
AST LSV International Value                                          1.22%
AST DeAM Small-Cap Growth                                            1.02%
AST DeAM Small-Cap Value                                             1.13%
AST Goldman Sachs Mid-Cap Growth                                     1.13%
AST Neuberger Berman Mid-Cap Growth                                  1.11%
AST Neuberger Berman Mid-Cap Value                                   1.04%
AST AllianceBernstein Large-Cap Growth                               1.10%
AST MFS Growth                                                       1.07%
AST Marsico Capital Growth                                           1.02%
AST Goldman Sachs Concentrated Growth                                1.00%
AST DeAM Large-Cap Value                                             0.99%
AST Cohen & Steers Realty                                            1.11%
AST AllianceBernstein Growth & Income                                0.87%
AST Hotchkis & Wiley Large-Cap Value                                 0.90%
AST American Century Strategic Balanced                              1.09%
AST T. Rowe Price Asset Allocation                                   1.07%
AST Lord Abbett Bond-Debenture Portfolio                             0.97%
AST PIMCO Total Return Bond                                          0.78%
AST PIMCO Limited Maturity Bond                                      0.79%
AST Money Market                                                     0.58%

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Summary of Contract Fees and Charges continued


3: Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the Portfolios, and to use these commissions to promote the sale of shares of the Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.



4: Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM International Equity Portfolio."



5: Effective May 1, 2005, Eagle Asset Management and Neuberger Berman Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005, State Street Research and Management Company served as Sub-advisor of the Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."



6: Effective November 18, 2004, Integrity Asset Management, Lee Munder Capital Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."



7: Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth Portfolio."



8: Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value Portfolio."



9: Effective May 1, 2005, the name of the Portfolio was changed from "AST Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed Index 500 Portfolio."



10: Effective May 1, 2005, the name of the Portfolio was changed from "AST Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income Portfolio."



11: The Global Asset Allocation Portfolio invests primarily in shares of other AST Portfolios (the "Underlying Portfolios").



     a: The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC. The management fee shown in the chart for the Portfolio is
     (i) that 0.10% management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.



     b: The expense information shown in the chart for the Portfolio reflects
     (i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.



     c: Effective May 1, 2005, Prudential Investment LLC provides day-to-day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management, Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global Allocation Portfolio."



12: a: The Adviser of Wells Fargo Variable Trust has committed through April 30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.



                                             TOTAL ACTUAL ANNUAL
                                        PORTFOLIO OPERATING EXPENSES
      PORTFOLIO NAME                     AFTER EXPENSE REIMBURSEMENT
Advantage Equity Income                             1.00%



     b: In addition, the following name changes were made effective May 1, 2005:



OLD PORTFOLIO NAME               NEW PORTFOLIO NAME
  Equity Income               Advantage Equity Income



13: The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.



14: Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed "AIM V.I. Global Health Care Fund."



15: ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.



16: The Funds' Board of Trustees reserve the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio, the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line Target 25 Portfolio.



17: For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values Portfolio and 1.47% for each of the other Portfolios' average daily net assets. First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31, 2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.



                                                          TOTAL ACTUAL ANNUAL
                                                      PORTFOLIO OPERATING EXPENSES
            PORTFOLIO NAME                            AFTER EXPENSE REIMBURSEMENT
First Trust(R) 10 Uncommon Values                                 1.37%
Target Managed VIP                                                1.47%
S&P Target 24                                                     1.47%
The Dow(SM) DART 10                                               1.47%
Value Line(R) Target 25                                           1.47%
Global Dividend Target 15                                         1.47%
Nasdaq Target 15                                                  1.47%
Dow Target Dividend                                               1.47%



18: The Dow(SM) Target Dividend Portfolio is newly organized. Accordingly, Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


Expense Examples

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Annual Maintenance Fee, Insurance Charge, and the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another.

Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance Charge is assessed as 1.65% per year; (c) the Annual Maintenance Fee is reflected as an asset-based charge based on an assumed average contract size;
(d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers, or other transactions for which we charge a fee during the period shown; (f) no tax charge applies; (g) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; and (h) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit and 0.25% of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit. Amounts shown in the examples are rounded to the nearest dollar.

THE EXAMPLES ARE ILLUSTRATIVE ONLY -- THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS -- ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN IF YOU DO NOT ELECT ALL OF THE OPTIONAL BENEFITS AVAILABLE OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows: 1.) whether or not you surrender the Annuity at the end of the stated time period; and 2.) if you annuitize at the end of the stated time period. A table of accumulation values appears in Appendix A to this Prospectus.

WHETHER OR NOT YOU SURRENDER YOUR ANNUITY                  IF YOU ANNUITIZE AT THE END OF THE
 AT THE END OF THE APPLICABLE TIME PERIOD:                       APPLICABLE TIME PERIOD:
---------------------------------------------------------------------------------------------------------
1 YR               3 YRS           5 YRS      10 YRS      1 YR         3 YRS         5 YRS         10 YRS
$768              $2,241          $3,632      $6,785      $768         $2,241        $3,632        $6,785

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Investment Options

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?


Each variable investment option is a Sub-account of American Skandia Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.



     The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of American Skandia Trust. The investment managers for AST are American Skandia Investment Services, Incorporated, a Prudential Financial Company and Prudential Investments LLC, affiliated companies of American Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.



     The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-752-6342.



     Effective as of the close of business JUNE 28, 2002, the AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO is no longer offered as a Sub-account under the Annuity, except as follows: if at any time on or prior to June 28, 2002 you had any portion of your Account Value allocated to the AST Goldman Sachs Small-Cap Value Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Goldman Sachs Small-Cap Value Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Goldman Sachs Small-Cap Value Sub-account on or prior to June 28, 2002 or if you purchase your Annuity after June 28, 2002, you cannot allocate Account Value to the AST Goldman Sachs Small-Cap Value Sub-Account.



     Effective MAY 1, 2004, the SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO (FORMERLY THE SP JENNISON INTERNATIONAL GROWTH PORTFOLIO) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP William Blair International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-account.


     Either of the above Sub-accounts may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close each of the above Sub-accounts to all Owners that owned the Annuity prior to the respective close dates.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


                                                                                                           PORTFOLIO
    STYLE/                                                                                                  ADVISOR/
     TYPE                                INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
-------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL     AST JPMORGAN INTERNATIONAL EQUITY: seeks long-term capital growth by                 J.P. Morgan
EQUITY            investing in a diversified portfolio of international equity securities. The         Fleming Asset
                  Portfolio seeks to meet its objective by investing, under                            Management
                  normal market conditions, at least 80% of its
                  assets in a diversified portfolio of equity securities of
                  companies located or operating in developed non-U.S.
                  countries and emerging markets of the world.

INTERNATIONAL     AST WILLIAM BLAIR INTERNATIONAL GROWTH: Seeks long-term capital                      William Blair &
EQUITY            appreciation. The Portfolio invests primarily in stocks of large and                 Company, L.L.C.
                  medium-sized companies located in countries included in the Morgan
                  Stanley Capital International All Country World Ex-U.S. Index.

INTERNATIONAL     AST LSV INTERNATIONAL VALUE (formerly AST DeAM International Equity):                Deutsche Asset
EQUITY            seeks capital growth. The Portfolio pursues its objective by primarily               Management, Inc.
                  investing at least 80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the
                  MSCI EAFE Index.

INTERNATIONAL     AST MFS GLOBAL EQUITY: seeks capital growth. Under normal                            Massachusetts
EQUITY            circumstances the Portfolio invests at least 80% of its assets in equity             Financial Services
                  securities of U.S. and foreign issuers (including issuers in developing              Company
                  countries). The Portfolio generally seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.

SMALL CAP         AST SMALL-CAP GROWTH (formerly AST State Street Research Small-Cap                   Eagle Asset
GROWTH            Growth): seeks long-term capital growth. The Portfolio pursues its                   Management,
                  objective by primarily investing in the common stocks of small-                      Neuberger Berman
                  capitalization companies.                                                            Management, Inc.

SMALL CAP         AST DEAM SMALL-CAP GROWTH: seeks maximum growth of investors'                        Deutsche Asset
GROWTH            capital from a portfolio of growth stocks of smaller companies. The                  Management, Inc.
                  Portfolio pursues its objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000 Growth(R) Index.

SMALL CAP         AST FEDERATED AGGRESSIVE GROWTH: seeks capital growth. The Portfolio                 Federated Equity
GROWTH            pursues its investment objective by investing primarily in the stocks of             Management
                  small companies that are traded on national security exchanges, the                  Company of
                  NASDAQ stock exchange and the over-the-counter market.                               Pennsylvania/
                                                                                                       Federated Global
                                                                                                       Investment
                                                                                                       Management Corp.

SMALL CAP         AST GOLDMAN SACHS SMALL-CAP VALUE: seeks long-term capital appreciation.             Goldman Sachs
VALUE             The Portfolio will seek its objective through investments primarily in equity        Asset Management,
                  securities that are believed to be undervalued in the marketplace. The Portfolio     L.P.
                  primarily seeks companies that are small-sized, based on the value of their outstanding stock.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Investment Options continued


                                                                                                        PORTFOLIO
  STYLE/                                                                                                 ADVISOR/
   TYPE                               INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
SMALL CAP         AST SMALL-CAP VALUE (formerly AST Gabelli Small-Cap Value): seeks to              Integrity Asset
VALUE             provide long-term capital growth by investing primarily in small-                 Management, Lee
                  capitalization stocks that appear to be undervalued. The Portfolio will           Munder Capital
                  have a non-fundamental policy to invest, under normal circumstances, at           Group, J.P. Morgan
                  least 80% of the value of its assets in small capitalization companies.           Fleming Asset
                                                                                                    Management

SMALL CAP         AST DEAM SMALL-CAP VALUE: seeks maximum growth of investors' capital.             Deutsche Asset
VALUE             The Portfolio pursues its objective under normal market conditions, by            Management, Inc.
                  primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the
                  Russell 2000(R) Value Index.

MID CAP           AST GOLDMAN SACHS MID-CAP GROWTH: seeks long-term capital growth. The             Goldman Sachs
GROWTH            Portfolio pursues its investment objective by investing primarily in equity       Asset Management,
                  securities selected for their growth potential, and normally invests at least     L.P.
                  80% of the value of its assets in medium capitalization companies.

MID CAP           AST NEUBERGER BERMAN MID-CAP GROWTH: seeks capital growth. Under                  Neuberger Berman
GROWTH            normal market conditions, the Portfolio primarily invests at least 80% of         Management Inc.
                  its net assets in the common stocks of mid-cap companies. The
                  Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.

MID CAP VALUE     AST NEUBERGER BERMAN MID-CAP VALUE: seeks capital growth. Under normal            Neuberger Berman
                  market conditions, the Portfolio primarily invests at least 80% of its net        Management Inc.
                  assets in the common stocks of mid-cap companies. Under the Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.

SPECIALTY         AST ALGER ALL-CAP GROWTH: seeks long-term capital growth. The Portfolio           Fred Alger
                  invests primarily in equity securities, such as common or preferred stocks        Management, Inc.
                  that are listed on U.S. exchanges or in the over-the-counter market. The
                  Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST GABELLI ALL-CAP VALUE: seeks capital growth. The Portfolio pursues its        GAMCO Investors,
                  objective by investing primarily in readily marketable equity securities          Inc.
                  including common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

SPECIALTY         AST T. ROWE PRICE NATURAL RESOURCES: seeks long-term capital growth               T. Rowe Price
                  primarily through the common stocks of companies that own or develop              Associates, Inc.
                  natural resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


                                                                                                    PORTFOLIO
  STYLE/                                                                                             ADVISOR/
   TYPE                               INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------
LARGE CAP     AST ALLIANCEBERNSTEIN LARGE-CAP GROWTH (formerly AST Alliance Growth):           Alliance Capital
GROWTH        seeks long-term capital growth. The Portfolio invests at least 80% of its        Management, L.P.
              total assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

LARGE CAP     AST MFS GROWTH: seeks long-term capital growth and future income.                Massachusetts
GROWTH        Under normal market conditions, the Portfolio invests at least 80% of its        Financial Services
              total assets in common stocks and related securities, such as                    Company
              preferred stocks, convertible securities and depositary
              receipts, of companies that the Sub-advisor believes offer better than average prospects for long-term growth.

LARGE CAP     AST MARSICO CAPITAL GROWTH: seeks capital growth. Income realization is          Marsico Capital
GROWTH        not an investment objective and any income realized on the Portfolio's           Management, LLC
              investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.

LARGE CAP     AST GOLDMAN SACHS CONCENTRATED GROWTH: seeks growth of capital in a              Goldman Sachs
GROWTH        manner consistent with the preservation of capital. Realization of income        Asset Management,
              is not a significant investment consideration and any income                     L.P.
              realized on the Portfolio's investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.

LARGE CAP     AST DEAM LARGE-CAP VALUE: seeks maximum growth of capital by                     Deutsche Asset
VALUE         investing primarily in the value stocks of larger companies. The Portfolio       Management, Inc.
              pursues its objective, under normal market conditions, by
              primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the
              Russell 1000(R) Value Index.

LARGE CAP     AST ALLIANCEBERNSTEIN GROWTH + VALUE: seeks capital growth by investing          Alliance Capital
BLEND         approximately 50% of its assets in growth stocks of large companies and          Management, L.P.
              approximately 50% of its assets in value stocks of large companies. The
              Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000(R) Index.

LARGE CAP     AST ALLIANCEBERNSTEIN CORE VALUE (formerly AST Sanford Bernstein Core            Alliance Capital
VALUE         Value): seeks long-term capital growth by investing primarily in common          Management, L.P.
              stocks. The Sub-advisor expects that the majority of the
              Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.

SPECIALTY     AST COHEN & STEERS REALTY: seeks to maximize total return through                Cohen & Steers
              investment in real estate securities. The Portfolio pursues its investment       Capital
              objective by investing, under normal circumstances, at least 80% of its          Management, Inc.
              net assets in securities of real estate issuers.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Investment Options continued


                                                                                                        PORTFOLIO
  STYLE/                                                                                                 ADVISOR/
   TYPE                                 INVESTMENT OBJECTIVES/POLICIES                                 SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST ALLIANCEBERNSTEIN MANAGED INDEX 500 (formerly AST Sanford                      Alliance Capital
BLEND            Bernstein Managed Index 500): seeks to outperform the S&P 500 through              Management, L.P.
                 stock selection resulting in different weightings of common stocks relative to the index. The Portfolio will invest, under normal circumstances, at least 80% of its net assets in
                 securities included in the Standard & Poor's 500 Composite
                 Stock Price Index.

LARGE CAP        AST AMERICAN CENTURY INCOME & GROWTH: seeks capital growth with                    American Century
VALUE            current income as a secondary objective. The Portfolio invests primarily           Investment
                 in common stocks that offer potential for capital growth, and may,                 Management, Inc.
                 consistent with its investment objective, invest in stocks that offer potential for current income.

LARGE CAP        AST ALLIANCEBERNSTEIN GROWTH & INCOME: seeks long-term growth of                   Alliance Capital
VALUE            capital and income while attempting to avoid excessive fluctuations in             Management, L.P.
                 market value. The Portfolio normally will invest in common stocks (and securities convertible into common stocks).

LARGE CAP        AST HOTCHKIS & WILEY LARGE-CAP VALUE: seeks current income and long-               Hotchkis and Wiley
VALUE            term growth of income, as well as capital appreciation. The Portfolio invests,     Capital
                 under normal circumstances, at least 80% of its net assets                         Management, LLC
                 plus borrowings for investment purposes in
                 common stocks of large cap U.S. companies that have a high cash dividend or payout yield relative to the market.

ASSET            AST GLOBAL ALLOCATION (formerly AST DeAM Global Allocation): seeks to              Prudential
ALLOCATION/      obtain the highest potential total return consistent with a specified level        Investments LLC
BALANCED         of risk tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying
                 Portfolios"). The Portfolio intends its strategy of investing in combinations of Underlying Portfolios to result in
                 investment diversification that an investor could otherwise achieve only by holding numerous investments.

ASSET            AST AMERICAN CENTURY STRATEGIC BALANCED: seeks capital growth and                  American Century
ALLOCATION/      current income. The Sub-advisor intends to maintain approximately 60%              Investment
BALANCED         of the Portfolio's assets in equity securities and the remainder in bonds          Management, Inc.
                 and other fixed income securities.

ASSET            AST T. ROWE PRICE ASSET ALLOCATION: seeks a high level of total return by          T. Rowe Price
ALLOCATION/      investing primarily in a diversified portfolio of fixed income and equity          Associates, Inc.
BALANCED         securities. The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.

FIXED INCOME     AST T. ROWE PRICE GLOBAL BOND: seeks to provide high current income                T. Rowe Price
                 and capital growth by investing in high quality foreign and U.S. dollar-           International, Inc.
                 denominated bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S.
                 and foreign issuers.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


                                                                                                           PORTFOLIO
   STYLE/                                                                                                   ADVISOR/
    TYPE                                 INVESTMENT OBJECTIVES/POLICIES                                   SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------
FIXED INCOME      AST GOLDMAN SACHS HIGH YIELD: seeks a high level of current income                  Goldman Sachs
                  and may also consider the potential for capital appreciation. The                   Asset Management,
                  Portfolio invests, under normal circumstances, at least 80% of its                  L.P.
                  net assets plus any borrowings for investment purposes (measured at time of purchase) ("Net Assets") in high-yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.

FIXED INCOME      AST LORD ABBETT BOND-DEBENTURE: seeks high current income and the                   Lord, Abbett & Co.
                  opportunity for capital appreciation to produce a high total                        LLC
                  return. To pursue its objective, the Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.

FIXED INCOME      AST PIMCO TOTAL RETURN BOND: seeks to maximize total return                         Pacific Investment
                  consistent with preservation of capital and prudent investment                      Management
                  management. The Portfolio will invest in a diversified portfolio of                 Company LLC
                  fixed-income securities of varying maturities. The average                          (PIMCO)
                  portfolio duration of the Portfolio generally will vary within a three- to six-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME      AST PIMCO LIMITED MATURITY BOND: seeks to maximize total return                     Pacific Investment
                  consistent with preservation of capital and prudent investment                      Management
                  management. The Portfolio will invest in a diversified portfolio of fixed-          Company LLC
                  income securities of varying maturities. The average portfolio duration of          (PIMCO)
                  the Portfolio generally will vary within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.

FIXED INCOME      AST MONEY MARKET: seeks high current income while maintaining high                  Wells Capital
                  levels of liquidity. The Portfolio attempts to accomplish its objective             Management, Inc.
                  by maintaining a dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.

INTERNATIONAL     GVIT DEVELOPING MARKETS: seeks long-term capital appreciation, under                Gartmore Global
EQUITY            normal conditions by investing at least 80% of its total assets in stocks of        Asset Management
                  companies of any size based in the world's developing                               Trust/Gartmore
                  economies. Under normal market conditions,                                          Global Partners
                  investments are maintained in at least six countries
                  at all times and no more than 35% of total assets in
                  any single one of them.

LARGE CAP         ADVANTAGE EQUITY INCOME FUND (formerly Equity Income): Seeks long-term              Wells Fargo Funds
VALUE             capital appreciation and above-average dividend income. The Portfolio               Management, LLC
                  invests in the common stocks of large U.S. companies with
                  strong return potential and above-average dividend income.
                  The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.

MID CAP           AIM VARIABLE INSURANCE FUNDS -- AIM V.I. DYNAMICS FUND -- SERIES I                  A I M Advisors,
GROWTH            SHARES (formerly an INVESCO fund): seeks long-term capital growth. The              Inc.
                  Portfolio pursues its objective by normally investing at
                  least 65% of its assets in common stocks of mid-sized
                  companies that are included in the Russell Midcap
                  Growth(R) Index at the time of purchase.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Investment Options continued


                                                                                                        PORTFOLIO
    STYLE/                                                                                               ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. TECHNOLOGY FUND -- SERIES I              A I M Advisors,
                  SHARES (formerly an INVESCO fund): seeks capital growth. The Portfolio            Inc.
                  normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. HEALTH SCIENCES FUND --                  A I M Advisors,
                  SERIES I SHARES (formerly an INVESCO fund) (Effective July 1, 2005, AIM           Inc.
                  V.I. Health Sciences Fund will be renamed AIM V.I. Global Health Care
                  Fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.

SPECIALTY         AIM VARIABLE INSURANCE FUNDS -- AIM V.I. FINANCIAL SERVICES FUND --               A I M Advisors,
                  SERIES I SHARES (formerly an INVESCO fund): seeks capital growth. The             Inc.
                  Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector. These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.

INTERNATIONAL     EVERGREEN VA INTERNATIONAL EQUITY (formerly Evergreen VA International            Evergreen
EQUITY            Growth): seeks long-term capital growth and secondarily, modest income.           Investment
                  The Portfolio normally invests 80% of its assets in equity                        Management
                  securities issued by established, quality,                                        Company, LLC
                  non-U.S. companies located in countries with
                  developed markets and may purchase across all market
                  capitalizations. The Portfolio normally invests at least 65%
                  of its assets in securities of companies in at least three different countries (other than the U.S.).

SMALL CAP         EVERGREEN VA GROWTH (formerly Evergreen VA Special Equity): seeks                 Evergreen
GROWTH            long-term capital growth. The Portfolio invests at least 75% of its assets        Investment
                  in common stocks of small- and medium-sized companies (i.e., companies            Management
                  whose market capitalizations fall within the range of the Russell 2000(R)         Company, LLC
                  Growth Index, at the time of purchase).

SPECIALTY         EVERGREEN VA OMEGA: seeks long-term capital growth. The Portfolio                 Evergreen
                  invests primarily, and under normal conditions, substantially all of its          Investment
                  assets in common stocks and securities convertible into common stocks             Management
                  of U.S. companies across all market capitalizations.                              Company, LLC

INTERNATIONAL     PROFUND VP EUROPE 30: seeks daily investment results, before fees and             ProFund Advisors
EQUITY            expenses, that correspond to the daily performance of the ProFunds                LLC
                  Europe 30 Index. The ProFunds Europe 30 Index, created by
                  ProFund Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the NASDAQ as depositary receipts or ordinary shares.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


                                                                                                   PORTFOLIO
  STYLE/                                                                                            ADVISOR/
   TYPE                               INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP ASIA 30: seeks daily investment results, before fees and              ProFund Advisors
              expenses, that correspond to the daily performance of the                        LLC
              ProFunds Asia 30 Index. The ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the
              NASDAQ as depository receipts or ordinary shares.

SPECIALTY     PROFUND VP JAPAN: seeks daily investment results, before fees and                ProFund Advisors
              expenses, that correspond to the daily performance of the Nikkei 225             LLC
              Stock Average. Since the Japanese markets are not open when ProFund VP
              Japan values its shares, ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the United States related to the Nikkei 225 Stock Average.

SPECIALTY     PROFUND VP BANKS: seeks daily investment results, before fees and                ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones              LLC
              U.S. Banks Index. The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP BASIC MATERIALS: seeks daily investment results, before fees          ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow                LLC
              Jones U.S. Basic Materials Sector Index. The Dow Jones U.S. Basic
              Materials Sector Index measures the performance of the basic materials economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP BIOTECHNOLOGY: seeks daily investment results, before fees            ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow                LLC
              Jones U.S. Biotechnology Index. The Dow Jones U.S. Biotechnology
              Index measures the performance of the biotechnology industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP CONSUMER SERVICES (formerly ProFund VP Consumer Cyclical):            ProFund Advisors
              seeks daily investment results, before fees and expenses, that correspond to     LLC
              the daily performance of the Dow Jones U.S. Consumer Services Index. The
              Dow Jones U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S. equity market.

SPECIALTY     PROFUND VP CONSUMER GOODS (formerly ProFund VP Consumer Non-Cyclical):           ProFund Advisors
              seeks daily investment results, before fees and expenses, that correspond to     LLC
              the daily performance of the Dow Jones U.S. Consumer Goods Index. The
              Dow Jones U.S. Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S. equity market.

SPECIALTY     PROFUND VP OIL & Gas (formerly ProFund VP Energy): seeks daily                   ProFund Advisors
              investment results, before fees and expenses, that correspond to the             LLC
              daily performance of the Dow Jones U.S. Oil & Gas Index. The Dow
              Jones U.S. Oil & Gas Sector Index measures the performance of the energy sector of the U.S. equity market.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Investment Options continued


                                                                                                PORTFOLIO
  STYLE/                                                                                         ADVISOR/
   TYPE                             INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP FINANCIALS (formerly ProFund VP Financial): seeks daily            ProFund Advisors
              investment results, before fees and expenses, that correspond to the          LLC
              daily performance of the Dow Jones U.S. Financials Sector Index. The
              Dow Jones U.S. Financials Sector Index measures the performance of the financial services economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP HEALTH CARE (formerly ProFund VP Healthcare): seeks daily          ProFund Advisors
              investment results, before fees and expenses, that correspond to the          LLC
              daily performance of the Dow Jones U.S. Health Care Index. The Dow
              Jones U.S. Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INDUSTRIALS (formerly ProFund VP Industrial): seeks daily          ProFund Advisors
              investment results, before fees and expenses, that correspond to the          LLC
              daily performance of the Dow Jones U.S. Industrials Index. The Dow
              Jones U.S. Industrials Index measures the performance of the industrial economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP INTERNET: seeks daily investment results, before fees and          ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones           LLC
              Composite Internet Index. The Dow Jones Composite Internet Index
              measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.

SPECIALTY     PROFUND VP PHARMACEUTICALS: seeks daily investment results, before fees       ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow             LLC
              Jones U.S. Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals
              Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP PRECIOUS METALS: seeks daily investment results, before fees       ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow Jones       LLC
              Precious Metals Index. The Dow Jones Precious Metals Index measures the performance of the precious metals mining industry.

SPECIALTY     PROFUND VP REAL ESTATE: seeks daily investment results, before fees and       ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.      LLC
              Real Estate Index. The Dow Jones U.S. Real Estate Index measures the performance of the real estate industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP SEMICONDUCTOR: seeks daily investment results, before fees         ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow             LLC
              Jones U.S. Semiconductor Index. The Dow Jones U.S. Semiconductor
              Index measures the performance of the semiconductor industry portion of the U.S. equity market.

SPECIALTY     PROFUND VP TECHNOLOGY: seeks daily investment results, before fees and        ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones           LLC
              U.S. Technology Sector Index. The Dow Jones U.S. Technology Sector
              Index measures the performance of the technology sector of the U.S.
              equity market.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


                                                                                                       PORTFOLIO
  STYLE/                                                                                                ADVISOR/
   TYPE                                 INVESTMENT OBJECTIVES/POLICIES                                SUB-ADVISOR
-------------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP TELECOMMUNICATIONS: seeks daily investment results, before                ProFund Advisors
              fees and expenses, that correspond to the daily performance of the Dow               LLC
              Jones U.S. Telecommunications Sector Index. The Dow Jones U.S.
              Telecommunications Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP UTILITIES: seeks daily investment results, before fees and                ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones U.S.             LLC
              Utilities Sector Index. The Dow Jones U.S. Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.

SPECIALTY     PROFUND VP BULL: seeks daily investment results, before fees and expenses,           ProFund Advisors
              that correspond to the daily performance of the S&P 500(R) Index.                    LLC

SPECIALTY     PROFUND VP BEAR: seeks daily investment results, before fees and                     ProFund Advisors
              expenses, that correspond to the inverse (opposite) of the daily                     LLC
              performance of the S&P 500(R) Index. If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P 500(R) Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.

SPECIALTY     PROFUND VP ULTRABULL: seeks daily investment results, before fees and                ProFund Advisors
              expenses, that correspond to twice (200%) the daily performance of the S&P           LLC
              500(R) Index. Prior to May 1, 2003, ProFund VP UltraBull was named "ProFund
              VP Bull Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500(R) Index. If
              ProFund VP UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500(R) Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SPECIALTY     PROFUND VP OTC: seeks daily investment results, before fees and expenses,            ProFund Advisors
              that correspond to the daily performance of the NASDAQ-100 Index(R).                 LLC
              "OTC" in the name of ProFund VP OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

SPECIALTY     PROFUND VP SHORT OTC: seeks daily investment results, before fees and                ProFund Advisors
              expenses, that correspond to the inverse (opposite) of the daily                     LLC
              performance of the NASDAQ-100 Index(R). If ProFund VP Short OTC is
              successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the
              NASDAQ-100 Index(R) when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
              "OTC" in the name of ProFund VP Short OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities
              Exchange Act of 1934.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

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
                                                                                                         PORTFOLIO
    STYLE/                                                                                                ADVISOR/
     TYPE                                INVESTMENT OBJECTIVES/POLICIES                                 SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
SPECIALTY         PROFUND VP ULTRAOTC: seeks daily investment results, before fees and               ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the             LLC
                  NASDAQ-100 Index(R). If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC" in the name of ProFund VP UltraOTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

MID CAP VALUE     PROFUND VP MID-CAP VALUE: seeks daily investment results, before fees and          ProFund Advisors
                  expenses, that correspond to the daily performance of the S&P MidCap               LLC
                  400/Barra Value Index(R). The S&P MidCap400/Barra Value Index(R) is
                  a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index that have comparatively low price-
                  to-book ratios as determined before each semiannual rebalance date.

MID CAP           PROFUND VP MID-CAP GROWTH: seeks daily investment results, before fees and         ProFund Advisors
GROWTH            expenses, that correspond to the daily performance of the S&P MidCap               LLC
                  400/Barra Growth Index(R). The S&P MidCap 400/Barra Growth Index(R)
                  is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index(R) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

SPECIALTY         PROFUND VP ULTRAMID-CAP: seeks daily investment results, before fees and           ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the             LLC
                  S&P MidCap 400 Index(R). If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SMALL CAP         PROFUND VP SMALL-CAP VALUE: seeks daily investment results, before fees and        ProFund Advisors
VALUE             expenses, that correspond to the daily performance of the S&P SmallCap             LLC
                  600/Barra Value Index(R). The S&P SmallCap 600/Barra Value Index(R)
                  is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Value Index(R) that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.

SMALL CAP         PROFUND VP SMALL-CAP GROWTH: seeks daily investment results, before                ProFund Advisors
GROWTH            fees and expenses, that correspond to the daily performance of the S&P             LLC
                  SmallCap 600/Barra Growth Index(R). The S&P SmallCap
                  600/Barra Growth Index(R) is a float adjusted market
                  capitalization weighted index comprised of the stocks in the
                  S&P SmallCap 600/Barra Growth Index(R) that have
                  comparatively high price-to-book ratios as determined before each semiannual rebalance date.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


                                                                                                  PORTFOLIO
  STYLE/                                                                                           ADVISOR/
   TYPE                               INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP ULTRASMALL-CAP: seeks daily investment results, before fees          ProFund Advisors
              and expenses, that correspond to twice (200%) the daily                         LLC
              performance of the Russell 2000(R) Index. If ProFund VP
              UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a
              percentage basis, as the Russell 2000 Index(R) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.

SPECIALTY     PROFUND VP U.S. GOVERNMENT PLUS: seeks daily investment results, before         ProFund Advisors
              fees and expenses, that correspond to one and one-quarter times (125%)          LLC
              the daily price movement of the most recently issued 30-year U.S.
              Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest rates rise. If ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.

SPECIALTY     PROFUND VP RISING RATES OPPORTUNITY: seeks daily investment results,            ProFund Advisors
              before fees and expenses, that correspond to one and one-quarter times          LLC
              (125%) the inverse (opposite) of the daily price movement of the most recently issued 30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP Rising Rates
              Opportunity generally should decrease as interest rates fall. If ProFund
              VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.

LARGE CAP     PROFUND VP LARGE-CAP GROWTH: seeks daily investment results, before fees        ProFund Advisors
GROWTH        and expenses, that correspond to the daily performance of the S&P               LLC
              500/Barra Growth Index(R). The S&P 500/Barra Growth Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.

LARGE CAP     PROFUND VP LARGE-CAP VALUE: seeks daily investment results, before fees         ProFund Advisors
VALUE         and expenses, that correspond to the daily performance of the S&P               LLC
              500/Barra Value Index(R). The S&P 500/Barra Value Index is a
              float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively low price-to-book ratios as determined before each semiannual
              rebalance date.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Investment Options continued


                                                                                                    PORTFOLIO
  STYLE/                                                                                             ADVISOR/
   TYPE                               INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------
SPECIALTY     PROFUND VP SHORT SMALL-CAP: seeks daily investment results, before fees           ProFund Advisors
              and expenses, that correspond to the inverse (opposite) of the daily              LLC
              performance of the Russell 2000(R) Index. If ProFund VP Short Small-Cap is
              successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day.
              Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
              Index rises on a given day.

SPECIALTY     PROFUND VP SHORT MID-CAP: seeks daily investment results, before fees             ProFund Advisors
              and expenses, that correspond to the inverse (opposite) of the daily              LLC
              performance of the S&P MidCap 400 Index(R). If ProFund VP Short Mid-Cap
              is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day.
              Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
              Index rises on a given day.

SPECIALTY     ACCESS VP HIGH YIELD: seeks to provide investment results that                    ProFund Advisors
              correspond generally to the total return of the high yield market                 LLC
              consistent with maintaining reasonable liquidity. The Access VP High
              Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments
              ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities.
              The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.

SPECIALTY     FIRST TRUST(R) 10 UNCOMMON VALUES: seeks to provide above-average capital         First Trust Advisors
              appreciation. The Portfolio seeks to achieve its objective by investing           L.P.
              primarily in the ten common stocks selected by the Investment Policy
              Committee of Lehman Brothers Inc. ("Lehman Brothers") with the assistance of the Research Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman
              Brothers.

SPECIALTY     TARGET MANAGED VIP: seeks to provide above-average total return. The              First Trust Advisors
              Portfolio seeks to achieve its objective by investing in common stocks of         L.P.
              the most attractive companies that are identified by a model based on six uniquely specialized strategies -- The Dow(SM) DART 5, the European Target
              20, the Nasdaq(R) Target 15, the S&P Target 24, the Target Small Cap and the
              Value Line(R) Target 25.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


                                                                                                      PORTFOLIO
  STYLE/                                                                                               ADVISOR/
   TYPE                                INVESTMENT OBJECTIVES/POLICIES                                SUB-ADVISOR
--------------------------------------------------------------------------------------------------------------------
SPECIALTY     THE DOW(SM) DART 10: seeks to provide above-average total return. The             First Trust Advisors
              Portfolio seeks to achieve its objective by investing in common                   L.P.
              stocks issued by companies that are expected to provide
              income and to have the potential for capital appreciation. The
              Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.

SPECIALTY     GLOBAL DIVIDEND TARGET 15 (formerly Global Target 15): seeks to provide           First Trust Advisors
              above-average total return. The Portfolio seeks to achieve its objective by       L.P.
              investing in common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The
              Portfolio invests primarily in the common stocks of the companies which are components of the DJIA, the Financial Times Industrial Ordinary Share Index
              ("FT Index") and the Hang Seng Index. The Portfolio primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the DJIA, FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.

SPECIALTY     S&P(R) TARGET 24: seeks to provide above-average total return. The                First Trust Advisors
              Portfolio seeks to achieve its objective by investing in common stocks            L.P.
              issued by companies that have the potential for capital appreciation. The
              Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's
              500 Composite Stock Price Index(R). The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index(R)
              based on the sector's market capitalization.

SPECIALTY     THE DOW(SM) TARGET DIVIDEND seeks to provide above-average total return.          First Trust Advisors
              The Portfolio seeks to achieve its objective by investing in common               L.P.
              stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index(SM)
              with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.

SPECIALTY     VALUE LINE(R) TARGET 25: seeks to provide above-average capital                   First Trust Advisors
              appreciation. The Portfolio seeks to achieve its objective by investing in        L.P.
              25 of the 100 common stocks that Value Line(R) gives a #1 ranking for
              Timeliness(TM) which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Investment Options continued


                                                                                                       PORTFOLIO
  STYLE/                                                                                                ADVISOR/
   TYPE                                  INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
SPECIALTY         NASDAQ(R) TARGET 15: seeks to provide above-average total return. The          First Trust Advisors
                  Portfolio seeks to achieve its objective by investing in                       L.P.
                  common stocks issued by companies that are expected to
                  have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index(R) on or about the applicable stock
                  selection date through a multi-step process.

INTERNATIONAL     THE PRUDENTIAL SERIES FUND, INC. -- SP WILLIAM BLAIR INTERNATIONAL             Prudential
EQUITY            Growth: Seeks long-term capital appreciation. The Portfolio invests            Investments LLC/
                  primarily in stocks of large and medium-sized companies                        William Blair &
                  located in countries included in the Morgan                                    Company, L.L.C.
                  Stanley Capital International All Country World
                  Ex-U.S. Index. Under normal market conditions, the portfolio invests at least 80% of its net assets in equity securities.
                  The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.



"Standard & Poor's(R), "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"Dow Jones Industrial Average(SM)", "DJIA(SM)", "Dow Industrials(SM)", "Dow Jones Select Dividend Index(SM)", and "The Dow 10(SM)", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow(SM) DART 10 portfolio, and The Dow(SM) Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.



"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



"The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NASDAQ TARGET 15 PORTFOLIO OR THE TARGET MANAGED VIP PORTFOLIO.



"Value Line(R)," "The Value Line Investment Survey," and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio is not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.



The First Trust(R) 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First Trust(R) 10 Uncommon Values portfolio.



Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.


WHAT ARE THE FIXED ALLOCATIONS?

We offer Fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.


     Fixed Allocations may not be available in all states. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-752-6342 to determine availability of Fixed Allocations in your state and for your annuity product.

                                      AMERICAN SCANDIA LIFEVEST(R) II PROSPECTUS

Fees and Charges


The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.



     The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract. A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values.


WHAT ARE THE CONTRACT FEES AND CHARGES?

THERE IS NO CONTINGENT DEFERRED SALES CHARGE APPLIED IF YOU SURRENDER YOUR ANNUITY OR MAKE A PARTIAL WITHDRAWAL.


     TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.


     ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.


     TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct charge from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.



     We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.



     In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Fees and Charges continued


include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.


WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?


INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to 1.65% on an annual basis. The Insurance Charge is a combination of the Mortality & Expense Risk Charge (1.50%) and the Administration Charge (0.15%). The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.


     The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

     OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE SOLELY AGAINST THE VARIABLE INVESTMENT OPTIONS: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus. Please refer to the sections entitled "Living Benefit Programs" and "Death Benefit" for a description of the charge for each Optional Benefit.


WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?



Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.


WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?


No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.


WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?


If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable annuity. Also, a tax charge may apply (see "Tax Charge" above).


EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Purchasing Your Annuity

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

INITIAL PURCHASE PAYMENT: You must make a minimum initial Purchase Payment of $15,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $15,000 in total Purchase Payments.


     Where allowed by law, we must approve any initial and additional Purchase Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.


     Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to American Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

     AGE RESTRICTIONS: There is no age restriction to purchase the Annuity. However, the basic Death Benefit provides greater protection for persons under age 85. There is no Contingent Deferred Sales Charge deducted upon surrender or partial withdrawal. However, if you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner as of the Issue Date of the Annuity or the date of the Owner's death.


     OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS:



We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.



- Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."


- Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.


- Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation must be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. For example, a designation of "surviving spouse" would not be acceptable. If no beneficiary is named the death benefit will be paid to you or your estate.



     Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Managing Your Annuity

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?


You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:


- a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

-    a new Annuitant subsequent to the Annuity Date;

- for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

- a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES


If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity.


SPOUSAL CONTINGENT ANNUITANT


If the Annuity is owned by an entity and the surviving spouse is named as a Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. NO DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE ANNUITANT. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.



MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?



If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity, and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity, during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payments(s), or the greater of your current Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period.



MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?



The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a periodic purchase payment program. Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Managing Your Annuity continued

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $15,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $15,000.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Managing Your Account Value


HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

     INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations.

     SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro-rata to the other investment options to which you transferred.

     We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com).

     Currently, we charge $10.00 for each transfer after the twentieth (20th) in each Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

     Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and
(iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

     Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Managing Your Account Value continued

     In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

- With respect to each Sub-account (other than the AST Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
     (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.


- We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.


- If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.


- Contract Owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers then contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owners.


34
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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

     ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.


DO YOU OFFER DOLLAR COST AVERAGING?



Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your purchase payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.


     You can Dollar Cost Average from variable investment options or Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

- You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

- You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

- Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

     NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.


      The Dollar Cost Averaging program is not available if you elect the Guaranteed Return Option Plus(SM), the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of Fixed Allocations and is also not available when you have elected an asset allocation program.



DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?



Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you requested. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.



     There is no minimum Account Value required to enroll in automatic rebalancing. All rebalancing transfers as part of an automatic rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs.



ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?



Yes. Certain "static asset allocation programs" are available for use with the Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see the Appendix entitled "Additional Information on the Asset Allocation Programs."



     Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long


                                                                              35
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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Managing Your Account Value continued


term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.


DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE DATE?


Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus (GRO Plus(SM)) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO)). Both the Balanced Investment Program and GRO Plus allow you to allocate a portion of your Account Value to the available variable investment options while ensuring that your Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation. Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case). You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.


BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment. You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under the Annuity. Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

     EXAMPLE


     Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.


* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


     The GUARANTEED RETURN OPTION PLUS (GRO PLUS) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program. See "Living Benefit Programs," later in this Prospectus, for more information about this program.



MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?



Yes. Your Investment Professional may direct the allocation of your Account Value and request financial transactions between investment options while you are living, subject to our rules and unless you tell us otherwise. IF YOUR INVESTMENT PROFESSIONAL HAS THIS AUTHORITY, AND UNLESS YOU TELL US OTHERWISE WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR INVESTMENT PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.


MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?


Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.



     Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your Annuity, you may incur adverse tax consequences, and/or a Market Value Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g. the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit. WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISOR AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISOR'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISOR. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor. Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your Annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.



     We or an affiliate of ours may provide administrative support to licensed, registered investment professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Investment Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an Investment Professional who is in a position to transfer large amounts of money for

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Managing Your Account Value continued

multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) on American Skandia. Contracts managed by your investment professional also are subject to the restrictions on transfer between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?." Since transfer activity under contracts managed by an investment professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options we reserves the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com). LIMITATIONS THAT WE MAY IMPOSE ON YOUR INVESTMENT PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period". Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.


     The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-752-6342.


     A Guarantee Period for a Fixed Allocation begins:

- when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

- upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

-    when you "renew" a Fixed Allocation by electing a new Guarantee Period.

     To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.


AMERICAN SKANDIA MAY OFFER FIXED ALLOCATIONS WITH GUARANTEE PERIODS OF 3 MONTHS OR 6 MONTHS EXCLUSIVELY FOR USE AS A SHORT-TERM FIXED ALLOCATION ("SHORT-TERM FIXED ALLOCATIONS"). SHORT-TERM FIXED ALLOCATIONS MAY ONLY BE ESTABLISHED WITH YOUR INITIAL PURCHASE PAYMENT OR ADDITIONAL PURCHASE PAYMENTS. YOU MAY NOT TRANSFER EXISTING ACCOUNT VALUE TO A SHORT-TERM FIXED ALLOCATION. WE RESERVE THE RIGHT TO TERMINATE OFFERING THESE SPECIAL PURPOSE FIXED ALLOCATIONS AT ANY TIME.



     On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.


HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts.

     We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

     The interest rate we credit for a Fixed Allocation is subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any Market Value Adjustment may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

- "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.


- "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.


- "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Managing Your Account Value continued

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                          [(1+I) / (1+J+0.0010)](N/365)

where:

     I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

     J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

     N is the number of days remaining in the original Guarantee Period.

     If you surrender your Annuity under the right to cancel provision, the MVA formula is


                            [(1 + I)/(1 + J)](N/365).


MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:


- You allocate $50,000 into a Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the Maturity Date in these examples).



- The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).



- You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).


EXAMPLE OF POSITIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)](N/365) =
                           [1.055/1.041](2) = 1.027078

                           Interim Value = $57,881.25

                  Account Value after MVA = Interim Value X MVA
                               Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA


Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:


                   MVA Factor = [(1+I)/(1+J+0.0010)](N/365) =
                          [1.055/1.071)](2) = 0.970345

                           Interim Value = $57,881.25

                  Account Value after MVA = Interim Value X MVA
                              Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

     IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?


During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Minimum Distributions. You can also surrender your Annuity at any time. There is no Contingent Deferred Sales Charge applied upon surrender or partial withdrawal. However, if you surrender your Annuity, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.


ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?

(For more information, see "Tax Considerations".)

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD


During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.


CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period. We call this a "partial withdrawal." The maximum that you may withdraw will equal your Surrender Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100. We may apply a Market Value Adjustment to any Fixed Allocations.

     Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

     To request the forms necessary to make a withdrawal from your Annuity, call 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount.

     Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Account Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic Withdrawals.

     The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in the annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 591/2 if you elect to receive distributions as a series of "substantially equal periodic payments". We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Access To Account Value continued


required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100.

     You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

     Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code.

     The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly minimum distributions but does not apply to minimum distributions taken out on a quarterly, semi-annual or annual basis.

     You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the Annuity. We may apply a Market Value Adjustment to any Fixed Allocations.

     Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

     To request the forms necessary to surrender your Annuity, call 1-800-752-6342 or visit our Internet Website at www.americanskandia.prudential.com.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. WE DO NOT GUARANTEE TO MAKE ANY ANNUITY PAYMENT OPTIONS AVAILABLE IN THE FUTURE OTHER THAN THOSE FIXED ANNUITIZATION OPTIONS GUARANTEED IN YOUR ANNUITY. Please refer to the "Guaranteed Minimum Income Benefit" and the "Lifetime Five Income Benefit(2)" under "Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

     When you purchase an Annuity, or at a later date, you may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.

     Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

would be payable. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option.

It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. THIS OPTION IS CURRENTLY AVAILABLE ON A FIXED OR VARIABLE BASIS. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 4

FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5

VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 6

VARIABLE PAYMENTS FOR LIFE WITH A CASH VALUE AND GUARANTEE: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. WE CHARGE AN ADDITIONAL AMOUNT FOR THIS GUARANTEE. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

     We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?


You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing then:



- A DEFAULT DATE for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an annuity; and



- The annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.



If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your contract at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.


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Access To Account Value continued

HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS (OPTIONS 1-4)


If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.


VARIABLE ANNUITY PAYMENTS


Generally, we offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options 5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.


-    VARIABLE PAYMENTS (OPTIONS 1-3)


     We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.


-    STABILIZED VARIABLE PAYMENTS (OPTION 5)


     This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

     the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

-    STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6)


     This option provides guaranteed payments for life in the same manner as Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.



     The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.


ADJUSTABLE ANNUITY PAYMENTS


We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.


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                                  AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?


American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:



- protecting a principal amount from decreases in value as of specified future dates due to investment performance;


- taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or

- guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.


     Below is a brief summary of the "living benefits" that American Skandia offers. Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your investment professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g. comparing the tax implications of the withdrawal benefit and annuity payments).



I. The GUARANTEED RETURN OPTION PLUS(SM) (GRO Plus(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO PlusSM program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available Account Value among the variable investment options to participate in market experience. Under the GRO PlusSM program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.



II. The GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value (called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.



III. The GUARANTEED MINIMUM INCOME BENEFIT (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total purchase payments under the contract and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.



IV. The LIFETIME FIVE INCOME BENEFIT guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


     minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.


GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM))


THE GUARANTEED RETURN OPTION PLUS DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION PLUS IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM (AND IT IS CURRENTLY ACTIVE), THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT, OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


     We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

     The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

     The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE/ ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

- BASE GUARANTEE: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

- ENHANCED GUARANTEE: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election of

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued


     the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE PROGRAM (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE, THE BASE GUARANTEE WILL REMAIN IN EFFECT. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value.


     Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

WITHDRAWALS UNDER YOUR ANNUITY


Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Market Value Adjustment that would apply.


      Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for the Plus40(TM) Optional Life Insurance Rider (not currently offered for sale) and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.


      The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:


48

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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

- the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

-    The result is then further reduced by the ratio of A to B, where:

     - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

     - B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

     The resulting base guarantee amount is: $237,500 x (1 - $7,500 / $177,500), or $227,464.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:


- The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.


- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued

IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE PROTECTED PRINCIPAL VALUE AND/OR THE ENHANCED PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE BASE GUARANTEE OR ANY ENHANCED GUARANTEE, OR ANY ANNIVERSARY OF SUCH MATURITY DATE(S), A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO FIXED ALLOCATIONS TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT(S). IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND NEW FIXED ALLOCATIONS MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE(S) BEING CREDITED TO SUCH FIXED ALLOCATIONS IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO FIXED ALLOCATIONS TO SUPPORT THE APPLICABLE GUARANTEED AMOUNT(S), CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.

     Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

     American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus, will be treated as any other termination of the Guarantee Return Option (see below), including the termination of any guaranteed amount, and application of any applicable market value adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity based on the current Account Value.


TERMINATION OF THE PROGRAM


You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any spousal election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same Valuation Day on which a program termination was effected. Upon termination, any Account Value in the Fixed Allocations will be

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


transferred to the variable investment options pro-rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



     The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.


     The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

Special Considerations under the Guaranteed Return Option Plus

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.


- You cannot allocate any portion of Purchase Payments or transfer Account Value to or from a Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.



- Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to Fixed Allocations or from Fixed Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed Allocations.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued

GUARANTEED RETURN OPTION (GRO)


THE GUARANTEED RETURN OPTION DESCRIBED BELOW IS OFFERED ONLY IN THOSE JURISDICTIONS WHERE WE HAVE NOT YET RECEIVED REGULATORY APPROVAL FOR THE GUARANTEED RETURN OPTION PLUS AS OF THE DATE THE ELECTION OF THE OPTION IS MADE. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. THE PROGRAM CAN BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY, AND CAN BE ELECTED BY EXISTING ANNUITY OWNERS ON EITHER THE ANNIVERSARY OF THE ISSUE DATE OF THEIR ANNUITY OR ON A DATE OTHER THAN THAT ANNIVERSARY, AS DESCRIBED BELOW UNDER "ELECTION OF THE PROGRAM". THE GUARANTEED RETURN OPTION IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER, THE LIFETIME FIVE INCOME BENEFIT RIDER, THE HIGHEST DAILY VALUE DEATH BENEFIT, OR THE DOLLAR COST AVERAGING PROGRAM IF IT INVOLVES TRANSFERS OUT OF THE FIXED ALLOCATIONS.


     We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

     The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.


     The guarantee provided by the program exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.


KEY FEATURE -- PROTECTED PRINCIPAL VALUE

- Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.


     Any amounts added to your Annuity to support our guarantee under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro-rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.


KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE


Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rate on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed Allocation relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Fixed Allocation.


- IF YOUR ACCOUNT VALUE IS GREATER THAN OR EQUAL TO THE REALLOCATION TRIGGER, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

     the variable investment options, which may result in a decrease or increase in your Account Value.

- IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

IF A SIGNIFICANT AMOUNT OF YOUR ACCOUNT VALUE IS SYSTEMATICALLY TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE PROTECTED PRINCIPAL VALUE DURING PERIODS OF MARKET DECLINES, LOW INTEREST RATES, AND/OR AS THE PROGRAM NEARS ITS MATURITY DATE, LESS OF YOUR ACCOUNT VALUE MAY BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT MARKET RECOVERY. DURING PERIODS CLOSER TO THE MATURITY DATE OF THE GUARANTEE A SIGNIFICANT PORTION OF YOUR ACCOUNT VALUE MAY BE ALLOCATED TO THE FIXED ALLOCATION TO SUPPORT ANY APPLICABLE GUARANTEED AMOUNT. IF YOUR ACCOUNT VALUE IS LESS THAN THE REALLOCATION TRIGGER AND A NEW FIXED ALLOCATION MUST BE ESTABLISHED DURING PERIODS WHERE THE INTEREST RATE BEING CREDITED TO SUCH FIXED ALLOCATION IS LOW, A LARGER PORTION OF YOUR ACCOUNT VALUE MAY NEED TO BE TRANSFERRED TO THE FIXED ALLOCATION TO SUPPORT THE GUARANTEED AMOUNT, CAUSING LESS OF YOUR ACCOUNT VALUE TO BE AVAILABLE TO PARTICIPATE IN THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS.

     American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between the Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM


The Guaranteed Return Option can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date.


TERMINATION OF THE PROGRAM


The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocation will be transferred to the variable investment options pro rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.



     The program will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.



     The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

- Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocation may not be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to the Fixed Allocation as of the effective date of the program under some circumstances.


- Annuity Owners cannot allocate any portion of Purchase Payments or transfer Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to the Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from the Fixed Allocation to the variable investment options.



- Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.


- Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.


- Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.


- Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

- As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the Fixed Allocation.

- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM


We deduct a charge equal to 0.25% of your Account Value allocated to the Sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.



Owners who purchased the Annuity between February 4, 2002 and August 2, 2002 (the "Promotional Period") will not be charged the 0.25% annual fee for the Guaranteed Return Option program if elected at any time while their Annuity is in effect.



- American Skandia will not charge the 0.25% annual fee for the entire period that the program remains in effect, including any extension of the program's maturity date resulting from the Owner's election to restart the 7-year program duration, regardless of when the Owner elects to participate in the Guaranteed Return Option program.



- Owners who complete the initial 7-year program duration OR terminate the program before the program's maturity date, will not be charged the 0.25% annual fee for participating in the program if they re-elect the Guaranteed Return Option program at a later date.



- To qualify for the waiver of the 0.25% annual fee, American Skandia must receive an application for the Annuity during the Promotional Period, which meets all of our requirements.



- All other terms and conditions of the Annuity and the Guaranteed Return Option program apply to Owners who qualify for the waiver of the 0.25% annual fee.



- Owners who purchase the Annuity after the completion of the Promotional Period will not qualify for the 0.25% annual fee waiver.

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Effective November 18, 2002, American Skandia changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between January 23, 2002 and November 15, 2002 and subsequent to November 19, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the program was elected. Owners who terminate and then re-elect the Guaranteed Return Option or elect to restart the Guaranteed Return Option at any time after November 18, 2002 will be subject to the charge method described above.


GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)



THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE GUARANTEED MINIMUM INCOME BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.



We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the program -- the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.



KEY FEATURE -- PROTECTED VALUE



The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.



     The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.


- If you elect the GMWB program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment plus any Credit applied to such Purchase Payment.


- IF WE OFFER THE GMWB PROGRAM TO EXISTING ANNUITY OWNERS, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial Protected Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment that we apply to the Purchase Payment.



     You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th annuity anniversary following the first withdrawal under the GMWB program. The Protected


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Living Benefit Programs continued


     Value can be stepped up again on or after the 5th annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.



     Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.


KEY FEATURE -- PROTECTED ANNUAL WITHDRAWAL AMOUNT


The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.


     THE GMWB PROGRAM DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.


- If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.


- Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment.


- If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.



     The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:



- The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).


- The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:



- the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);


-    The result is then further reduced by the ratio of A to B, where:

     - A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

     - B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).


     The resulting Protected Value is: $232,500 x (1 - $2,500 / $212,500), or $229,764.71.


     - the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 - $2,500 / $212,500), or $17,294.12.

- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT


A $10,000 withdrawal is made on October 13, 2005 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:



- the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).


- The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER THE GMWB PROGRAM


- In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.



- If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB PROGRAM DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB PROGRAM WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.



- If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB PROGRAM AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.


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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued

OTHER IMPORTANT CONSIDERATIONS

- Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any MVA that may apply.

- Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.


- The GMWB program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.


- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

ELECTION OF THE PROGRAM


Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual Withdrawal Amount.



     We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.


TERMINATION OF THE PROGRAM


The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.


     The charge for the GMWB program will no longer be deducted from your Account Value upon termination of the program.

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

- If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.


- If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.


ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS


If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


GUARANTEED MINIMUM INCOME BENEFIT (GMIB)


THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL, AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, THE PROGRAM CAN ONLY BE ELECTED BY NEW PURCHASERS ON THE ISSUE DATE OF THEIR ANNUITY. WE MAY OFFER THE PROGRAM TO EXISTING ANNUITY OWNERS IN THE FUTURE, SUBJECT TO OUR ELIGIBILITY RULES AND RESTRICTIONS. THE GUARANTEED MINIMUM INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION PROGRAM, GUARANTEED RETURN OPTION PLUS PROGRAM, THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER OR THE LIFETIME FIVE INCOME BENEFIT RIDER.


     We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- PROTECTED INCOME VALUE


The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.


     The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.

- Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

- Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued

     and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

- As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.


     Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB program is in effect, and only while the Annuitant is less than age 76.


- A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

- The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

- When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

- If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

- A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.


     Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.



     The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):


EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION


A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:


- the Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

- The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS


A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:



- the Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

-    The result is then further reduced by the ratio of A to B, where:

     - A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

     - B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

     The resulting Protected Income Value is: $239,506.64 x (1 - $7,500 / $217,500), or $231,247.79.

- The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT


A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:



- the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,870.56).



- The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).


KEY FEATURE -- GMIB ANNUITY PAYMENTS


You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.



     The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

     ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.


GMIB ANNUITY PAYMENT OPTION 1 -- PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 -- PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

- If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

- If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.


     You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued

annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS


- YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR CONTRACT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the Annuity or any optional death benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.


- The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

- Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.


- We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.


- If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

- Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

- At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

ELECTION OF THE PROGRAM

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of the that date will be used to calculate the Protected Income Value as of the effective date of the program.

TERMINATION OF THE PROGRAM

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary (unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB program may also be terminated if you designate a

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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

     Upon termination of the GMIB program we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

     The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

     No charge applies after the Annuity Date.


LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)



THE LIFETIME FIVE INCOME BENEFIT PROGRAM DESCRIBED BELOW IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND WILL BE OFFERED SUBSEQUENTLY IN OTHER JURISDICTIONS WHEN WE RECEIVE REGULATORY APPROVAL IN THOSE JURISDICTIONS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. CURRENTLY, LIFETIME FIVE CAN BE ELECTED ONLY ONCE EACH ANNUITY YEAR, AND ONLY WHERE THE ANNUITANT AND THE OWNER ARE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE IS ONLY ONE ANNUITANT. WE RESERVE THE RIGHT TO LIMIT THE ELECTION FREQUENCY IN THE FUTURE. BEFORE MAKING ANY SUCH CHANGE TO THE ELECTION FREQUENCY, WE WILL PROVIDE PRIOR NOTICE TO OWNERS WHO HAVE AN EFFECTIVE LIFETIME FIVE INCOME BENEFIT. THE ANNUITANT MUST BE AT LEAST 45 YEARS OLD WHEN THE PROGRAM IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT PROGRAM IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR THE GUARANTEED MINIMUM INCOME BENEFIT RIDER. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER OUR ASSET ALLOCATION PROGRAMS, WHICH ARE GENERALLY DESCRIBED IN THE "ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?" SECTION ABOVE. FOR FURTHER INFORMATION ON ASSET ALLOCATION PROGRAMS, PLEASE CONSULT WITH YOUR INVESTMENT PROFESSIONAL OR CALL 1-800-752-6342.


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Living Benefit Programs continued


     We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.



KEY FEATURE -- PROTECTED WITHDRAWAL VALUE



The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent Purchase Payments.



- If you elect the Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.



- For existing Owners who are electing the Lifetime Five benefit, the Account Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.



- If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.



     You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value. You are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.



     Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.



     The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).



KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT



The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.



KEY FEATURE -- ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT



The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal. When you elect a step-up, your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.



     The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.



- If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



- If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.



     The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five program are February 1, 2005; 2.) an initial Purchase


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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued


Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to $240,000.

     The initial Protected Withdrawal Value is calculated as the greatest of
(a), (b) and (c):

     (a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 x 1.05(393/365) =
          $263,484.33

     (b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

     (c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

     Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

- Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $10,000 = $8,550
     Annual Withdrawal Amount for future Annuity Years remains at $18,550

- Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000 = $3,250
     Annual Income Amount for future Annuity Years remains at $13,250

-    Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

     (a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

- Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550
     Annual Withdrawal Amount for future Annuity Years remains at $18,550

-    Remaining Annual Income Amount for current Annuity Year = $0
     Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x $13,250 = $93
     Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

-    Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

     (b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

-    Remaining Annual Withdrawal Amount for current Annuity Year = $0
     Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

- Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 - $18,550) x $18,550 = $489
     Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 =
     $18,061

-    Remaining Annual Income Amount for current Annuity Year = $0
     Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

- Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x $13,250 = $623
     Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627

- Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

- Proportional reduction = Excess Withdrawal / Account Value before Excess Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x $246,450 = $6,503


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


     Protected Withdrawal Value = $246,450 - max {$6,403} = $239,947



EXAMPLE 3. STEP-UP OF THE PROTECTED WITHDRAWAL VALUE



If the Annual Income Amount ($13,250) is withdrawn each year starting on March 1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 - 5)}. If a step-up is elected on March 1, 2011, then the following values would result:



-    Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000



- Annual Income Amount is equal to the greater of the current Annual Income Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual Income Amount is $13,250. 5% of the stepped-up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.



- Annual Withdrawal Amount is equal to the greater of the current Annual Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value. Current Annual Withdrawal Amount is $18,550. 7% of the stepped-up Protected Withdrawal Value is 7% of $240,000, which is $16,800. Therefore the Annual Withdrawal Amount remains $18,550.



BENEFITS UNDER THE LIFETIME FIVE PROGRAM



- If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.



- If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:



     (1)  apply your Account Value to any annuity option available; or



     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or



     (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.



     We must receive your request in a form acceptable to us at our office.



- In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:



     (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Living Benefit Programs continued


     (2)  the Account Value.



- If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.



OTHER IMPORTANT CONSIDERATIONS



- Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity.



- Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.



- You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.



- You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Asset allocation programs are described generally in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



ELECTION OF THE PROGRAM



The Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected Annual Withdrawal Amount, and the Annual Income Amount.



TERMINATION OF THE PROGRAM



The program terminates automatically when your Protected Withdrawal Value and Annual Income Amount equals zero. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant (but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.



     The charge for the Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.



ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS



If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Death Benefit

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. IF THE ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS.

     The BASIC DEATH BENEFIT depends on the decedent's age on the date of death:

     If death occurs prior to the decedent's age 85: The Death Benefit is the greater of:

- The sum of all Purchase Payments less the sum of all proportional withdrawals; and

- The sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations.

     If death occurs after the decedent's age 85 or older: The Death Benefit is your Account Value in the variable investment options and your Interim Value in the Fixed Allocations.


     "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.


OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.


CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT" MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED WITH ANY OTHER OPTIONAL DEATH BENEFIT.


ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.


     THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.


                                                                              69
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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Death Benefit continued

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.   the BASIC DEATH BENEFIT described above;

     PLUS

2.   40% of your "GROWTH" under the Annuity, as defined below.

     "GROWTH" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase Payments reduced by the sum of all proportional withdrawals.

     "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.


THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT



THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT "THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT".


     See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

     CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

     If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the basic Death Benefit described above; and

2.   the Highest Anniversary Value as of the Owner's date of death.

     If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the basic Death Benefit described above; and

2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

     THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.


THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT "THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE DEATH BENEFIT". PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.


     Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target

70
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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when the contract is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

     See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

     CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

     CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

     The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.   the basic Death Benefit described above; and

2.   the Highest Anniversary Value death benefit described above, and


3.   5% Roll-up described below.


     The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

     If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

- all Purchase Payments increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

     MINUS

- the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

     If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:


- the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments made after the Death Benefit Target Date;


     MINUS

-    the sum of all withdrawals which reduce the 5% Roll-up proportionally.

     PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER CONTRACT ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

--------------------------------------------------------------------------------
THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT AND/OR THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.
--------------------------------------------------------------------------------

     See Appendix B for examples of how the Combination 5% Roll-up and Highest Anniversary Value Death Benefit is calculated.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

- The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

- The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

- The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

- The Anniversary Value is the Account Value as of each anniversary of the Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.


                                                                              71
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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Death Benefit continued


-    Proportional withdrawals are determined by calculating



     the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.



HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")



If the Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.



     IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH AN ELIGIBLE MODEL UNDER AN AVAILABLE ASSET ALLOCATION PROGRAM OR IN ACCORDANCE WITH OTHER OPTIONS THAT WE MAY PERMIT. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-752-6342.



     The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.



     If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:



     1.   the basic Death Benefit described above; and



     2.   the HDV as of the Owner's date of death.



     If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:



     1.   the basic Death Benefit described above; and



     2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.



     The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.



THE HIGHEST DAILY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST DAILY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT THE GUARANTEED RETURN OPTION, GUARANTEED RETURN OPTION PLUS, THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, OR THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.



KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:



- The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.



- The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments since such date.



- The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment.



- Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily


72
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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


     Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.


     Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

ANNUITIES WITH JOINT OWNERS


For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.


ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?


You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and Highest Anniversary Value Optional Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.


WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?


We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the Enhanced Beneficiary Protection Death Benefit and 0.50% of per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.


     Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.


PAYMENT OF DEATH BENEFITS


PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

- as a lump sum amount at any time within five (5) years of the date of death; or


- as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.


     Unless you have made an election prior to death benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

SPOUSAL BENEFICIARY -- ASSUMPTION OF ANNUITY

You may name your spouse as your Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. Any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity.

     See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Death Benefit continued

QUALIFIED BENEFICIARY CONTINUATION OPTION


The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

- If death occurs BEFORE the date Minimum Distributions must begin under the Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

- If death occurs AFTER the date Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.


     A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

     Upon election of this Qualified Beneficiary Continuation option:


- the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

- the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.

- the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

- the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner, except that the Sub-accounts offered will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

- the Fixed Allocations will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

-    no additional Purchase Payments can be applied to the Annuity.

- other optional Benefits will be those offered under the Qualified Beneficiary Continuation option at the time of election.

- the basic Death Benefit and any optional Death Benefits elected by the Owner will no longer apply to the Beneficiary.

- the Beneficiary can request a withdrawal of all or a portion of the Account Value at any time.

- upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

- all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

     Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified Beneficiary Continuation option.

ARE THERE ANY EXCEPTIONS TO THESE RULES FOR PAYING THE DEATH BENEFIT?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

WHEN DO YOU DETERMINE THE DEATH BENEFIT?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

     Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT MAY BE SUBJECT TO MARKET FLUCTUATIONS.

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Valuing Your Investment

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. When determining the Account Value on any day other than a Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?


The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.


HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.


     Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.


EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from a Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?


American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next Valuation day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.


     There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

     The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

     American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

-    trading on the NYSE is restricted;

- an emergency exists making redemption or valuation of securities held in the separate account impractical; or

- the SEC, by order, permits the suspension or postponement for the protection of security holders.

     INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

     ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase Payments you make according to your most recent allocation instructions if none are provided.


     SCHEDULED TRANSACTIONS: "Scheduled" transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.


     UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

     DEATH BENEFITS: Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.


     TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of Units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.


WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?


TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit and the Highest Daily Value Death Benefit which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This charge may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).


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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Tax Considerations


The tax considerations associated with the annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

     This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

     Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

     It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

     If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.


     If you choose to defer the Annuity Date beyond the default date for your Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment Option?".


TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

     If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

     If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

     After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

TAX PENALTY ON WITHDRAWALS AND ANNUITY PAYMENTS

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

-    the amount is paid on or after you reach age 59 1/2 or die;

-    the amount received is attributable to your becoming disabled;


- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or


- the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Special Rules in Relation to Tax-Free Exchanges Under Section 1035
Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax Status section in the Statement of Additional Information.)

     Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

TAXES PAYABLE BY BENEFICIARIES

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

     Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

     Tax consequences to the beneficiary vary among the death benefit payment options.

-    Choice 1: the beneficiary is taxed on earnings in the contract.

- Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

- Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

     CONSIDERATIONS FOR CONTINGENT ANNUITANTS: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use an Annuity in such a fashion.

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Tax Considerations continued

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3 exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

     State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

     Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

     An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated.

     Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

     Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

     If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

     If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

     If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

     Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

- The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

- Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

- You transfer your contract to, or designate, a beneficiary who is either 37 1/2 years younger than you or a grandchild.

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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

- You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.


     Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a), 408(b) and 408A of the Code. In addition, this contract may be purchased for use in connection with a corporate Pension and Profit-sharing plan (subject to 401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code). This description assumes that you have satisfied the requirements for eligibility for these products.


     This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.


     You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).


TYPES OF TAX FAVORED PLANS

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.


     Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan or transfer from another IRA. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500, increasing to $1,000 in 2006 and years thereafter.


     The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

     Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

- You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

-    Your rights as owner are non-forfeitable;

-    You cannot sell, assign or pledge the contract;

- The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

- The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

- Death and annuity payments must meet "minimum distribution requirements" described below.

     Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

-    A 10% "early distribution penalty" described below;

- Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

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Tax Considerations continued

-    Failure to take a minimum distribution also described below.

     SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:


- If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
     (a) $42,000 in 2005 or (b) 25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2005, this limit is $210,000;


- SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and


- SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation.


     You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

     ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

-    Contributions to a Roth IRA cannot be deducted from your gross income;

- "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

- If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

     Because of the way the contract is designed, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA or Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.


     TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501
(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:


-    Your attainment of age 59 1/2;

-    Your severance of employment;

-    Your death;

-    Your total and permanent disability; or

- Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

     In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

     These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a mutual fund "custodial account" described under Code Section 403(b)(7).

     Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

MINIMUM DISTRIBUTION REQUIREMENTS AND PAYMENT OPTION

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.


     Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the actuarial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier (but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.


     You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

     Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

PENALTY FOR EARLY WITHDRAWALS

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

-    the amount is paid on or after you reach age 59 1/2 or die;

-    the amount received is attributable to your becoming disabled; or

- generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.)

     Other exceptions to this tax may apply. You should consult your tax advisor for further details.

WITHHOLDING

Unless a distribution is an eligible rollover distribution that is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

- For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

-    For all other distributions, we will withhold at a 10% rate.

     We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

Tax Considerations continued

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevents a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

     Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

     Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

     Please consult your tax advisor if you have any additional questions.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS -- QUALIFIED CONTRACTS

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.


     Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.



     Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.


     IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

ADDITIONAL INFORMATION


For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.


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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

General Information

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?


American Skandia Life Assurance Corporation, a Prudential Financial Company, ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.


     American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

     Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc. Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

     No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American Skandia. The amount of our obligation in relation to allocations to the Sub-accounts is based on the investment performance of such Sub-accounts. However, the obligations themselves are our general corporate obligations.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of American Skandia Life Assurance

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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

General Information continued

Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

     Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

     Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act. Effective November 18, 2002 each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account B. The consolidation of Separate Account B had no impact on Annuity Owners.

     We reserve the right to make changes to the Sub-accounts available under the Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

     VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in American Skandia Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

     There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

     We currently employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no

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                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

     We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

     American Skandia Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, American Skandia Investment Services, Incorporated ("ASISI") and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI, Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

SERVICE FEES PAYABLE TO AMERICAN SKANDIA

American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75% (currently) of the average assets allocated to the Portfolios under the Annuity from the investment advisor, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.

     In addition, the investment adviser, sub-advisor or distributor of the underlying Portfolios may also compensate us by


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AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

General Information continued


providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing materials discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?

American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor of American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

     ASM's principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM is registered as broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").

     The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the Annuity directly to potential purchasers.

     Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 2.0%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.

     In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia or the Annuity on the preferred or recommended company or product list and/or access to the firms' registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel, marketing and/or administrative services and/or other services they provide to us. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000.00 for these arrangements is provided in the Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

American Skandia publishes annual and quarterly reports that are filed with the SEC. These reports contain financial

                                      AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


information about American Skandia that is annually audited by an independent registered public accounting firm. American Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at American Skandia -- Variable Annuities; P.O. Box 7960; Philadelphia, PA 19176 (Telephone: 203-926-1888). The SEC file number for American Skandia is 33-44202. You may read and copy any filings made by American Skandia with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

The financial statements of the separate account and American Skandia Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

You can contact us by:

- calling our Customer Service Team at 1-800-752-6342 during our normal business hours, 8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or Skandia's telephone automated response system at 1-800-766-4530.

- writing to us via regular mail at American Skandia -- Variable Annuities, P.O. Box 7960, Philadelphia, PA 19176 OR for express mail American Skandia -- Variable Annuities, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

- sending an email to service@prudential.com or visiting our Internet Website at www.americanskandia.prudential.com

- accessing information about your Annuity through our Internet Website at www.americanskandia.prudential.com

     You can obtain account information by calling our automated response system, and at www.americanskandia.prudential.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

     Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

     American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS

General Information continued

to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business. American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:
General Information about American Skandia

-    American Skandia Life Assurance Corporation

-    American Skandia Life Assurance Corporation Variable Account B

-    American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia Marketing, Incorporated


Payments Made to Promote Sale of Our Products


How the Unit Price is Determined

Additional Information on Fixed Allocations

-    How We Calculate the Market Value Adjustment

General Information

-    Voting Rights

-    Modification

-    Deferral of Transactions

-    Misstatement of Age or Sex

-    Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS






Appendix A -- Condensed Financial Information About Separate Account B
--------------------------------------------------------------------------------

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.


Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2005.

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS








Appendix A -- Condensed Financial Information About Separate Account
B  continued
--------------------------------------------------------------------------------



Sub-account                                           2004             2003             2002
----------------------------------------------   --------------   --------------   --------------
AST JP Morgan International Equity Portfolio
  With No Optional Benefits
  Unit Price                                      $      12.67     $     11.00      $      8.56
  Number of Units                                    3,227,381       2,415,394        2,569,506
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $      14.65     $     12.75      $      9.95
  Number of Units                                    2,064,681         936,678           90,759
  With GMWB
  Unit Value                                      $      14.62     $     12.74               --
  Number of Units                                      217,166          17,098               --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $      14.57     $     12.72      $      9.95
  Number of Units                                      284,319         141,470            6,047
  With any one of EBP or HAV and GMWB
  Unit Value                                      $       7.86     $      6.87               --
  Number of Units                                      428,765         400,112               --
  With HAV, EBP and GRO Plus
  Unit Price                                      $      14.49     $     12.68               --
  Number of Units                                       38,292          13,590               --
  With HAV, EBP and GMWB
  Unit Price                                      $      12.32              --               --
  Number of Units                                       20,718              --               --
------------------------------------------  --    ------------     -----------      -----------
AST William Blair International Growth (1997)
  With No Optional Benefits
  Unit Price                                      $      15.30     $     13.39      $      9.72
  Number of Units                                   11,265,469       5,547,558          835,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $      15.21     $     13.35      $      9.72
  Number of Units                                   15,481,627       6,498,151           78,368
  With GMWB
  Unit Value                                      $      15.18     $     13.34               --
  Number of Units                                    1,821,923         103,740               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $      15.13     $     13.32      $      9.71
  Number of Units                                    2,722,552       1,009,679            5,178
  With any one of EBP or HAV and GMWB
  Unit Value                                      $      15.74     $     13.86               --
  Number of Units                                      545,075          29,434               --
  With HAV, EBP and GRO Plus
  Unit Price                                      $      15.05     $     13.28               --
  Number of Units                                      325,809          32,626               --
  With HAV, EBP and GMWB
  Unit Price                                      $      11.94              --               --
  Number of Units                                      135,829              --               --
------------------------------------------  --    ------------     -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004             2003            2002
---------------------------------------   ---------------   --------------   ------------
AST LSV International Value (1994)
  With No Optional Benefits
  Unit Price                               $      12.84      $     10.79      $     8.19
  Number of Units                             1,897,469        1,201,268         269,995
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.27      $     12.86      $     9.79
  Number of Units                               810,108          368,945          22,770
  With GMWB
  Unit Value                               $      15.24      $     12.85              --
  Number of Units                                69,494            5,504              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.19      $     12.82              --
  Number of Units                               119,845           24,374              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $       6.69      $      5.65              --
  Number of Units                               122,795           72,406              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.11      $     12.79              --
  Number of Units                                16,366            1,767              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.70               --              --
  Number of Units                                 5,736               --              --
-----------------------------------  --    ------------      -----------      ----------
AST MFS Global Equity (1999)
  With No Optional Benefits
  Unit Price                               $      13.16      $     11.30      $     9.04
  Number of Units                             2,276,801        1,393,001         969,509
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.29      $     12.31      $     9.87
  Number of Units                             1,897,254          916,888          32,306
  With GMWB
  Unit Value                               $      14.26      $     12.29              --
  Number of Units                                98,046            4,306              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.22      $     12.27              --
  Number of Units                               219,580           62,490              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.48      $      9.06              --
  Number of Units                               273,401          308,725              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.14      $     12.24              --
  Number of Units                                26,943            6,069              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.40               --              --
  Number of Units                                 5,188               --              --
-----------------------------------  --    ------------      -----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                           2004             2003             2002
---------------------------------------------   ---------------   --------------   --------------
AST State Street Research Small-Cap Growth(1)
  With No Optional Benefits
  Unit Price                                     $       9.05      $      9.89      $      6.92
  Number of Units                                   2,242,129        3,292,593        1,970,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      12.33      $     13.50      $      9.48
  Number of Units                                   1,200,247        1,059,046           47,261
  With GMWB
  Unit Value                                     $      12.30      $     13.49               --
  Number of Units                                     113,913            9,676               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      12.26      $     13.46      $      9.47
  Number of Units                                     136,313          138,936            6,595
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      15.30      $     16.82               --
  Number of Units                                      67,370           64,850               --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      12.19      $     13.43               --
  Number of Units                                      23,253            4,691               --
  With HAV, EBP and GMWB
  Unit Value                                     $       9.32               --               --
  Number of Units                                       1,043               --               --
-----------------------------------------  --    ------------      -----------      -----------
AST DeAM Small-Cap Growth (1999)
  With No Optional Benefits
  Unit Price                                     $      11.98      $     11.13      $      7.67
  Number of Units                                   1,618,719        1,682,193          639,695
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      15.10      $     14.06      $      9.71
  Number of Units                                     779,045          480,221           12,122
  With GMWB
  Unit Value                                     $      15.07      $     14.05               --
  Number of Units                                      56,414            1,850               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      15.02      $     14.02      $      9.71
  Number of Units                                     192,105           89,708            1,728
  With any one of EBP or HAV and GMWB
  Unit Value                                     $       7.07      $      6.61               --
  Number of Units                                     129,475          131,605               --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      14.94      $     13.98               --
  Number of Units                                      18,825            3,753               --
  With HAV, EBP and GMWB
  Unit Value                                     $      11.03               --               --
  Number of Units                                       3,398               --               --
-----------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                       2004              2003             2002
-----------------------------------------   ---------------   ---------------   --------------
AST Goldman Sachs High Yield Portfolio
  With No Optional Benefits
  Unit Price                                 $      12.69      $      11.61      $      9.71
  Number of Units                              13,717,128        12,201,163        5,592,940
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      13.34      $      12.24      $     10.26
  Number of Units                               4,901,936         3,684,174           74,022
  With GMWB
  Unit Value                                 $      13.31      $      12.23               --
  Number of Units                                 426,333            27,535               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $      13.27      $      12.21      $     10.26
  Number of Units                                 707,876           379,114            6,524
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      11.51      $      10.60               --
  Number of Units                                 545,726           346,126               --
  With HAV, EBP and GRO Plus
  Unit Price                                 $      13.20      $      12.17               --
  Number of Units                                  54,058            28,237               --
  With HAV, EBP and GMWB
  Unit Value                                 $      11.24                --               --
  Number of Units                                  65,084                --               --
-------------------------------------  --    ------------      ------------      -----------
AST Goldman Sachs Small-Cap Value (1997)
  With No Optional Benefits
  Unit Price                                 $      15.19      $      12.85      $      9.26
  Number of Units                               1,541,896         1,504,296        1,492,775
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $      16.47      $      13.97      $     10.09
  Number of Units                                 222,905           102,500              624
  With GMWB
  Unit Value                                           --                --               --
  Number of Units                                      --                --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                           --                --               --
  Number of Units                                      --                --               --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $      19.58      $      16.67               --
  Number of Units                                  61,521            73,852               --
  With HAV, EBP and GRO Plus
  Unit Price                                           --                --               --
  Number of Units                                      --                --               --
  With HAV, EBP and GMWB
  Unit Value                                           --                --               --
  Number of Units                                      --                --               --
-------------------------------------  --    ------------      ------------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004              2003             2002
---------------------------------------   ---------------   ---------------   --------------
AST Small-Cap Value (1997)
  With No Optional Benefits
  Unit Price                               $      14.22      $      12.42      $       9.3
  Number of Units                            10,785,030        10,183,346        6,141,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.34      $      13.43      $     10.08
  Number of Units                            10,169,483         5,824,200          209,790
  With GMWB
  Unit Value                               $      15.31      $      13.41               --
  Number of Units                             1,007,926           100,155               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.26      $      13.39      $     10.08
  Number of Units                             1,690,870           767,455           17,411
  With any one of EBP or HAV and GMWB
  Unit Value                               $      15.87      $      13.95               --
  Number of Units                               465,784           275,971               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.17      $      13.35               --
  Number of Units                               166,852            34,978               --
  With HAV, EBP and GMWB
  Unit Value                               $      12.11                --               --
  Number of Units                                91,011                --               --
-----------------------------------  --    ------------      ------------      -----------
AST DeAM Small-Cap Value (2002)
  With No Optional Benefits
  Unit Price                               $      12.99      $      10.81      $      7.66
  Number of Units                             2,143,020         1,134,865          423,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      17.00      $      14.19      $     10.08
  Number of Units                             1,054,696           434,509           11,686
  With GMWB
  Unit Value                               $      16.96      $      14.17               --
  Number of Units                               236,402            10,756               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      16.90      $      14.15      $     10.08
  Number of Units                               213,632            70,597            5,211
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.78      $      10.70               --
  Number of Units                                63,057            22,847               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      16.81      $      14.11               --
  Number of Units                                14,277               879               --
  With HAV, EBP and GMWB
  Unit Value                               $      12.71                --               --
  Number of Units                                   634                --               --
-----------------------------------  --    ------------      ------------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                         2004             2003             2002
-------------------------------------------   ---------------   --------------   --------------
AST Goldman Sachs Mid-Cap Growth (2000)
  With No Optional Benefits
  Unit Price                                   $      11.80      $     10.31      $      7.97
  Number of Units                                 4,375,813        3,027,057        1,273,118
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      14.55      $     12.75      $      9.87
  Number of Units                                 5,139,643        2,379,820           66,279
  With GMWB
  Unit Value                                   $      14.52      $     12.73               --
  Number of Units                                   516,261           37,400               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      14.47      $     12.71      $      9.87
  Number of Units                                   994,493          365,115            2,488
  With any one of EBP or HAV and GMWB
  Unit Value                                   $       4.24      $      3.73               --
  Number of Units                                   457,010          175,708               --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      14.39      $     12.68               --
  Number of Units                                   124,672           12,201               --
  With HAV, EBP and GMWB
  Unit Value                                   $      11.91               --               --
  Number of Units                                    33,665               --               --
---------------------------------------  --    ------------      -----------      -----------
AST Neuberger Berman Mid-Cap Growth (1994)
  With No Optional Benefits
  Unit Price                                   $      10.86      $      9.51      $      7.41
  Number of Units                                 4,715,301        3,415,318        2,175,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      13.87      $     12.18      $      9.51
  Number of Units                                 2,211,800        1,089,649           44,760
  With GMWB
  Unit Value                                   $      13.84      $     12.17               --
  Number of Units                                   153,923           16,702               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      13.80      $     12.15      $      9.51
  Number of Units                                   377,548           96,879            1,311
  With any one of EBP or HAV and GMWB
  Unit Value                                   $       6.81      $      6.01               --
  Number of Units                                   369,234          294,816               --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      13.72      $     12.11               --
  Number of Units                                    38,051            5,407               --
  With HAV, EBP and GMWB
  Unit Value                                   $      11.70               --               --
  Number of Units                                    18,225               --               --
---------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------


Sub-account                                        2004             2003             2002
------------------------------------------   ---------------   --------------   --------------
AST Neuberger Berman Mid-Cap Value (1993)
  With No Optional Benefits
  Unit Price                                  $      14.51      $     12.01      $      8.96
  Number of Units                               11,461,684        8,530,129        5,118,558
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      16.08      $     13.34      $      9.98
  Number of Units                                9,335,291        4,786,623          163,415
  With GMWB
  Unit Value                                  $      16.04      $     13.33               --
  Number of Units                                  937,314           87,253               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      15.99      $     13.31      $      9.97
  Number of Units                                1,457,788          610,598           10,745
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      15.99      $     13.32               --
  Number of Units                                  537,445          370,965               --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      15.91      $     13.27               --
  Number of Units                                  154,749           21,843               --
  With HAV, EBP and GMWB
  Unit Value                                  $      12.97               --               --
  Number of Units                                   95,076               --               --
--------------------------------------  --    ------------      -----------      -----------
AST Alger All-Cap Growth (2000)
  With No Optional Benefits
  Unit Price                                  $       9.67      $      9.07      $       6.8
  Number of Units                                1,798,457        2,002,166          658,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      13.25      $     12.45      $      9.36
  Number of Units                                  715,598          636,548            6,409
  With GMWB
  Unit Value                                  $      13.22      $     12.43               --
  Number of Units                                  119,566           10,356               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      13.17      $     12.41      $      9.36
  Number of Units                                  141,575          106,376            3,466
  With any one of EBP or HAV and GMWB
  Unit Value                                  $       6.19      $      5.84               --
  Number of Units                                  107,188           87,326               --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      13.10      $     12.38               --
  Number of Units                                   22,732            4,810               --
  With HAV, EBP and GMWB
  Unit Value                                  $      10.73               --               --
  Number of Units                                    6,346               --               --
--------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                         2004             2003             2002
-------------------------------------------   ---------------   --------------   --------------
AST Gabelli All-Cap Value (2000)
  With No Optional Benefits
  Unit Price                                   $      12.38      $     10.91      $      8.17
  Number of Units                                 2,587,064        2,513,413        1,200,225
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      15.14      $     13.38      $     10.04
  Number of Units                                 1,071,978          727,500           28,449
  With GMWB
  Unit Value                                   $      15.11      $     13.37               --
  Number of Units                                   116,474           12,627               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      15.06      $     13.35      $     10.04
  Number of Units                                   256,671          127,279               88
  With any one of EBP or HAV and GMWB
  Unit Value                                   $      11.15      $      9.89               --
  Number of Units                                   194,765          166,080               --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      14.98      $     13.31               --
  Number of Units                                     8,849            1,455               --
  With HAV, EBP and GMWB
  Unit Value                                   $      12.11               --               --
  Number of Units                                     7,555               --               --
---------------------------------------  --    ------------      -----------      -----------
AST T. Rowe Price Natural Resources (1995)
  With No Optional Benefits
  Unit Price                                   $      16.25      $     12.59      $      9.59
  Number of Units                                 2,040,188        2,011,627          724,670
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $      17.60      $     13.67      $     10.44
  Number of Units                                 1,025,462          433,891            7,378
  With GMWB
  Unit Value                                   $      17.56      $     13.66               --
  Number of Units                                   172,186           24,634               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $      17.50      $     13.63      $     10.44
  Number of Units                                   158,672           77,245            5,472
  With any one of EBP or HAV and GMWB
  Unit Value                                   $      14.40      $     11.23               --
  Number of Units                                    41,428            6,747               --
  With HAV, EBP and GRO Plus
  Unit Price                                   $      17.41      $     13.60
  Number of Units                                    37,779            1,035
  With HAV, EBP and GMWB
  Unit Value                                   $      14.36               --               --
  Number of Units                                    13,775               --               --
---------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004             2003             2002
---------------------------------------   ---------------   --------------   --------------
AST Alliance Growth 2 (1996)
  With No Optional Benefits
  Unit Price                               $       9.44      $      9.08      $      7.46
  Number of Units                             2,378,881        2,098,873        1,869,353
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      11.76      $     11.34      $      9.34
  Number of Units                             1,189,655          717,430           31,105
  With GMWB
  Unit Value                               $      11.73      $     11.32               --
  Number of Units                                84,417            2,206               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      11.70      $     11.30      $      9.34
  Number of Units                               297,369          114,477            3,975
  With any one of EBP or HAV and GMWB
  Unit Value                               $       5.91      $      5.72               --
  Number of Units                               307,367          267,109               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      11.63      $     11.27               --
  Number of Units                                15,562            8,067               --
  With HAV, EBP and GMWB
  Unit Value                               $      10.57               --               --
  Number of Units                                 4,945               --               --
-----------------------------------  --    ------------      -----------      -----------
AST MFS Growth (1999)
  With No Optional Benefits
  Unit Price                               $       9.97      $      9.16      $      7.58
  Number of Units                             4,529,834        4,784,269        2,930,432
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      12.39      $     11.41      $      9.47
  Number of Units                             2,897,175        2,222,614          134,574
  With GMWB
  Unit Value                               $      12.37      $     11.40               --
  Number of Units                               304,760           18,900               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      12.33      $     11.38      $      9.46
  Number of Units                               442,758          207,063            2,437
  With any one of EBP or HAV and GMWB
  Unit Value                               $       6.72      $      6.21               --
  Number of Units                               387,463          262,995               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      12.26      $     11.35               --
  Number of Units                                52,718           10,550               --
  With HAV, EBP and GMWB
  Unit Value                               $      11.00               --               --
  Number of Units                                33,939               --               --
-----------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                           2004              2003              2002
---------------------------------------------   ---------------   ---------------   ---------------
AST Marsico Capital Growth (1997)
  With No Optional Benefits
  Unit Price                                     $      12.26      $      10.78      $       8.32
  Number of Units                                  28,117,310        20,138,164        10,144,317
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      13.95      $      12.30      $       9.51
  Number of Units                                  30,793,077        14,975,841           457,013
  With GMWB
  Unit Value                                     $      13.92      $      12.28                --
  Number of Units                                   3,136,818           215,988                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      13.88      $      12.26      $       9.51
  Number of Units                                   4,692,895         2,031,583            30,465
  With any one of EBP or HAV and GMWB
  Unit Value                                     $       9.22      $       8.16                --
  Number of Units                                   2,016,277           925,591                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      13.80      $      12.23                --
  Number of Units                                     578,919            70,776                --
  With HAV, EBP and GMWB
  Unit Value                                     $      11.61                --                --
  Number of Units                                     263,104                --                --
-----------------------------------------  --    ------------      ------------      ------------
AST Goldman Sachs Concentrated Growth (1992)
  With No Optional Benefits
  Unit Price                                     $       9.64      $       9.45      $       7.67
  Number of Units                                   2,785,100         2,053,023         1,349,939
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $      11.83      $      11.63      $       9.46
  Number of Units                                   1,641,544           715,845            41,632
  With GMWB
  Unit Value                                     $      11.80      $      11.61                --
  Number of Units                                     122,739            17,452                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $      11.76      $      11.59                --
  Number of Units                                     277,607            49,620                --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $       4.46      $       4.40                --
  Number of Units                                     541,661           395,905                --
  With HAV, EBP and GRO Plus
  Unit Price                                     $      11.70      $      11.56                --
  Number of Units                                      10,426               242                --
  With HAV, EBP and GMWB
  Unit Value                                     $      10.54                --                --
  Number of Units                                      12,303                --                --
-----------------------------------------  --    ------------      ------------      ------------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                             2004             2003            2002
-----------------------------------------------   ---------------   --------------   ------------
AST DeAM Large-Cap Value (2000)
  With No Optional Benefits
  Unit Price                                       $      12.53      $     10.78      $     8.66
  Number of Units                                     2,351,197        1,072,256         664,649
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      14.36      $     12.39      $     9.98
  Number of Units                                     1,347,344          583,969          18,250
  With GMWB
  Unit Value                                       $      14.33      $     12.38              --
  Number of Units                                       175,087            9,674              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      14.29      $     12.36      $     9.97
  Number of Units                                       234,446           58,333           4,906
  With any one of EBP or HAV and GMWB
  Unit Value                                       $      10.72      $      9.28              --
  Number of Units                                       199,601          137,247              --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      14.21      $     12.32              --
  Number of Units                                        16,355            4,412              --
  With HAV, EBP and GMWB
  Unit Value                                       $      12.25               --              --
  Number of Units                                         6,163               --              --
-------------------------------------------  --    ------------      -----------      ----------
AST Alliance/Bernstein Growth + Value(3) (2001)
  With No Optional Benefits
  Unit Price                                       $      10.72      $      9.91      $     7.99
  Number of Units                                     1,620,391        1,387,072         965,912
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      13.07      $     12.11      $     9.79
  Number of Units                                     1,011,796          667,395          11,345
  With GMWB
  Unit Value                                       $      13.05      $     12.09              --
  Number of Units                                        72,365            5,118              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      13.00      $     12.07      $     9.79
  Number of Units                                       256,194          115,455             704
  With any one of EBP or HAV and GMWB
  Unit Value                                       $       9.31      $      8.65              --
  Number of Units                                       215,645          154,955              --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.93      $     12.04              --
  Number of Units                                         7,165            1,041              --
  With HAV, EBP and GMWB
  Unit Value                                       $      11.15               --              --
  Number of Units                                         1,191               --              --
-------------------------------------------  --    ------------      -----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                        2004             2003             2002
------------------------------------------   ---------------   --------------   --------------
AST Sanford Bernstein Core Value(4) (2001)
  With No Optional Benefits
  Unit Price                                  $      12.39      $     11.06      $      8.76
  Number of Units                                4,643,022        3,621,862        6,005,922
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      14.18      $     12.69      $     10.08
  Number of Units                                3,959,115        2,277,726          386,259
  With GMWB
  Unit Value                                  $      14.15      $     12.67               --
  Number of Units                                  220,419           11,518               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      14.10      $     12.65      $     10.08
  Number of Units                                  534,389          328,567           30,510
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      11.83      $     10.62               --
  Number of Units                                  303,689          216,416               --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      14.03      $     12.62               --
  Number of Units                                   49,912           10,893               --
  With HAV, EBP and GMWB
  Unit Value                                  $      11.86               --               --
  Number of Units                                   57,669               --               --
--------------------------------------  --    ------------      -----------      -----------
AST Cohen & Steers Realty (1998)
  With No Optional Benefits
  Unit Price                                  $      18.49      $     13.63      $     10.08
  Number of Units                                4,080,179        3,097,315        1,563,489
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      18.84      $     13.92      $     10.33
  Number of Units                                2,863,749        1,376,696           41,098
  With GMWB
  Unit Value                                  $      18.80      $     13.91               --
  Number of Units                                  184,027           13,615               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      18.74      $     13.88      $     10.32
  Number of Units                                  538,151          270,852            6,429
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      14.12      $     10.47               --
  Number of Units                                   68,406            8,884               --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      18.64      $     13.84
  Number of Units                                   17,014            8,189
  With HAV, EBP and GMWB
  Unit Value                                  $      14.07               --               --
  Number of Units                                    5,246               --               --
--------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                               2004             2003             2002
-------------------------------------------------   ---------------   --------------   --------------
AST Sanford Bernstein Managed Index 500(5) (1998)
  With No Optional Benefits
  Unit Price                                         $      11.07      $     10.23      $      8.17
  Number of Units                                       6,845,369        5,442,511        3,662,406
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         $      13.22      $     12.25      $      9.81
  Number of Units                                       3,486,237        2,209,334           79,915
  With GMWB
  Unit Value                                         $      13.19      $     12.24               --
  Number of Units                                         389,368           16,957               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         $      13.15      $     12.22      $      9.81
  Number of Units                                         352,176          203,573              383
  With any one of EBP or HAV and GMWB
  Unit Value                                         $       8.58      $      7.98               --
  Number of Units                                         343,296          293,662               --
  With HAV, EBP and GRO Plus
  Unit Price                                         $      13.08      $     12.18               --
  Number of Units                                           9,296            4,899               --
  With HAV, EBP and GMWB
  Unit Value                                         $      11.31               --               --
  Number of Units                                          43,627               --               --
---------------------------------------------  --    ------------      -----------      -----------
AST American Century Income & Growth (1997)
  With No Optional Benefits
  Unit Price                                         $      11.57      $     10.45      $      8.25
  Number of Units                                       4,670,846        2,115,438        1,751,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         $      13.80      $     12.50      $      9.89
  Number of Units                                       2,219,323          846,118           36,829
  With GMWB
  Unit Value                                         $      13.77      $     12.48               --
  Number of Units                                         198,789            2,386               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         $      13.73      $     12.46      $      9.89
  Number of Units                                         368,328          124,008            8,874
  With any one of EBP or HAV and GMWB
  Unit Value                                         $       9.04      $      8.22               --
  Number of Units                                         372,540          195,232               --
  With HAV, EBP and GRO Plus
  Unit Price                                         $      13.65      $     12.43               --
  Number of Units                                          25,550            4,612               --
  With HAV, EBP and GMWB
  Unit Value                                         $      11.72               --               --
  Number of Units                                           7,406               --               --
---------------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                      2004              2003             2002
----------------------------------------   ---------------   ---------------   --------------
AST Alliance Growth and Income(6) (1992)
  With No Optional Benefits
  Unit Price                                $      11.46      $      10.50      $      8.06
  Number of Units                             25,850,506        21,264,670        6,667,373
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      13.91      $      12.77      $      9.83
  Number of Units                             27,268,222        13,386,166          165,588
  With GMWB
  Unit Value                                $      13.88      $      12.76               --
  Number of Units                              2,899,917           187,011               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      13.83      $      12.74      $      9.83
  Number of Units                              4,694,207         2,029,598            6,100
  With any one of EBP or HAV and GMWB
  Unit Value                                $      10.72      $       9.88               --
  Number of Units                              1,731,512           976,756               --
  With HAV, EBP and GRO Plus
  Unit Price                                $      13.76      $      12.70               --
  Number of Units                                564,502            69,435               --
  With HAV, EBP and GMWB
  Unit Value                                $      11.50                --               --
  Number of Units                                228,955                --               --
------------------------------------  --    ------------      ------------      -----------
AST Hotchkis & Wiley Large-Cap Value
  With No Optional Benefits
  Unit Price                                $      11.17      $       9.83      $      8.34
  Number of Units                              3,717,848         2,647,064        2,110,071
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      13.19      $      11.65      $      9.9
  Number of Units                              1,916,775           651,074           30,714
  With GMWB
  Unit Value                                $      13.16      $      11.63               --
  Number of Units                                173,888            21,961               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      13.12      $      11.61      $      9.9
  Number of Units                                198,898            90,092            5,934
  With any one of EBP or HAV and GMWB
  Unit Value                                $       9.78      $       8.66               --
  Number of Units                                419,818           347,275               --
  With HAV, EBP and GRO Plus
  Unit Price                                $      13.05      $      11.58               --
  Number of Units                                 37,159               332               --
  With HAV, EBP and GMWB
  Unit Value                                $      11.75                --               --
  Number of Units                                 23,032                --               --
------------------------------------  --    ------------      ------------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                             2004             2003             2002
-----------------------------------------------   ---------------   --------------   --------------
AST DeAM Global Allocation(7) (1993)
  With No Optional Benefits
  Unit Price                                       $      11.19      $     10.24      $      8.71
  Number of Units                                     1,061,887          898,161          847,517
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      12.70      $     11.65      $      9.94
  Number of Units                                       278,657          155,865            3,088
  With GMWB
  Unit Value                                       $      12.67      $     11.64               --
  Number of Units                                        35,622              483               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      12.63      $     11.62      $      9.93
  Number of Units                                        52,110           34,914               94
  With any one of EBP or HAV and GMWB
  Unit Value                                       $       9.12      $      8.40               --
  Number of Units                                       290,887          303,295               --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.56      $     11.58               --
  Number of Units                                         2,849            1,169               --
  With HAV, EBP and GMWB
  Unit Value                                       $      11.23               --               --
  Number of Units                                         2,193               --               --
-------------------------------------------  --    ------------      -----------      -----------
AST American Century Strategic Balanced (1997)
  With No Optional Benefits
  Unit Price                                       $      11.46      $     10.69      $      9.14
  Number of Units                                     2,335,598        2,045,205        1,126,058
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $      12.43      $     11.62      $      9.97
  Number of Units                                     1,308,462          930,516           15,835
  With GMWB
  Unit Value                                       $      12.40      $     11.61               --
  Number of Units                                       175,763           18,977               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $      12.36      $     11.59      $      9.97
  Number of Units                                       186,307           58,741            2,760
  With any one of EBP or HAV and GMWB
  Unit Value                                       $      10.08      $      9.46               --
  Number of Units                                       218,686          196,909               --
  With HAV, EBP and GRO Plus
  Unit Price                                       $      12.29      $     11.56               --
  Number of Units                                        18,231           11,783               --
  With HAV, EBP and GMWB
  Unit Value                                       $      10.98               --               --
  Number of Units                                           125               --               --
-------------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                        2004             2003             2002
------------------------------------------   ---------------   --------------   --------------
AST T. Rowe Price Asset Allocation (1994)
  With No Optional Benefits
  Unit Price                                  $      12.13      $     11.09      $      9.09
  Number of Units                                3,551,315        2,243,566          921,329
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      13.22      $     12.12      $      9.96
  Number of Units                                2,109,855          955,716           21,928
  With GMWB
  Unit Value                                  $      13.19      $     12.11               --
  Number of Units                                  349,177           27,414               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      13.15      $     12.09      $      9.96
  Number of Units                                  464,055          160,339              150
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      11.38      $     10.48               --
  Number of Units                                   39,231            2,741               --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      13.08      $     12.05
  Number of Units                                   46,336           31,706
  With HAV, EBP and GMWB
  Unit Value                                  $      11.35               --               --
  Number of Units                                    9,372               --               --
--------------------------------------  --    ------------      -----------      -----------
AST T. Rowe Price Global Bond (1994)
  With No Optional Benefits
  Unit Price                                  $      13.45      $     12.59      $     11.34
  Number of Units                                4,717,822        2,962,471        1,739,313
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $      12.17      $     11.42      $     10.31
  Number of Units                                6,387,666        1,827,606           36,822
  With GMWB
  Unit Value                                  $      12.14      $     11.40               --
  Number of Units                                  712,411           24,361               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $      12.10      $     11.38      $     10.31
  Number of Units                                1,195,848          279,110            3,700
  With any one of EBP or HAV and GMWB
  Unit Value                                  $      14.05      $     13.23               --
  Number of Units                                  191,816          148,319               --
  With HAV, EBP and GRO Plus
  Unit Price                                  $      12.04      $     11.35               --
  Number of Units                                  137,089           12,591               --
  With HAV, EBP and GMWB
  Unit Value                                  $      10.94               --               --
  Number of Units                                   43,652               --               --
--------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004             2003             2002
---------------------------------------   ---------------   --------------   --------------
                AMERICAN SKANDIA LIFEVEST[REGTM] II PROSPECTUS
AST Federated Aggressive Growth (2000)
  With No Optional Benefits
  Unit Price                               $      15.42      $     12.74      $      7.64
  Number of Units                             4,808,453        3,085,373        1,255,415
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      19.79      $     16.40      $      9.86
  Number of Units                             5,192,694        2,615,505           63,097
  With GMWB
  Unit Value                               $      19.75      $     16.38               --
  Number of Units                               562,771           37,078               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      19.69      $     16.35      $      9.86
  Number of Units                               808,007          362,906            4,107
  With any one of EBP or HAV and GMWB
  Unit Value                               $       9.70      $      8.06               --
  Number of Units                               324,340           79,226               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      19.58      $     16.30               --
  Number of Units                                95,514           20,181               --
  With HAV, EBP and GMWB
  Unit Value                               $      12.64               --               --
  Number of Units                                53,866               --               --
-----------------------------------  --    ------------      -----------      -----------
AST Lord Abbett Bond-Debenture (2000)
  With No Optional Benefits
  Unit Price                               $      12.26      $     11.61      $      9.94
  Number of Units                             8,369,008        7,751,236        4,146,530
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      12.56      $     11.92      $     10.23
  Number of Units                             7,337,467        4,628,945          162,571
  With GMWB
  Unit Value                               $      12.53      $     11.90               --
  Number of Units                               904,128           42,593               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      12.49      $     11.88      $     10.23
  Number of Units                             1,314,641          624,019            7,474
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.18      $     11.60               --
  Number of Units                               732,155          423,485               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      12.42      $     11.85               --
  Number of Units                               155,764           28,346               --
  With HAV, EBP and GMWB
  Unit Value                               $      10.88               --               --
  Number of Units                                85,669               --               --
-----------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004              2003              2002
---------------------------------------   ---------------   ---------------   ---------------
AST PIMCO Total Return Bond (1994)
  With No Optional Benefits
  Unit Price                               $      11.31      $      10.95      $      10.57
  Number of Units                            33,208,757        26,287,388        20,544,075
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      10.82      $      10.51      $      10.17
  Number of Units                            30,067,867        16,012,778           604,147
  With GMWB
  Unit Value                               $      10.79      $      10.49                --
  Number of Units                             3,495,678           378,676                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      10.76      $      10.48      $      10.17
  Number of Units                             4,319,279         2,192,336            36,236
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.09      $      12.76                --
  Number of Units                             2,344,332         1,558,557                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      10.70      $      10.45                --
  Number of Units                               476,033           119,982                --
  With HAV, EBP and GMWB
  Unit Value                               $      10.32                --                --
  Number of Units                               323,335                --                --
-----------------------------------  --    ------------      ------------      ------------
AST PIMCO Limited Maturity Bond (1995)
  With No Optional Benefits
  Unit Price                               $      10.55      $      10.51      $      10.34
  Number of Units                            21,299,789        15,242,856        11,274,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      10.23      $      10.22      $      10.08
  Number of Units                            19,103,280         5,152,783           215,314
  With GMWB
  Unit Value                               $      10.21      $      10.21                --
  Number of Units                             2,764,809            36,640                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      10.17      $      10.19      $      10.08
  Number of Units                             2,785,690           636,860            80,547
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.62      $      11.65                --
  Number of Units                             1,143,298           329,629                --
  With HAV, EBP and GRO Plus
  Unit Price                               $      10.12      $      10.16                --
  Number of Units                               301,108            35,430                --
  With HAV, EBP and GMWB
  Unit Value                               $       9.96                --                --
  Number of Units                               240,337                --                --
-----------------------------------  --    ------------      ------------      ------------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                                                   2004              2003              2002
---------------------------------------------------------------------   ---------------   ---------------   ---------------
AST Money Market (1992)
  With No Optional Benefits
  Unit Price                                                             $       9.78      $       9.86      $       9.96
  Number of Units                                                          29,870,585        32,730,501        36,255,772
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                             $       9.75      $       9.86      $       9.99
  Number of Units                                                           8,152,893         7,176,983           999,737
  With GMWB
  Unit Value                                                             $       9.73      $       9.85                --
  Number of Units                                                           1,312,018            81,304                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                             $       9.70      $       9.83      $       9.99
  Number of Units                                                           1,742,703         1,118,618            70,899
  With any one of EBP or HAV and GMWB
  Unit Value                                                             $       9.98      $      10.13                --
  Number of Units                                                             234,402            35,505                --
  With HAV, EBP and GRO Plus
  Unit Price                                                             $       9.65      $       9.80                --
  Number of Units                                                             432,144           149,705                --
  With HAV, EBP and GMWB
  Unit Value                                                             $       9.79                --                --
  Number of Units                                                              61,321                --                --
-----------------------------------------------------------------  --    ------------      ------------      ------------
Gartmore Variable Investment Trust -- GVIT Developing Markets (1996)
  With No Optional Benefits
  Unit Price                                                             $      16.02      $      13.60      $       8.66
  Number of Units                                                           2,103,950         1,763,660           283,466
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                             $      18.29      $      15.56      $       9.93
  Number of Units                                                             934,258           415,864            21,816
  With GMWB
  Unit Value                                                             $      18.25      $      15.54                --
  Number of Units                                                             161,653            12,503                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                             $      18.19      $      15.52      $       9.93
  Number of Units                                                             141,365            44,993               442
  With any one of EBP or HAV and GMWB
  Unit Value                                                             $      12.74      $      10.88                --
  Number of Units                                                              25,630               843                --
  With HAV, EBP and GRO Plus
  Unit Price                                                             $      18.09      $      15.47                --
  Number of Units                                                              17,121             1,871                --
  With HAV, EBP and GMWB
  Unit Value                                                             $      12.70                --                --
  Number of Units                                                              11,161                --                --
-----------------------------------------------------------------  --    ------------      ------------      ------------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                                  2004            2003           2002
-----------------------------------------------------   -------------   -------------   ------------
Wells Fargo Variable Trust -- Equity Income(8) (1999)
  With No Optional Benefits
  Unit Price                                             $    11.18      $    10.23      $     8.25
  Number of Units                                           590,808         314,757         196,720
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             $    13.36      $    12.26      $      9.9
  Number of Units                                           285,526         251,071          10,707
  With GMWB
  Unit Value                                             $    13.33      $    12.25              --
  Number of Units                                            39,530           5,900              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             $    13.29      $    12.23      $      9.9
  Number of Units                                            63,454          15,983              91
  With any one of EBP or HAV and GMWB
  Unit Value                                             $    16.60      $    15.29              --
  Number of Units                                            14,303          15,958              --
  With HAV, EBP and GRO Plus
  Unit Price                                             $    13.22              --              --
  Number of Units                                               480              --              --
  With HAV, EBP and GMWB
  Unit Value                                             $    11.61              --              --
  Number of Units                                                13              --              --
-------------------------------------------------  --    ----------      ----------      ----------
AIM V.I. -- Dynamics (1999)
  With No Optional Benefits
  Unit Price                                             $    10.72      $     9.61      $     7.09
  Number of Units                                           668,032         889,464         543,762
  With any one of GRO Plus, EBP or HAV
  Unit Price                                             $    14.59      $    13.12      $      9.7
  Number of Units                                           590,157         634,308          32,635
  With GMWB
  Unit Value                                             $    14.56      $    13.11              --
  Number of Units                                            61,543           4,848              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             $    14.51      $    13.08      $      9.7
  Number of Units                                            55,199          38,518             576
  With any one of EBP or HAV and GMWB
  Unit Value                                             $    11.67              --              --
  Number of Units                                             1,825              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                             $    14.43      $    13.05              --
  Number of Units                                             4,253           3,083              --
  With HAV, EBP and GMWB
  Unit Value                                             $    11.63              --              --
  Number of Units                                                13              --              --
-------------------------------------------------  --    ----------      ----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                   2004           2003            2002
---------------------------------------   ------------   ------------   -------------
AIM V.I. -- Technology (1999)
  With No Optional Benefits
  Unit Price                               $     8.09     $     7.87     $     5.5
  Number of Units                             512,424        578,651        293,307
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    13.71     $    13.35             --
  Number of Units                               5,184          3,695             --
  With GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
-----------------------------------  --    ----------     ----------     ----------
AIM V.I. -- Health Sciences (1999)
  With No Optional Benefits
  Unit Price                               $    10.64     $    10.05     $        8
  Number of Units                             937,586        698,364        475,873
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.58     $    11.93     $     9.51
  Number of Units                             578,826        381,478          5,444
  With GMWB
  Unit Value                               $    12.56     $    11.91             --
  Number of Units                              87,037          2,077             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    12.52     $    11.89     $     9.51
  Number of Units                             181,513         55,867            140
  With any one of EBP or HAV and GMWB
  Unit Value                               $    11.41     $    10.85             --
  Number of Units                               5,057          1,330             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    12.45             --             --
  Number of Units                               5,438             --             --
  With HAV, EBP and GMWB
  Unit Value                               $    11.38             --             --
  Number of Units                               2,157             --             --
-----------------------------------  --    ----------     ----------     ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                         2004            2003           2002
--------------------------------------------   -------------   -------------   ------------
AIM V.I. -- Financial Services (1999)
  With No Optional Benefits
  Unit Price                                    $    11.94      $    11.17      $     8.76
  Number of Units                                  585,185         607,265         366,258
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    13.44      $    12.61      $     9.92
  Number of Units                                  387,921         200,360           1,897
  With GMWB
  Unit Value                                    $    13.42      $    12.60              --
  Number of Units                                   67,581          20,268              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $    13.37      $    12.58      $     9.92
  Number of Units                                   84,188          50,250             141
  With any one of EBP or HAV and GMWB
  Unit Value                                    $    11.11      $    10.46              --
  Number of Units                                   15,566           1,378              --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    13.30      $    12.54              --
  Number of Units                                    8,806             751              --
  With HAV, EBP and GMWB
  Unit Value                                    $    11.08              --              --
  Number of Units                                      468              --              --
----------------------------------------  --    ----------      ----------      ----------
Evergreen VA -- International Equity (1999)
  With No Optional Benefits
  Unit Price                                    $    13.66      $    11.65      $     8.15
  Number of Units                                  414,631         189,143         113,389
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    14.94      $    12.78      $     9.67
  Number of Units                                  195,986          76,749           3,669
  With GMWB
  Unit Value                                    $    12.21      $    10.45              --
  Number of Units                                   32,858             827              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $    14.86      $    12.74              --
  Number of Units                                   67,201           6,492              --
  With any one of EBP or HAV and GMWB
  Unit Value                                    $    12.40      $    10.64              --
  Number of Units                                   83,727          81,555              --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    14.78      $    12.71              --
  Number of Units                                    7,362           1,395              --
  With HAV, EBP and GMWB
  Unit Value                                    $    12.36              --              --
  Number of Units                                    2,878              --              --
----------------------------------------  --    ----------      ----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004            2003           2002
----------------------------------------   -------------   -------------   ------------
Evergreen VA -- Special Equity(9) (1999)
  With No Optional Benefits
  Unit Price                                $    11.58      $    11.12      $     7.44
  Number of Units                              702,642         815,621         127,728
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    15.25      $    14.69      $     9.85
  Number of Units                              509,734         293,794          12,520
  With GMWB
  Unit Value                                $    15.22      $    14.67              --
  Number of Units                               46,748           3,620              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $    15.17      $    14.65      $     9.85
  Number of Units                              177,731          58,548             533
  With any one of EBP or HAV and GMWB
  Unit Value                                $     9.13      $     8.83              --
  Number of Units                              114,259          23,503              --
  With HAV, EBP and GRO Plus
  Unit Price                                $    15.09              --              --
  Number of Units                                3,411              --              --
  With HAV, EBP and GMWB
  Unit Value                                $    10.53              --              --
  Number of Units                               26,034              --              --
------------------------------------  --    ----------      ----------      ----------
Evergreen VA -- Omega (2000)
  With No Optional Benefits
  Unit Price                                $    11.29      $    10.71      $     7.78
  Number of Units                              570,123         404,789          39,943
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    13.89      $    13.21              --
  Number of Units                              387,492          56,002              --
  With GMWB
  Unit Value                                $    13.86      $    13.19              --
  Number of Units                               31,153             283              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $    13.81      $    13.17              --
  Number of Units                              108,796          25,003              --
  With any one of EBP or HAV and GMWB
  Unit Value                                $     9.40      $     8.97              --
  Number of Units                               84,876          19,658              --
  With HAV, EBP and GRO Plus
  Unit Price                                $    13.74      $    13.13              --
  Number of Units                                3,028           1,855              --
  With HAV, EBP and GMWB
  Unit Value                                $    10.92              --              --
  Number of Units                               30,383              --              --
------------------------------------  --    ----------      ----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004             2003            2002
---------------------------------------   ---------------   --------------   ------------
ProFund VP -- Europe 30 (1999)
  With No Optional Benefits
  Unit Price                               $      12.17      $     10.83      $     7.93
  Number of Units                             1,812,435        2,116,400         292,396
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.80      $     13.20      $      9.7
  Number of Units                               313,111          158,208           2,625
  With GMWB
  Unit Value                               $      14.77      $     13.18              --
  Number of Units                                99,557           13,365              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.72      $     13.16              --
  Number of Units                               162,300           40,636              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.39      $     11.09              --
  Number of Units                                17,205            3,060              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.64               --              --
  Number of Units                                 7,739               --              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.35               --              --
  Number of Units                                 7,758               --              --
-----------------------------------  --    ------------      -----------      ----------
ProFund VP -- Asia 30 (2002)
  With No Optional Benefits
  Unit Price                               $      12.30      $     12.57      $     7.75
  Number of Units                               896,010          942,605         281,993
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.57      $     15.96      $     9.86
  Number of Units                               253,337          131,276           6,995
  With GMWB
  Unit Value                               $      15.54      $     15.94              --
  Number of Units                                74,988           10,432              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.49      $     15.91              --
  Number of Units                                67,805           33,050              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.14      $     10.43              --
  Number of Units                                28,325            1,873              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.40               --              --
  Number of Units                                 5,612               --              --
  With HAV, EBP and GMWB
  Unit Value                               $      10.10               --              --
  Number of Units                                 6,082               --              --
-----------------------------------  --    ------------      -----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                   2004           2003           2002
---------------------------------------   ------------   ------------   ------------
ProFund VP -- Japan (2002)
  With No Optional Benefits
  Unit Price                               $     9.55     $     9.03     $     7.24
  Number of Units                             710,879        426,718         65,845
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    13.40     $    12.70     $    10.21
  Number of Units                             137,584         76,553            351
  With GMWB
  Unit Value                               $    13.38     $    12.69             --
  Number of Units                              35,968          1,883             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    13.33     $    12.67             --
  Number of Units                              62,668         10,769             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.35             --             --
  Number of Units                               8,278             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    13.26             --             --
  Number of Units                               7,559             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
-----------------------------------  --    ----------     ----------     ----------
ProFund VP -- Banks (2002)
  With No Optional Benefits
  Unit Price                               $    11.98     $    10.90     $     8.56
  Number of Units                             229,711         93,067        101,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.10     $    12.86     $    10.13
  Number of Units                             171,696         34,962          3,422
  With GMWB
  Unit Value                               $    14.07             --             --
  Number of Units                               8,847             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    14.03     $    12.83             --
  Number of Units                              29,071          6,833             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    11.58             --             --
  Number of Units                              20,936             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    13.95     $    12.79             --
  Number of Units                                 788          1,039             --
  With HAV, EBP and GMWB
  Unit Value                               $    11.54             --             --
  Number of Units                                 582             --             --
-----------------------------------  --    ----------     ----------     ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                    2004            2003            2002
---------------------------------------   -------------   --------------   ------------
ProFund VP -- Basic Materials (2002)
  With No Optional Benefits
  Unit Price                               $    11.87      $     10.95      $     8.46
  Number of Units                             529,237        1,512,864          76,331
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.43      $     13.35      $    10.34
  Number of Units                             170,212          100,189              12
  With GMWB
  Unit Value                               $    14.40      $     13.33              --
  Number of Units                              23,555            8,054              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    14.35      $     13.31              --
  Number of Units                              35,537           15,986              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    12.43               --              --
  Number of Units                              15,658               --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $    14.28               --              --
  Number of Units                               3,155               --              --
  With HAV, EBP and GMWB
  Unit Value                               $    12.40               --              --
  Number of Units                               1,246               --              --
-----------------------------------  --    ----------      -----------      ----------
ProFund VP -- Biotechnology (2001)
  With No Optional Benefits
  Unit Price                               $    10.52      $      9.75      $     7.09
  Number of Units                             757,678          208,971         130,082
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.56      $     13.53              --
  Number of Units                               5,878              847              --
  With GMWB
  Unit Value                                       --               --              --
  Number of Units                                  --               --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --               --              --
  Number of Units                                  --               --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --               --              --
  Number of Units                                  --               --              --
  With HAV, EBP and GRO Plus
  Unit Price                                       --               --              --
  Number of Units                                  --               --              --
  With HAV, EBP and GMWB
  Unit Value                                       --               --              --
  Number of Units                                  --               --              --
-----------------------------------  --    ----------      -----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                   2004           2003           2002
---------------------------------------   ------------   ------------   ------------
ProFund VP -- Consumer Services (2002)
  With No Optional Benefits
  Unit Price                               $     9.56     $     9.04     $     7.25
  Number of Units                             430,620        136,269        128,022
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.31     $    11.66     $     9.37
  Number of Units                              87,433         30,700          2,426
  With GMWB
  Unit Value                               $    12.28             --             --
  Number of Units                              17,197             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    12.24     $    11.62             --
  Number of Units                               8,198          5,655             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.69             --             --
  Number of Units                               2,087             --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    12.17     $    11.59             --
  Number of Units                               1,211          3,817             --
  With HAV, EBP and GMWB
  Unit Value                               $    10.66             --             --
  Number of Units                                  14             --             --
-----------------------------------  --    ----------     ----------     ----------
ProFund VP -- Consumer Goods (2002)
  With No Optional Benefits
  Unit Price                               $    10.36     $     9.64     $     8.28
  Number of Units                             369,007         58,425        148,446
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.33     $    11.51     $      9.9
  Number of Units                             102,706         12,720          2,303
  With GMWB
  Unit Value                               $    12.31     $    11.49             --
  Number of Units                               8,437            954             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    12.27             --             --
  Number of Units                              54,297             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    11.40     $    10.67             --
  Number of Units                               9,175          4,737             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    12.20             --             --
  Number of Units                               1,731             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
-----------------------------------  --    ----------     ----------     ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004             2003            2002
---------------------------------------   ---------------   --------------   ------------
ProFund VP -- Oil & Gas (2001)
  With No Optional Benefits
  Unit Price                               $      13.33      $     10.48      $     8.71
  Number of Units                             1,856,882        1,225,844         299,833
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.40      $     12.14      $    10.12
  Number of Units                               888,111          114,553           1,660
  With GMWB
  Unit Value                               $      15.37      $     12.12              --
  Number of Units                                58,804            4,007              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.32      $     12.10              --
  Number of Units                               174,913           25,623              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.80               --              --
  Number of Units                                29,672               --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.23      $     12.07              --
  Number of Units                                14,353            2,434              --
  With HAV, EBP and GMWB
  Unit Value                               $      13.76               --              --
  Number of Units                                 6,676               --              --
-----------------------------------  --    ------------      -----------      ----------
ProFund VP -- Financials (2001)
  With No Optional Benefits
  Unit Price                               $      12.19      $     11.23      $     8.85
  Number of Units                               553,342          398,159         221,377
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.48      $     12.45      $     9.84
  Number of Units                               323,190          134,420           2,066
  With GMWB
  Unit Value                               $      13.45      $     12.44              --
  Number of Units                                17,749            1,060              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.41      $     12.42              --
  Number of Units                                35,528           27,402              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.26               --              --
  Number of Units                                15,974               --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.33               --              --
  Number of Units                                 1,103               --              --
  With HAV, EBP and GMWB
  Unit Value                                         --               --              --
  Number of Units                                    --               --              --
-----------------------------------  --    ------------      -----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004            2003           2002
---------------------------------------   ---------------   ------------   ------------
                AMERICAN SKANDIA LIFEVEST[REGTM] II PROSPECTUS
ProFund VP -- Health Care (2001)
  With No Optional Benefits
  Unit Price                               $       9.23      $     9.17     $     7.94
  Number of Units                             1,318,525         707,449        388,508
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      11.10      $    11.05     $     9.59
  Number of Units                               518,389         244,228          6,831
  With GMWB
  Unit Value                               $      11.07      $    11.04             --
  Number of Units                                 8,570           1,969             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      11.04      $    11.02             --
  Number of Units                               139,890          56,392             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.65              --             --
  Number of Units                                 5,322              --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $      10.98      $    10.99             --
  Number of Units                                 4,035           2,123             --
  With HAV, EBP and GMWB
  Unit Value                                         --              --             --
  Number of Units                                    --              --             --
-----------------------------------  --    ------------      ----------     ----------
ProFund VP -- Industrials (2002)
  With No Optional Benefits
  Unit Price                               $      11.15      $    10.01     $     7.93
  Number of Units                               253,411         318,339         12,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.27      $    12.85             --
  Number of Units                                88,729          20,601             --
  With GMWB
  Unit Value                               $      14.24              --             --
  Number of Units                                 4,426              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.20      $    12.81             --
  Number of Units                                14,026           4,507             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.08              --             --
  Number of Units                                 4,381              --             --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.12              --             --
  Number of Units                                   945              --             --
  With HAV, EBP and GMWB
  Unit Value                               $      12.04              --             --
  Number of Units                                   807              --             --
-----------------------------------  --    ------------      ----------     ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                    2004            2003           2002
---------------------------------------   -------------   -------------   ------------
ProFund VP -- Internet (2002)
  With No Optional Benefits
  Unit Price                               $    17.89      $    15.00      $     8.57
  Number of Units                             992,879         206,876         306,572
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    19.83      $    16.67              --
  Number of Units                               3,806           1,210              --
  With GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --              --              --
  Number of Units                                  --              --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                       --              --              --
  Number of Units                                  --              --              --
  With HAV, EBP and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
-----------------------------------  --    ----------      ----------      ----------
ProFund VP -- Pharmaceuticals (2002)
  With No Optional Benefits
  Unit Price                               $     7.93      $     8.89      $     8.56
  Number of Units                             527,336         266,978         136,559
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $     8.88      $     9.97      $     9.63
  Number of Units                             246,789          77,105           2,545
  With GMWB
  Unit Value                               $     8.86      $     9.96              --
  Number of Units                              23,137           2,871              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $     8.83      $     9.94              --
  Number of Units                              70,946           6,346              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $     9.44              --              --
  Number of Units                               5,382              --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $     8.78      $     9.91              --
  Number of Units                               3,939           1,646              --
  With HAV, EBP and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
-----------------------------------  --    ----------      ----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004             2003             2002
---------------------------------------   ---------------   --------------   --------------
ProFund VP -- Precious Metals (2002)
  With No Optional Benefits
  Unit Price                               $      11.77      $     13.29      $       9.7
  Number of Units                             1,479,384        1,329,806        1,175,651
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.64      $     15.44      $      11.3
  Number of Units                               457,761          390,896           19,964
  With GMWB
  Unit Value                               $      13.61               --               --
  Number of Units                                42,627               --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.57      $     15.39               --
  Number of Units                               111,588           44,664               --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.17               --               --
  Number of Units                                93,541               --               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.49      $     15.35               --
  Number of Units                                 7,072            1,458               --
  With HAV, EBP and GMWB
  Unit Value                               $      10.14      $     11.55               --
  Number of Units                                11,671           23,284               --
-----------------------------------  --    ------------      -----------      -----------
ProFund VP -- Real Estate (2001)
  With No Optional Benefits
  Unit Price                               $      16.15      $     12.91      $      9.86
  Number of Units                             1,816,706          462,906          441,318
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      16.63      $     13.33      $      10.2
  Number of Units                               509,763          136,941           12,789
  With GMWB
  Unit Value                               $      16.60      $     13.31               --
  Number of Units                                58,062            3,835               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      16.54      $     13.29               --
  Number of Units                               128,625           32,970               --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.06               --               --
  Number of Units                                22,857               --               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      16.45               --               --
  Number of Units                                   629               --               --
  With HAV, EBP and GMWB
  Unit Value                               $      13.02               --               --
  Number of Units                                 1,198               --               --
-----------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                   2004           2003           2002
---------------------------------------   ------------   ------------   ------------
ProFund VP -- Semiconductor (2002)
  With No Optional Benefits
  Unit Price                               $     7.15     $     9.51     $     5.14
  Number of Units                             694,352        423,958         93,241
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    11.95     $    15.93             --
  Number of Units                               3,639          3,475             --
  With GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
-----------------------------------  --    ----------     ----------     ----------
ProFund VP -- Technology (2001)
  With No Optional Benefits
  Unit Price                               $     8.48     $     8.66     $     6.03
  Number of Units                             727,580        497,972        254,131
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    12.99     $    13.30             --
  Number of Units                               9,239          6,845             --
  With GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
-----------------------------------  --    ----------     ----------     ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                      2004            2003           2002
----------------------------------------   ---------------   ------------   ------------
ProFund VP -- Telecommunications (2001)
  With No Optional Benefits
  Unit Price                                $       8.19      $     7.21     $     7.15
  Number of Units                                460,848         398,350        272,408
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      11.43      $    10.08     $    10.03
  Number of Units                                212,127          47,283          3,642
  With GMWB
  Unit Value                                $      11.40              --             --
  Number of Units                                  6,379              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      11.37      $    10.05             --
  Number of Units                                 34,691          13,783             --
  With any one of EBP or HAV and GMWB
  Unit Value                                $      12.54              --             --
  Number of Units                                  4,099              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                $      11.31              --             --
  Number of Units                                 11,741              --             --
  With HAV, EBP and GMWB
  Unit Value                                $      12.50              --             --
  Number of Units                                  2,691              --             --
------------------------------------  --    ------------      ----------     ----------
ProFund VP -- Utilities (2001)
  With No Optional Benefits
  Unit Price                                $      11.13      $     9.34     $     7.83
  Number of Units                              1,060,939         618,427        521,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      15.00      $    12.63     $    10.61
  Number of Units                                332,768          93,690          8,871
  With GMWB
  Unit Value                                $      14.97      $    12.62             --
  Number of Units                                 57,208           8,137             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      14.92      $    12.60             --
  Number of Units                                 87,691          10,588             --
  With any one of EBP or HAV and GMWB
  Unit Value                                $      12.51              --             --
  Number of Units                                 21,365              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                $      14.84              --             --
  Number of Units                                  7,490              --             --
  With HAV, EBP and GMWB
  Unit Value                                $      12.47              --             --
  Number of Units                                    573              --             --
------------------------------------  --    ------------      ----------     ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004             2003             2002
---------------------------------------   ---------------   --------------   --------------
ProFund VP -- Bull (2002)
  With No Optional Benefits
  Unit Price                               $      10.53      $      9.84      $      7.97
  Number of Units                             8,215,357        3,563,562          954,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      12.82      $     12.01      $      9.75
  Number of Units                             2,052,501          708,248           10,297
  With GMWB
  Unit Value                               $      12.79      $     12.00               --
  Number of Units                               171,187            1,179               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      12.75      $     11.98      $      9.75
  Number of Units                               570,114           58,349              400
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.25      $     10.58               --
  Number of Units                                31,600              427               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      12.68      $     11.94               --
  Number of Units                                88,697           10,714               --
  With HAV, EBP and GMWB
  Unit Value                               $      11.21               --               --
  Number of Units                                12,971               --               --
-----------------------------------  --    ------------      -----------      -----------
ProFund VP -- Bear (2001)
  With No Optional Benefits
  Unit Price                               $       7.45      $      8.44      $     11.38
  Number of Units                             1,202,243        1,886,515        1,532,543
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       6.60      $      7.49      $     10.13
  Number of Units                               289,105          716,467           28,618
  With GMWB
  Unit Value                               $       6.58               --               --
  Number of Units                                41,480               --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       6.56      $      7.47      $     10.13
  Number of Units                                60,475           36,686            1,514
  With any one of EBP or HAV and GMWB
  Unit Value                               $       8.15      $      9.29               --
  Number of Units                                10,709            7,927               --
  With HAV, EBP and GRO Plus
  Unit Price                               $       6.52      $      7.45               --
  Number of Units                                14,578           13,622               --
  With HAV, EBP and GMWB
  Unit Value                               $       8.12      $      9.29               --
  Number of Units                                 1,620            7,293               --
-----------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004             2003             2002
---------------------------------------   ---------------   --------------   --------------
ProFund VP -- UltraBull (2001)
  With No Optional Benefits
  Unit Price                               $      11.76      $     10.20      $      6.78
  Number of Units                             2,817,803        1,431,345          297,435
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      16.58      $     14.42      $      9.61
  Number of Units                                 9,518            1,432              245
  With GMWB
  Unit Value                                         --               --               --
  Number of Units                                    --               --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --               --               --
  Number of Units                                    --               --               --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --               --               --
  Number of Units                                    --               --               --
  With HAV, EBP and GRO Plus
  Unit Price                                         --               --               --
  Number of Units                                    --               --               --
  With HAV, EBP and GMWB
  Unit Value                                         --               --               --
  Number of Units                                    --               --               --
-----------------------------------  --    ------------      -----------      -----------
ProFund VP -- OTC (2001)
  With No Optional Benefits
  Unit Price                               $       9.94      $      9.32      $      6.45
  Number of Units                             4,885,351        4,445,234        1,346,852
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      14.34      $     13.47      $      9.36
  Number of Units                             1,807,904          810,005           13,113
  With GMWB
  Unit Value                               $      14.31      $     13.46               --
  Number of Units                               128,923            5,378               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      14.27      $     13.44               --
  Number of Units                               225,055           34,480               --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      10.92               --               --
  Number of Units                                28,507               --               --
  With HAV, EBP and GRO Plus
  Unit Price                               $      14.19               --               --
  Number of Units                                32,376               --               --
  With HAV, EBP and GMWB
  Unit Value                               $      10.88               --               --
  Number of Units                                14,308               --               --
-----------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004             2003             2002
---------------------------------------   ---------------   --------------   -------------
ProFund VP -- Short OTC (2002)
  With No Optional Benefits
  Unit Price                               $       5.93      $      6.78      $        11
  Number of Units                               908,064        1,535,439          433,181
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $       5.60      $      6.42      $     10.43
  Number of Units                               181,352          196,526           15,308
  With GMWB
  Unit Value                               $       5.58               --               --
  Number of Units                                 7,191               --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $       5.57      $      6.40               --
  Number of Units                                65,148           20,167               --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --      $      9.49               --
  Number of Units                                    --            7,708               --
  With HAV, EBP and GRO Plus
  Unit Price                               $       5.54      $      6.38               --
  Number of Units                                16,306           16,907               --
  With HAV, EBP and GMWB
  Unit Value                                         --               --               --
  Number of Units                                    --               --               --
-----------------------------------  --    ------------      -----------      -----------
ProFund VP -- UltraOTC (1999)
  With No Optional Benefits
  Unit Price                               $       7.89      $      7.03      $      3.53
  Number of Units                             6,592,447        3,410,589        1,003,123
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      19.36      $     17.30      $       8.7
  Number of Units                                22,282            5,905              233
  With GMWB
  Unit Value                                         --               --               --
  Number of Units                                    --               --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --               --               --
  Number of Units                                    --               --               --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --               --               --
  Number of Units                                    --               --               --
  With HAV, EBP and GRO Plus
  Unit Price                                         --               --               --
  Number of Units                                    --               --               --
  With HAV, EBP and GMWB
  Unit Value                                         --               --               --
  Number of Units                                    --               --               --
-----------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004             2003            2002
---------------------------------------   ---------------   --------------   ------------
ProFund VP -- Mid-Cap Value (2002)
  With No Optional Benefits
  Unit Price                               $      11.67      $     10.23      $     7.66
  Number of Units                             2,632,869        1,455,513         438,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.24      $     13.40      $    10.06
  Number of Units                               626,618          462,172           4,777
  With GMWB
  Unit Value                               $      15.21      $     13.39              --
  Number of Units                               110,312            4,164              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.16      $     13.36      $    10.06
  Number of Units                               304,648           99,189           4,799
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.20      $     10.77              --
  Number of Units                                39,454            3,516              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.08      $     13.33              --
  Number of Units                                12,473              916              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.17               --              --
  Number of Units                                 3,507               --              --
-----------------------------------  --    ------------      -----------      ----------
ProFund VP -- Mid-Cap Growth (2002)
  With No Optional Benefits
  Unit Price                               $      10.58      $      9.69      $     7.7
  Number of Units                             2,220,901        1,009,867         439,054
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      13.42      $     12.32      $     9.82
  Number of Units                               579,666          295,528           1,587
  With GMWB
  Unit Value                               $      13.39      $     12.31              --
  Number of Units                                53,472            2,028              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      13.35      $     12.28      $     9.81
  Number of Units                               163,302           47,141           1,583
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.12      $     10.24              --
  Number of Units                                21,341            3,933              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      13.28      $     12.25              --
  Number of Units                                 6,489            1,274              --
  With HAV, EBP and GMWB
  Unit Value                               $      11.09               --              --
  Number of Units                                 9,859               --              --
-----------------------------------  --    ------------      -----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004             2003            2002
---------------------------------------   ---------------   --------------   ------------
ProFund VP -- UltraMid-Cap (2002)
  With No Optional Benefits
  Unit Price                               $      11.99      $      9.55      $     5.71
  Number of Units                             3,106,849        1,112,311         477,953
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      20.62      $     16.46      $     9.86
  Number of Units                               338,303          136,523           1,673
  With GMWB
  Unit Value                               $      20.57      $     16.44              --
  Number of Units                               101,493            3,746              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      20.51      $     16.41              --
  Number of Units                               150,540           88,028              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      13.86               --              --
  Number of Units                                27,449               --              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      20.40      $     16.37              --
  Number of Units                                 2,161              557              --
  With HAV, EBP and GMWB
  Unit Value                               $      13.81               --              --
  Number of Units                                14,660               --              --
-----------------------------------  --    ------------      -----------      ----------
ProFund VP -- Small-Cap Value (2002)
  With No Optional Benefits
  Unit Price                               $      11.10      $      9.39      $     7.09
  Number of Units                             4,088,760        5,144,632         994,778
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.80      $     13.41      $    10.15
  Number of Units                             2,597,154        1,218,990          19,019
  With GMWB
  Unit Value                               $      15.76      $     13.39              --
  Number of Units                               163,443           24,769              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.71      $     13.37              --
  Number of Units                               596,413          207,523              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.53      $     10.67              --
  Number of Units                                31,732            4,223              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.63      $     13.33              --
  Number of Units                                29,856           28,687              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.49               --              --
  Number of Units                                 6,158               --              --
-----------------------------------  --    ------------      -----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                     2004             2003            2002
---------------------------------------   ---------------   --------------   ------------
ProFund VP -- Small-Cap Growth (2002)
  With No Optional Benefits
  Unit Price                               $      11.98      $     10.16      $     7.69
  Number of Units                             4,677,820        3,868,951         772,260
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      15.34      $     13.05      $     9.91
  Number of Units                             1,611,060        1,289,398          10,572
  With GMWB
  Unit Value                               $      15.31      $     13.04              --
  Number of Units                               170,800           21,997              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      15.26      $     13.01              --
  Number of Units                               285,725          210,595              --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      12.23      $     10.44              --
  Number of Units                                42,134            2,529              --
  With HAV, EBP and GRO Plus
  Unit Price                               $      15.17      $     12.98              --
  Number of Units                                 9,388           30,164              --
  With HAV, EBP and GMWB
  Unit Value                               $      12.19               --              --
  Number of Units                                13,290               --              --
-----------------------------------  --    ------------      -----------      ----------
ProFund VP -- UltraSmall-Cap (1999)
  With No Optional Benefits
  Unit Price                               $      15.52      $     12.04      $     6.14
  Number of Units                             5,098,565        1,702,558         212,085
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      24.98      $     19.43              --
  Number of Units                                32,780           13,082              --
  With GMWB
  Unit Value                                         --               --              --
  Number of Units                                    --               --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --               --              --
  Number of Units                                    --               --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --               --              --
  Number of Units                                    --               --              --
  With HAV, EBP and GRO Plus
  Unit Price                                         --               --              --
  Number of Units                                    --               --              --
  With HAV, EBP and GMWB
  Unit Value                                         --               --              --
  Number of Units                                    --               --              --
-----------------------------------  --    ------------      -----------      ----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                            2004             2003             2002
----------------------------------------------   ---------------   --------------   --------------
ProFund VP -- U.S. Government Plus (2002)
  With No Optional Benefits
  Unit Price                                      $      11.79      $     11.08      $     11.56
  Number of Units                                    1,051,158          731,470        2,486,854
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $      10.34      $      9.75      $     10.19
  Number of Units                                      372,142          291,892           22,148
  With GMWB
  Unit Value                                      $      10.32      $      9.73               --
  Number of Units                                      120,311           14,956               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $      10.29      $      9.72      $     10.19
  Number of Units                                      111,072           32,854              609
  With any one of EBP or HAV and GMWB
  Unit Value                                      $      10.80               --               --
  Number of Units                                        4,588               --               --
  With HAV, EBP and GRO Plus
  Unit Price                                      $      10.23               --               --
  Number of Units                                       13,114               --               --
  With HAV, EBP and GMWB
  Unit Value                                                --               --               --
  Number of Units                                           --               --               --
------------------------------------------  --    ------------      -----------      -----------
ProFund VP -- Rising Rates Opportunity (2002)
  With No Optional Benefits
  Unit Price                                      $       6.63      $      7.56      $      8.02
  Number of Units                                    5,314,528        1,817,924          165,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $       7.97      $      9.12      $      9.69
  Number of Units                                    2,060,525          445,486            9,028
  With GMWB
  Unit Value                                      $       7.95      $      9.11               --
  Number of Units                                      333,355            4,991               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $       7.93      $      9.09               --
  Number of Units                                      588,490           82,598               --
  With any one of EBP or HAV and GMWB
  Unit Value                                      $       8.31               --               --
  Number of Units                                      219,942               --               --
  With HAV, EBP and GRO Plus
  Unit Price                                      $       7.89      $      9.07               --
  Number of Units                                       52,002           10,876               --
  With HAV, EBP and GMWB
  Unit Value                                      $       8.28               --               --
  Number of Units                                       14,108               --               --
------------------------------------------  --    ------------      -----------      -----------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------


Sub-account                                           2004             2003              2002
----------------------------------------------    ------------      -----------      -----------
ProFund VP -- Large-Cap Growth
  With No Optional Benefits
  Unit Price                                        $    10.37           --               --
  Number of Units                                       72,725           --               --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $    10.37           --               --
  Number of Units                                       18,860           --               --
  With GMWB
  Unit Value                                        $    10.37           --               --
  Number of Units                                        2,860           --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        $    10.37           --               --
  Number of Units                                        6,286           --               --
  With any one of EBP or HAV and GMWB
  Unit Value                                        $    10.37           --               --
  Number of Units                                          554           --               --
  With HAV, EBP and GRO Plus
  Unit Price                                        $    10.37           --               --
  Number of Units                                           84           --               --
  With HAV, EBP and GMWB
  Unit Value                                                --           --               --
  Number of Units                                           --           --               --
------------------------------------------  --      ----------       ------           ------
ProFund VP -- Large-Cap Value
  With No Optional Benefits
  Unit Price                                        $    10.37           --               --
  Number of Units                                      159,605           --               --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $    10.36           --               --
  Number of Units                                       36,170           --               --
  With GMWB
  Unit Value                                        $    10.36           --               --
  Number of Units                                        3,802           --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        $    10.36           --               --
  Number of Units                                        1,123           --               --
  With any one of EBP or HAV and GMWB
  Unit Value                                        $    10.36           --               --
  Number of Units                                          554           --               --
  With HAV, EBP and GRO Plus
  Unit Price                                        $    10.36           --               --
  Number of Units                                           84           --               --
  With HAV, EBP and GMWB
  Unit Value                                                --           --               --
  Number of Units                                           --           --               --
------------------------------------------  --      ----------       ------           ------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


--------------------------------------------------------------------------------


Sub-account                                           2004             2003              2002
----------------------------------------------    ------------      -----------      -----------
ProFund VP -- Short Mid-Cap
  With No Optional Benefits
  Unit Price                                        $    9.70            --               --
  Number of Units                                      39,360            --               --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                               --            --               --
  Number of Units                                          --            --               --
  With GMWB
  Unit Value                                               --            --               --
  Number of Units                                          --            --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                               --            --               --
  Number of Units                                          --            --               --
  With any one of EBP or HAV and GMWB
  Unit Value                                               --            --               --
  Number of Units                                          --            --               --
  With HAV, EBP and GRO Plus
  Unit Price                                               --            --               --
  Number of Units                                          --            --               --
  With HAV, EBP and GMWB
  Unit Value                                               --            --               --
  Number of Units                                          --            --               --
------------------------------------------  --      ---------          ----             ----
ProFund VP -- Short Small-Cap
  With No Optional Benefits
  Unit Price                                        $    9.54            --               --
  Number of Units                                     136,809            --               --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                               --            --               --
  Number of Units                                          --            --               --
  With GMWB
  Unit Value                                               --            --               --
  Number of Units                                          --            --               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                               --            --               --
  Number of Units                                          --            --               --
  With any one of EBP or HAV and GMWB
  Unit Value                                               --            --               --
  Number of Units                                          --            --               --
  With HAV, EBP and GRO Plus
  Unit Price                                               --            --               --
  Number of Units                                          --            --               --
  With HAV, EBP and GMWB
  Unit Value                                               --            --               --
  Number of Units                                          --            --               --
------------------------------------------  --      ---------          ----             ----

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                          2004           2003           2002
---------------------------------------------   -------------   ------------   -----------
First Trust[RegTM] 10 Uncommon Values (2000)
  With No Optional Benefits
  Unit Price                                     $    10.03      $    9.16      $     6.8
  Number of Units                                    91,924         66,435         19,826
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    14.39      $   13.17             --
  Number of Units                                        28            467             --
  With GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             --             --             --
  Number of Units                                        --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                             --             --             --
  Number of Units                                        --             --             --
  With HAV, EBP and GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
-----------------------------------------  --    ----------      ---------      ---------
First Trust Global Target 15 (10)
  With No Optional Benefits
  Unit Price                                     $    11.85             --             --
  Number of Units                                   311,233             --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    11.83             --             --
  Number of Units                                   303,452             --             --
  With GMWB
  Unit Value                                     $    11.82             --             --
  Number of Units                                   108,014             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $    11.81             --             --
  Number of Units                                    65,909             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $    11.80             --             --
  Number of Units                                     6,777             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $    11.79             --             --
  Number of Units                                     4,718             --             --
  With HAV, EBP and GMWB
  Unit Value                                     $    11.78             --             --
  Number of Units                                     3,816             --             --
-----------------------------------------  --    ----------      ---------      ---------

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004         2003     2002
---------------------------------------   ---------------   ------   ------
First Trust Target Managed VIP
  With No Optional Benefits
  Unit Price                               $      11.32     --       --
  Number of Units                             1,777,316     --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      11.30     --       --
  Number of Units                             1,562,079     --       --
  With GMWB
  Unit Value                               $      11.30     --       --
  Number of Units                             1,057,901     --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $      11.28     --       --
  Number of Units                               429,320     --       --
  With any one of EBP or HAV and GMWB
  Unit Value                               $      11.28     --       --
  Number of Units                                40,194     --       --
  With HAV, EBP and GRO Plus
  Unit Price                               $      11.27     --       --
  Number of Units                               217,324     --       --
  With HAV, EBP and GMWB
  Unit Value                               $      11.26     --       --
  Number of Units                                23,730     --       --
-----------------------------------  --    ------------     ----     ----
First Trust NASDAQ Target 15
  With No Optional Benefits
  Unit Price                               $      10.66     --       --
  Number of Units                                82,809     --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $      10.64     --       --
  Number of Units                                 1,635     --       --
  With GMWB
  Unit Value                                         --     --       --
  Number of Units                                    --     --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --     --       --
  Number of Units                                    --     --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --     --       --
  Number of Units                                    --     --       --
  With HAV, EBP and GRO Plus
  Unit Price                                         --     --       --
  Number of Units                                    --     --       --
  With HAV, EBP and GMWB
  Unit Value                                         --     --       --
  Number of Units                                    --     --       --
-----------------------------------  --    ------------     ----     ----

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued
--------------------------------------------------------------------------------



Sub-account                                    2004        2003     2002
---------------------------------------   -------------   ------   ------
First Trust S&P Target 24
  With No Optional Benefits
  Unit Price                               $    10.75     --       --
  Number of Units                             173,851     --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    10.73     --       --
  Number of Units                             152,355     --       --
  With GMWB
  Unit Value                               $    10.72     --       --
  Number of Units                              38,677     --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    10.71     --       --
  Number of Units                              72,575     --       --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.70     --       --
  Number of Units                              11,933     --       --
  With HAV, EBP and GRO Plus
  Unit Price                               $    10.69     --       --
  Number of Units                               3,409     --       --
  With HAV, EBP and GMWB
  Unit Value                               $    10.68     --       --
  Number of Units                               2,359     --       --
-----------------------------------  --    ----------     ----     ----
First Trust The Dow(SM) DART 10
  With No Optional Benefits
  Unit Price                               $    10.48     --       --
  Number of Units                             155,695     --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    10.46     --       --
  Number of Units                             160,820     --       --
  With GMWB
  Unit Value                               $    10.46     --       --
  Number of Units                              78,082     --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    10.45     --       --
  Number of Units                              82,728     --       --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.44     --       --
  Number of Units                               3,913     --       --
  With HAV, EBP and GRO Plus
  Unit Price                               $    10.43     --       --
  Number of Units                              10,531     --       --
  With HAV, EBP and GMWB
  Unit Value                               $    10.42     --       --
  Number of Units                                 105     --       --
-----------------------------------  --    ----------     ----     ----

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------



Sub-account                                     2004        2003     2002
----------------------------------------   -------------   ------   -----
First Trust Value Line(R) Target 25
  With No Optional Benefits
  Unit Price                                $    12.59     --       --
  Number of Units                              389,792     --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    12.57     --       --
  Number of Units                                4,909     --       --
  With GMWB
  Unit Value                                        --     --       --
  Number of Units                                   --     --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        --     --       --
  Number of Units                                   --     --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                        --     --       --
  Number of Units                                   --     --       --
  With HAV, EBP and GRO Plus
  Unit Price                                        --     --       --
  Number of Units                                   --     --       --
  With HAV, EBP and GMWB
  Unit Value                                        --     --       --
  Number of Units                                   --     --       --
------------------------------------  --    ----------     ----     ----
SP William Blair International Growth
  With No Optional Benefits
  Unit Price                                $    10.53     --       --
  Number of Units                              269,671     --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $    10.53     --       --
  Number of Units                              172,859     --       --
  With GMWB
  Unit Value                                $    10.53     --       --
  Number of Units                               73,031     --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $    10.52     --       --
  Number of Units                               23,863     --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                $    10.52     --       --
  Number of Units                                6,604     --       --
  With HAV, EBP and GRO Plus
  Unit Price                                $    10.52     --       --
  Number of Units                                4,127     --       --
  With HAV, EBP and GMWB
  Unit Value                                $    10.52     --       --
  Number of Units                                  806     --       --
------------------------------------  --    ----------     ----     ----

                                                                      APPENDIX A

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix A -- Condensed Financial Information About Separate Account
B continued

--------------------------------------------------------------------------------


1: Effective May 2, 2005 the name of the AST State Street Research Small-Cap Growth Portfolio has changed to AST Small-Cap Growth Portfolio.



2: Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.

3: Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.

4: Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value Portfolio has changed to AST AllianceBernstein Core Value Portfolio.

5: Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index 500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.

6: Effective May 2, 2005 the name of the AST Alliance Growth and Income Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.

7: Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.

8: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity Income Portfolio.

9: Effective April 15, 2005 the name of the Evergreen VA--Special Equity Portfolio has changed to Evergreen VA Growth Portfolio.

10: Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                                                                      APPENDIX B

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS


Appendix B -- Calculation of Optional Death Benefits
--------------------------------------------------------------------------------

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:


                    Account Value of variable
                investment options plus Interim                     Purchase Payments -
Growth =                                            minus
                   Value of Fixed Allocations                   proportional withdrawals
                       (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.


Growth    =     $75,000 - [$50,000 - $0]
          =     $25,000
Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
          =     $25,000 x 0.40
          =     $10,000
Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =   $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.


Growth    =    $45,000 - [$50,000 - $0]
          =    $-5,000
Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
          NO BENEFIT IS PAYABLE
Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
          =    $50,000

                                                                      APPENDIX B

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix B -- Calculation of Optional Death Benefits  continued
--------------------------------------------------------------------------------

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.


Growth    =    $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
          =    $90,000 - [$50,000 - $10,000]
          =    $90,000 - $40,000
          =    $50,000
Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
          =    $50,000 x 0.40
          =    $20,000
Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
          =    $110,000

Examples of Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date
Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals
Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.


Highest Anniversary Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                             =    $90,000 - $18,000
                             =    $72,000
Basic Death Benefit          =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                             =    max [$80,000, $40,000]
                             =    $80,000

The Death Benefit therefore is $80,000.

                                                                      APPENDIX B

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.



   Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                                =    $80,000 + $15,000 - $6,786
                                =    $88,214
   Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                                =    max [$75,000, $60,357]
                                =    $75,000



The Death Benefit therefore is $88,214.


Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date
Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals
Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

                                                                      APPENDIX B

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix B -- Calculation of Optional Death Benefits  continued
--------------------------------------------------------------------------------

   Roll-Up Value                =    {($67,005 - $3,350) - [($67,005 - $3,350) x $1,650/($45,000 - $3,350)]} x 1.05
                                =    ($63,655 - $2,522) x 1.05
                                =    $64,190
   Highest Anniversary Value    =    $70,000 - [$70,000 x $5,000 / $45,000]
                                =    $70,000 - $7,778
                                =    $62,222
   Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 x $5,000/$45,000)]
                                =    max [$43,000, $44,444]
                                =    $44,444


The Death Benefit therefore is $64,190.



Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.


   Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + $15,000) x $5,000/$70,000]
                                =    $81,445 + $15,000 - $6,889
                                =    $89,556
   Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + $15,000) x $5,000/$70,000]
                                =    $85,000 + $15,000 - $7,143
                                =    $92,857
   Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {($50,000 + $15,000) x
                                     $5,000/$70,000}]
                                =    max [$75,000, $60,357]
                                =    $75,000


The Death Benefit therefore is $92,857.


Examples of Highest Daily Value Death Benefit Calculation
The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date
Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

                                                                      APPENDIX B

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------


Example with withdrawals



Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.




   Highest Daily Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                          =    $90,000 - $18,000
                          =    $72,000
   Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                          =    max [$80,000, $40,000]
                          =    $80,000



The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date
Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.




   Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                          =    $80,000 + $15,000 - $6,786
                          =    $88,214
   Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                          =    max [$75,000, $60,357]
                          =    $75,000



The Death Benefit therefore is $88,214.

                       This page intentionally left blank

                                                                      APPENDIX C

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS





Appendix C -- Plus40(TM) Optional Life Insurance Rider
--------------------------------------------------------------------------------

 American Skandia's Plus40(TM) Optional Life Insurance Rider was offered, in those states where approved, between January 17, 2002 and May 1, 2003. The description below of the Plus40(TM) benefit applies to those Contract Owners who purchased an Annuity during that time period and elected the Plus40(TM) benefit.

 The life insurance coverage provided under the Plus40(TM) Optional Life Insurance Rider ("Plus40(TM) rider" or the "Rider") is supported by American Skandia's general account and is not subject to, or registered as a security under, either the Securities Act of 1933 or the Investment Company Act of 1940. Information about the Plus40(TM) rider is included as an Appendix to this Prospectus to help you understand the Rider and the relationship between the Rider and the value of your Annuity. It is also included because you can elect to pay for the Rider with taxable withdrawals from your Annuity. The staff of the Securities and Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness.

     The income tax-free life insurance payable to your Beneficiary(ies) under the Plus40(TM) rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death, subject to certain adjustments, restrictions and limitations described below.

ELIGIBILITY
The Plus40(TM) rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable -- the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

     The minimum allowable age to purchase the Plus40(TM) rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM) rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered Annuity (or 403(b)) or as a funding vehicle for a qualified plan under Section 401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

  - If you die during the first 24 months following the effective date of the Plus40(TM) rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies) will receive no additional life insurance benefit from the Plus40(TM) rider if you die within 24 months of its effective date.

  - If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM) rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase Payments as an additional amount included in the death benefit under the Rider.

  - If we apply Credits to your Annuity based on Purchase Payments, such Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM) rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM) rider based on this provision, we will return 50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

  - If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM) rider's death benefit under the Accelerated Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death Benefit provision described below.

  - If charges for the Plus40(TM) rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

                                                                      APPENDIX C

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix C -- Plus40(TM) Optional Life Insurance Rider  continued
--------------------------------------------------------------------------------

  - If the age of any person covered under the Plus40(TM) rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

  - On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT
The Plus40(TM) rider is subject to a Maximum Death Benefit Amount based on the Purchase Payments applied to your Annuity. The Plus40(TM) rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the Plus40(TM) rider or similar life insurance coverage.

  - The Maximum Death Benefit Amount is 100% of the Purchase Payments increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such Purchase Payments.

  - The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all Plus40(TM) riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM) rider on a pro-rata basis. If the Per Life Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION
If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM) rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the Rider's Effective Date.

     The maximum we will pay, before any reduction, is the lesser of 50% of the Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM) rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM) rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the Annuity.

CHARGES FOR THE PLUS40(TM) RIDER
The Plus40(TM) rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM) rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

                                                                      APPENDIX C

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------


                 Percentage of
Attained Age     Account Value
  Age 40-75                 .80%
  Age 76-80                1.60%
  Age 81-85                3.20%
  Age 86-90                4.80%
  Age 91                   6.50%
  Age 92                   7.50%
  Age 93                   8.50%
  Age 94                   9.50%
  Age 95                  10.50%

     The charge for the Plus40(TM) rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

     We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

     You can elect to pay the annual charge through a redemption from your Annuity's Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the Rider may have tax implications.

 - If you elect to pay the charge through a redemption of your Annuity's Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 591/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

 - If you elect to pay the charge through funds other than those from your Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM) rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The Plus40(TM) rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM) rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM) rider.

CHANGES IN ANNUITY DESIGNATIONS
Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM) rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

                                                                      APPENDIX C

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







Appendix C -- Plus40(TM) Optional Life Insurance Rider  continued
--------------------------------------------------------------------------------

SPOUSAL ASSUMPTION


A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the Plus40(TM) rider will be paid despite the fact that the Annuity will continue. The spousal beneficiary can apply the death benefit proceeds under the Plus40(TM) rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose. Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the Plus40(TM) rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION
The Plus40(TM) rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

     If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM) rider to be outside of your IRA, since premium for the Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

     We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

                                                                      APPENDIX D

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS





Appendix D -- Description and Calculation of
Previously Offered Optional Death Benefits
--------------------------------------------------------------------------------


If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:


ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

     The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1. the basic Death Benefit described above
  PLUS

2. 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

     "Death Benefit Amount" includes your Account Value and any amounts added to your Account Value under the basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

     "Proportional withdrawals" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death Benefit if you have elected any other Optional Death Benefit.

Guaranteed Minimum Death Benefit

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

Key Terms Used with the Guaranteed Minimum Death Benefit

- The Death Benefit Target Date is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

- The Highest Anniversary Value equals the highest of all previous "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

                                                                      APPENDIX D

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS





Appendix D -- Description and Calculation of
Previously Offered Optional Death Benefits  continued
--------------------------------------------------------------------------------

- The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

- A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by Purchase Payments increasing at the appropriate interest rate by 20%.

Calculation of Guaranteed Minimum Death Benefit

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1. the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

2. the sum of all Purchase Payments minus the sum of all Proportional Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and

3. the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional Reductions since such date.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the Account Value as of the date we receive in writing "due proof of death" (an MVA may be applicable to amounts in any Fixed Allocations); and

2. the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

                                                                      APPENDIX D

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS







--------------------------------------------------------------------------------

What are the charges for the optional Death Benefits?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.   on each anniversary of the Issue Date;

2. when Account Value is transferred to our general account prior to the Annuity Date;

3.   if you surrender your Annuity; and

4. if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only).

     If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

     We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

     Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase

Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.


  Purchase Payments      =   $50,000
  Account Value          =   $75,000
  Basic Death Benefit    =   $75,000
  Death Benefit Amount   =   $75,000 - $50,000 = $25,000
Amount Payable Under Enhanced Beneficiary Protection
Optional Death Benefit
                         =   $75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

                                                                      APPENDIX D

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS





Appendix D -- Description and Calculation of
Previously Offered Optional Death Benefits  continued
--------------------------------------------------------------------------------


  Purchase Payments      =   $50,000
  Account Value          =   $40,000
  Basic Death Benefit    =   $50,000
  Death Benefit Amount   =   $50,000 - $50,000 = $0
  Amount Payable Under Enhanced Beneficiary
Protection Optional Death Benefit
                         =   $50,000 + $0 = $50,000

     In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Examples of Guaranteed Minimum Death Benefit Calculation

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example of market increase

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease

Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually ($73,872.77).

                                                                      APPENDIX E

AMERICAN SKANDIA LIFEVEST(R) II PROSPECTUS





Appendix E -- Additional Information on Asset Allocation Programs
--------------------------------------------------------------------------------


Program Rules




- You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5") or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

How the Asset Allocation Program Works

- Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

- Additional Purchase Payments: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

- Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

- Sub-account Changes Within the Model Portfolios: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.

- Owner Changes in Choice of Model Portfolio: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.

Termination or Modification of the Asset Allocation Program:

- You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.

Restrictions on Electing the Asset Allocation:

- You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

--------------------------------------------------------------------------------


PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS ASLII-PROS (05/2005).




                    --------------------------------------
                               (print your name)



                    --------------------------------------
                                   (address)



                    --------------------------------------
                             (city/state/zip code)

--------------------------------------------------------------------------------

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


--------------------------------------------------------------------------------



Variable Annuity Issued by:                            Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                           MARKETING, INCORPORATED
A Prudential Financial Company                           A Prudential Financial Company
One Corporate Drive                                                 One Corporate Drive
Shelton, Connecticut 06484                                   Shelton, Connecticut 06484
Telephone: 1-800-752-6342                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com     http://www.americanskandia.prudential.com


                              MAILING ADDRESSES:


                    AMERICAN SKANDIA -- VARIABLE ANNUITIES
                                 P.O. Box 7960
                            Philadelphia, PA 19176

                                 EXPRESS MAIL:
                    AMERICAN SKANDIA -- VARIABLE ANNUITIES
                                2101 Welsh Road
                               Dresher, PA 19025